FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-10

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated October 18, 2016, may be amended or completed prior to time of sale.

$757,342,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C36

(Central Index Key Number 0001686150)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.

(Central Index Key Number 0000850779)

as Depositor

Barclays Bank PLC

(Central Index Key Number 0000312070)

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

C-III Commercial Mortgage LLC

(Central Index Key Number 0001541214)

Rialto Mortgage Finance, LLC

(Central Index Key Number 0001592182)

National Cooperative Bank, N.A.

(Central Index Key Number 0001577313)

The Bancorp Bank

(Central Index Key Number 0001505494)

Basis Real Estate Capital II, LLC

(Central Index Key Number 0001542105)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-C36

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-C36 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2016-C36. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in December 2016. The rated final distribution date for the certificates is November 2059.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$41,947,000%		(5)	May 2021
Class A-2	$39,657,000%		(5)	October 2021
Class A-3	$220,000,000%		(5)	September 2026
Class A-4	$250,203,000%		(5)	October 2026
Class A-SB	$48,917,000%		(5)	November 2025
Class A-S	$77,236,000%		(5)	October 2026
Class X-A	$600,724,000	(6)%	Variable(7)	NAP
Class X-B	$120,145,000	(8)%	Variable(9)	NAP
Class B	$42,909,000%		(5)	October 2026
Class C	$36,473,000%		(5)	October 2026
(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 65 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc., Academy Securities, Inc. and Citigroup Global Markets Inc. will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC and Barclays Capital Inc. are acting as co-lead managers and joint bookrunners in the following manner: Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 69.0% of each class of offered certificates and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 31.0% of each class of offered certificates. Academy Securities, Inc. and Citigroup Global Markets Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 3, 2016.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities	Citigroup
Co-Manager	Co-Manager

October [_], 2016

Wells Fargo Commercial Mortgage Trust 2016-C36

Commercial Mortgage Pass-Through Certificates, Series 2016-C36

Idaho
1 property
$1,158,605
0.1% of total
Minnesota
2 properties
$8,479,396
1.0% of total
Wisconsin
3 properties
$4,520,000
0.5% of total
Illinois
4 properties
$93,139,427
10.9% of total
Indiana
2 properties
$35,204,265
4.1% of total
Michigan
4 properties
$28,320,191
3.3% of total
Pennsylvania
1 property
$4,118,381
0.5% of total
New York
13 properties
$111,644,862
13.0% of total
Ohio
10 properties
$89,340,543
10.4% of total
Connecticut
2 properties
$3,137,452
0.4% of total
New Jersey
1 property
$67,500,000
7.9% of total
Maryland
1 property
$21,949,866
2.6% of total
Virginia
3 properties
$89,024,345
10.4% of total
California
9 properties
$84,604,045
9.9% of total
South Carolina
1 property
$2,175,000
0.3% of total
North Carolina
2 properties
$23,455,000
2.7% of total
Colorado
2 properties
$13,506,080
1.6% of total
Georgia
1 property
$5,543,649
0.6% of total
Texas
19 properties
$80,150,285
9.3% of total
Louisiana
5 properties
$7,360,112
0.9% of total
Tennessee
2 properties
$1,520,000
0.2% of total
Florida
6 properties
$33,727,818
3.9% of total
Arkansas
1 property
$29,683,636
3.5% of total
Alabama
3 properties
$18,915,000
2.2% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 13.0%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$41,947,000		30.000%	%	(5)	May 2021	2.44	12/16 – 05/21
A-2	$39,657,000		30.000%	%	(5)	October 2021	4.79	05/21 – 10/21
A-3	$220,000,000		30.000%	%	(5)	September 2026	9.70	11/25 – 09/26
A-4	$250,203,000		30.000%	%	(5)	October 2026	9.91	09/26 – 10/26
A-SB	$48,917,000		30.000%	%	(5)	November 2025	7.05	10/21 – 11/25
A-S	$77,236,000		21.000%	%	(5)	October 2026	9.95	10/26 – 10/26
X-A	$600,724,000	(6)	NAP	%	Variable(7)	NAP	NAP	NAP
X-B	$120,145,000	(8)	NAP	%	Variable(9)	NAP	NAP	NAP
B	$42,909,000		16.000%	%	(5)	October 2026	9.95	10/26 – 10/26
C	$36,473,000		11.750%	%	(5)	October 2026	9.95	10/26 – 10/26
Non-Offered Certificates
X-D	$41,836,000	(10)	NAP	%	Variable(11)	NAP	NAP	NAP
D	$41,836,000		6.875%	%	(5)	October 2026	9.95	10/26 – 10/26
E-1(12)(18)(24)	$9,118,000	(13)(19)(25)	5.813%	%	(5)	October 2026	9.95	10/26 – 10/26
E-2(12)(18)(24)	$9,118,000	(13)(19)(25)	4.750%	%	(5)	October 2026	9.95	10/26 – 10/26
E(12)	$18,236,000	(13)	4.750%	NAP(14)	NAP(14)	October 2026	9.95	10/26 – 10/26
F-1(15)(18)(24)	$4,291,000	(16)(19)(25)	4.250%	%	(5)	October 2026	9.95	10/26 – 10/26
F-2(15)(18)(24)	$4,291,000	(16)(19)(25)	3.750%	%	(5)	October 2026	9.95	10/26 – 10/26
F(15)	$8,582,000	(16)	3.750%	NAP(17)	NAP(17)	October 2026	9.95	10/26 – 10/26
EF(18)	$26,818,000	(19)	3.750%	NAP(20)	NAP(20)	October 2026	9.95	10/26 – 10/26
G-1(21)(24)	$6,098,000	(22)(25)	3.039%	%	(5)	October 2026	9.95	10/26 – 10/26
G-2(21)(24)	$6,098,000	(22)(25)	2.329%	%	(5)	October 2026	9.95	10/26 – 10/26
G(21)	$12,196,000	(22)	2.329%	NAP(23)	NAP(23)	October 2026	9.95	10/26 – 10/26
EFG(24)	$39,014,000	(25)	2.329%	NAP(26)	NAP(26)	October 2026	9.95	10/26 – 10/26
H-1(27)	$9,992,979	(28)	1.164%	%	(5)	October 2026	9.95	10/26 – 10/26
H-2(27)	$9,992,979	(28)	0.000%	%	(5)	November 2026	9.97	10/26 – 11/26
H(27)	$19,985,958	(28)	0.000%	NAP(29)	NAP(29)	November 2026	9.96	10/26 – 11/26
R(30)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate. The approximate initial credit support percentage set forth for the Class E certificates represents the approximate initial credit support for the underlying Class E-2 trust component. The approximate initial credit support percentage set forth for the Class F certificates represents the approximate initial credit support for the underlying Class F-2 trust component. The approximate initial credit support percentage set forth for the Class EF certificates represents the approximate initial credit support for the underlying Class F-2 trust component. The approximate initial credit support percentage set forth for the Class G certificates represents the approximate initial credit support for the underlying Class G-2 trust component. The approximate initial credit support percentage set forth for the Class EFG certificates represents the approximate initial credit support for the underlying Class G-2 trust component. The approximate initial credit support percentage set forth for the Class H certificates represents the approximate initial credit support for the underlying Class H-2 trust component.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S and Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(11)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	A holder of Class E-1 and Class E-2 certificates may exchange such classes of certificates in the required proportion for a related amount of Class E certificates, and a holder of Class E certificates may exchange that class for a ratable portion of each class of the Class E-1 and Class E-2 certificates.

(13)	On the closing date, the issuing entity will issue the Class E-1 and Class E-2 trust components (collectively, the “Class E trust components”), which will have outstanding certificate balances on the closing date of $9,118,000 and $9,118,000, respectively. The Class E-1 and Class E-2 certificates and the Class E certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such trust components. Each class of the Class E-1, Class E-2 and Class E certificates will, at all times, represent a beneficial interest in a percentage of the outstanding certificate balance of the Class E-1 and Class E-2 trust components. Following any exchange of Class E-1 and Class E-2 certificates for Class E certificates or any exchange of Class E certificates for Class E-1 and Class E-2 certificates, the portion of the outstanding certificate balances of the Class E-1 and Class E-2 trust components that is represented by the Class E-1 and Class E-2 certificates and the Class E certificates will be increased or decreased accordingly. The initial balance of each class of the Class E-1 and Class E-2 certificates shown in the table above represents the maximum principal balance of such class without giving effect to any issuance of Class E certificates (and assuming no Class EF or Class EFG certificates are issued). The initial certificate balance of the Class E certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the Class E-1 and Class E-2 certificates, representing the maximum certificate balance of the Class E certificates that could be issued in an exchange. The principal balance of the Class E-1 and Class E-2 certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the principal balance of the Class E certificates issued on the closing date.

(14)	The Class E certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its allocable share of the Class E-1 and Class E-2 trust components. The pass-through rates on the Class E-1 and Class E-2 trust components will at all times be the same as the pass-through rates of the Class E-1 and Class E-2 certificates, respectively. Any distribution of interest to the Class E certificates on the first distribution date is expected to be in an amount that would produce an effective pass-through rate equal to approximately [_]% per annum, which would be equal to the weighted average of the pass-through rates of the Class E-1 and Class E-2 trust components for the first distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date.

(15)	A holder of Class F-1 and Class F-2 certificates may exchange such classes of certificates in the required proportion for a related amount of Class F certificates, and a holder of Class F certificates may exchange that class for a ratable portion of each class of the Class F-1 and Class F-2 certificates.

(16)	On the closing date, the issuing entity will issue the Class F-1 and Class F-2 trust components (collectively, the “Class F trust components”), which will have outstanding certificate balances on the closing date of $4,291,000 and $4,291,000, respectively. The Class F-1 and Class F-2 certificates and the Class F certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such trust components. Each class of the Class F-1, Class F-2 and Class F certificates will, at all times, represent a beneficial interest in a percentage of the outstanding certificate balance of the Class F-1 and Class F-2 trust components. Following any exchange of Class F-1 and Class F-2 certificates for Class F certificates or any exchange of Class F certificates for Class F-1 and Class F-2 certificates, the portion of the outstanding certificate balances of the Class F-1 and Class F-2 trust components that is represented by the Class F-1 and Class F-2 certificates and the Class F certificates will be increased or decreased accordingly. The initial balance of each class of the Class F-1 and Class F-2 certificates shown in the table above represents the maximum principal balance of such class without giving effect to any issuance of Class F certificates (and assuming no Class EF or Class EFG certificates are issued). The initial certificate balance of the Class F certificates shown in the table above is equal to the aggregate of the maximum initial certificate balance of the Class F-1 and Class F-2 certificates, representing the maximum certificate balance of the Class F certificates that could be issued in an exchange. The principal balance of the Class F-1 and Class F-2 certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the principal balance of the Class F certificates issued on the closing date.

(17)	The Class F certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its allocable share of the Class F-1 and Class F-2 trust components. The pass-through rates on the Class F-1 and Class F-2 trust components will at all times be the same as the pass-through rates of the Class F-1 and Class F-2 certificates, respectively. Any distribution of interest to the Class F certificates on the first distribution date is expected to be in an amount that would produce an effective pass-through rate equal to approximately [_]% per annum, which would be equal to the weighted average of the pass-through rates of the Class F-1 and Class F-2 trust components for the first distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date.

(18)	A holder of Class E-1, Class E-2, Class F-1 and Class F-2 certificates may exchange such classes of certificates in the required proportion for a related amount of Class EF certificates, and a holder of Class EF certificates may exchange that class for a ratable portion of each class of the Class E-1, Class E-2, Class F-1 and Class F-2 certificates.

(19)	Each class of the Class E-1, Class E-2, Class F-1, Class F-2 and Class EF certificates will, at all times, represent a beneficial interest in a percentage of the outstanding certificate balance of the Class E-1, Class E-2, Class F-1 and Class F-2 trust components. Following any exchange of Class E-1, Class E-2, Class F-1 and Class F-2 certificates for Class EF certificates or any exchange of Class EF certificates for Class E-1, Class E-2, Class F-1 and Class F-2 certificates, the portion of the outstanding certificate balances of the Class E-1, Class E-2, Class F-1 and Class F-2 trust components that is represented by the Class E-1, Class E-2, Class F-1 and Class F-2 certificates and the Class EF certificates will be increased or decreased accordingly. The initial balance of each class of the Class E-1, Class E-2, Class F-1 and Class F-2 certificates shown in the table above represents the maximum principal balance of such class without giving effect to any issuance of Class EF certificates (and assuming no Class E, Class F or Class EFG certificates are issued). The initial certificate balance of the Class EF certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the Class E-1, Class E-2, Class F-1 and Class F-2 certificates, representing the maximum certificate balance of the Class EF certificates that could be issued in an exchange. The principal balance of the Class E-1, Class E-2, Class F-1 and Class F-2 certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the principal balance of the Class EF certificates issued on the closing date.

(20)	The Class EF certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its allocable share of the Class E-1, Class E-2, Class F-1 and Class F-2 trust components. Any distribution of interest to the Class EF certificates on the first distribution date is expected to be in an amount that would produce an effective pass-through rate equal to approximately [_]% per annum, which would be equal to the weighted average of the pass-through rates of the Class E-1, Class E-2, Class F-1 and Class F-2 trust components for the first distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date.

(21)	A holder of Class G-1 and Class G-2 certificates may exchange such classes of certificates in the required proportion for a related amount of Class G certificates, and a holder of Class G certificates may exchange that class for a ratable portion of each class of the Class G-1 and Class G-2 certificates.

(22)	On the closing date, the issuing entity will issue the Class G-1 and Class G-2 trust components (collectively, the “Class G trust components”), which will have outstanding certificate balances on the closing date of $6,098,000 and $6,098,000, respectively. The Class G-1 and Class G-2 certificates and the Class G certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such trust components. Each class of the Class G-1, Class G-2 and Class G certificates will, at all times, represent a beneficial interest in a percentage of the outstanding certificate balance of the Class G-1 and Class G-2 trust components. Following any exchange of Class G-1 and Class G-2 certificates for Class G certificates or any exchange of Class G certificates for Class G-1 and Class G-2 certificates, the portion of the outstanding certificate balances of the Class G-1 and Class G-2 trust components that is represented by the Class G-1 and Class G-2 certificates and the Class G certificates will be increased or decreased accordingly. The initial balance of each class of the Class G-1 and Class G-2 certificates shown in the table above represents the maximum principal balance of such class without giving effect to any issuance of Class G certificates (and assuming no Class EFG certificates are issued). The initial certificate balance of the Class G certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the Class G-1 and Class G-2 certificates, representing the maximum certificate balance of the Class G certificates that could be issued in an exchange. The principal balance of the Class G-1 and Class G-2 certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the principal balance of the Class G certificates issued on the closing date.

(23)	The Class G certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its allocable share of the Class G-1 and Class G-2 trust components. The pass-through rates on the Class G-1 and Class G-2 trust components will at all times be the same as the pass-through rates of the Class G-1 and Class G-2 certificates, respectively. Any distribution of interest to the Class G certificates on the first distribution date is expected to be in an amount that would produce an effective pass-through rate equal to approximately[_]% per annum, which would be equal to the weighted average of the pass-through rates of the Class G-1 and Class G-2 trust components for the first distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date.

(24)	A holder of Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates may exchange such classes of certificates in the required proportion for a related amount of Class EFG certificates, and a holder of Class EFG certificates may exchange that Class EFG for a ratable portion of each class of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates.

(25)	Each class of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2 and Class EFG certificates will, at all times, represent a beneficial interest in a percentage of the outstanding certificate balance of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 trust components. Following any exchange of Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates for Class EFG certificates or any exchange of Class EFG certificates for Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates, the portion of the outstanding certificate balances of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 trust components that is represented by the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates and the Class EFG certificates will be increased or decreased accordingly. The initial balance of each class of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates shown in the table above represents the maximum principal balance of such class without giving effect to any issuance of Class EFG certificates (and assuming no Class E, Class F, Class EF or Class G certificates are issued). The initial certificate balance of the Class EFG certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates, representing the maximum certificate balance of the Class EFG certificates that could be issued in an exchange. The principal balance of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the principal balance of the Class EFG certificates issued on the closing date.

(26)	The Class EFG certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its allocable share of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 trust components. Any distribution of interest to the Class EFG certificates on the first distribution date is expected to be in an amount that would produce an effective pass-through rate equal to approximately [_]% per annum, which would be equal to the weighted average of the pass-through rates of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 trust components for the first distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date.

(27)	A holder of Class H-1 and Class H-2 certificates may exchange such classes of certificates in the required proportion for a related amount of Class H certificates, and a holder of Class H certificates may exchange that class for a ratable portion of each class of the Class H-1 and Class H-2 certificates.

(28)	On the closing date, the issuing entity will issue the Class H-1 and Class H-2 trust components (collectively, the “Class H trust components”), which will have outstanding certificate balances on the closing date of $9,992,979 and $9,992,979, respectively. The Class H-1 and Class H-2 certificates and the Class H certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such trust components. Each class of the Class H-1, Class H-2 and Class H certificates will, at all times, represent a beneficial interest in a percentage of the outstanding certificate balance of the Class H-1 and Class H-2 trust components. Following any exchange of Class H-1 and Class H-2 certificates for Class H certificates or any exchange of Class H certificates for Class H-1 and Class H-2 certificates, the portion of the outstanding certificate balances of the Class H-1 and Class H-2 trust components that is represented by the Class H-1 and Class H-2 certificates and the Class H certificates will be increased or decreased accordingly. The initial balance of each class of the Class H-1 and Class H-2 certificates shown in the table above represents the maximum principal balance of such class without giving effect to any issuance of Class H certificates . The initial certificate balance of the Class H certificates shown in the table above is equal to the aggregate of the maximum initial certificate balances of the Class H-1 and Class H-2 certificates, representing the maximum certificate balance of the Class H certificates that could be issued in an exchange. The principal balance of the Class H-1 and Class H-2 certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the principal balance of the Class H certificates issued on the closing date.

(29)	The Class H certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its allocable share of the Class H-1 and Class H-2 trust components. The pass-through rates on the Class H-1 and Class H-2 trust components will at all times be the same as the pass-through rates of the Class H-1 and Class H-2 certificates, respectively. Any distribution of interest to the Class H certificates on the first distribution date is expected to be in an amount that would produce an effective pass-through rate equal to approximately [_]% per annum, which would be equal to the weighted average of the pass-through rates of the Class H-1 and Class H-2 trust components for the first distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date.

(30)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding The Offered Certificates	18
Important Notice About Information Presented In This Prospectus	19
Summary of Terms	27
Risk Factors	65
The Certificates May Not Be a Suitable Investment for You	65
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	65
Risks Related to Market Conditions and Other External Factors	65
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	65
Other Events May Affect the Value and Liquidity of Your Investment	66
Risks Relating to the Mortgage Loans	66
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	66
Risks of Commercial and Multifamily Lending Generally	67
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	69
General	69
A Tenant Concentration May Result in Increased Losses	69
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	70
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	70
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	71
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	71
Early Lease Termination Options May Reduce Cash Flow	72
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	73
Retail Properties Have Special Risks	73
Office Properties Have Special Risks	76
Hotel Properties Have Special Risks	76
Risks Relating to Affiliation with a Franchise or Hotel Management Company	78
Multifamily Properties Have Special Risks	79
Residential Cooperative Properties Have Special Risks	81
Manufactured Housing Community Properties Have Special Risks	86
Industrial Properties Have Special Risks	87
Self Storage Properties Have Special Risks	88
Mixed Use Properties Have Special Risks	89
Condominium Ownership May Limit Use and Improvements	89
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	91
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	91
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	93
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	94
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	95
Risks Related to Zoning Non-Compliance and Use Restrictions	97

Risks Relating to Inspections of Properties	99
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	99
Insurance May Not Be Available or Adequate	99
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	100
Terrorism Insurance May Not Be Available for All Mortgaged Properties	101
Risks Associated with Blanket Insurance Policies or Self-Insurance	102
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	103
Limited Information Causes Uncertainty	103
Historical Information	103
Ongoing Information	104
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	104
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	105
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	106
Static Pool Data Would Not Be Indicative of the Performance of this Pool	107
Appraisals May Not Reflect Current or Future Market Value of Each Property	107
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	109
The Borrower’s Form of Entity May Cause Special Risks	110
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	112
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	113
Other Financings or Ability to Incur Other Indebtedness Entails Risk	114
Tenancies-in-Common May Hinder Recovery	116
Delaware Statutory Trusts	117
Risks Relating to Enforceability of Cross-Collateralization	117
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	117
Risks Associated with One Action Rules	118
State Law Limitations on Assignments of Leases and Rents May Entail Risks	118
Various Other Laws Could Affect the Exercise of Lender’s Rights	118
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	119
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	119
Risks Related to Ground Leases and Other Leasehold Interests	120
Leased Fee Properties Have Special Risks	122
Increases in Real Estate Taxes May Reduce Available Funds	123
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	123
Risks Related to Conflicts of Interest	123
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	123
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	128
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	128

Potential Conflicts of Interest of the Master Servicers and the Special Servicers	130
Potential Conflicts of Interest of the Operating Advisor	133
Potential Conflicts of Interest of the Asset Representations Reviewer	134
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	134
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	138
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	139
Other Potential Conflicts of Interest May Affect Your Investment	140
Other Risks Relating to the Certificates	140
The Certificates Are Limited Obligations	140
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	140
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	141
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	144
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	146
General	146
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	147
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	149
Losses and Shortfalls May Change Your Anticipated Yield	149
Risk of Early Termination	150
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	150
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	150
You Have Limited Voting Rights	150
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	151
You Have Limited Rights to Replace the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	154
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	155
Risks Relating to Modifications of the Mortgage Loans	157
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	158
Risks Relating to Interest on Advances and Special Servicing Compensation	159
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	159

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	159
The Requirement of the Special Servicers to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	161
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	162
Tax Considerations Relating to Foreclosure	162
REMIC Status	162
Material Federal Tax Considerations Regarding Original Issue Discount	162
Description Of The Mortgage Pool	163
General	163
Certain Calculations and Definitions	164
Definitions	165
Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives	177
Mortgage Pool Characteristics	180
Overview	180
Property Types	182
Retail Properties	182
Office Properties	184
Hotel Properties	184
Multifamily Properties	186
Manufactured Housing Community Properties	186
Mixed Use Properties	187
Specialty Use Concentrations	188
Mortgage Loan Concentrations	189
Top Fifteen Mortgage Loans	189
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	190
Geographic Concentrations	191
Mortgaged Properties With Limited Prior Operating History	192
Tenancies-in-Common	192
Delaware Statutory Trusts	193
Condominium Interests	193
Residential Cooperatives	194
Fee & Leasehold Estates; Ground Leases	194
Environmental Considerations	195
Redevelopment, Renovation and Expansion	197
Assessment of Property Value and Condition	198
Litigation and Other Considerations	198
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	200
Tenant Issues	202
Tenant Concentrations	202
Lease Expirations and Terminations	202
Expirations	202
Terminations	204
Other	204
Purchase Options and Rights of First Refusal	205
Insurance Considerations	206
Use Restrictions	208
Appraised Value	208
Non-Recourse Carveout Limitations	209
Real Estate and Other Tax Considerations	210

Delinquency Information	210
Certain Terms of the Mortgage Loans	210
Amortization of Principal	210
Due Dates; Mortgage Rates; Calculations of Interest	211
Prepayment Protections and Certain Involuntary Prepayments	212
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	214
Defeasance	216
Releases; Partial Releases	216
Escrows	217
Mortgaged Property Accounts	218
Exceptions to Underwriting Guidelines	220
Additional Indebtedness	223
General	223
Whole Loans	224
Mezzanine Indebtedness	224
Other Unsecured Indebtedness	227
Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives	228
The Whole Loans	230
General	230
The Serviced Whole Loans	234
The Plaza America I & II Whole Loan	234
The Conrad Indianapolis Whole Loan	239
The Non-Serviced Whole Loans	243
The Easton Town Center Whole Loan	243
The Mall at Turtle Creek Whole Loan	253
The Central Park Retail Whole Loan	258
The Gas Company Tower & World Trade Center Parking Garage Whole Loan	264
The One & Two Corporate Plaza Whole Loan	275
The Servicing Shift Whole Loans	281
The Gurnee Mills Whole Loan	281
The 101 Hudson Street Whole Loan	287
Additional Information	293
Transaction Parties	294
The Sponsors and Mortgage Loan Sellers	294
Barclays Bank PLC	294
General	294
Barclays’ Securitization Program	294
Review of Barclays Mortgage Loans	295
Barclays’ Underwriting Guidelines and Processes	297
Exceptions to Barclays’ Disclosed Underwriting Guidelines	300
Retained Interests in This Securitization	300
Wells Fargo Bank, National Association	301
General	301
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	301
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	302
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	307
Compliance with Rule 15Ga-1 under the Exchange Act	309
Retained Interests in This Securitization	312
C-III Commercial Mortgage LLC	312
C-III CM’s Underwriting Guidelines and Processes	314

Exceptions	320
Review of the C-III Mortgage Loans	321
Compliance with Rule 15Ga-1 under the Exchange Act	322
Retained Interests in This Securitization	322
Rialto Mortgage Finance, LLC	323
General	323
Rialto Mortgage’s Securitization Program	323
Rialto Mortgage’s Underwriting Standards and Loan Analysis	324
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	328
Compliance with Rule 15Ga-1 under the Exchange Act	330
Retained Interests in This Securitization	330
National Cooperative Bank, N.A.	330
General	330
National Cooperative Bank, N.A.’s Securitization Program	332
National Cooperative Bank, N.A.’s Underwriting Standards and Processes	332
Review of Mortgage Loans for Which National Cooperative Bank, N.A. is the Sponsor	336
Compliance with Rule 15Ga-1 under the Exchange Act	338
Retained Interests in This Securitization	339
The Bancorp Bank	339
General	339
Bancorp’s Commercial Mortgage Securitization Program	339
Bancorp’s Underwriting Guidelines	340
Review of Bancorp Mortgage Loans	344
Compliance with Rule 15Ga-1 under the Exchange Act	345
Retained Interests in This Securitization	347
Basis Real Estate Capital II, LLC	347
General	347
Basis’ Securitization Program	347
Basis’ Underwriting Standards and Processes	348
Review of Mortgage Loans for Which Basis Real Estate Capital is the Sponsor	353
Compliance with Rule 15Ga-1 under the Exchange Act	355
Retained Interests in This Securitization	355
The Depositor	355
The Issuing Entity	356
The Trustee	356
The Certificate Administrator	358
The Master Servicers	360
Wells Fargo Bank, National Association	360
National Cooperative Bank, N.A.	365
The Special Servicers	369
C-III Asset Management LLC	369
National Cooperative Bank, N.A.	371
The Operating Advisor and Asset Representations Reviewer	374
Description Of The Certificates	375
General	375
Exchangeable Certificates	380
Distributions	383
Method, Timing and Amount	383
Available Funds	384
Priority of Distributions	385

Distributions of Exchangeable Certificates and Exchangeable Combined Certificates.	390
Pass-Through Rates	390
Interest Distribution Amount	393
Principal Distribution Amount	394
Certain Calculations with Respect to Individual Mortgage Loans	396
Application Priority of Mortgage Loan Collections or Whole Loan Collections	397
Allocation of Yield Maintenance Charges and Prepayment Premiums	400
Assumed Final Distribution Date; Rated Final Distribution Date	401
Prepayment Interest Shortfalls	402
Subordination; Allocation of Realized Losses	404
Reports to Certificateholders; Certain Available Information	408
Certificate Administrator Reports	408
Information Available Electronically	414
Voting Rights	419
Delivery, Form, Transfer and Denomination	420
Book-Entry Registration	420
Definitive Certificates	424
Certificateholder Communication	424
Access to Certificateholders’ Names and Addresses	424
Requests to Communicate	424
List of Certificateholders	425
Description Of The Mortgage Loan Purchase Agreements	425
General	425
Dispute Resolution Provisions	435
Asset Review Obligations	435
Pooling And Servicing Agreement	435
General	435
Assignment of the Mortgage Loans	436
Servicing Standard	437
Subservicing	438
Advances	439
P&I Advances	439
Servicing Advances	440
Nonrecoverable Advances	441
Recovery of Advances	442
Accounts	444
Withdrawals from the Collection Accounts	446
Servicing and Other Compensation and Payment of Expenses	449
General	449
Master Servicing Compensation	454
Special Servicing Compensation	457
Disclosable Special Servicer Fees	461
Certificate Administrator and Trustee Compensation	462
Operating Advisor Compensation	462
Asset Representations Reviewer Compensation	463
CREFC® Intellectual Property Royalty License Fee	464
Appraisal Reduction Amounts	464
Maintenance of Insurance	472
Modifications, Waivers and Amendments	476
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	479
Inspections	481
Collection of Operating Information	482

Special Servicing Transfer Event	482
Asset Status Report	485
Realization Upon Mortgage Loans	488
Sale of Defaulted Loans and REO Properties	490
The Directing Certificateholder	493
General	493
Major Decisions	496
Asset Status Report	499
Replacement of a Special Servicer	499
Control Termination Event and Consultation Termination Event	499
Servicing Override	502
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	502
Limitation on Liability of Directing Certificateholder	503
The Operating Advisor	504
General	504
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	504
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	505
Recommendation of the Replacement of a Special Servicer	508
Eligibility of Operating Advisor	508
Other Obligations of Operating Advisor	508
Delegation of Operating Advisor’s Duties	509
Termination of the Operating Advisor With Cause	510
Rights Upon Operating Advisor Termination Event	511
Waiver of Operating Advisor Termination Event	511
Termination of the Operating Advisor Without Cause	511
Resignation of the Operating Advisor	512
Operating Advisor Compensation	512
The Asset Representations Reviewer	512
Asset Review	512
Asset Review Trigger	512
Asset Review Vote	514
Review Materials	514
Asset Review	516
Eligibility of Asset Representations Reviewer	518
Other Obligations of Asset Representations Reviewer	518
Delegation of Asset Representations Reviewer’s Duties	519
Asset Representations Reviewer Termination Events	519
Rights Upon Asset Representations Reviewer Termination Event	520
Termination of the Asset Representations Reviewer Without Cause	520
Resignation of Asset Representations Reviewer	521
Asset Representations Reviewer Compensation	521
Replacement of a Special Servicer Without Cause	521
Termination of a Master Servicer or Special Servicer for Cause	525
Servicer Termination Events	525
Rights Upon Servicer Termination Event	526
Waiver of Servicer Termination Event	528
Resignation of a Master Servicer or Special Servicer	528
Limitation on Liability; Indemnification	529
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	532
Dispute Resolution Provisions	533

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	533
Repurchase Request Delivered by a Party to the PSA	533
Resolution of a Repurchase Request	534
Mediation and Arbitration Provisions	536
Servicing of the Non-Serviced Mortgage Loans	537
Rating Agency Confirmations	551
Evidence as to Compliance	554
Limitation on Rights of Certificateholders to Institute a Proceeding	555
Termination; Retirement of Certificates	555
Amendment	557
Resignation and Removal of the Trustee and the Certificate Administrator	559
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	561
Certain Legal Aspects Of Mortgage Loans	561
General	563
Types of Mortgage Instruments	563
Leases and Rents	564
Personalty	564
Foreclosure	565
General	565
Foreclosure Procedures Vary from State to State	565
Judicial Foreclosure	565
Equitable and Other Limitations on Enforceability of Certain Provisions	565
Nonjudicial Foreclosure/Power of Sale	566
Public Sale	566
Rights of Redemption	567
Anti-Deficiency Legislation	568
Leasehold Considerations	568
Cooperative Shares	569
Bankruptcy Laws	569
Environmental Considerations	576
General	576
Superlien Laws	576
CERCLA	576
Certain Other Federal and State Laws	577
Additional Considerations	577
Due-on-Sale and Due-on-Encumbrance Provisions	578
Subordinate Financing	578
Default Interest and Limitations on Prepayments	578
Applicability of Usury Laws	578
Americans with Disabilities Act	579
Servicemembers Civil Relief Act	579
Anti-Money Laundering, Economic Sanctions and Bribery	580
Potential Forfeiture of Assets	580
Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties	581
Pending Legal Proceedings Involving Transaction Parties	585
Use Of Proceeds	585
Yield And Maturity Considerations	585
Yield Considerations	585
General	585
Rate and Timing of Principal Payments	585
Losses and Shortfalls	586

Certain Relevant Factors Affecting Loan Payments and Defaults	587
Delay in Payment of Distributions	588
Yield on the Certificates with Notional Amounts	588
Weighted Average Life	589
Pre-Tax Yield to Maturity Tables	594
Material Federal Income Tax Considerations	599
General	599
Qualification as a REMIC	600
Status of Offered Certificates	602
Taxation of Regular Interests	602
General	602
Original Issue Discount	603
Acquisition Premium	605
Market Discount	605
Premium	606
Election To Treat All Interest Under the Constant Yield Method	607
Treatment of Losses	607
Yield Maintenance Charges and Prepayment Premiums	608
Sale or Exchange of Regular Interests	608
Taxes That May Be Imposed on a REMIC	609
Prohibited Transactions	609
Contributions to a REMIC After the Startup Day	609
Net Income from Foreclosure Property	610
Bipartisan Budget Act of 2015	610
Taxation of Certain Foreign Investors	611
FATCA	612
Backup Withholding	612
Information Reporting	612
3.8% Medicare Tax on “Net Investment Income”	613
Reporting Requirements	613
Certain State And Local Tax Considerations	613
Method Of Distribution (Underwriter)	614
Incorporation Of Certain Information By Reference	617
Where You Can Find More Information	617
Financial Information	617
Certain ERISA Considerations	618
General	618
Plan Asset Regulations	619
Administrative Exemptions	619
Insurance Company General Accounts	621
Legal Investment	622
Legal Matters	623
Ratings	623
Index of Defined Terms	627

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding The Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. PROSPECTIVE INVESTORS UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THE OFFERED CERTIFICATES, THE TIME OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF OFFERED CERTIFICATES HAS BEEN PRICED; PROSPECTIVE INVESTORS HAVE OTHERWISE TAKEN ALL ACTIONS SUCH PROSPECTIVE INVESTORS MUST TAKE TO BECOME COMMITTED TO PURCHASE THE OFFERED CERTIFICATES, AND SUCH PROSPECTIVE INVESTORS HAVE THEREFORE ENTERED INTO A CONTRACT OF SALE. ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS PRIOR TO THE TIME OF SALE, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE OFFERED CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES MAY NOT BE ISSUED WITH ALL OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATIONS TO SELL OFFERED CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE OFFERED CERTIFICATES THAT ARE ACTUALLY ISSUED AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT A CONDITIONS IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE OFFERED CERTIFICATES THAT SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented In This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

•	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

•	Summary of Terms, commencing on page 27 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

•	Risk Factors, commencing on page 65 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 627 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

•	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.

•	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the applicable master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING

ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “Relevant Persons”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT.

NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT

OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN

RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Wells Fargo Commercial Mortgage Pass Through Certificates, Series 2016-C36.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28288–0166 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	Wells Fargo Commercial Mortgage Trust 2016-C36, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

	•	Barclays Bank PLC, a public limited company registered in England and Wales

	•	Wells Fargo Bank, National Association, a national banking association

	•	C-III Commercial Mortgage LLC, a Delaware limited liability company

	•	Rialto Mortgage Finance, LLC, a Delaware limited liability company

	•	National Cooperative Bank, N.A., a national banking association

	•	The Bancorp Bank, a Delaware state-chartered bank

	•	Basis Real Estate Capital II, LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC(1)	11	$266,192,284	31.0%
Wells Fargo Bank, National Association(2)	9	241,981,505	28.2
C-III Commercial Mortgage LLC	19	102,618,218	12.0
Rialto Mortgage Finance, LLC	15	97,829,277	11.4
National Cooperative Bank, N.A.(3)	10	72,468,927	8.4
The Bancorp Bank	7	46,590,624	5.4
Basis Real Estate Capital II, LLC	2	30,497,124	3.6
Total	73	$858,177,959	100.0%

(1)	One (1) of the eleven (11) mortgage loans for which Barclays Bank PLC is the mortgage loan seller is part of a whole loan that was co-originated by Barclays Bank PLC and Morgan Stanley Bank, N.A, and one (1) of the mortgage loans for which Barclays Bank PLC is the mortgage loan seller is part of a whole loan that was co-originated by Barclays Bank PLC and Deutsche Bank, AG, New York Branch. Each such mortgage loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

(2)	One (1) of the nine (9) mortgage loans for which Wells Fargo Bank, National Association is the mortgage loan seller is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Column Financial, Inc. and Regions Bank, and one (1) of the mortgage loans for which Wells Fargo Bank, National Association is the mortgage loan seller is part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Barclays Bank PLC (which is not contributing any of its interest in such whole loan to this securitization) and Bank of America, N.A. Each such mortgage loan was underwritten pursuant to Wells Fargo Bank, National Association’s underwriting guidelines.

(3)	Each of the mortgage loans for which National Cooperative Bank, N.A. is the mortgage loan seller were originated by its parent company, National Consumer Cooperative Bank, and transferred to National Cooperative Bank, N.A. Each such mortgage loan originated by National Consumer Cooperative Bank was underwritten pursuant to National Cooperative Bank, N.A.’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicers	Wells Fargo Bank, National Association will be the master servicer with respect to sixty-three (63) of the mortgage loans, representing 91.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. National Cooperative Bank, N.A. will act as the master servicer under the pooling and servicing agreement with respect to ten (10) of the mortgage loans (namely, those mortgage loans that are expected to be sold to the depositor by National Cooperative Bank, N.A.), representing 8.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. Each master servicer will be responsible for the master servicing and administration of the applicable mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—Description of the Mortgage Pool—The Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202. The principal servicing offices of National Cooperative Bank, N.A. are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. See “Transaction Parties—The Master Servicers” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, each of the servicing shift whole loans will be serviced by the applicable master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “The Non-Serviced Whole Loans” under “—The Mortgage Pool—The Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicers	C-III Asset Management LLC will be the special servicer with respect to sixty-three (63) of the mortgage loans, representing 91.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. National Cooperative Bank, N.A. will act as the special servicer under the pooling and servicing agreement with respect to ten (10) of the mortgage loans (namely, those mortgage loans that are secured by residential cooperative properties and are expected to be sold to the depositor by National Cooperative Bank, N.A.), representing 8.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date.

C-III Asset Management LLC and National Cooperative Bank, N.A. will each act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. C-III Asset Management LLC and National Cooperative Bank, N.A., in their respective capacities as special servicer, will be responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing and evaluating certain major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal place of business of the special servicer is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039. The principal servicing offices of National Cooperative Bank, N.A. are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. See “Transaction Parties—The Special Servicers” and “Pooling and Servicing Agreement”.

If the applicable special servicer becomes a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the applicable special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. For the avoidance of doubt, with respect to a mortgage loan secured by a residential cooperative property, a person will not be considered a borrower party solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related borrower or owning one or more residential cooperative units comprising the related mortgaged property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s). After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer; provided that if the resigning special servicer fails to appoint the related excluded special servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the applicable special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

C-III Asset Management LLC is expected to be appointed to be a special servicer by C-III Investment Management LLC or an affiliate, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. C-III Investment Management LLC or an affiliate also consented to the appointment of National Cooperative Bank, N.A. as special servicer with respect to ten (10) mortgage loans secured by residential cooperative properties that are expected to be sold to the depositor by National Cooperative Bank, N.A. and may replace National Cooperative Bank, N.A. in such capacity pursuant to the terms of the pooling and servicing agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift securitization date, each of the servicing shift whole loans, if necessary, will be specially serviced by the applicable special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole

Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2016-C36. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0113. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicers, and in certain circumstances may recommend to the certificateholders that a special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations
Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly-owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) the servicing shift mortgage loans and (ii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be, as of any time of determination, all classes of certificates, collectively, within the grouping of control eligible certificates that relates to the controlling trust components. The “controlling trust components” are, collectively, the most subordinate pair of trust components having the same alphabetical designation with an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such trust components, in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses“, at least equal to 25% of the aggregate initial certificate balance of such trust components; provided, however, that if at any time the certificate balances of the certificates other than the control eligible certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling trust components will be the most subordinate pair of trust components that have an aggregate certificate balance greater than zero without regard to any Appraisal Reduction Amounts. As of the closing date, the controlling trust components will be the Class H trust components, and the controlling class as of the closing date will be, collectively, the Class H-1 certificates and the Class H-2 certificates and, to the extent any Class H-1 certificates and Class H-2 certificates have been exchanged for Class H certificates, the Class H certificates. Notwithstanding the preceding sentence, during such time as the Class E-1 and Class E-2 certificates and, to the extent any Class E-1 and Class E-2 certificates have been exchanged for Class E, Class EF or Class EFG certificates, the Class E, Class EF or Class EFG certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date, funds and/or accounts managed by C-III Investment Management LLC or an affiliate will purchase the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates (and may purchase certain other classes of certificates), and that C-III Investment Management LLC or an affiliate, is expected to appoint the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan or servicing shift mortgage loan).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the lead note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the directing certificateholder under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations
and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in November 2016 (or, in the case of any mortgage loan that has its first due date in December 2016, the date that would have been its due date in November 2016 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about November 3, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2016.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Minnesota, North Carolina, New York, California or any of the jurisdictions in which the respective primary servicing offices of either master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the

United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final
Distribution Date;
Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:
Class	Assumed Final Distribution Date
Class A-1	May 2021
Class A-2	October 2021
Class A-3	September 2026
Class A-4	October 2026
Class A-SB	November 2025
Class A-S	October 2026
Class X-A	NAP
Class X-B	NAP
Class B	October 2026
Class C	October 2026

The rated final distribution date will be the distribution date in November 2059.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicers, the special servicers, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-C36:

	•	Class A-1

	•	Class A-2

	•	Class A-3

	•	Class A-4

	•	Class A-SB

	•	Class A-S

	•	Class X-A

	•	Class X-B

	•	Class B

	•	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H and Class R.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$41,947,000	4.888%	30.000%
Class A-2	$39,657,000	4.621%	30.000%
Class A-3	$220,000,000	25.636%	30.000%
Class A-4	$250,203,000	29.155%	30.000%
Class A-SB	$48,917,000	5.700%	30.000%
Class A-S	$77,236,000	9.000%	21.000%
Class X-A	$600,724,000	NAP	NAP
Class X-B	$120,145,000	NAP	NAP
Class B	$42,909,000	5.000%	16.000%
Class C	$36,473,000	4.250%	11.750%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-SB	%
Class A-S	%
Class X-A	%
Class X-B	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates or trust component that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by either special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates and trust components, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	Each master servicer and special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.08000%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 (or, in the case of the residential cooperative mortgage loans that are expected to be sold to the depositor by National Cooperative Bank, N.A. only, $1,000) for the related month. Neither special servicer will be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the applicable master servicer or special servicer, respectively, out of the fees described above.

The master servicers and special servicers are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.0070%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to (i) 0.00236%, except with respect to the Plaza America I & II mortgage loan or the Conrad

Indianapolis mortgage loan, (ii) 0.0039% with respect to the Plaza America I & II mortgage loan or (iii) 0.0055% with respect to the Conrad Indianapolis mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00035%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate
Easton Town Center	0.00125% per annum	0.1250%
Mall at Turtle Creek	0.00250% per annum	The greater of 0.2500% per annum and the rate that would result in a special servicing fee of $3,500 per month
Central Park Retail	0.00250% per annum	0.2500%
Gas Company Tower & World Trade Center Parking Garage	0.00125% per annum	0.2500%
One & Two Corporate Plaza	0.00250% per annum	0.2500%

(1)	Does not reflect the Gurnee Mills mortgage loan or the 101 Hudson Street mortgage loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the servicing shift master servicer and servicing shift special servicer under the servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee accruing at rates equal to (i) 0.0025% per annum and (ii) a rate not to exceed 0.25% per annum, respectively.
Distributions

A. Amount and Order
of Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicers, the special servicers, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D certificates and the Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—

Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance
Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,
Allocation of Losses
and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	Other than the Class X-D and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S and Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available
Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates or trust components with the lowest payment priorities:

	•	shortfalls resulting from the payment of special servicing fees and other additional compensation that either special servicer is entitled to receive;

	•	shortfalls resulting from interest on advances made by either master servicer, either special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

	•	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

	•	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

	•	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

	•	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by either master servicer are required to be allocated among the classes of certificates or trust components entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	Each master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan) serviced by that master servicer, unless in each case, such master servicer or the applicable special servicer determines that the advance would be non-recoverable. None of the master servicers or the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which a master servicer will not be required to advance a full month of principal and/or interest. If either master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by either master servicer, such master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

None of the master servicers, the special servicers or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection
Advances	Each master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

• protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

• maintain the lien on the related mortgaged property; and/or

• enforce the related mortgage loan documents.

The special servicers will have no obligation to make any property protection advances (although they may elect to make them in an emergency circumstance). If either special servicer makes a property protection advance, the applicable master servicer will be required to reimburse such special servicer for that advance (unless the applicable master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the related collection account) and such master servicer will be deemed to have made that advance as of the date made by the applicable special servicer.

If either master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicers, the special servicers or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicers, the special servicers and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicers nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be seventy-three (73) fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple interest of the related borrower in ninety-eight (98) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $858,177,959.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the seventy-three (73) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to in this prospectus as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)	Whole Loan LTV Ratio(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
Gurnee Mills	$ 79,893,396	9.3%	$ 194,740,152	N/A	65.9%	65.9%	1.60x	1.60x
101 Hudson Street	$ 67,500,000	7.9%	$ 182,500,000	N/A	51.8%	51.8%	3.68x	3.68x
Plaza America I & II	$ 65,000,000	7.6%	$ 60,000,000	N/A	64.1%	64.1%	1.96x	1.96x
Easton Town Center	$ 45,000,000	5.2%	$ 292,500,000	$362,500,000	28.5%	59.0%	4.02x	1.94x
Conrad Indianapolis	$ 31,962,031	3.7%	$ 23,671,879	N/A	64.8%	64.8%	1.71x	1.71x
Mall at Turtle Creek	$ 29,683,636	3.5%	$ 41,751,933	N/A	55.0%	55.0%	1.57x	1.57x
Central Park Retail	$ 19,948,500	2.3%	$ 69,819,749	N/A	74.2%	74.2%	1.32x	1.32x
Gas Company Tower & World Trade Center Parking Garage	$ 15,000,000	1.7%	$ 129,000,000	$175,000,000	23.6%	52.2%	5.23x	2.36x
One & Two Corporate Plaza	$ 6,984,312	0.8%	$ 19,955,176	N/A	62.6%	62.6%	1.31x	1.31x

(1)	Any unsecuritized pari passu companion loan or subordinate companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loan.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loan.

Each of the Plaza America I & II whole loan and the Conrad Indianapolis whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and C-III Asset Management LLC, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Each of the Gurnee Mills whole loan and the 101 Hudson Street whole loan (each, a “servicing shift whole loan” and the related mortgage loan, a “servicing shift mortgage loan”) will initially be serviced by the applicable master servicer and the applicable special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (each, a “servicing shift securitization date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (a “servicing shift master servicer”) and the special servicer (a “servicing shift special servicer”), designated in the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be a “serviced whole loan”. On and after the applicable servicing shift securitization date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each of the Easton Town Center whole loan, Mall at Turtle Creek whole loan, Central Park Retail whole loan, Gas Company Tower & World Trade Center Parking Garage whole loan and One & Two Corporate Plaza whole loan will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of a related companion loan and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to in this prospectus as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)(2)

Mortgage Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Easton Town Center	BBCMS 2016-ETC	5.2%	Wells Fargo Bank, National Association	Aegon USA Realty Advisors, LLC	Wilmington Trust, National Association
Mall at Turtle Creek	WFCM 2016-C35	3.5%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Central Park Retail	WFCM 2016-LC24	2.3%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association
Gas Company Tower & World Trade Center Parking Garage	COMM 2016-GCT	1.7%	KeyBank National Association	Strategic Asset Services LLC	Wells Fargo Bank, National
One & Two Corporate Plaza	WFCM 2016-LC24	0.8%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
Easton Town Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Teachers Insurance and Annuity Association of America
Mall at Turtle Creek	Wells Fargo Bank, National	Wells Fargo Bank, National	Pentalpha Surveillance LLC	BIG Real Estate Fund I, L.P.
Central Park Retail	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Prime Finance CMBS B-Piece Holdco IV, L.P.
Gas Company Tower & World Trade Center Parking Garage	Wells Fargo Bank, National	Wells Fargo Bank, National	N/A	COMM 2016-GCT OA LLC
One & Two Corporate Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Trimont Real Estate Advisors, LLC	Prime Finance CMBS B-Piece Holdco IV, L.P.

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the Gurnee Mills whole loan or the 101 Hudson Street whole loan, each of which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory notes will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$858,177,959
Number of mortgage loans	73
Number of mortgaged properties	98
Range of Cut-off Date Balances	$1,158,605 to $79,893,396
Average Cut-off Date Balance	$11,755,862
Range of Mortgage Rates	3.117% to 6.180%
Weighted average Mortgage Rate	4.218%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	118 months
Range of remaining terms to maturity	54 months to 120 months
Weighted average remaining term to maturity	116 months
Range of original amortization terms(2)	240 months to 480 months
Weighted average original amortization term(2)	357 months
Range of remaining amortization terms(2)	239 months to 480 months
Weighted average remaining amortization term(2)	355 months
Range of Cut-off Date LTV Ratios(3)(4)(6)	6.8% to 75.0%
Weighted average Cut-off Date LTV Ratio(3)(4)(6)	58.9%
Range of LTV Ratios as of the maturity date(3)(4)(6)	5.9% to 68.5%
Weighted average LTV Ratio as of the maturity date(3)(4)(6)	50.9%
Range of U/W NCF DSCRs(4)(5)(6)	1.31x to 12.34x
Weighted average U/W NCF DSCR(4)(5)(6)	2.30x
Range of U/W NOI Debt Yields(4)(6)	8.2% to 58.9%
Weighted average U/W NOI Debt Yield(4)(6)	12.3%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	56.8%
Interest-only, Balloon	30.6%
Interest-only, Amortizing Balloon	12.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twelve (12) mortgage loans representing approximately 30.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term.

(3)	With respect to one (1) mortgaged property, securing a mortgage loan representing approximately 2.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan-to-value ratio was calculated based upon a hypothetical valuation other than an “as-is” value. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(4)	In the case of nine (9) mortgage loans representing approximately 42.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Easton Town Center, representing approximately 5.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated to include the related subordinate companion loans are 59.0% and 1.94x, respectively. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as the Gas Company Tower & World Trade Center Parking Garage, representing approximately 1.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated to include the related subordinate companion loans are 52.2% and 2.36x, respectively.

(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

(6)	For mortgage loans secured by residential cooperative properties, debt service coverage ratios and debt yield information are calculated using the projected net operating income and the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date assuming such mortgaged property is operated as a rental property. The loan-to-value ratio information for residential cooperative mortgage loans is based upon the appraised value of the residential cooperative property reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date determined as if such residential cooperative property is operated as a residential cooperative and, in general, such value equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this prospectus.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	As of the cut-off date, one (1) of the mortgage loans, representing approximately 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date was modified due to a delinquency was a refinancing of a loan in default at the time of refinancing and/or otherwise involved a discounted pay-off in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited
Operating History	With respect to twenty-five (25) of the mortgaged properties, securing six (6) mortgage loans representing approximately 6.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to three (3) mortgage loans representing approximately 8.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the mortgage loan seller’s underwriting guidelines with respect to the funding of certain reserves in connection with the origination of the mortgage loan.

With respect to one (1) mortgage loan representing approximately 2.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the mortgage loan seller’s underwriting guidelines with respect to the loan-to-value ratio of the mortgage loan at origination based on an “as-is” appraised value.

With respect to one (1) mortgage loan representing approximately 0.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the mortgage loan seller’s underwriting guidelines with respect to the level of arrears in cooperative maintenance payments.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”; “—The Bancorp Bank—Bancorp’s Underwriting Guidelines” and “—Basis Real Estate Capital II, LLC—Basis’ Underwriting Standards and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

• Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc. and Thomson Reuters Corporation;

• The certificate administrator’s website initially located at www.ctslink.com; and

• The master servicers’ websites initially located at www.wellsfargo.com/com (with respect to Wells Fargo Bank, National Association) and www.ncb.coop (with respect to National Cooperative Bank, N.A.).

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicers consent to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of
Mortgage Loans; Loss
of Value Payment	Under certain circumstances, the related mortgage loan seller (or in the case of Basis Real Estate Capital II, LLC, Basis Investment Group, LLC) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the applicable special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the applicable special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of (i) the Class E-1 and Class E-2 trust components and the related distribution account, beneficial ownership of which is represented by the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates, (ii) the Class F-1 and Class F-2 trust components and the related distribution account, beneficial ownership of which is represented by the Class F-1, Class F-2, Class F, Class EF and Class EFG certificates, (iii) the Class G-1 and Class G-2 trust components and the related distribution account, beneficial ownership of which is represented by the Class G-1, Class G-2, Class G and EFG certificates and (iv) the Class H-1 and Class H-2 trust components and the related distribution account, beneficial ownership of which is represented by the Class H-1 and Class H-2 certificates and the Class H certificates, will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

• Each class of offered certificates will constitute REMIC “regular interests”.

• The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

• You will be required to report income on your offered certificates using the accrual method of accounting.

• It is anticipated that the Class [__] and Class [__] certificates will be issued with original issue discount and that the Class [__] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS“), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

•	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan, except for residential cooperative loans sold to the trust by National Cooperative Bank, N.A., which are generally fully recourse to the borrower but do not have separate guarantors for non-recourse carveouts. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans (except for residential cooperative loans sold to the trust by National Cooperative Bank, N.A., which are generally full recourse to the related borrower but do not have separate guarantors for non-recourse carveouts) generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;

•	perceptions regarding the safety, convenience and attractiveness of the properties;

•	the characteristics and desirability of the area where the property is located;

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the property’s management and maintenance;

•	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the properties or make improvements;

•	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

•	a decline in the businesses operated by tenants or in their financial condition;

•	an increase in vacancy rates; and

•	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

•	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

•	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

•	demographic factors;

•	consumer confidence;

•	consumer tastes and preferences;

•	political factors;

•	environmental factors;

•	seismic activity risk;

•	retroactive changes in building codes;

•	changes or continued weakness in specific industry segments;

•	location of certain mortgaged properties in less densely populated or less affluent areas; and

•	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

•	the quality and creditworthiness of tenants;

•	tenant defaults;

•	in the case of rental properties, the rate at which new rentals occur;

•	with respect to residential cooperative loans, the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders; and

•	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

 General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

•	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

•	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

•	if the related borrower fails to provide a designated number of parking spaces,

•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

•	if a tenant’s use is not permitted by zoning or applicable law,

•	if the tenant is unable to exercise an expansion right,

•	if the landlord defaults on its obligations under the lease,

•	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

•	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

•	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

•	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

•	in the case of government sponsored tenants, at any time or for lack of appropriations, or

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

•	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

In addition, because anchor tenants and shadow anchors are often large national retailers, any bankruptcy, store closings or other economic decline impacting any such anchor or shadow anchor may affect multiple mortgaged properties in a pool of mortgage loans, and such impacts can be compounded by co-tenancy clauses and /or operating covenants related to such anchor or shadow anchor.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the adaptability of the building to changes in the technological needs of the tenants;

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

•	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

•	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the applicable special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

•	the quality of property management;

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

•	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

•	restrictions on the age or income of tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

•	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

•	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

•	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense;

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

•	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. See “—Residential Cooperative Properties Have Special Risks” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Residential Cooperative Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of residential cooperative properties, including:

•	the ability of tenants to remain in a cooperative property after its conversion from a rental property, at below market rents and subject to applicable rent control and stabilization laws;

•	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations and the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders;

•	the concentration of shares relating to units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

•	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” in any one or more years, which may reduce the cash flow available to make payments on the related mortgage loan; and

•	that, upon foreclosure, in the event a cooperative property becomes a rental property, all or certain units at that rental property could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

The value and successful operation of a residential cooperative property may be impacted by the same factors which may impact the economic performance of a multifamily property; see “—Multifamily Properties Have Special Risks” in this prospectus.

A residential cooperative building and the land under the building are owned or leased by a non-profit residential cooperative corporation. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, maintenance, contributions to reserves and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

With respect to the residential cooperative mortgage loans sold to the trust by National Cooperative Bank, N.A., due to attributes particular to residential housing cooperatives, certain information presented with respect to such mortgage loans differs from that presented for other mortgage loans included in the trust. Several of these differences are particularly relevant to your consideration of an investment in the offered certificates. In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for the residential cooperative mortgage loans sold to the trust by National Cooperative Bank, N.A. differs from the manner in which such calculations are made for other mortgage loans included in the trust. For example, the appraised value of such a residential cooperative property used for purposes of determining the loan-to-value ratio for the related mortgage loan as of any date is the value estimate reflected in an appraisal of such residential cooperative property determined as if such residential cooperative property is operated as a residential cooperative and, in general, equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent-regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. For any residential cooperative mortgage loans sold to the trust by National Cooperative Bank, N.A., this value, based upon the most recent appraisal as of the cut-off date, is reflected as the “Appraised Value” of a residential cooperative property on Annex A-1 to this prospectus. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced above in this paragraph is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable mortgaged property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. A residential cooperative property is also valued as a multifamily rental property to determine a “Coop-Rental Value” as set forth on Annex A-1 to this prospectus. The value of a residential cooperative property as a multifamily rental property is the value estimate reflected in an appraisal of such residential cooperative property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the underwritten net cash flow for such residential cooperative property. In certain instances, the appraiser may have made adjustments to increase or decrease such capitalized value as deemed appropriate by the appraiser (for example, the appraiser may have reduced such capitalized value to reflect the cost of completing material deferred maintenance or may have increased such capitalized value to reflect the existence of certain tax abatements or incentives). In addition, for purposes of determining the debt service coverage ratio and debt yield for a residential cooperative mortgage loan and for the purpose of determining the value for a residential cooperative property as a multifamily rental property, the “underwritten net cash flow” for a residential cooperative property and the “underwritten net operating income” for a residential cooperative property are determined by the appraiser and, in general, equal projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent-regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses and a market-rate vacancy assumption and, in the case of “underwritten net cash flow”, further reduced by projected replacement reserves, in each case as determined by the appraiser. However, the projected rental income used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. The loan-to-value ratios, debt service coverage ratios and debt yields presented herein with respect to a residential cooperative mortgage loan may differ from the loan-to-value ratios, debt service coverage ratios and debt yields that would have been determined for any such residential cooperative mortgage loan had a different methodology (including the methodology used for calculating such values with respect to the other mortgage loans sold to the depositor) been used.

With respect to information presented in Annex A-1 to this prospectus with respect to mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness in the form of a second priority line of credit (each, a “Subordinate LOC”), (1) the Coop – Committed Secondary Debt equals the balance of such Subordinate LOC, based on the full face amount of such Subordinate LOC, (2) the Whole Loan Cut-off Date Balance is calculated assuming the Subordinate LOC loan amount is fully advanced and the entire amount thereof is outstanding as of the Cut-off Date, (3) the Subordinate Secured Debt Original Balance is calculated assuming the Subordinate LOC is fully advanced on the date of closing of said Subordinate LOC, (4) the Subordinate Secured Debt Cut-off Date Balance indicates the balance of the Subordinate LOC as of October 3, 2016, (5) the Whole Loan Cut-off Date LTV Ratio, Whole Loan Cut-off Date U/W NOI Debt Yield and Whole

Loan Cut-off Date U/W NCF Debt Yield are calculated assuming that the Subordinate LOC has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (6) the Whole Loan Debt Service, Whole Loan U/W NOI DSCR and Whole Loan U/W NCF DSCR are calculated assuming (A) that the Subordinate LOC has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date, (B) that interest on the Subordinate LOC is accruing pursuant to the applicable mortgage loan document (with the applicable interest rate determined using 1-month LIBOR in effect as of October 3, 2016 and giving effect to any applicable interest rate floor) and (C) that, in the case of each Subordinate LOC that has an interest-only period that does not extend through the maturity date of such Subordinate LOC, such initial interest-only period has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

With respect to the mortgage loans secured by residential cooperative properties, each mortgaged property is owned by the borrower, which is a cooperative housing corporation. No individual or entity (other than the borrower) has recourse obligations with respect to the loans, including pursuant to any guaranty or environmental indemnity. Accordingly, no information is presented in the column labeled Sponsor in Annex A-1 to this prospectus with respect to the residential cooperative mortgage loans sold to the depositor by National Cooperative Bank, N.A. for inclusion in the trust. In addition, with respect to information presented in Annex A-1 to this prospectus with respect to mortgage loans secured by residential cooperative properties: (1) Coop – Sponsor Units refers to the number of units owned by the original sponsor responsible for the mortgaged property’s conversion into cooperative ownership; such sponsor may rent its units or opt to market them for sale (either individually or as a whole); (2) Coop – Investor Units refers to a bulk number of units owned by a non-tenant investor(s), who can rent or sell the units; (3) Coop – Coop Units refers to the number of units owned by the borrower, which is a cooperative corporation; In this capacity, the cooperative may manage its units as an investor would or use the units for the benefit of its cooperative members; (4) Coop – Unsold Percent refers to the ratio of the total number of units collectively owned by the original sponsor, a non-tenant investor or the cooperative corporation to the number of units with shares allocated; and (5) Coop – Sponsor/Investor Carry is the sponsor’s or the investor’s net cash flow calculated by subtracting maintenance charges on the sponsor or investor owned units from the actual rents payable on such units, to the extent available.

In addition, due to the specialized nature of residential housing cooperatives, certain information presented in and shown on Annex A-1 to this prospectus with respect to mortgage loans (other than such residential cooperative mortgage loans) is not presented with respect to the residential cooperative mortgage loans sold to the depositor by National Cooperative Bank, N.A. for inclusion in the trust and is, instead, reflected as not applicable (NAP). See “—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Certain Calculations and Definitions—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in this prospectus.

In addition, mortgage loans secured by residential cooperative properties are uniquely structured and, in certain cases, permit the borrower to incur (1) one or more loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien on a mortgaged property that also secures a mortgage loan included in the trust and (2) unsecured loans to the related borrower. National Cooperative Bank, N.A. commonly acts as the lender in such arrangements and is permitted pursuant to the pooling and servicing agreement to engage in such lending with respect to the residential cooperative mortgage loans included in the trust. Each of the mortgage loans secured by residential cooperative properties permit cooperative unit loans that are secured by direct equity interests in the related borrower. See “—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest of the Master Servicers and the Special Servicers”, “Description of the Mortgage Pool—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives”, “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Cooperative Shares” in this prospectus.

In certain instances, a residential cooperative borrower may not own the entire apartment building and the land under the building, but rather owns a condominium unit that is generally comprised of the residential portions of that apartment building. The other condominium units in that apartment building will generally comprise commercial space and will generally be owned by persons or entities other than the residential cooperative borrower. In instances where an apartment building has been converted to the condominium form of ownership, certain of the common areas in that building may be owned by the residential cooperative borrower and other common areas (often including the land under the building) may constitute common elements of the condominium, which common elements are owned in common by the residential cooperative borrower and the owners of the other condominium units. Where the apartment building is subject to the condominium form of ownership, each condominium unit owner will be directly responsible for the payment of real estate taxes on that owner’s unit. Certain specified maintenance and other obligations, including hazard and liability insurance premiums, may not be the direct responsibility of the residential cooperative borrower but rather will be the responsibility of the condominium board of managers. The ability of the condominium board of managers to pay certain expenses of the building will be dependent upon the payment by all condominium unit owners of common charges assessed by the condominium board of managers. As with other condominium structures, with respect to any such mortgage loan, the borrower may not control the appointment and voting of the condominium board or the condominium owners may be able to take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, has consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit.

In the case of the residential cooperative properties included in the trust, information regarding the 5 largest tenants has not been reflected on Annex A-1 to this prospectus or otherwise reflected in the portions of this prospectus that discuss characteristics of the 5 largest tenants at each mortgaged property. Notwithstanding the exclusion of the residential cooperative properties from such discussion, certain residential cooperative properties are heavily dependent on income from commercial tenancies and may, in certain instances, have space that is devoted to specialty uses. These uses may include, without limitation, dental or medical offices, restaurants, and/or parking garages. The specialty use spaces may not be readily convertible (or convertible at all) to alternative uses if those uses were to become unprofitable, or the spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus. To the extent that a residential cooperative property is dependent upon income from the operation of commercial spaces, the value and successful operation of such residential cooperative property may be impacted by the same factors which may impact the economic performance of a retail property or office property. See “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” in this prospectus.

Certain of the residential cooperative properties securing mortgage loans included in the trust may be operated as limited equity cooperatives in which eligible members purchase shares at below market prices and are subject to various restrictions, including restrictions on the sale price for which units may be re-sold and/or restrictions upon the income or other characteristics of purchasers of such units. Such restrictions may negatively impact the value and operation of such a mortgaged property.

In addition, certain of the residential cooperative properties are also subject to government rent control regulations which limit the rental payments payable by subtenants of unit owners and which would be applicable to the Mortgaged Property in whole or in part if the same were operated as a multifamily rental property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” in this prospectus.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

•	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

•	the physical attributes of the community, including its age and appearance;

•	the location of the manufactured housing community property;

•	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

•	the type of services or amenities it provides;

•	any age restrictions;

•	the property’s reputation; and

•	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

•	reduced demand for industrial space because of a decline in a particular industry segment;

•	the property becoming functionally obsolete;

•	building design and adaptability;

•	unavailability of labor sources;

•	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

•	changes in proximity of supply sources;

•	the expenses of converting a previously adapted space to general use; and

•	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

•	decreased demand;

•	lack of proximity to apartment complexes or commercial users;

•	apartment tenants moving to single family homes;

•	decline in services rendered, including security;

•	dependence on business activity ancillary to renting units;

•	security concerns;

•	age of improvements; or

•	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks” and “—Self Storage Properties Have Special Risks”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the applicable special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure;

•	operating the property and providing building services;

•	managing operating expenses; and

•	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hospitality, multifamily, manufactured housing community and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Illinois, Ohio, Virginia, California, Texas and New Jersey See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the applicable master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the applicable special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”; “—The Bancorp Bank—Bancorp’s Underwriting Guidelines”; “—Basis Real Estate Capital II, LLC—Basis’ Underwriting Standards and Processes”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;
•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
•	the amount of alternative parking spaces in the area;
•	the availability of mass transit; and
•	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. For loans secured by residential cooperative properties, for example, the zoning diligence is typically limited to appraisals, available zoning comfort letters from the jurisdiction, certificates of occupancy and/or review of the municipal reports accompanying the title insurance commitment, and third party-prepared zoning reports are not customarily obtained. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the applicable special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

•	a title insurer will have the ability to pay title insurance claims made upon it;
•	the title insurer will maintain its present financial strength; or
•	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 (as amended, “TRIPRA”) was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. In addition, the “underwritten net cash flow” for a residential cooperative property is the projected net cash flow reflected in an appraisal of such residential cooperative property and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent-regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. As a result, the projected rental income used to determine underwritten net cash flow for a residential cooperative property may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income

(calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the applicable master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for either master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the applicable special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The applicable special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”; “—The Bancorp Bank—Bancorp’s Underwriting Guidelines” and “—Basis Real Estate Capital II, LLC—Basis’ Underwriting Standards and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”; “—The Bancorp Bank—Bancorp’s Underwriting Guidelines” and “—Basis Real Estate Capital II, LLC—Basis’ Underwriting Standards and Processes”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;
•	potential environmental or other legal liabilities;
•	the availability of refinancing; and
•	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized” or “as-renovated” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value or the “as-renovated” value as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. The “as-stabilized” value or the “as-renovated” value may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” value and “as-stabilized” or “as-renovated” value, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” or “as-renovated” value will be the value of the related mortgaged property at maturity or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”; “—The Bancorp Bank—Bancorp’s Underwriting Guidelines” and “—Basis Real Estate Capital II, LLC—Basis’ Underwriting Standards and Processes”. for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

In addition, with respect to each mortgage loan secured by a residential cooperative property, the “Appraised Value” presented on Annex A-1 to this prospectus is the appraised value of such property assuming such property is operated as a residential cooperative and, in general, equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. The “Coop-Rental Value” of a residential cooperative property presented on Annex A-1 to this prospectus is the appraised value of such property assuming such property is operated as a multifamily rental property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the underwritten net cash flow for such residential cooperative property. Such underwritten net cash flow is the projected net cash flow reflected in such appraisal and, in general, equals projected operating income at the property assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected rental income used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. In certain instances, the appraiser may have made adjustments to increase or decrease such capitalized value as deemed appropriate by the appraiser (for example, the appraiser may have reduced such capitalized value to reflect the cost of completing material deferred maintenance or may have increased such capitalized value to reflect the existence of certain tax abatements or incentives). Except where otherwise specified, all relevant loan-to-value information with respect to mortgage loans secured by residential cooperative properties is based on the “Appraisal Value” of such property as described above, and assumes that such property is operated as a residential cooperative. See the footnotes to Annex A-1 to this prospectus and see “—Residential Cooperative Properties Have Special Risks” and “Description of the Mortgage Pool—Certain Calculations and Definitions—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in this prospectus.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

In addition, the mortgage loans secured by residential cooperative properties that are expected to be sold to the depositor by National Cooperative Bank, N.A. generally do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units. For these reasons, we cannot assure you that the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers (including each of the borrowers with respect to the residential cooperative loans expected to be sold to the depositor by National Cooperative Bank, N.A. included in the trust) are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” and “—Delaware Statutory Trusts” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the applicable special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
•	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
•	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Additionally, with respect to certain mortgage loans secured by residential cooperative properties, National Cooperative Bank, N.A., an affiliate thereof or a third party lender may be the lender, now or in the future, with respect to one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness”, “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives”, “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Cooperative Shares” in this prospectus. In addition to being the lender under certain such arrangements, subject to the servicing standard and to the criteria described in “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus, National Cooperative Bank, N.A. is also permitted to approve, without the consent of the directing certificateholder or any party to the pooling and servicing agreement, the incurrence such additional secured and/or other indebtedness by the borrowers under residential cooperative mortgage loans expected to be sold to the depositor by National Cooperative Bank, N.A. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests” and “—Potential Conflicts of Interest of the Master Servicers and the Special Servicers” in this prospectus.

In addition, with respect to certain additional secured indebtedness related to mortgage loans secured by residential cooperative properties to be sold to the depositor by National Cooperative Bank, N.A. described above, such additional secured indebtedness bears interest at a floating rate based on the London Interbank Offered Rate (commonly referred to as “LIBOR”). Similarly, future additional secured indebtedness related to mortgage loans secured by residential cooperative properties to be sold to the depositor by National Cooperative Bank, N.A. described above may also bear interest at a floating rate based on LIBOR. Accordingly, debt service for such additional secured indebtedness will generally increase as LIBOR rises and the debt service coverage ratio of such additional secured indebtedness may be adversely affected by rising interest rates, and the related borrower’s ability to make all payments due on their respective obligations, including those related to the mortgage loans included in the trust, may be adversely affected.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the applicable special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the applicable special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;
•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
•	whether and to what extent recourse to the borrower is permitted; and
•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
•	the prevailing interest rates;
•	the net operating income generated by the mortgaged property;
•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;
•	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);
•	the borrower’s financial condition;
•	the operating history and occupancy level of the mortgaged property;
•	reductions in applicable government assistance/rent subsidy programs;
•	the tax laws; and
•	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicers (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicers nor the special servicers will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, one of the master servicers and the certificate administrator, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Wells Fargo Bank, National Association is the purchaser under separate repurchase agreements with each of C-III Commercial Mortgage LLC, Rialto Mortgage Finance, LLC, National Cooperative Bank, N.A. and Basis Real Estate Capital II, LLC, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates.

In the case of the repurchase facility provided to C-III Commercial Mortgage LLC, for which that mortgage loan seller’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from the subsidiary on a revolving basis. C-III Commercial Mortgage LLC guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. As of October 12, 2016, the aggregate cut-off date balance of the mortgage loans that (i) were subject to the repurchase facility and (ii) will be sold by C-III Commercial Mortgage LLC to the depositor in connection with this securitization transaction, is equal to approximately $82,473,934. Proceeds received by C-III Commercial Mortgage LLC in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, National Association, each of the mortgage loans subject to that repurchase facility that are to be sold by C-III Commercial Mortgage LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens. In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, National Association, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III Commercial Mortgage LLC, which is a sponsor and mortgage loan seller.

In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $97,829,277. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to National Cooperative Bank, N.A., for which that mortgage loan seller’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from the subsidiary on a revolving basis and to serve as interim custodian of the loan files for the mortgage loans subject to such repurchase agreement. National Cooperative Bank, N.A. guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. None of the mortgage loans that will be sold by National Cooperative

Bank, N.A. to the depositor in connection with this securitization transaction are subject to such repurchase facility or interim custodial arrangement.

In the case of the repurchase facility provided to Basis Real Estate Capital II, LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Basis Real Estate Capital II, LLC on a revolving basis. The dollar amount of the mortgage loans subject to the repurchase facility that will be sold by Basis Real Estate Capital II, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $30,497,124. Proceeds received by Basis Real Estate Capital II, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association, each of the mortgage loans subject to that repurchase facility that are to be sold by Basis Real Estate Capital II, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

Additionally, each of C-III Commercial Mortgage LLC, National Cooperative Bank, N.A. and Basis Real Estate Capital II, LLC, respectively, or, in any such case, a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to some or all of the mortgage loans that C-III Commercial Mortgage LLC, National Cooperative Bank, N.A. and Basis Real Estate Capital II, LLC, respectively, will transfer to the depositor in connection with this securitization transaction. In each instance, those hedging arrangements will terminate in connection with the contribution of those mortgage loans to this securitization transaction.

As a result of the matters discussed in the preceding paragraphs, this securitization transaction will reduce the economic exposure of Wells Fargo Bank, National Association to the mortgage loans that are to be transferred by C-III Commercial Mortgage LLC, Rialto Mortgage Finance, LLC, National Cooperative Bank, N.A. and Basis Real Estate Capital II, LLC, respectively, to the depositor.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans that Barclays Bank PLC, C-III Commercial Mortgage LLC, Rialto Mortgage Finance, LLC, The Bancorp Bank and Basis Real Estate Capital II, LLC will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Rialto Mortgage Finance, LLC, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage Finance, LLC, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage Finance, LLC or such affiliates (subject, in some cases, to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Rialto Mortgage Finance, LLC will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association, on the one hand, and Barclays Bank PLC, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays Bank PLC, on the other hand, Wells Fargo Bank, National Association acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays Bank PLC and/or such affiliates of Barclays Bank PLC, including prior to their inclusion in the trust fund, some or all of the mortgage loans that Barclays Bank PLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Basis Real Estate Capital II, LLC, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank, National Association acts from time to time as primary servicer with respect to certain mortgage loans owned by Basis Real Estate Capital II, LLC (subject to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Basis Real Estate Capital II, LLC will transfer to the depositor.

Pursuant to an interim servicing agreement between C-III Asset Management LLC, a special servicer, and C-III Commercial Mortgage LLC, a sponsor, an originator and a mortgage loan seller, C-III Asset Management LLC acts as primary servicer with respect to certain mortgage loans owned from time to time by C-III Commercial Mortgage LLC and its affiliates (subject to the repurchase facility described above), including, prior to their inclusion in the trust fund, all of the mortgage loans that C-III Commercial Mortgage LLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and The Bancorp Bank, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by The Bancorp Bank from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that The Bancorp Bank will transfer to the depositor.

Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the mortgage loans to be transferred to this securitization transaction by Wells Fargo Bank, National Association.

Wells Fargo Bank, National Association is expected to enter into one or more agreements with the other sponsors (other than National Cooperative Bank, N.A.) to purchase the master servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans and to purchase the primary servicing rights to certain of the mortgage loans.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the Gurnee Mills Whole Loan and the 101 Hudson Street Whole Loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, in each case until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

One of the Underwriter Entities, Wells Fargo Securities, LLC, together with its affiliates, is playing several roles in this transaction. Wells Fargo Securities, LLC, is an affiliate of the depositor and Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller, a master servicer, the certificate administrator, the certificate registrar, the REMIC administrator and the custodian under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Bank PLC, a sponsor, a mortgage loan seller, and an originator.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Potential Conflicts of Interest of the Master Servicers and the Special Servicers

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the applicable master servicer, the applicable special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, each master servicer, each sub-servicer and each special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if either master servicer, a sub-servicer, either special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

National Cooperative Bank, N.A. is a mortgage loan seller and also will act as the master servicer with respect to the mortgage loans sold to the trust by National Cooperative Bank, N.A. and as the special servicer responsible for servicing the mortgage loans secured by residential cooperative properties sold to the trust by National Cooperative Bank, N.A. Under these circumstances, because it is both a master servicer and special servicer and also a mortgage loan seller, National Cooperative Bank, N.A. may have interests that conflict with the interests of the holders of the certificates. Similarly, C-III Asset Management LLC, one of the special servicers, is an affiliate of C-III Commercial Mortgage LLC, a mortgage loan seller, which may result in C-III Asset Management LLC having interests that conflict with the interests of the holders of the certificates. However, the pooling and servicing agreement will provide that the mortgage loans are to be serviced in accordance with the servicing standard and without regard to any obligation of any mortgage loan seller to cure a breach of a representation or warranty or repurchase any mortgage loan.

In addition, with respect to certain mortgage loans secured by residential cooperative properties, National Cooperative Bank, N.A. or an affiliate thereof may hold, now or in the future, one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness”, “—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives”, “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Cooperative Shares” in this prospectus. Additionally, subject to the servicing standard and to the criteria described in “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus, National Cooperative Bank, N.A. is also permitted to approve, without the consent of the directing certificateholder or any party to the pooling and servicing agreement, the incurrence of additional and / or other additional secured indebtedness by the borrowers under residential cooperative mortgage loans expected to be sold to the depositor by National Cooperative Bank, N.A. only, and if it so elects, to act as lender in such instances.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit a master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans for which it is acting as master servicer or special servicer. In the event that a master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificateholders—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicers, if any special servicer obtains knowledge that it is a borrower party with respect to an excluded special servicer loan, such special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer; provided that if the resigning special servicer fails to appoint the related excluded special servicer within 30 days of such special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an excluded special servicer. See “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the applicable special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While such special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, such special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of such special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if any special servicer or its affiliate holds a subordinate class of certificates, such special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2016-C36 non-

offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicers and the special servicers service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicers or the special servicers, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the applicable master servicer or the applicable special servicer under the pooling and servicing agreement including, among other things, the manner in which such master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for such master servicer or special servicer.

Each special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, such special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although each master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the applicable master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the applicable master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

C-III Asset Management LLC is expected to act as a special servicer, and it or an affiliate assisted C-III Investment Management LLC and/or one of its affiliate with its due diligence of the mortgage loans prior to the closing date.

Wells Fargo Bank, National Association, a sponsor, originator and mortgage loan seller, is also a master servicer, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association is (1) the servicer, the certificate administrator and the custodian under the BBCMS 2016-ETC trust and servicing agreement, which governs the servicing and administration of the Easton Town

Center whole loan, (2) the trustee, the certificate administrator and the custodian under the COMM 2016-GCT trust and servicing agreement, which governs the servicing and administration of the Gas Company Tower & World Trade Center Parking Garage whole loan, (3) the master servicer, the certificate administrator, the custodian, the certificate registrar, the REMIC administrator and the swap counterparty under the WFCM 2016-C35 pooling and servicing agreement, which governs the servicing and administration of the Mall at Turtle Creek whole loan and (4) the master servicer, the certificate administrator, the custodian, the certificate registrar and the REMIC administrator under the WFCM 2016-LC24 pooling and servicing agreement, which governs the servicing and administration of the One & Two Corporate Plaza whole loan and the Central Park Retail whole loan. In addition, Wells Fargo Bank, National Association holds one or more of the companion loans related to the Gurnee Mills whole loan, the Conrad Indianapolis whole loan and the 101 Hudson Street whole loan.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan and any servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation servicer to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicers, the special servicers or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that C-III Investment Management LLC or an affiliate thereof will be appointed as the initial directing certificateholder. The special servicers may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift securitization date), take actions with respect to the specially serviced loans for which it acts as special servicer under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan), (ii) the controlling noteholder of the Gurnee Mills whole loan or the 101 Hudson Street whole loan prior to the applicable servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the applicable special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Trust/Pooling and Servicing Agreement	Controlling Noteholder	Initial Directing Certificateholder(2)
Easton Town Center	BBCMS 2016-ETC	BBCMS 2016-ETC	Teachers Insurance and Annuity Association of America
Mall at Turtle Creek Central Park Retail	WFCM 2016-C35 WFCM 2016-LC24	WFCM 2016-C35 WFCM 2016-LC24	BIG Real Estate Fund I, L.P. Prime Finance CMBS B-Piece Holdco IV, L.P.
Gas Company Tower & World Trade Center Parking Garage	COMM 2016-GCT	COMM 2016-GCT	COMM 2016-GCT OA LLC
One & Two Corporate Plaza	WFCM 2016-LC24	WFCM 2016-LC24	Prime Finance CMBS B-Piece Holdco IV, L.P.

(1)	Does not include the Gurnee Mills whole loan or the 101 Hudson Street whole loan, for each of which servicing will be transferred on the related servicing shift securitization date. The initial controlling noteholder of the Gurnee Mills whole loan will be Column Financial, Inc. or an affiliate, and the initial controlling noteholder of the 101 Hudson Street whole loan will be Wells Fargo Bank, National Association or an affiliate, in each case as holder of the related controlling companion loan. With respect to each such whole loan, after the related servicing shift securitization date, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling companion loan is deposited. The initial directing certificateholder after such servicing shift securitization date is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling companion loan was deposited.

(2)	For further information regarding the directing certificateholder for the Easton Town Center whole loan, the Mall at Turtle Creek whole loan, Central Park Retail whole loan, the Gas Company Tower & World Trade Center Parking Garage whole loan and the One & Two Corporate Plaza whole loan, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Easton Town Center Whole Loan—Consultation and Control”; “—The Mall at Turtle Creek Whole Loan—Consultation and Control”; “—The Central Park Retail Whole Loan—Consultation and Control”; “—The Gas Company Tower & World Trade Center Parking Garage Whole Loan—Consultation and Control” and “—The One & Two Corporate Plaza Whole Loan—Consultation and Control”.

The controlling noteholder or directing certificateholder indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of the controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the applicable special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loan, the applicable special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the applicable special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the applicable special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the applicable special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause. With respect to the right of the directing certificateholder to replace each special servicer under certain circumstances, investors should consider that National Cooperative Bank, N.A., the initial special servicer with respect to each of the mortgage loans included in the pool that are secured by residential cooperative properties to be sold to the depositor by National Cooperative Bank, N.A., is experienced in acting as a lender and a servicer with respect to residential cooperative mortgage loans. Should the directing certificateholder elect to replace such special servicer, we cannot assure you that any successor special servicer selected pursuant to the terms of the pooling and servicing agreement would have the same familiarity or experience with the servicing of residential cooperative mortgage loans.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling companion loan or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the applicable special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

The applicable special servicer or the applicable master servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder, a controlling companion loan noteholder or a serviced companion loan holder or its representative may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a serviced whole loan, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holders may recommend (on a strictly non-binding basis except with respect to the controlling companion loan holder of a servicing shift whole loan prior to the related servicing shift securitization date) that the applicable special servicer take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

C-III Commercial Mortgage, LLC, a sponsor, a mortgage loan seller and an originator, is an affiliate of C-III Investment Management LLC, the entity that either itself or an affiliate thereof and/or a fund or account managed by it or an affiliate, (a) is anticipated to purchase the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates on the closing date, and (b) is expected to be appointed as the initial directing certificateholder. C-III Commercial Mortgage LLC is also an affiliate of C-III Asset Management LLC, the entity anticipated to be appointed as one of the special servicers.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with each special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement, and with regard to any servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Easton Town Center Whole Loan—Consultation and Control”, “—The Mall at Turtle Creek Whole Loan—Consultation and Control”, “—The Central Park Retail Whole Loan—Consultation and Control”, “—The Gas Company Tower & World Trade Center Parking Garage Whole Loan—Consultation and Control”, “—The One & Two Corporate Plaza Whole Loan—Consultation and Control”, “—The Servicing Shift Whole Loans—The Gurnee Mills Whole Loan—Consultation and Control” and “—The 101 Hudson Street Whole Loan—Consultation and Control”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, may not be less than 5% in the transaction in the manner contemplated in the CRR; and (b) a requirement (the “Due Diligence Requirement”) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis.

National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm.

If the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm then an additional risk weight may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm.

Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU; and (ii) apply to investments in securitizations by EEA insurance and reinsurance undertakings subject to EU Directive 209/138/EC and, subject to the adoption of the proposed regulation referred to below, by EEA undertakings for collective investment in transferable securities. On September 30, 2015, the European Commission published a proposal for a new regulation which, if adopted as proposed, would replace the Retention Requirement, the Due Diligence Requirement and Similar Requirements with a single regime and which would, additionally, apply such requirements to investments in securitizations by EU occupational pension schemes.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, EEA-investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the depositor, the issuing entity, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

•	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014; these regulations implement the increased capital requirements established under the Basel Accord. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional increases in minimum capital requirements have been implemented since that date. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and, when implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities. As a result of these regulations, investments in commercial mortgage-backed securities like the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of commercial mortgage-backed securities for their regulatory capital purposes.

•	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Conformance with the Volcker Rule and its implementing regulations is required by July 21, 2015 (with two one-year extensions granted with respect to those banking entity ownership interests or sponsorships in place prior to December 31, 2013, thereby extending the required conformance date for such preexisting arrangements until July 21, 2017). During any applicable conformance period, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

•	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the applicable master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the applicable special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the applicable special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the applicable special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	Class A-S and Class B certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the applicable master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if either master servicer, either special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if either master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H-2 trust component, then the Class H-1 trust component, then the Class G-2 trust component, then the Class G-1 trust component, then the Class F-2 trust component, then the Class F-1 trust component, then the Class E-2 trust component, then the Class E-1 trust component, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. Any losses on the mortgage loans that are allocable to a trust component as described above will be correspondingly borne by the classes of exchangeable certificates and exchangeable combined certificates related to that trust component, pro rata, based on their respective allocable share of such losses. See “Description of the Certificates—Exchangeable Certificates” for a description of the classes of exchangeable certificates and exchangeable combined certificates and their related trust components. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4 or Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S or Class B certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the applicable master servicer, the applicable special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of a special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, any master servicer, any special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace each special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to the Gurnee Mills mortgage loan or the 101 Hudson Street mortgage loan, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace each special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift securitization date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the applicable special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the applicable special servicer or the applicable master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicers under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions that are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder does not have any duties to any other person;

(iv)    may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan or servicing shift mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the applicable special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to the non-serviced mortgage loans, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. These will be no operating advisor under the BBCMS 2016-ETC trust and servicing agreement or the COMM 2016-GCT trust and servicing agreement with respect to the Easton Town Center whole loan or the Gas Company Tower & World Trade Center Parking Garage whole loan, respectively. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace each special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, each special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances and considering each class of the (i) Class E-1 and Class E-2 certificates together with the Class E certificates’, the Class EF certificates’ and the Class EFG certificates’ applicable percentage interest of the related Class E-1 and Class E-2 trust components as collectively a single “class” for such purpose of the certificates, (ii) Class F-1 and Class F-2 certificates together with the Class F certificates’, the Class EF certificates’ and the Class EFG certificates’ applicable percentage interest of the related Class F-1 and Class F-2 trust components as collectively a single “class” for such purpose of the certificates, (iii) Class G-1 and Class G-2 certificates together with the Class G certificates’ and Class EFG certificates’ applicable percentage interest of the related Class G-1 and Class G-2 trust components as collectively a single “class” for such purpose of the certificates, and (iv) Class H-1 and Class H-2 certificates together with the Class H certificates’ applicable percentage interest of the related Class H-1 and Class H-2 trust components as collectively a single “class” for such purpose of the certificates ) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances) and considering each class of the (i) Class E-1 and Class E-2 certificates together with the Class E certificates’, the Class EF certificates’ and the Class EFG certificates’ applicable percentage interest of the related Class E-1 and Class E-2 trust components as collectively a single “class” for such purpose of the certificates, (ii) Class F-1 and Class F-2 certificates together with the Class F certificates’, the Class EF certificates’ and the Class EFG certificates’ applicable percentage interest of the related Class F-1 and Class F-2 trust components as collectively a single “class” for such purpose of the certificates, (iii) Class G-1 and Class G-2 certificates together with the Class G certificates’ and Class EFG certificates’ applicable percentage interest of the related Class G-1 and Class G-2 trust components as collectively a single “class” for such purpose of the certificates, and (iv) Class H-1 and Class H-2 certificates together with the Class H certificates’ applicable percentage interest of the related Class H-1 and Class H-2 trust components as collectively a single “class” for such purpose of the certificates)). See “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate either master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace either master servicer, either special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace such master servicer or special servicer or cause the appointment of a sub-servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan) will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the applicable special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the applicable special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by such special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the applicable special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift securitization date, the applicable special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	do not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the applicable special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the applicable special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicers may be limited by several factors. First, if a special servicer has to consider a large number of modifications, operational constraints may affect the ability of such special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit a special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicers in maximizing collections for the transaction and the impediments the special servicers may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicers not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicers may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the applicable special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party (or in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC is the sole warranting party) in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors (or in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC) will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the applicable special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has (or in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC has) only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have (or in the case of mortgage loans sold by Basis Real Estate Capital II, LLC, Basis Investment Group LLC has or will have) sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, each master servicer, each special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the applicable special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the applicable special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

Each master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the applicable master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the applicable master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the applicable master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of a master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the applicable master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Barclays Bank PLC, a mortgage loan seller, a sponsor and an originator, is subject to the provisions of the Insolvency Act 1986, as amended (United Kingdom Act of Parliament, 1986 ch. 45) (the “Insolvency Act”) and the Banking Act 2009, as amended (United Kingdom Act of Parliament, 2009 ch. 1) (the “Banking Act”). Under the terms of the Insolvency Act, certain transactions by an English-registered company, such as Barclays, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the United Kingdom Financial Services Compensation Scheme). Further, under the Banking Act, the United Kingdom Treasury, the Prudential Regulation Authority and/or the Bank of England may also, in the circumstances set out in the Banking Act, make an order for the transfer of any property, assets or liabilities of a United Kingdom authorized deposit taker either to a company owned by the Bank of England or to any private sector purchaser. Orders under the Banking Act may also modify the way in which rights of third parties can be exercised. These powers exist within a broader range of powers designed to ensure the stability of the United Kingdom banking sector and exercise of such may have an impact on the rights of third parties relative to Barclays. An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of Barclays’ interest in the mortgage loan by Barclays Bank PLC will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale nor challenge the transaction under United Kingdom insolvency rules, nor that the transfer could not be affected by an order under the Banking Act. Even if a challenge were not successful, or if an order under the Banking Act itself was successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loan by Barclays Bank PLC was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Barclays’ interest in the mortgage loan was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The Requirement of the Special Servicers to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the applicable special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The applicable special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States internal revenue code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

Description Of The Mortgage Pool

General

The assets of the issuing entity will consist of a pool of seventy-three (73) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $858,177,959 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in November 2016 (or, in the case of any Mortgage Loan that has its first due date in December 2016, the date that would have been its due date in November 2016 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Nine (9) of the Mortgage Loans, representing approximately 42.1% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loan are collectively referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut- Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC(1)	11	35	$266,192,284	31.0%
Wells Fargo Bank, National Association(2)	9	9	241,981,505	28.2
C-III Commercial Mortgage LLC	19	20	102,618,218	12.0
Rialto Mortgage Finance, LLC	15	15	97,829,277	11.4
National Cooperative Bank, N.A.(3)	10	10	72,468,927	8.4
The Bancorp Bank	7	7	46,590,624	5.4
Basis Real Estate Capital II, LLC	2	2	30,497,124	3.6
Total	73	98	$858,177,959	100.0%

(1)	One (1) of the eleven (11) Mortgage Loans for which Barclays Bank PLC is the mortgage loan seller was part of a whole loan that was co-originated by Barclays Bank PLC and Morgan Stanley Bank, N.A., and one (1) Mortgage Loan for which Barclays Bank PLC is the mortgage loan seller was part of a whole loan that was co-originated by Barclays Bank PLC and Deutsche Bank, AG, New York Branch. Each such Mortgage Loan was underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

(2)	One (1) of the nine (9) Mortgage Loans for which Wells Fargo Bank, National Association is the mortgage loan seller was part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Column Financial, Inc. and Regions Bank, and one (1) Mortgage Loan for which Wells Fargo Bank, National Association was part of a whole loan that was co-originated by Wells Fargo Bank, National Association, Barclays Bank PLC (which is not contributing any of its interest in such whole loan to this securitization) and Bank of America, N.A. Each such Mortgage Loan was underwritten pursuant to Wells Fargo Bank, National Association’s underwriting guidelines.

(3)	Each of the Mortgage Loans for which National Cooperative Bank, N.A. is the mortgage loan seller were originated by its parent company, National Consumer Cooperative Bank, and transferred to National Cooperative Bank, N.A. Each such Mortgage Loan originated by National Consumer Cooperative Bank was underwritten pursuant to National Cooperative Bank, N.A.’s underwriting guidelines.

Each of the Mortgage Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily, manufactured housing community or residential cooperative real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 3, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings (with respect to the Mortgage Loans secured by residential cooperative properties, the following is supplemented and modified as provided in “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below):

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

•	in the case of a Mortgage Loan that provides for interest-only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

•	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is”

value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical”, or “as-renovated” value as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to Mortgage Loans secured by portfolios of Mortgaged Properties, the Appraised Value may represent the “as-is”, “as-complete”, “as-renovated” or “as-stabilized” value for the related portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is”, “as-complete”, “as-renovated” or “as-stabilized” appraised values of the related individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on the “as-complete” or “as-stabilized” Appraised Value of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan. For additional information related to calculation of “Appraised Value” for Mortgage Loans secured by residential cooperatives see “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) ”Effective Gross Income” minus (b) ”Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

•	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

•	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of the Mortgage Loans as shown in the table below, the “as-complete”, “as-stabilized” or “as-renovated” value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
DoubleTree Dallas Near the Galleria(1)	2.2%	61.6%	49.9%	$ 30,800,000	90.4%	73.1%	$21,000,000

(1)	Reflects an appraisal on an “as-complete” basis, subject to the anticipated completion of the currently ongoing work associated with a property improvement plan that has an estimated cost of approximately $9,643,966 and as to which the related borrower reported spending approximately $1,546,995 as of, and a reserve in the amount of approximately $8,118,137 was established at, origination.

The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date (not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, LTV Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan(s) (except, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual cut-off date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, such LTV Ratio was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Debt Service Coverage Ratio” “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a split loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“LTV Ratio at Maturity”, “LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s). In the case of a Mortgage

Loan with one or more related Subordinate Companion Loans, Loan-to-Value Ratios at Maturity were calculated without regard to any related Subordinate Companion Loan.

“Maturity Date Balloon Payment” or “Balloon Payment” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

•	non-cash items such as depreciation and amortization,

•	capital expenditures, and

•	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties (other than residential cooperative properties) and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting; and (v) in the case of residential cooperative properties, the property vacancy assumption reflected in the related appraisal for purposes of determining the appraised value of the related Mortgaged Property as a multifamily rental property (i.e., the “Coop-Rental Value” reflected in Annex A-1 to this prospectus); such vacancy assumption for residential cooperative properties does not reflect actual occupancy. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property. With respect to a Mortgage Loan secured by a residential cooperative property, the Occupancy As Of Date is the date of the related appraisal from which the Occupancy Rate is derived.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

•	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

•	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

•	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

•	“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

•	“D or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

•	“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other single-purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses. For certain additional information related to calculation of “Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” for the Mortgage Loans secured by residential cooperative properties, see “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in this prospectus.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property (other than a residential cooperative property), the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the cut-off date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto and “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “U/W NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached hereto, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. For certain additional information related to calculation of “Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” for the Mortgage Loans secured by residential cooperative properties, see “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan) as of the cut-off date.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Pads” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing or as a residential cooperative, the number of apartments, regardless of the size of or number of rooms or beds in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease.

Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives

With respect to any Mortgage Loans secured by residential cooperative properties that are sold to the Trust by National Cooperative Bank, N.A., due to attributes particular to residential housing cooperatives, certain information presented in this prospectus and in Annex A-1 to this prospectus differs from that presented for other Mortgage Loans included in the Trust. Several of these differences are particularly relevant to your consideration of an investment in the Offered Certificates.

In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for Mortgage Loans secured by residential cooperative properties sold to the Trust by National Cooperative Bank, N.A. differs from the manner in which such calculations are made for other Mortgage Loans included in the Trust.

For example, the appraised value of such a residential cooperative property used for purposes of determining the loan-to-value ratio for the related Mortgage Loan as of any date is the value estimate reflected in an appraisal of such residential cooperative property determined as if such residential cooperative property is operated as a residential cooperative and, in general, such value equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. This value, based upon the most recent appraisal as of the Cut-off Date, is reflected as the “Appraised Value” of a residential cooperative property on Annex A-1 to this prospectus. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced above in this paragraph is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. A residential cooperative property is also valued as a multifamily rental property to determine a “Coop-Rental Value” as set forth on Annex A-1 to this prospectus. The value of a residential cooperative property as a multifamily rental property is the value estimate reflected in an appraisal of such residential cooperative property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the Underwritten Net Cash Flow for such residential cooperative property. In certain instances, the appraiser may have made adjustments to increase or decrease such capitalized value as deemed appropriate by the appraiser (for example, the appraiser may have reduced such capitalized value to reflect the cost of completing material deferred maintenance or may have increased such capitalized value to reflect the existence of certain tax abatements or incentives).

In addition, for purposes of determining the debt service coverage ratio and debt yield for a Mortgage Loan secured by a residential cooperative property and for the purpose of determining the value of a residential cooperative property as a multifamily rental property, the “U/W Net Cash Flow” or “U/W NCF” for a residential cooperative property and the “U/W Net Operating Income” or “U/W NOI” for a residential cooperative property, in each case as set forth on Annex A-1 to this prospectus, is the projected operating income of such residential cooperative property as set forth in the appraisal assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses and a market-rate vacancy assumption and, in the case of “U/W Net Cash Flow” or “U/W NCF”, further reduced by projected replacement reserves, in each case as determined by the appraiser. Accordingly, U/W Revenues, U/W Expenses, U/W Replacement, U/W Net Operating Income, U/W NOI, U/W Net Cash Flow and U/W NCF, in each case as set forth on Annex A-1 to this prospectus, are derived from the appraisal. However, the projected rental income used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend.

The loan-to-value ratios, debt service coverage ratios and debt yields presented herein with respect to Mortgage Loans secured by residential cooperative properties may differ from the loan-to-value ratios, debt service coverage ratios and debt yields that would have been determined for such Mortgage Loans secured by residential cooperative properties had a different methodology (including the methodology used for calculating such values with respect to the other Mortgage Loans sold to the depositor) been used.

With respect to information presented in Annex A-1 to this prospectus with respect to mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness in the form of a second priority line of credit (each, a “Subordinate LOC”), (1) the Coop – Committed Secondary Debt equals the balance of such Subordinate LOC, based on the full face amount of such Subordinate LOC, (2) the Whole Loan Cut-off Date Balance is calculated assuming the Subordinate LOC loan amount is fully advanced and the entire amount thereof is outstanding as of the Cut-off Date, (3) the Subordinate Secured Debt Original Balance is calculated assuming the Subordinate LOC is fully advanced on the date of closing of said Subordinate LOC, (4) the Subordinate Secured Debt Cut-off Date Balance indicates the balance of the Subordinate LOC as of October 3, 2016, (5) the Whole Loan Cut-off Date LTV Ratio, Whole Loan Cut-off Date U/W NOI Debt Yield and Whole Loan Cut-off Date U/W NCF Debt Yield are calculated assuming that the Subordinate LOC has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (6) the Whole Loan Debt Service, Whole Loan U/W NOI DSCR and Whole Loan U/W NCF DSCR are calculated assuming (A) that the Subordinate LOC has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date, (B) that interest on the Subordinate LOC is accruing pursuant to the applicable mortgage loan document (with the applicable interest rate determined using 1-month LIBOR in effect as of October 3, 2016 and giving effect to any applicable interest rate floor) and (C) that, in the case of each Subordinate LOC that has an interest-only period that does not extend through the maturity date of such Subordinate LOC, such initial interest-only period has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

With respect to the Mortgage Loans secured by residential cooperative properties, each related Mortgaged Property is owned by the borrower, which is a cooperative housing corporation. No individual or entity (other than the borrower) has recourse obligations with respect to the loans, including pursuant to any guaranty or environmental indemnity. Accordingly, no information is presented in the column labeled Sponsor in Annex A-1 to this prospectus with respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. for inclusion in the Trust. In addition, with respect to information presented in Annex A-1 to this prospectus with respect to mortgage loans secured by residential cooperative properties: (1) Coop – Sponsor Units refers to the number of units owned by the original sponsor responsible for the mortgaged property’s conversion into cooperative ownership; such sponsor may rent its units or opt to market them for sale (either individually or as a whole); (2) Coop – Investor Units refers to a bulk number of units owned by a non-tenant investor(s), who can rent or sell the units; (3) Coop – Coop Units refers to the number of units owned by the borrower, which is a cooperative corporation; In this capacity, the cooperative may manage its units as an investor would or use the units for the benefit of its cooperative members; (4) Coop – Unsold Percent refers to the ratio of the total number of units collectively owned by the original sponsor, a non-tenant investor or the cooperative corporation to the number of units with shares allocated; and (5) Coop – Sponsor/Investor Carry is the sponsor’s or the investor’s net cash flow calculated by subtracting maintenance charges on the sponsor or investor owned units from the actual rents payable on such units, to the extent available.

In addition, due to the specialized nature of residential housing cooperatives, certain information presented in and shown on Annex A-1 to this prospectus with respect to Mortgage Loans (other than such Mortgage Loans secured by residential cooperative properties) is not presented on Annex A-1 to this prospectus with respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. for inclusion in the Trust. For example, since residential cooperatives are not-for-profit entities that generally set maintenance fees to cover current expenses and plan for future capital needs and a residential cooperative is generally able to increase or decrease maintenance fees according to its anticipated expenses and level of cash reserves, historical NOI figures for residential cooperative properties are generally not representative of the cash flow generated by the property if it were operated as a multifamily rental property. Accordingly, the Most Recent NOI, Second Most Recent NOI, Third Most Recent NOI, and the related fields shown on Annex A-1 to this prospectus for the Mortgage Loans secured by residential cooperative properties are not presented on Annex A-1 to this prospectus with respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. for inclusion in the Trust.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$858,177,959
Number of Mortgage Loans	73
Number of Mortgaged Properties	98
Range of Cut-off Date Balances	$1,158,605 to $79,893,396
Average Cut-off Date Balance	$11,755,862
Range of Mortgage Rates	3.117% to 6.180%
Weighted average Mortgage Rate	4.218%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	118 months
Range of remaining terms to maturity	54 months to 120 months
Weighted average remaining term to maturity	116 months
Range of original amortization terms(2)	240 months to 480 months
Weighted average original amortization term(2)	357 months
Range of remaining amortization terms(2)	239 months to 480 months
Weighted average remaining amortization term(2)	355 months
Range of Cut-off Date LTV Ratios(3)(4)(6)	6.8% to 75.0%
Weighted average Cut-off Date LTV Ratio(3)(4)(6)	58.9%
Range of LTV Ratios as of the maturity date(3)(4)(6)	5.9% to 68.5%
Weighted average LTV Ratio as of the maturity date(3)(4)(6)	50.9%
Range of U/W NCF DSCRs(4)(5)(6)	1.31x to 12.34x
Weighted average U/W NCF DSCR(4)(5)(6)	2.30x
Range of U/W NOI Debt Yields(4)(6)	8.2% to 58.9%
Weighted average U/W NOI Debt Yield(4)(6)	12.3%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	56.8%
Interest-only, Balloon	30.6%
Interest-only, Amortizing Balloon	12.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes twelve (12) Mortgage Loans representing approximately 30.6% of the Initial Pool Balance that are interest-only for the entire term.

(3)	With respect to one (1) Mortgaged Property, representing approximately 2.2% of the Initial Pool Balance, the loan-to-value ratio was calculated based upon a hypothetical valuation other than an “as-is” value. The remaining Mortgage Loans were calculated using “as-is” values as described under “—Certain Calculations and Definitions” above. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Appraised Value” in this prospectus.

(4)	In the case of nine (9) Mortgage Loans representing approximately 42.1% of the Initial Pool Balance, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Easton Town Center, representing approximately 5.2% of the Initial Pool Balance, the related loan-to-value ratio as of the Cut-off Date and underwritten net cash flow debt service coverage ratio calculated to include the related Subordinate Companion Loan are 59.0% and 1.94x, respectively. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gas Company Tower & World Trade Center Parking Garage, representing approximately 1.7% of the Initial Pool Balance, the related loan-to-value ratio as of the Cut-off Date and underwritten net cash flow debt service coverage ratio calculated to include the related Subordinate Companion Loan are 52.2% and 2.36x, respectively.

(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

(6)	For Mortgage Loans secured by residential cooperative properties, the debt service coverage ratio and debt yield information are calculated using the projected net operating income and the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the Cut-off Date assuming such Mortgaged Property is operated as a rental property. The loan-to-value ratio information for Mortgage Loans secured by residential cooperative properties is based upon the Appraised Value of the residential cooperative property reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the Cut-off Date determined as if such residential cooperative property is operated as a residential cooperative and, in general, such value equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” and “—Certain Calculations and Definitions—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in this prospectus.

The issuing entity will include nine (9) Mortgage Loans, representing approximately 15.6% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	32	$262,965,576	30.6%
Super Regional Mall	1	79,893,396	9.3
Anchored	4	54,982,651	6.4
Urban	1	45,000,000	5.2
Single Tenant	22	35,185,000	4.1
Regional Mall	1	29,683,636	3.5
Unanchored	3	18,220,893	2.1
Office	9	203,846,055	23.8
Suburban	7	121,346,055	14.1
CBD	2	82,500,000	9.6
Hospitality	10	132,278,767	15.4
Full Service	3	72,889,252	8.5
Limited Service	6	34,415,770	4.0
Extended Stay	1	24,973,745	2.9
Multifamily	15	110,420,009	12.9
Cooperative	10	72,468,927	8.4
Garden	4	34,455,052	4.0
Mid Rise	1	3,496,031	0.4
Manufactured Housing Community	13	56,647,485	6.6
Manufactured Housing Community	13	56,647,485	6.6
Industrial	9	47,158,588	5.5
Flex	8	40,808,588	4.8
Light Industrial	1	6,350,000	0.7
Self Storage	9	42,127,264	4.9
Self Storage	9	42,127,264	4.9
Mixed Use	1	2,734,215	0.3
Self Storage/Retail	1	2,734,215	0.3
Total	98	$858,177,959	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Retail Properties

In the case of the retail properties and mixed use properties set forth in the above chart, we note the following:

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as Gurnee Mills on Annex A-1, representing approximately 9.3% of the Initial Pool Balance, an IG-rated affiliate of the borrower entered into a 10-year master lease at a rent of $700,000 annually for premises previous occupied by Sports Authority (2.8% of the net rentable area) which closed following declaring bankruptcy in 2016. The master lease will burn off once borrower has obtained a signed lease for the related space and a tenant is in occupancy and paying full, unabated rent.

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as Gurnee Mills on Annex A-1, representing approximately 9.3% of the Initial Pool Balance, Macy’s (the third largest tenant and comprising 7.7% of the NRA) announced plans to close 100 department stores nationwide in August 2016. The list of locations has not been disclosed. While Macy’s opened its store at the mortgaged property in July 2013, reportedly invested over $20 million in construction and tenant improvements, and is required by its lease to operate its store through July 2023, we cannot assure you that the store at the mortgage property will not be designated for closure. Based on current occupancy, there are no live or imminent co-tenancy provisions that would be triggered solely by the closure of Macy’s. The average occupancy rate at the mortgage property between 2013 through 2015 was 95.4% and, as of the 2015 year-end the occupancy rate was 95.1%.

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as Gurnee Mills on Annex A-1, representing approximately 9.3% of the Initial Pool Balance, the fourth largest tenant, Kohl’s, is a leased fee parcel. See “Risk Factors—Risks Related to the Mortgage Loans—Lease Fee Properties Have Special Risks”.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Easton Town Center, securing a Mortgage Loan representing approximately 5.2% of the Initial Pool Balance, the Mortgage Loan is secured in part by a pledge of one of the borrower’s membership interest in Easton Town Center III, LLC (the “Lifetime Fitness Fee Owner”), which owns the fee interest in a parcel that is operated as a Lifetime Fitness center at the Mortgaged Property (the “Lifetime Fitness Fee Parcel”). The Lifetime Fitness Fee Parcel is not collateral for the Mortgage Loan. The Lifetime Fitness Fee Parcel is ground leased to LTF Real Estate Company, Inc. (“Lifetime Fitness”), whose ground leasehold interest is subject to a leasehold mortgage in favor of another lender. In addition, the ground lease prohibits the Lifetime Fitness Fee Owner from mortgaging its fee interest and also provides the ground lessee with the right to require the Lifetime Fitness Fee Owner to subject its fee interest to the lien of Lifetime Fitness’s leasehold lender. Accordingly, if Lifetime Fitness’s leasehold lender were to foreclose on its leasehold mortgage and there was also a mortgage in favor of the Lifetime Fitness lender on the fee interest at such time, the Lifetime Fitness leasehold lender would be entitled to also foreclose on the fee interest in the Lifetime Fitness Fee Parcel. The fee owner of the Lifetime Fitness Fee Parcel, however, after such foreclosure would still be required to reimburse the borrower under the Mortgage Loan for common area expenses. Therefore, only common area expense reimbursements with respect to the Lifetime Fitness Fee Parcel were underwritten, and the pledge of the ownership interest in the Lifetime Fitness Fee Owner was not taken into account, in connection with the origination of the Mortgage Loan.

With respect to the pledge of the related borrower’s membership interest in the Lifetime Fitness Fee Owner, under the trust and servicing agreement for the BBCMS 2016-ETC Securitization under which the related Loan Combination is serviced, such pledge will be permitted (as evidenced by an opinion of counsel) to be foreclosed upon only if it is determined at the time of such foreclosure that (i) the Lifetime Fitness Fee Owner is treated for federal income tax purposes as an entity disregarded from its sole owner and (ii) the Lifetime Fitness Fee Owner only owns assets that constitute either an interest in real property or personal property incidental to real property. It cannot be known currently whether clauses (i) and (ii) will be satisfied at such time. If they cannot be satisfied, the REMIC Regulations (defined below) will restrict the related servicer from exercising remedies that require the taking of title to such pledged interests on behalf of the holders of the Loan Combination and the servicer will be required either (i) to exercise the other legal remedies available under applicable law (such as receivership) or (ii) to sell such pledged interests in the Lifetime Fitness Fee Owner and apply the proceeds toward the repayment of the Loan Combination. Depending on market conditions, the proceeds from such other remedies or the sale of such pledged interests could be less than the proceeds that would be received if the servicer had taken title to such pledged interests in the Lifetime Fitness Fee Owner.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Houston Industrial Portfolio – Emmott Business Center, Houston Industrial Portfolio – Eldridge Business Center, Houston Industrial Portfolio – West Belt Business Center, Houston Industrial Portfolio – Winkler Berrybrook and Houston Industrial Portfolio – Keough Business Center, securing in part a Mortgage Loan representing approximately 2.2% of the Initial Pool Balance by allocated loan amount, each of such Mortgaged Properties includes one or more tenants that operates its space as an on-site gas station and/or an automobile repair and servicing company. See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

With respect to the office properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”.

Hotel Properties

In the case of the hotel properties set forth in the above chart, we note the following:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified as Conrad Indianapolis on Annex A-1, representing approximately 3.7% of the Initial Pool Balance, approximately 26.9% of the underwritten revenues with respect to the related Mortgaged Property are food and beverage revenues.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Home2 Suites – Long Island City, representing approximately 2.9% of the Initial Pool Balance, a 176-room aloft is under development and is expected to open on November 10, 2016, and a 108-room Hyatt Place is under construction and is expected to open on December 1,2016, both of which the appraiser concluded are expected to compete directly with the Mortgaged Property. The appraiser also concluded that, as neither hotel is projected to be an extended stay hotel, they are not expected to have a material impact on the Mortgaged Property.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Sheraton Towson Baltimore North, securing a Mortgage Loan representing approximately 2.6% of the Initial Pool Balance, approximately 28.7% of the underwritten revenues with respect to the related Mortgaged Property are food and beverage revenues.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as DoubleTree Dallas Near the Galleria, securing a Mortgage Loan representing approximately 2.2% of the Initial Pool Balance, according to the most recent quality assurance evaluation of such Mortgaged Property, the Mortgaged Property currently has a “Progress” rating. Such rating is below the “Acceptable” classification and is usually assigned to hotel properties undergoing or required to undergo a PIP. Failure to complete the PIP and improve the rating could result in a termination of the franchise agreement. See “—Redevelopment, Renovation and Expansion” below. In addition, 28.4% of the underwritten gross revenues at the Mortgaged Property consist of food and beverage revenues, including revenues from banquets.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn Richmond Hill, securing a Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, a 80-room Fairfield Inn & Suites Richmond Hill is under construction and is expected to open in April 2017, which the appraiser concluded would be directly competitive with the Mortgaged Property.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Best Western – Westgate, securing a Mortgage Loan representing approximately 0.5% of the Initial Pool Balance, a limited service hotel recently opened adjacent to the Mortgaged Property, which the appraiser concluded would be directly competitive with the Mortgaged Property.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Conrad Indianapolis	$ 31,962,031	3.7%	4/30/2031	10/11/2026
Home2 Suites – Long Island City	$ 24,973,745	2.9%	8/31/2034	10/1/2026
Sheraton Towson Baltimore North	$ 21,949,866	2.6%	11/2/2032	9/6/2026
DoubleTree Dallas Near the Galleria	$ 18,977,355	2.2%	1/31/2031	10/11/2026
Holiday Inn Express & Suites Cooperstown	$ 8,678,812	1.0%	4/14/2024	10/6/2026
Comfort Suites Waco	$ 6,285,613	0.7%	10/3/2034(1)	9/11/2026
Hampton Inn Richmond Hill	$ 5,543,649	0.6%	4/30/2033	10/6/2026
Holiday Inn Express & Suites Marysville	$ 5,294,086	0.6%	6/7/2023	10/6/2026
Comfort Inn & Suites Market Center Dallas	$ 4,495,229	0.5%	5/28/2027	10/6/2026
Best Western - Westgate	$ 4,118,381	0.5%	11/30/2016(2)	11/5/2025

(1)	The related franchise agreement may be terminated by either the franchisor or the franchisee in 2024 and 2029.

(2)	The related membership agreement renews annually as long as the owner pays its annual dues in full by September 15th of each year for an additional one-year term ending November 30th of the following year. If the annual dues for an additional one-year renewal term are not paid in full in a timely manner, the borrower will be required to obtain the approval of the majority of the board of directors of Best Western International, Inc. in order to continue operating the Mortgaged Property under the flag. However, Best Western International, Inc. is permitted to terminate the membership agreement at any time for cause.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Village at Fairplain and 7350 S Phillips Avenue, collectively securing Mortgage Loans representing approximately 1.1% of the Initial Pool Balance, each such Mortgaged Property has some or all of its rents subsidized under, or certain related tenants receive rental assistance through, the Section 8 tenant-based assistance program of the U.S. Department of Housing and Urban Development (“HUD”) or another federal, state or local tenant-based assistance program. We cannot assure you that any such program will be continued in its present form or that the level of assistance provided thereby will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related Mortgage Loan.

•	Certain of the residential cooperative properties securing mortgage loans included in the Trust may be operated as limited equity cooperatives in which eligible members purchase shares at below market prices and are subject to various restrictions, including restrictions on the sale price for which units may be re-sold and/or restrictions upon the income or other characteristics of purchasers of such units. Such restrictions may negatively impact the value and operation of such a mortgaged property. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this prospectus.

•	In addition, certain of the residential cooperative properties are subject to government rent control regulations which limit the rental payments payable by subtenants of unit owners and which would be applicable to the Mortgaged Property in whole or in part if the same were operated as a multifamily rental property. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

•	In the case of certain manufactured housing community properties, over 10% of the pad sites are known to be occupied by “park-owned homes”. For example, with respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Northtowne Meadows, Firelands and Midtown Manor MHP, Country Aire MHP, Sun Lake Estates MHP and Friendly Village Mobile Estates, collectively securing Mortgage Loans representing approximately 3.8% of the Initial Pool Balance, approximately 62 of the 386 Northtowne Meadows home sites, approximately 126 of the 398 Firelands and Midtown Manor MHP home sites (with an additional 18 homes purchased and expected to be delivered and leased by the fourth quarter of 2016), approximately 141 of the 192 Country Aire MHP home sites, approximately 84 of the 229 Sun Lake Estates MHP home sites, and approximately 12 of the 100 Friendly Village Mobile Estates home sites, respectively, are occupied by homes owned by an affiliate of the related borrower and rented out like apartments. Although the affiliate-owned homes are not collateral for any of those Mortgage Loans (and the rent from such homes was not included as part of the underwriting for such Mortgage Loans), in each such case (other than in the case of the Mortgaged Property identified on Annex A-1 as Friendly Village Mobile Estates), there is a master lease with, and an assignment of net cash flow from, the borrower affiliate that owns the homes in question that will spring into effect upon the occurrence of an event of default under the related Mortgage Loan.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Paradise Ranch MHP, securing a Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, portions of the well water system, water purification system and wastewater treatment system (the “Water Systems”), which improvements are owned by the borrower and are part of the collateral securing the Mortgage Loan, are located on an adjacent property that is owned by an affiliated entity. There is a recorded easement in favor of the owner of the Mortgaged Property that runs to its successors and assigns (the “Easement”), which grants the then-current owner with an exclusive right to access such adjacent property to use the Water Systems. The Easement is reflected on the survey of the Mortgaged Property and there is a loss recourse carveout for any losses incurred by lender as a result of the existence or operation of such Water Systems. However, there can be no assurance that a third party owner of the adjacent property will abide by the express terms of the Easement, including to provide the owner of the Mortgaged Property with access to the Water Systems.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Pokegama Mobile Home & R.V. Park and Belle Grove MHP, collectively securing Mortgage Loans representing approximately 0.8% of the Initial Pool Balance, each such Mortgaged Property is age-restricted to tenants at least 55 years of age.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

With respect to the mixed use property set forth in the above chart:

•	The mixed use Mortgaged Property has retail and self storage components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Self Storage Properties Have Special Risks”.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Big Oaks Self Storage & Retail, securing a Mortgage Loan representing approximately 0.3% of the Initial Pool Balance, leases totaling approximately 80.7% of the retail portion’s net rentable square footage at such Mortgaged Property are month-to-month.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Bank branch(1)	2	8.5%
Theater/entertainment facility(2)	3	8.3%
Gym, fitness center or a health club(3)	4	6.8%
Restaurant(4)	4	2.1%
Medical(5)	2	1.7%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as 101 Hudson Street and 4119 Syracuse Holding (Camillus Plaza).

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Easton Town Center, Central Park Retail and Century Theater – NextGen.

(3)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Central Park Retail, Archdale Marketplace, Consumer Square West and 4119 Syracuse Holding (Camillus Plaza).

(4)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Shoppes at Kendall, Big Oaks Self Storage & Retail, Southwood Village Retail Center and Campus Plaza - MI.

(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Shoppes at Kendall and Courthouse Square.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the residential cooperative properties included in the Trust, information regarding the 5 largest tenants has not been reflected on Annex A-1 to this prospectus or in the preceding chart. Notwithstanding the exclusion of the residential cooperative properties from the statistics presented in the preceding chart and bullets, certain residential cooperative properties are heavily dependent on income from commercial tenancies and may, in certain instances, have space that is devoted to specialty uses. These uses may include, without limitation, dental or medical offices or clinics, data centers, restaurants, and/or parking garages. The specialty use spaces may not be readily convertible (or convertible at all) to alternative uses if those uses were to become unprofitable, or the spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this prospectus.

With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Houston Industrial Portfolio – Emmott Business Center, Houston Industrial Portfolio – Eldridge Business Center, Houston Industrial Portfolio – West Belt Business Center, Houston Industrial Portfolio – Winkler Berrybrook and Houston Industrial Portfolio – Keough Business Center, securing in part a Mortgage Loan representing approximately 2.2% of the Initial Pool Balance by allocated loan amount, each of such Mortgaged Properties includes one or more tenants that operates its space as an on-site gas station and/or an automobile repair and servicing company. See “—Retail Properties” above.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)		Cut-off Date LTV Ratio(1)		Property Type
Gurnee Mills	$79,893,396	9.3%	$163	1.60	x	65.9%		Retail
101 Hudson Street	$67,500,000	7.9%	$186	3.68	x	51.8%		Office
Plaza America I & II	$65,000,000	7.6%	$243	1.96	x	64.1%		Office
North Isle Village, Inc.	$45,933,875	5.4%	$60,202	2.65	x	52.8%		Multifamily
Easton Town Center	$45,000,000	5.2%	$259	4.02	x(2)	28.5	%(2)	Retail
Conrad Indianapolis	$31,962,031	3.7%	$225,239	1.71	x	64.8%		Hospitality
Mall at Turtle Creek	$29,683,636	3.5%	$217	1.57	x	55.0%		Retail
Home2 Suites – Long Island City	$24,973,745	2.9%	$217,163	1.53	x	61.2%		Hospitality
ExchangeRight Net Leased Portfolio 13	$24,485,000	2.9%	$105	2.74	x	54.1%		Retail
Sheraton Towson Baltimore North	$21,949,866	2.6%	$77,561	1.57	x	62.7%		Hospitality
Houston Industrial Portfolio	$19,967,885	2.3%	$43	1.45	x	70.8%		Industrial
Central Park Retail	$19,948,500	2.3%	$203	1.32	x	74.2%		Retail
Archdale Marketplace	$19,275,000	2.2%	$107	1.43	x	75.0%		Retail
DoubleTree Dallas Near the Galleria	$18,977,355	2.2%	$65,439	1.65	x	61.6	%(3)	Hospitality
Tully Business Center	$17,500,000	2.0%	$122	1.48	x	67.8%		Industrial
Top 3 Total/Weighted Average	$212,393,396	24.7%		2.37	x	60.9%
Top 5 Total/Weighted Average	$303,327,271	35.3%		2.66	x	54.8%
Top 15 Total/Weighted Average	$532,050,288	62.0%		2.23	x	58.8%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan. With respect to the Mortgage Loan secured by the residential cooperative property identified on Annex A-1 to this prospectus as North Isle Village, Inc., the U/W NCF DSCR is calculated using Underwritten Net Cash Flow for the related residential cooperative property which is the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date and, in general, equals the projected operating income at the related Mortgaged Property assuming such Mortgaged Property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser and the Cut-off Date LTV Ratio is based upon the appraised value of the residential cooperative property reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date determined as if such residential cooperative property is operated as a residential cooperative. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this prospectus.

(2)	The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the Easton Town Center Mortgage Loan based on the combined senior notes and subordinate notes totaling $700,000,000 are 1.94x and 59.0%, respectively.

(3)	The appraiser of the subject Mortgage Loan concluded to an “as-complete” value of $30,800,000, which assumes the completion of the currently ongoing work associated with a property improvement plan at the related Mortgaged Property. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the “as-is” appraised value of $21,000,000 are 90.4% and 73.1%, respectively.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 1.8% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Each of the Mortgage Loans set forth in the table below, representing approximately 6.3% of the Initial Pool Balance, is secured by two or more properties. See the footnotes to the table below. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Mortgaged Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
ExchangeRight Net Leased Portfolio 13	Multi-property	$24,485,000	2.9%
Houston Industrial Portfolio	Multi-property	19,967,885	2.3
Firelands and Midtown Manor MHP	Multi-property	9,977,306	1.2
Total		$54,430,191	6.3%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 1.3% of the Initial Pool Balance, is not cross-collateralized but has borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 1.3% of the Initial Pool Balance.

The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 to this prospectus and the related footnotes.

Related Borrower Mortgage Loans(1)

Mortgage Loan/Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Moore Self Storage	1	$4,180,000	0.5%
Arlington Heights Self Storage	1	3,750,000	0.4
Broadview Heights Self Storage	1	3,280,000	0.4
Total for Group 1:	3	$11,210,000	1.3%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	13	$ 111,644,862	13.0%
Illinois	4	$ 93,139,427	10.9%
Ohio	10	$ 89,340,543	10.4%
Virginia	3	$ 89,024,345	10.4%
California	9	$ 84,604,045	9.9%
Texas	19	$ 80,150,285	9.3%
New Jersey	1	$ 67,500,000	7.9%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout 17 other states, with no more than 4.1% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

•	Thirty-three (33) Mortgaged Properties, identified on Annex A-1 to this prospectus as 101 Hudson Street, Plaza America I & II, North Isle Village, Inc., Home2 Suites – Long Island City, ExchangeRight Net Leased Portfolio 13 – Walgreens - Panama City, ExchangeRight Net Leased Portfolio 13 – Advance Auto Parts - Houston, ExchangeRight Net Leased Portfolio 13 – Family Dollar - Plainville, ExchangeRight Net Leased Portfolio 13 – Family Dollar - Lafayette (Pinhook), ExchangeRight Net Leased Portfolio 13 – Family Dollar - Lafayette (Congress), ExchangeRight Net Leased Portfolio 13 – Family Dollar - Scott, ExchangeRight Net Leased Portfolio 13 – Sherwin Williams - Naples, Sheraton Towson Baltimore North, Houston Industrial

Portfolio – Emmott Business Center, Houston Industrial Portfolio – Eldridge Business Center, Houston Industrial Portfolio – West Belt Business Center, Houston Industrial Portfolio – Winkler Berrybrook, Houston Industrial Portfolio – Aldine Westfield, Houston Industrial Portfolio – Keough Business Center, Spanish Fort Town Center Apartments, Shoppes at Kendall, One & Two Corporate Plaza, Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc., Hampton Inn Richmond Hill, Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc., Compton Owners Corp., Bayview Owners Corp., Mohegan Village Owners, Inc., Belle Grove MHP, Fleetwood Hills Apartments, Inc., 80-82 Charles St. Owners Corp., Aloha Estates MHP, 1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd. and 13912 Owners Corp., securing Mortgage Loans representing approximately 37.6% of the Initial Pool Balance by allocated loan amount, are each located within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean and, therefore, are more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble in Annex D-1 to this prospectus).

•	Ten (10) Mortgaged Properties identified on Annex A-1 to this prospectus as Mall at Turtle Creek, Tully Business Center, Gas Company Tower & World Trade Center Parking Garage, 2375 Anselmo Drive, Central Self Storage - Daly City, CA, Paradise Ranch MHP, Pacific Rancho Business Park, Century Theater – NextGen, Western Village MHP and Big Oaks Self Storage & Retail, securing Mortgage Loans representing approximately 13.3% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 20%.

Mortgaged Properties With Limited Prior Operating History

Twenty-five (25) of the Mortgaged Properties, securing six (6) Mortgage Loans, representing approximately 6.8% of the Initial Pool Balance, (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property. See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Four (4) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Central Self Storage – Daly City, CA, One & Two Corporate Plaza, Chicago Northside Storage and Royal Oaks MHC, representing 3.2% of the Initial Pool Balance by allocated loan amount, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the Mortgage Loan identified on Annex A-1 as ExchangeRight Net Leased Portfolio 13, representing approximately 2.9% of the Initial Pool Balance, the related borrower is a Delaware statutory trust.

In general, a Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Condominium Interests

Six (6) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Easton Town Center, Conrad Indianapolis, ExchangeRight Net Leased Portfolio 13 – Hobby Lobby - Franklin, 2375 Anselmo Drive, Central Self Storage – Daly City, CA and Courthouse Square, securing Mortgage Loans in whole or in part representing approximately 12.9% of the Initial Pool Balance by allocated loan amount, are secured in whole or in part by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Easton Town Center, securing a Mortgage Loan representing approximately 5.2% of the Initial Pool Balance, a portion of the Mortgaged Property, which represents approximately 1.6% of the net rentable square footage at the Mortgaged Property, consists of the retail unit in a condominium. The condominium consists of two units: a retail unit, which is part of the Mortgaged Property, and a parking unit, which is not part of the Mortgaged Property. The condominium is controlled by the owner of the parking unit. The lender has cure and notice rights as set forth in a condominium estoppel certificate.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Conrad Indianapolis, representing approximately 3.7% of the Initial Pool Balance, the borrower has condominium interests in separate condominium regimes, as follows: (i) lower 17 floors of a 23 story building, comprising 73.2776% of the related hotel building condominium regime (residential units on upper floors comprise remaining condominium interests) (“Circle Block Regime”); and (ii) restaurant and conference room space on floors 1 and 2 for the use of the hotel of adjacent 26 Washington Building, comprising 16.88% of the related office building condominium regime (office space on upper floors comprise remaining condominium interests) (“26 Washington Regime”). With respect to the Circle Block Regime, the borrower (as owner of the hotel unit) has the power to appoint two of the three directors to the association board. Each of the hotel unit and residential units are principally responsible for maintenance of their respective units. With respect to the 26 Washington Regime, the borrower (as owner of the hotel unit) has the power to appoint one of the three directors to the association board. Each of the hotel and non-hotel units are principally responsible for maintenance of its respective units. Further, certain material actions of the board require consent of a supramajority (90%) of the board, including any action that would increase allocated costs or liabilities other than in proportion to the percentage of ownership; the imposition of rules, regulations, limitations that would impose limitation on the hotel unit other than as contemplated by the association documents or entering into a contract in excess of $25,000, and the unanimous consent of the board is required for any amendment of the condominium declaration. The loan documents provide for personal liability to borrower and guarantors for losses related to amendment or termination of condominium regime without lender’s consent.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 2375 Anselmo Drive, securing a Mortgage Loan representing approximately 1.7% of the Initial Pool Balance, the Mortgaged Property comprises one unit of a five-unit condominium. Each unit is comprised of a single office building and shares common areas, parking and landscaping at a four building office complex. The Mortgaged Property represents a 22.95% interest in the condominium development and the borrower does not control the condominium board. The borrower has notice and cure rights, and any lien for any assessments due under the condominium documents will not affect or impair the lien of the mortgage. In addition, any person who obtains an interest in the Mortgaged Property through an event of foreclosure will take title free of any lien for charges accrued under the condominium documents up to the time of the event of foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Residential Cooperatives

Ten (10) of the Mortgage Loans, collectively representing approximately 8.4% of the Initial Pool Balance, are secured by Mortgaged Properties structured as residential cooperatives. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this prospectus.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	98	$ 858,177,959	100.0%
Total	98	$ 858,177,959	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than sixteen (16) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street, securing a Mortgage Loan representing approximately 7.9% of the Initial Pool Balance, the Phase I environmental site assessment obtained at loan origination identified a recognized environmental condition associated with two underground storage tanks containing fuel oil that were installed about 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The Phase I ESA recommended a Phase II subsurface assessment. The lender waived a Phase II based on the guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. The policy covers five other locations and eight other storage tanks at affiliate-owned properties. The policy premium for the one year term was pre-paid at closing. American International Group Inc. has an S&P rating of “A-”.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Archdale Marketplace, securing a Mortgage Loan representing approximately 2.2% of the Initial Pool Balance, the Mortgaged Property was designated as a Brownfields site in 2004 due to residual soil and groundwater contamination related to the former operation of a dry cleaner and auto repair shop at the Mortgaged Property. Per a Brownfields Agreement with the North Carolina Department of Environment and Natural Resources (“NCDENR”), the Mortgaged Property is subject to land use restrictions and may not be used for any purpose other than for a commercial use or retail establishment and the borrower must submit a notarized Land Use Restrictions Update to the NCDENR each January certifying that the notice of the Brownfield designation is recorded and the land use restrictions are complied with. Failure to comply with the Brownfields Agreement would result in the borrower being responsible for the remediation of the Mortgaged Property to current soil and groundwater standards. The environmental consultant identified this as a controlled environmental condition and recommended continued compliance with the Brownfields Agreement. The Mortgage Loan documents contain a non-recourse carve out for losses arising from the borrower’s failure to comply in all respects with the requirements in the Brownfields Agreement.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Northtowne Meadows, securing a Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the ESA dated July 26, 2016 noted soil contamination on an adjacent property that was formerly operated as a salvage yard, with no noted soil contamination on the Mortgaged Property. However, the borrower obtained an environmental impairment liability insurance policy from Beazley (Lloyd’s of London 623/2623) with a policy limit of $1 million per incident and in the aggregate, a deductible of $50,000 and a 121 month term with a 36-month extended reporting period. The lender is named as an additional named insured under the policy. The policy premium was paid at closing. Lloyds Syndicates has an A.M. Best Rating of “A”.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Chicago Northside Storage, securing a Mortgage Loan representing approximately 0.7% of the Initial Pool Balance, such Mortgaged Property was occupied by an oil company and a truck and bus repair company from 1938 to 1988. In 1990, groundwater and soil contamination was detected in the central portion of the Mortgaged Property above reportable levels. In 2000, a No Further Action (“NFA”) letter was issued by the Illinois Environmental Protection Agency (the “IEPA”) with land use restrictions: the land can be used solely for industrial and commercial use, no potable wells may be installed, and any excavated land must be handled in accordance with applicable laws. In addition, between 2004 and 2009, subsurface investigations were conducted with construction of storage units in the northern portion of the Mortgaged Property. Soil contamination was discovered from historical underground storage tanks and aboveground storage tanks. Four monitoring wells were also installed. In 2012, the IEPA issued an NFA letter with institutional controls and engineering controls: a safety plan must be developed prior to any redevelopment, asphalt pavement and buildings must remain over the northern portion of the Mortgaged Property, no potable well may be operated on-site, and any excavation must be conducted in accordance with local laws. The foregoing environmental conditions at the Mortgaged Property were identified as controlled recognized environmental conditions.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Houston Industrial Portfolio – Aldine Westfield, securing in part a Mortgage Loan representing approximately 0.2% of the Initial Pool Balance, the related environmental site assessment identified a controlled recognized environmental condition in connection with the Mortgaged Property’s former use as a gas station and an industrial site. The environmental consultant recommended a subsurface investigation to evaluate any subsurface conditions associated with such prior uses. There is an environmental insurance policy in place from Steadfast Insurance Company in the amount of $1,500,000 per occurrence and in the aggregate that extends through September 30, 2029, which is approximately three years past the maturity date of the Mortgage Loan.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio 13 – Advance Auto Parts - Houston, securing in part a Mortgage Loan representing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the related environmental site assessment identified a recognized environmental condition in connection with groundwater contamination from an adjacent historic aluminum manufacturing plant. The Texas Commission on Environmental Quality (TCEQ) issued an Innocent Owner/Operator Program (IOP) Certificate on December 21, 2015, which confirms that the borrower is not liable under Texas Health and Safety Code or Texas Water Code for investigation, monitoring, remediation or any other response actions with respect to any conditions attributable to the release or migration of the contaminant in groundwater from sources not located on or at the Mortgaged Property. The environmental consultant recommended no further action.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Easton Town Center, securing a Mortgage Loan representing approximately 5.2% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, AMC 30, occupying approximately 10.3% of the net rentable square footage at the Mortgaged Property, is in the process of upgrading its premises to a full-service, dine-in theater. The borrower sponsor reported that construction is expected to start in October 2016 and will be completed by March 2017, with minimal disruptions to the tenant’s operations. The sponsor reported that the tenant is investing $4,000,000 to upgrade its premises (independent of any tenant improvement allowances provided under its lease) and pursuant to a lease amendment dated July 8, 2016, the tenant is entitled to an additional $5,500,000. At origination of the Mortgage Loan, the lender escrowed $5,500,000 to cover the tenant’s improvement allowance and $250,000 to cover leasing commissions.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as DoubleTree Dallas Near the Galleria, securing a Mortgage Loan representing approximately 2.2% of the Initial Pool Balance, such Mortgaged Property is required to undergo a PIP in order to comply with current franchise standards. The total estimated cost of the PIP is approximately $9,643,966, of which the related borrower has reported spending approximately $1,546,995. The balance of approximately $8,118,137 was escrowed at origination of the Mortgage Loan. A majority of the renovation work, which includes updating guest rooms, bathrooms, corridors and public spaces, is required to be completed within 12 to 18 months.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Best Western – Westgate, securing a Mortgage Loan representing approximately 0.5% of the Initial Pool Balance, the lender escrowed $463,960 at origination for work required under the borrower’s PIP, which is expected to be completed in mid-2017. The Mortgage Loan becomes full recourse to the borrower and guarantor if the membership agreement with the franchisor ceases to remain in full force and effect, including by reason of the borrower’s failure to complete the PIP.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 9 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Plaza America I & II, securing a Mortgage Loan representing approximately 7.6% of the Initial Pool Balance, the borrower sponsor reported that it is currently under investigation by the Internal Revenue Service for taxes paid from 2009 through 2011. The Internal Revenue Service concluded the relevant field work and issued a Notice of Proposed Adjustments to the borrower sponsor with a potential tax and interest liability of approximately $12.5 million and an adjustment to net operating loss of approximately $4.9 million. The borrower sponsor’s total potential tax liability is approximately $17.4 million.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Spanish Fort Town Center Apartments, representing approximately 1.8% of the Initial Pool Balance, the related borrower sponsor and other third parties are named as defendants in a lawsuit related to the operation of a gas station by the plaintiffs pursuant to leases entered into with one of the defendants (that was not the borrower sponsor), which leases had an approximate three year term(during a portion of which it was anticipated that the gas station would be renovated by the landlord). The complaint alleges that construction on the part of the landlord at the gas station, which resulted in closure of the station, lasted far beyond what was allegedly scheduled, without any rent abatement, tolling of the lease term while construction continued or offer of a lease renewal on terms acceptable to the plaintiffs. The complaint (which does not include specifics about the borrower sponsor’s role other than that he was a 50% shareholder in one of the plaintiffs) alleges the following causes of action, among others: breach of contract, unjust enrichment, breach of implied covenant of good faith and fair dealing, breach of fiduciary duty and fraud and deceit. The plaintiffs are seeking compensatory (including out-of-pocket costs and lost profits) and punitive damages to be determined by the trier of fact, specific performance and injunctive relief.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express & Suites Cooperstown, securing a Mortgage Loan representing approximately 1.0% of the Initial Pool Balance, the borrower sponsors are party to a settlement agreement with a former partner, pursuant to which the borrower sponsors agreed to pay the former partner $3.75 million in exchange for such partner’s agreement to withdraw from the ownership of several entities. A payment of $1.1 million was made to the former partner on the closing date of the Mortgage Loan. Pursuant to the settlement agreement, the remaining $2,475,000 payment is required to be paid no later than November 30, 2016. We cannot assure you that the borrower sponsor will pay the outstanding payment amount when due (which failure could lead to additional litigation) or that payment of such amount due will not impact the borrower sponsor’s ability to satisfy its obligations under the guaranty it signed in connection with the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

•	Sixty-one (61) of the Mortgage Loans, representing approximately 89.8% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

•	Eleven (11) of the Mortgage Loans, representing approximately 8.5% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

•	One (1) of the Mortgage Loans, representing approximately 1.7% of the Initial Pool Balance, was originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

•	With respect to thirty-four (34) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills, 101 Hudson Street, Plaza America I & II, Conrad Indianapolis, Mall at Turtle Creek, Home2 Suites – Long Island City, ExchangeRight Net Leased Portfolio 13, Houston Industrial Portfolio, Central Park Retail, Tully Business Center, 2375 Anselmo Drive, Consumer Square West, Northtowne Meadows, Central Self Storage – Daly City, CA, Firelands and Midtown Manor MHP, Holiday Inn Express & Suites Cooperstown, Shoreview Apartments, One & Two Corporate Plaza, New Albany Office Building, Comfort Suites Waco, Village at Fairplain, Hampton Inn Richmond Hill, 4119 Syracuse Holding (Camillus Plaza), Holiday Inn Express & Suites Marysville, Bella Vista Pointe Apartments, Country Aire MHP, CVS Duluth, Comfort Inn & Suites Market Center Dallas, Sun Lake Estates MHP, Moore Self Storage, Pokegama Mobile Home & R.V. Park, Arlington Heights Self Storage, Broadview Heights Self Storage and Pleasant Ridge, representing approximately 63.4% of the Initial Pool Balance by allocated loan amount, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.3% of the Initial Pool Balance, the borrower sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street, representing approximately 7.9% of the Initial Pool Balance, affiliates of the borrower sponsor (Mack-Cali Realty, L.P.) have been involved in various real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure including, within the past two years, (i) an office building located in Greenbelt, Maryland that was the subject of a foreclosure in June 2016 following the non-renewal of the sole tenant; (ii) an office building in Roseland, New Jersey that was the subject of a foreclosure in August 2015; (iii) office buildings located in Lyndhurst, New Jersey; South Brunswick, New Jersey; and Parsippany, New Jersey that were the subjects of a deeds in lieu in May 2015, June 2015 and July 2015, respectively, as a result of declining occupancy; and (iv) a discounted pay off in connection with a loan secured by four properties in Northern New Jersey. In addition, the borrower sponsor is the sponsor of a $40.4 million loan which is secured by an office building in Roseland, New Jersey which is the subject of maturity default (loan matured May 2016). The borrower has continued to make regular debt service payments and is in discussion with the related lender regarding a deed-in-lieu, which is expected by year-end.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Plaza America I & II, securing a Mortgage Loan representing approximately 7.6% of the Initial Pool Balance, the borrower sponsor disclosed one discounted payoff unrelated to the Mortgaged Property that occurred in 2011.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Conrad Indianapolis, representing approximately 3.7% of the Initial Pool Balance, Kite Realty Group trust, an affiliate of sponsors (Alvin E. Kite, John Kite and Thomas McGowan), was the subject of a foreclosure in mid-2016 related to a 266,000-square-foot retail center in the upscale planned community of Peachtree City, Georgia as a result of insufficient cash flow at the property.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mall at Turtle Creek, representing approximately 3.5% of the Initial Pool Balance, the indirect owner of the related borrower sponsor (which is the carve-out guarantor) is a publically traded REIT into which certain mortgaged properties (not including the Mortgaged Property) were spun off in connection with the April 2009 bankruptcy filing of General Growth Properties, Inc., which emerged from bankruptcy in November 2010.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Home2 Suites – Long Island City, representing approximately 2.9% of the Initial Pool Balance, one of the sponsors of the Mortgaged Property was involved in a litigation in Suffolk County, New York concerning a residential foreclosure that was settled on or about February 17, 2016 in connection with a loan modification. A stipulated discontinuance was filed on March 22, 2016.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio 13, representing approximately 2.9% of the Initial Pool Balance, one of three guarantors and borrower sponsors reported that he guaranteed a prior loan secured by a property unrelated to the Mortgaged Property that in November 2009 became the subject of foreclosure proceedings, which were settled in May 2013.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Houston Industrial Portfolio, representing approximately 2.3% of the Initial Pool Balance, the proceeds of the Mortgage Loan refinanced a prior loan that was modified to grant a three-month extension of the maturity date. The prior loan was never delinquent and was paid in full.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Central Park Retail, representing approximately 2.3% of the Initial Pool Balance, the sponsor (Gary D. Rappaport) was an indirect, non-controlling owner in a District Heights, Maryland shopping center that suffered a mortgage default in 2008 following a shadow anchor grocery store’s going dark. The property was the subject of foreclosure in September 2010.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 41 and 42 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	Twenty-three (23) of the Mortgaged Properties, securing Mortgage Loans representing approximately 4.3% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills, 101 Hudson Street, Plaza America I & II, Easton Town Center, Mall at Turtle Creek, ExchangeRight Net Leased Portfolio 13, Houston Industrial Portfolio, Central Park Retail, Archdale Marketplace and Tully Business Center.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
ExchangeRight Net Leased Portfolio 13 – Hobby Lobby – Franklin	0.3%	No	3/31/2026	9/6/2026
ExchangeRight Net Leased Portfolio 13 – Tractor Supply - Chillicothe	0.2%	No	12/31/2026	9/6/2026
ExchangeRight Net Leased Portfolio 13 – Sherwin Williams - Arlington	0.1%	No	10/31/2026	9/6/2026
ExchangeRight Net Leased Portfolio 13 – Sherwin Williams – Shreveport	0.1%	No	7/31/2026	9/6/2026
ExchangeRight Net Leased Portfolio 13 – Sherwin Williams - Sherman	0.1%	No	5/31/2026	9/6/2026
ExchangeRight Net Leased Portfolio 13 – Dollar General – Walbridge	0.1%	No	7/31/2025	9/6/2026
ExchangeRight Net Leased Portfolio 13 – Sherwin Williams – Naples	0.1%	No	3/31/2026	9/6/2026
Houston Industrial Portfolio – Aldine Westfield	0.2%	No	12/31/2018	10/6/2026

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination risks associated with appropriation rights.

Mortgage Loan Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Base Rent
One & Two Corporate Plaza	0.8%	USA – Federal Aviation Administration(1)	6.5%	7.6%

(1)	The tenant may terminate its lease if there is a loss of federal funding or appropriations are insufficient to pay the lease, with at least 120 days’ prior written notice. The termination fee is equal to the unamortized portion of the tenant improvement allowance and brokerage fees.

For more information related to tenant termination options see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as 101 Hudson Street, Plaza America I & II, Easton Town Center, Mall at Turtle Creek, ExchangeRight Net Leased Portfolio 13, Houston Industrial Portfolio, Central Park Retail and Archdale Marketplace.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills, 101 Hudson Street, Plaza America I & II, Mall at Turtle Creek, Houston Industrial Portfolio – Eldridge Business Center, Houston Industrial Portfolio – West Belt Business Center, Central Park Retail and Tully Business Center, securing Mortgage Loans representing approximately 33.5% of the Initial Pool Balance by allocated loan amount, such Mortgaged Properties have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Conrad Indianapolis, Home2 Suites – Long Island City, ExchangeRight Net Leased Portfolio 13 – Walgreens - Fairfield, ExchangeRight Net Leased Portfolio 13 – Walgreens - Panama City, ExchangeRight Net Leased Portfolio 13 – Family Dollar - Plainville, ExchangeRight Net Leased Portfolio 13 – Family Dollar - Lafayette (Pinhook), ExchangeRight Net Leased Portfolio 13 – Family Dollar - Lafayette (Congress), ExchangeRight Net Leased Portfolio 13 – Family Dollar - Scott, Archdale Marketplace, 2375 Anselmo Drive and CVS Duluth, securing the Mortgage Loans in whole or in part representing approximately 12.3% of the Initial Pool Balance by allocated loan amount, each such Mortgaged Property is subject to a purchase option, right of first refusal or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner or another third party. See “Yield and Maturity Considerations” in this prospectus.

With respect to the 15 largest loans presented on Annex A-3 to this prospectus, we note the following:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Conrad Indianapolis, representing approximately 3.7% of the Initial Pool Balance, the hotel manager (HLT Conrad Domestic LLC) has ROFO to purchase the mortgage property if borrower decides to market it for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Home2 Suites – Long Island City, representing approximately 2.9% of the Initial Pool Balance, the related borrower and sponsors were named as defendants in a May 2015 action for breach of contract. The lawsuit was settled in alternative dispute resolution and dismissed with prejudice on October 7, 2015. As part of the settlement agreement, an affiliate of the plaintiff holds a right of first refusal (“Home2 Suites ROFR”),which expires on October 7, 2018, to purchase the Mortgaged Property or membership interests in the related borrower. Under the Mortgage Loan agreement, upon any exercise of the Home2 Suites ROFR, the borrower will be required to prepay the Mortgage Loan in full, together with a yield maintenance premium. Any failure to make such prepayment, together with a yield maintenance premium, or any cost, expenses, action or claim (actual or threatened) in connection with the exercise of the Home2 Suites ROFR, is full recourse to the related borrower and sponsors. The Home2 Suites ROFR does not apply to a foreclosure or deed in lieu thereof.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio 13 – Walgreens – Fairfield, ExchangeRight Net Leased Portfolio 13 – Walgreens - Panama City, ExchangeRight Net Leased Portfolio 13 – Family Dollar - Plainville, ExchangeRight Net Leased Portfolio 13 – Family Dollar – Lafayette (Pinhook), ExchangeRight Net Leased Portfolio 13 – Family Dollar - Lafayette (Congress) and ExchangeRight Net Leased Portfolio 13 – Family Dollar - Scott collectively securing in part a Mortgage Loan representing approximately 1.1% of the Initial Pool Balance by allocated loan amount, each sole tenant holds a right of first refusal to purchase the Mortgaged Property if during the term of its lease or any extension thereof the borrower receives a bona fide offer to purchase the Mortgaged Property. The tenant has agreed that the right of first refusal will not apply to the Mortgagee or any other party acquiring title or right of possession of the Mortgaged Property through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the mortgage.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Archdale Marketplace, securing a Mortgage Loan representing approximately 2.2% of the Initial Pool Balance, in the event that the borrower elects to sell the building and land currently leased by Bank of America, a tenant occupying approximately 1.5% of the net rentable square footage at the Mortgaged Property, such tenant has a right of first refusal to purchase its leased premises at any time during the term of the lease. The right of first refusal does not apply in the event of a foreclosure of the Mortgaged Property as a whole.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged

Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months.

In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Ten (10) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Mall at Turtle Creek, Tully Business Center, Gas Company Tower & World Trade Center Parking Garage, 2375 Anselmo Drive, Central Self Storage – Daly City, CA, Paradise Ranch MHP, Pacific Rancho Business Park, Century Theater – NextGen, Western Village MHP and Big Oaks Self Storage & Retail, securing Mortgage Loans representing 13.3% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). A seismic report was prepared with respect to the Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 20%.

In the case of fifty-one (51) Mortgaged Properties which secure in whole or in part thirty (30) Mortgage Loans representing approximately 64.6% of the Initial Pool Balance by allocated loan amount, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Net Leased Portfolio 13 – Walgreens – Fairfield, ExchangeRight Net Leased Portfolio 13 – Walgreens – Panama City, ExchangeRight Net Leased Portfolio 13 – Advance Auto Parts – Houston, Century Theater - NextGen and CVS Duluth, securing in whole or in part Mortgage Loans representing approximately 4.1% of the Initial Pool Balance, the related borrower may rely on the single tenant’s or a ground lease tenant’s insurance or, in some cases, self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property. See “—Environmental Considerations” in this prospectus.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as North Isle Village, Inc., which secures a Mortgage Loan representing approximately 5.4% of the Initial Pool Balance, a portion of the related Mortgaged Property is subject to a Declaration of Covenants and Restrictions that, among other restrictions, limits the number of two-bedroom apartments that are permitted at such portion of the Mortgaged Property.

In addition, certain Mortgaged Properties may be (or may in the future become) designated as historic or landmark properties. For example:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 80-82 Charles St. Owners Corp., securing a Mortgage Loan representing approximately 0.2% of the Initial Pool Balance, such Mortgaged Property is located in a historic district and, therefore, certain alterations to the exterior of such Mortgaged Property are subject to review and approval by certain preservation commissions that monitor the related historic districts.

Appraised Value

In certain cases, appraisals may reflect both “as-stabilized”, “as-complete” or “as-renovated” values, and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table below. The “as-stabilized”, “as-complete” or “as-renovated” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. The table below shows the LTV Ratio and appraised value for Mortgage Loans using “as-stabilized”, “as-complete” or “as-renovated” values, as well as the corresponding LTV Ratio and appraised value for such Mortgage Loans using “as-is” values. In the case of residential cooperative mortgage loans expected to be sold to the depositor by National Cooperative Bank, N.A., information regarding the value of such Mortgaged Properties is based upon the appraised value of such property assuming such property is operated as a residential cooperative which value, in general, equals the sum of (x) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this prospectus.

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Other than “As- Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
DoubleTree Dallas Near the Galleria(1)	2.2%	61.6%	$ 30,800,000	90.4%	$ 21,000,000

(1)	Reflects an appraisal on an “as-complete” basis, subject to the anticipated completion of the currently ongoing work associated with a property improvement plan that has an estimated cost of approximately $9,643,966 and as to which the related borrower has reported spending approximately $1,546,995 as of, and a reserve in the amount of approximately $8,118,137 was established at, origination.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 28 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). For example:

•	With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as Gurnee Mills on Annex A-1, representing approximately 9.3% of the Initial Pool Balance, for so long as Simon Property Group, L.P. is the guarantor, the Mortgage Loan documents cap the liability of such guarantors at $55,000,000, in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Easton Town Center, securing a Mortgage Loan representing approximately 5.2% of the Initial Pool Balance, there is no separate non-recourse carveout guarantor or environmental indemnitor. The borrower is the sole party responsible for any breaches or violations of the non-recourse carve-out provisions in the related loan documents and the related environmental indemnity.

•	The Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. are generally full recourse to the related borrower but do not have separate guarantors for non-recourse carveouts or separate environmental guarantors.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Home2 Suites – Long Island City, representing approximately 2.9% of the Initial Pool Balance, the Mortgaged Property benefits from a property tax abatement under the Industrial and Commercial Abatement Program (“ICAP”), which is a program that provides partial abatement of property taxes for varying periods for eligible industrial and commercial buildings that are built, modernized, rehabilitated, expanded or otherwise physically improved within the ICAP geographical boundaries. The Mortgaged Property’s ICAP tax abatement began in July 2015 and is expected to benefit from a full exemption from any increases in assessed value until 2030 before phasing out by 10% per annum from 2031 to 2040.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Forty-nine (49) Mortgage Loans, representing approximately 56.8% of the Initial Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Twelve (12) Mortgage Loans, representing approximately 30.6% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Twelve (12) Mortgage Loans, representing approximately 12.5% of the Initial Pool Balance, provide for an initial interest-only period that expires between twelve (12) and thirty-six (36) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Amortizing Balloon	49	$487,862,959	56.8%
Interest-only, Balloon	12	263,000,000	30.6
Interest-only, Amortizing Balloon	12	107,315,000	12.5
Total:	73	$858,177,959	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	15	$213,507,946	24.9%
5	8	91,590,624	10.7
6	24	308,321,561	35.9
11	26	244,757,828	28.5
Total:	73	$858,177,959	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	59	$704,537,153	82.1%
3	1	45,000,000	5.2
5	3	36,171,879	4.2
10	10	72,468,927	8.4
Total:	73	$858,177,959	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Single Purpose Entity Covenants

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Easton Town Center, securing a Mortgage Loan representing approximately 5.2% of the

Initial Pool Balance, one of the borrowers, Easton Town Center II, LLC (“ETC II Borrower”), previously owned real property that was later conveyed to an affiliate of ETC II Borrower. Such real property was later subjected to a condominium regime and partially conveyed to another borrower under the Mortgage Loan documents, ETC Fenlon, LLC. The remainder of such real property is not owned by a borrower and does not secure the Mortgage Loan. In addition, ETC II Borrower owns a membership interest in an entity that owns a parcel adjacent to the Mortgaged Property that is not part of the collateral and that is subject to a ground lease.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 2 to 7 months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

With respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A., which are described as being encumbered by subordinate mortgage liens under “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”, each such Mortgage Loan is cross-defaulted with such subordinate mortgage lien(s) in the amounts described in this prospectus under “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”. In each case, the subordinate lender is subject to a subordination agreement, which generally subordinates the subordinate lender’s rights and remedies to those of the lender under the Mortgage Loan; however, the subordinate lender is not subject to a standstill agreement. We cannot assure you that the foregoing circumstances, including with respect to the subordinate lender’s right to independently pursue a foreclosure action, will not result in a prepayment of the Mortgage Loan at a time when the applicable special servicer might otherwise have elected to modify the related Mortgage Loan or take other action with respect to the Mortgage Loan. In addition, we cannot assure you that foreclosure by the subordinate lender will not result in a material reduction in the liquidation proceeds that otherwise might have been realized by the applicable special servicer if such special servicer were able to elect a different course of action.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

•	Fifty-seven (57) of the Mortgage Loans, representing approximately 73.3% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

•	Four (4) of the Mortgage Loans, representing approximately 11.0% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

•	Ten (10) Mortgage Loan, representing approximately 8.4% of the Initial Pool Balance, permit voluntary principal prepayment upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter permit prepayment upon the payment of a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable.

•	One (1) of the Mortgage Loans, representing approximately 5.2% of the Initial Pool Balance, each permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium for a specified period, and thereafter for a specified period, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease the related Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

•	One (1) of the Mortgage Loans, representing approximately 2.0% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease such Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
2-3	18	11.7%
4-6	48	54.9
7	7	33.4
Total	73	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners. Additionally, with respect to the Mortgage Loans included in the Trust that are secured by residential cooperative properties, the owners of cooperative units underlying the cooperative properties are permitted, generally without restriction, to sell such cooperative units (including such owner’s interest in the underlying borrower) and/or to obtain loans secured by a pledge of such owner’s interest in the underlying borrower.

Additionally, certain of the Mortgage Loans (excluding the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A.) provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

•	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

In addition, with respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A., the applicable master servicer will be permitted to waive the enforcement of “due-on-encumbrance” clauses to permit subordinate debt secured by the related mortgaged property subject to the satisfaction of various conditions and subject to certain parameters set forth in the Pooling and Servicing Agreement. See “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this prospectus.

Defeasance

The terms of fifty-nine (59) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 80.6% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the applicable master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Easton Town Center, securing a Mortgage Loan representing approximately 5.2% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of both income producing and non-income producing parcels. With respect to income producing parcels, the related borrower may obtain the release of up to 25,000 square feet of gross leasable square footage of income producing parcels, to transfer such parcels to third parties for the purpose of the transferee erecting and operating additional structures, and to enter into reciprocal easements with such third parties, in each case without the lender’s consent, provided certain conditions are satisfied, including, among other conditions, (i) the related borrower prepays a portion of the Mortgage Loan which would result in the debt yield (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release equaling or exceeding 7.47% (provided, that if the debt yield immediately prior to and immediately after such release is greater than and or equal to 7.47%, the borrower is not required to make a prepayment in connection with such release), calculated on the basis of the whole loan, including subordinate companion loans, which prepayment does not require a prepayment premium or yield maintenance premium, unless there is an event of default under the Mortgage Loan; (ii) delivery of an officer’s certificate from the related borrower stating that, after giving effect to the release, the Mortgaged Property complies with all federal, state and other governmental laws and regulations affecting the Mortgaged Property; (iii) the loan to value ratio (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release is less than or equal to 125%; provided that the borrower may prepay the “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (with payment of a yield maintenance premium, calculated as provided in the Mortgage Loan documents, based upon the amount prepaid), in order to meet the loan-to-value ratio of 125% and (iv) the borrower obtains a rating agency confirmation and either a REMIC opinion or an appraisal indicating that the remaining Mortgaged Property will have a value at least equal to the outstanding principal balance of the Mortgage Loan.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Sixty-two (62) of the Mortgage Loans, representing approximately 74.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifty-six (56) of the Mortgage Loans, representing approximately 70.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty (20) of the Mortgage Loans, representing approximately 52.2% of the Initial Pool Balance, are secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Forty-four (44) of the Mortgage Loans, representing approximately 34.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Seven (7) of the Mortgage Loans, representing approximately 10.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing Cash Management	12	$334,810,962	39.0%
Springing	45	334,631,797	39.0
Hard/Upfront Cash Management	2	84,948,500	9.9
None	12	82,455,802	9.6
Soft/Springing Cash Management	2	21,330,897	2.5
Total:	73	$858,177,959	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

•	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

•	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

•	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

•	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 to this prospectus for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”; “—The Bancorp Bank—Bancorp’s Underwriting Guidelines” and “—Basis Real Estate Capital II, LLC—Basis’ Underwriting Standards and Processes”.

Five (5) Mortgage Loans, representing approximately 11.2% of the Initial Pool Balance, were originated by Wells Fargo Bank, C-III CM and NCB with exceptions to the underwriting guidelines as described in the following bullet points:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street, representing approximately 7.9% of the Cut-off Date Pool Balance, two tenants, National Union Fire Insurance and Tullett Prebon Holdings Corp., are currently not in occupancy of 139,536 square feet and 37,387 square feet, respectively, (176,923 square feet in aggregate or

13.2% of net rentable area and 13.0% of the underwritten base rent) and were underwritten as occupied. Both tenants continue to pay rent in accordance with their lease terms and the unoccupied space represents 51.4% and 37.1%, respectively, of their leased space. No reserves are in place for the underwritten rent associated with the unoccupied space, which represents an exception to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the underwritten loan-to-value ratio, U/W NCF DSCR and U/W NCF Debt Yield are 51.8%, 3.68x and 11.6%, respectively and excluding the income attributed to the dark National Union Fire Insurance and Tullett Prebon Holdings Corp. spaces, the U/W NCF DSCR and U/W NCF Debt Yield would be approximately 3.17x and 10.0%, respectively; (b) the Mortgaged Property has averaged 92.9% occupancy throughout the sponsor’s ownership since 2005; (c) the sponsor has demonstrated a strong ability to lease and re-lease the Mortgaged Property, evidenced by significant leasing momentum with 359,225 square feet (26.8% of net rentable area) signing new or renewal leases since 2015; (d) investment-grade rated tenants account for 58.1% of net rentable area and 53.0% of the underwritten base rent; (e) as of the second quarter 2016, the Mortgaged Property’s Waterfront office submarket reported a vacancy rate of 8.7% and experienced positive net absorption of 121,013 square feet; and (f) the sponsor, Mack-Cali Realty, L.P. (rated BB+/Ba1/BB+ by Fitch, Moody’s and S&P) is an experienced owner/operator, and as of June 30, 2016, owned or had interests in 269 properties, including 142 office and 109 flex properties, totaling approximately 29.1 million square feet. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this free writing prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as DoubleTree Dallas Near the Galleria, representing approximately 2.2% of the Initial Pool Balance, the related loan-to-value ratio at origination and as of the Cut-off Date based on the “as-is” appraised value was 90.5% and 90.4%, respectively, which is in excess of the 80% original loan-to-value ratio prescribed by the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—C-III Commercial Mortgage LLC” in this prospectus. However, the related Mortgaged Property is currently subject to a PIP with an estimated cost of approximately $9,643,966; the related borrower has reported spending approximately $1,546,995 with respect to the PIP and, at origination, approximately $8,118,137 was reserved for future work in connection with the PIP; and, assuming completion of the PIP, the appraisal estimates an “as-complete” appraised value of $30,800,000 (which, based on the related Cut-off Date Balance, would result in a loan-to-value ratio of 61.6%) and an “as-stabilized” appraised value as of September 1, 2017 of $32,200,000 (which, based on the related Cut-off Date Balance, would result in a loan-to-value ratio of 58.9%). In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this free writing prospectus. Based on the foregoing, C-III Commercial Mortgage LLC, the related sponsor, has approved inclusion of the subject Mortgage Loan in this securitization transaction.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc., representing approximately 0.7% of the Initial Pool Balance, at loan closing the borrower’s maintenance arrears equaled approximately 9.0% of annual maintenance collections, which is in excess of the

5.0% maintenance arrears limitation prescribed by the underwriting standards and procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—National Cooperative Bank, N.A.” in this prospectus. National Cooperative Bank, N.A.’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV Ratio and Coop – LTV as Rental are 10.1% and 10.8%, respectively; (b) the U/W NCF DSCR and Cut-off Date U/W NCF Debt Yield are 10.59x and 57.8%, respectively; and (c) at loan closing the borrower executed a Collateral Security Agreement Re: Maintenance Arrears pursuant to which the borrower deposited into escrow with the lender the sum of $161,000.00, which such amount will be released to the borrower at such time as the borrower provides evidence to the lender that all outstanding maintenance charges and special assessments (if any) in excess of 30 days past due do not exceed $70,000. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, National Cooperative Bank, N.A. approved inclusion of the Mortgage Loan into this transaction.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Campus Plaza - MI, representing approximately 0.2% of the Cut-off Date Pool Balance, two new tenants, American Starz Pizza Buffet and Kuwaii Bubble Tea, are not yet in occupancy and no gap rent reserve or outstanding landlord tenant improvements and leasing commissions reserves related to the tenants were collected at origination, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding these exceptions was supported by the following: (a) the underwritten loan-to-value ratio, U/W NCF DSCR and U/W NCF Debt Yield are 47.6%, 2.72x and 16.2%, respectively and excluding the income attributed to American Starz Pizza Buffet and Kuwaii Bubble Tea, the U/W NCF DSCR and U/W NCF Debt Yield would be 2.33x and 13.8%, respectively; (b) American Starz Pizza Buffet and Kuwaii Bubble Tea combined represent 13.4% of the net rentable area at the Mortgaged Property and are expected to take occupancy in late October 2016 and November 2016, respectively; (c) the Mortgaged Property benefits from its location in a high traffic retail corridor, with an approximate 95,000 average daily traffic count; and (d) the sponsors and guarantors have owned the Mortgaged Property for over 16 years. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80-82 Charles St. Owners Corp., representing approximately 0.2% of the Initial Pool Balance, the “negative carry” at loan closing was equal to approximately 10.8% of the borrower’s aggregate annual budgeted maintenance income, and a debt service reserve was not collected at closing. That percentage, coupled with the absence of a debt service reserve, exceeds the “negative carry” limitation prescribed by the underwriting standards and procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—National Cooperative Bank, N.A.” in this prospectus, which limits a cooperative’s “negative carry” to 8.0% of the aggregate annual budgeted maintenance income of the cooperative, unless a debt service reserve in an amount equal to 12 months of “negative carry” is escrowed at closing. For purposes of the foregoing, “negative carry” is the excess of the annual maintenance charged by the cooperative borrower to the cooperative sponsor (or any affiliate or successor to such sponsor) with respect to the cooperative apartments owned by such sponsor (or affiliate or successor) over the aggregate annual rent payable pursuant to written leases in effect from time to time for the cooperative apartments owned by such sponsor (or affiliate or successor). National Cooperative Bank, N.A.’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV Ratio and Coop – LTV as Rental are 6.8% and 14.2%, respectively; (b) the U/W NCF DSCR and Cut-off Date U/W NCF Debt Yield are 9.23x and 43.9%, respectively; and (c) at loan closing the borrower entered into a revolving Subordinate LOC financing in the amount of $200,000, the terms of which expressly prohibit the borrower from drawing the final $50,000 of available proceeds until such time as the “negative carry” is less than 8.0% of the borrower’s aggregate annual budgeted maintenance income. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, National Cooperative Bank, N.A. approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

•	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower;

•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests;

•	with respect to the Mortgage Loans secured by residential cooperative properties, the related borrower may have incurred, be permitted in the future to incur, or in the future be granted consent to incur, additional indebtedness secured by the related Mortgaged Property as further described in “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in this prospectus; and

•	with respect to the Mortgage Loans secured by residential cooperative properties, the owners of cooperative units underlying the residential cooperative properties are permitted, generally without restriction, to obtain loans secured by a pledge of such owner’s interest in the respective cooperative units underlying the cooperative properties.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Plaza America I & II	$65,000,000	7.6%	$20,000,000	$60,000,000	$145,000,000	4.557%	64.1%	74.4%	1.96x	1.55x
Gas Company Tower & World Trade Center Parking Garage	$15,000,000	1.7%	$131,000,000	$304,000,000	$450,000,000	4.354%	23.6%	73.6%	5.23x	1.34x

(1)	Calculated including the mezzanine debt and any related Companion Loan (including any related Subordinate Companion Loan).

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loan identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Easton Town Center	$45,000,000	N/A	56.5%(4)	2.14x(5)	N/A	Yes	Yes
Tully Business Center	$17,500,000	N/A	70.0%	1.15x	8.0%	Yes	Yes
Consumer Square West	$13,584,151	N/A	61.8%	1.64x	10.1%	Yes	Yes
Moore Self Storage	$4,180,000	N/A	69.0%	1.61x	N/A	Yes	Yes
Arlington Heights Self Storage	$3,750,000	N/A	65.0%	1.40x	N/A	Yes	Yes
Broadview Heights Self Storage	$3,280,000	N/A	72.4%	1.64x	N/A	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	The combined maximum loan-to-value ratio takes into account the appraised value of both the Mortgaged Property and the Lifetime Fitness Fee Parcel. The Lifetime Fitness Fee Parcel does not secure the Mortgage Loan, and the ground leasehold interest in the Lifetime Fitness Fee Parcel, which is held by Lifetime Fitness, is mortgaged to another lender. See “—Mortgage Pool Characteristics—Property Types—Retail Properties” for additional information.

(5)	The mezzanine loan may bear interest at either a fixed rate or a floating rate; provided that if the mezzanine loan bears interest at a floating rate, the mezzanine loan documents must contain a requirement that the mezzanine borrower obtain an interest rate cap to be maintained during the term of the mezzanine loan at a strike price such that if the mezzanine loan is deemed to bear interest at the cap rate, the debt service coverage ratio above is satisfied.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above. In addition, the Mortgage Loans secured by residential cooperative properties permit cooperative unit loans that are secured by direct equity interests in the related borrower. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” in this prospectus

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

With respect to one (1) Mortgage Loan secured by the Mortgaged Property identified as Gurnee Mills on Annex A-1, representing approximately 9.3% of the Initial Pool Balance, without the prior consent of the lender, the borrower is prohibited from entering into a property assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property; provided that the borrower is permitted to obtain such loan (which is not to exceed $5,000,000), subject to the mortgage lender’s consent and delivery of a Rating Agency Confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Easton Town Center, securing a Mortgage Loan representing approximately 5.2% of the Initial Pool Balance, provided no event of default exists under such Mortgage Loan, unsecured loans to the related borrower from its direct or indirect owners are permitted in an aggregate amount up to 10% of the outstanding principal balance of the Easton Town Center Whole Loan so long as (a) such loans are fully subordinate to the Easton Town Center Whole Loan, (b) such loans are unsecured and non-recourse to the borrower and any of its assets, including the Mortgaged Property, and amounts are payable under such loans only to the extent there is net cash flow available after payments required under the Mortgage Loan, (c) any such loan is made solely to finance costs and expenses related to the operation of the Mortgaged Property, (d) any vote on account of a claim arising from an affiliated loan with respect to any plan of reorganization in a bankruptcy proceeding involving the borrower is irrevocably assigned to the lender, (e) no direct or indirect owner of the borrower will take any action to enforce any of its rights or remedies to collect such affiliated loan while the Mortgage Loan is outstanding and (f) any affiliated loan will be evidenced by a promissory note containing these provisions.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Home2 Suites – Long Island City, representing approximately 2.9% of the Initial Pool Balance, one of the related sponsors’ equity contribution to the special purpose borrower is denominated as a shareholder loan in the amount of $4,500,000. The shareholder loan (a) provides that no payment on the shareholder loans may be made if an event of default under the Mortgage Loan is continuing or would be caused thereby and (b) is fully subordinated in all respects to the Mortgage Loan pursuant to a standstill agreement.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives

With respect to Mortgage Loans secured by residential cooperative properties, many of the related borrowers have incurred additional indebtedness secured by the related Mortgaged Property. Such additional secured indebtedness in existence as of the Cut-off Date is expressly subordinate to the related cooperative Mortgage Loan included in the Trust and is described on Annex A-1 to this prospectus. The following table presents certain information with respect to existing subordinate mortgage indebtedness encumbering residential cooperative properties securing Mortgage Loans included in the Trust.

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance ($)	Non-Trust Mortgage Loan Maximum Balance Allowed ($)(1)	Non-Trust Mortgage Loan Balance as of 10/3/2016 ($)	Total Cut-off Date Debt Balance ($)(2)	Total Maximum Debt Balance ($)(3)	Total Maximum Debt LTV Ratio (%)(3)	Non-Trust Mortgage Loan Interest Rate	Total Maximum Debt U/W NCF DSCR(4)
Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	$5,991,303	$1,000,000	$0	$5,991,303	$6,991,303	11.8%	greater of 3.90% or 1MO LIBOR+3.75%	9.32x
Compton Owners Corp.	$3,900,000	$500,000	$0	$3,900,000	$4,400,000	24.4%	greater of 3.90% or 1MO LIBOR+3.75%	4.97x
Bayview Owners Corp.	$2,997,388	$300,000	$0	$2,997,388	$3,297,388	7.4%	greater of 3.90% or 1MO LIBOR+3.75%	11.19x
80-82 Charles St. Owners Corp.	$1,448,805	$200,000	$0	$1,448,805	$1,648,805	7.7%	greater of 3.90% or 1MO LIBOR+3.75%	8.20x
13912 Owners Corp.	$1,248,184	$250,000	$0	$1,248,184	$1,498,184	28.3%	greater of 3.90% or 1MO LIBOR+3.75%	4.03x

(1)	For Subordinate LOC non-trust mortgage loans, the Non-Trust Mortgage Loan Maximum Balance Allowed assumes that the non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date.

(2)	The Total Cut-off Date Debt Balance is calculated using the Cut-off Date Principal Balance of the Mortgage Loan and the actual outstanding balance of the non-trust mortgage loan(s) as of October 3, 2016.

(3)	For Subordinate LOC non-trust mortgage loans, the Total Maximum Debt Balance and the Total Maximum Debt LTV Ratio are calculated (i) using the Cut-off Date Principal Balance of the Mortgage Loan and (ii) assuming that the corresponding non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as the Cut-off Date.

(4)	For Subordinate LOC non-trust mortgage loans, the Total Maximum Debt U/W NCF DSCR is calculated (i) assuming that interest on the non-trust mortgage loan is accruing pursuant to the applicable loan document (with the applicable interest rate determined using LIBOR in effect as of October 3, 2016 and giving effect to any applicable interest rate floor), (ii) assuming that the non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (iii) assuming that any initial interest-only period for such non-trust mortgage loan has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

In addition, with respect to Mortgage Loans secured by residential cooperative properties, it is anticipated that additional subordinate indebtedness secured by the related Mortgaged Property may be incurred. For example, with respect to the Mortgaged Property identified on Annex A 1 to this prospectus as 1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd., which secures a Mortgage Loan representing approximately 0.1% of the Initial Pool Balance, the related loan documents permit the borrower to incur additional future indebtedness secured by the related Mortgaged Property, subject to the satisfaction of various conditions, including that (a) the combined loan-to-value ratio of the Mortgage Loan included in the trust and the total of such additional secured indebtedness does not exceed the lesser of (x) twenty (20%) percent of the value of the Mortgaged Property as a residential cooperative and (y) thirty-five (35%) percent of the value of the Mortgaged Property as a multi-family rental property and (b) such additional secured indebtedness be expressly subordinate to the related cooperative Mortgage Loan included in the trust.

In addition, with respect to each of the Mortgage Loans sold by National Cooperative Bank, N.A. and secured by residential cooperative properties, the PSA permits the applicable master servicer to grant consent to additional subordinate financing secured by the related cooperative property (even if such subordinate financing is prohibited by the terms of the related Mortgage Loan documents), subject to the satisfaction of certain conditions, including that (i) the maximum combined loan-to-value ratio not exceed 40% (based on the Value Co-op Basis of the related Mortgaged Property as set forth in an updated appraisal obtained in connection with the proposed indebtedness, (ii) the aggregate of proposed and existing subordinate financing secured by the related Mortgaged Property must not exceed $7.5 million, (iii) the net proceeds of the subordinate debt must be used principally for funding capital expenditures, major repairs or reserves, (iv) the subordinate mortgage loan is not permitted to have a stated maturity date that is prior to the maturity date of the related Mortgage Loan if the subordinate mortgage loan is not fully amortizing and (v) National Cooperative Bank, N.A. or any affiliate thereof that originates (in accordance with its underwriting standards for such loans) the subordinate mortgage loan, executes and delivers to the Custodian (on behalf of the Trustee) for inclusion in the Mortgage File an intercreditor and subordination agreement with respect to such subordinate mortgage. “Value Co-op Basis” means, with respect to any residential cooperative property securing a Mortgage Loan, the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the applicable master servicer determined as if the related Mortgaged Property is operated as a residential cooperative; in general, such value equals the gross share value of all cooperative units in the related Mortgaged Property (applying a discount as determined by the appraiser for rent regulated and rent controlled units), based in part on various comparable sales of cooperative apartment units in the market, plus the amount of the underlying debt encumbering the related Mortgaged Property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered.

However, the intercreditor agreements that in each instance govern the interaction between the mortgagee under the Mortgage Loan and the lender with respect to any such additional secured debt do not (as to existing additional subordinate debt) and are not likely to (as to future additional secured debt) contain “standstill” provisions in favor of the mortgagee under the Mortgage Loan. As a result, the lender under any such permitted additional debt could foreclose upon its lien and cause a default on the related Mortgage Loan, regardless of whether such Mortgage Loan was otherwise in default. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk” in this prospectus.

In each of the aforementioned cases, National Cooperative Bank, N.A. or one of its affiliates is likely to be the lender on such subordinate financing, although it is not obligated to provide such financing. In addition, the Mortgage Loans secured by residential cooperative properties do not restrict the pledge of direct equity interests in the related cooperative borrower in connection with the financing of cooperative apartment units. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests” and “—Potential Conflicts of Interest of the Master Servicers and the Special Servicers” in this prospectus.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Gurnee Mills, 101 Hudson Street, Plaza America I & II, Easton Town Center, Conrad Indianapolis, Mall at Turtle Creek, Central Park Retail, Gas Company Tower & World Trade Center Parking Garage and One & Two Corporate Plaza are each part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“BBCMS 2016-ETC Trust and Servicing Agreement” means the trust and servicing agreement relating to the securitization of certain Easton Town Center Companion Loans.

“WFCM 2016-C35 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of the Mall at Turtle Creek Companion Loan.

“WFCM 2016-LC24 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of the Central Park Retail Companion Loan and the One & Two Corporate Plaza Companion Loan.

“COMM 2016-GCT Trust and Servicing Agreement” means the trust and servicing agreement relating to the securitization of certain the Gas Company Tower & World Trade Center Parking Garage Companion Loans.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Controlling Companion Loan” means, with respect to a Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. Column Financial, Inc. is currently the holder of the “Controlling Companion Loan” with respect to the Gurnee Mills Whole Loan. Wells Fargo Bank is currently the holder of the “Controlling Companion Loan” with respect to the 101 Hudson Street Whole Loan.

“Non-Serviced Certificate Administrator” means with respect to (i) the Easton Town Center Whole Loan, the certificate administrator under the BBCMS 2016-ETC Trust and Servicing Agreement; (ii) the Mall at Turtle Creek Whole Loan, the certificate administrator under the WFCM 2016-C35 Pooling and Servicing Agreement; (iii) the Central Park Retail Whole Loan, the certificate administrator under the WFCM 2016-LC24 Pooling and Servicing Agreement; (iv) the Gas Company Tower & World Trade Center Parking Garage Whole Loan, the certificate administrator under the COMM 2016-GCT Trust and Servicing Agreement; (v) the One & Two Corporate Plaza Whole Loan, the certificate administrator under the WFCM 2016-LC24 Pooling and Servicing Agreement; and (vi) a Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Easton Town Center Companion Loans, Mall at Turtle Creek Companion Loan, Central Park Retail Companion Loan, Gas Company Tower & World Trade Center Parking Garage Companion Loans and One & Two Corporate Plaza Companion Loan and (ii) after the related Servicing Shift Securitization Date, each of the Gurnee Mills Companion Loans and the 101 Hudson Street Companion Loans, each as defined in “—The Non-Serviced Whole Loans”.

“Non-Serviced Directing Certificateholder” means with respect to (i) the Easton Town Center Whole Loan, the directing certificateholder (or the equivalent) under the BBCMS 2016-ETC Trust and Servicing Agreement; (ii) the Mall at Turtle Creek Whole Loan, the directing certificateholder (or the equivalent) under the WFCM 2016-C35 Pooling and Servicing Agreement; (iii) the Central Park Retail Whole Loan, the directing certificateholder (or the equivalent) under the WFCM 2016-LC24 Pooling and Servicing Agreement; (iv) the Gas Company Tower & World Trade Center Parking Garage Whole Loan, the directing certificateholder (or the equivalent) under the COMM 2016-GCT Trust and Servicing Agreement; (v) the One & Two Corporate Plaza Whole Loan, the directing certificateholder (or the equivalent) under the WFCM 2016-LC24 Pooling and Servicing Agreement; and (vi) any Servicing Shift Whole Loan, after the related Servicing Shift Securitization Date, the directing certificateholder (or its equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) the Easton Town Center Whole Loan, the master servicer under the BBCMS 2016-ETC Trust and Servicing Agreement; (ii) the Mall at Turtle Creek Whole Loan, the master servicer under the WFCM 2016-C35 Pooling and Servicing Agreement; (ii) the Central Park Retail Whole Loan, the applicable master servicer under the WFCM 2016-LC24 Pooling and Servicing Agreement; (iv) the Gas Company Tower & World Trade Center Parking Garage Whole Loan, the master servicer under the COMM 2016-GCT Trust and Servicing Agreement; (v) the One & Two Corporate Plaza Whole Loan, the applicable master servicer under the WFCM 2016-LC24 Pooling and Servicing Agreement; and (vi) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the applicable master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of the Easton Town Center Mortgage Loan, Mall at Turtle Creek Mortgage Loan, Central Park Retail Mortgage Loan, Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and One & Two Corporate Plaza Mortgage Loan, as defined in “—The Whole Loans—The Non-Serviced Whole Loans”. On and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced PSA” means with respect to (i) the Easton Town Center Whole Loan, the BBCMS 2016-ETC Trust and Servicing Agreement; (ii) the Mall at Turtle Creek Whole Loan, the WFCM 2016-C35 Pooling and Servicing Agreement; (iii) the Central Park Retail Whole Loan, the WFCM 2016-LC24 Pooling and Servicing Agreement; (iv) the Gas Company Tower & World Trade Center Parking Garage Whole Loan, the COMM 2016-GCT Trust and Servicing Agreement; (v) the One & Two Corporate Plaza Whole Loan, the WFCM 2016-LC24 Pooling and Servicing Agreement; and (vi) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) the Easton Town Center Whole Loan, the special servicer under the BBCMS 2016-ETC Trust and Servicing Agreement; (ii) the Mall at Turtle Creek Whole Loan, the special servicer under the WFCM 2016-C35 Pooling and Servicing Agreement; (iii) the Central Park Retail Whole Loan, the applicable special servicer under the WFCM 2016-LC24 Pooling and Servicing Agreement; (iv) the Gas Company Tower & World Trade Center Parking Garage Whole Loan, the special servicer under the COMM 2016-GCT Trust and Servicing Agreement; (v) the One & Two Corporate Plaza Whole Loan, the applicable special servicer under the WFCM 2016-LC24 Pooling and Servicing Agreement; and (vi) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Subordinate Companion Loan” means a Easton Town Center Subordinate Companion Loan or the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan.

“Non-Serviced Trustee” means with respect to (i) the Easton Town Center Whole Loan, the trustee under the BBCMS 2016-ETC Trust and Servicing Agreement; (ii) the Mall at Turtle Creek Whole Loan, the trustee under the WFCM 2016-C35 Pooling and Servicing Agreement; (iii) the Central Park Retail Whole Loan, the trustee under the WFCM 2016-LC24 Pooling and Servicing Agreement; (iv) the Gas Company Tower & World Trade Center Parking Garage Whole Loan, the trustee under the COMM 2016-GCT Trust and Servicing Agreement; (v) the One & Two Corporate Plaza Whole Loan, the trustee under the WFCM 2016-LC24 Pooling and Servicing Agreement; and (vi) any Servicing Shift Whole Loan, after the applicable Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of the Easton Town Center Whole Loan, Mall at Turtle Creek Whole Loan, Central Park Retail Whole Loan, Gas Company Tower & World Trade Center Parking Garage Whole Loan and One & Two Corporate Plaza Whole Loan. On and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity. Prior to the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Plaza America I & II Companion Loan and the Conrad Indianapolis Companion Loan. Prior to the applicable Servicing Shift Securitization Date, the Gurnee Mills Companion Loans and the 101 Hudson Street Companion Loans will be Serviced Companion Loans.

“Serviced Mortgage Loan” means each of the Plaza America I & II Mortgage Loan and the Conrad Indianapolis Mortgage Loan. Prior to the applicable Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means a Serviced Companion Loan.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Whole Loan” means each of the Plaza America I & II Whole Loan and the Conrad Indianapolis Whole Loan. Prior to the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, each of the Gurnee Mills Mortgage Loan and the 101 Hudson Street Mortgage Loan will be a Servicing Shift Mortgage Loan.

“Servicing Shift PSA” means each of the Gurnee Mills PSA and the 101 Hudson Street PSA.

“Servicing Shift Securitization Date” means each of the Gurnee Mills Control Note Securitization Date and the 101 Hudson Street Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, each of the Gurnee Mills Whole Loan and the 101 Hudson Street Whole Loan will be a Servicing Shift Whole Loan.

“Subordinate Companion Loan” means the Easton Town Center Subordinate Companion Loans and Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loans, each as defined in “—The Non-Serviced Whole Loans”.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Gurnee Mills	$79,893,396	9.3%	$194,740,152	N/A	65.9%	65.9%	1.60x	1.60x
101 Hudson Street	$67,500,000	7.9%	$182,500,000	N/A	51.8%	51.8%	3.68x	3.68x
Plaza America I & II	$65,000,000	7.6%	$60,000,000	N/A	64.1%	64.1%	1.96x	1.96x
Easton Town Center	$45,000,000	5.2%	$292,500,000	$362,500,000	28.5%	59.0%	4.02x	1.94x
Conrad Indianapolis	$31,962,031	3.7%	$23,671,879	N/A	64.8%	64.8%	1.71x	1.71x
Mall at Turtle Creek	$29,683,636	3.5%	$41,751,933	N/A	55.0%	55.0%	1.57x	1.57x
Central Park Retail	$19,948,500	2.3%	$69,819,749	N/A	74.2%	74.2%	1.32x	1.32x
Gas Company Tower & World Trade Center Parking Garage	$15,000,000	1.7%	$129,000,000	$175,000,000	23.6%	52.2%	5.23x	2.36x
One & Two Corporate Plaza	$6,984,312	0.8%	$19,955,176	N/A	62.6%	62.6%	1.31x	1.31x

(1)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loans and any related Subordinate Companion Loan.

The Serviced Whole Loans

The Plaza America I & II Whole Loan

General

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Plaza America I & II, representing approximately 7.6% of the Initial Pool Balance (the “Plaza America I & II Mortgage Loan”), such Mortgaged Property also secures another mortgage note, which is pari passu in right of payment with the Plaza America I & II Mortgage Loan (the “Plaza America I & II Companion Loan”) and, together with the Plaza America I & II Mortgage Loan, the (“Plaza America I & II Whole Loan”). Only the Plaza America I & II Mortgage Loan is included in the trust fund. The Plaza America I & II Companion Loan, which has an original principal balance of approximately $60,000,000, is currently held by Barclays Bank PLC and is expected to be contributed to one or more future securitizations. The Plaza America I & II Companion Loan is not an asset of the issuing entity.

The holders of the Plaza America I & II Whole Loan (the “Plaza America I & II Noteholders”) have entered into an intercreditor agreement that sets forth the respective rights of each Plaza America I & II Noteholder (the “Plaza America I & II Intercreditor Agreement”).

Servicing

The Plaza America I & II Whole Loan is expected to be serviced from and after the Closing Date by Wells Fargo Bank, National Association, in its capacity as a master servicer, and C-III Asset Management LLC, in its capacity as a special servicer, pursuant to the terms of the PSA, subject to the terms of the Plaza America I & II Intercreditor Agreement.

Advances

The applicable master servicer, the applicable special servicer or the trustee, as applicable, will be responsible for making (or, with respect to the applicable special servicer, may choose to make): (i) any required P&I Advances on the Plaza America I & II Mortgage Loan (but not on the Plaza America I & II Companion Loan) pursuant to the terms of the PSA unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Plaza America I & II Mortgage Loan, and (ii) any required Servicing Advances with respect to the Plaza America I & II Whole Loan unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Plaza America I & II Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Property protection advances in respect of the related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. Furthermore, it is expected that the master servicer, special servicer and/or trustee under the servicing agreement governing the securitization of the Plaza America I & II Companion Loan will be responsible for making advances of principal and interest on the Plaza America I & II Companion Loan (but not on the Plaza America I & II Mortgage Loan), unless such master servicer, special servicer and/or trustee, as applicable, determines that such an advance would not be recoverable from collections on the Plaza America I & II Companion Loan.

With respect to the Plaza America I & II Mortgage Loan, each of the applicable master servicer, the applicable special servicer and the trustee, as applicable, will be permitted to make its own determination that it has made a nonrecoverable principal and interest advance on the Plaza America I & II Mortgage Loan or that any proposed principal and interest advance, if made, would constitute a nonrecoverable principal and interest advance with respect to the Plaza America I & II Mortgage Loan. If the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that a proposed principal and interest advance with respect to the Plaza America I & II Mortgage Loan, if made, or any outstanding principal and interest advance with respect to such Mortgage Loan previously made, would be, or is, as applicable, a nonrecoverable advance, then the applicable master servicer will be required to provide the servicer of the Plaza America I & II Companion Loan written notice of such determination, promptly and in any event within the time required by the Plaza America I & II Intercreditor Agreement.

Distributions

The terms of the Plaza America I & II Intercreditor Agreement set forth the respective rights of the holder of the Plaza America I & II Mortgage Loan and the holder of the Plaza America I & II Companion Loan with respect to distributions of funds received in respect of Plaza America I & II Whole Loan, and provides, in general, that:

•	the Plaza America I & II Mortgage Loan and the Plaza America I & II Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Plaza America I & II Whole Loan or the related Mortgaged Property will be applied to the Plaza America I & II Mortgage Loan and the Plaza America I & II Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator, depositor and trustee) in accordance with the terms of the Plaza America I & II Intercreditor Agreement and the PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Plaza America I & II Whole Loan will, in general, be allocated on a pro rata and pari passu basis, to the Plaza America I & II Mortgage Loan and the Plaza America I & II Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Plaza America I & II Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Plaza America I & II Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Plaza America I & II Companion Loan. Furthermore, the holder of the Plaza America I & II Companion Loan will not bear master servicing fees in excess of the primary servicing fee, earned on the Plaza America I & II Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the Plaza America I & II Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on the Plaza America I & II Companion Loan or from general collections with respect to any securitization of the Plaza America I & II Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Application of Penalty Charges

The Plaza America I & II Intercreditor Agreement provides that items in the nature of penalty charges paid on the Plaza America I & II Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Plaza America I & II Mortgage Loan and the Plaza America I & II Companion Loan by the amount necessary to pay the applicable master servicer, the trustee or the applicable special servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the Plaza America I & II Mortgage Loan and the Plaza America I & II Companion Loan by the amount necessary to pay the applicable master servicer, the trustee, the related Other Master Servicer and the trustee under the related Other PSA for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the related Other PSA) made with respect to such loan by such party (if and as specified in the PSA or the related Other PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Plaza America I & II Mortgage Loan and the Plaza America I & II Companion Loan by the amount necessary to pay additional trust fund expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Plaza America I & II Whole Loan (as specified in the PSA) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Plaza America I & II Mortgage Loan, be paid to the applicable master servicer and/or the applicable special servicer as additional servicing compensation as provided in the PSA and (ii) in the case of the remaining amount of penalty charges allocable to the Plaza America I & II Companion Loan, be paid (x) prior to the securitization of such loan, to the holder of the Plaza America I & II Companion Loan and (y) following the securitization of such loan, to the applicable master servicer and/or the applicable special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

Pursuant to the Plaza America I & II Intercreditor Agreement, the directing holder with respect to the Plaza America I & II Whole Loan, as of any date of determination, will be the trustee on behalf of the issuing entity as holder of the Plaza America I & II Mortgage Loan

(such party, in such capacity, the “Plaza America I & II Directing Holder”); provided, that, unless a Consultation Termination Event exists under the PSA or the Plaza America I & II Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the Plaza America I & II Directing Holder. In its capacity as representative of the Plaza America I & II Directing Holder, the Directing Certificateholder will be entitled to exercise consent and/or consultation rights with respect to any Major Decisions to be taken with respect to the Plaza America I & II Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Plaza America I & II Whole Loan will require the approval of the Directing Certificateholder. Pursuant to the terms of the PSA, the Directing Certificateholder will have the same consent and/or consultation rights with respect to the Plaza America I & II Whole Loan as it does, and for so long as it does, with respect to the other Mortgage Loans included in the issuing entity (other than any Excluded Loan) that are serviced under the PSA.

In addition, pursuant to the terms of the Plaza America I & II Intercreditor Agreement, the holder of the Plaza America I & II Companion Loan (or, at any time the Plaza America I & II Companion Loan is included in a securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” pursuant to the Other PSA or their duly appointed representative, such party, the “Plaza America I & II Non-Directing Holder”) will (i) have a right to receive copies of all notices, information and reports that the applicable master servicer or the applicable special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder without regard to the occurrence of a control termination event or consultation termination event under the PSA) with respect to any Major Decisions to be taken with respect to the Plaza America I & II Whole Loan or the implementation of any recommended action outlined in an Asset Status Report relating to the Plaza America I & II Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decision to be taken with respect to the Plaza America I & II Whole Loan or the implementation of any recommended action outlined in an Asset Status Report relating to the Plaza America I & II Whole Loan. The consultation right of the Plaza America I & II Non-Directing Holder will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the Plaza America I & II Non-Directing Holder has responded within such period; provided, that if the applicable master servicer (or the applicable special servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew. Notwithstanding the Plaza America I & II Non-Directing Holder’s consultation rights described above, the applicable master servicer or the applicable special servicer, as applicable, is permitted to take any material action or any action set forth in an Asset Status Report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Plaza America I & II Whole Loan. Neither the applicable master servicer nor the applicable special servicer will be obligated at any time to follow or take any alternative actions recommended by the Plaza America I & II Non-Directing Holder.

Neither the applicable master servicer nor the applicable special servicer may take or refrain from taking any action based on advice or consultation provided by the Plaza America I & II Non-Directing Holder that would cause the applicable master servicer or the applicable special servicer, as applicable, to violate applicable law, the terms of the Plaza America I & II Whole Loan, the Plaza America I & II Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC Regulations or that would (i) expose the applicable master servicer, the applicable special servicer, the depositor, a mortgage loan seller, the issuing entity, the trustee, the operating advisor, the certificate administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the applicable master servicer’s or the applicable special servicer’s responsibilities, or (iii) cause the applicable master servicer or the applicable special servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

In addition to the consultation rights of the Plaza America I & II Non-Directing Holder described above, pursuant to the terms of the Plaza America I & II Intercreditor Agreement, the Plaza America I & II Non-Directing Holder will have the right to attend (in-person or telephonically, at the discretion of the applicable master servicer or the applicable special servicer, as applicable) annual meetings with the applicable master servicer or the applicable special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or the applicable special servicer, as applicable, in which servicing issues related to the Plaza America I & II Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Plaza America I & II Intercreditor Agreement, if the Plaza America I & II Whole Loan becomes a defaulted mortgage loan, and if the applicable special servicer determines to sell the Plaza America I & II Mortgage Loan in accordance with the PSA, then the applicable special servicer will be required to sell the Plaza America I & II Companion Loan together with the Plaza America I & II Mortgage Loan as one whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review whether certain offers received for the Plaza America I & II Mortgage Loan and the Plaza America I & II Companion Loan constitute a fair price.

Notwithstanding the foregoing, the applicable special servicer will not be permitted to sell the Plaza America I & II Whole Loan if it becomes a defaulted mortgage loan without the written consent of the Plaza America I & II Non-Directing Holder (provided that such consent is not required if the Plaza America I & II Non-Directing Holder is the borrower or an affiliate of the borrower), unless the applicable special servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Plaza America I & II Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Plaza America I & II Whole Loan, and any documents in the servicing file reasonably requested by the Plaza America I & II Non-Directing Holder, that are material to the price of the Plaza America I & II Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable master servicer or the applicable special servicer in connection with the proposed sale; provided, that the Plaza America I & II Non-Directing Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. Each holder of the Plaza America I & II Mortgage Loan and the Plaza America I & II Companion Loan will be permitted to submit an offer at any sale of the Plaza America I & II Whole Loan unless such person is a Borrower Party. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the Plaza America I & II Intercreditor Agreement, the Plaza America I & II Directing Holder (which, unless a Consultation Termination Event has occurred and is continuing or the Plaza America I & II Mortgage Loan is an Excluded Loan, will be the Directing Certificateholder) will have the right, with or without cause, to replace the special servicer then acting with respect to the Plaza America I & II Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Plaza America I & II Non-Directing Holder. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of a Special Servicer”.

The Conrad Indianapolis Whole Loan

General

The Mortgaged Property identified on Annex A-1 as Conrad Indianapolis (the “Conrad Indianapolis Mortgaged Property”), secures two (2) promissory notes (Notes A-1 and A-2) originated by Wells Fargo Bank, National Association. Note A-1 evidences a mortgage loan to be included in this securitization transaction (the “Conrad Indianapolis Mortgage Loan”), representing approximately 3.7% of the Initial Pool Balance. Note A-2 evidences a Companion Loan that will not be held by the Trust (the “Conrad Indianapolis Companion Loan” and, together with the Conrad Indianapolis Mortgage Loan, the “Conrad Indianapolis Whole Loan”) and that is pari passu in right of payment with the Conrad Indianapolis Mortgage Loan. The Conrad Indianapolis Companion Loan had a principal balance as of the Cut-off Date of approximately $23,671,879 and is currently held by Wells Fargo Bank, National Association, which is a sponsor and an originator. The Conrad Indianapolis Mortgage Loan represents the controlling interest in the Conrad Indianapolis Whole Loan.

The holders of the Conrad Indianapolis Whole Loan (the “Conrad Indianapolis Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Conrad Indianapolis Noteholder (the “Conrad Indianapolis Intercreditor Agreement”).

Servicing

The Conrad Indianapolis Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Conrad Indianapolis Intercreditor Agreement.

Advances

The applicable master servicer, the applicable special servicer (solely as to Servicing Advances) or the trustee, as applicable, will be responsible for making (or, with respect to the applicable special servicer, may choose to make): (i) any required P&I Advances on the Conrad Indianapolis Mortgage Loan (but not on the Conrad Indianapolis Companion Loan) pursuant to the terms of the PSA unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Conrad Indianapolis Mortgage Loan, and (ii) any required Servicing Advances with respect to the Conrad Indianapolis Whole Loan unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Conrad Indianapolis Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of the related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus.

Furthermore, only the master servicer, special servicer and/or trustee under the Other PSA governing the securitization of the Conrad Indianapolis Companion Loan will be responsible for making advances of principal and interest on the Conrad Indianapolis Companion Loan (but not on the Conrad Indianapolis Mortgage Loan), unless such master servicer, special servicer and/or trustee, as applicable, determines that such an advance would not be recoverable from collections on the Conrad Indianapolis Companion Loan.

Distributions

The terms of the Conrad Indianapolis Intercreditor Agreement set forth the respective rights of the Conrad Indianapolis Noteholders with respect to distributions of funds received in respect of the Conrad Indianapolis Whole Loan, and provide, in general, that:

•	the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Conrad Indianapolis Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer or trustee under the PSA) in accordance with the terms of the Conrad Indianapolis Intercreditor Agreement and the PSA; and

•	fees, costs, expenses, losses and shortfalls relating to the Conrad Indianapolis Whole Loan will be allocated on a pro rata and pari passu basis to the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Conrad Indianapolis Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Conrad Indianapolis Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Conrad Indianapolis Companion Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the Conrad Indianapolis Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on the Conrad Indianapolis Companion Loan or from general collections with respect to any securitization of the Conrad Indianapolis Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Application of Penalty Charges

Pursuant to the Conrad Indianapolis Intercreditor Agreement, the PSA may provide for the application of penalty charges paid in respect of the Conrad Indianapolis Whole Loan to be used to (i) pay the applicable master servicer, the trustee or the applicable special servicer for interest accrued on any Servicing Advances and reimbursement of Servicing

Advances, (ii) pay the parties to any related securitization for interest accrued on any principal and interest advance (including any P&I Advance made on the Conrad Indianapolis Mortgage Loan pursuant to the PSA), (iii) pay certain other expenses incurred with respect to the Conrad Indianapolis Whole Loan and (iv) pay to the applicable master servicer and/or the applicable special servicer as additional servicing compensation, except that for so long as the Conrad Indianapolis Companion Loan is not included in a securitization, any penalty charges allocated to the Conrad Indianapolis Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of the Conrad Indianapolis Companion Loan and will not be paid to the applicable master servicer and/or applicable special servicer without the express consent of such holder.

Consultation and Control

The controlling noteholder under the Conrad Indianapolis Intercreditor Agreement with respect to the Conrad Indianapolis Whole Loan will be the Trust as holder of the Conrad Indianapolis Mortgage Loan (such party, the “Conrad Indianapolis Controlling Noteholder”). Pursuant to the PSA, unless a Control Termination Event exists or the Conrad Indianapolis Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the Conrad Indianapolis Controlling Noteholder. As such, pursuant to the terms of the Conrad Indianapolis Intercreditor Agreement, certain decisions to be made with respect to the Conrad Indianapolis Whole Loan, including Major Decisions and the implementation of any recommended actions outlined in any Asset Status Report, will require the approval of the Directing Certificateholder. Generally, if the Directing Certificateholder fails to notify the applicable special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days of written notice thereof, such Major Decision will be deemed approved. In addition, the Conrad Indianapolis Intercreditor Agreement provides that the Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the Conrad Indianapolis Whole Loan as the Directing Certificateholder deems advisable. Pursuant to the terms of the PSA, the Directing Certificateholder will only have these rights with respect to the Conrad Indianapolis Whole Loan for so long as it has similar rights with respect to each other Mortgage Loan serviced under the PSA (other than any applicable Excluded Loan).

The Conrad Indianapolis Intercreditor Agreement also provides that:

•	if the special servicer or the master servicer (in the event the master servicer is otherwise authorized by the PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Conrad Indianapolis Controlling Noteholder is necessary to protect the interests of the holders of the Conrad Indianapolis Whole Loan (as a collective whole) and the special servicer has made a reasonable effort to contact the Conrad Indianapolis Controlling Noteholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Conrad Indianapolis Controlling Noteholder’s response; and

•	no objection, direction or advice contemplated by the Conrad Indianapolis Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to, among other things, violate any provision of the related Mortgage Loan documents, applicable law, the PSA, the Conrad Indianapolis Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard or materially expand the scope of responsibilities of any of the master servicer or special servicer, as applicable.

Pursuant to the terms of the Conrad Indianapolis Intercreditor Agreement, the PSA must provide that the holder of the Conrad Indianapolis Companion Loan, as a non-controlling noteholder, or its designee (such holder or its designee, in each case, a “Conrad Indianapolis Non-Controlling Noteholder”), will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Conrad Indianapolis Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to the Conrad Indianapolis Controlling Noteholder under the PSA within the same time frame that the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to the Conrad Indianapolis Controlling Noteholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the Conrad Indianapolis Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to Major Decisions and the implementation by the special servicer of any recommended actions outlined in an asset status report. The consultation right of the Conrad Indianapolis Non-Controlling Noteholder will expire ten (10) business days after the delivery by the Conrad Indianapolis Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Conrad Indianapolis Non-Controlling Noteholder’s consultation rights described above, the Conrad Indianapolis Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any Major Decision or (with respect to the special servicer only) take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan.

In addition to the consultation rights of the Conrad Indianapolis Non-Controlling Noteholder described above, the Conrad Indianapolis Non-Controlling Noteholder will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the applicable master servicer or applicable special servicer) with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the Conrad Indianapolis Whole Loan are discussed.

Neither the borrower nor any affiliate thereof may exercise the above-described rights of the Conrad Indianapolis Non-Controlling Noteholder.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Conrad Indianapolis Intercreditor Agreement and the PSA, if the Conrad Indianapolis Mortgage Loan becomes a “defaulted mortgage loan” and thereafter the applicable special servicer determines pursuant to the PSA and the Conrad Indianapolis Intercreditor Agreement to pursue a sale of the Conrad Indianapolis Mortgage Loan, such special servicer will be required to sell the Conrad Indianapolis Mortgage Loan together with the Conrad Indianapolis Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review whether certain offers received for the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan constitute a fair price. The Conrad Indianapolis Non-

Controlling Noteholder will have consultation rights in connection with such sale, as described above.

Notwithstanding the foregoing, the applicable special servicer will not be permitted to sell the Conrad Indianapolis Whole Loan if it becomes a Defaulted Loan without the written consent of the Conrad Indianapolis Non-Controlling Noteholder unless the applicable special servicer has delivered to such Conrad Indianapolis Non-Controlling Noteholder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Conrad Indianapolis Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Conrad Indianapolis Whole Loan, and any documents in the servicing file requested by such Conrad Indianapolis Non-Controlling Noteholder that are material to the sale price; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Conrad Indianapolis Controlling Noteholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable master servicer or the applicable special servicer in connection with the proposed sale; provided that the Conrad Indianapolis Non-Controlling Noteholder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the Conrad Indianapolis Mortgage Loan and the Conrad Indianapolis Companion Loan will be permitted to submit an offer at any sale of the Conrad Indianapolis Whole Loan unless such person is a borrower party. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

The Conrad Indianapolis Controlling Noteholder will have the right (such right, pursuant to the PSA, to be exercised by the Directing Certificateholder (unless a Control Termination Event exists or the Conrad Indianapolis Whole Loan is an Excluded Loan) or the Certificateholders with the requisite percentage of voting rights (if a Control Termination Event exists)), with or without cause, to replace the special servicer then acting with respect to the Conrad Indianapolis Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Conrad Indianapolis Non-Controlling Noteholder as long as such replacement special servicer satisfies the conditions set forth in the PSA and the Conrad Indianapolis Intercreditor Agreement (including obtaining a rating agency confirmation from each rating agency hired to rate the securities of any securitization in which the Conrad Indianapolis Companion Loan is deposited). See “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause” in this prospectus.

For additional information regarding the servicing of the Conrad Indianapolis Whole Loan, see “Pooling and Servicing Agreement” in this prospectus.

The Non-Serviced Whole Loans

The Easton Town Center Whole Loan

General

The Easton Town Center Mortgage Loan, with a Cut-off Date Balance of $45,000,000, representing approximately 5.2% of the Initial Pool Balance, is part of a Whole Loan evidenced by eight promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Easton Town Center

Mortgaged Property”). The Easton Town Center Whole Loan (as defined below) is evidenced by: (i) promissory note A-1-B2 that evidences the Easton Town Center Mortgage Loan; (ii) two pari passu promissory notes designated as Note A-1-A (the “Easton Town Center Controlling Note”) and Note A-2-A, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $150,000,000 (the “Easton Town Center Standalone Pari Passu Companion Loans”), each of which is generally pari passu in right of payment with the Easton Town Center Mortgage Loan and the Easton Town Center Non-Standalone Pari Passu Companion Loans (as defined below); (iii) three pari passu promissory notes designated as note A-1-B1, A-1-B3, A-2-B, having an aggregate outstanding principal balance as of the Cut-off Date of $142,500,000 (together, the “Easton Town Center Non-Standalone Pari Passu Companion Loans” and, together with the Easton Town Center Standalone Pari Passu Companion Loans, the “Easton Town Center Pari Passu Companion Loans”; and the Easton Town Center Pari Passu Companion Loans together with the Easton Town Center Mortgage Loan, the “Easton Town Center Senior Notes”), which is generally pari passu in right of payment with the Easton Town Center Mortgage Loan and the Easton Town Center Standalone Pari Passu Companion Loans; and (iv) two promissory notes designated as note B-1 and note B-2, respectively, with an aggregate outstanding principal balance as of the Cut-off Date of $362,500,000 (together, the “Easton Town Center Subordinate Companion Loans” and, together with the Easton Town Center Pari Passu Companion Loans, the “Easton Town Center Companion Loans”), which are generally subordinate in right of payment to each of the Easton Town Center Senior Notes. The Easton Town Center Standalone Pari Passu Companion Loans and the Easton Town Center Subordinate Companion Loans are collectively referred to as the “Easton Town Center Standalone Companion Loans”. The Easton Town Center Companion Loans and the Easton Town Center Mortgage Loan are collectively referred to as the “Easton Town Center Notes” or the “Easton Town Center Whole Loan”. Only the Easton Town Center Mortgage Loan is included in the Trust. Each of the Easton Town Center Standalone Companion Loans is currently held by the BBCMS 2016-ETC securitization trust (the “BBCMS 2016-ETC Mortgage Trust”). The Easton Town Center Non-Standalone Pari Passu Companion Loans may be contributed to one or more future securitization transactions or otherwise transferred or further split into separate notes at any time.

The holders of the Easton Town Center Notes (the “Easton Town Center Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Easton Town Center Noteholder (“Easton Town Center Intercreditor Agreement”).

Servicing

The Easton Town Center Whole Loan is currently being serviced by the BBCMS 2016-ETC Trust and Servicing Agreement, and, subject to the terms of the Easton Town Center Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Easton Town Center Noteholder will be effected in accordance with the BBCMS 2016-ETC Trust and Servicing Agreement and the Easton Town Center Intercreditor Agreement.

Advances

The Easton Town Center Intercreditor Agreement provides that the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer will be obligated to administer the Easton Town Center Whole Loan in accordance with the accepted servicing practices and consistently with the terms of such Intercreditor Agreement and the BBCMS 2016-ETC Trust and Servicing Agreement. None of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable, will be required to make principal and interest advances on the Easton Town Center Mortgage

Loan, but such servicer or trustee, as applicable, will be required to make property protection advances on the Easton Town Center Whole Loan in accordance with the related BBCMS 2016-ETC Trust and Servicing Agreement and the Easton Town Center Intercreditor Agreement unless a determination of non-recoverability is made under the BBCMS 2016-ETC Trust and Servicing Agreement. None of the master servicer, the special servicer or the trustee under the PSA for this transaction will be obligated to make property protection advances with respect to the Easton Town Center Whole Loan. Each of the related Non-Serviced Master Servicer and the related Non-Serviced Trustee is entitled to reimbursement for a servicing advance, first, from amounts on deposit in the collection account established under the related BBCMS 2016-ETC Trust and Servicing Agreement that represent amounts received in respect of the Easton Town Center Whole Loan, and then, if such servicing advance is a nonrecoverable advance, and if funds on deposit in such collection account allocable to the Easton Town Center Subordinate Companion Loans are insufficient to reimburse such servicing advance, then any deficiency is required to be paid from general collections of each securitization trust holding an Easton Town Center Senior Note (including the Trust) on a pro rata and pari passu basis pursuant to the terms of the Easton Town Center Intercreditor Agreement. In addition, each of the parties to the BBCMS 2016-ETC Trust and Servicing Agreement will be entitled to indemnification out of proceeds of the Mortgage Loans in the Trust to the same extent to which such parties are entitled to indemnification out of the collection account established under the BBCMS 2016-ETC Trust and Servicing Agreement, but only to the extent of the pro rata share of any such indemnification amounts allocable (as among the securitized Easton Town Center Senior Notes) to the Easton Town Center Mortgage Loan.

The master servicer will be responsible for making advances of principal and interest on the Easton Town Center Mortgage Loan (but not on the Easton Town Center Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the trustee or the special servicer, as applicable, determines that such an advance would not be recoverable from collections on the Easton Town Center Mortgage Loan. Similarly, principal and interest advances are required to be made on the Easton Town Center Standalone Companion Loans by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or related Non-Serviced Trustee, as applicable, unless a determination of non-recoverability is made under the BBCMS 2016-ETC Trust and Servicing Agreement. Principal and interest advances made on any Easton Town Center Senior Note may be reimbursed from collections on the Easton Town Center Whole Loan prior to distribution on any Easton Town Center Senior Note (and correspondingly, prior to distribution to certificateholders). To the extent collections on the Easton Town Center Whole Loan are insufficient to reimburse servicing or administrative advances made pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement, such advances will also be recoverable from general collections of the Trust (to the extent of the Trust’s pro rata share of such reimbursements, based on the original principal balance of the Easton Town Center Mortgage Loan).

In addition, the related master servicer or trustee, as applicable, acting with respect to any securitization trust(s) into which a Easton Town Center Non-Standalone Pari Passu Companion Loan is contributed will be responsible for making advances of principal and interest on the related Easton Town Center Non-Standalone Pari Passu Companion Loan unless a determination of non-recoverability is made under the related servicing agreement.

Distributions

The terms of the Easton Town Center Intercreditor Agreement set forth the respective rights of the Easton Town Center Noteholders with respect to distributions of funds received in respect of the Easton Town Center Whole Loan, and provides, in general, that:

•	The Easton Town Center Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Easton Town Center Mortgage Loan and the Easton Town Center Pari Passu Companion Loans, and the right of the holders of the Easton Town Center Subordinate Companion Loans (the “Easton Town Center Subordinate Companion Loan Holders”) to receive payments with respect to the Easton Town Center Subordinate Companion Loans is, to the extent set forth in the Easton Town Center Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the Easton Town Center Senior Notes to receive payments with respect to the Easton Town Center Senior Notes;

•	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Easton Town Center Whole Loan or the Easton Town Center Mortgaged Property or amounts realized as proceeds thereof, but excluding (x) all amounts for required reserves or escrows required by the Easton Town Center Whole Loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the related Non-Serviced Master Servicer or the master servicer under this securitization (or the servicer of any Easton Town Center Non-Standalone Pari Passu Companion Loan upon the securitization of such companion loan) under the BBCMS 2016-ETC Trust and Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Certificate Administrator or the related Non-Serviced Trustee pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement, will be applied and distributed by the related Non-Serviced Master Servicer in the following order of priority without duplication:

(i)    first, on a Pro Rata and Pari Passu Basis, to pay accrued and unpaid interest on the Easton Town Center Senior Notes (other than default interest) to each holder of a Easton Town Center Senior Note in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balances at the related note rate, net of any applicable servicing fee rate under the BBCMS 2016-ETC Trust and Servicing Agreement;

(ii)    second, on a Pro Rata and Pari Passu Basis, to each holder of a Easton Town Center Senior Note in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related payment date, until the respective Note Principal Balances (as defined below) have been reduced to zero;

(iii)    third, on a Pro Rata and Pari Passu Basis, to pay accrued and unpaid interest on the Easton Town Center Subordinate Companion Loans (other than default interest) to each holder of a Easton Town Center Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balances at the related note rate, net of any applicable servicing fee rate under the BBCMS 2016-ETC Trust and Servicing Agreement;

(iv)    fourth, on a Pro Rata and Pari Passu Basis, to each holder of a Easton Town Center Subordinate Companion Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related payment date, until the respective Note Principal Balances have been reduced to zero;

(v)    fifth, to pay any yield maintenance premium or other prepayment premium then due and payable in respect of the Easton Town Center Senior Notes, on a Pro Rata and Pari Passu Basis, then to the Easton Town Center Subordinate Companion Loans, on a Pro Rata and Pari Passu Basis;

(vi)   sixth, to pay default interest and late payment charges then due and owing under the Easton Town Center Whole Loan, all of which is to be applied in accordance with the BBCMS 2016-ETC Trust and Servicing Agreement; and

(vii)  seventh, if any excess amount is available to be distributed in respect of the Easton Town Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(vi), any remaining amount will be paid pro rata to each holder of a Easton Town Center Senior Note and each holder of a Easton Town Center Subordinate Companion Loan based on their initial principal balances.

Notwithstanding anything to the contrary herein, to the extent required by the REMIC provisions of the Code, payments received with respect to any partial release of the related Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and loan documents must be allocated to reduce the principal balance of the Easton Town Center Whole Loan in the manner permitted by such REMIC provisions of the Code if, immediately following such release, the loan-to-value ratio of the Easton Town Center Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

The related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the related collection account or related REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the BBCMS 2016-ETC Trust and Servicing Agreement.

Solely for purposes of discussions under this sub-heading “—Distributions”, “Pro Rata and Pari Passu Basis” means (i) with respect to each of the Easton Town Center Senior Notes and their respective holders, the allocation of any particular payment, collection, cost, expense, liability or other amount among such loans or such holders, as the case may be, without any priority of any such loan or any such holder over another such Easton Town Center Senior Note or holder, as the case may be, and in any event such that each such loan or holder, as the case may be, is allocated its respective Pro Rata Share of such particular payment, collection, cost, expense, liability or other amount and (ii) with respect to the Easton Town Center Subordinate Companion Loans and their holders, the allocation of any particular payment, collection, cost, expense, liability or other amount among such loans or such holders, as the case may be, without any priority of any such loan or any such holder over another such loan or holder, as the case may be, and in any event such that each loan or holder, as the case may be, is allocated its respective Pro Rata Share of such particular payment, collection, cost, expense, liability or other amount.

Solely for purposes of discussions under this sub-heading “—Distributions”, “Pro Rata Share” means (a) with respect to each of the Easton Town Center Senior Notes and their respective holders, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such loan and the denominator of which is the sum of the Note Principal Balances of the Easton Town Center Senior Notes and (b) with respect to each Easton Town Center Subordinate Companion Loan and its respective holder, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Easton Town Center Subordinate Companion and the denominator of which is the sum of the Note Principal Balances of all of the Easton Town Center Subordinate Companion Loans.

Solely for purposes of discussions under this sub-heading “—Distributions”, “Note Principal Balance” means, with respect to each Easton Town Center Senior Note and each Easton Town Center Subordinate Companion Loan, at any time of determination, the original outstanding principal balance of such loan, less any payments of principal thereon (or any new notes issued in substitution thereof) received by (or allocated to) the related holder of such loan (or any holders of new notes in substitution thereof) or reductions in such amount as described above and under “—Workout” below.

Application of Penalty Charges

Pursuant to the Easton Town Center Intercreditor Agreement and the BBCMS 2016-ETC Trust and Servicing Agreement, items in the nature of penalty charges paid on the Easton Town Center Whole Loan will be applied: first, to pay the related Non-Serviced Master Servicer, the related Non-Serviced Trustee or the related Non-Serviced Special Servicer for any interest accrued on any property protection advances and to reimburse the related Non-Serviced Master Servicer, the related Non-Serviced Trustee or the related Non-Serviced Special Servicer for any property protection advances (to the extent any such advance is an additional trust fund expense under the BBCMS 2016-ETC Trust and Servicing Agreement) in accordance with the terms of the BBCMS 2016-ETC Trust and Servicing Agreement; second, to pay the related Non-Serviced Master Servicer, the related Non-Serviced Trustee, the master servicer or trustee under this securitization or the servicer or trustee under the servicing agreement related to any securitization of an Easton Town Center Non-Standalone Pari Passu Companion Loan, as applicable, for any interest accrued on any advance of a delinquent monthly debt service payment or any administrative advance made with respect to a Easton Town Center Note by such party (as specified in the applicable servicing agreement); third, to pay any trust fund expenses under the BBCMS 2016-ETC Trust and Servicing Agreement (other than special servicing fees, unpaid work-out fees and liquidation fees) incurred with respect to the Easton Town Center Whole Loan; and finally, to pay, pro rata, the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer (in each case, as additional servicing compensation) and the applicable master servicer or applicable special servicer under this securitization and the holders of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or, following any securitization of an Easton Town Center Non-Standalone Pari Passu Companion Loan, the master servicer and the special servicer under the related servicing agreement as additional servicing compensation).

Workout

If the related Non-Serviced Special Servicer, in connection with a workout or proposed workout of the Easton Town Center Whole Loan, modifies the terms thereof such that (i) the principal balance of the Easton Town Center Whole Loan is decreased, (ii) the interest rate of any promissory note evidencing any portion of the Easton Town Center Whole Loan is reduced, (iii) payments of interest or principal on any promissory note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Easton Town Center Whole Loan, such modification will not alter, and any modification of the Easton Town Center Whole Loan documents will be structured to preserve, the sequential order of payment of the promissory notes as set forth in the related loan agreement and the priority of payment described under “—Application of Payments” above. Accordingly, any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a work-out of the Easton Town Center Whole Loan will be applied to the related promissory notes in the following order: (a) first, to the reduction of the Note Principal Balance of each of the Easton Town Center Subordinate Companion Loans, on a Pro Rata and Pari Passu Basis, until the Note Principal Balance of each such loan is reduced to zero; and (b) second, to the reduction of the Note Principal Balance of each of the Easton Town

Center Senior Notes on a Pro Rata and Pari Passu Basis, until the Note Principal Balance of each such loan is reduced to zero.

Consultation and Control

Pursuant to the Easton Town Center Intercreditor Agreement and the BBCMS 2016-ETC Trust and Servicing Agreement, the directing holder (or the equivalent) under the BBCMS 2016-ETC Trust and Servicing Agreement (the “BBCMS 2016-ETC Directing Holder”), as the holder of the majority of the “controlling class” certificates issued by the BBCMS 2016-ETC Mortgage Trust (which currently holds the Easton Town Center Controlling Note), will (i) during a subordinate control period under the BBCMS 2016-ETC Trust and Servicing Agreement, have certain consent and consent and consultation rights and (ii) during a subordinate consultation period thereunder, not have any consent rights but will have certain non-binding consultation rights, in each case, with respect to certain major decisions regarding the servicing of the Easton Town Center Whole Loan and other matters. During any subordinate control period under the BBCMS 2016-ETC Trust and Servicing Agreement, the BBCMS 2016-ETC Directing Holder will be entitled, among other things, to consent rights with respect to the following actions (each, an “Easton Town Center Major Decision”):

(a)  any proposed or commenced foreclosure or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO property) of the ownership of the related Mortgaged Property;

(b)  any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Easton Town Center Whole Loan or any extension of the maturity date of the Easton Town Center Whole Loan, other than as permitted under the Easton Town Center Whole Loan documents;

(c)  any exercise of remedies under the Easton Town Center Whole Loan, including the acceleration of the Easton Town Center Whole Loan or initiation of any proceedings under the Easton Town Center Whole Loan documents;

(d)  any sale of the Easton Town Center Whole Loan or any related REO property for less than the par purchase price specified under the BBCMS 2016-ETC Trust and Servicing Agreement;

(e)  any determination to bring the related Mortgaged Property or REO property into compliance with applicable environmental laws or to otherwise address hazardous material located at the related Mortgaged Property or REO property;

(f)  any substitution or release of real property collateral for the Easton Town Center Whole Loan (other than substitutions or releases of immaterial and non-income producing real property collateral or in connection with a condemnation action) except, in each case, as expressly permitted by the Easton Town Center Whole Loan documents;

(g)  any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower);

(h)  any transfer of the related Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower to the extent the mortgagee’s consent is required under the Easton Town Center Whole Loan documents, except in each case as expressly permitted by the Easton Town Center Whole Loan documents, or in connection with a pending or threatened condemnation;

(i)   any consent to incurrence of additional debt by the related borrower or mezzanine debt by a direct or indirect parent of the borrower, including modification of the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement, in each case to the extent the mortgagee’s approval is required by the Easton Town Center Whole Loan documents;

(j)   any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Easton Town Center Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect to such agreements, or any modification, waiver, or amendment of such agreements;

(k)  approval of the termination, engagement or replacement of any property manager, to the extent the mortgagee’s approval is required by the Easton Town Center Whole Loan documents;

(l)   releases of any escrow accounts, reserve accounts or letters of credit each if held as performance escrows or reserves, other than those required pursuant to the specific terms of the Easton Town Center Whole Loan and for which there is no material lender discretion;

(m) any acceptance of an assumption agreement releasing the related borrower, the borrower sponsor or other obligor from liability under the Easton Town Center Whole Loan or the Easton Town Center Whole Loan documents other than pursuant to the specific terms of the Easton Town Center Whole Loan and for which there is no material lender discretion;

(n)  any determination of an acceptable insurance default under the Easton Town Center Whole Loan documents;

(o)  any proposed modification or waiver of any provision of the Easton Town Center Whole Loan documents with respect to the Easton Town Center Whole Loan governing the types, nature or amount of insurance coverage required to be obtained and maintained;

(p)  approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt evidenced by the Easton Town Center Whole Loan rather than to the restoration of the related Mortgaged Property other than pursuant to the specific terms of the Easton Town Center Whole Loan;

(q)  any material amendment to the related ground lease or any related lessor estoppel or similar agreement;

(r)  the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower or the related Mortgaged Property; and

(s)  any determination by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer to transfer the Easton Town Center Whole Loan to the related Non-Serviced Special Servicer with respect to any default or event of default under the Easton Town Center Whole Loan documents is anticipated but has not yet occurred.

The related Non-Serviced Special Servicer is not required to obtain the consent of the BBCMS 2016-ETC Directing Holder for any of the foregoing actions during any subordinate consultation period under the BBCMS 2016-ETC Trust and Servicing Agreement (but will be required to consult on a non-binding basis with the BBCMS 2016-ETC Directing Holder in connection with any proposed action described above (and such other matters that are subject to consent, approval, direction or consultation rights of the BBCMS 2016-ETC Directing Holder pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement) and to consider alternative actions recommended by the BBCMS 2016-ETC Directing Holder in respect of such matters.

Notwithstanding the foregoing, in the event that the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer determines that immediate action, with respect to an Easton Town Center Major Decision, or any other matter requiring consent of the BBCMS 2016-ETC Directing Holder under the BBCMS 2016-ETC Trust and Servicing Agreement during any subordinate control period thereunder pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement, is necessary to protect the interests of the holders of the Easton Town Center Mortgage Loan and the Easton Town Center Companion Loans and the related Non-Serviced Special Servicer has made a reasonable effort to contact the BBCMS 2016-ETC Directing Holder, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, may take any such action without waiting for the BBCMS 2016-ETC Directing Holder’s response.

Pursuant to the terms of the Easton Town Center Intercreditor Agreement and subject to certain conditions and limitations, after the termination of a subordinate consultation period (and for so long as such termination remains in effect) under the BBCMS 2016-ETC Trust and Servicing Agreement, the related Non-Serviced Special Servicer will be required (1) to provide the issuing entity, as the holder of the Easton Town Center Mortgage Loan (or its representative, which unless a Consultation Termination Event has occurred or the Easton Town Center Mortgage Loan is an Excluded Loan, will be the Directing Certificateholder), and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or their representatives) (i) notice, information and reports with respect to any Easton Town Center Major Decision (similar to such notice, information and report it would have been required to deliver to the BBCMS 2016-ETC Directing Holder under the BBCMS 2016-ETC Trust and Servicing Agreement had the subordinate consultation period thereunder not been terminated) and (ii) a summary of the asset status report relating to the Easton Town Center Whole Loan (at the same time as it would have been required deliver to the BBCMS 2016-ETC Directing Holder under the BBCMS 2016-ETC Trust and Servicing Agreement had the subordinate consultation period thereunder not been terminated) and (2) to consult with the issuing entity and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or their respective representatives) on a strictly non-binding basis with respect to any such Easton Town Center Major Decision or the implementation of any recommended actions in the summary of an asset status report relating to the Easton Town Center Whole Loan.

Notwithstanding the foregoing, after the expiration of a period of 10 business days from the delivery to the issuing entity and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or their respective representatives) by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the holders of the Easton Town Center Senior Notes, the related Non-Serviced Special Servicer will no longer be obligated to consult with such holder (or its representative), whether or not such holder (or its representative) has responded within such 10 business day period. In addition, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, may make any Easton Town Center Major Decision or take any action set forth in a related asset status report before the expiration of the aforementioned 10 business day period if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Easton Town Center Whole Loan. In no event will the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by the issuing entity or the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (or their respective representatives).

Sale of Defaulted Whole Loan

Pursuant to the terms of the Easton Town Center Intercreditor Agreement, if the Easton Town Center Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer determines to sell the Easton Town Center Mortgage Loan and the Easton Town Center Companion Loans in accordance with the BBCMS 2016-ETC Trust and Servicing Agreement, then the related Non-Serviced Special Servicer will have the right and the obligation to sell the Easton Town Center Mortgage Loan and the Easton Town Center Companion Loans as notes evidencing one whole loan in accordance with the terms of the BBCMS 2016-ETC Trust and Servicing Agreement. In connection with any such sale, the related Non-Serviced Special Servicer will be required to follow the procedures set forth in the BBCMS 2016-ETC Trust and Servicing Agreement, including the provision of fifteen (15) business days’ prior written notice to the issuing entity and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans of the related Non-Serviced Special Servicer’s decision to attempt to sell the Easton Town Center Whole Loan.

The related Non-Serviced Special Servicer will not be permitted to sell the Easton Town Center Whole Loan without the written consent of each of the issuing entity (as holder of the Easton Town Center Mortgage Loan) and the holder(s) of the Easton Town Center Non-Standalone Pari Passu Companion Loans (provided that such consent is not required from any such holder that is any of the related borrower, borrower sponsor or cave-out guarantor or any replacement carve-out guarantor, the general partner or managing member of any of the foregoing or certain of their respective affiliates) unless the related Non-Serviced Special Servicer has delivered to each such holder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Easton Town Center Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Easton Town Center Whole Loan, and any documents in the servicing file reasonably requested by such holder that are material to the price of the Easton Town Center Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer in connection with the proposed sale; provided that any such holder may waive as to itself any of the delivery or timing requirements described in this sentence.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Easton Town Center Whole Loan” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the Easton Town Center Intercreditor Agreement and the BBCMS 2016-ETC Trust and Servicing Agreement, the related Non-Serviced Special Servicer may be removed at any time, without or without cause, (i) during a subordinate control period under the BBCMS 2016-ETC Trust and Servicing Agreement, by the BBCMS 2016-ETC Directing Holder and (ii) after the termination of a subordinate control period under the BBCMS 2016-ETC Trust and Servicing Agreement, by the holders of the requisite voting rights allocable to certain principal balance certificates issued by the BBCMS 2016-ETC Mortgage Trust.

The Mall at Turtle Creek Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mall at Turtle Creek, representing approximately 3.5% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Mall at Turtle Creek Whole Loan (as defined below) is evidenced by: (i) one mortgage note designated as note A-1, having an outstanding principal balance as of the Cut-off Date of $41,751,933 (the “Mall at Turtle Creek Companion Loan”); and (ii) one mortgage note designated as note A-2, having an outstanding principal balance as of the Cut-off Date of $29,683,636 (the “Mall at Turtle Creek Mortgage Loan”). The Mall at Turtle Creek Companion Loan is pari passu in right of payment with the Mall at Turtle Creek Mortgage Loan.

The Mall at Turtle Creek Companion Loan together with the Mall at Turtle Creek Mortgage Loan are collectively referred to as the “Mall at Turtle Creek Whole Loan”. Only the Mall at Turtle Creek Mortgage Loan is an asset of the Trust. The Mall at Turtle Creek Companion Loan has been contributed by its holder to the WFCM 2016-C35 securitization trust.

The holders of the Mall at Turtle Creek Whole Loan (the “Mall at Turtle Creek Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Mall at Turtle Creek Noteholder (the “Mall at Turtle Creek Intercreditor Agreement”).

Servicing

The Mall at Turtle Creek Whole Loan will be serviced and administered pursuant to the WFCM 2016-C35 Pooling and Servicing Agreement, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2016-C35 Master Servicer”), CWCapital Asset Management LLC, as special servicer (the “WFCM 2016-C35 Special Servicer”), Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2016-C35 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “WFCM 2016-C35 Trustee”), and National Cooperative Bank, N.A., as NCB master servicer and NCB special servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Mall at Turtle Creek Mortgage Loan” in this prospectus, but subject to the terms of the Mall at Turtle Creek Intercreditor Agreement. The Mall at Turtle Creek Intercreditor Agreement sets forth the rights of the issuing entity as the holder of the Mall at Turtle Creek Mortgage Loan and the rights of the holder of the Mall at Turtle Creek Companion Loan, and provides that expenses, losses and shortfalls relating to the Mall at Turtle Creek Whole Loan will be allocated on a pro rata basis to the holders thereof. In servicing the Mall at Turtle Creek

Whole Loan, the servicing standard set forth in the WFCM 2016-C35 Pooling and Servicing Agreement requires the WFCM 2016-C35 Master Servicer and the WFCM 2016-C35 Special Servicer to take into account the interests of both the Certificateholders and the Mall at Turtle Creek Companion Holder.

Advancing

The applicable master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Mall at Turtle Creek Mortgage Loan (but not on the Mall at Turtle Creek Companion Loan) pursuant to the terms of the PSA unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Mall at Turtle Creek Mortgage Loan. Principal and interest advances in respect of the Mall at Turtle Creek Companion Loan and property protection advances in respect of the Mall at Turtle Creek Whole Loan will be as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Application of Payments

The Mall at Turtle Creek Intercreditor Agreement sets forth the respective rights of the holder of the Mall at Turtle Creek Mortgage Loan and the holder of the Mall at Turtle Creek Companion Loan with respect to distributions of funds received in respect of the Mall at Turtle Creek Whole Loan, and provides, in general, that:

•	the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan are of equal priority with each other and none will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Mall at Turtle Creek Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator or trustee) i in accordance with the terms of the Mall at Turtle Creek Intercreditor Agreement and the WFCM 2016-C35 Pooling and Servicing Agreement; and

•	expenses, losses and shortfalls relating to the Mall at Turtle Creek Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Mall at Turtle Creek Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Mall at Turtle Creek Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Mall at Turtle Creek Companion Loan. Similarly, P&I advances on the Mall at Turtle Creek Companion Loan are not reimbursable out of payments or other collections on the Mall at Turtle Creek Mortgage Loan or the Mortgage Loans.

To the extent amounts on deposit in the collection account under the WFCM 2016-C35 Pooling and Servicing Agreement with respect to the Mall at Turtle Creek Mortgage Loan are insufficient to reimburse the WFCM 2016-C35 Master Servicer for any property protection advance and/or interest thereon and the WFCM 2016-C35 Master Servicer or the WFCM 2016-C35 Trustee, as applicable, obtains funds from general collections of the WFCM 2016-C35 securitization trust as a reimbursement for a property protection advance or interest thereon, the Trust (as holder of the Mall at Turtle Creek Mortgage Loan) will be required to, promptly following notice from the WFCM 2016-C35 Master Servicer, pay to the WFCM 2016-C35 securitization trust for its pro rata share of such property protection advance and/or interest thereon. In addition, the Trust (as holder of the Mall at Turtle Creek Mortgage Loan) is required to promptly reimburse the WFCM 2016-C35 Master Servicer or the WFCM 2016-C35 Trustee for the Mall at Turtle Creek Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Mall at Turtle Creek Whole Loan as to which the WFCM 2016-C35 securitization trust or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the WFCM 2016-C35 Pooling and Servicing Agreement (to the extent amounts on deposit in the collection account with respect to the Mall at Turtle Creek Mortgage Loan are insufficient for reimbursement of such amounts).

Consultation and Control

Pursuant to the Mall at Turtle Creek Intercreditor Agreement, the directing holder (the “Mall at Turtle Creek Directing Holder”) with respect to the Mall at Turtle Creek Whole Loan, as of any date of determination, will be the WFCM 2016-C35 Trustee on behalf of the WFCM 2016-C35 issuing entity as holder of the Mall at Turtle Creek Companion Loan; provided, that, unless a control termination event exists under the WFCM 2016-C35 Pooling and Servicing Agreement or the Mall at Turtle Creek Companion Loan is an “excluded loan” under the WFCM 2016-C35 Pooling and Servicing Agreement, the directing certificateholder under the WFCM 2016-C35 Pooling and Servicing Agreement (the “WFCM 2016-C35 Directing Certificateholder”) will be entitled to exercise the rights of the Mall at Turtle Creek Directing Holder with respect to the Mall at Turtle Creek Whole Loan. In its capacity as representative of the Mall at Turtle Creek Directing Holder under the Mall at Turtle Creek Intercreditor Agreement, the WFCM 2016-C35 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to any “major decisions” (as defined under the Mall at Turtle Creek Intercreditor Agreement) to be taken with respect to the Mall at Turtle Creek Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Mall at Turtle Creek Whole Loan will require the approval of the WFCM 2016-C35 Directing Certificateholder (which approval rights are substantially similar to, but not necessarily identical to, those rights described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the WFCM 2016-C35 Pooling and Servicing Agreement, the WFCM 2016-C35 Directing Certificateholder will have the same consent and/or consultation rights with respect to the Mall at Turtle Creek Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the WFCM 2016-C35 issuing entity (other than any “excluded loan” under the WFCM 2016-C35 Pooling and Servicing Agreement) that are serviced under the WFCM 2016-C35 Pooling and Servicing Agreement.

Pursuant to the terms of the Mall at Turtle Creek Intercreditor Agreement, the issuing entity, as holder of the Mall at Turtle Creek Mortgage Loan (the “Mall at Turtle Creek Non-

Directing Holder”), which will be represented by the Directing Certificateholder unless a Consultation Termination Event exists under the PSA or the Mall at Turtle Creek Mortgage Loan is an Excluded Loan, will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any major decisions or the implementation of any recommended actions outlined in an asset status report relating to the Mall at Turtle Creek Whole Loan, that the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Special Servicer, as applicable, is required to provide to the Mall at Turtle Creek Directing Holder under the WFCM 2016-C35 Pooling and Servicing Agreement within the same time frame that the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Special Servicer, as applicable, is required to provide such notices, information and reports to the Mall at Turtle Creek Directing Certificateholder (for this purpose, without regard to whether or not the Mall at Turtle Creek Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event) and (ii) to be consulted by the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Special Servicer, as applicable, on a strictly non-binding basis with respect to certain major decisions as set forth in the Mall at Turtle Creek Intercreditor Agreement and the implementation by the WFCM 2016-C35 Special Servicer of any recommended actions outlined in an asset status report. Such consultation right of the Mall at Turtle Creek Non-Directing Holder will expire ten (10) business days after the delivery by the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Special Servicer of written notice of a proposed action (together with the notices, information and reports relating to the matter subject to consultation); provided that if a new course of action is proposed by the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Special Servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew.

Notwithstanding the Mall at Turtle Creek Non-Directing Holder’s consent/or consultation rights described above, the WFCM 2016-C35 Master Servicer or the WFCM 2016-C35 Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan. In no event will the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Special Servicer be obligated at any time to follow or take any alternative actions recommended by the Mall at Turtle Creek Non-Directing Holder.

In addition to the consultation rights of the Mall at Turtle Creek Non-Directing Holder described above, the Mall at Turtle Creek Non-Directing Holder will have the right to attend annual meetings (which may be telephonically) with the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Special Servicer, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Special Servicer, as applicable, in which servicing issues related to the Mall at Turtle Creek Whole Loan are discussed.

No direction or disapproval of the Mall at Turtle Creek Directing Holder contemplated above may require or cause the WFCM 2016-C35 Master Servicer or the WFCM 2016-C35 Special Servicer, as applicable, to violate any provisions of the Mall at Turtle Creek Mortgage Loan documents, applicable law, the WFCM 2016-C35 Pooling and Servicing Agreement, the Mall at Turtle Creek Intercreditor Agreement, the REMIC provisions or the WFCM 2016-C35 Master Servicer’s or WFCM 2016-C35 Special Servicer’s obligation to act in accordance with the servicing standard.

Application of Penalty Charges

Pursuant to the Mall at Turtle Creek Intercreditor Agreement, items in the nature of penalty charges paid on the Mall at Turtle Creek Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan by the amount necessary to pay the WFCM 2016-C35 Master Servicer, the WFCM 2016-C35 Trustee or the WFCM 2016-C35 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the WFCM 2016-C35 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan by the amount necessary to pay the applicable master servicer, the trustee, the WFCM 2016-C35 Master Servicer and the WFCM 2016-C35 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the WFCM 2016-C35 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA or the WFCM 2016-C35 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Mall at Turtle Creek Whole Loan (as specified in the WFCM 2016-C35 Pooling and Servicing Agreement) and, finally, with respect to any remaining amount of penalty charges allocable to the Mall at Turtle Creek Mortgage Loan, be paid to the WFCM 2016-C35 Master Servicer and/or the WFCM 2016-C35 Special Servicer as additional servicing compensation as provided in the WFCM 2016-C35 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Mall at Turtle Creek Intercreditor Agreement and the WFCM 2016-C35 Pooling and Servicing Agreement, if the Mall at Turtle Creek Mortgage Loan becomes a defaulted mortgage loan and thereafter the WFCM 2016-C35 Special Servicer determines pursuant to the WFCM 2016-C35 Pooling and Servicing Agreement and the Mall at Turtle Creek Intercreditor Agreement to pursue a sale of the Mall at Turtle Creek Mortgage Loan, the WFCM 2016-C35 Special Servicer will be required to sell the Mall at Turtle Creek Mortgage Loan together with the Mall at Turtle Creek Companion Loans as a single whole loan at a fair price as determined by the WFCM 2016-C35 Special Servicer, subject to the satisfaction of certain notice and information delivery requirements (as described below) and, in case of offers to purchase the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan received from Interested Persons, the WFCM 2016-C35 Trustee’s (or any third party hired by the WFCM 2016-C35 Trustee in accordance with the WFCM 2016-C35 Pooling and Servicing Agreement) obligation to review whether such offer constitutes a fair price (provided that no offer from an Interested Person constitutes a fair price unless it is the highest offer received and at least two other bona fide offers are received from independent third parties).

The WFCM 2016-C35 Special Servicer will not be permitted to sell the Mall at Turtle Creek Whole Loan if it becomes a defaulted mortgage loan without the written consent of the Mall at Turtle Creek Non-Directing Holder (provided that such consent will not be required if 50% or more of the Controlling Class is held by the borrower or an affiliate of the borrower) unless the WFCM 2016-C35 Special Servicer has delivered to such Mall at Turtle Creek Non-Directing Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the defaulted mortgage loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2016-C35 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Mall at Turtle Creek Whole Loan, and any documents in the servicing file reasonably requested by such Mall at Turtle Creek Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-C35 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-C35 Master Servicer or the WFCM 2016-C35 Special Servicer in connection with the proposed sale. Each holder of the Mall at Turtle Creek Mortgage Loan and the Mall at Turtle Creek Companion Loan, the Mall at Turtle Creek Non-Directing Holder and the Mall at Turtle Creek Directing Certificateholder will be permitted to submit an offer at any sale of the defaulted mortgage loan.

Special Servicer Appointment Rights

Pursuant to the terms of the Mall at Turtle Creek Intercreditor Agreement, the Mall at Turtle Creek Directing Certificateholder (which, unless a control termination event exists under the WFCM 2016-C35 Pooling and Servicing Agreement or the Mall at Turtle Creek Controlling Companion Loan is an “excluded loan” under the WFCM 2016-C35 Pooling and Servicing Agreement, will be the Directing Certificateholder under the WFCM 2016-C35 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the special servicer then acting with respect to the Mall at Turtle Creek Whole Loan and appoint a replacement special servicer without the consent of the Mall at Turtle Creek Non-Directing Holder.

The Central Park Retail Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Central Park Retail, representing approximately 2.3% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Central Park Retail Whole Loan (as defined below) is evidenced by: (i) one mortgage note designated as note A-1, having an outstanding principal balance as of the Cut-off Date of $69,819,749 (the “Central Park Retail Companion Loan”); and (ii) one mortgage note designated as note A-2, having an outstanding principal balance as of the Cut-off Date of $19,948,500 (the “Central Park Retail Mortgage Loan”). The Central Park Retail Companion Loan is generally pari passu in right of payment with the Central Park Retail Mortgage Loan.

The Central Park Retail Companion Loan together with the Central Park Retail Mortgage Loan are collectively referred to as the “Central Park Retail Whole Loan”. Only the Central Park Retail Mortgage Loan is an asset of the Trust. The Central Park Retail Companion Loan has been contributed by Wells Fargo Bank, National Association to the WFCM 2016-LC24 securitization trust.

The holders of the Central Park Retail Whole Loan (the “Central Park Retail Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Central Park Retail Noteholder (the “Central Park Retail Intercreditor Agreement”).

Servicing

The Central Park Retail Whole Loan will be serviced and administered pursuant to the WFCM 2016-LC24 Pooling and Servicing Agreement, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, the WFCM 2016-LC24 Master Servicer, the WFCM 2016-LC24 Special Servicer, Trimont Real Estate Advisors, LLC, as operating advisor and as asset representations reviewer, the WFCM 2016-LC24 Certificate Administrator, the WFCM 2016-LC24 Trustee, and National Cooperative Bank, N.A., as NCB master servicer and NCB special servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan” in this prospectus, but subject to the terms of the Central Park Retail Intercreditor Agreement. The Central Park Retail Intercreditor Agreement sets forth the rights of the issuing entity as the holder of the Central Park Retail Mortgage Loan and the rights of the holder of the Central Park Retail Companion Loan, and provides that expenses, losses and shortfalls relating to the Central Park Retail Whole Loan will be allocated on a pro rata basis to the holders thereof. In servicing the Central Park Retail Whole Loan, the servicing standard set forth in the WFCM 2016-LC24 Pooling and Servicing Agreement requires the WFCM 2016-LC24 Master Servicer and the WFCM 2016-LC24 Special Servicer to take into account the interests of both the Certificateholders and the related Central Park Retail Companion Holders as a collective whole in connection with the servicing of the Central Park Retail Whole Loan.

Amounts payable to the issuing entity as holder of the Central Park Retail Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advancing

The applicable master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Central Park Retail Mortgage Loan (but not on the Central Park Retail Companion Loan) pursuant to the terms of the PSA unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Central Park Retail Mortgage Loan. Principal and interest advances in respect of the Central Park Retail Companion Loan and property protection advances in respect of the Central Park Retail Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan” in this prospectus.

Application of Payments

The Central Park Retail Intercreditor Agreement sets forth the respective rights of the holder of the Central Park Retail Mortgage Loan and the holder of the Central Park Retail Companion Loan with respect to distributions of funds received in respect of the Central Park Retail Whole Loan, and provides, in general, that:

•	the Central Park Retail Mortgage Loan and the Central Park Retail Companion Loans are of equal priority with each other and none will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Central Park Retail Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Central Park Retail Mortgage Loan and the Central Park Retail Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2016-LC24 Master Servicer, the WFCM 2016-LC24 Special Servicer or the WFCM 2016-LC24 Trustee) in accordance with the terms of the Central Park Retail Intercreditor Agreement and the WFCM 2016-LC24 Pooling and Servicing Agreement; and

•	costs, fees, expenses, losses and shortfalls relating to the Central Park Retail Whole Loan will be allocated on a pro rata and pari passu basis to the Central Park Retail Mortgage Loan and the Central Park Retail Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Central Park Retail Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Central Park Retail Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Central Park Retail Companion Loan. Similarly, P&I advances on the Central Park Retail Companion Loan are not reimbursable out of payments or other collections on the Central Park Retail Mortgage Loan or the Mortgage Loans.

To the extent amounts on deposit in the collection account under the WFCM 2016-LC24 Pooling and Servicing Agreement with respect to the Central Park Retail Mortgage Loan are insufficient to reimburse the WFCM 2016-LC24 Master Servicer for any property protection advance and/or interest thereon and the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Trustee, as applicable, obtains funds from general collections of the WFCM 2016-LC24 securitization trust as a reimbursement for a property protection advance or interest thereon, the Trust (as holder of the Central Park Retail Mortgage Loan) will be required to, promptly following notice from the WFCM 2016-LC24 Master Servicer, pay to the WFCM 2016-LC24 securitization trust for its pro rata share of such property protection advance and/or interest thereon. In addition, the Trust (as holder of the Central Park Retail Mortgage Loan) is required to promptly reimburse the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Trustee for the Central Park Retail Mortgage Loan holder’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of the Central Park Retail Whole Loan as to which the WFCM 2016-LC24 securitization trust or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the WFCM 2016-LC24 Pooling and Servicing Agreement (to the extent amounts on deposit in the collection account with respect to the Central Park Retail Mortgage Loan are insufficient for reimbursement of such amounts).

Consultation and Control

Pursuant to the Central Park Retail Intercreditor Agreement, the controlling noteholder (the “Central Park Retail Controlling Note Holder”) with respect to the Central Park Retail Whole Loan, as of any date of determination, will be the WFCM 2016-LC24 Trustee on behalf of the WFCM 2016-LC24 issuing entity as holder of the Central Park Retail Companion Loan; provided, that, unless a control termination event exists under the WFCM 2016-LC24 Pooling and Servicing Agreement or the Central Park Retail Companion Loan is an “excluded loan” under the WFCM 2016-LC24 Pooling and Servicing Agreement, the directing certificateholder under the WFCM 2016-LC24 Pooling and Servicing Agreement (the “WFCM 2016-LC24 Directing Certificateholder”) will be entitled to exercise the rights of the Central Park Retail Controlling Noteholder with respect to the Central Park Retail Whole Loan. In its capacity as representative of the Central Park Retail Controlling Noteholder under the Central Park Retail Intercreditor Agreement, the WFCM 2016-LC24 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to any “major decisions” (as defined under the Central Park Retail Intercreditor Agreement) to be taken with respect to the Central Park Retail Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Central Park Retail Whole Loan will require the approval of the WFCM 2016-LC24 Directing Certificateholder (which approval rights are substantially similar to, but not necessarily identical to, those rights described in this prospectus under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). In addition, the Central Park Retail Intercreditor Agreement provides that the WFCM 2016-LC24 Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the Central Park Retail Whole Loan as the Directing Certificateholder deems advisable. Pursuant to the terms of the WFCM 2016-LC24 Pooling and Servicing Agreement, the WFCM 2016-LC24 Directing Certificateholder will only have these rights with respect to the Central Park Retail Whole Loan for so long as it has similar rights with respect to the other mortgage loans included in the WFCM 2016-LC24 issuing entity (other than any “excluded loan” under the WFCM 2016-LC24 Pooling and Servicing Agreement) that are serviced under the WFCM 2016-LC24 Pooling and Servicing Agreement.

In addition, pursuant to the terms of the Central Park Retail Intercreditor Agreement, the issuing entity (or its representative), as holder of the Central Park Retail Mortgage Loan (the “Central Park Retail Non-Controlling Noteholder”), which will be represented by the Directing Certificateholder unless a Consultation Termination Event exists under the PSA or the Central Park Retail Mortgage Loan is an Excluded Loan, will (i) have a right to receive copies of all notices, information and reports that the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, is required to provide to the WFCM 2016-LC24 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-LC24 Directing Certificateholder under the WFCM 2016-LC24 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the WFCM 2016-LC24 Pooling and Servicing Agreement) with respect to certain “major decisions” under the WFCM 2016-LC24 Pooling and Servicing Agreement to be taken with respect to the Central Park Retail Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Central Park Retail Whole Loan and (ii) have the right to be consulted on a strictly non-

binding basis with respect to certain major decisions to be taken with respect to the Central Park Retail Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the Central Park Retail Whole Loan. The consultation right of the Central Park Retail Non-Controlling Noteholder will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the WFCM 2016-LC24 Directing Certificateholder; provided that if the WFCM 2016-LC24 Master Servicer (or the WFCM 2016-LC24 Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the Central Park Retail Non-Controlling Noteholder’s consultation rights described above, the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, is permitted to implement any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Central Park Retail Whole Loan. Neither the WFCM 2016-LC24 Master Servicer nor the WFCM 2016-LC24 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Central Park Retail Non-Controlling Noteholder.

Neither the WFCM 2016-LC24 Master Servicer nor the WFCM 2016-LC24 Special Servicer may take or refrain from taking any action pursuant to instructions from the Central Park Retail Non-Controlling Noteholder, the WFCM 2016-LC24 Directing Certificateholder or any other party to the WFCM 2016-LC24 Pooling and Servicing Agreement that would, among other things, cause the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, to violate applicable law, the terms of the Central Park Retail Whole Loan, the Central Park Retail Intercreditor Agreement, the WFCM 2016-LC24 Pooling and Servicing Agreement, including the servicing standard under the WFCM 2016-LC24 Pooling and Servicing Agreement, or the REMIC provisions of the Code or materially expand the scope of the WFCM 2016-LC24 Master Servicer’s or the WFCM 2016-LC24 Special Servicer’s responsibilities.

In addition to the consultation rights of the issuing entity, as Central Park Retail Non-Controlling Noteholder as described above, the issuing entity will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable) with the WFCM 2016-LC24 Master Servicer or WFCM 2016-LC24 Special Servicer, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-LC24 Master Servicer or WFCM 2016-LC24 Special Servicer, as applicable, in which servicing issues related to the Central Park Retail Whole Loan are discussed.

Application of Penalty Charges

Pursuant to the Central Park Retail Intercreditor Agreement, items in the nature of penalty charges paid on the Central Park Retail Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Central Park Retail Mortgage Loan and the Central Park Retail Companion Loans by the amount necessary to pay the WFCM 2016-LC24 Master Servicer, the WFCM 2016-LC24 Trustee or the WFCM 2016-LC24 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the WFCM 2016-LC24 Pooling and Servicing Agreement, second, be used to reduce the respective amounts payable on each of the Central Park Retail Mortgage Loan and the Central Park Retail Companion Loans by the amount necessary to pay the applicable master servicer, the trustee, the WFCM 2016-LC24 Master Servicer and the WFCM 2016-LC24 Trustee for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the WFCM 2016-LC24 Pooling and Servicing Agreement) made with respect to such loan by such party (if and as specified in the PSA or the WFCM 2016-LC24 Pooling and Servicing Agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Central Park Retail Mortgage Loan and the Central Park Retail Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Central Park Retail Whole Loan (as specified in the WFCM 2016-LC24 Pooling and Servicing Agreement) and, finally, with respect to any remaining amount of penalty charges allocable to the Central Park Retail Mortgage Loan, be paid to the WFCM 2016-LC24 Master Servicer and/or the WFCM 2016-LC24 Special Servicer as additional servicing compensation as provided in the WFCM 2016-LC24 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Central Park Retail Intercreditor Agreement and the WFCM 2016-LC24 Pooling and Servicing Agreement, if the Central Park Retail Mortgage Loan becomes a defaulted mortgage loan and thereafter the WFCM 2016-LC24 Special Servicer determines pursuant to the WFCM 2016-LC24 Pooling and Servicing Agreement and the Central Park Retail Intercreditor Agreement to pursue a sale of the Central Park Retail Mortgage Loan, the WFCM 2016-LC24 Special Servicer will be required to sell the Central Park Retail Mortgage Loan together with the Central Park Retail Companion Loan as a single whole loan at a fair price as determined by the WFCM 2016-LC24 Special Servicer, subject to the satisfaction of certain notice and information delivery requirements (as described below) and, in case of offers to purchase the Central Park Retail Mortgage Loan and the Central Park Retail Companion Loan received from interested persons, the WFCM 2016-LC24 Trustee’s (or any third party hired by the WFCM 2016-LC24 Trustee in accordance with the WFCM 2016-LC24 Pooling and Servicing Agreement) obligation to review whether such offer constitutes a fair price (provided that no offer from such interested person constitutes a fair price unless it is the highest offer received and at least two other offers are received from independent third parties).

The WFCM 2016-LC24 Special Servicer will not be permitted to sell the Central Park Retail Whole Loan if it becomes a defaulted mortgage loan without the written consent of the issuing entity (provided that such consent will not be required if the Central Park Retail Mortgage Loan is an “excluded loan” under the WFCM 2016-LC24 Pooling and Servicing Agreement) unless the WFCM 2016-LC24 Special Servicer has delivered to such Central Park Retail Non-Controlling Noteholder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Central Park Retail Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2016-LC24 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Central Park Retail Whole Loan, and any documents in the servicing file reasonably requested by the Central Park Retail Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-LC24 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as Central Park Retail Non-Controlling Noteholder, may waive any of the delivery or timing requirements set forth in this sentence. Each holder of the Central Park Retail Mortgage Loan and the Central Park Retail Companion Loan, the Directing Certificateholder and the WFCM 2016-LC24 Directing Certificateholder will be permitted to submit an offer at any sale of the Central Park Retail

Whole Loan unless such holder is a “borrower party” (as defined in the WFCM 2016-LC24 Pooling and Servicing Agreement).

See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the Central Park Retail Intercreditor Agreement and the WFCM 2016-LC24 Pooling and Servicing Agreement, the WFCM 2016-LC24 Directing Certificateholder (unless a control termination event exists under the WFCM 2016-LC24 Pooling and Servicing Agreement or the Central Park Retail Controlling Companion Loan is an “excluded loan” under the WFCM 2016-LC24 Pooling and Servicing Agreement) will have the right, at any time, with or without cause, to replace the WFCM 2016-LC24 Special Servicer then acting with respect to the Central Park Retail Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative), as holder of the Central Park Retail Mortgage Loan. Accordingly, the WFCM 2016-LC24 Directing Certificateholder (unless a control termination event exists under the WFCM 2016-LC24 Pooling and Servicing Agreement or that the Central Park Retail Whole Loan is an “excluded loan” under the WFCM 2016-LC24 Pooling and Servicing Agreement), and the applicable WFCM 2016-LC24 certificateholders with the requisite percentage of voting rights (if a control termination event exists under the WFCM 2016-LC24 Pooling and Servicing Agreement) will have the right, with or without cause, to replace the WFCM 2016-LC24 Special Servicer then acting with respect to the Central Park Retail Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity as holder of the Central Park Retail Mortgage Loan. The issuing entity (or its representative), as holder of the Central Park Retail Mortgage Loan, will be permitted to direct the WFCM 2016-LC24 Trustee to terminate the WFCM 2016-LC24 Special Servicer (solely with respect to the Central Park Retail Whole Loan) upon a servicer termination event under the WFCM 2016-LC24 Pooling and Servicing Agreement with respect to the WFCM 2016-LC24 Special Servicer that affects the holder of the Central Park Retail Mortgage Loan.

The Gas Company Tower & World Trade Center Parking Garage Whole Loan

General

The Gas Company Tower & World Trade Center Parking Garage Mortgage Loan, with a Cut-off Date Balance of $15,000,000, representing approximately 1.7% of the Initial Pool Balance, is part of a Whole Loan evidenced by eight promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Gas Company Tower & World Trade Center Parking Garage Mortgaged Property”). The Gas Company Tower & World Trade Center Parking Garage Whole Loan (as defined below) is evidenced by: (i) promissory note A-2-C that evidences the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan; (ii) four (4) pari passu promissory notes designated as notes A-1-S1, A-1-S2, A-1-S3 and A-2-S, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $89,000,000 (the “Gas Company Tower & World Trade Center Parking Garage Standalone Pari Passu Companion Loans”), each of which is generally pari passu in right of payment with the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loans (as defined below); (iii) one (1) pari passu promissory note designated as note A-1-C, having an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 (together, the “Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loans” and, together with the Gas Company Tower & World Trade Center

Parking Garage Standalone Pari Passu Companion Loans, the “Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans”; and the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans together with the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan, the “Gas Company Tower & World Trade Center Parking Garage Senior Notes”), which is generally pari passu in right of payment with the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Standalone Pari Passu Companion Loans; and (iv) two promissory notes designated as note B-1 and B-2, respectively, with an aggregate outstanding principal balance as of the Cut-off Date of $175,000,000 (together, the “Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loans” and, together with the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans, the “Gas Company Tower & World Trade Center Parking Garage Companion Loans“), which are generally subordinate in right of payment to each of the Gas Company Tower & World Trade Center Parking Garage Senior Notes. The Gas Company Tower & World Trade Center Parking Garage Standalone Pari Passu Companion Loans and the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loans are collectively referred to as the “Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans”. The Gas Company Tower & World Trade Center Parking Garage Companion Loans and the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan are collectively referred to as the “Gas Company Tower & World Trade Center Parking Garage Notes” or the “Gas Company Tower & World Trade Center Parking Garage Whole Loan”. Only the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan is included in the Trust. Each of the Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans is currently held by the COMM 2016-GCT securitization trust (the “COMM 2016-GCT Mortgage Trust”). The Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loans may be contributed to one or more future securitization transactions or otherwise transferred or further split into separate notes at any time.

The holders of the Gas Company Tower Notes (the “Gas Company Tower & World Trade Center Parking Garage Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Gas Company Tower & World Trade Center Parking Garage Noteholder (“Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement”).

Servicing of the Gas Company Tower & World Trade Center Parking Garage Whole Loan

The Gas Company Tower & World Trade Center Parking Garage Whole Loan is currently being serviced by the COMM 2016-GCT Trust and Servicing Agreement, dated as of August 6, 2016, among Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “COMM 2016-GCT Depositor”), Keybank National Association, as master servicer (the “COMM 2016-GCT Master Servicer”), Strategic Asset Services LLC, as special servicer (the “COMM 2016-GCT Special Servicer”), and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “COMM 2016-GCT Certificate Administrator”), trustee (in such capacity, the “COMM 2016-GCT Trustee”), paying agent and custodian, and, subject to the terms of the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any the Gas Company Tower & World Trade Center Parking Garage Noteholder will be effected in accordance with the COMM 2016-GCT Trust and Servicing Agreement and the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan (but not on the Gas Company Tower & World Trade Center Parking Garage Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2016-GCT Master Servicer or COMM 2016-GCT Trustee, as applicable, will be obligated to make servicing advances with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2016-GCT Trust and Servicing Agreement.

Application of Payments

The Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement sets forth the respective rights of the holder of the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the holders of the Gas Company Tower & World Trade Center Parking Garage Companion Loans with respect to distributions of funds received in respect of the Gas Company Tower & World Trade Center Parking Garage Whole Loan, and provides, in general, that:

•	The Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan is, at all times, junior, subject and subordinate to the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans, and the right of the holders of the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan (the “Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holder”) to receive payments with respect to the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan is, to the extent set forth in the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans to receive payments with respect to the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans.

•	prior to calculating any amounts of interest or principal due to the holders of the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans, the principal balance of the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan will be reduced (but not below zero) by any realized loss with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan, and after the principal balance of the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan has been reduced to zero, the principal balances of the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan.

•	If no (i) event of default with respect to an obligation of the borrowers to pay money due under the Gas Company Tower & World Trade Center Parking Garage Whole Loan or (ii) non-monetary event of default pursuant to which the Gas Company Tower & World Trade Center Parking Garage Whole Loan becomes a specially serviced loan (a “Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Special Servicer, as applicable) will be distributed as follows:

(i)    first, (A) first, to the Note A (or the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Trustee), up to the amount of any nonrecoverable property advances that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Trustee, the Master Servicer or the Special Servicer and the master servicer or trustee with respect to any the Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “p&i” advances or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Trustee), up to the amount of any nonrecoverable p&i advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans (or the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Trustee), up to the amount of any nonrecoverable administrative advances with respect to the Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)    second, (A) first, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the COMM 2016-GCT Master Servicer, the COMM 2016-GCT Special Servicer or the COMM 2016-GCT Trustee), as applicable, with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-GCT Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the COMM 2016-GCT Trust and Servicing Agreement;

(iii)    third, to the Note A and the Note B (or the COMM 2016-GCT Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the COMM 2016-GCT Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan under the COMM 2016-GCT Trust and Servicing Agreement;

(iv)    fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)    fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note A, on a pro rata basis, in an amount equal to all such payments and prepayments of principal, until the related principal balances have been reduced to zero;

(vi)    sixth, if the proceeds of any foreclosure sale or any liquidation of the Gas Company Tower & World Trade Center Parking Garage Whole Loan or the COMM 2016-GCT Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to Note A in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(vii)    seventh, to Note B, in an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate;

(viii)    eighth, in respect of principal collections, with respect to all payments and prepayments of principal, to Note B, in an amount equal to all such payments and prepayments of principal, until the principal balance has been reduced to zero;

(ix)    ninth, to Note B, an amount equal to the unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(x)    tenth, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the principal balance at the Gas Company Tower & World Trade Center Parking Garage Whole Loan interest rate and (iii) not required to be paid to the COMM 2016-GCT Master Servicer, the COMM 2016-GCT Trustee or the COMM 2016-GCT Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to the Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xi)    eleventh, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrower;

(xii)    twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the COMM 2016-GCT Master Servicer, the COMM 2016-GCT Trustee or the COMM 2016-GCT Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to the Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiii)    thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xii) above will be distributed to the COMM 2016-GCT certificateholders pro rata and pari passu in accordance with their respective initial percentage interests.

The COMM 2016-GCT Master Servicer and the COMM 2016-GCT Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the COMM 2016-GCT Trust and Servicing Agreement.

After the occurrence of and during the continuance of a Triggering Event of Default, all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Special Servicer, as applicable) will be distributed as follows:

(a)  first, (A) first, to the Note A (or the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Trustee), up to the amount of any nonrecoverable property advances that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Trustee, the master servicer or the trustee, and the master servicer or trustee of any pooling and servicing agreement relating to the Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “P&I advances” or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Trustee), up to the amount of any nonrecoverable p&i advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans (or the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Trustee), up to the amount of any nonrecoverable administrative advances with respect to the Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(b)  second, (A) first, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note

A or the Note B (or the COMM 2016-GCT Master Servicer, the COMM 2016-GCT Special Servicer or the COMM 2016-GCT Trustee), as applicable, with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the COMM 2016-GCT Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the COMM 2016-GCT Trust and Servicing Agreement;

(c)  third, to the Note A and the Note B (or the COMM 2016-GCT Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the COMM 2016-GCT Special Servicer), any special servicing fees (including without limitation any workout fees and liquidation fees) earned by it with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan under the COMM 2016-GCT Trust and Servicing Agreement;

(d)  fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(e)  fifth, to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate;

(f)  sixth, pari passu to Note A, on a pro rata basis, in an amount equal to the outstanding principal balance of each such Note, until the related principal balances have been reduced to zero;

(g)  seventh, if the proceeds of any foreclosure sale or any liquidation of the Gas Company Tower & World Trade Center Parking Garage Whole Loan or the COMM 2016-GCT Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to Note A, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(h)  eighth, to Note B, in an amount equal to the outstanding principal balance of Note B, until the principal balance has been reduced to zero;

(i)   ninth, to Note B, an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(j)   tenth, any interest accrued at the default rate on the stated principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance at the Gas Company Tower & World Trade Center Parking Garage Whole Loan interest rate and (iii) not required to be paid to the COMM 2016-GCT Master Servicer, the COMM 2016-GCT Trustee or the COMM 2016-GCT Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(k)  eleventh, pro rata and pari passu, to the Note A holder, any prepayment premium allocable to any prepayment of Note A, and then, to the Note B holder, any prepayment premium allocable to any prepayment of Note B, in each case, to the extent actually paid by the borrower;

(l)   twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the COMM 2016-GCT Master Servicer, the COMM 2016-GCT Trustee or the COMM 2016-GCT Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(m) thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) will be distributed pro rata to the Notes in accordance with their respective initial percentage interests.

For the purpose of this “—Application of Payments” section, with respect to the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan, the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans and the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Gas Company Tower & World Trade Center Parking Garage Whole Loan.

In addition, solely for the purpose of this “—Application of Payments” section, the following terms have the meaning below:

“Note A” means, individually or collectively, note A-1 and A-2, as the context requires.

“Note A-1” means, individually or collectively, Note A-1-S1, Note A-1-S2, Note A-1-S3 and Note A-1-C, as the context may require.

“Note A-2” means, individually or collectively, Note A-2-S and Note A-2-C, as the context may require.

“Note B” means, individually or collectively, Note B-1 and Note B-2, as the context may require.

Consultation and Control

The controlling holder under the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement is currently the COMM 2016-GCT Directing Certificateholder. The “COMM 2016-GCT Directing Certificateholder”, as of any date of determination, will be, during a COMM 2016-GCT Subordinate Control Period or a COMM 2016-GCT Subordinate Consultation Period, the COMM 2016-GCT Controlling Class

Representative or its designee. As of the Closing Date, the COMM 2016-GCT Directing Certificateholder is expected to be NYL Investors LLC.

A “COMM 2016-GCT Subordinate Control Period” means any period when the certificate balance of the COMM 2016-GCT Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans, then a COMM 2016-GCT Subordinate Control Period will be deemed to then be in effect. If the COMM 2016-GCT Directing Certificateholder is a borrower related party, a COMM 2016-GCT Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the COMM 2016-GCT Directing Certificateholder or a COMM 2016-GCT Controlling Class Certificateholder has the right to appoint the successor special servicer to a COMM 2016-GCT Special Servicer that is a borrower related party.

A “COMM 2016-GCT Subordinate Consultation Period” means any period when both (i) the certificate balance of the COMM 2016-GCT Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of appraisal reduction amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. If the COMM 2016-GCT Directing Certificateholder is a borrower related party, a COMM 2016-GCT Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the COMM 2016-GCT Directing Certificateholder or a COMM 2016-GCT Controlling Class Certificateholder has the right to appoint the successor special servicer to a COMM 2016-GCT Special Servicer that is a borrower related party.

When the certificate balance of the COMM 2016-GCT Mortgage Trust Class D Certificates (without regard to the application of appraisal reduction Amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the COMM 2016-GCT Directing Certificateholder will have no consent or consultation rights under the COMM 2016-GCT Trust and Servicing Agreement except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the COMM 2016-GCT Trust and Servicing Agreement.

Certain decisions to be made with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2016-GCT Trust and Servicing Agreement are expected to require the approval of the COMM 2016-GCT Directing Certificateholder.

The “COMM 2016-GCT Controlling Class” will be, as of any time of determination, the COMM 2016-GCT Mortgage Trust Class F Certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments and realized losses allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class or, if such class does not meet the preceding requirement, there will be no COMM 2016-GCT Controlling Class.

A “COMM 2016-GCT Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the COMM 2016-GCT Controlling Class.

The “COMM 2016-GCT Controlling Class Representative” will be the COMM 2016-GCT Controlling Class Certificateholder selected by more than 50% of the COMM 2016-GCT Controlling Class Certificateholders, by certificate balance, provided, that absent or until such selection, or upon receipt of a written notice from a majority of the COMM 2016-GCT Controlling Class Certificateholders that a COMM 2016-GCT Controlling Class Representative is no longer designated, the COMM 2016-GCT Controlling Class Representative will be the COMM 2016-GCT Controlling Class Certificateholder that certifies to the COMM 2016-GCT Certificate Administrator that it owns the largest aggregate certificate balance of the COMM 2016-GCT Controlling Class.

Neither the COMM 2016-GCT Master Servicer nor the COMM 2016-GCT Special Servicer will be permitted to follow any direction or objection provided by the COMM 2016-GCT Directing Certificateholder that would require or cause the COMM 2016-GCT Master Servicer or the COMM 2016-GCT Special Servicer to violate any provision of the Mortgage Loan documents, the Gas Company Tower Intercreditor Agreement, applicable law or the COMM 2016-GCT Trust and Servicing Agreement, including without limitation the COMM 2016-GCT Master Servicer’s or the COMM 2016-GCT Special Servicer’s obligation to act in accordance with the servicing standard, or expose any certificateholder, the COMM 2016-GCT Master Servicer, the COMM 2016-GCT Special Servicer, the COMM 2016-GCT Certificate Administrator, the COMM 2016-GCT Trustee or the COMM 2016-GCT Mortgage Trust or their affiliates, officers, directors or agent to any claim, suit or liability, result in the imposition of a tax upon the COMM 2016-GCT Mortgage Trust or materially expand the scope of the COMM 2016-GCT Master Servicer’s or the COMM 2016-GCT Special Servicer’s responsibilities under the COMM 2016-GCT Trust and Servicing Agreement.

Cure Rights

If the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan is no longer included in the COMM 2016-GCT Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan, then the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan holder will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the COMM 2016-GCT Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan holder and the applicable cure period has not expired and the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan holder is permitted to cure under the terms of the Gas Company Tower & World Trade Center Parking Garage Intercreditor

Agreement, the default will not be treated as a default or a Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the Gas Company Tower & World Trade Center Parking Garage Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Gas Company Tower & World Trade Center Parking Garage Mortgaged Property, or (iii) for purposes of treating the Gas Company Tower & World Trade Center Parking Garage Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holders’ right to cure a default will be limited to 6 Cure Events over the life of the Gas Company Tower & World Trade Center Parking Garage Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option

If the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan is no longer included in the COMM 2016-GCT Mortgage Trust and a Triggering Event of Default has occurred and is continuing, then, upon written notice from the COMM 2016-GCT Special Servicer of such occurrence (a “Repurchase Option Notice”), the Note B holder will have the right (and if all of the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holders provide such notice, then all of the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the COMM 2016-GCT Special Servicer (the “Repurchase Election Notice”) after the occurrence of the Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the COMM 2016-GCT Trust and Servicing Agreement and the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans for the applicable purchase price provided in the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The COMM 2016-GCT Special Servicer will be required to give the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the COMM 2016-GCT Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holders and the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the COMM 2016-GCT Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the COMM 2016-GCT Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans.

Sale of Defaulted the Gas Company Tower & World Trade Center Parking Garage Whole Loan

Pursuant to the terms of the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement, if the Gas Company Tower & World Trade Center Parking Garage Whole Loan becomes a Defaulted Loan, and if the COMM 2016-GCT Special Servicer determines to sell the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Companion Loans in accordance with the COMM 2016-GCT Trust and Servicing Agreement, then the COMM 2016-GCT Special Servicer will have the right and the obligation to sell the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and the Gas Company Tower & World Trade Center Parking Garage Companion Loans as notes evidencing one whole loan in accordance with the terms of the COMM 2016-GCT Trust and Servicing Agreement. In connection with any such sale, the COMM 2016-GCT Special Servicer will be required to follow the procedures set forth in the COMM 2016-GCT Trust and Servicing Agreement.

Special Servicer Appointment Rights

Pursuant to the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement and the COMM 2016-GCT Trust and Servicing Agreement, the COMM 2016-GCT Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the COMM 2016-GCT Special Servicer then acting with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative).

The One & Two Corporate Plaza Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One & Two Corporate Plaza, representing approximately 0.8% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The One & Two Corporate Plaza Whole Loan (as defined below) is evidenced by: (i) one mortgage note designated as note A-1, having an outstanding principal balance as of the Cut-off Date of $19,955,176 (the “One & Two Corporate Plaza Companion Loan”) and (ii) one mortgage note designated as note A-2, having an outstanding principal balance as of the Cut-off Date of $6,984,312 (the “One & Two Corporate Plaza Mortgage Loan”). The One & Two Corporate Plaza Companion Loan is pari passu in right of payment with the One & Two Corporate Plaza Mortgage Loan.

The One & Two Corporate Plaza Companion Loan, together with the One & Two Corporate Plaza Mortgage Loan are collectively referred to as the “One & Two Corporate

Plaza Whole Loan”. Only the One & Two Corporate Plaza Mortgage Loan is an asset of the Trust. The One & Two Corporate Plaza Companion Loan was contributed by its holder to the WFCM 2016-LC24 securitization trust.

The holders of the One & Two Corporate Plaza Whole Loan (the “One & Two Corporate Plaza Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each One & Two Corporate Plaza Noteholder (the “One & Two Corporate Plaza Intercreditor Agreement”).

Servicing

The One & Two Corporate Plaza Whole Loan and any related REO Property will be serviced and administered pursuant to the WFCM 2016-LC24 Pooling and Servicing Agreement, dated as of September 1, 2016, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “WFCM 2016-LC24 Depositor”), Wells Fargo Bank, National Association, as general master servicer (the “WFCM 2016-LC24 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as general special servicer (the “WFCM 2016-LC24 Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator (the “WFCM 2016-LC24 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “WFCM 2016-LC24 Trustee”), and Trimont Real Estate Advisors, LLC, as operating advisor (the “WFCM 2016-LC24 Operating Advisor”) and as asset representations reviewer (the “WFCM 2016-LC24 Asset Representations Reviewer”) by the WFCM 2016-LC24 Master Servicer and the WFCM 2016-LC24 Special Servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan” in this prospectus, but subject to the terms of the One & Two Corporate Plaza Intercreditor Agreement. In servicing the One & Two Corporate Plaza Whole Loan, the servicing standard set forth in the WFCM 2016-LC24 Pooling and Servicing Agreement requires the WFCM 2016-LC24 Master Servicer and the WFCM 2016-LC24 Special Servicer to take into account the interests of the WFCM 2016-LC24 certificateholders and the issuing entity, as the holder of the One & Two Corporate Plaza Mortgage Loan.

Amounts payable to the issuing entity as holder of the One & Two Corporate Plaza Mortgage Loan pursuant to the One & Two Corporate Plaza Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wilmington Trust, National Association, as custodian under the WFCM 2016-LC24 Pooling and Servicing Agreement, is expected to be the initial custodian of the mortgage file related to the One & Two Corporate Plaza Whole Loan (other than the promissory note evidencing the One & Two Corporate Plaza Mortgage Loan).

Application of Payments

The One & Two Corporate Plaza Intercreditor Agreement sets forth the respective rights of the holder of the One & Two Corporate Plaza Mortgage Loan and the holder of the One & Two Corporate Plaza Companion Loan with respect to distributions of funds received in respect of the One & Two Corporate Plaza Whole Loan, and provides, in general, that:

•	the One & Two Corporate Plaza Mortgage Loan and the One & Two Corporate Plaza Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the One & Two Corporate Plaza Whole Loan or the related Mortgaged Property will be applied to the One & Two Corporate Plaza Mortgage Loan and the One & Two Corporate Plaza Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2016-LC24 Master Servicer, the WFCM 2016-LC24 Special Servicer, the WFCM 2016-LC24 Operating Advisor, the WFCM 2016-LC24 Certificate Administrator and the WFCM 2016-LC24 Trustee) in accordance with the terms of the One & Two Corporate Plaza Intercreditor Agreement and the WFCM 2016-LC24 Pooling and Servicing Agreement; and

•	fees, costs and expenses relating to the One & Two Corporate Plaza Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the One & Two Corporate Plaza Mortgage Loan and the One & Two Corporate Plaza Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the One & Two Corporate Plaza Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the One & Two Corporate Plaza Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other mortgage loans, but not out of payments or other collections on the One & Two Corporate Plaza Companion Loan. Similarly, P&I advances on the One & Two Corporate Plaza Companion Loan are not reimbursable out of payments or other collections on the One & Two Corporate Plaza Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the One & Two Corporate Plaza Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the WFCM 2016-LC24 securitization, subject to the WFCM 2016-LC24 issuing entity’s right to reimbursement from future payments and other collections on the One & Two Corporate Plaza Mortgage Loan or from general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the One & Two Corporate Plaza Intercreditor Agreement, the directing holder (the “One & Two Corporate Plaza Directing Holder”) with respect to the One & Two Corporate Plaza Whole Loan, as of any date of determination, will be the WFCM 2016-LC24 Trustee on behalf of the WFCM 2016-LC24 issuing entity as holder of the One & Two Corporate Plaza Companion Loan; provided, that, unless a control termination event exists under the WFCM 2016-LC24 Pooling and Servicing Agreement or the One & Two Corporate Plaza Whole Loan is an “excluded mortgage loan” under the WFCM 2016-LC24 Pooling and Servicing Agreement, the directing certificateholder under the WFCM 2016-LC24 Pooling and Servicing Agreement (the “WFCM 2016-LC24 Directing Certificateholder”) will be entitled to exercise the rights of the One & Two Corporate Plaza Directing Holder with respect to the One & Two Corporate Plaza Whole Loan. In its capacity as representative of the One & Two Corporate Plaza Directing Holder under the One & Two Corporate Plaza Intercreditor Agreement, the WFCM 2016-LC24 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing

Certificateholder” in this prospectus) with respect to the One & Two Corporate Plaza Whole Loan, including consent and/or consultation rights regarding “major decisions” (as defined under the One & Two Corporate Plaza Intercreditor Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the One & Two Corporate Plaza Whole Loan (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the WFCM 2016-LC24 Pooling and Servicing Agreement, the WFCM 2016-LC24 Directing Certificateholder will have the same consent and/or consultation rights with respect to the One & Two Corporate Plaza Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the WFCM 2016-LC24 issuing entity (other than any “excluded mortgage loan” under the WFCM 2016-LC24 Pooling and Servicing Agreement) that are serviced under the WFCM 2016-LC24 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the One & Two Corporate Plaza Intercreditor Agreement, the issuing entity, as holder of the One & Two Corporate Plaza Mortgage Loan (or its representative) (the “One & Two Corporate Plaza Non-Directing Holder”) will have a right to (i) receive copies of all notices, information and reports that the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, is required to provide to the WFCM 2016-LC24 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-LC24 Directing Certificateholder under the WFCM 2016-LC24 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the One & Two Corporate Plaza Intercreditor Agreement) to be taken with respect to the One & Two Corporate Plaza Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the One & Two Corporate Plaza Whole Loan and (ii) to be consulted on a strictly non-binding basis with respect to certain “major decisions” (as defined under the One & Two Corporate Plaza Intercreditor Agreement) to be taken with respect to the One & Two Corporate Plaza Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the One & Two Corporate Plaza Whole Loan. Such consultation rights of the One & Two Corporate Plaza Non-Directing Holder will expire ten (10) business days following the delivery by the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer of written notice of the proposed action (together with copies of the notices, information and reports relating to the matter subject to consultation); provided, that if the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the ten (10) business day consultation period will be deemed to begin anew.

Notwithstanding the consultation rights described above, the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the One & Two Corporate Plaza Intercreditor Agreement) or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if (i) it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the One & Two Corporate Plaza Mortgage Loan and the One & Two Corporate Plaza Companion Loan and (ii) the WFCM 2016-LC24 Special Servicer has made a reasonable effort to contact the WFCM 2016-LC24 Directing Certificateholder. Neither the WFCM 2016-LC24 Master Servicer nor the WFCM 2016-LC24 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the One & Two Corporate Plaza Non-Directing Holder (or its representative).

The WFCM 2016-LC24 Pooling and Servicing Agreement provides that neither the WFCM 2016-LC24 Master Servicer nor the WFCM 2016-LC24 Special Servicer may take or refrain from taking any action pursuant to instructions from the One & Two Corporate Plaza Non-Directing Holder (or its representative) that would cause the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, to violate applicable law, the terms of the One & Two Corporate Plaza Whole Loan, the One & Two Corporate Plaza Intercreditor Agreement, the WFCM 2016-LC24 Pooling and Servicing Agreement, including the servicing standard under the WFCM 2016-LC24 Pooling and Servicing Agreement, or the REMIC provisions or that would (i) expose the WFCM 2016-LC24 Master Servicer, the WFCM 2016-LC24 Special Servicer, the WFCM 2016-LC24 Depositor, a mortgage loan seller with respect to the WFCM 2016-LC24 securitization, the WFCM 2016-LC24 issuing entity, the WFCM 2016-LC24 Trustee, the WFCM 2016-LC24 Operating Advisor, the WFCM 2016-LC24 Asset Representations Reviewer, the WFCM 2016-LC24 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the WFCM 2016-LC24 Master Servicer’s or the WFCM 2016-LC24 Special Servicer’s responsibilities, or (iii) cause the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the WFCM 2016-LC24 certificateholders.

In addition to the consultation rights of the One & Two Corporate Plaza Non-Directing Holder (or its representative) described above, pursuant to the terms of the One & Two Corporate Plaza Intercreditor Agreement, the One & Two Corporate Plaza Non-Directing Holder (or its representative) will have the right to annual conference calls with the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer, as applicable, in which servicing issues related to the One & Two Corporate Plaza Whole Loan are discussed.

Application of Penalty Charges

The One & Two Corporate Plaza Intercreditor Agreement provides that the WFCM 2016-LC24 Pooling and Servicing Agreement may provide for the application of penalty charges paid in respect of the One & Two Corporate Plaza Whole Loan to be used to (i) pay the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer for interest accrued on any property protection advances, (ii) to pay the parties to any securitization for interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the WFCM 2016-LC24 Pooling and Servicing Agreement) made with respect to such loan by such party, (iii) to pay certain other expenses incurred with respect to the One & Two Corporate Plaza Whole Loan and (iv) to pay to the WFCM 2016-LC24 Master Servicer and/or the WFCM 2016-LC24 Special Servicer as additional servicing compensation as provided in the WFCM 2016-LC24 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One & Two Corporate Plaza Intercreditor Agreement, if the One & Two Corporate Plaza Whole Loan becomes a defaulted mortgage loan under the WFCM 2016-LC24 Pooling and Servicing Agreement, and thereafter the WFCM 2016-LC24 Special Servicer determines to sell the One & Two Corporate Plaza Companion Loan in accordance with the WFCM 2016-LC24 Pooling and Servicing Agreement, then the WFCM 2016-LC24 Special Servicer will be required to sell the One & Two Corporate Plaza Companion Loan together with the One & Two Corporate Plaza Mortgage Loan as one whole loan in accordance with the procedures set forth under the WFCM 2016-LC24 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-

Serviced Mortgage Loans—Servicing of the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the WFCM 2016-LC24 Special Servicer will not be permitted to sell the One & Two Corporate Plaza Whole Loan if it becomes a defaulted mortgage loan under the WFCM 2016-LC24 Pooling and Servicing Agreement without the written consent of the One & Two Corporate Plaza Non-Directing Holder (or its representative) (provided that such consent is not required if such person is the related borrower or an affiliate of the related borrower), unless the WFCM 2016-LC24 Special Servicer has delivered to such One & Two Corporate Plaza Non-Directing Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the One & Two Corporate Plaza Whole Loan; (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the WFCM 2016-LC24 Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the One & Two Corporate Plaza Whole Loan, and any documents in the servicing file requested by such One & Two Corporate Plaza Non-Directing Holder (but no less time than is afforded to other offerors and the WFCM 2016-LC24 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-LC24 Master Servicer or the WFCM 2016-LC24 Special Servicer in connection with the proposed sale; provided, that the One & Two Corporate Plaza Non-Directing Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the WFCM 2016-LC24 Pooling and Servicing Agreement, each of the One & Two Corporate Plaza Non-Directing Holder (or its representative) and the holder of the One & Two Corporate Plaza Companion Loan (or its representative) will be permitted to submit an offer at any sale of the One & Two Corporate Plaza Whole Loan unless such person is a related borrower or an agent or affiliate of a related borrower.

See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the terms of the One & Two Corporate Plaza Intercreditor Agreement and the WFCM 2016-LC24 Pooling and Servicing Agreement, the WFCM 2016-LC24 Directing Certificateholder (prior to a control termination event under the WFCM 2016-LC24 Pooling and Servicing Agreement and provided that the One & Two Corporate Plaza Whole Loan is not an “excluded mortgage loan” under the WFCM 2016-LC24 Pooling and Servicing Agreement), and the applicable WFCM 2016-LC24 certificateholders with the requisite percentage of voting rights (at any time after the occurrence and during the continuation of a control termination event) will have the right, at any time, with or without cause, to replace the WFCM 2016-LC24 Special Servicer then acting with respect to the One & Two Corporate Plaza Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the One & Two Corporate Plaza Non-Directing Holder (or its representative). The One & Two Corporate Plaza Non-Directing Holder (or its representative) will be permitted to direct the WFCM 2016-LC24 Trustee to terminate the WFCM 2016-LC24 Special Servicer (solely with respect to the One & Two Corporate Plaza Whole Loan) upon a servicer termination event under the WFCM 2016-LC24 Pooling and Servicing Agreement with respect to the WFCM 2016-LC24 Special Servicer that affects the One & Two Corporate Plaza Non-Directing Holder (as the holder of the One & Two Corporate Plaza Mortgage Loan).

The Servicing Shift Whole Loans

The Gurnee Mills Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “Gurnee Mills”, representing approximately 9.3% of the Initial Pool Balance, is part of a split loan structure comprised of six (6) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Gurnee Mills Mortgage Loan is evidenced by a promissory note, Note A-2A, with an original principal balance of $80,000,000. The related Companion Loans are evidenced by five (5) promissory notes, Note A-1A (the “Gurnee Mills Controlling Companion Loan”) and Notes A-1B, A-2B, A-3 and A-4 (the “Gurnee Mills Non-Controlling Companion Loan” and, together with the Gurnee Mills Controlling Companion Loan, the “Gurnee Mills Companion Loans”), with respective original principal balances of $75,000,000, $35,000,000, $25,000,000, $30,000,000 and $30,000,000 that are not included in the issuing entity. Only the Gurnee Mills Mortgage Loan is included in the issuing entity. The Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans are generally pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Gurnee Mills Whole Loan”. It is anticipated that the Gurnee Mills Companion Loans will be included in one or more future securitizations, however, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Gurnee Mills Mortgage Loan and the rights of the holder(s) of the Gurnee Mills Companion Loans are subject to an intercreditor agreement (the “Gurnee Mills Intercreditor Agreement”).

Servicing

Pursuant to the terms of the Gurnee Mills Intercreditor Agreement, the Gurnee Mills Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the applicable master servicer and the applicable special servicer, as the case may be, in accordance with the Servicing Standard until the date upon which the Gurnee Mills Controlling Companion Loan is securitized (the “Gurnee Mills Control Note Securitization Date”), after which the Gurnee Mills Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “Gurnee Mills PSA”) entered into in connection with such other securitization and the Gurnee Mills Intercreditor Agreement.

Advances

Until the Gurnee Mills Control Note Securitization Date, the applicable master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Gurnee Mills Mortgage Loan (but not any advances of principal and/or interest on the Gurnee Mills Companion Loans) pursuant to the terms of the PSA, and the applicable master servicer, the applicable special servicer (with respect to emergency servicing advances) or the trustee, as applicable, under the PSA will be responsible for making (or, in the case of the applicable special servicer with respect to emergency servicing advances, may, in its sole discretion, make) any required Servicing Advances with respect to the Gurnee Mills Whole Loan, in each case unless the applicable master servicer or the trustee, as applicable, or the applicable special servicer under the PSA determines that such an advance would not be recoverable from collections on the Gurnee Mills Mortgage Loan (in the case of a P&I Advance) or the Gurnee Mills Whole Loan (in the case of a Servicing Advance).

On and after the Gurnee Mills Control Note Securitization Date, (i) the applicable master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Gurnee Mills Mortgage Loan (but not any advances of principal and/or interest on the Gurnee Mills Companion Loans) pursuant to the terms of the PSA, unless the applicable master servicer or the trustee, as applicable, or the applicable special servicer under the PSA determines that such P&I Advance would not be recoverable from collections on the Gurnee Mills Mortgage Loan, (ii) the applicable master servicer or trustee under any securitization into which a Gurnee Mills Non-Controlling Companion Loan is deposited is expected to be responsible for making principal and interest advances with respect to such Gurnee Mills Non-Controlling Companion Loan unless a similar determination is made that such an advance would not be recoverable from collections on such Gurnee Mills Non-Controlling Companion Loan and (iii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the Gurnee Mills Controlling Companion Loan as required under the terms of the Gurnee Mills PSA (but not on the Gurnee Mills Mortgage Loan or the Gurnee Mills Non-Controlling Companion Loans) and (B) any required property protection advances with respect to the Gurnee Mills Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the Gurnee Mills PSA.

With respect to the Gurnee Mills Mortgage Loan, each of the applicable master servicer, the applicable special servicer and the trustee will be permitted to make its own determination that it has made a nonrecoverable principal and interest advance on the Gurnee Mills Mortgage Loan or that any proposed principal and interest advance, if made, would constitute a nonrecoverable principal and interest advance with respect to the Gurnee Mills Mortgage Loan independently of any determination made by the servicer of any Gurnee Mills Companion Loan. If the applicable master servicer or the applicable special servicer determines that a proposed principal and interest advance with respect to the Gurnee Mills Mortgage Loan, if made, or any outstanding principal and interest advance with respect to such Mortgage Loan previously made, would be, or is, as applicable, a nonrecoverable advance, the applicable master servicer will be required to provide the servicers of the Gurnee Mills Companion Loans written notice of such determination, promptly and in any event within the time required by the Gurnee Mills Intercreditor Agreement. After the Gurnee Mills Control Note Securitization Date, if the applicable master servicer receives written notice from a Non-Serviced Master Servicer or Non-Serviced Special Servicer or any other servicer of a Gurnee Mills Companion Loan that it has determined, with respect to the Gurnee Mills Companion Loans, that any proposed advance of principal and/or interest would be, or any outstanding advance of principal and/or interest is, a nonrecoverable advance, such determination will not be binding on the certificateholders, the applicable master servicer or the trustee.

Application of Payments

The Gurnee Mills Intercreditor Agreement sets forth the respective rights of the holder of the Gurnee Mills Mortgage Loan and the holders of the related Gurnee Mills Companion Loans with respect to distributions of funds received in respect of the Gurnee Mills Whole Loan, and provides, in general, that:

•	the Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Gurnee Mills Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents) will be applied to the Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the (i) prior to the Gurnee Mills Control Note Securitization Date, the applicable master servicer, applicable special servicer or trustee and (ii) on and after the Gurnee Mills Control Note Securitization Date, the related Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer,) in accordance with the terms of the Gurnee Mills Intercreditor Agreement, the PSA and the Gurnee Mills PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Gurnee Mills Whole Loan will be allocated, on a pro rata and pari passu basis, to the Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans in accordance with the terms of the Gurnee Mills Intercreditor Agreement.

For more information regarding the allocation of collections and expenses in respect of the Gurnee Mills Whole Loan prior to the Gurnee Mills Control Note Securitization Date, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”. Upon the Gurnee Mills Control Note Securitization Date, the Gurnee Mills Whole Loan is expected to be subject to provisions in the Gurnee Mills PSA that are expected to be substantially similar to, but not necessarily identical, to those governing the allocation of collections and expenses of serviced whole loans under the PSA.

Application of Penalty Charges

Pursuant to the Gurnee Mills Intercreditor Agreement, items in the nature of penalty charges paid on the Gurnee Mills Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans by the amount necessary to pay (i) prior to the Gurnee Mills Control Note Securitization Date, the applicable master servicer, applicable special servicer or trustee and (ii) on and after the Gurnee Mills Control Note Securitization Date, the related Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer, for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the PSA (prior to the Gurnee Mills Control Note Securitization Date) and the Gurnee Mills PSA (on and after the Gurnee Mills Control Note Securitization Date), second, be used to reduce the respective amounts payable on each of the Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans by the amount necessary to pay the applicable master servicer, the trustee, the Non-Serviced Master Servicer, Non-Serviced Trustee and the applicable master servicer or trustee related to the Gurnee Mills Non-Controlling Companion Loan for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the Gurnee Mills PSA and any other securitization servicing agreement pursuant to which any Gurnee Mills Non-Controlling Companion Loan is serviced) made with respect to such loan by such party (if and as specified in the PSA, the Gurnee Mills PSA and the securitization servicing agreement pursuant to which such Gurnee Mills Non-Controlling Companion Loan is serviced, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Gurnee Mills Mortgage Loan and Gurnee Mills Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Gurnee Mills Whole Loan (as specified in the PSA or Gurnee Mills PSA, as applicable) and, finally, with respect to any remaining amount of penalty charges allocable to the Gurnee Mills Whole Loan, be paid, prior to the Gurnee Mills Control Note Securitization Date, to the master servicer and/or special servicer, and, on and after the Gurnee Mills Control Note Securitization Date, to the Non-Serviced Master Servicer and/or Non-Serviced Special Servicer, as additional servicing compensation as provided in the PSA or Gurnee Mills PSA, as applicable.

Consultation and Control

The controlling noteholder under the Gurnee Mills Intercreditor Agreement with respect to the Gurnee Mills Whole Loan will be the holder of the Gurnee Mills Controlling Companion Loan (which prior to the Gurnee Mills Control Note Securitization Date, will be Column Financial, Inc., and, from and after the Gurnee Mills Control Note Securitization Date, will be the trust into which the Gurnee Mills Controlling Companion Loan is deposited (the “Gurnee Mills Controlling Noteholder”); provided that it is expected to be the representative of the controlling class certificateholders under the Gurnee Mills PSA or such other party specified in the Gurnee Mills PSA (such party, the “Gurnee Mills Directing Certificateholder”) who will exercise the rights of the Gurnee Mills Controlling Noteholder (unless a control termination event or similar event under the Gurnee Mills PSA exists), subject to any restrictions on the related borrower or any affiliate thereof under the Gurnee Mills PSA that prohibit such parties from exercising the rights of the Gurnee Mills Directing Certificateholder under the Gurnee Mills Intercreditor Agreement and Gurnee Mills Pooling and Servicing Agreement. In its capacity as the controlling noteholder under the Gurnee Mills Intercreditor Agreement, the Gurnee Mills Controlling Noteholder will be entitled to exercise (or, under the Gurnee Mills PSA, is expected to be entitled to exercise rights similar to) the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the Gurnee Mills Whole Loan.

In addition, pursuant to the terms of the Gurnee Mills Intercreditor Agreement, the issuing entity as holder of the Gurnee Mills Mortgage Loan (or prior to the occurrence of a Consultation Termination Event and except if the Gurnee Mills Mortgage Loan is an Excluded Loan, the Directing Certificateholder) will (i) have, after the Gurnee Mills Control Note Securitization Date, the right to receive copies of the same notices, information and reports that the related Non-Serviced Master Servicer or Non-Serviced Special Servicer is required to provide to the Gurnee Mills Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Gurnee Mills Directing Certificateholder under the Gurnee Mills PSA without regard to the occurrence of any control termination event or consultation termination event or similar event thereunder) with respect to any major decisions to be taken with respect to the Gurnee Mills Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Gurnee Mills Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any such major decisions to be taken with respect to the Gurnee Mills Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Gurnee Mills Whole Loan. The consultation right of the issuing entity as holder of the Gurnee Mills Mortgage Loan (or the Directing Certificateholder) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation; provided that if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. The holder of each Gurnee Mills Non-Controlling Companion Loan (or its representative) will be entitled to the same information and consultation rights set forth above. Notwithstanding the consultation rights of the issuing entity as holder of the Gurnee Mills Mortgage Loan (or the Directing Certificateholder) described above, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans. Prior to the Gurnee Mills Control Note Securitization Date, the applicable master servicer and applicable special servicer will be entitled to take such action after making such a determination as set forth in the preceding sentence. Neither the related Non-Serviced Master Servicer nor the related Non-Serviced Special Servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the issuing entity as holder of the Gurnee Mills Mortgage Loan (or its representative, including the Directing Certificateholder) and neither the applicable master servicer nor the applicable special servicer for this transaction will be obligated at any time to follow or take any alternative actions recommended by the holders of the Gurnee Mills Mortgage Loan or the Gurnee Mills Non-Controlling Companion Loans (or their representatives).

After the Gurnee Mills Control Note Securitization Date, in addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the Gurnee Mills Intercreditor Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonically, in the discretion of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable) annual meetings with the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Gurnee Mills Whole Loan are discussed.

No objection, direction or advice of the Gurnee Mills Controlling Noteholder or the Gurnee Mills Directing Certificateholder contemplated above may require or cause the applicable master servicer or the applicable special servicer or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to, among other things, violate any provisions of the Gurnee Mills Mortgage Loan documents, applicable law, the PSA (prior to the Gurnee Mills Control Note Securitization Date), the Gurnee Mills PSA (after the Gurnee Mills Control Note Securitization Date), the Gurnee Mills Intercreditor Agreement, the REMIC provisions or the applicable master servicer’s or applicable special servicer’s or related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s obligation to act in accordance with the servicing standard under the PSA or the Gurnee Mills PSA, as applicable, or expose the applicable master servicer or the applicable special servicer to liability, or materially expand the scope of the applicable master servicer’s or the applicable special servicer’s or related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s responsibilities under the PSA or the Gurnee Mills PSA, as applicable.

Sale of Defaulted Gurnee Mills Whole Loan

Pursuant to the terms of the Gurnee Mills Intercreditor Agreement, if the Gurnee Mills Mortgage Loan becomes a Defaulted Loan (or, after the Gurnee Mills Control Note Securitization Date, a defaulted loan under the Gurnee Mills PSA) and if the applicable special servicer (or, after the Gurnee Mills Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA (or the Gurnee Mills PSA, as the case may be) and the Gurnee Mills Intercreditor Agreement to pursue a sale of the Gurnee Mills Mortgage Loan (or the Gurnee Mills Controlling Companion Loan, as the case may be), the applicable special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the Gurnee Mills Mortgage Loan together with the Gurnee Mills Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the Gurnee Mills PSA), as applicable, obligation to review whether any offer from an interested person (as defined in the Gurnee Mills Intercreditor Agreement) received for the Gurnee Mills Mortgage Loan and the Gurnee Mills Companion Loans constitutes a fair price.

Notwithstanding the foregoing, on and after the Gurnee Mills Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the Gurnee Mills Mortgage Loan together with the Gurnee Mills Companion Loans if the loan becomes a defaulted whole loan without the written consent of the holders of the Gurnee Mills Mortgage Loan and the Gurnee Mills Non-Controlling Companion Loans unless the related Non-Serviced Special Servicer has delivered to the issuing entity, as holder of the Gurnee Mills Mortgage Loan or the holders of each Gurnee Mills Non-Controlling Companion Loan, as applicable: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Gurnee Mills Whole Loan, and any documents in the servicing file requested by the issuing entity or the holder of the Gurnee Mills Non-Controlling Companion Loan, as applicable; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the “directing certificateholder” (or the equivalent) under the Gurnee Mills PSA) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale. Subject to the terms of the Gurnee Mills Intercreditor Agreement, the issuing entity as holder of the Gurnee Mills Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the related borrower or an agent or affiliate thereof).

Prior to the Gurnee Mills Control Note Securitization Date, in the event of the sale by the applicable special servicer of the Gurnee Mills Whole Loan, such special servicer will be required to provide the same information to, and consult with, the holders of the Gurnee Mills Companion Loans as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Prior to the Gurnee Mills Control Note Securitization Date, the Gurnee Mills Controlling Noteholder will have the right, with or without cause, to replace the special servicer then acting with respect to the Gurnee Mills Whole Loan and appoint a replacement special servicer, solely with respect to the Gurnee Mills Whole Loan. On and after the Gurnee Mills Control Note Securitization Date, pursuant to the terms of the Gurnee Mills Intercreditor Agreement, the Gurnee Mills Controlling Noteholder (or the Gurnee Mills Directing Certificateholder) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Gurnee Mills Whole Loan and appoint a replacement special servicer without the consent of the holders of the Gurnee Mills Mortgage Loan or any Gurnee Mills Non-Controlling Companion Loan. The right of the Gurnee Mills Directing Certificateholder will be subject to the terms of the Gurnee Mills PSA, which are not known at this time, but are expected to provide that the Gurnee Mills Directing Certificateholder may only exercise such rights under the Gurnee Mills PSA so long as no control termination event has occurred and is continuing. The Gurnee Mills Intercreditor Agreement requires that any replacement special servicer be subject to the issuing entity’s receipt of rating agency confirmations from the rating agencies hired by the issuing entity to rate the certificates.

The 101 Hudson Street Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “101 Hudson Street”, representing approximately 7.9% of the Initial Pool Balance, is part of a split loan structure comprised of five (5) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 101 Hudson Street Mortgage Loan is evidenced by a promissory note, Note A-2, with a Cut-off Date Balance of $67,500,000. The related Companion Loans are evidenced by four (4) promissory notes, Note A-1 (the “101 Hudson Street Controlling Companion Loan”) and Note A-3, Note A-4 and Note A-5 (the “101 Hudson Street Non-Controlling Companion Loans” and, together with the 101 Hudson Street Controlling Companion Loan, the “101 Hudson Street Companion Loans”), with respective Cut-off Date Balances of $70,000,000, $30,000,000, $26,250,000 and $56,250,000 that are not included in the issuing entity. Only the 101 Hudson Street Mortgage Loan is included in the issuing entity. The 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans are generally pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “101 Hudson Street Whole Loan”. It is anticipated that the 101 Hudson Street Companion Loans will be included in one or more future securitizations, however, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the 101 Hudson Street Mortgage Loan and the rights of the holders of the 101 Hudson Street Companion Loans are subject to an intercreditor agreement (the “101 Hudson Street Intercreditor Agreement”).

Servicing

Pursuant to the terms of the 101 Hudson Street Intercreditor Agreement, the 101 Hudson Street Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the applicable master servicer and the applicable special servicer, as the case may be, in accordance with the Servicing Standard until the date upon which the 101 Hudson Street Controlling Companion Loan is securitized (the “101 Hudson Street Control Note Securitization Date”), after which the 101 Hudson Street Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “101 Hudson Street PSA”) entered into in connection with such other securitization and the 101 Hudson Street Intercreditor Agreement. The 101 Hudson Street Intercreditor Agreement provides that fees, costs, expenses, losses and shortfalls relating to the 101 Hudson Street Whole Loan will be allocated on a pro rata basis to the holders thereof.

Advances

Until the 101 Hudson Street Control Note Securitization Date, the applicable master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the 101 Hudson Street Mortgage Loan (but not any advances of principal and/or interest on the 101 Hudson Street Companion Loans) pursuant to the terms of the PSA, and the applicable master servicer, the applicable special servicer (with respect to emergency servicing advances) or the trustee, as applicable, under the PSA will be responsible for making (or, in the case of the applicable special servicer with respect to emergency servicing advances, may, in its sole discretion, make) any required Servicing Advances with respect to the 101 Hudson Street Whole Loan, in each case unless the applicable master servicer or the trustee, as applicable, or the applicable special servicer under the PSA determines that such an advance would not be recoverable from collections on the 101 Hudson Street Mortgage Loan (in the case of a P&I Advance) or the 101 Hudson Street Whole Loan (in the case of a Servicing Advance).

On and after the 101 Hudson Street Control Note Securitization Date, (i) the applicable master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the 101 Hudson Street Mortgage Loan (but not any advances of principal and/or interest on the 101 Hudson Street Companion Loans) pursuant to the terms of the PSA, unless the applicable master servicer or the trustee, as applicable, or the applicable special servicer under the PSA determines that such P&I Advance would not be recoverable from collections on the 101 Hudson Street Mortgage Loan, (ii) the applicable master servicer or trustee under any securitization into which a 101 Hudson Street Non-Controlling Companion Loan is deposited is expected to be responsible for making principal and interest advances with respect to such 101 Hudson Street Non-Controlling Companion Loan unless a similar determination is made that such an advance would not be recoverable from collections on such 101 Hudson Street Non-Controlling Companion Loan and (iii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on the 101 Hudson Street Controlling Companion Loan as required under the terms of the 101 Hudson Street PSA (but not on the 101 Hudson Street Mortgage Loan or the 101 Hudson Street Non-Controlling Companion Loans) and (B) any required property protection advances with respect to the 101 Hudson Street Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the 101 Hudson Street PSA.

With respect to the 101 Hudson Street Mortgage Loan, each of the applicable master servicer, the applicable special servicer and the trustee will be permitted to make its own determination that it has made a nonrecoverable principal and interest advance on the 101 Hudson Street Mortgage Loan or that any proposed principal and interest advance, if made, would constitute a nonrecoverable principal and interest advance with respect to the 101 Hudson Street Mortgage Loan independently of any determination made by the servicer of any 101 Hudson Street Companion Loan. If the applicable master servicer or the applicable special servicer determines that a proposed principal and interest advance with respect to the 101 Hudson Street Mortgage Loan, if made, or any outstanding principal and interest advance with respect to such Mortgage Loan previously made, would be, or is, as applicable, a nonrecoverable advance, the applicable master servicer will be required to provide the servicers of the 101 Hudson Street Companion Loans written notice of such determination, promptly and in any event within the time required by the 101 Hudson Street Intercreditor Agreement. After the 101 Hudson Street Control Note Securitization Date, if the applicable master servicer receives written notice from a Non-Serviced Master Servicer or Non-Serviced Special Servicer or any other servicer of a 101 Hudson Street Companion Loan that it has determined, with respect to the 101 Hudson Street Companion Loans, that any proposed advance of principal and/or interest would be, or any outstanding advance of principal and/or interest is, a nonrecoverable advance, such determination will not be binding on the certificateholders, the applicable master servicer or the trustee.

Application of Payments

The 101 Hudson Street Intercreditor Agreement sets forth the respective rights of the holder of the 101 Hudson Street Mortgage Loan and the holders of the related 101 Hudson Street Companion Loans with respect to distributions of funds received in respect of the 101 Hudson Street Whole Loan, and provides, in general, that:

•	the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the 101 Hudson Street Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the terms of the related Mortgage Loan documents) will be applied to the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the (i) prior to the 101 Hudson Street Control Note Securitization Date, the applicable master servicer, applicable special servicer or trustee and (ii) on and after the 101 Hudson Street Control Note Securitization Date, the related Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer,) in accordance with the terms of the 101 Hudson Street Intercreditor Agreement, the PSA and the 101 Hudson Street PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the 101 Hudson Street Whole Loan will be allocated, on a pro rata and pari passu basis, to the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans in accordance with the terms of the 101 Hudson Street Intercreditor Agreement.

For more information regarding the allocation of collections and expenses in respect of the 101 Hudson Street Whole Loan prior to the 101 Hudson Street Control Note Securitization Date, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”. Upon the 101 Hudson Street Control Note Securitization Date, the 101 Hudson Street Whole Loan is expected to be subject to provisions in the 101 Hudson Street PSA that are expected to be substantially similar to, but not necessarily identical, to those governing the allocation of collections and expenses of serviced whole loans under the PSA.

Application of Penalty Charges

Pursuant to the 101 Hudson Street Intercreditor Agreement, items in the nature of penalty charges paid on the 101 Hudson Street Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans by the amount necessary to pay (i) prior to the 101 Hudson Street Control Note Securitization Date, the applicable master servicer, applicable special servicer or trustee and (ii) on and after the 101 Hudson Street Control Note Securitization Date, the related Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer, for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the PSA (prior to the 101 Hudson Street Control Note Securitization Date) and the 101 Hudson Street PSA (on and after the 101 Hudson Street Control Note Securitization Date), second, be used to reduce the respective amounts payable on each of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans by the amount necessary to pay the applicable master servicer, the trustee, the Non-Serviced Master Servicer, Non-Serviced Trustee and the applicable master servicer or trustee related to the 101 Hudson Street Non-Controlling Companion Loan for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the 101 Hudson Street PSA and any other securitization servicing agreement pursuant to which any 101 Hudson Street Non-Controlling Companion Loan is serviced) made with respect to such loan by such party (if and as specified in the PSA, the 101 Hudson Street PSA and the securitization servicing agreement pursuant to which such 101 Hudson Street Non-Controlling Companion Loan is serviced, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 101 Hudson Street Mortgage Loan and 101 Hudson Street Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 101 Hudson Street Whole Loan (as specified in the PSA or 101 Hudson Street PSA, as applicable) and, finally, with respect to any remaining amount of penalty charges allocable to the 101 Hudson Street Whole Loan, be paid, prior to the 101 Hudson Street Control Note Securitization Date, to the master servicer and/or special servicer, and, on and after the 101 Hudson Street Control Note Securitization Date, to the Non-Serviced Master Servicer and/or Non-Serviced Special Servicer, as additional servicing compensation as provided in the PSA or 101 Hudson Street PSA, as applicable.

Consultation and Control

The controlling noteholder under the 101 Hudson Street Intercreditor Agreement with respect to the 101 Hudson Street Whole Loan will be the holder of the 101 Hudson Street Controlling Companion Loan (which prior to the 101 Hudson Street Control Note Securitization Date, will be Wells Fargo Bank, National Association, and, from and after the 101 Hudson Street Control Note Securitization Date, will be the trust into which the 101 Hudson Street Controlling Companion Loan is deposited (the “101 Hudson Street Controlling Noteholder”); provided that it is expected to be the representative of the controlling class certificateholders under the 101 Hudson Street PSA or such other party specified in the 101 Hudson Street PSA (such party, the “101 Hudson Street Directing Certificateholder”) who will exercise the rights of the 101 Hudson Street Controlling Noteholder (unless a control termination event or similar event under the 101 Hudson Street PSA exists); provided that if at any time 50% or more of the 101 Hudson Street Controlling Noteholder (or class of securities issued under the 101 Hudson Street PSA designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling class noteholder) is held by the borrower or an affiliate of the borrower of the 101 Hudson Street Whole Loan, the 101 Hudson Street Controlling Noteholder will not be entitled to exercise any rights granted to the 101 Hudson Street Controlling Noteholder. In its capacity as the controlling noteholder under the 101 Hudson Street Intercreditor Agreement, the 101 Hudson Street Controlling Noteholder will be entitled to exercise (or, under the 101 Hudson Street PSA, is expected to be entitled to exercise rights similar to) the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the 101 Hudson Street Whole Loan.

In addition, pursuant to the terms of the 101 Hudson Street Intercreditor Agreement, the issuing entity as holder of the 101 Hudson Street Mortgage Loan (or prior to the occurrence of a Consultation Termination Event and except if the 101 Hudson Street Mortgage Loan is an Excluded Loan, the Directing Certificateholder) will (i) have, after the 101 Hudson Street Control Note Securitization Date, the right to receive copies of the same notices, information and reports that the related Non-Serviced Master Servicer or Non-Serviced Special Servicer is required to provide to the 101 Hudson Street Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the 101 Hudson Street Directing Certificateholder under the 101 Hudson Street PSA without regard to the occurrence of any control termination event or consultation termination event or similar event thereunder) with respect to any major decisions to be taken with respect to the 101 Hudson Street Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 101 Hudson Street Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any such major decisions to be taken with respect to the 101 Hudson Street Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 101 Hudson Street Whole Loan. The consultation right of the issuing entity as holder of the 101 Hudson Street Mortgage Loan (or the Directing Certificateholder) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation; provided that if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. The holder of each 101 Hudson Street Non-Controlling Companion Loan (or its representative) will be entitled to the same information and consultation rights set forth above. Notwithstanding the consultation rights of issuing entity as the holder of the 101 Hudson Street Mortgage Loan (or the Directing Certificateholder) described above, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans. Prior to the 101 Hudson Street Control Note Securitization Date, the applicable master servicer and applicable special servicer will be entitled to take such action after making such a determination as set forth in the preceding sentence. Neither the related Non-Serviced Master Servicer nor the related Non-Serviced Special Servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the issuing entity as holder of the 101 Hudson Street Mortgage Loan (or its representative, including the Directing Certificateholder) and neither the applicable master servicer nor the applicable special servicer for this transaction will be obligated at any time to follow or take any alternative actions recommended by the holders of the 101 Hudson Street Mortgage Loan or the 101 Hudson Street Non-Controlling Companion Loans (or their representatives).

After the 101 Hudson Street Control Note Securitization Date, in addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the 101 Hudson Street Intercreditor Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonically, in the discretion of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable) annual meetings with the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the 101 Hudson Street Whole Loan are discussed.

No objection, direction or advice of the 101 Hudson Street Controlling Noteholder or the 101 Hudson Street Directing Certificateholder contemplated above may require or cause the applicable master servicer or the applicable special servicer or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to, among other things, violate any provisions of the 101 Hudson Street Mortgage Loan documents, applicable law, the PSA (prior to the 101 Hudson Street Control Note Securitization Date), the 101 Hudson Street PSA (after the 101 Hudson Street Control Note Securitization Date), the 101 Hudson Street Intercreditor Agreement, the REMIC provisions or the applicable master servicer’s or applicable special servicer’s obligation to act in accordance with the servicing standard under the PSA or the 101 Hudson Street PSA, as applicable, or expose the applicable master servicer or the applicable special servicer or Non-Serviced Master Servicer or Non-Serviced Special Servicer to liability, or materially expand the scope of the applicable master servicer’s or the applicable special servicer’s or the Non-Serviced Master Servicer’s or the

Non-Serviced Special Servicer’s responsibilities under the PSA or the 101 Hudson Street PSA, as applicable.

Sale of Defaulted 101 Hudson Street Whole Loan

Pursuant to the terms of the 101 Hudson Street Intercreditor Agreement, if the 101 Hudson Street Mortgage Loan becomes a Defaulted Loan (or, after the 101 Hudson Street Control Note Securitization Date, a defaulted loan under the 101 Hudson Street PSA) and if the applicable special servicer (or, after the 101 Hudson Street Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA (or the 101 Hudson Street PSA, as the case may be) and the 101 Hudson Street Intercreditor Agreement to pursue a sale of the 101 Hudson Street Mortgage Loan (or the 101 Hudson Street Controlling Companion Loan, as the case may be), the applicable special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the 101 Hudson Street Mortgage Loan together with the 101 Hudson Street Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the 101 Hudson Street PSA), as applicable, obligation to review whether any offer from an interested person (as defined in the PSA or, after the 101 Hudson Street Control Note Securitization Date, the 101 Hudson Street PSA) received for the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Companion Loans constitutes a fair price.

Notwithstanding the foregoing, on and after the 101 Hudson Street Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the 101 Hudson Street Mortgage Loan together with the 101 Hudson Street Companion Loans if the loan becomes a defaulted whole loan without the written consent of the holders of the 101 Hudson Street Mortgage Loan and the 101 Hudson Street Non-Controlling Companion Loans (provided that such consent is not required if the holder of the 101 Hudson Street Mortgage Loan or the 101 Hudson Street Non-Controlling Companion Loan Holder, as applicable, is the related borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the issuing entity, as holder of the 101 Hudson Street Mortgage Loans or the holder of each 101 Hudson Street Non-Controlling Companion Loan, as applicable: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 101 Hudson Street Whole Loan, and any documents in the servicing file requested by the issuing entity or the holder of the 101 Hudson Street Non-Controlling Companion Loan, as applicable; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the “directing certificateholder” (or the equivalent) under the 101 Hudson Street PSA) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale; provided, however, that any such holder may waive any delivery or timing requirements set forth above as to itself. Subject to the terms of the 101 Hudson Street Intercreditor Agreement, the issuing entity as holder of the 101 Hudson Street Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is a borrower party under the 101 Hudson Street Intercreditor Agreement).

Prior to the 101 Hudson Street Control Note Securitization Date, in the event of the sale by the applicable special servicer of the 101 Hudson Street Whole Loan, such special servicer will be required to provide the same information to, and consult with, the holders of the 101 Hudson Street Companion Loans as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Prior to the 101 Hudson Street Control Note Securitization Date, the 101 Hudson Street Controlling Noteholder will have the right, with or without cause, to replace the special servicer then acting with respect to the 101 Hudson Street Whole Loan and appoint a replacement special servicer, solely with respect to the 101 Hudson Street Whole Loan. On and after the 101 Hudson Street Control Note Securitization Date, pursuant to the terms of the 101 Hudson Street Intercreditor Agreement, the 101 Hudson Street Controlling Noteholder (or the 101 Hudson Street Directing Certificateholder) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the 101 Hudson Street Whole Loan and appoint a replacement special servicer without the consent of the holders of the 101 Hudson Street Mortgage Loan or any 101 Hudson Street Non-Controlling Companion Loan. The right of the 101 Hudson Street Directing Certificateholder will be subject to the terms of the 101 Hudson Street PSA, which are not known at this time, but are expected to provide that the 101 Hudson Street Directing Holder may only exercise such rights under the 101 Hudson Street PSA so long as no control termination event has occurred and is continuing. The 101 Hudson Street Intercreditor Agreement requires that any replacement special servicer be subject to the issuing entity’s receipt of rating agency confirmations from the rating agencies hired by the issuing entity to rate the certificates.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Barclays Bank PLC, Wells Fargo Bank, National Association, C-III Commercial Mortgage LLC, Rialto Mortgage Finance, LLC, National Consumer Cooperative Bank, The Bancorp Bank and Basis Real Estate Capital II, LLC are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Barclays Bank PLC, Wells Fargo Bank, National Association, C-III Commercial Mortgage LLC, Rialto Mortgage Finance, LLC, National Cooperative Bank, N.A., the Bancorp Bank and Basis Real Estate Capital II, LLC on or about November 3, 2016 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

•	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

•	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

•	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on October 18, 2016, Barclays’ affiliates were the loan sellers in approximately 72 commercial mortgage-backed securitization transactions. Approximately $22.8 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and for the period January 1, 2016 through October 18, 2016.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2016	$1,973,595,000
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage

Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

•	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

•	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes”, “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

•	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

•	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

•	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

•	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions to Barclays’ Disclosed Underwriting Guidelines

None of the Barclays Mortgage Loans have exceptions to the related underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS 15G on August 10, 2016 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization.

Neither Barclays Bank PLC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization.

Neither Barclays Bank PLC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays Bank PLC for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays Bank PLC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under this sub-heading has been provided by Barclays.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York, 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2015, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $6.11 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,475 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $26.8 billion, which were included in 73 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio;

(ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

•	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

•	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

•	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

•	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

•	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves.

Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

•	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

•	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

•	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Gurnee Mills, representing approximately 9.3% of the Initial Pool Balance, was co-originated by Wells Fargo Bank, Column Financial, Inc. and Regions Bank. Additionally, the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 101 Hudson Street, representing approximately 7.9% of the Initial Pool Balance, was co-originated by Wells Fargo Bank, Barclays Bank PLC and Bank of America.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

•	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

•	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3 to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from July 1, 2013 to June 30, 2016 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	0.72	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	0.72	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C24	X	Wachovia Bank, National Association	84	1,625,096,687.00	81.18	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001354736		Artesia Mortgage Capital Corporation(11)	26	214,877,938.00	10.73	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		JPMorgan Chase Bank, National Association	13	102,674,000.00	5.13	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	9	59,275,000.00	2.96	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			119	2,001,932,625.00	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.76
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.76

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(12)	39	503,900,454.00	55.1	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.53	0	0.00	0.00	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.1	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.53	0	0.00	0.00	0	0.00	0.00

Commercial Mortgages Asset Class Total			555	10,113,605,452.61		1	23,000,000.00		0	0.00		0	0.00		1	23,000,000.00		1	13,687,005.00		2	87,085,982.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	U.S. Bank, as successor-in-interest to Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C24 (“C24 Lender”), made demand on Dexia, by letter dated April 3, 2013 (the “Demand Letter”) for repurchase of Loan #12 made to Metroplaza Hotel, LLC (“Loan #12”). In the Demand Letter, C24 Lender claimed that Dexia breached the representations and warranties made in the mortgage loan purchase agreement for Dexia’s failure to record a UCC financing statement against Inn at Woodbridge Inc. (“Woodbridge”), the tenant under a master lease and holder of a leasehold estate in a portion of the mortgaged property that secures Loan #12. C24 Lender claims that such failure to record a UCC financing statement against Woodbridge has resulted in C24 Lender not having a perfected security interest and enforceable lien in the personalty owned by Woodbridge and pledged as collateral for Loan #12. Dexia responded to the Demand Letter on July 2, 2013 and rejected the repurchase demand. Dexia believes the demand was untimely, having been made beyond New York’s six-year statute of limitations for such claims. Dexia has received no further communication from U.S. Bank.

(12)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer is continuing to pursue its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from April 1, 2016 through June 30, 2016 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on August 12, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on August 12, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

C-III Commercial Mortgage LLC

General

C-III Commercial Mortgage LLC (“C-III CM”) is a sponsor of, and a seller of certain Mortgage Loans (the “C-III Mortgage Loans”) into, the securitization described in this prospectus. C-III CM is a limited liability company organized under the laws of the State of Delaware on June 9, 2010. C-III Capital Partners LLC (“C-III Parent”), a Delaware limited liability company, is the sole member of C-III CM.

C-III Parent is a privately-held commercial real estate company that commenced operations in March of 2010. C-III Parent, together with its direct and indirect subsidiaries, including C-III CM, are collectively referred to herein as the “C-III Capital Group”. The C-III Capital Group is engaged in a broad range of activities, including principal investment, loan origination, CDO management, fund management and primary and special loan servicing. The principal place of business of the C-III Capital Group is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039.

C-III CM originates, and acquires from unaffiliated third party originators, multifamily, manufactured housing community and commercial mortgage loans and mezzanine loans throughout the United States. Acquired loans may have been originated using underwriting guidelines not established by C-III CM.

The following tables set forth information with respect to originations and securitizations of fixed-rate multifamily, manufactured housing community and commercial mortgage loans by C-III CM during the calendar years 2010, 2011, 2012, 2013, 2014 and 2015 and the first two calendar quarters of 2016.

Originations and Securitizations of Fixed-Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	Originations(1)		Securitizations(2)
	No. of Loans	Approximate Aggregate Principal Balance at Origination	No. of Loans	Approximate Aggregate Principal Balance at Securitization
2010(3)	5	$ 30,090,000	0	$ 0
2011	35	$ 195,668,500	30	$ 181,834,330
2012	79	$ 365,601,000	72	$ 326,672,918
2013	117	$ 505,529,000	122	$ 540,435,224
2014	114	$ 539,760,700	97	$ 508,254,819
2015	138	$ 679,606,000	139	$ 629,232,102
2016(4)	26	$ 107,365,250	37	$ 163,853,547

(1)	Includes mortgage loans that were originated by a correspondent, re-underwritten by C-III CM and acquired by C-III CM at or about the time of origination.

(2)	Excludes mortgage loans sold to issuers of collateralized debt obligations managed or administered by an affiliate of C-III CM.

(3)	C-III CM was organized on June 9, 2010.

(4)	Only for the period through June 30, 2016.

C-III Asset Management LLC, a wholly-owned subsidiary of C-III Parent and one of the special servicers for this securitization transaction, acts as the servicer of the multifamily, manufactured housing community and commercial mortgage loans that C-III CM owns pending the securitization or other disposition of those loans.

Wells Fargo Central Pacific Holdings, Inc. (which is an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC) is an investor in C-III Parent and, as such, holds a less than 10% indirect equity interest in C-III CM. In addition, Wells Fargo Bank provides short-term warehousing of mortgage loans originated or acquired by C-III CM, indirectly through a repurchase facility between Wells Fargo Bank and a wholly-owned subsidiary of C-III CM, C-III Mortgage Funding LLC (“C-III MF”). C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. As of October 12, 2016, thirteen (13) of the C-III Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $82,473,934, were subject to such repurchase facility. C-III CM intends to use the proceeds from its sale of the C-III Mortgage Loans to the depositor to, among other things, reacquire the warehoused C-III Mortgage Loans through its wholly-owned subsidiary from Wells Fargo Bank, free and clear of any liens. Wells Fargo Bank acts (or, as of the Closing Date, is expected to act) as interim custodian for the loan files with respect to all of the C-III Mortgage Loans prior to securitization.

In addition, C-III CM or C-III MF is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to all of the C-III Mortgage Loans. Those hedging arrangements will terminate in connection with the contribution of such Mortgage Loans to this securitization transaction.

Based on an unaudited Statement of Assets, Liabilities and Member’s Equity – Income Tax Basis, as of June 30, 2016, C-III CM and its wholly-owned subsidiaries had combined total assets of approximately $519.7 million, combined total liabilities of approximately $364.5 million and combined total member’s equity of approximately $155.2 million.

In connection with commercial mortgage securitization transactions, C-III CM will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, C-III CM works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria. In connection with contributing mortgage loans to a securitization, C-III CM will make certain loan-level representations and warranties, will undertake certain loan document delivery requirements and will undertake certain obligations to repurchase or replace mortgage loans affected by uncured material breaches of those representations and warranties and/or document delivery requirements or make loss of value payments in connection therewith.

C-III CM’s Underwriting Guidelines and Processes

Set forth below is a discussion of general underwriting guidelines and processes with respect to multifamily, manufactured housing community and commercial mortgage loans originated by C-III CM for securitization.

Notwithstanding the discussion below, given the unique nature of multifamily, manufactured housing community and commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily, manufactured housing community or commercial mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily, manufactured housing community or commercial mortgage loan originated by C-III CM will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular C-III Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus. In certain circumstances, due diligence reports and assessments of the type described below that were obtained with respect to any C-III Mortgage Loan may have been prepared by an affiliate of C-III CM (e.g., an affiliate that is in the business of being a title agent or a zoning consultant).

A.   Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each multifamily, manufactured housing community and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

B.   Loan Approval. Prior to commitment, each multifamily, manufactured housing community and commercial mortgage loan to be originated must be approved by a loan committee that includes senior executives of C-III Parent. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

C.   Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, C-III CM’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by C-III CM and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily, manufactured housing community or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

D.   Additional Debt. Certain mortgage loans originated by C-III CM may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the C-III Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

E.   Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

•	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

•	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective multifamily, manufactured housing community or commercial mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

•	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective multifamily, manufactured housing community or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, the repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

•	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by C-III CM in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

F.   Title Insurance. The borrower is required to provide, and C-III CM or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan,

(iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey. In some cases, the title insurance agent may be an affiliate of C-III CM.

G.   Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), C-III CM typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements on the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months; and (iii) insurance coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance).

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) is greater than 20%.

H.   Zoning and Building Code Compliance. In connection with the origination of a multifamily, manufactured housing community or commercial mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some circumstances, zoning reports may be provided by an affiliate of C-III CM.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, C-III CM may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, C-III CM does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, C-III CM may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

I.       Escrow Requirements. Generally, C-III CM requires most borrowers to fund escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily, manufactured housing community and commercial mortgage loan originated by C-III CM. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the mortgage loan documents which may include, but not be limited to, achieving of leasing goals, achieving a specified debt service coverage ratio or satisfying other conditions.

Furthermore, C-III CM may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by C-III CM are as follows:

•	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the borrower for the payment of taxes, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

•	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy that covers the related mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, franchisor or unaffiliated property manager, if applicable) is obligated to maintain the insurance, (v) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager, or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

•	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence or during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

•	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

•	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the C-III Mortgage Loans, please see Annex A-1 to this prospectus.

Exceptions

Notwithstanding the discussion under “—C-III CM’s Underwriting Guidelines and Processes” above, one or more of the C-III Mortgage Loans may vary from, or do not comply with, C-III CM’s underwriting guidelines described above. In addition, in the case of one or more of the C-III Mortgage Loans, C-III CM or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to C-III CM’s underwriting guidelines described above in respect of the C-III Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of the C-III Mortgage Loans

A.    Overview. C-III CM has conducted a review of the C-III Mortgage Loans in connection with the securitization described in this prospectus. C-III CM determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the C-III Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of C-III CM with the assistance of certain third parties. C-III CM has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the C-III Mortgage Loans that are being sold to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the C-III Mortgage Loans (rather than relying on sampling procedures).

B.    Data Tape. To prepare for securitization, C-III CM created a data tape of loan-level and property-level information, and prepared an asset summary report, relating to each C-III Mortgage Loan. The data tape and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by C-III CM or a third party originator during the underwriting process. After origination of each C-III Mortgage Loan, C-III CM may have updated the information in the data tape and the related asset summary report with respect to such C-III Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of C-III CM. Such updates were not intended to be, and do not serve as, a re-underwriting of any C-III Mortgage Loan. The C-III CM data tape was used by C-III CM to provide the numerical information regarding the C-III Mortgage Loans in this prospectus.

C.    Data Comparisons and Recalculation. The depositor, on behalf of C-III CM, engaged a third party accounting firm to perform certain data comparison and recalculation procedures that were designed or provided by C-III CM, relating to information in this prospectus regarding the C-III Mortgage Loans. These procedures included:

•	comparing the information in the C-III CM data tape against various source documents obtained or provided by C-III CM;

•	comparing numerical information regarding the C-III Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the C-III CM data tape; and

•	recalculating certain percentages, ratios and other formulae relating to the C-III Mortgage Loans disclosed in this prospectus.

D.    Legal Review. C-III CM engaged various law firms to conduct certain legal reviews of the C-III Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization, lender’s origination counsel for each C-III Mortgage Loan reviewed a set of securitization representations and warranties provided by C-III CM and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the C-III Mortgage Loans. Such assistance included, among other things, a review of (i) the C-III CM data tape, (ii) C-III CM’s asset summary report or credit memorandum for each C-III Mortgage Loan, (iii) certain reports or other written confirmations from origination counsel identifying the existence, or confirming the absence, of representation and warranty exceptions relating to certain C-III Mortgage Loans, (iv) a due diligence questionnaire completed by C-III CM with respect to the C-III Mortgage Loans, and (v) select provisions in certain mortgage loan documents with respect to certain of the C-III Mortgage Loans.

E.    Other Review Procedures. With respect to any material pending litigation of which C-III CM was aware at the origination or acquisition, as applicable, of any C-III Mortgage Loan, C-III CM requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If C-III CM became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any C-III Mortgage Loan, C-III CM obtained information on the status of the related Mortgaged Property from the related borrower to confirm no material damage to the related Mortgaged Property.

C-III CM also reviewed the C-III Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any C-III Mortgage Loan materially deviated from the underwriting guidelines set forth under “—C-III CM’s Underwriting Guidelines and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

F.    Findings and Conclusions. C-III CM found and concluded with reasonable assurance that the disclosure regarding the C-III Mortgage Loans in this prospectus is accurate in all material respects. C-III CM also found and concluded with reasonable assurance that, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, none of the C-III Mortgage Loans were originated with any material exceptions to C-III CM’s origination procedures and underwriting criteria described above.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, C-III CM filed its most recent Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on January 8, 2016. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of C-III CM is 0001541214. For the period from and including July 1, 2013 to and including June 30, 2016, C-III CM does not have any activity to report as required by Rule 15Ga-1, with respect to the repurchase and replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

C-III CM is an affiliate of the entity or entities expected to, on the Closing Date, acquire approximately 81.8% of each Class of the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and

Class H Certificates issued on the Closing Date. In addition, C-III Asset Management LLC, an affiliate of C-III CM, will be a special servicer for this securitization as of the Closing Date and will be entitled to the special servicing compensation described in this prospectus in connection therewith. As of the date of this prospectus, except as described above in this paragraph, neither C-III CM nor any of its affiliates has committed or is required to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, C-III CM and its affiliates are not restricted from retaining any other such certificates and may, prior to the Closing Date, determine that they wish to acquire certain other certificates in connection with the initial issuance thereof. Such acquisition of other certificates is currently under consideration. In addition, C-III CM and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates (whether acquired on or after the Closing Date) at any time.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Rialto Capital Management, LLC, a Delaware limited liability company that was formed in January 2009. The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage Finance, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $97,829,277. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated or co-originated by Rialto Mortgage. This is the thirty-second (32nd) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately

$712 million, $1.49 billion and $2.41 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014 and 2015, respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar Corporation. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

•	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

•	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

•	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

•	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probably maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to fifteen (15) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

•	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

•	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 3, 2016. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including July 1, 2013 to and including June 30, 2016, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto Mortgage nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto Mortgage or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

National Cooperative Bank, N.A.

General

National Cooperative Bank, N.A. is a national banking association regulated by the Office of the Comptroller of the Currency. National Cooperative Bank, N.A. is wholly-owned by National Consumer Cooperative Bank, a federally chartered corporation. The executive offices of National Cooperative Bank, N.A. are located at 2011 Crystal Drive, Suite 800,

Arlington, VA 22202. National Cooperative Bank, N.A. is engaged in a wide range of banking, financial and finance-related activities throughout the United States.

National Cooperative Bank, N.A. converted to a national bank charter from a federal thrift charter effective as of December 31, 2014. As a result of the conversion, its name changed from NCB, FSB to National Cooperative Bank, N.A. The conversion permits the bank to increase its commercial lending but does not otherwise impact its commercial real estate lending business or its servicing or deposit platforms. Similarly, the bank’s Board of Directors and senior management have not changed as a result of the conversion, and the Office of the Comptroller of the Currency continues to be the primary federal regulator of the bank.

In connection with providing representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties, National Cooperative Bank, N.A. will conduct its own due diligence review. In addition, mortgage loan seller’s counsel will prepare, among other things, initial exception lists to the representations and warranties. Counsel will also review certain loan documentation and perform due diligence procedures. If a cure, repurchase or substitution is required with respect to a mortgage loan sold by National Cooperative Bank, N.A. in the event of a material document defect or material breach of a representation or warranty with respect to such mortgage loan, National Cooperative Bank, N.A. will be the sole party responsible for any repurchase or substitution. See “Pooling and Servicing Agreement—Dispute Resolution Provisions” and “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” in this prospectus. In addition, National Cooperative Bank, N.A. has agreed to indemnify the depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

Neither National Cooperative Bank, N.A. nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against National Cooperative Bank, N.A. for any losses or other claims in connection with the Certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by National Cooperative Bank, N.A. in the related MLPA as described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” in this prospectus.

A wholly-owned subsidiary of National Cooperative Bank, N.A. is a party to a repurchase facility with Wells Fargo Bank pursuant to which Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis and to serve as interim custodian of the loan files for the mortgage loans subject to such repurchase agreement. National Cooperative Bank, N.A. guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. None of the National Cooperative Bank, N.A. Mortgage Loans are subject to such repurchase facility or interim custodial arrangement. In addition, National Cooperative Bank, N.A. is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to certain of the National Cooperative Bank, N.A. Mortgage Loans, which have an aggregate Cut-off Date Balance of $59,773,374 representing approximately 7.0% of the Initial Pool Balance, and such hedging arrangements will terminate with respect to such loans that National Cooperative Bank, N.A. will transfer to the depositor in connection with the transfer of those Mortgage Loans pursuant to this securitization transaction. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

National Cooperative Bank, N.A.’s Securitization Program

National Cooperative Bank, N.A. has been an active participant in securitization of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor since 2002. Its parent, National Consumer Cooperative Bank, has been an active participant in securitization of commercial and multifamily mortgage loans as a mortgage loan seller since 1992. This is the 48th commercial mortgage loan securitization to which National Cooperative Bank, N.A. and its affiliates are contributing loans. During the period commencing on January 1, 1992 and ending on September 30, 2016, National Cooperative Bank, N.A. and its affiliates sold approximately $5.4 billion of commercial and multifamily mortgage loans into commercial mortgage-backed securitization transactions. Since 1998, National Cooperative Bank, N.A. together with its parent National Consumer Cooperative Bank securitized approximately $3.4 billion of multifamily loans in agency mortgage security backed transactions.

In addition to commercial and multifamily mortgage loans, National Cooperative Bank, N.A. has securitized residential mortgage loans.

National Cooperative Bank, N.A.’s Underwriting Standards and Processes

General. All of the mortgage loans sold to the depositor by National Cooperative Bank, N.A. (the “National Cooperative Bank, N.A. Mortgage Loans”) were originated by National Cooperative Bank, N.A. or an affiliate of National Cooperative Bank, N.A., generally in accordance with the underwriting guidelines described below. Each of the Mortgage Loans that National Cooperative Bank, N.A. will transfer to the depositor were originated by its parent company, National Consumer Cooperative Bank. National Cooperative Bank, N.A. has implemented general loan policies and guidelines establishing certain procedures with respect to underwriting its mortgage loans. The underwriting and origination procedures and the credit analysis with respect to any particular mortgage loan may significantly differ from one mortgage loan to another, and will be driven by circumstances particular to that mortgage loan and the related mortgaged real property, including, among others, its type, physical quality, size, environmental condition, location, market conditions, reserve requirements and other factors. Accordingly, there is no assurance that every loan will comply in all respects with National Cooperative Bank, N.A.’s general guidelines.

Loan Analysis. In connection with the origination of mortgage loans, National Cooperative Bank, N.A. conducts an extensive review of the related mortgaged real property, which includes an analysis of the appraisal, environmental report, property condition report, seismic reports (where applicable), historical operating statements, ground lease (where applicable), leases, maintenance schedules and rent rolls (where applicable), budgets, sources and uses and related information provided by the borrower. The credit of the borrower and, generally for loans other than those secured by residential cooperative properties, certain of its key principals, are examined for financial strength and character prior to origination of the mortgage loan, which may include a review of annual financial statements and judgment, lien, bankruptcy and outstanding litigation searches. As part of the underwriting process, a site inspection of each mortgaged real property is conducted by National Cooperative Bank, N.A., an affiliate or a third-party engineering firm.

Loan Approval. Prior to commitment, all mortgage loans must be approved by National Cooperative Bank, N.A.’s credit committee (the make-up of which varies by loan size and type) in accordance with its credit policies. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Environmental Assessments. An environmental site assessment (generally a Phase I environmental site assessment) is performed on all mortgaged properties. The environmental assessments are performed during the 12-month period preceding origination of the related mortgage loan. Depending on the findings of the environmental site assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; obligating the related borrower to perform remediation as a condition to the closing of such mortgage loan or within a period following the closing of such mortgage loan; and/or the posting of cash reserves, letters of credit or guaranties to secure the performance of any recommended remediation action. Additionally, all borrowers are required to provide customary environmental representations, warranties, covenants and indemnities relating to the existence and use of hazardous substances on the mortgaged properties.

Property Condition Assessments. Independent engineering firms conduct inspections with respect to each mortgaged real property generally within the twelve-month period preceding the origination of the related mortgage loan. The resulting reports on some of the properties may indicate a variety of deferred maintenance items, recommended capital expenditures and/or building code violations. In some instances where deferred maintenance items, recommended capital expenditures and/or building code violations are identified, repairs or maintenance are required to be completed before closing or after closing and, in certain instances, cash reserves, letters of credit or guaranties to secure the performance of the repairs or maintenance items are required or obtained.

Appraisals. An appraisal of each of the mortgaged properties is performed prior to the origination of each such loan. Independent MAI appraisers performed the appraisals. Such appraisals generally complied with (or the appraiser certified that such appraisal complied with) the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

Seismic Report. If the property consists of improvements located in seismic zone 3 or 4, National Cooperative Bank, N.A. typically requires a seismic report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake.

Title Insurance. The borrower is required to provide, and National Cooperative Bank, N.A.’s origination counsel reviews, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Additional Debt. Certain of the residential cooperative mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. The mortgage loans that are other than residential cooperative mortgage loans will generally prohibit additional indebtedness secured by the related mortgaged property, but may have or permit additional unsecured indebtedness and trade payables. In many cases, National Cooperative Bank, N.A. or one of its affiliates is and/or will be the lender on that additional debt. The debt service coverage ratios described herein would be lower if the payments related to such additional debt were included in the calculation of such debt service coverage ratios and the loan-to-value ratios described herein would be higher if the amount of any such additional subordinate debt were included in the calculation of such loan-to-value ratios.

Debt Service Coverage Ratio and LTV Ratio. National Cooperative Bank, N.A. evaluates debt service coverage ratios and loan-to-value ratios when underwriting a mortgage loan. Generally, the debt service coverage ratio for mortgage loans (other than residential cooperative mortgage loans) originated or acquired by National Cooperative Bank, N.A. will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans (other than residential cooperative mortgage loans) originated or acquired by National Cooperative Bank, N.A. will be equal to or less than 75%; provided, however, exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. Debt service coverage ratios are calculated based on Underwritten Net Cash Flow. Underwritten Net Cash Flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. In the case of a residential cooperative property, Underwritten Net Cash Flow is the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected rental income used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. Except in certain limited instances where a residential cooperative property is valued solely as a multifamily rental property (for example, where the value of a residential cooperative property determined as if such property is operated as a residential cooperative is unavailable), the loan-to-value ratio with respect to each mortgage loan secured by a residential cooperative property is calculated using the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date determined as if such residential cooperative property is operated as a residential cooperative. This value, in general, equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering the related Mortgaged Property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced in the preceding sentence is calculated without regard to any applicable sale price restriction. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. National Cooperative Bank, N.A. will also calculate a loan-to-value ratio for each residential cooperative mortgage loan based upon the value of such residential cooperative property as a multifamily rental property. The value of a residential cooperative property as a multifamily rental property is reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the Underwritten Net Cash Flow for such residential cooperative property. In certain instances, the appraiser may have made adjustments to increase or decrease such capitalized value as deemed appropriate by the appraiser (for example, the appraiser may have reduced such capitalized value to reflect the cost of completing material deferred maintenance or may have increased such capitalized value to reflect the existence of certain tax abatements or incentives). In certain limited instances (for example, where the value of a residential cooperative property determined as if such property is operated as a residential cooperative is unavailable), National Cooperative Bank, N.A. will not determine a value of such a mortgaged property as if operated as a residential cooperative and will instead only calculate the value of such residential cooperative property as a multifamily rental property. In those instances, the “Appraised Value” reflected on Annex A-1 to this prospectus will be the value of such Mortgaged Property as a multifamily rental property and the loan-to-value ratio for such a residential cooperative mortgage loan will be based upon the value of such residential cooperative property as a multifamily rental property.

Zoning and Building Code Compliance. With respect to each mortgage loan, National Cooperative Bank, N.A. will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use and building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent Certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; information set forth in the appraisal of the related property; and/or representations by the related borrower. In limited instances, National Cooperative Bank, N.A. may obtain third party prepared zoning reports. National Cooperative Bank, N.A. generally requires borrowers to obtain law and ordinance coverage. If a material violation exists with respect to a mortgaged property, National Cooperative Bank, N.A. may require the borrower to remediate such violation and/or to establish a reserve to cover the cost of such remediation.

Hazard, Liability and Other Insurance. The mortgage loans typically require that the related property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan or 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation. Flood insurance, if available, must be in effect for any property that at the time of origination included material improvements in any area identified by the Federal Emergency Management Agency as being situated in a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration and be provided by a generally acceptable insurance carrier in an amount not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property, and (iii) the maximum amount of insurance available under the National Flood Insurance Program. The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions of coverage, including exclusions related to acts of terrorism.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for bodily injury or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or loss of income insurance in an amount not less than 100% of the projected shareholder or unit owner maintenance income for the related property (in the case of a residential cooperative mortgage loan) or projected rental income (in the case of a mortgage loan other than a residential cooperative mortgage loan) for a period of not less than twelve months.

The properties are typically not insured for earthquake risk unless a seismic report indicates a PML of greater than 20%.

Escrow Requirements. National Cooperative Bank, N.A. may require a borrower to fund various escrows. Such escrows may include escrows for taxes and insurance premiums (to cover amounts due prior to their respective due dates), reserves to cover the cost of repairs recommended pursuant to a building condition report prepared for National Cooperative Bank, N.A. or an affiliate that originated the loan, and/or reserves to secure the performance of environmental or other remediation work. In the case of mortgage loans that are other than residential cooperative mortgage loans, such escrows may also include replacement reserves, reserves to cover the costs of tenant improvements, leasing commissions and other re-tenanting expenses and reserves to cure deficiencies in debt service coverage ratios. In some cases such reserves may only be required upon the occurrence of certain events. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. National Cooperative Bank, N.A. may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and National Cooperative Bank, N.A.’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Exceptions. Notwithstanding the discussion under “National Cooperative Bank, N.A.’s Underwriting Standards and Processes” above, one or more of National Cooperative Bank, N.A.’s mortgage loans may vary from, or not comply with, National Cooperative Bank, N.A.’s underwriting policies and guidelines described above. In addition, in the case of one or more of National Cooperative Bank, N.A.’s mortgage loans, National Cooperative Bank, N.A. or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the National Cooperative Bank, N.A. Mortgage Loans were originated with any material exceptions to National Cooperative Bank, N.A.’s underwriting guidelines and procedures except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which National Cooperative Bank, N.A. is the Sponsor

Overview. National Cooperative Bank, N.A., in its capacity as the sponsor of the National Cooperative Bank, N.A. Mortgage Loans, has conducted a review of the National Cooperative Bank, N.A. Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the National Cooperative Bank, N.A. Mortgage Loans is accurate in all material respects. National Cooperative Bank,

N.A. determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the National Cooperative Bank, N.A. Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of National Cooperative Bank, N.A. (collectively, the “National Cooperative Bank, N.A. Deal Team”) with the assistance of certain third parties. National Cooperative Bank, N.A. has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the mortgage loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the National Cooperative Bank, N.A. Mortgage Loans (rather than relying on sampling procedures).

Database. To prepare for securitization, members of the National Cooperative Bank, N.A. Deal Team created a database of loan-level and property-level information relating to each National Cooperative Bank, N.A. Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments and property condition reports), insurance policies, borrower-supplied information (including, to the extent available, maintenance schedules and rent rolls (if applicable), leases and financial or operating statements) and information collected by National Cooperative Bank, N.A. during the underwriting process. Prior to securitization of each National Cooperative Bank, N.A. Mortgage Loan, the National Cooperative Bank, N.A. Deal Team may have updated the information in the database with respect to such National Cooperative Bank, N.A. Mortgage Loan based on current information brought to the attention of the National Cooperative Bank, N.A. Deal Team relating to loan payment status and escrows, updated operating statements, maintenance schedules and rent rolls (if applicable), leasing activity, and other relevant information. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “National Cooperative Bank, N.A. Data Tape”) containing detailed information regarding each National Cooperative Bank, N.A. Mortgage Loan was created from, among other sources, the information in the database referred to in the prior paragraph. The National Cooperative Bank, N.A. Data Tape was used by the National Cooperative Bank, N.A. Deal Team to provide the numerical information regarding the National Cooperative Bank, N.A. Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of National Cooperative Bank, N.A., engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by National Cooperative Bank, N.A. relating to information in this prospectus regarding the National Cooperative Bank, N.A. Mortgage Loans. These procedures included:

•	comparing the information in the National Cooperative Bank, N.A. Data Tape against various source documents provided by National Cooperative Bank, N.A.;

•	comparing numerical information regarding the National Cooperative Bank, N.A. Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the National Cooperative Bank, N.A. Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the National Cooperative Bank, N.A. Mortgage Loans disclosed in this prospectus.

Legal Review. National Cooperative Bank, N.A. engaged counsel to conduct certain legal reviews of the National Cooperative Bank, N.A. Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each National Cooperative Bank, N.A. Mortgage Loan, counsel reviewed the principal loan documents for each mortgage loan to identify material deviations from National Cooperative Bank, N.A.’s standard form loan documents. In addition, counsel reviewed National Cooperative Bank, N.A.’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Other Review Procedures. National Cooperative Bank, N.A. has serviced each National Cooperative Bank, N.A. mortgage loan since origination and has confirmed that it is not aware of any material events, except as previously identified, concerning the related Mortgage Loan, the Mortgaged Property and the borrower occurring since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property or borrower, or notice of non-compliance with environmental laws; (iv) bankruptcies involving any borrower; and (v) any existing or incipient material defaults.

The National Cooperative Bank, N.A. Deal Team also reviewed the National Cooperative Bank, N.A. Mortgage Loans to confirm, with the assistance of counsel, whether any National Cooperative Bank, N.A. Mortgage Loan materially deviated from the underwriting guidelines set forth under “—National Cooperative Bank, N.A.’s Underwriting Standards and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. National Cooperative Bank, N.A. found and concluded with reasonable assurance that the disclosure regarding the National Cooperative Bank, N.A. Mortgage Loans in this prospectus is accurate in all material respects. National Cooperative Bank, N.A. also found and concluded with reasonable assurance that the National Cooperative Bank, N.A. Mortgage Loans were originated in accordance with National Cooperative Bank, N.A.’s origination policies, procedures and underwriting guidelines set forth “under “—National Cooperative Bank, N.A.’s Underwriting Standards and Processes” above except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review Procedures in the Event of a Mortgage Loan Substitution. National Cooperative Bank, N.A. will perform a review of any National Cooperative Bank, N.A. Mortgage Loan that it elects to substitute for a National Cooperative Bank, N.A. Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. National Cooperative Bank, N.A., and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA. National Cooperative Bank, N.A. may engage a third party accounting firm to compare the such criteria against the underlying source documentation to verify the accuracy of the review by National Cooperative Bank, N.A. and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by National Cooperative Bank, N.A. to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, National Cooperative Bank, N.A. filed its most recent Form ABS-15G with the SEC on February 12, 2016. Such Form ABS-15G is available electronically though the SEC’s EDGAR system. The Central Index Key number of National

Cooperative Bank, N.A. is 0001577313. With respect to the period from and including July 1, 2013 to and including June 30, 2016, National Cooperative Bank, N.A. does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither National Cooperative Bank, N.A. nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, National Cooperative Bank, N.A. or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—National Cooperative Bank, N.A.” has been provided by National Cooperative Bank, N.A.

The Bancorp Bank

General

The Bancorp Bank (“Bancorp”), a Delaware state-chartered bank, is a sponsor of, and a seller of certain mortgage loans (the “Bancorp Mortgage Loans”) into, the securitization described in this prospectus. Bancorp is a wholly-owned subsidiary of The Bancorp, Inc. (“Bancorp, Inc.”). Bancorp, Inc. is a Delaware financial holding company, which generates all of its revenue and income through Bancorp. Bancorp’s executive offices are located at 409 Silverside Road, Wilmington, Delaware 19809. Bancorp, Inc.’s web address is www.thebancorp.com. Bancorp, Inc. makes available free of charge on its website its annual report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports. None of the documents that Bancorp, Inc. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

Bancorp’s Commercial Mortgage Securitization Program

As a sponsor, Bancorp originates and acquires commercial mortgage loans, and together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor. Bancorp works with rating agencies, unaffiliated mortgage loan sellers, servicers and underwriters in structuring a securitization transaction.

Since the inception of Bancorp’s commercial mortgage securitization program in 2012, Bancorp has originated over $1.7 billion of commercial mortgage loans and has participated in fifteen (15) previous securitizations to which it has contributed approximately $1.1 billion of commercial mortgage loans through June 30, 2016. Additionally, senior management of Bancorp’s securitization program has had a longstanding history in the commercial mortgage securitization business, having experience dating to 1990, and has been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of commercial real estate loans. Bancorp originates commercial mortgage loans that are secured primarily by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use buildings, self-storage properties and industrial properties located in North America. Bancorp generally originates fixed rate mortgage loans having maturities between five (5) and ten (10) years principally for securitization. Bancorp also originates floating rate bridge mortgage loans having maturities between two (2) and five (5) years.

Neither Bancorp nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Bancorp for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by Bancorp in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General” in this prospectus.

Bancorp’s Underwriting Guidelines

General. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Bancorp for securitization.

Bancorp originates commercial mortgage loans from its New York, New York office. Each of the mortgage loans originated by Bancorp is generally originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real property collateral, the sponsorship of the borrower and the tenancy of the real property collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting guidelines are general, and we cannot assure you that every loan will comply in all respects with the underwriting guidelines set forth below.

Loan Analysis. Generally, Bancorp performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a sponsor includes a review of the sponsor’s experience and track record in owning and operating commercial real estate property, a review of the sponsor’s financial strength and liquidity, anti-money laundering or OFAC checks, third-party credit report reviews, bankruptcy and lien searches, general banking references and commercial mortgage related references. Where a third party property manager is responsible for operating the property, the property manager’s experience and presence in the subject market are also reviewed. In general, the analysis of the real property collateral includes a site visit and a review of the property’s historical operating statements if available, independent market research, an appraisal with an emphasis on rental and sales comparables along with an appraisal review by an independent appraisal firm, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and uses of the property. Typically, each report is reviewed for acceptability by real estate loan underwriter and senior credit personnel. The sponsor’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $10 million, in which case at least one independent director whose vote is required before the borrower institutes bankruptcy proceedings may be required. Two independent directors may be deemed necessary for loans of $20 million or more.

Loan Approval. All mortgage loans originated by Bancorp must be approved by a credit committee. The credit committee consists of executives and senior personnel of Bancorp.

The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio, Debt Yield and LTV Ratio. Bancorp’s underwriting standards generally mandate minimum debt service coverage ratios, debt yields and maximum loan-to-value ratios. A loan-to-value ratio is generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate. The debt yield is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the evaluation of debt service coverage ratios, debt yields, loan-to-value ratios and amortization periods for the mortgage loans originated by Bancorp may vary from these guidelines.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. The debt service coverage ratios and debt yields described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bancorp Mortgage Loans, Bancorp generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

•	Appraisal. Bancorp generally obtains an appraisal meeting the requirements described in the representation and warranty set forth in paragraph 45 on Annex D-1 to this prospectus without any exception that Bancorp deems material. In addition, the appraisal (or a separate letter) generally includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

•	Environmental Report. Bancorp generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each related property prepared by an environmental firm approved by Bancorp. Bancorp or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, Bancorp generally requires that the condition be addressed in a manner that complies with the representation and warranty set forth in paragraph 43 on Annex D-1 to this prospectus without any exception that Bancorp deems material.

•	Physical Condition Report. Bancorp generally obtains a current property condition report (a “PCR”) for each related property prepared by a structural engineering firm approved by Bancorp. Bancorp or an agent typically reviews the PCR to determine the physical condition of the real property collateral and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bancorp often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” below.

Seismic Report. If the collateral includes improvements located in seismic zones 3 or 4, Bancorp generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related property is estimated to have a probably maximum loss or scenario expected loss in excess of 20%, Bancorp may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, Bancorp will generally examine whether the use and occupancy of the related property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. Generally, Bancorp requires most borrowers to fund various escrows for taxes and insurance, tenant improvements and leasing commissions, and capital expenses. Generally, the required escrows for mortgage loans originated or acquired by Bancorp are as follows (see Annex A-1 to this prospectus for instances in which reserves were not taken):

•	Taxes. Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Bancorp may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

•	Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Bancorp may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less). Bancorp often employs the services of third party insurance consultants to ensure, among other items, that the appropriate escrow amounts are determined and that any previously outstanding premium amounts are paid at closing.

•	Replacement Reserves. Replacement reserves are generally calculated in accordance with standards of the CMBS marketplace. Bancorp relies on information provided by an independent engineer to make this determination. Bancorp may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

•	Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Bancorp generally requires that at least 110% to 125% of the estimated costs of repairs or replacements be reserved. Bancorp may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or other appropriate insurance policy is in place or obtained, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) the recommended amount is de minimis.

•	Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Bancorp may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

•	Other Factors. Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Title Insurance Policy. The borrower is required to provide, and Bancorp or its origination counsel typically will review, a title insurance policy for each related property. Each title insurance policy typically must meet the following requirements: (i) the policy must be written by a title insurer licensed to do business in the jurisdiction where the property is located, (ii) the policy must be in an amount at least equal to the original principal balance of the mortgage loan, (iii) the protection and benefits must run to the mortgagee and its successors and assigns, (iv) the policy must be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the property is located and (v) if a survey was prepared, the legal description of the property in the title policy must conform to that shown on the survey.

Property Insurance. The borrower is generally required to provide, and Bancorp or its insurance consultant typically will review, insurance policies and/or certificates of insurance with respect to each related property, which generally include: (i) commercial general liability insurance for bodily injury or death and property damage; (ii) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (iii) if applicable, boiler and machinery coverage; (iv) if the property is located in a flood hazard area, flood insurance; and (v) such other coverage as Bancorp may require based on the specific characteristics of the property.

Servicing. Interim servicing for all loans originated by Bancorp prior to securitization is typically performed by Wells Fargo Bank, National Association. In some instances, interim servicing for certain loans originated by Bancorp is performed by another servicer, typically Grandbridge Real Estate Capital LLC. Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of Bancorp’s Mortgage Loans may vary from the specific Bancorp underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Bancorp’s Mortgage Loans, Bancorp may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Bancorp’s underwriting guidelines described above in respect of the Bancorp Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Bancorp Mortgage Loans

Overview. Bancorp has conducted a review of the Bancorp Mortgage Loans in connection with the securitization transaction described in this prospectus. The review of the Bancorp Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Bancorp or one or more of its affiliates (the “Bancorp Securitization Team”). The review procedures described below were employed with respect to all of the Bancorp Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Bancorp Securitization Team created a database of loan-level and property-level information relating to each Bancorp Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Bancorp Securitization Team during the underwriting process. After origination of each Bancorp Mortgage Loan, the Bancorp Securitization Team updated the information in the database with respect to such Bancorp Mortgage Loan based on updates from the related interim servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Bancorp Securitization Team.

A data tape (the “Bancorp Data Tape”) containing detailed information regarding each Bancorp Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Bancorp Data Tape was used to provide the numerical information regarding the Bancorp Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Bancorp, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Bancorp, relating to information in this prospectus regarding the Bancorp Mortgage Loans. These procedures included:

•	comparing the information in the Bancorp Data Tape against various source documents provided by Bancorp that are described above under “—Database”;

•	comparing numerical information regarding the Bancorp Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Bancorp Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Bancorp Mortgage Loans disclosed in this prospectus.

Legal Review. Bancorp engaged various law firms to conduct certain legal reviews of the Bancorp Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Bancorp Mortgage Loan, Bancorp’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. In addition, origination counsel completed due diligence questionnaires with respect to the Bancorp Mortgage Loans. The Bancorp Securitization Team performed a similar review of representations and warranties, and completed due diligence questionnaires. Outside legal counsel was also engaged in connection with this securitization transaction to assist in the review of the Bancorp Mortgage Loans. Such assistance included, among other things, (i) a review of Bancorp’s asset summary reports for each Bancorp Mortgage Loan, (ii) a review of the exception reports to the representations and warranties referred to above relating to the Bancorp Mortgage Loans, and (iii) a review of the due diligence questionnaires relating to the Bancorp Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation related to the Bancorp Mortgage Loans and of which Bancorp was aware at the origination of any Bancorp Mortgage Loan, Bancorp requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

Findings and Conclusions. Based on the foregoing review procedures, Bancorp determined that the disclosure regarding the Bancorp Mortgage Loans in this prospectus is accurate in all material respects. Bancorp also determined that the Bancorp Mortgage Loans were originated in accordance with Bancorp’s underwriting guidelines, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. Bancorp attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Bancorp will perform a review of any mortgage loan that it elects to substitute for a Bancorp Mortgage Loan in connection with a material breach of a representation or warranty or a material document defect. Bancorp, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). Bancorp will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bancorp and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bancorp to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Bancorp most recently filed a Form ABS-15G on July 29, 2016. Bancorp’s Central Index Key is 0001505494. The following table provides information regarding the demand, repurchase or replacement activity with respect to the mortgage loans securitized by Bancorp as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to activity which occurred during the period from and including July 1, 2013 to and including June 30, 2016.

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
Asset Class: Commercial Mortgage Pass-Through Certificates
COMM 2014-UBS4 Mortgage Trust (CIK #1612126)	X	The Bancorp Bank	22	$118,560,225	100.0%	1	$3,157,595.23	2.7%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1	$3,157,595.23	2.7%	0.00	0.00	0.00
Total			22	$118,560,225	100.0%	1	$3,157,595.23	2.7%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1	$3,157,595.23	2.7%	0.00	0.00	0.00

Explanatory Note: In connection with the preparation of this table, Bancorp undertook the following steps to gather the information required by Rule 15Ga-1: (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which Bancorp acted as a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in Bancorp’s records regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required by Rule 15Ga-1 to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on Bancorp’s records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to Bancorp. Bancorp’s ability to provide Reportable Information that is not already in Bancorp’s records is significantly dependent upon the cooperation of those other Demand Entities. The information in this table has not been verified by any third party and contains all applicable Reportable Information that is known to Bancorp and is available to Bancorp without unreasonable effort or expense.

Retained Interests in This Securitization

Neither Bancorp nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Bancorp or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—The Bancorp Bank” has been provided by Bancorp.

Basis Real Estate Capital II, LLC

General

Basis Real Estate Capital II, LLC (“Basis Real Estate Capital”) is a limited liability company organized under the laws of the state of Delaware and an indirect subsidiary of Basis Real Estate Capital II, LLC (“Basis” or “Basis Investment”). Basis is a privately-held company that commenced operations in January of 2009. Basis (and its direct and indirect subsidiaries) was formed to invest in commercial real estate debt. Basis is a multi-strategy real estate investment platform that owns and manages approximately eight million square feet of commercial real estate (located in both the U.S. and Canada) and originates and acquires performing and distressed loans, mezzanine loans, subordinate participation interests, commercial mortgage-backed securities and preferred equity. The executive offices of Basis Real Estate Capital II, LLC are located at 75 Broad Street, Suite 1602, New York, New York 10004.

Wells Fargo Bank, National Association provides short-term warehousing of mortgage loans originated by Basis Real Estate Capital through a repurchase facility. The mortgage loans that Basis Real Estate Capital will be selling to the depositor (the “Basis Mortgage Loans”) are (or are expected to be) subject to such repurchase facility. Basis Real Estate Capital is using the proceeds from its sale of the Basis Mortgage Loans to the depositor to, among other things, simultaneously reacquire such mortgage loans from Wells Fargo Bank, National Association free and clear of any liens.

Basis’ Securitization Program

This is the 33rd commercial mortgage securitization to which Basis and its affiliates are contributing loans. However, certain key principals and members of the senior management team of Basis were senior officers at CWCapital, LLC and GMAC Commercial Mortgage Corporation and have been active in the commercial mortgage securitization business since 1997 and from 1997 through 2007, they were directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans.

During 2010, 2011, 2012, 2013, 2014, 2015 and 2016, Basis contributed approximately $1,956,413,118 of mortgage loans to multiple commercial mortgage securitizations. Basis did not securitize any commercial mortgage loans prior to 2010 and has not been involved in the securitization of any other types of financial assets.

Basis originates and acquires commercial and multifamily mortgage loans and mezzanine loans throughout the United States. The commercial and multifamily mortgage loans originated or acquired to be securitized by Basis may include both small balance and large balance fixed-rate and floating-rate loans. The commercial and multifamily mortgage loans that will be sold by Basis Real Estate Capital to the depositor have been originated or acquired by it or an affiliate.

In connection with providing the representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties, Basis will conduct its own due diligence review. In addition, closing counsel for each loan will review and/or prepare, among other things, individual loan summaries and initial exception lists to the representations and warranties. Counsel will also review certain loan documentation and perform due diligence procedures.

If a cure, repurchase or substitution is required with respect to a mortgage loan sold by Basis Real Estate Capital in the event of a material document defect or material breach of a representation or warranty with respect to such mortgage loan, Basis Investment will be the sole party responsible for any repurchase or substitution. See “Pooling and Servicing Agreement—Dispute Resolution Provisions” and “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” in this prospectus. In addition, Basis Investment has agreed to indemnify the depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

In addition, Basis Real Estate Capital is a party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to each of the Basis Mortgage Loans. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

Basis’ Underwriting Standards and Processes

Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Basis or its affiliates.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” section of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, Basis performs both a credit analysis and collateral analysis with respect to each mortgage loan, the loan applicant, and the real estate that will secure the loan. Generally, the credit analysis of the borrower and the real estate includes a review of historical financial statements, including rent rolls (generally unaudited), third party credit reports, judgment, lien, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Basis typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities and are generally required to be structured to limit the possibility of becoming insolvent or bankrupt. The collateral analysis typically includes, in each case to the extent available and applicable, an analysis of the historical property operating statements, rent rolls, operating budgets, and a review of tenant leases. Basis generally requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a staff member of Basis or a third-party consultant for compliance with Basis’ program standards. Generally, a member of the Basis’ underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. All mortgage loans to be originated by Basis or Basis Real Estate Capital require approval by a loan credit committee which includes senior personnel from Basis. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or may decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated or acquired by Basis or Basis Real Estate Capital will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated or acquired by Basis or Basis Real Estate Capital will be equal to or less than 75%; provided, however, that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Basis or Basis Real Estate Capital may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves and/or guarantees, Basis’ or Basis Real Estate Capital’s judgment of improved property and/or market performance in the future and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Basis or Basis Real Estate Capital, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

Environmental Assessments. Phase I environmental site assessments or updates of previously conducted assessments are performed on all mortgaged properties. Depending on the findings of the Phase I assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; an environmental insurance policy; cash reserves for any recommended remediation action and/or a guaranty with respect to environmental matters. With respect to a majority of properties, the environmental assessments are performed during the 12-month period before the applicable Cut-off Date. Additionally, all borrowers are required to provide customary environmental representations, warranties and covenants relating to the existence and use of hazardous substances on the mortgaged properties. Any material adverse environmental conditions or circumstances revealed by these environmental assessments for the mortgaged properties are described in this prospectus.

Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination or the purchase of a mortgage loan. For a majority of the properties, the inspections are conducted within the 12-month period before the applicable Cut-off Date. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

Appraisal. An appraisal for each property is performed or an existing appraisal updated in connection with the origination or the purchase of the related mortgage loan. For a majority of the properties, the appraisals are performed during the 12-month period before the applicable Cut-off Date. The Appraised Value of the related property or properties is greater than the original principal balance of the related mortgage loan. All such appraisals are conducted by an independent appraiser that is state-certified or designated as a member of the Appraisal Institute. The appraisal (or a separate letter) for all properties contains a statement by the appraiser to the effect that the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, were followed in preparing the appraisal.

Seismic Report. If the property consists of improvements located in California or in seismic zone 3 or 4, Basis typically requires a seismic report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. If that loss is in excess of 20% of the estimated replacement cost for the improvements at the property, Basis may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price. It should be noted, however, that because the seismic assessments may not necessarily have used the same assumptions in assessing probable maximum loss, it is possible that some of the real properties that were considered unlikely to experience a probable maximum loss in excess of 20% of estimated replacement cost might have been the subject of a higher estimate had different assumptions been used.

Zoning and Building Code Compliance. With respect to each mortgage loan, Basis will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent Certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Basis will consider whether:

•	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

•	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Basis to be sufficient to pay off the related mortgage loan in full;

•	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Basis’ judgment constitute adequate security for the related mortgage loan;

•	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

•	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Hazard, Liability and Other Insurance. The mortgage loans typically require that the related property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except in certain instances where credit tenants are required to obtain this insurance or may self-insure.

Flood insurance, if available, must be in effect for any property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as having special hazards. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property, (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, and (iv) 100% of the replacement cost of the improvements located on the property, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates; in some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

The properties are typically not insured for earthquake risk. For properties located in California and some other seismic zones, Basis typically conducts seismic studies to assess the “probable maximum loss”. In general, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the probable maximum loss is greater than 20%.

Earnouts and Additional Collateral Loans. Some of the Basis Mortgage Loans may be additionally secured by cash reserves or irrevocable letters of credit that will be released upon satisfaction by the borrower of leasing-related matters or other conditions, including, in some cases, achieving specified debt service coverage ratios or loan-to-value ratios. For a description of the cash reserves or letters or credit and related earnout information for the Basis Mortgage Loans, see Annex A-1 to this prospectus and the related footnotes.

Escrow Requirements. Generally, Basis requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Basis are as follows:

•	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Basis with sufficient funds to satisfy all taxes and assessments. Basis may waive this escrow requirement under certain circumstances.

•	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Basis with sufficient funds to pay all insurance premiums. Basis may waive this escrow requirement under certain circumstances.

•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Basis may waive this escrow requirement under certain circumstances.

•	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Basis generally requires that at least 120% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Basis may waive this escrow requirement under certain circumstances.

•	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Basis may waive this escrow requirement under certain circumstances.

Furthermore, Basis may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Basis may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Basis’ evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Exceptions. Notwithstanding the discussion under “—Basis’ Underwriting Standards and Processes” above, one or more of Basis’ mortgage loans may vary from, or not comply with,

Basis’ underwriting guidelines described above. In addition, in the case of one or more of Basis’ mortgage loans, Basis or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Basis Mortgage Loans were originated with any material exceptions to Basis Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Basis Real Estate Capital is the Sponsor

Overview. Basis Real Estate Capital, in its capacity as the sponsor of the Basis Mortgage Loans, has conducted a review of the Basis Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Basis Mortgage Loans is accurate in all material respects. The review of the Basis Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Basis (collectively, the “Basis Deal Team”) with the assistance of certain third parties. The Basis Deal Team determined the nature, extent and timing of the review and the level of assistance provided by any third parties. Basis Real Estate Capital has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Basis Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Basis Deal Team created a database of loan-level and property-level information relating to each Basis Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Basis during the underwriting process. Prior to securitization of each Basis Mortgage Loan, the Basis Deal Team may have updated the information in the database with respect to such Basis Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Basis Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Basis Data Tape”) containing detailed information regarding each Basis Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Basis Data Tape was used by the Basis Deal Team to provide the numerical information regarding the Basis Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Basis, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Basis relating to information in this prospectus regarding the Basis Mortgage Loans. These procedures included:

•	comparing the information in the Basis Data Tape against various source documents provided by Basis;

•	comparing numerical information regarding the Basis Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Basis Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Basis Mortgage Loans disclosed in this prospectus.

Legal Review. Basis engaged various law firms to conduct certain legal reviews of the Basis Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Basis Mortgage Loan originated by Basis Real Estate Capital, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Basis Real Estate Capital’s standard form loan documents. In addition, origination counsel for each Basis Mortgage Loan reviewed Basis Real Estate Capital’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Basis Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Basis Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Basis Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex B to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, the Basis Deal Team confirmed with the related servicers for the Basis Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (iv) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (v) any existing or incipient material defaults.

The Basis Deal Team also consulted with Basis personnel responsible for the origination of the Basis Mortgage Loans to confirm that the Basis Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Basis’ Underwriting Standards and Processes” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Basis found and concluded with reasonable assurance that the disclosure regarding the Basis Mortgage Loans in this prospectus is accurate in all material respects. Basis also found and concluded with reasonable assurance that the Basis Mortgage Loans were originated in accordance with Basis’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, Basis Real Estate Capital II, LLC filed its most recent Form ABS-15G with the SEC on February 12, 2016. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of Basis Real Estate Capital II, LLC is 0001542105. With respect to the period from and including July 1, 2013 to and including June 30, 2016, Basis Real Estate Capital II, LLC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Basis Real Estate Capital II, LLC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Basis Real Estate Capital II, LLC or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Basis Real Estate Capital II, LLC” has been provided by Basis Real Estate Capital.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2016-C36 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicers” and “—The Special Servicers” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Accounts and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Accounts and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA.

WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $140 billion, of which approximately 176 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $114 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under

“Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.8 trillion in assets and approximately 265,000 employees as of December 31, 2015, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicers, the special servicers, the trustee, the operating advisor, the asset representations reviewer, the swap counterparty and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2015, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2015, Wells Fargo Bank was acting as custodian of more than 187,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, the Corporate Trust Services group of Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint“). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, The Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. On January 19, 2016, an order was entered in connection with the Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Complaint; the District Court also allowed all plaintiffs to file amended complaints if they so chose, and three amended complaints have been filed.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicers

Wells Fargo Bank, National Association

Wells Fargo Bank will act as the master servicer under the PSA for all of the Mortgage Loans to be deposited into the trust fund other than the National Cooperative Bank, N.A. Mortgage Loans. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (1) the servicer, the certificate administrator and the custodian under the BBCMS 2016-ETC Trust and Servicing Agreement, which governs the servicing and administration of the Easton Town Center Whole Loan, (2) the trustee, the certificate administrator and the custodian under the COMM 2016-GCT Trust and Servicing Agreement, which governs the servicing and administration of the Gas Company Tower & World Trade Center Parking Garage Whole Loan, (3) the master servicer, the certificate administrator, the custodian, the certificate registrar, the REMIC administrator and the swap counterparty under the WFCM 2016-C35 Pooling and Servicing Agreement, which governs the servicing and administration of the Mall at Turtle Creek Whole Loan and (4) the master servicer of the One & Two Corporate Plaza Whole Loan and the Central Park Retail Whole Loan, the certificate administrator, the custodian, the certificate registrar and the REMIC administrator under the WFCM 2016-LC24 Pooling and Servicing Agreement, which governs the servicing and administration of the One & Two Corporate Plaza Whole Loan and the Central Park Retail Whole Loan. Wells Fargo Bank is the purchaser under repurchase agreements with each of Rialto Mortgage, C-III CM, National Cooperative Bank, N.A. and Basis Real Estate Capital, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each of Rialto Mortgage, C-III CM, National Cooperative Bank, N.A. and Basis Real Estate Capital, respectively, or in any such case by its respective affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates

(subject, in some cases, to the repurchase facility described above in this paragraph), including, prior to their inclusion in the trust fund, some or all of the Rialto Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Rialto Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to an interim servicing agreement between Wells Fargo Bank and Bancorp, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bancorp from time to time, including, prior to their inclusion in the trust fund, some or all of the Bancorp Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Bancorp Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to an interim servicing agreement between Wells Fargo Bank and Basis Real Estate Capital, a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Basis Real Estate Capital (subject to the repurchase facility described above in this paragraph) from time to time, including, prior to their inclusion in the trust fund, some or all of the Basis Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Basis Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including prior to their inclusion in the trust fund, some or all of the Barclays Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Barclays Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans to be transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors (other than National Cooperative Bank, N.A.) to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
By Approximate Number:	33,391	33,605	32,716	31,569
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.5	$475.4	$503.3	$504.4

Within this portfolio, as of September 30, 2016, are approximately 22,345 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $394.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of September 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD September 30, 2016	$383,266,887,450	$ 904,827,872	0.24%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average

The long-term issuer ratings of Wells Fargo Bank are “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

•	provision of Strategy and Strategy CS software;

•	tracking and reporting of flood zone changes;

•	abstracting of leasing consent requirements contained in mortgage loan documents;

•	legal representation;

•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code (“UCC”) searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans.

Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as a master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicers’ obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicers’ recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicers’ removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicers’ rights and obligations with respect to indemnification, and certain limitations on the master servicers’ liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

National Cooperative Bank, N.A.

National Cooperative Bank, N.A., a national banking association regulated by the Office of the Comptroller of the Currency, will act as master servicer with respect to ten (10) of the Mortgage Loans, representing 8.4% of Initial Pool Balance. National Cooperative Bank, N.A. is one of the mortgage loan sellers and one of the special servicers. Its servicing offices are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. National Cooperative Bank, N.A. has been servicing mortgage loans since 1990. As of September 30, 2016, National Cooperative Bank, N.A. was the primary or master servicer of a portfolio of multifamily and commercial mortgage loans in commercial mortgage-backed securities transactions and in agency mortgage-backed security and cash sale transactions in the United States totaling approximately $3.8 billion in aggregate outstanding principal balance. There are currently no outstanding servicing advances made by National Cooperative Bank, N.A. in regards to any Mortgage Loan being transferred by it for inclusion in the Trust Fund.

As of June 30, 2016, National Cooperative Bank, N.A. had total assets of $2,130.8 million (unaudited), a capital base in excess of regulatory requirements with a Common Equity Tier 1 Capital to Risk-weighted Assets ratio of 13.28%. For the six months ended June 30, 2016, National Cooperative Bank, N.A. reported net income of $7.7 million (unaudited). As of December 31, 2015, National Cooperative Bank, N.A. had total assets of $2,176.2 million, a capital base in excess of regulatory requirements with a Common Equity Tier 1 Capital to Risk-weighted Assets ratio of 12.8%. For the year ended December 31, 2015, National Cooperative Bank, N.A. reported net income of $13.3 million.

National Cooperative Bank, N.A. is rated by Fitch and S&P as master, primary and special commercial mortgage servicers. Current ratings are shown below:

Servicer Rating Type	Fitch	S&P
Master Servicer	CMS2-	Average
Primary Servicer	CPS1-	Above Average
Special Servicer	CSS2-	Average

National Cooperative Bank, N.A. is also a Fannie Mae-approved multifamily loan servicer.

National Cooperative Bank, N.A.’s total portfolio of serviced commercial and multifamily mortgage loans by approximate number of loans and approximate unpaid principal balance is shown below:

Year-End	2013(1)	2014(1)	2015(1)	2016(2)
By Approximate Number:	4,040	3,945	3,858	3,742
By Approximate Aggregate Unpaid Principal Balance (in billions):	$5.8 billion	$5.7 billion	$5.8 billion	$5.5 billion

(1)	As of the last day of the calendar year indicated.

(2)	As of September 30, 2016.

Within National Cooperative Bank, N.A.’s total portfolio of serviced commercial and multifamily mortgage loans, as of September 30, 2016, are approximately 1,371 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $3.8 billion related to commercial mortgage-backed securities transactions (including agency mortgage-backed security and cash sale transactions). In addition to servicing loans related to commercial mortgage-backed securities transactions, National Cooperative Bank, N.A. also services whole loans for itself and a variety of investors. The properties securing loans in National Cooperative Bank, N.A.’s servicing portfolio, as of September 30, 2016, were located in 44 states and the District of Columbia and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

National Cooperative Bank, N.A. has detailed operating policies and procedures for the performance of its master servicing obligations. National Cooperative Bank, N.A. servicing policies and procedures are updated periodically to keep pace with changes in the commercial mortgage-backed securities industry generally and have been generally consistent for the last three years in all material respects. The only significant changes in National Cooperative Bank, N.A.’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by Fannie Mae.

National Cooperative Bank, N.A. utilizes a multi-application mortgage-servicing technology platform, with multiple capabilities and reporting functions, to facilitate the processing of mortgage servicing activities. Among other functions, this platform performs account maintenance, tracks borrower communications, tracks escrow deposits, balances and withdrawals, tracks loan prepayments and payoffs, updates transaction data and generates various account reports. National Cooperative Bank, N.A.’s primary servicing system runs on McCracken Financial Solutions Corp. Strategy CS software. National Cooperative Bank, N.A. reports to trustees and certificate administrators in the CREFC® format. National Cooperative Bank, N.A. has a formal, documented disaster recovery and business continuity plan, including the use of off-site backup facilities, which is managed by its on-site staff.

The table below sets forth information regarding principal and interest advances and servicing advances made by National Cooperative Bank, N.A., as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth is the amount of such advances as of the last day of the period indicated (expressed as a dollar amount and as a percentage of National Cooperative Bank, N.A.’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master- Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$1,717,374,349	$7,688,745	0.45%
Calendar Year 2014	$1,650,576,224	$7,200,000	0.44%
Calendar Year 2015	$1,534,626,850	$4,889,654	0.31%
Calendar Year 2016(1)	$1,519,217,801	$2,747,842	0.18%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

(1)	As of September 30, 2016.

National Cooperative Bank, N.A. may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, National Cooperative Bank, N.A., as a master servicer, will remain responsible for its duties under the PSA. National Cooperative Bank, N.A. may engage third-party vendors to provide technology or process efficiencies. National Cooperative Bank, N.A. monitors its third-party vendors in compliance with its internal vendor management procedures and applicable law. National Cooperative Bank, N.A. has entered into contracts with third party vendors for the following functions:

•	provision of loan servicing software – McCracken/Strategy CS;

•	tracking and reporting of flood zone changes;

•	legal representation;

•	performance of ongoing property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code searches and filings.

Generally, all amounts received by National Cooperative Bank, N.A. on the mortgage loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by National Cooperative Bank, N.A. Funds are then transferred to segregated investor specific accounts pursuant to the servicing agreements.

Via a password-protected website, for commercial mortgage-backed securitization transactions for which National Cooperative Bank, N.A. is master servicer, National Cooperative Bank, N.A. provides its commercial mortgage-backed securities investors with access to data and reports.

There are no legal proceedings pending against National Cooperative Bank, N.A., or to which any property of National Cooperative Bank, N.A. is subject, that are material to the Certificateholders, nor does National Cooperative Bank, N.A. have actual knowledge of any such proceedings that are contemplated by governmental authorities.

No securitization transaction in which National Cooperative Bank, N.A. was acting as master servicer has experienced a servicer event of default under any applicable servicing agreement as a result of any action or inaction of National Cooperative Bank, N.A. as master servicer, including as a result of a failure by National Cooperative Bank, N.A. to comply with the applicable servicing criteria in connection with any securitization transaction. National Cooperative Bank, N.A. has not been terminated as master servicer in any securitization due to a servicing default. National Cooperative Bank, N.A. has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which National Cooperative Bank, N.A. is acting as master servicer. No assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to National Cooperative Bank, N.A. has disclosed any material noncompliance by National Cooperative Bank, N.A. with such applicable servicing criteria in connection with any securitization in which National Cooperative Bank, N.A. was acting as master servicer.

National Cooperative Bank, N.A., as a master servicer, will be required to pay all expenses incurred by it in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus), including all fees of any sub-servicers retained by it.

In its capacity as master servicer, National Cooperative Bank, N.A. will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, National Cooperative Bank, N.A. may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent National Cooperative Bank, N.A. performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

National Cooperative Bank, N.A. converted to a national bank charter from a federal thrift charter effective as of December 31, 2014. As a result of the conversion, its name changed from NCB, FSB to National Cooperative Bank, N.A. The conversion permits the bank to increase its commercial lending but does not otherwise impact its commercial real estate lending business or its servicing or deposit platforms. Similarly, the bank’s Board of Directors and senior management have not changed as a result of the conversion, and the Office of the Comptroller of the Currency continues to be the primary federal regulator of the bank.

Neither National Cooperative Bank, N.A. nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, National Cooperative Bank, N.A. or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

For a description of any material affiliations, relationships and related transactions between National Cooperative Bank, N.A., in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

National Cooperative Bank, N.A. will have various duties under the PSA. Certain duties and obligations of National Cooperative Bank, N.A. are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” in this prospectus. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus. The master servicers’ obligations to make advances, and the interest or other fees charged for those advances and the terms of the master servicers’ recovery of those advances, are described under “Pooling and Servicing Agreement—Advances” in this prospectus.

National Cooperative Bank, N.A., in its capacity as a master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding a master servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event” in this prospectus. A master servicer’s rights and obligations with respect to indemnification, and certain limitations on a master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The information provided in this prospectus concerning National Cooperative Bank, N.A. has been provided by it.

The Special Servicers

C-III Asset Management LLC

C-III Asset Management LLC, a Delaware limited liability company (“C-III AM“), will initially be appointed to act as the special servicer (in such capacity, the “Special Servicer“) under the PSA. In such capacity, the Special Servicer will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties pursuant to the PSA.

C-III AM, a wholly owned subsidiary of C-III Capital Partners LLC, a Delaware limited liability company, provides primary and special loan servicing for third party portfolio owners, CMBS trusts, CDOs, government agencies and C-III Capital Partners LLC and its affiliates. C-III AM has a special servicer rating of CSS1- from Fitch and a rating of MOR CS1 from Morningstar. C-III AM is also on S&P’s Select Servicer list as a U.S. Commercial Mortgage Special Servicer and is ranked “STRONG” by S&P. As of August 31, 2016, C-III AM was the named special servicer for approximately 145 transactions representing approximately 6,061 first mortgage loans, with an aggregate stated principal balance of approximately $74,134,661,624. Of those 145 transactions, 138 are commercial mortgage-backed securities transactions representing approximately 6,033 first mortgage loans, with an aggregate stated principal balance of approximately $73,629,667,087. The remaining seven transactions are made up of three CDOs and four clients, two of which are affiliates of C-III AM and two of which are third-party noteholders. The portfolio includes multifamily, office, retail, hospitality, industrial and other types of income-producing properties, located in the United States, Canada, Virgin Islands and Puerto Rico. With respect to such transactions as of such date, the special servicer was administering approximately 490 assets with a stated principal balance of approximately $9,072,717,565. Each of these specially serviced assets is serviced in accordance with the applicable procedures set forth in the related servicing agreement that governs the asset. Since its (including predecessors’) inception in 2002 and through August 31, 2016, C-III AM has resolved 3,902 total assets, including multifamily, office, retail, hospitality, industrial and other types of income-producing properties, with an aggregate principal balance of approximately $45,866,500,214.

C-III AM has detailed policies and operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under C-III AM servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed and updated, as needed, annually. C-III AM also has a formal disaster recovery and business continuity plan, which is reviewed annually. In the past three years there have not been any material changes to C-III AM’s policies and procedures relating to the servicing function C-III AM will perform under the PSA for assets of the same type as are included in this transaction.

C-III AM will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or any Serviced Pari Passu Companion Loan or Serviced Subordinate Companion Loan. C-III AM may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans, Serviced Pari Passu Companion Loans, Serviced Subordinate Companion Loans or otherwise. To the extent that C-III AM has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the PSA and the Servicing Standard (as defined in “The Pooling and Servicing Agreement—Servicing Standard”).

There are, to the current actual knowledge of C-III AM, no special or unique factors of a material nature involved in special servicing the particular types of assets governed by the PSA, and C-III AM’s processes and procedures for the special servicing of such assets do not materially differ from the processes and procedures employed by C-III AM in connection with special servicing of commercial mortgage–backed securitization pools generally.

C-III AM has not been the subject of a servicer event of default or servicer termination event in any securitization transaction involving commercial or multifamily mortgage loans in which C-III AM was acting as special servicer as a result of any action or inaction of C-III AM as special servicer, including as a result of C-III AM’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. C-III AM does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and therefore C-III AM believes its financial condition will not have a material impact on pool performance or performance of the Certificates.

From time to time, C-III AM is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. C-III AM does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

C-III AM (including predecessors) has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 2002. The table below contains information on the aggregate balances as of the respective calendar year ends of the portfolio of specially serviced commercial and multifamily mortgage loans and REO properties that were serviced by C-III AM as special servicer in CMBS transactions from 2013 through August 31, 2016.

Portfolio Size – CMBS Special Servicing	2013	2014	2015	YTD 8/31/2016
Total	$7.3	$6.4	$6.3	$8.8

C-III AM may enter into one or more arrangements with a Controlling Class Certificateholder, the Directing Certificateholder, a Companion Loan Holder or any person with the right to appoint or remove and replace the Special Servicer to provide for a discount and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, C-III AM’s appointment as Special Servicer under the PSA and any related Co-Lender Agreement and limitations on such person’s right to replace the Special Servicer.

C-III AM occasionally engages consultants to perform property inspections on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction.

There are currently no legal proceedings pending against C-III AM, or to which any property of C-III AM is subject, that are material to the Certificateholders other than the litigation described in the following paragraph, and C-III AM has no actual knowledge of any such proceedings of this type contemplated by governmental authorities.

On May 12, 2016, certain holders of certificates issued by Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Series 2007-C5 Trust (the “2007-C5 Trust“) filed suit in the Supreme Court of the State of New York, County of New York derivatively for the 2007-C5 Trust (M.H. Davidson & Co, et. al. against C-III Asset Management, LLC, Supreme Court of New York County of New York Index No. 652571/2016) alleging, among other things, that C-III AM as special servicer for the 2007-C5 Trust breached its duties to the 2007-C5 Trust by undervaluing a mortgage loan which was purchased by the third party directing certificateholder for the 2007-C5 Trust pursuant to the governing pooling and servicing agreement. The plaintiffs have alleged damages in an amount no less than $25,000,000. On July 1, 2016, C-III AM filed a motion to dismiss. A hearing date has been set for the motion for November 29, 2016. There can be no assurances as to the outcome of this motion or the proceeding or the possible impact on C-III AM. However, C-III AM believes that it performed its obligations under the related pooling and servicing agreements in good faith, and that its actions were proper. C-III AM believes the plaintiffs’ claims are unfounded and intends to vigorously defend itself and contest the claims.

C-III AM is an affiliate of the entity or entities expected to, on the Closing Date, acquire approximately 81.8% of each Class of the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H Certificates issued on the Closing Date. From time to time C-III AM’s affiliates acquire commercial mortgage-backed securities including in secondary market transactions. Affiliates of C-III AM may acquire additional certificates in the future in one or more secondary market transactions.

The foregoing information regarding C-III AM under the heading “—The Special Servicers—C-III Asset Management LLC” has been provided by C-III AM.

National Cooperative Bank, N.A.

National Cooperative Bank, N.A., a national banking association regulated by the Office of the Comptroller of the Currency, with respect to ten (10) of the Mortgage Loans, representing 8.4% of the Initial Pool Balance, will initially be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties and, with respect to the applicable mortgage loans that are non-Specially Serviced Loans, reviewing and evaluating certain borrower requests and applicable master servicer’s written analysis and recommendations. National Cooperative Bank, N.A. is one of the mortgage loan sellers and one of the master servicers. Its servicing offices are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. National Cooperative Bank, N.A. has been servicing mortgage loans since 1990.

As of June 30, 2016, National Cooperative Bank, N.A. had total assets of $2,130.8 million (unaudited), a capital base in excess of regulatory requirements with a Common Equity Tier 1 Capital to Risk-weighted Assets ratio of 13.28%. For the six months ended June 30, 2016, National Cooperative Bank, N.A. reported net income of $7.7 million (unaudited). As of December 31, 2015, National Cooperative Bank, N.A. had total assets of $2,176.2 million, a capital base in excess of regulatory requirements with a Common Equity Tier 1 Capital to Risk-weighted Assets ratio of 12.8%. For the year ended December 31, 2015, National Cooperative Bank, N.A. reported net income of $13.3 million.

National Cooperative Bank, N.A. is approved as a special servicer by Fitch and S&P and currently has a special servicer rating of “CSS2-” by Fitch and “Average” by S&P. National Cooperative Bank, N.A. is also a Fannie Mae-approved multifamily loan servicer.

National Cooperative Bank, N.A.’s total portfolio of serviced commercial and multifamily mortgage loans by approximate number of loans and approximate unpaid principal balance is shown below:

Year-End	2013(1)	2014(1)	2015(1)	2016(2)
By Approximate Number:	4,040	3,945	3,858	3,742
By Approximate Aggregate Unpaid Principal Balance (in billions):	$5.8 billion	$5.7 billion	$5.8 billion	$5.5 billion

(1)	As of the last day of the calendar year indicated.

(2)	As of September 30, 2016.

Within National Cooperative Bank, N.A.’s total portfolio of serviced commercial and multifamily mortgage loans, as of September 30, 2016, are approximately 1,371 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $3.8 billion related to commercial mortgage-backed securities (including agency mortgage-backed security and cash sale transactions). In addition to servicing loans related to commercial mortgage-backed securities transactions, National Cooperative Bank, N.A. also services whole loans for itself and a variety of investors. The properties securing loans in National Cooperative Bank, N.A.’s servicing portfolio, as of September 30, 2016, were located in 44 states and the District of Columbia and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

National Cooperative Bank, N.A. has been acting as a special servicer of mortgage loans in CMBS transactions since 2010. National Cooperative Bank, N.A.’s parent, National Consumer Cooperative Bank, has acted as a special servicer of mortgage loans in CMBS transactions since 1998. In 2010, National Consumer Cooperative Bank transferred its CMBS special servicing operations to National Cooperative Bank, N.A. As of September 30, 2016, National Cooperative Bank, N.A. was named the special servicer in approximately 36 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $1.3 billion. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily mortgage loans and REO Properties that have been referred to National Cooperative Bank, N.A. as special servicer in CMBS transactions from 2010 to July 31, 2016.

Portfolio Size – CMBS Special Servicing	2013(1)	2014(1)	2015(1)	2016(2)
Total	$41,180,052	$37,525,431	$49,310,253	$30,464,247

(1)	Size of portfolio for which National Cooperative Bank, N.A. acted as special servicer as of the last day of the calendar year indicated.

(2)	As of September 30, 2016.

National Cooperative Bank, N.A. has detailed servicing policies and procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under National Cooperative Bank, N.A.’s servicing agreements, including procedures for managing delinquent and specially serviced loans and loans subject to the bankruptcy of the borrower. These policies and procedures include, among other things, measures for notifying borrowers of payment delinquencies and other loan defaults and for working with borrowers to facilitate collections and performance. National Cooperative Bank, N.A. periodically updates its servicing policies and procedures to keep pace with changes in the commercial mortgage-backed securities industry generally and to comply with changes in federal or state law or investor requirements. These policies and procedures are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB.

National Cooperative Bank, N.A.’s servicing personnel are highly skilled professionals that proactively manage specially serviced assets through the workout cycle from initiation of foreclosure, bankruptcy, real estate owned or modification. National Cooperative Bank, N.A. takes a disciplined approach to the management and resolution of specially serviced loans and evaluates all viable resolution strategies to determine the strategy that generates the highest net present value for the holder of such specially serviced loan. Default resolution strategies are determined in accordance with the respective pooling and servicing agreement and the terms of the related mortgage loan documents.

National Cooperative Bank, N.A. has not engaged and does not currently intend to engage any third party servicers to perform on its behalf any of its special servicing duties with respect to the trust mortgage loans for which National Cooperative Bank, N.A. acts as special servicer.

National Cooperative Bank, N.A. has a formal, documented disaster recovery and business continuity plan, including the use of off-site backup facilities, which is managed by its on-site staff.

There are no legal proceedings pending against National Cooperative Bank, N.A., or to which any property of National Cooperative Bank, N.A. is subject, that are material to the Certificateholders, nor does National Cooperative Bank, N.A. have actual knowledge of any such proceedings that are contemplated by governmental authorities.

No securitization transaction in which National Cooperative Bank, N.A. was acting as special servicer has experienced a servicer event of default under any applicable servicing agreement as a result of any action or inaction of National Cooperative Bank, N.A. as special servicer, including as a result of a failure by National Cooperative Bank, N.A. to comply with the applicable servicing criteria in connection with any securitization transaction. National Cooperative Bank, N.A. has not been terminated as special servicer in any securitization due to a servicing default. National Cooperative Bank, N.A. has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which National Cooperative Bank, N.A. is acting as special servicer. No assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to National Cooperative Bank, N.A. has disclosed any material noncompliance by National Cooperative Bank, N.A. with such applicable servicing criteria in connection with any securitization in which National Cooperative Bank, N.A. was acting as special servicer.

National Cooperative Bank, N.A., as a special servicer, will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus), including all fees of any sub-servicers retained by it.

Although National Cooperative Bank, N.A. does not presently intend to enter into any such arrangement, National Cooperative Bank, N.A. may, in the future, enter into one or more arrangements with any party entitled to appoint or remove and replace a special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, National Cooperative Bank, N.A.’s appointment as special servicer under the PSA and limitations on such person’s right to replace National Cooperative Bank, N.A. as a special servicer.

National Cooperative Bank, N.A. converted to a national bank charter from a federal thrift charter effective as of December 31, 2014. As a result of the conversion, its name changed from NCB, FSB to National Cooperative Bank, N.A. The conversion permits the bank to increase its commercial lending but does not otherwise impact its commercial real estate lending business or its servicing or deposit platforms. Similarly, the bank’s Board of Directors and senior management have not changed as a result of the conversion, and the Office of the Comptroller of the Currency continues to be the primary federal regulator of the bank.

Neither National Cooperative Bank, N.A. nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, National Cooperative Bank, N.A. or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

For a description of any material affiliations, relationships and related transactions between National Cooperative Bank, N.A., in its capacity as special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

National Cooperative Bank, N.A. will have various duties under the PSA. Certain duties and obligations of National Cooperative Bank, N.A. are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of a special servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus.

National Cooperative Bank, N.A., in its capacity as a special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding a special servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event” in this prospectus. National Cooperative Bank, N.A.’s, as a special servicer’s, rights and obligations with respect to indemnification, and certain limitations under the PSA on the its liability as a special servicer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The information provided in this prospectus concerning National Cooperative Bank, N.A. has been provided by it.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $92.299 billion issued in 90 transactions.

As of September 30, 2016, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $17.66 billion issued in 22 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Description Of The Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicers, the special servicers, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any

Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2016-C36 will consist of the following classes (each, a “Class”): the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2, Class H and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Class E-1 and Class E-2 certificates are collectively referred to in this prospectus as the “Class E Exchangeable Certificates”. The Class F-1 and Class F-2 certificates are collectively referred to in this prospectus as the “Class F Exchangeable Certificates”. The Class E-1, Class E-2, Class F-1 and Class F-2 certificates are collectively referred to in this prospectus as the “Class EF Exchangeable Certificates”. The Class G-1 and Class G-2 certificates are collectively referred to in this prospectus as the “Class G Exchangeable Certificates”. The Class H-1 and Class H-2 certificates are collectively referred to in this prospectus as the “Class H Exchangeable Certificates”. The Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates are collectively referred to in this prospectus as the “Class EFG Exchangeable Certificates”. The Class E Exchangeable Certificates, the Class F Exchangeable Certificates, the Class EF Exchangeable Certificates, the Class G Exchangeable Certificates, the Class EFG Exchangeable Certificates and the Class H Exchangeable Certificates are collectively referred to in this prospectus as the “Exchangeable Certificates”. The Class E certificates, Class F certificates, Class EF certificates, Class G certificates, Class EFG certificates and Class H certificates are collectively referred to in this prospectus as the “Exchangeable Combined Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$41,947,000
A-2	$39,657,000
A-3	$220,000,000
A-4	$250,203,000
A-SB	$48,917,000
A-S	$77,236,000
X-A	$600,724,000
X-B	$120,145,000
B	$42,909,000
C	$36,473,000

Non-Offered Certificates
X-D	$41,836,000
D	$41,836,000
E-1(1)	$9,118,000
E-2(1)	$9,118,000
E(1) (2)	$18,236,000
F-1(3)	$4,291,000
F-2(3)	$4,291,000
F(3) (4)	$8,582,000
EF(1) (3) (5)	$26,818,000
G-1(6)	$6,098,000
G-2(6)	$6,098,000
G(6) (7)	$12,196,000
EFG(1) (3) (6) (8)	$39,014,000
H-1(9)	$9,992,979
H-2(9)	$9,992,979
H(9) (10)	$19,985,958
R	NAP

(1)	On the closing date, the issuing entity will issue the Class E-1 and Class E-2 Trust Components (collectively, the “Class E Trust Components”), which will have outstanding principal balances on the closing date of $9,118,000 and $9,118,000, respectively. The initial Certificate Balance of each class of Class E Exchangeable Certificates shown in the table above represents the maximum Certificate Balance of such class without giving effect to any issuance of Class E, Class EF or Class EFG certificates. The actual Certificate Balance of any class of Class E Exchangeable Certificates issued on the closing date will be equal to such maximum amount, reduced, by the Exchange Percentage of any Class E, Class EF or Class EFG certificates that are issued on the closing date.

(2)	The initial Certificate Balance of the Class E certificates shown in the table above is equal to the aggregate of the maximum initial Certificate Balances of the Class E Exchangeable Certificates, assuming the entirety of the Class E Exchangeable Certificates is exchanged for Class E Certificates and without regard to any possible exchanges of the Class E Exchangeable Certificates for Exchangeable Combined Certificates other than Class E certificates.

(3)	On the closing date, the issuing entity will issue the Class F-1 and Class F-2 Trust Components (collectively, the “Class F Trust Components”), which will have outstanding principal balances on the closing date of $4,291,000 and $4,291,000, respectively. The initial Certificate Balance of each class of Class F Exchangeable Certificates shown in the table above represents the maximum Certificate Balance of such class without giving effect to any issuance of Class F, Class EF or Class EFG certificates. The actual Certificate Balance of any class of Class F Exchangeable Certificates issued on the closing date will be equal to such maximum amount, reduced, by the Exchange Percentage of any Class F, Class EF or Class EFG certificates that are issued on the closing date.

(4)	The initial Certificate Balance of the Class F certificates shown in the table above is equal to the aggregate of the maximum initial Certificate Balances of the Class F Exchangeable Certificates, assuming the entirety of the Class F Exchangeable Certificates is exchanged for Class F Certificates and without regard to any possible exchanges of the Class F Exchangeable Certificates for Exchangeable Combined Certificates other than Class F Certificates.

(5)	The initial Certificate Balance of the Class EF certificates shown in the table above is equal to the aggregate of the maximum initial Certificate Balances of the Class E Exchangeable Certificates and the Class F Exchangeable Certificates, assuming the entirety of the Class E Exchangeable Certificates and Class F Exchangeable Certificates is exchanged for Class EF Certificates and without regard to any possible exchanges of the Class E Exchangeable Certificates or Class F Exchangeable Certificates for Exchangeable Combined Certificates other than Class EF Certificates.

(6)	On the closing date, the issuing entity will issue the Class G-1 and Class G-2 Trust Components (collectively, the “Class G Trust Components”), which will have outstanding principal balances on the closing date of $6,098,000 and $6,098,000, respectively. The initial Certificate Balance of each class of Class G Exchangeable Certificates shown in the table above represents the maximum Certificate Balance of such class without giving effect to any issuance of Class G or Class EFG certificates. The actual Certificate Balance of any class of Class G Exchangeable Certificates issued on the closing date will be equal to such maximum amount, reduced, by the Exchange Percentage of any Class G or Class EFG certificates that are issued on the closing date.

(7)	The initial Certificate Balance of the Class G certificates shown in the table above is equal to the aggregate of the maximum initial Certificate Balances of the Class G Exchangeable Certificates, assuming the entirety of the Class G Exchangeable Certificates is exchanged for Class G Certificates and without regard to any possible exchanges of the Class G Exchangeable Certificates for Exchangeable Combined Certificates other than the Class G Certificates.

(8)	The initial Certificate Balance of the Class EFG certificates shown in the table above is equal to the aggregate of the maximum initial Certificate Balances of the Class E Exchangeable Certificates, Class F Exchangeable Certificates and the Class G Exchangeable Certificates, assuming the entirety of the Class E Exchangeable Certificates, Class F Exchangeable Certificates and Class G Exchangeable Certificates is exchanged for Class EFG Certificates and without regard to any possible exchanges of the Class E Exchangeable Certificates, Class F Exchangeable Certificates or Class G Exchangeable Certificates for Exchangeable Combined Certificates other than the Class EFG Certificates.

(9)	On the closing date, the issuing entity will issue the Class H-1 and Class H-2 Trust Components (collectively, the “Class H Trust Components”), which will have outstanding principal balances on the closing date of $9,992,979 and $9,992,979, respectively. The initial Certificate Balance of each class of Class H Exchangeable Certificates shown in the table above represents the maximum Certificate Balance of such class without giving effect to any issuance of Class H certificates. The actual Certificate Balance of any class of Class H Exchangeable Certificates issued on the closing date will be equal to such maximum amount, reduced, by the Exchange Percentage of any Class H certificates that are issued on the closing date.

(10)	The initial Certificate Balance of the Class H certificates shown in the table above is equal to the aggregate of the maximum initial Certificate Balances of the Class H Exchangeable Certificates, assuming the entirety of the Class H Exchangeable Certificates is exchanged for Class H Certificates.

The initial Certificate Balances of the Exchangeable Certificates and Exchangeable Combined Certificates are anticipated to be as indicated in the following chart, although the applicable investor may request delivery of different amounts (subject to the maintenance of the required exchange percentages as described herein) on the Closing Date:

Class of Exchangeable Certificates or Exchangeable Combined Certificates	Approximate Initial Certificate Balance
Class E-1	$9,118,000
Class E-2	$9,118,000
Class E	$18,236,000
Class F-1	$4,291,000
Class F-2	$4,291,000
Class F	$8,582,000
Class EF	$26,818,000
Class G-1	$6,098,000
Class G-2	$6,098,000
Class G	$12,196,000
Class EFG	$39,014,000
Class H-1	$9,992,979
Class H-2	$9,992,979
Class H	$19,985,958

The “Certificate Balance” of any class of Principal Balance Certificates and any Trust Component outstanding at any time represents the maximum amount that its holders (or, in the case of a Trust Component, the holders of the related Exchangeable Certificates and Exchangeable Combined Certificates evidencing an interest in that Trust Component) are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and each Trust Component will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates or that Trust Component, as applicable, on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates (exclusive of the Exchangeable Certificates and Exchangeable Combined Certificates) or Trust Components in

reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of such Principal Balance Certificates or Trust Components may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

“Trust Component” means any of the Class E-1 Trust Component, Class E-2 Trust Component, the Class F-1 Trust Component, Class F-2 Trust Component, the Class G-1 Trust Component, the Class G-2 Trust Component, the Class H-1 Trust Component and the Class H-2 Trust Component.

“Class E Trust Component” means any of the Class E-1 Trust Component or the Class E-2 Trust Component.

“Class F Trust Component” means any of the Class F-1 Trust Component or the Class F-2 Trust Component.

“Class G Trust Component” means any of the Class G-1 Trust Component or the Class G-2 Trust Component.

“Class H Trust Component” means any of the Class H-1 Trust Component or the Class H-2 Trust Component.

“Class E-1 Trust Component”, “Class E-2 Trust Component”, “Class F-1 Trust Component”, “Class F-2 Trust Component”, “Class G-1 Trust Component”, “Class G-2 Trust Component”, “Class H-1 Trust Component” and “Class H-2 Trust Component”, mean, in each case, an interest issued as a regular interest in the Upper-Tier REMIC with a Pass-Through Rate equal to one of the following (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage.

The Class E-1 certificates, the Class E certificates, the Class EF certificates and the Class EFG certificates will each represent a beneficial ownership of their respective Allocable Share of the Class E-1 Trust Component. The Class E-1 Trust Component will be held in the Grantor Trust.

The Class E-2 certificates, the Class E certificates, the Class EF certificates and the Class EFG certificates will each represent a beneficial ownership of their respective Allocable Share of the Class E-2 Trust Component. The Class E-2 Trust Component will be held in the Grantor Trust.

The Class F-1 certificates, the Class F certificates, the Class EF certificates and the Class EFG certificates will each represent a beneficial ownership of their respective Allocable Share of the Class F-1 Trust Component. The Class F-1 Trust Component will be held in the Grantor Trust.

The Class F-2 certificates, the Class F certificates, the Class EF certificates and the Class EFG certificates will each represent a beneficial ownership of their respective Allocable Share of the Class F-2 Trust Component. The Class F-2 Trust Component will be held in the Grantor Trust.

The Class G-1 certificates, the Class G certificates and the Class EFG certificates will each represent a beneficial ownership of their respective Allocable Share of the Class G-1 Trust Component. The Class G-1 Trust Component will be held in the Grantor Trust.

The Class G-2 certificates, the Class G certificates and the Class EFG certificates will each represent a beneficial ownership of their respective Allocable Share of the Class G-2 Trust Component. The Class G-2 Trust Component will be held in the Grantor Trust.

The Class H-1 certificates and the Class H certificates will each represent a beneficial ownership of their respective Allocable Share of the Class H-1 Trust Component. The Class H-1 Trust Component will be held in the Grantor Trust.

The Class H-2 certificates and the Class H certificates will each represent a beneficial ownership of their respective Allocable Share of the Class H-2 Trust Component. The Class H-2 Trust Component will be held in the Grantor Trust.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $600,724,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S and Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $120,145,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $41,836,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H certificates will be issued by the grantor trust (the “Grantor Trust”).

Exchangeable Certificates

The Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 certificates are collectively referred to herein as the “Exchangeable Certificates”, and the Class E, Class F, Class EF, Class G, Class EFG and Class H certificates are collectively referred to herein as the “Exchangeable Combined Certificates”. On the Closing Date, the Upper-Tier REMIC of the issuing entity will issue the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2, Class H-1 and Class H-2 trust components (each a “Trust Component”), which will have outstanding balances on the Closing Date as set forth in the table below and will be held in the Grantor Trust for the benefit of the holders of the Exchangeable Certificates and the Exchangeable Combined Certificates. The Exchangeable Certificates and the Exchangeable Combined Certificates will at all times represent undivided ownership interests, held through the Grantor Trust, in one or more of such Trust

Components, as further described below and under “Material Federal Income Tax Considerations”.

Trust Component	Closing Date Balance
Class E-1 trust component	$9,118,000
Class E-2 trust component	$9,118,000
Class F-1 trust component	$4,291,000
Class F-2 trust component	$4,291,000
Class G-1 trust component	$6,098,000
Class G-2 trust component	$6,098,000
Class H-1 trust component	$9,992,979
Class H-2 trust component	$9,992,979

Each class of Exchangeable Combined Certificates may be exchanged for the corresponding classes of Exchangeable Certificates set forth next to such class in the table below, and vice versa. The exchange percentage set forth next to each class of Exchangeable Certificates in the table below represents the percentage of the aggregate Certificate Balance of all Exchangeable Certificates involved in an exchange that is represented by the Certificate Balance of such class of Exchangeable Certificates that is required to be surrendered to receive the corresponding Exchangeable Combined Certificates (or that will be received if Exchangeable Combined Certificates are surrendered), in each case, using the initial certificate balances of the individual certificates being exchanged (rather than the outstanding certificate balance).

Class of Exchangeable Combined Certificates	Corresponding Classes of Exchangeable Certificates	Exchange Percentage
Class E	Class E-1 Class E-2	50% 50%
Class F	Class F-1 Class F-2	50% 50%
Class EF	Class E-1 Class E-2 Class F-1 Class F-2	33.9995525393393% 33.9995525393393% 16.0004474606607% 16.0004474606607%
Class G	Class G-1 Class G-2	50% 50%
Class EFG	Class E-1 Class E-2 Class F-1 Class F-2 Class G-1 Class G-2	23.3710975547239% 23.3710975547239% 10.9986158814784% 10.9986158814784% 15.6302865637976% 15.6302865637976%
Class H	Class H-1 Class H-2	50% 50%

Exchangeable Certificates and Exchangeable Combined Certificates will at all times represent undivided beneficial ownership interests, held through the Grantor Trust, in one or more Trust Components, as set forth in the table below.

Class of Certificates	Underlying Trust Components
Class E-1	Class E-1
Class E-2	Class E-2
Class E	Class E-1 Class E-2
Class F-1	Class F-1
Class F-2	Class F-2
Class F	Class F-1 Class F-2
Class EF	Class E-1 Class E-2 Class F-1 Class F-2
Class G-1	Class G-1
Class G-2	Class G-2
Class G	Class G-1 Class G-2
Class EFG	Class E-1 Class E-2 Class F-1 Class F-2 Class G-1 Class G-2
Class H-1	Class H-1
Class H-2	Class H-2
Class H	Class H-1 Class H-2

Following any exchange of any class of Exchangeable Combined Certificates for the corresponding Exchangeable Certificates, or any exchange of the Exchangeable Certificates for a class of Exchangeable Combined Certificates, the outstanding Certificate Balances of such certificates will be increased or decreased accordingly.

In addition to any administrative charges charged by the DTC, the certificate administrator will be entitled to require the certificateholder to pay an exchange fee of $5,000 in order to engage in any exchange of a Class of Exchangeable Combined Certificates for the corresponding Classes of Exchangeable Certificates and vice versa.

Each Class of Exchangeable Certificates and Exchangeable Combined Certificates will be entitled to distributions in an amount equal to the aggregate of the Allocable Share of each Related Trust Component comprising such Class of Exchangeable Certificate or Class of Exchangeable Combined Certificates.

“Allocable Share” means for any Distribution Date and any Class of Exchangeable Certificates or Exchangeable Combined Certificates the quotient of (a) the outstanding Certificate Balance of such Class of Exchangeable Certificates or Exchangeable Combined Certificates, and (b) the maximum Certificate Balance of such Class of Exchangeable Certificates or Exchangeable Combined Certificates that could be issued in an exchange as of that Distribution Date.

“Related Trust Component” means for each Class of Exchangeable Certificates or Exchangeable Combined Certificates, the applicable Trust Component(s) set forth under the column entitled “Underlying Trust Components” in the table set forth above.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in December 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the closing date, divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. For these purposes on any date of determination, (i) the “initial denomination as of the closing date” of any Exchangeable Certificate or any Exchangeable Combined Certificate received in an exchange will be determined as if such certificate was part of the related class on the closing date, (ii) the “initial denomination as of the closing date” of any Exchangeable Certificate or any Exchangeable Combined Certificate surrendered in an exchange will be determined as if such certificate was not part of the related class on the closing date and (iii) the “initial Certificate Balance” of the related class of Exchangeable Certificates or Exchangeable Combined Certificates will be determined as if such class consisted only of the certificates composing the class on that date of determination and such certificates had been outstanding as of the closing date.

Each master servicer is authorized but not required to direct the investment of funds held in any Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicers will be entitled to retain any interest or other income earned on such funds and the master servicers will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates and any Trust Component on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Accounts (in each case, exclusive of any amount on deposit in or credited to any portion of a Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the P&I Advance Date, exclusive of (without duplication):

•	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

•	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

•	all amounts in the Collection Accounts that are due or reimbursable to any person other than the Certificateholders;

•	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Accounts;

•	all Yield Maintenance Charges and Prepayment Premiums;

•	all amounts deposited in a Collection Account in error; and

•	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the applicable Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by either master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by either master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related

Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)  the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)   prior to the Cross-Over Date

(a)     to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)     to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero,

(c)     to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)     to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)     to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero, and

(f)      to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)  on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E-1 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Seventeenth, after the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates and Class D certificates have been reduced to zero, to the Class E-1 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class E-1 Trust Component is reduced to zero;

Eighteenth, to the Class E-1 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Nineteenth, to the Class E-2 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Twentieth, after the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates and Class D certificates and Class E-1 Trust Component have been reduced to zero, to the Class E-2 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class E-2 Trust Component is reduced to zero;

Twenty-first, to the Class E-2 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Twenty-second, to the Class F-1 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Twenty-third, after the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates and Class D certificates and Class E-1 and Class E-2 Trust Components have been reduced to zero, to the Class F-1 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class F-1 Trust Component is reduced to zero;

Twenty-fourth, to the Class F-1 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Twenty-fifth, to the Class F-2 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates and Class D certificates and Class E-1, Class E-2 and Class F-1 Trust Components have been reduced to zero, to the Class F-2 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class F-2 Trust Component is reduced to zero;

Twenty-seventh, to the Class F-2 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Twenty-eighth, to the Class G-1 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Twenty-ninth, after the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates and Class D certificates and Class E-1, Class E-2, Class F-1 and Class F-2 Trust Components have been reduced to zero, to the Class G-1 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class G-1 Trust Component is reduced to zero;

Thirtieth, to the Class G-1 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Thirty-first, to the Class G-2 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Thirty-second, after the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates and Class D certificates and Class E-1, Class E-2, Class F-1, Class F-2 and Class G-1 Trust Components have been reduced to zero, to the Class G-2 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class G-2 Trust Component is reduced to zero;

Thirty-third, to the Class G-2 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Thirty-fourth, to the Class H-1 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Thirty-fifth, after the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates and Class D certificates and Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 Trust Components have been reduced to zero, to the Class H-1 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class H-1 Trust Component is reduced to zero;

Thirty-sixth, to the Class H-1 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Thirty-seventh, to the Class H-2 Trust Component, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such Trust Component;

Thirty-eighth, after the Certificate Balances of the Class A Certificates, Class B certificates, Class C certificates and Class D certificates and Class E-1, Class E-2, Class F-1, Class F-2, Class G-1, Class G-2 and Class H-1 Trust Components have been reduced to zero, to the Class H-2 Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of the Class H-2 Trust Component is reduced to zero;

Thirty-ninth, to the Class H-2 Trust Component, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, plus interest on that amount at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component; and

Fortieth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the exchange of any class of Exchangeable Certificates for any class or classes of Exchangeable Combined Certificates) all previously have been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Distributions of Exchangeable Certificates and Exchangeable Combined Certificates.

On each Distribution Date, each Class of Exchangeable Certificate and Exchangeable Combined Certificates will be entitled to that Class’s Allocable Share of all interest and principal and reimbursement of realized losses, with interest thereon, distributed on each Related Trust Component (pursuant to the allocations described under “—Priority of Distributions” above) that comprise such Class of Exchangeable Certificate or Exchangeable Combined Certificates.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates or Trust Component (other than the Exchangeable Combined Certificates and the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class E-1 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class E-2 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class F-1 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class F-2 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class G-1 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class G-2 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class H-1 certificates will be a per annum rate equal to •%.

The Pass-Through Rate on the Class H-2 certificates will be a per annum rate equal to •%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S and Class B certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Class E certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on its Allocable Share of the Class E-1 and Class E-2 Trust Components. The Pass-Through Rates on the Class E-1 and Class E-2 Trust Components will at all times be the same as the Pass-Through Rate of the Class E-1 and Class E-2 certificates, respectively.

The Class F certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on its Allocable Share of the Class F-1 and Class F-2

Trust Components. The Pass-Through Rates on the Class F-1 and Class F-2 Trust Components will at all times be the same as the Pass-Through Rate of the Class F-1 and Class F-2 certificates, respectively.

The Class EF certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its Allocable Share of the Class E-1, Class E-2, Class F-1 and Class F-2 Trust Components. The pass-through rates on the Class E-1, Class E-2, Class F-1 and Class F-2 Trust Components will at all times be the same as the pass-through rates of the Class E-1, Class E-2, Class F-1 and Class F-2 certificates, respectively.

The Class G certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on its Allocable Share of the Class G-1 and Class G-2 Trust Components. The Pass-Through Rates on the Class G-1 and Class G-2 Trust Components will at all times be the same as the Pass-Through Rate of the Class G-1 and Class G-2 certificates, respectively.

The Class EFG certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on its Allocable Share of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 Trust Components. The pass-through rates on the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 Trust Components will at all times be the same as the pass-through rates of the Class E-1, Class E-2, Class F-1, Class F-2, Class G-1 and Class G-2 certificates, respectively.

The Class H certificates will not have a Pass-Through Rate, but will be entitled to receive the sum of the interest distributable on its Allocable Share of the Class H-1 and Class H-2 Trust Components. The Pass-Through Rates on the Class H-1 and Class H-2 Trust Components will at all times be the same as the Pass-Through Rate of the Class H-1 and Class H-2 certificates, respectively.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the applicable master servicer, the applicable special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates (other than the Exchangeable Certificates and Exchangeable Combined Certificates) and the Trust Components, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due

Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the Exchangeable Certificates and Exchangeable Combined Certificates) and any Trust Component will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class or Trust Component for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class or Trust Component for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class or Trust Component on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the Exchangeable Certificates and Exchangeable Combined Certificates) and any Trust Component is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class or Trust Component on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the Exchangeable Certificates and Exchangeable Combined Certificates) and any Trust Component is the sum of (a) the portion of the Interest Distribution Amount for such class or Trust Component remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class or Trust Component for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Principal Shortfall for that Distribution Date,

(b)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the applicable master servicer as of the business day preceding the P&I Advance Date) or advanced by the applicable master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the applicable master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the applicable master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by either master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into a Collection Account during the related Collection Period for distributions on subsequent Distribution Dates, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount. If Exchangeable Certificates are exchanged for Exchangeable Combined Certificates, then all Principal Shortfalls that would otherwise be distributable to such exchanged Exchangeable Certificates will be deemed allocable to such Exchangeable Combined Certificates, without duplication. Similarly, if Exchangeable Combined Certificates are exchanged for Exchangeable Certificates, then all Principal Shortfalls that would otherwise be distributable to such Exchangeable Combined Certificates will be deemed allocable to such Exchangeable Certificates, without duplication.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)      the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the applicable master servicer;

(ii)     all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to either master servicer, either special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to either master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by such master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular collection period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium in the following manner: (1) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates as described above, and (3) to the Class X-B certificates, any remaining Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

•	under no circumstances will the Base Interest Fraction be greater than one;

•	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

•	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

•	if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

•	if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the applicable master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F, Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 or Class H certificates (or on any of the Trust Components).

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	May 2021
Class A-2	October 2021
Class A-3	September 2026
Class A-4	October 2026
Class A-SB	November 2025
Class A-S	October 2026
Class X-A	NAP
Class X-B	NAP
Class B	October 2026
Class C	October 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2059. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-

Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the applicable master servicer as additional servicing compensation.

Each master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) for which it is acting as master servicer and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the applicable special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of such master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to such master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by such master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to such master servicer for such Collection Period received by such master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the applicable master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the applicable master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the applicable special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the applicable master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments. No master servicer will be required to make any compensating interest payment as a result of any prepayments on Mortgage Loans for which it does not act as master servicer.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the applicable master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicers’ Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (such amount, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates (other than the Exchangeable Certificates and Exchangeable Combined Certificates) and the Trust Components, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates to the extent described below. On each Distribution Date, Available Funds will be allocated generally:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-D certificates;

Second, to the Class A-S certificates;

Third, to the Class B certificates;

Fourth, to the Class C certificates;

Fifth, to the Class D certificates;

Sixth, to the Class E-1 Trust Component;

Seventh, to the Class E-2 Trust Component;

Eighth, to the Class F-1 Trust Component;

Ninth, to the Class F-2 Trust Component;

Tenth, to the Class G-1 Trust Component;

Eleventh, to the Class G-2 Trust Component;

Twelfth, to the Class H-1 Trust Component; and

Thirteenth, to the Class H-2 Trust Component.

Amounts allocable to a Trust Component as described above will be correspondingly distributed to the classes of Exchangeable Certificates and Exchangeable Combined Certificates related to that Trust Component, pro rata, based on their respective Allocable Share of such amounts.  See “Description of the Certificates—Exchangeable Certificates” for

a description of the classes of Exchangeable Certificates and Exchangeable Combined Certificates and their related Trust Components.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates (or to a Trust Component (and correspondingly, to the Classes of Exchangeable Certificates and Exchangeable Combined Certificates related to such Trust Component)) to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above any under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates (or to a Trust Component (and correspondingly, to the Classes of Exchangeable Certificates and Exchangeable Combined Certificates related to such Trust Component)) that are subordinate to more senior classes of certificates and Trust Components, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, and sixth, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), the Class E-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), the Class F-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), the Class F-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), the Class G-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), the Class G-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), the Class H-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), and the Class H-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates or Trust Components (other than to the Class H-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share)) as to the relative amount of subordination afforded by the outstanding classes of certificates and Trust Components with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicers, the special servicers or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the Exchangeable Certificates and the Exchangeable Combined Certificates) and the Trust Components after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the Exchangeable Certificates and Exchangeable Combined Certificates) and the Trust Components (and thus, the Exchangeable Certificates and Exchangeable Combined Certificates) in the following order, until the Certificate Balance of each such class or Trust Component is reduced to zero:

first, to the Class H-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

second, to the Class H-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

third, to the Class G-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

fourth, to the Class G-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

fifth, to the Class F-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

sixth, to the Class F-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

seventh, to the Class E-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

eighth, to the Class E-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Shares);

ninth, to the Class D certificates;

tenth, to the Class C certificates;

eleventh, to the Class B certificates; and

twelfth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicers of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates or Trust Component will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero (without regard to (1) the exchange and conversion of the Class E Exchangeable Certificates for Class E certificates, (2) the exchange and conversion of the Class F Exchangeable Certificates for Class F certificates, (3) the exchange and conversion of the Class EF Exchangeable Certificates for Class EF certificates, (4) the exchange and conversion of the Class G Exchangeable Certificates for Class G certificates, (5) the exchange and conversion of the Class EFG Exchangeable Certificates for Class EFG certificates or (6) the exchange and conversion of the Class H Exchangeable Certificates for Class H certificates ). However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicers or special servicers, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by either master servicer, the certificate administrator or either special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)     a CREFC® loan periodic update file.

Each master servicer or special servicer, as applicable, may omit any information from these reports that such master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicers, the special servicers, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, each master servicer will deliver to the certificate administrator by electronic means:

•	a CREFC® property file;

•	a CREFC® financial file;

•	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

•	a CREFC® loan periodic update file.

In addition, each master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property for which it acts as master servicer or special servicer, as applicable:

•	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

•	Within 45 days after receipt by the applicable special servicer (with respect to Specially Serviced Loans and REO Properties) or the applicable master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the applicable master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicers, the special servicers, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by either master servicer or special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, with respect to a Borrower Party that is a special servicer, such Borrower Party will be prohibited from viewing or otherwise retrieving any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan; provided, further, however, that each special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain from the applicable master servicer or the applicable special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, none of the master servicers or the certificate administrator will have any obligation to restrict access by a special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by a master servicer, a special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate. For the avoidance of doubt, with respect to a Mortgage Loan secured by a residential cooperative property, a person will not be considered a “Borrower Party” solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related mortgage borrower or owning one or more residential cooperative units comprising the related Mortgaged Property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s).

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the applicable special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the applicable master servicer or the applicable special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by a master servicer, a special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by a special servicer or an affiliate thereof will not be deemed to be outstanding as to such special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicers, the special servicers (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the applicable master servicer or special servicer, as applicable, such master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of either special servicer’s, either master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, either master servicer, either special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the applicable master servicer, the applicable special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the applicable master servicer or the applicable special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Markit and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the applicable master servicer or special servicer, as applicable, such master servicer (with respect to non-Specially Serviced Loans) and such special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by such master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the applicable master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to such master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls (or, with respect to residential cooperative properties, maintenance schedules) either collected by the applicable master servicer or special servicer or caused to be prepared by the applicable special servicer in respect of each REO Property, the applicable master servicer or the applicable special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

•	the following “deal documents”:

•	this prospectus;

•	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

•	the CREFC® loan setup file delivered to the certificate administrator by a master servicer;

•	the following “SEC EDGAR filings”:

•	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

•	the following documents, which will be made available under a tab or heading designated “periodic reports”:

•	the Distribution Date Statements;

•	the CREFC® bond level files;

•	the CREFC® collateral summary files;

•	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

•	the annual reports as provided by the operating advisor;

•	the following documents, which will be made available under a tab or heading designated “additional documents”:

•	the summary of any Final Asset Status Report as provided by a special servicer; and

•	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

•	any appraisals delivered in connection with any Asset Status Report;

•	the following documents, which will be made available under a tab or heading designated “special notices”:

•	notice of any release based on an environmental release under the PSA;

•	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

•	notice of final payment on the certificates;

•	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of any master servicer or special servicer;

•	any notice of resignation or termination of any master servicer or special servicer;

•	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

•	any notice of any request by requisite percentage of Certificateholders for a vote to terminate a special servicer, the operating advisor or the asset representations reviewer;

•	any notice to Certificateholders of the operating advisor’s recommendation to replace a special servicer and the related report prepared by the operating advisor in connection with such recommendation;

•	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

•	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

•	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

•	any notice of the termination of the issuing entity;

•	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

•	any notice of the occurrence of an Operating Advisor Termination Event;

•	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

•	any Proposed Course of Action Notice;

•	any assessment of compliance delivered to the certificate administrator;

•	any Attestation Reports delivered to the certificate administrator; and

•	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

•	the “Investor Q&A Forum”; and

•	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each master servicer, each special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the

Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) either master servicer or special servicer relating to servicing reports prepared by that party, the applicable Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by either special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicers, the special servicers or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders,

(iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the applicable master servicer, the applicable special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of any attorney client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit each master servicer and each special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information such master servicer or such special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided such master servicer or such special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicers, the special servicers, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of a special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of a special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

For purposes of such allocations, (i) the Class E-1 certificates and each other Class of Exchangeable Certificates and Exchangeable Combined Certificates that is comprised of a portion of the Class E-1 Trust Component will be considered as if they together constituted a single “class”; (ii) the Class E-2 certificates and each other Class of Exchangeable Certificates and Exchangeable Combined Certificates that is comprised of a portion of the Class E-2 Trust Component will be considered as if they together constituted a single “class”; (iii) the Class F-1 certificates and each other Class of Exchangeable Certificates and Exchangeable Combined Certificates that is comprised of a portion of the Class F-1 Trust Component will be considered as if they together constituted a single “class”; (iv) the Class F-2 certificates and each other Class of Exchangeable Certificates and Exchangeable Combined Certificates that is comprised of a portion of the Class F-2 Trust Component will be considered as if they together constituted a single “class”; (v) the Class G-1 certificates and each other Class of Exchangeable Certificates and Exchangeable Combined Certificates that is comprised of a portion of the Class G-1 Trust Component will be considered as if they together constituted a single “class”; (vi) the Class G-2 certificates and each other Class of Exchangeable Certificates and Exchangeable Combined Certificates that is comprised of a portion of the Class G-2 Trust Component will be considered as if they together constituted a single “class”; (vii) the Class H-1 certificates and each other Class of Exchangeable Certificates and Exchangeable Combined Certificates that is comprised of a portion of the Class H-1 Trust Component will be considered as if they together constituted a single “class”; and (viii) the Class H-2 certificates and each other Class of Exchangeable Certificates and Exchangeable Combined Certificates that is comprised of a portion of the Class H-2 Trust Component will be considered as if they together constituted a single “class”. Voting Rights will be allocated to each of the Exchangeable Certificates and Exchangeable Combined Certificates only with respect to each Trust Component that is part of such Class of Certificates, as described in the preceding sentence, in accordance with each such class’s Allocable Share of that Trust Component.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicers or the master servicers as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of a Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicers, the special servicers or the underwriters will have any responsibility for the performance by DTC,

Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2016-C36

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description Of The Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)      the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)    an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)    the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)    the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)   originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)    the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)    the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)   other than with respect to the Mortgage Loans secured by residential cooperative properties, the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)    the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)   the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)  the original or a copy of any related mezzanine intercreditor agreement;

(xviii) the original or a copy of all related environmental insurance policies; and

(xix)  a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Controlling Companion Loan on or about the applicable Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)     the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)   any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)   all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)    the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)   any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)  any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)  any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)   any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)    other than with respect to the Mortgage Loans secured by residential cooperative properties, any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)   any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    a copy of all related environmental reports; and

(xiv)    a copy of all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property) or a residential cooperative property, copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)  a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  a copy of all zoning reports;

(l)   a copy of financial statements of the related mortgagor;

(m)        a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  a copy of all UCC searches;

(o)  a copy of all litigation searches;

(p)  a copy of all bankruptcy searches;

(q)  a copy of origination settlement statement;

(r)  insurance summary report;

(s)  a copy of organizational documents of the related mortgagor and any guarantor;

(t)   a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)  a copy of all related environmental reports that were received by the mortgage loan seller;

(v)  a copy of any closure letter (environmental); and

(w) a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the date set forth in the MLPA, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or in the case of Basis Real Estate Capital II, LLC, Basis Investment Group, LLC) will be required to, no later than 90 days following:

(x) such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A) cure such Material Defect in all material respects, at its own expense,

(B) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C) substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller (or in the case of Basis Real Estate Capital II, LLC, Basis Investment Group, LLC) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the applicable master servicer, the applicable special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or in the case of Basis Real Estate Capital II, LLC, Basis Investment Group, LLC) of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the applicable master servicer or the applicable special servicer, as applicable, (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable master servicer, the applicable special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)  have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to (A) with respect to any Mortgage Loan other than a Mortgage Loan secured by a residential cooperative property, the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x, or (B) in the case of a Mortgage Loan secured by a residential cooperative property, the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)   have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)   prohibit Defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or in the case of Basis Real Estate Capital II, LLC, Basis Investment Group, LLC) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or in the case of Basis Real Estate Capital II, LLC, Basis Investment Group, LLC) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or in the case of Basis Real Estate Capital II, LLC, Basis Investment Group, LLC) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling And Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Others”, on and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

Each master servicer and each special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which such master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which such master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by such master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by such master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the applicable master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the applicable master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the applicable master servicer to make advances;

(D)       the right of the applicable master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the applicable master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the applicable master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if such master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the applicable special servicer of a Defaulted Loan, the highest of (1) the rate determined by the applicable master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, each master servicer and each special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

Each master servicer and each special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that each master servicer and each special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, either master servicer or either special servicer. Notwithstanding the foregoing, neither special servicer may enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the applicable special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between a master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason such master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the applicable master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. Each master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the applicable master servicer or special servicer, as applicable.

Generally, each master servicer will be solely liable for all fees owed by it to any sub-servicer retained by such master servicer, without regard to whether such master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the applicable master servicer for certain expenditures which such sub-servicer makes, only to the same extent such master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, each master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in its Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) for which it acts as master servicer during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan for which it acts as master servicer that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

Each master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that either master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges or Prepayment Premiums or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, each master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which it acts as master servicer and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that either master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicers, the special servicers or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicers will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the applicable special servicer may make such Servicing Advance, and the applicable master servicer will be required to reimburse such special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be non-recoverable by the applicable master servicer in its reasonable judgment (in which case it will be reimbursed out of the applicable Collection Account). Once the applicable special servicer is reimbursed, the applicable master servicer will be deemed to have made such special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of either master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

Each master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan for which it acts as master servicer. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicers, the special servicers or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, each special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the applicable master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the applicable master servicer and the trustee. Each special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by such special servicer that such an Advance is non-recoverable, each such decision will remain with the applicable master servicer or the trustee, as applicable. If either special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the applicable master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the applicable master servicer and the trustee. Each master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the applicable special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the applicable master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the applicable master servicer or the applicable special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

Each master servicer, each special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each master servicer, each special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Accounts (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole

Loan. If a Servicing Advance by either master servicer or either special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and such master servicer, such special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, such master servicer, such special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Accounts.

If the funds in the Collection Accounts relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by either master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, such master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time a master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Accounts for such Distribution Date, then such master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of a master servicer, it has not timely received from the trustee information required by such master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the applicable master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the applicable master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

Each master servicer, each special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Accounts.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each master servicer, each special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Accounts, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the applicable master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

Each master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (each, a “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. Each master servicer is required to deposit in its Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans for which it acts as master servicer (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

Each master servicer will also be required to establish and maintain a segregated custodial account (each, a “Companion Distribution Account”) with respect to any Serviced Companion Loan for which it acts as master servicer, which may be a sub-account of its Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan for which it acts as master servicer in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution

Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the applicable Collection Account.

With respect to each Distribution Date, each master servicer will be required to disburse from its Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in such Collection Account and in respect of the Mortgage Loans for which it acts as master servicer, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, an “Upper-Tier REMIC Distribution Account”, a “Class E Distribution Account”, a “Class F Distribution Account”, a “Class G Distribution Account” and a “Class H Distribution Account”, each of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders (or (i) with respect to the Class E Distribution Account, for the benefit of the Class E-1, Class E-2, Class E, Class EF and Class EFG Certificateholders; (ii) with respect to the Class F Distribution Account, for the benefit of the Class F-1, Class F-2, Class F, Class EF and Class EFG Certificateholders; (iii) with respect to the Class G Distribution Account, for the benefit of the Class G-1, Class G-2, Class G and Class EFG Certificateholders; and (iv) with respect to the Class H Distribution Account, for the benefit of the Class H-1, Class H-2 and Class H Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicers from the Collection Accounts, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates and the Trust Components, without duplication, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicers or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates and the Trust Components, without duplication (including to reimburse for Realized Losses previously allocated to such certificates and/or Trust Components), and, to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any. Any remaining amounts will be distributed on the Class R Certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which each special servicer is responsible. Each REO Account will be maintained by the applicable special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by either master servicer, the certificate administrator or either special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Accounts

Each master servicer may, from time to time, make withdrawals from its Collection Account (or the applicable subaccount of such Collection Account, exclusive of the applicable Companion Distribution Account that may be a subaccount of such Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan for which it acts as master servicer, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)        to remit on each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans for which it acts as master servicer on the related Distribution Date;

(ii)       to pay or reimburse the applicable master servicer, the applicable special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (such master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—

Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)       to pay to the applicable master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)        to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)       to reimburse the trustee, the applicable special servicer and the applicable master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)      to reimburse the applicable master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the applicable master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)        to pay itself and the applicable special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in its Collection Account and its Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)       to recoup any amounts deposited in its Collection Account in error;

(xii)      to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the applicable master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the applicable master servicer, the applicable special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)      to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)    to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA;

(xx)      in accordance with the terms of the PSA, to pay or reimburse the applicable person for any Uncovered Amount in respect of any other master servicer’s Collection Account, any such person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject master servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject master servicer’s Collection Account pursuant to any of clauses (i)-(xix) above; and

(xxi)     to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

As used in clause (xx) above, “Uncovered Amount” means, with respect to any master servicer’s Collection Account, any additional trust fund expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to the PSA, but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement; provided that any such additional trust fund expense, Nonrecoverable Advance or other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If either master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of its Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity,

Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then such master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the applicable special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

Each master servicer will also be entitled to make withdrawals, from time to time, from the applicable Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicers	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Special Servicing Fee / Special Servicers	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicers(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Time to time

Liquidation Fee /Special Servicers(2)	With respect to (i) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans for which the applicable special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Time to time

Additional Servicing Compensation / Master Servicers and/or Special Servicers(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts or the Distribution Account.	Monthly

Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Accounts.	Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Accounts.	Monthly

Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Asset Representations Reviewer Asset Review Fee	(a) for each Delinquent Loan identified on Annex A-1 as not being secured by a residential cooperative property, the sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review, or (b) for each Delinquent Loan identified on Annex A-1 as being secured by a residential cooperative property, $10,000.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Accounts.	In connection with each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicers, Special Servicers or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts, subject to certain limitations.	Time to time

Interest on Servicing Advances / Master Servicers, Special	At a rate per annum equal to the Reimbursement Rate calculated on the number of	First, out of late payment charges and default interest on the related Mortgage Loan	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Servicers or Trustee	days the related Advance remains unreimbursed.	(and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Accounts, subject to certain limitations.

P&I Advances / Master Servicers and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Accounts.	Time to time

Interest on P&I Advances / Master Servicers and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Monthly

Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicers, Special Servicers, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Accounts (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
REO Property)

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the applicable master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of each master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) for which it acts as master servicer, and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.08000%. The Servicing Fee payable to each master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, each master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from a borrower relating to a Mortgage Loan for which it acts as master servicer:

•	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision, then such master servicer will be entitled to 50% of such Excess Modification Fees;

•	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

•	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then such master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

•	100% of charges by such master servicer collected for checks returned for insufficient funds;

•	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are not Specially Serviced Loans;

•	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

•	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the applicable master servicer and the applicable special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, each master servicer also is authorized but not required to invest or direct the investment of funds held in the related Collection Account and Companion Distribution Account in Permitted Investments, and such master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. Each master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by such master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees)

outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the applicable master servicer or the applicable special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each master servicer and each special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Pari Passu Companion Loan. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank and National Cooperative Bank, N.A. will each be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which it acts as master servicer and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank and National Cooperative Bank, N.A. may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank and National Cooperative Bank, N.A. will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Each master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. A master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. Each master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00125% per annum with respect to Easton Town Center Mortgage Loan, (ii) 0.00250% per annum with respect to Mall at Turtle Creek Mortgage Loan, (iii) 0.0025% per annum with respect to Central Park Retail Mortgage Loan, (iv) 0.00125% per annum with respect to the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and (v) 0.0025% per annum with respect to One & Two Corporate Plaza Mortgage Loan. With respect to the Servicing Shift Mortgage Loans, the applicable master servicer (prior to the related Servicing Shift Securitization Date) or the related Non-Serviced Master Servicer (or primary servicer) (on and after the related Servicing Shift Securitization Date) will be entitled to a primary servicing fee accruing at a rate equal to 0.0025% per annum. In each of the foregoing cases, such primary servicing fee rates, which is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to each special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 (or, in the case of the National Cooperative Bank, N.A. Mortgage Loans secured by residential cooperative properties only, $1,000) for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the applicable special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then such special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to such special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to any master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced

Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the applicable master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the applicable special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If either special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If either special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by such special servicer and evidenced by a signed writing, but which had not as of the time such special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to each special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which such special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable). The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Pari Passu Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the applicable special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)          (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)         the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)        the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)        with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)         the purchase of any Specially Serviced Loan by the applicable special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the applicable special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, such special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or

(vi)         if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the applicable special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related

Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Each special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan for which it acts as special servicer in the form of:

(i)          100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)         100% of assumption application fees and other similar items received with respect to Specially Serviced Loans,

(iii)        100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)        100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans, and

(v)         50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision.

For the avoidance of doubt, with respect to any fee split between the applicable master servicer and the applicable special servicer pursuant to the terms of the PSA, the applicable master servicer and the applicable special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however (x) neither the applicable master servicer nor the applicable special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the applicable master servicer or the applicable special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the applicable master servicer decides not to charge any fee, the applicable special servicer will still be entitled to charge the portion of the related fee the applicable special servicer would have been entitled to if the applicable master servicer had charged a fee and the applicable master servicer will not be entitled to any of such fee charged by the applicable special servicer. Similarly, if the applicable special servicer decides not to charge any fee, the applicable master servicer will still be entitled to charge the portion of the related fee the applicable master servicer would have been entitled to if the applicable special servicer had charged a fee and the applicable special servicer will not be entitled to any of such fee charged by the applicable master servicer.

Each special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. Each special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any Loss of Value reserve fund in Permitted Investments, and each special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, neither special servicer will be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that each special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, each special servicer must deliver or cause to be delivered to the applicable master servicer within two (2) business days following the Determination Date, and such master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by such special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by a special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan and any purchaser of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by such special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which such special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by either special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

Each special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the

PSA. A special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.0070% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and each Companion Loan) and REO Loan, and will be equal to the product of a rate equal to (i) 0.00236% per annum, except with respect to the Plaza America I & II Mortgage Loan or the Conrad Indianapolis Mortgage Loan, (ii) 0.0039% per annum with respect to the Plaza America I & II Mortgage Loan or (iii) 0.0055% per annum with respect to the Conrad Indianapolis Mortgage Loan (an “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Accounts out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Accounts”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the applicable master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection.

The applicable master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that such master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00035% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to (a) each Delinquent Loan (in such case, a “Subject Loan”) identified on Annex A-1 as not being secured by a residential cooperative property, the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review, or (b) each Delinquent Loan identified on Annex A-1 as secured by a residential cooperative property, the asset representations reviewer will be required to be paid a fee of $10,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Accounts out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Accounts”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the applicable special servicer (in the case of a Specially Serviced Loan) will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by either special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the applicable special servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the applicable special servicer receives an appraisal (together with information requested by the applicable special servicer from the applicable master servicer in accordance with the PSA reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a) the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b) the excess of

1.	the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the applicable special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the applicable master servicer as an Advance), or (B) by an internal valuation performed by the applicable special servicer (or at the applicable special servicer’s election, by one or more MAI appraisals obtained by such special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as such special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; in the case of a residential cooperative property, such appraised value will be determined (i) except as provided in clause (ii) below, in the case of each Mortgaged Property, assuming such Mortgaged Property is operated as a residential cooperative with such value, in general, to equal the sum of (x) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property and (ii) if the applicable special servicer determines, in accordance with the Servicing Standard, that there is no reasonable expectation that the related Mortgaged Property will be operated as a residential cooperative following any work-out or liquidation of the related Mortgage Loan, assuming such Mortgaged Property is operated as a multifamily rental property; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the applicable master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable master servicer, the applicable special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances.

The applicable special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, such special servicer will be required to calculate and report to the applicable master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the

Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by such special servicer from such master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the applicable master servicer (or the applicable special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the applicable master servicer (or the applicable special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the applicable special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by such special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after such special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The applicable master servicer will provide (via electronic delivery) the applicable special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of such special servicer’s reasonable request (which request is required to be made promptly, but in no event later than 10 business days, after such special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, however, that the applicable special servicer’s failure to timely make such a request will not relieve the applicable master servicer of its obligation to use reasonable efforts to provide such information to such special servicer within 4 business days following such special servicer’s reasonable request. The master servicers will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the applicable special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the applicable master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by such master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Accounts), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the applicable special servicer from the applicable master servicer necessary to calculate the Appraisal Reduction Amount, such special servicer is required to determine or redetermine, as applicable, and report to such master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the applicable master servicer (or the applicable special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the applicable special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the applicable special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent such special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the applicable special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that such special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the applicable master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances (although, in the case of The Easton Town Center Whole Loan and the Gas Company Tower & World Trade Center Parking Garage Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the Easton Town Center Subordinate Companion Loans or the Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loans, as applicable).

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), second, to the Class H-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), third, to the

Class G-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), fourth, to the Class G-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), fifth, to the Class F-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), sixth, to the Class F-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), seventh, to the Class E-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), eighth, to the Class E-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), ninth, to the Class D certificates, tenth, to the Class C certificates, eleventh, to the Class B certificates, twelfth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

For purposes of determining the Controlling Class, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates and each Trust Component in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class H-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), second, to the Class H-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), third, to the Class G-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), fourth, to the Class G-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), fifth, to the Class F-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), sixth, to the Class F-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), seventh, to the Class E-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), eighth, to the Class E-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), ninth, to the Class D certificates, tenth, to the Class C certificates, eleventh, to the Class B certificates, twelfth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). With respect to any Appraisal Reduction Amount calculated for purposes of determining the Controlling Class, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the applicable special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the applicable special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the applicable master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the applicable master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by such master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the applicable master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that such master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the applicable master servicer thereof. None of the applicable master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the applicable special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The applicable master servicer and the certificate administrator will be entitled to conclusively rely on the applicable special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the applicable special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the applicable master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the applicable master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The applicable special servicer or the applicable master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the applicable master servicer’s or the applicable special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates and each Trust Component in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero i.e., first, to the Class H-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), second, to the Class H-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), third, to the Class G-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), fourth, to the Class G-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), fifth, to the Class F-2 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), sixth, to the Class F-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), seventh, to the Class E-2 Trust Component (and the corresponding Class of Exchangeable Certificates and Classes of Exchangeable Certificates, each on the basis of their Allocable Share t), eighth, to the Class E-1 Trust Component (and correspondingly, to the related Classes of Exchangeable Certificates and Exchangeable Combined Certificates, pro rata, based on their respective Allocable Share), ninth, to the Class D certificates, tenth, to the Class C certificates, eleventh, to the Class B certificates, twelfth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X Certificates)).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The applicable special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan ) or the applicable master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the applicable special servicer or the applicable master servicer, as the case may be, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any

Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the applicable special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the applicable master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), such special servicer will use commercially reasonable efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the applicable master servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the applicable special servicer. Upon receipt of such supplemental appraisal, the applicable master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the applicable special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by such special servicer from the applicable master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging a master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the applicable master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage

Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the applicable special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that such master servicer (with respect to Mortgage Loans and any related Serviced Pari Passu Companion Loan) will not be required to cause the borrower to maintain and such special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the applicable master servicer (with respect to such Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the applicable special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by such master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan) or such special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the applicable master servicer or, with respect to REO Property, the applicable special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the applicable master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the applicable special servicer with (with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicers will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicers and special servicers will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the applicable master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), such master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by such master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the applicable master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that such master servicer and such special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the applicable special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by such master servicer pursuant to clause (B) above. If the applicable special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, such special servicer will be required to notify the applicable master servicer and such master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the applicable special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the applicable master servicer and the applicable special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The

Directing Certificateholder—Major Decisions”, such special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the applicable special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the applicable master servicer nor such special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

Each special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the applicable special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that each master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and each master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by either master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the applicable master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicers will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the applicable special servicer will be paid out of the applicable REO Account or advanced by the applicable master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the applicable master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by either special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the applicable master servicer to such special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The applicable special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans, and the applicable master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan; provided that, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, a master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions without the applicable special servicer having obtained the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder and such objection is communicated to the applicable master servicer) within 10 business days (or 5 business days with respect to clause (viii)(a) under “—The Directing Certificateholder—Major Decisions” below) of the Directing Certificateholder’s receipt from the applicable special servicer of such special servicer’s recommendation and analysis (which recommendation and analysis the applicable special servicer shall send to the Directing Certificateholder within 10 business days of receipt from the applicable master servicer of such master servicer’s written recommendation and analysis and all information reasonably requested by the applicable special servicer) with respect to such Major Decision); provided that after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, a master servicer will not be permitted to agree to any such matter without the applicable special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Notwithstanding the foregoing, a master servicer will not be required to seek the consent or approval of (or consult with) the Directing Certificateholder or Rating Agency Confirmation or the consent or approval of the applicable special servicer (provided that such master servicer delivers notice thereof to such special servicer after completion (and such special servicer will promptly, prior to the occurrence of a Consultation Termination Event and other than in respect of any Excluded Loan or any Mortgage Loan secured by a residential cooperative property, deliver notice thereof to the Directing Certificateholder, except to the extent that such special servicer or the Directing Certificateholder, as the case may be, notifies such master servicer that such party does not desire to receive copies of such items)) and the applicable special servicer will not be required to seek the consent or approval of (or consult with) the Directing Certificateholder in connection with a master servicer taking any of the following actions with respect to a Mortgage Loan that is not a Specially Serviced Loan (each such action, a “Master Servicer Decision”): (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way for utilities, access, parking, public improvements or another purpose or subordination of the lien of the Mortgage Loan to easements that (with respect to any of the foregoing) do not materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving routine leasing activities that (1) do not involve a ground lease or lease of an outparcel or (2) affect an area less than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property; (v) consent to actions and releases related to condemnation of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan, if (A) the Mortgage Loan (including any related Companion Loans but other than a Mortgage Loan secured by a residential cooperative property or a hospitality property) has an outstanding principal balance of equal to or less than $5,000,000, (B) the Mortgage Loan is not secured by a hospitality property or (C) the Mortgage Loan is secured by a residential cooperative property; (vii) approve annual operating budgets for Mortgage Loans; (viii) with respect to a Mortgage Loan secured by a residential cooperative property, consent to the related borrower incurring subordinate debt secured by the related Mortgaged Property, subject to the satisfaction of certain conditions with respect to such subordinate debt; (ix) consent to (A) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgage Loan secured by a residential cooperative property or (B) any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgage Loan (other than a Mortgage Loan secured by a residential cooperative property) where the release is required pursuant to the specific terms of the related Mortgage Loan, other than earnout or performance reserve releases specifically scheduled in the PSA; (x) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the applicable master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (xi) any modifications to cure any ambiguity in, or to correct or supplement any provision of an Intercreditor Agreement to the extent permitted therein without obtaining any Rating Agency Confirmation, except that (other than with respect to any Excluded Loan) the Directing Certificateholder’s consent shall be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event and except that the applicable master servicer will not be permitted to agree to any supplement to any intercreditor agreement if it would have a material adverse effect on the value of the related

Mortgage Loan or the Trust’s interest therein; and (xii) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement.

If, and only if, the applicable special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in such special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then such special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with such special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the applicable master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

Each special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. Neither special servicer may agree to a modification, waiver or amendment of any term of any Specially Serviced Loan for which it is acting as special servicer if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If either special servicer agrees to any modification, waiver or amendment of any term of any Specially Serviced Loan, such special servicer will be required to notify the applicable master servicer, the holder of any related Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If either master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, such master servicer will be required to notify the certificate administrator, the trustee, the applicable special servicer (and, unless a Consultation Termination Event has occurred, such special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the applicable master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The applicable master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Companion Loan that is not a Specially Serviced Loan) or the applicable special servicer (with respect to a Specially Serviced Loan) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the applicable special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the applicable master servicer or the applicable special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, the applicable master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the applicable special servicer (with respect to a Specially Serviced Loan) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the applicable special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the applicable master servicer or the applicable special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Notwithstanding the foregoing, with respect to the Mortgage Loans secured by residential cooperative properties, the related master servicer will be permitted to waive the enforcement of “due-on-encumbrance” clauses to permit subordinate debt secured by the related Mortgaged Property without the consent of the applicable special servicer or any other person (and without the need to obtain a Rating Agency Confirmation), but subject to the satisfaction of various conditions set forth in the related PSA. The Mortgage Loans secured by residential cooperative properties do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units.

Inspections

Each master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) for which it is acting as master servicer with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2017 unless a physical inspection has been performed by the applicable special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, such special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the applicable special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Accounts as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The applicable special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the applicable master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the applicable master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable special servicer or the applicable master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual (or, in the case of Mortgage Loans secured by residential cooperative properties, annual only) operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2017 and the calendar year ending on December 31, 2017. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the applicable special servicer or the applicable master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the applicable special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the applicable special servicer under the PSA in the event that the servicing responsibilities of the related master servicer are transferred to such special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by either special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. Each master servicer will be required to transfer its servicing responsibilities to the applicable special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which such master servicer is responsible for servicing:

(1)    the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the applicable master servicer, on or before the date on which the subject payment was due, documentation reasonably satisfactory in form and substance to the applicable master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the applicable master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2)    the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)    the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the applicable master servicer or the applicable special servicer (and such master servicer or such special servicer, as applicable, will be required to promptly forward such documentation to the applicable special servicer or the applicable master servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)     there has occurred a default (including, in the applicable master servicer’s or the applicable special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the applicable master servicer or the applicable special servicer (and, in the case of the applicable special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)     the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)     the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)     the applicable master servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)     the applicable master servicer or the applicable special servicer (and in the case of the applicable special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the applicable master servicer’s or the applicable special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the applicable master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the applicable special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, such master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the applicable special servicer will continue to be responsible for its operation and management. If any Serviced Pari

Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. Neither master servicer will have any responsibility for the performance by a special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the applicable special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), such special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the related master servicer.

Asset Status Report

The applicable special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan for which it acts as special servicer that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to such special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

•	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

•	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

•	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event);

•	the applicable master servicer; and

•	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

•	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

•	a discussion of the legal and environmental considerations reasonably known to the applicable special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

•	the most current rent roll (or, with respect to residential cooperative properties, maintenance schedule) and income or operating statement available for the related Mortgaged Property;

•	(A) the applicable special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the applicable master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by such special servicer in connection with the proposed or taken actions;

•	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

•	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

•	the decision that the applicable special servicer made, or intends or proposes to make, including a narrative analysis setting forth such special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

•	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the applicable special servicer made such determination and (y) the net present value calculation and all related assumptions;

•	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the applicable special servicer together with an explanation of those adjustments; and

•	such other information as the applicable special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by either special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the applicable special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to such special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, such special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the applicable special servicer has not made the affirmative determination described above, such special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The applicable special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until such special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, such special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the applicable special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the applicable special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The applicable special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with such special servicer’s preparation of any Asset Status Report. The applicable special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent such special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)).

The applicable special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the applicable special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with such special servicer with respect to Asset Status Reports and such special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The applicable special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the

Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the applicable special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. Such special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless such special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the applicable special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) such special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the applicable special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The applicable special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the applicable special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the applicable special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the applicable special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the applicable special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, each special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. Each special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the applicable master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be non-recoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available, the applicable special servicer is required to deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the applicable Collection Account; provided that such special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the applicable special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (and any related Serviced Pari Passu Companion Loan as described below, such special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the applicable special servicer may purchase the

Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the applicable special servicer for receipt of offers, such special servicer is generally required to select the highest offer. The applicable special servicer is required to give the trustee, the certificate administrator, the applicable master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the applicable special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to such special servicer; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which such special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The applicable special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, such special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the applicable master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The applicable special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the applicable special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if such special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the applicable special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicers will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, any master servicer, any special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by a special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the applicable master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the applicable special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then such special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to such special servicer in writing. The applicable special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless such special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA and the Non-Serviced Special Servicer determines to sell the related Non-Serviced Mortgage Loan in accordance with the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally be required to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the applicable master servicer and/or the applicable special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the applicable master servicer, the applicable special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the applicable special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan), and will have the right to replace such special servicer with or without cause and have certain other rights under the PSA, each as described below, and (2) the applicable special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all matters for which the applicable special servicer must obtain the consent or deemed consent of the Directing Certificateholder. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below. Any consultation or consent rights with respect to a Non-Serviced Whole Loan that are not Master Servicer Decisions will be exercised by the special servicer.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)     absent that selection, or

(2)     until a Directing Certificateholder is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Controlling Companion Loan, which, in the case of the Gurnee Mills Whole Loan is currently Column Financial, Inc., and in the case of the 101 Hudson Street Whole Loan is currently Wells Fargo Bank. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

“Controlling Trust Component” means, collectively, the most subordinate pair of Trust Components having the same alphabetical designation with an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Trust Components in the manner described under “—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” above, at least equal to 25% of the aggregate initial Certificate Balance of such Trust Components; provided, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Trust Components will be the most subordinate pair of Trust Components having the same alphabetical designation that have an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Trust Components as of the closing date will be the Class H Trust Components.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans) is expected to be C-III Investment Management LLC or an affiliate thereof.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, all classes of Certificates, collectively, within the grouping of Control Eligible Certificates that relates to the Controlling Trust Components (and the aggregate Certificate Balance of such grouping of certificates will only take into account the portion of the Certificate Balance of each such class representing an interest in the related Controlling Trust Components). The Controlling Class as of the Closing Date will be, collectively, the Class H-1 certificates and the Class H-2 certificates and, to the extent any Class H-1 certificates and Class H-2 certificates have been exchanged for Class H certificates, the Class H certificates.

The “Control Eligible Certificates” will be all classes of certificates, collectively, within each of the following four groupings of certificates:  (i) the classes of certificates related to the Class E Trust Components, being the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates, in the case of each such class, only to the extent evidencing an interest in the Class E Trust Components (and the aggregate Certificate Balance of this grouping of certificates will only take into account the portion of the Certificate Balance of each such class representing an interest in the Class E Trust Components); (ii) the classes of certificates related to the Class F Trust Components, being the Class F-1, Class F-2, Class F, Class EF and Class EFG certificates, in the case of each such class, only to the extent evidencing an interest in the Class F Trust Components (and the aggregate Certificate Balance of this grouping of certificates will only take into account the portion of the Certificate Balance of each such class representing an interest in the Class F Trust Components); (iii) the classes of certificates related to the Class G Trust Components, being the Class G-1, Class G-2, Class G and Class EFG certificates, in the case of each such class, only to the extent evidencing an interest in the Class G Trust Components (and the aggregate Certificate Balance of this grouping of certificates will only take into account the portion of the Certificate Balance of each such class representing an interest in the Class G Trust Components) and (iv) the classes of certificates related to the Class H Trust Components, being the Class H-1, Class H-2 and Class H certificates.

Any master servicer, any special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, any master servicer, any special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicers, the special servicers and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to either master servicer or special servicer, as applicable, and such master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to such master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to such master servicer and special servicer, such master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

During such time as the Class E-1 and Class E-2 certificates and, to the extent any Class E-1 and Class E-2 certificates have been exchanged for Class E, Class EF or Class EFG certificates, the Class E, Class EF or Class EFG certificates would be the Controlling Class, the holders of such certificates will have the right to irrevocably waive their right to appoint a Directing Certificateholder or to exercise any of the rights of the Controlling Class Certificateholder, as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the applicable master servicer (with respect to any non-Specially Serviced Loan (other than any Excluded Loan)) and the applicable special servicer (with respect to any Specially Serviced Loan (other than any Excluded Loan) will not be permitted to take any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or 5 business days with respect to clause (viii)(a) below or 30 days with respect to clause (xi) below) after receipt of the applicable special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such special servicer in order to grant or withhold such consent (provided that if such written objection has not been received by such special servicer within the applicable time period, the Directing Certificateholder will be deemed to have approved such action). Within a reasonable period of time after receiving a request from a borrower for any matter that constitutes a Major Decision with respect to a non-Specially Serviced Loan, the master servicer will be required to provide the special servicer with its written recommendation and analysis and all information reasonably requested by the special servicer in order to review the request. The special servicer will have 5 business days to review and provide its written recommendation and analysis to the Directing Certificateholder.

Each of the following is a “Major Decision”:

(i)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in item (x) of Master Servicer Decisions;

(iii)     following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)     any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-

Serviced Mortgage Loan that the applicable special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)     any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement, or, solely with respect to a Mortgaged Property securing a residential cooperative mortgage loan, subject to the satisfaction of various conditions and subject to certain parameters set forth in the PSA and discussed under “Description of the Mortgage Pool—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” in this prospectus, (a) the waiver of a “due-on-encumbrance” clause with respect to a mortgage loan secured by a residential cooperative property to permit subordinate debt secured by the related mortgaged property and (b) the incurrence of additional indebtedness by a residential cooperative borrower;

(viii)    (a) any property management company changes with respect to a Mortgage Loan secured by a hospitality property or a Mortgage Loan secured by a non-hospitality property (other than a residential cooperative property) with a principal balance greater than $5,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, or (b) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(ix)     other than with respect to any Mortgaged Property securing a residential cooperative mortgage loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion; provided, however, that releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with the related Mortgage Loans) on a schedule to the PSA shall constitute Major Decisions;

(x)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xi)    any determination of an Acceptable Insurance Default;

(xii)    any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan;

(xiii)   any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the applicable master servicer will additionally require the consent of such master servicer as a condition to its effectiveness;

(xiv)   any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents, other than with respect to a residential cooperative mortgage loan as to which certain parameters set forth in the PSA and discussed under “Description of the Mortgage Pool—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” in this prospectus) have been satisfied;

(xv)    approval of easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(xvi)   agreeing to any modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted;

(xvii)   determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease; and

(xviii)  other than with respect to residential cooperative mortgage loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis).

Subject to the terms and conditions of this section, (a) the applicable special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan and (b) the applicable master servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan).

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the applicable master servicer will be required to forward such request to the applicable special servicer together with such master servicer’s written recommendation and analysis and all information reasonably requested by the applicable special servicer, whereupon such special servicer will within ten (10) business days forward such request to the Directing Certificateholder together with such special servicer’s written recommendation and analysis. The Directing Certificateholder will be required to promptly provide notice to the applicable special servicer, and such special servicer will then be required to promptly forward such notice to the applicable master servicer, of any objection it has to such special servicer’s written recommendation and analysis.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by either special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the applicable special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of a Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace either special servicer with or without cause as described under “—Replacement of a Special Servicer Without Cause” and “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the applicable special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct such special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the applicable special servicer. In the event such special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, such special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the applicable special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the applicable special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event such special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, such special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve such special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the applicable special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The applicable special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E-1 Trust Component and the Class E-2 Trust Component have an aggregate Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Trust Components) of less than 25% of the initial aggregate Certificate Balance of such Trust Components or (ii) the holder of a majority of the aggregate Certificate Balance of the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates (such majority determined counting only the portion of the Certificate Balance of each such class evidencing an interest in the Class E Trust Components) has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that no Control Termination Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no grouping of Control Eligible Certificates as to which the related Trust Components, collectively, have a then-outstanding Certificate Balance at least equal to 25% of the initial aggregate Certificate Balance of such Trust Components, in each case, without regard to the application of any Appraisal Reduction Amounts; or (ii) the holder of a majority of the aggregate Certificate Balance of the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates (such majority determined counting only the portion of the Certificate Balance of each such Class evidencing an interest in the Class E Trust Components) has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of any such class of certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E-1 certificates and Class E-2 certificates and, to the extent any Class E-1 and Class E-2 certificates have been exchanged for Class E, Class EF and Class EFG Certificates, the Class E, Class EF and Class EFG certificates, and such grouping of certificates constitutes in the aggregate the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicers, special servicers and operating advisor. During such time, the applicable special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace such special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates, the successor holder of Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor majority holder of Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E-1,

Class E-2, Class E, Class EF and/or Class EFG certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E-1, Class E-2, Class E, Class EF and/or Class EFG certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the applicable master servicer or the applicable special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), such master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that such special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the applicable master servicer nor the applicable special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the any master servicer, any special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of such master servicer or special servicer, as applicable, under the PSA or (4) cause such master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of such master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement; provided that in the case of the Easton Town Center Whole Loan and the Gas Company Tower & World Trade Center Parking Garage Whole Loan, the consultation rights of the issuing entity and the directing certificateholder under the BBCMS 2016-ETC Trust and Servicing Agreement and COMM 2016-GCT Trust and Servicing Agreement, respectively, will not be exercisable during a subordinate control period under such trust and servicing agreement, notwithstanding that no Consultation Termination Event, or other event that results in termination of consent or consultation rights, has occurred under the PSA. In addition, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA or PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the Controlling Class;

(c) does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d) may take actions that favor the interests of the holders of one or more Classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by either master servicer or either special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of such master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan or a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not a special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicers’ compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties. In addition, the operating advisor or equivalent party under each Non-Serviced PSA has certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction. The BBCMS 2016-ETC Trust and Servicing Agreement and COMM 2016-GCT Trust and Servicing Agreement do not provide for an operating advisor or equivalent party.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole

Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of either special servicer:

(a) promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b) promptly reviewing each Final Asset Status Report; and

(c) reviewing any Cumulative Appraisal Reduction Amount and net present value calculations used in the applicable special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Cumulative Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify such special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the applicable special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with such special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the applicable special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between such special servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the applicable special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a) the operating advisor will be required to consult (on a non-binding basis) with the applicable special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b) the operating advisor will be required to consult (on a non-binding basis) with the applicable special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c) the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the applicable master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d) the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Cumulative Appraisal Reduction Amount or (2) net present value calculations used in the applicable special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by such special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)   after the calculation but prior to the utilization by the applicable special servicer, such special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)  if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the applicable special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii) if the operating advisor and the applicable special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by such special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than a Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, any master servicer, any special servicer, the asset representations reviewer, the Directing Certificateholder, or any of their affiliates.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of

Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the applicable special servicer that would be Privileged Information) delivered to the operating advisor by the applicable special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans (other than a Servicing Shift Mortgage Loan) were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of such special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that such special servicer is responsible for servicing under the PSA; provided, however, that in the event such special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the applicable special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account such special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by such special servicer (other than any communications between the Directing Certificateholder and such special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to such special servicer if, during the prior calendar year, no Asset Status Report was prepared by such special servicer in connection with a Specially Serviced Loan or REO Property.

The applicable special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by such special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the applicable special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that such special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of a Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the applicable special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of such special servicer in the manner described in “—Replacement of a Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)   that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)  that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii) that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, a master servicer, a special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv) that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)  that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from a special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and a special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the applicable special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the applicable special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a) any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b) any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c) any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e) the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f) the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicers, the master servicers, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicers, the special servicers, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by each master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by a master servicer or a special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicers, the special servicers, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the applicable special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to such special servicer, such special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the applicable special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 173 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and September 30, 2016, was 98.5%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 9.7%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 90.5% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 8.5%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Accounts.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the applicable master servicer (with respect to clause (vi) for non-Specially Serviced Loans for which it acts as master servicer) and the applicable special servicer (with respect to Specially Serviced Loans) will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, copies of all Asset Status Reports and Final Asset Status Reports related to each Delinquent Loan, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)     a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)   a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)    copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request such master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the applicable master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable master servicer (with respect to non-Specially Serviced Loans), the applicable special servicer (with respect to Specially Serviced Loans) or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the applicable master servicer, the applicable special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the applicable special servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or in the case of Basis Real Estate Capital II, LLC, Basis Investment Group, LLC), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from a master servicer (with respect to non-Specially Serviced Loans), a special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicers, the special servicers, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch, KBRA, Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, any master servicer, any special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the applicable special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of a Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, either special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the applicable special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the applicable special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of a special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if a special servicer becomes a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), such special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer; provided that if the resigning special servicer fails to appoint an Excluded Special Servicer within 30 days of such special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an Excluded Special Servicer. The applicable special servicer will not have any liability with respect to the actions or inactions of the applicable

Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the applicable special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the applicable special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the applicable special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the applicable special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the applicable special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (viii) either (x) has a then current ranking by Morningstar equal to or higher than “MOR CS3” as a special servicer or (B)(i) is acting as special servicer in a CMBS that was rated by a NRSRO within the twelve (12) month period prior to the date of determination and (ii) Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of certificates citing servicing concerns with the special servicer as the sole or material factor in such rating action.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the applicable special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of such special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the applicable special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the applicable special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace a special servicer, the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of such special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the applicable special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the applicable special servicer without cause will not apply with respect to the Servicing Shift Mortgage

Loan. Rather, with respect to any Servicing Shift Whole Loan: (i) prior to the related Servicing Shift Securitization Date, the holder of the related Controlling Companion Loan will have the right to replace the applicable special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Securitization Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of a Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to either master servicer or either special servicer, as the case may be, will include, without limitation:

(a) (i) any failure by such master servicer to make a required deposit to the applicable Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by such master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b) any failure by the applicable special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the applicable master servicer for deposit in the applicable Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by such special servicer pursuant to, and at the time specified by, the PSA;

(c) any failure by such master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of such master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of such master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to such master servicer or special servicer, as the case may be, by any other party to the PSA, or to such master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and such master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d) any breach on the part of such master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion

Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to such master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the applicable master servicer, the applicable special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and such master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the applicable master servicer or special servicer, and certain actions by or on behalf of such master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f) either of Moody’s or Fitch (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by Moody’s or Fitch, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g) either (A) the applicable master servicer or the applicable special servicer, as the case may be, has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, and such ranking is not reinstated within 60 days of actual knowledge of such failure by the master servicer or the special servicer, as the case may be (if such master servicer or special servicer, as the case may be, has or had a Morningstar ranking on or after the Closing Date) or (B) if the applicable master servicer or the special servicer, as the case may be, has not been ranked by Morningstar on or after the Closing Date, Morningstar has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or (ii) within the prior 12 months, placed one or more classes of certificates on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), has publicly cited servicing concerns with the applicable master servicer or the applicable special servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such rating action).

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to any master servicer or any special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of

Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to a special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of a special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and such special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the applicable special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the applicable special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Master Servicer or Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Master Servicer or Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to appoint a sub-servicer with respect to such Non-Serviced Master Servicer or terminate such Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if a master servicer receives notice of termination solely due to a Servicer

Termination Event described in clause (f) or (g) under “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the applicable master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the applicable master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the applicable master servicer, such master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of a master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if such master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of a master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then such master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, such master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the applicable master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g)(B) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of a Master Servicer or Special Servicer

The PSA permits the master servicers and the special servicers to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to a special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to a master servicer or a special servicer, as the case may be, under applicable law. In the event that a master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the applicable master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to a master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicers (including in any capacity as the paying agent for any Companion Loan), the special servicers, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicers (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicers, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of any master servicer or any special servicer and limitation of liability, such master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if such master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because such master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for which determination, the applicable master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicers (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicers, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicers (including in any capacity as the paying agent for any Companion Loan), the special servicers, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicers, the special servicers, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Accounts if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the applicable master servicer (including in its capacity as the paying agent for any Companion Loan), the applicable special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the applicable Collection Account for the expenses.

Pursuant to the PSA, each master servicer and each special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, each master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which any master servicer, any special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which any master servicer, any special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of any master servicer, any special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of such master servicer, such special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicers, the special servicers, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from any Collection Account or any other account by or on behalf of the depositor, either the master servicer, either special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Accounts or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the applicable master servicer and special servicer, and such master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The applicable special servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the applicable special servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the applicable special servicer determines that a Material Defect exists, such special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by a master servicer or a special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the applicable special servicer, and such party will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the applicable special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, any master servicer, any special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the directing certificateholder has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the applicable master servicer (in the case of non-Specially Serviced Loans) or the applicable special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, as well as notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or

Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the applicable Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

Each master servicer, each special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of each master servicer and the trustee to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the Gurnee Mills Mortgage Loan

The servicing of the Gurnee Mills Whole Loan, a Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the related Servicing Shift Securitization Date, such Servicing Shift Whole Loan will be serviced by the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer under and pursuant to the terms of the related Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions that will be substantially similar to, but may not be identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The Gurnee Mills Whole Loan”.

Servicing of the 101 Hudson Street Mortgage Loan

The servicing of the 101 Hudson Street Whole Loan, a Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer under and pursuant to the terms of the related Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions that will be substantially similar to, but may not be identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The 101 Hudson Street Whole Loan”.

Servicing of the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan

The One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan, together with the One & Two Corporate Plaza Companion Loan and the Central Park Retail Companion Loan and any related REO Property will be serviced under the WFCM 2016-LC24 Pooling and Servicing Agreement.

The servicing arrangements under the WFCM 2016-LC24 Pooling and Servicing Agreement are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences between the terms of the WFCM 2016-LC24 Pooling and Servicing Agreement and the expected terms of the Pooling and Servicing Agreement:

•	Pursuant to the WFCM 2016-LC24 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the One & Two

Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement.

•	The WFCM 2016-LC24 Master Servicer earns a primary servicing fee with respect to the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan that is calculated at 0.00250% per annum (which includes any applicable sub-servicing fee rate).

•	The Master Servicer or the Trustee, as applicable, will be required to make P&I Advances with respect to the One & Two Corporate Plaza Mortgage Loan or the Central Park Retail Mortgage Loan, unless the Master Servicer or the Trustee, as applicable, or the Special Servicer, has determined that any such advance would not be recoverable from collections on the One & Two Corporate Plaza Mortgage Loan or the Central Park Retail Mortgage Loan, as applicable. The Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination will be conclusive and binding on the Master Servicer and the Trustee.

•	The WFCM 2016-LC24 Master Servicer or WFCM 2016-LC24 Trustee, as applicable, is each obligated to make property protection advances with respect to the One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan, unless a determination is made by the WFCM 2016- LC24 Servicer or WFCM 2016- LC24 Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan, as applicable. If it is determined that a property protection advance made with respect to the One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan or the related Mortgaged Property is nonrecoverable, the party that made such nonrecoverable advance will be entitled to be reimbursed for such advance and interest thereon, first, from funds on deposit in the related collection account or companion distribution account maintained under the WFCM 2016-LC24 Pooling and Servicing Agreement that represent amounts received on or in respect of the One & Two Corporate Plaza Companion Loan and the One & Two Corporate Plaza Mortgage Loan or the Central Park Retail Companion Loan and the Central Park Retail Mortgage Loan, as applicable, and second, if such funds on deposit in such collection account or companion distribution account are insufficient, from general collections on deposit in the Collection Account and the collection accounts of each other securitization related to the One & Two Corporate Plaza Companion Loan or the Central Park Retail Companion Loan, as applicable, or if any such One & Two Corporate Plaza Companion Loan or the Central Park Retail Companion Loan, as applicable, is not then included in a securitization, from the holder of such One & Two Corporate Plaza Companion Loan or the Central Park Retail Companion Loan, as applicable, on a pro rata and pari passu basis.

•	Amounts payable with respect to the One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the WFCM 2016-LC24 Pooling and Servicing Agreement, may be allocated between the WFCM 2016-LC24 Master Servicer and the WFCM 2016-LC24 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

•	The WFCM 2016-LC24 Special Servicer is required to take actions with respect to the One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan if it

becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar, but not necessarily identical, to those of the PSA.

•	The requirement of the WFCM 2016-LC24 Master Servicer to make compensating interest payments in respect of the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

•	The WFCM 2016-LC24 Master Servicer and WFCM 2016-LC24 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

•	Penalty charges with respect to the One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan will be allocated in accordance with the related Intercreditor Agreement as described under “—The Whole Loans—The Non-Serviced Whole Loans—The One & Two Corporate Plaza Whole Loan” or “—The Central Park Retail Whole Loan” in this prospectus.

•	The servicing transfer events of the WFCM 2016-LC24 Pooling and Servicing Agreement that would cause the One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

•	The specific types of actions constituting major decisions under the WFCM 2016-LC24 Pooling and Servicing Agreement are similar, but necessarily identical, to those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder is permitted to consent will correspondingly differ.

•	The liability of the parties to the WFCM 2016-LC24 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the One & Two Corporate Plaza Mortgage Loan and the Central Park Retail Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the WFCM 2016-LC24 Master Servicer to be deposited and maintained in a separate account in the name of the WFCM 2016- LC24 Servicer for the benefit of the holders of One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan until transferred (after payment of certain amounts under the WFCM 2016- LC24 Pooling and Servicing Agreement) on a monthly basis prior to the related P&I Advance Date to the Collection Account by the WFCM 2016- LC24 Servicer for distribution in accordance with the PSA.

•	The WFCM 2016-LC24 Pooling and Servicing Agreement differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2016-LC24 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The One & Two Corporate Plaza Whole Loan—Special Servicer Appointment Rights” and “—The Central Park Retail Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The WFCM 2016-LC24 Depositor, the WFCM 2016-LC24 Master Servicer, the WFCM 2016-LC24 Special Servicer, the WFCM 2016-LC24 Certificate Administrator, the WFCM 2016-LC24 Trustee, the WFCM 2016-LC24 Operating Advisor, the WFCM 2016-LC24 Asset Representations Reviewer and various related persons and entities are entitled to be indemnified by the issuing entity (as and to the same extent the WFCM 2016-LC24 Mortgage Trust is required to indemnify such parties pursuant to the terms of the WFCM 2016-LC24 Pooling and Servicing Agreement) for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the One & Two Corporate Plaza Intercreditor Agreement or the Central Park Retail Intercreditor Agreement, as applicable. To the extent funds on collections from the One & Two Corporate Plaza Whole Loan or the Central Park Retail Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The One & Two Corporate Plaza Whole Loan” and “—The Central Park Retail Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the WFCM 2016-LC24 Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Easton Town Center Mortgage Loan

The Easton Town Center Mortgage Loan and any related REO Property is currently being, and is expected after the Closing Date to continue to be, serviced pursuant to the BBCMS 2016-ETC Trust and Servicing Agreement by the BBCMS 2016-ETC Master Servicer and the BBCMS 2016-ETC Special Servicer. The servicing terms of the BBCMS 2016-ETC Trust and Servicing Agreement (including, but not limited to, terms governing limitations on servicer liability and retention of loan collections) are generally similar, but differ in certain respects from, the servicing terms of the PSA. In that regard, in the case of the BBCMS 2016-ETC Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the BBCMS 2016-ETC Trust and Servicing Agreement and the PSA:

•	No party related to this securitization will have any consent, consultation or control rights with respect to the servicing of The Easton Town Center Mortgage Loan except for certain limited non-binding consultation rights of the issuing entity (or its representative) in the absence of a subordinate control period under the BBCMS 2016-ETC Trust and Servicing Agreement.

•	The BBCMS 2016-ETC Special Servicer may be removed and replaced with respect to The Easton Town Center Whole Loan at any time, with or without cause, (i) during a subordinate control period under the BBCMS 2016-ETC Trust and Servicing Agreement, by the BBCMS 2016-ETC Directing Holder and (ii) in the absence of a subordinate control period under the BBCMS 2016-ETC Trust and Servicing Agreement, by the holders of requisite voting rights allocated to certain principal balance certificates issued by the BBCMS 2016-ETC trust as described above under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Easton Town Center Whole Loan—Special Servicer Appointment Rights”.

•	There is no trust advisor or operating advisor or equivalent party (and therefore no trust advisor fee) with respect to the BBCMS 2016-ETC Mortgage Trust.

•	The primary servicing fee rate payable to the BBCMS 2016-ETC Master Servicer under the BBCMS 2016-ETC Trust and Servicing Agreement is 0.00125% per annum (which, for the avoidance of doubt, is paid in connection with such BBCMS 2016-ETC Master Servicer’s primary servicing obligations for The Easton Town Center Mortgage Loan).

•	Upon The Easton Town Center Whole Loan becoming a specially serviced loan under the BBCMS 2016-ETC Trust and Servicing Agreement, the BBCMS 2016-ETC Special Servicer will be entitled to a special servicing fee payable monthly computed at a rate equal to 0.1250% per annum until such time as The Easton Town Center Whole Loan is no longer specially serviced.

•	The BBCMS 2016-ETC Special Servicer will be entitled to a workout fee equal to the lesser of (a) 0.2500% of each payment of principal and interest (other than default interest) made on The Easton Town Center Whole Loan following a workout of The Easton Town Center Whole Loan for so long as special servicing loan event under the BBCMS 2016-ETC Trust and Servicing Agreement does not occur and (b) $1,500,000 in the aggregate with respect to any such particular workout. The workout fee is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	The BBCMS 2016-ETC Special Servicer will be entitled to a liquidation fee equal to the lesser of (a) 0.2500% of net liquidation proceeds and (b) $1,500,000. The liquidation fee is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	Payment and reimbursement of principal and interest advances are governed by the terms described under “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Easton Town Center Whole Loan—Advances” in this prospectus.

•	In addition, any party to the BBCMS 2016-ETC Trust and Servicing Agreement that makes a property protection advance or administrative advance with respect to The Easton Town Center Whole Loan will be entitled to reimbursement for that advance, with interest at a prime rate, in a manner similar to the reimbursement of servicing advances under the PSA.

•	Items with respect to The Easton Town Center Whole Loan that are the equivalent of ancillary fees, consent fees, assumption fees and/or modification fees and that are allocated as additional servicing compensation may be allocated between the BBCMS 2016-ETC Master Servicer and the BBCMS 2016-ETC Special Servicer in proportions that are different than the allocation between the applicable master servicer and the applicable special servicer of such fees collected on Mortgage Loans serviced under the PSA.

•	The parties to the BBCMS 2016-ETC Trust and Servicing Agreement and certain related persons are entitled to reimbursement and/or indemnification for losses, liabilities, claims, costs and expenses associated with the BBCMS 2016-ETC Trust and Servicing Agreement at least to the same extent that parties to the PSA and certain related persons are entitled to reimbursement and/or indemnification for losses, liabilities, claims, costs and expenses associated with the PSA. To the extent that such losses, liabilities, claims, costs and expenses relate to, or are otherwise allocable in accordance with the BBCMS 2016-ETC Trust and Servicing Agreement and/or The Easton Town Center Intercreditor Agreement to, The Easton Town Center Whole Loan or the related Mortgaged Property, the issuing entity, as holder of The Easton Town Center Mortgage Loan, will be responsible for its pro rata share of amounts allocable to The Easton Town Center Pari Passu Companion Loans and The Easton Town Center Mortgage Loan (including out of general collections of the issuing entity, if necessary, and notwithstanding that the BBCMS 2016-ETC Mortgage Trust will only be liable for such amounts to the extent of the principal balance of The Easton Town Center Standalone Pari Passu Companion Loans included in such trust).

•	The BBCMS 2016-ETC Special Servicer will be required to take actions with respect to The Easton Town Center Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to The Easton Town Center Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are similar, but not necessarily identical, to those of the PSA.

•	The BBCMS 2016-ETC Master Servicer and the BBCMS 2016-ETC Special Servicer (a) have rights related to resignation similar to those of the applicable master servicer and the applicable special servicer under the PSA and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA.

•	The servicing transfer events under the BBCMS 2016-ETC Trust and Servicing Agreement that would cause The Easton Town Center Whole Loan to become specially serviced are similar, but not necessarily identical, to those under the PSA.

•	The liability of the parties to the BBCMS 2016-ETC Trust and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on The Easton Town Center Whole Loan are required, within 2 business days following receipt of properly identified funds by the BBCMS 2016-ETC Master Servicer, to be deposited and maintained in a separate account in the name of the BBCMS 2016-ETC Master Servicer for the benefit of the holders of The Easton Town Center Whole Loan until transferred (after payment of certain amounts under the BBCMS 2016-ETC Trust and Servicing Agreement) on a monthly basis prior to the related P&I advance date to the collection account by the BBCMS 2016-ETC Master Servicer for distribution in accordance with The Easton Town Center Intercreditor Agreement.

•	Although the matters to which notice or rating agency confirmation with respect to the rating agencies under the BBCMS 2016-ETC Trust and Servicing Agreement are similar in all material respects to, but not identical to, the matters with respect to the Rating Agencies under the PSA, the matters as to which notice or rating agency confirmation is required (and whether it is notice and/or rating agency confirmation that is required) will differ.

•	The provisions of the BBCMS 2016-ETC Trust and Servicing Agreement also vary from the PSA with respect to timing, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, servicer and special servicer termination events, rating requirements for accounts, permitted investments and insurance, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

•	The conditions under the BBCMS 2016-ETC Trust and Servicing Agreement that would require an appraisal are similar to, but differ in some respects from, the conditions that would result in an Appraisal Reduction Event under the PSA.

•	The BBCMS 2016-ETC Special Servicer will be required to take actions with respect to The Easton Town Center Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	The BBCMS 2016-ETC Trust and Servicing Agreement does not provide for any asset representations review procedures or dispute resolution procedures. There is no asset representations reviewer (or equivalent party) with respect to the BBCMS 2016-ETC Trust.

•	The BBCMS 2016-ETC Trust and Servicing Agreement does not require the BBCMS 2016-ETC Master Servicer to make the equivalent of compensating interest payments in respect of the Easton Town Center Whole Loan.

•	Penalty charges with respect to The Easton Town Center will be allocated in accordance with the related Intercreditor Agreement as described under “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Easton Town Center Whole Loan” in this prospectus.

•	If The Easton Town Center Whole Loan becomes the equivalent of a defaulted loan under the BBCMS 2016-ETC Trust and Servicing Agreement, the BBCMS 2016-ETC will be required to sell The Easton Town Center Whole loan in accordance with the procedures and requirements described “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Easton Town Center Whole Loan” in this prospectus.

The BBCMS 2016-ETC Depositor, the BBCMS 2016-ETC Master Servicer, the BBCMS 2016-ETC Special Servicer, the BBCMS 2016-ETC Certificate Administrator, the BBCMS 2016-ETC Trustee and various related persons and entities will be entitled to be indemnified by the Trust (as and to the same extent the BBCMS 2016-ETC Trust is required to indemnify such parties pursuant to the terms of the BBCMS 2016-ETC Trust and Servicing Agreement) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the related Intercreditor Agreement and the BBCMS 2016-ETC Trust and

Servicing Agreement. To the extent funds on collections from The Easton Town Center Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the collection accounts. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Easton Town Center Whole Loan” in this prospectus.

Servicing of the Mall at Turtle Creek Mortgage Loan

The Mall at Turtle Creek Mortgage Loan, together with the Mall at Turtle Creek Companion Loan, and any related REO Property, will be serviced under the WFCM 2016-C35 Pooling and Servicing Agreement.

The servicing arrangements under the WFCM 2016-C35 Pooling and Servicing Agreement are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The WFCM 2016-C35 Pooling and Servicing Agreement contains terms and conditions that are customary for securitization transactions involving assets similar to the Mall at Turtle Creek Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund for the Mall at Turtle Creek Companion Loan, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the securitization of the Mall at Turtle Creek Companion Loan. Such terms are expected to include, without limitation:

•	The WFCM 2016-C35 Master Servicer is expected to earn a primary servicing fee with respect to the Mall at Turtle Creek Whole Loan that is to be calculated at 0.00250% per annum.

•	Upon the Mall at Turtle Creek Whole Loan becoming a specially serviced loan under the WFCM 2016-C35 Pooling and Servicing Agreement, the WFCM 2016-C35 Special Servicer is expected to earn a special servicing fee payable monthly with respect to the Mall at Turtle Creek Mortgage Loan accruing at a rate equal to the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 for the related month, until such time as the Mall at Turtle Creek Whole Loan is no longer specially serviced.

•	The WFCM 2016-C35 Special Servicer is expected to be entitled to a workout fee in respect of any workout of the Mall at Turtle Creek Whole Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	The WFCM 2016-C35 Special Servicer is expected to be entitled to a liquidation fee in respect of any liquidation or other resolution of the Mall at Turtle Creek Whole Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	The WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Trustee, as applicable, is expected to be required to make advances of principal and interest with respect to the Mall at Turtle Creek Companion Loan (but not with respect to the Mall at Turtle Creek Mortgage Loan), unless the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Trustee, as applicable, or the WFCM 2016-C35 Special Servicer, has determined that such advance and interest thereon would not be recoverable from collections on the Mall at Turtle Creek Companion Loan.

•	The WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Trustee, as applicable, is expected to be obligated to make, and the WFCM 2016-C35 Special Servicer may at its option make, property protection advances with respect to the Mall at Turtle Creek Whole Loan, unless a determination is made by the WFCM 2016-C35 Master Servicer or WFCM 2016-C35 Trustee, as applicable, or the WFCM 2016- C35 Special Servicer, that any such advance and interest thereon would not be recoverable from collections on the Mall at Turtle Creek Whole Loan. If it is determined that a property protection advance made with respect to the Mall at Turtle Creek Whole Loan or the related Mortgaged Property is nonrecoverable, the party that made such nonrecoverable advance is expected to be entitled to be reimbursed for such advance and interest thereon, first, from collections on, and proceeds of, the Mall at Turtle Creek Whole Loan, and then from general collections on all the Mortgage Loans and from general collections of the WFCM 2016-C35 issuing entity, on a pro rata basis (based on outstanding principal balance).

•	Amounts payable with respect to the Mall at Turtle Creek Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the WFCM 2016-C35 Pooling and Servicing Agreement may be allocated between the WFCM 2016-C35 Master Servicer and the WFCM 2016-C32 General Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

•	The WFCM 2016-C35 Special Servicer is expected to be required to take actions with respect to the Mall at Turtle Creek Whole Loan if it becomes a defaulted loan, which actions are similar to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the Mall at Turtle Creek Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are expected to be similar to those of the PSA.

•	The requirement of the WFCM 2016-C35 Master Servicer to make compensating interest payments in respect of the Mall at Turtle Creek Whole Loan is expected to be similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Mortgage Loans serviced under the PSA.

•	The WFCM 2016-C35 Master Servicer and the WFCM 2016-C35 Special Servicer (a) are expected to have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are expected to be subject to servicer termination events similar to those in the PSA.

•	Penalty charges with respect to the Mall at Turtle Creek Whole Loan are expected to be allocated in accordance with the related Intercreditor Agreement as described under “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Mall at Turtle Creek Whole Loan” in this prospectus.

•	The servicing transfer events of the WFCM 2016-C35 Pooling and Servicing Agreement that would cause the Mall at Turtle Creek Whole Loan to become specially serviced are expected to be similar to those of the PSA.

•	The specific types of actions constituting major decisions under the WFCM 2016-C35 Pooling and Servicing Agreement may differ in certain respects from those actions that constitute Major Decisions under the PSA, and, therefore, the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The WFCM 2016-C35 Special Servicer is expected to have the power and authority under the WFCM 2016-C35 Pooling and Servicing Agreement , to direct, manage, prosecute and/or defend any action, suit or proceeding brought by a borrower, guarantor, other obligor, or any affiliates thereof, in connection with the Mall at Turtle Creek Whole Loan or under the related mortgage loan documents, against the trust, and represent the interests of the trust in any litigation relating to the rights and 403 obligations of a borrower, guarantor or other obligor under the related mortgage loan documents, or with respect to the related mortgaged property or other collateral securing the Mall at Turtle Creek Whole Loan, or of the trust or the enforcement of the obligations of a borrower, guarantor or other obligor under the related mortgage loan documents.

•	The liability of the parties to the WFCM 2016-C35 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the Mall at Turtle Creek Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the WFCM 2016-C35 Master Servicer in its capacity as companion loan paying agent, to be deposited and maintained in a separate account (or sub-account of the WFCM 2016-C35 collection account) for the benefit of the issuing entity as holder of the Mall at Turtle Creek Mortgage Loan until transferred (after payment of certain amounts under the WFCM 2016-C35 Pooling and Servicing Agreement) on a monthly basis prior to the related P&I advance date to the Collection Account by the WFCM 2016-C35 Master Servicer for distribution in accordance with the PSA.

•	The WFCM 2016-C35 Pooling and Servicing Agreement may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2016-C35 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Mall at Turtle Creek Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The WFCM 2016-C35 depositor, the WFCM 2016-C35 Master Servicer, the WFCM 2016-C35 Special Servicer, the WFCM 2016-C35 Certificate Administrator, the WFCM 2016-C35 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement and the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Mall at Turtle Creek Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the WFCM 2016-C35 Pooling and Servicing Agreement, which is expected to be available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan

The Gas Company Tower & World Trade Center Parking Garage Mortgage Loan and any related REO Property is currently being, and is expected after the Closing Date to continue to be, serviced pursuant to the COMM 2016-GCT Trust and Servicing Agreement by the COMM 2016-GCT Master Servicer and the COMM 2016-GCT Special Servicer. The servicing terms of the COMM 2016-GCT Trust and Servicing Agreement (including, but not limited to, terms governing limitations on servicer liability and retention of loan collections) are generally similar, but differ in certain respects from, the servicing terms of the PSA. In that regard, in the case of the COMM 2016-GCT Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the COMM 2016-GCT Trust and Servicing Agreement and the PSA:

•	No party related to this securitization will have any consent, consultation or control rights with respect to the servicing of the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan except for certain limited non-binding consultation rights of the issuing entity (or its representative) in the absence of a subordinate control period under the COMM 2016-GCT Trust and Servicing Agreement.

•	The COMM 2016-GCT Special Servicer may be removed and replaced with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan at any time, with or without cause, (i) during a subordinate control period under the COMM 2016-GCT Trust and Servicing Agreement, by the COMM 2016-GCT Directing Holder and (ii) in the absence of a subordinate control period under the COMM 2016-GCT Trust and Servicing Agreement, by the holders of requisite voting rights allocated to certain principal balance certificates issued by the COMM 2016-GCT trust as described above under “Description of the Mortgage Pool—The Non-Serviced Whole Loan—The Gas Company Tower & World Trade Center Parking Garage Whole Loan—Special Servicer Appointment Rights”.

•	There is no trust advisor or operating advisor or equivalent party (and therefore no trust advisor fee) with respect to the COMM 2016-GCT Mortgage Trust.

•	The primary servicing fee rate payable to the COMM 2016-GCT Master Servicer under the COMM 2016-GCT Trust and Servicing Agreement is 0.00125% per annum (which, for the avoidance of doubt, is paid in connection with such COMM 2016-GCT Master Servicer’s primary servicing obligations for the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan).

•	Upon the Gas Company Tower & World Trade Center Parking Garage Whole Loan becoming a specially serviced loan under the COMM 2016-GCT Trust and Servicing Agreement, the COMM 2016-GCT Special Servicer will be entitled to a special servicing fee payable monthly computed at a rate equal to 0.2500% per annum until such time as the Gas Company Tower & World Trade Center Parking Garage Whole Loan is no longer specially serviced.

•	The COMM 2016-GCT Special Servicer will be entitled to a workout fee equal to 0.5000% of each payment of principal and interest (other than default interest) made on the Gas Company Tower & World Trade Center Parking Garage Whole Loan following a workout of the Gas Company Tower & World Trade Center Parking Garage Whole Loan for so long as special servicing loan event under the COMM 2016-GCT Trust and Servicing Agreement does not occur. The workout fee is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	The COMM 2016-GCT Special Servicer will be entitled to a liquidation fee equal to 0.5000% of net liquidation proceeds. The liquidation fee is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA.

•	Payment and reimbursement of principal and interest advances are governed by the terms described under “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Gas Company Tower & World Trade Center Parking Garage Whole Loan—Advances” in this prospectus.

•	In addition, any party to the COMM 2016-GCT Trust and Servicing Agreement that makes a property protection advance or administrative advance with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan will be entitled to reimbursement for that advance, with interest at a prime rate, in a manner similar to the reimbursement of servicing advances under the PSA.

•	Items with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan that are the equivalent of ancillary fees, consent fees, assumption fees and/or modification fees and that are allocated as additional servicing compensation may be allocated between the COMM 2016-GCT Master Servicer and the COMM 2016-GCT Special Servicer in proportions that are different than the allocation between the applicable master servicer and the applicable special servicer of such fees collected on Mortgage Loans serviced under the PSA.

•	The parties to the COMM 2016-GCT Trust and Servicing Agreement and certain related persons are entitled to reimbursement and/or indemnification for losses, liabilities, claims, costs and expenses associated with the COMM 2016-GCT Trust and Servicing Agreement at least to the same extent that parties to the PSA and certain related persons are entitled to reimbursement and/or indemnification for losses, liabilities, claims, costs and expenses associated with the PSA. To the extent that such losses, liabilities, claims, costs and expenses relate to, or are otherwise allocable in accordance with the COMM 2016-GCT Trust and Servicing Agreement and/or the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement to, the Gas Company Tower & World Trade Center Parking Garage Whole Loan or the related Mortgaged Property, the issuing entity, as holder of the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan, will be responsible for its pro rata share of amounts allocable to the Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans and the Gas Company Tower & World Trade Center Parking Garage Mortgage Loan (including out of general collections of the issuing entity, if necessary, and notwithstanding that the COMM 2016-GCT Mortgage Trust will only be liable for such amounts to the extent of the principal balance of the Gas Company Tower & World Trade Center Parking Garage Standalone Pari Passu Companion Loans included in such trust).

•	The COMM 2016-GCT Special Servicer will be required to take actions with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are similar, but not necessarily identical, to those of the PSA.

•	The COMM 2016-GCT Master Servicer and the COMM 2016-GCT Special Servicer (a) have rights related to resignation similar to those of the applicable master servicer and the applicable special servicer under the PSA and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA.

•	The servicing transfer events under the COMM 2016-GCT Trust and Servicing Agreement that would cause the Gas Company Tower & World Trade Center Parking Garage Whole Loan to become specially serviced are similar, but not necessarily identical, to those under the PSA.

•	The liability of the parties to the COMM 2016-GCT Trust and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the Gas Company Tower & World Trade Center Parking Garage Whole Loan are required, within 2 business days following receipt of properly identified funds by the COMM 2016-GCT Master Servicer, to be deposited and maintained in a separate account in the name of the COMM 2016-GCT Master Servicer for the benefit of the holders of the Gas Company Tower & World Trade Center Parking Garage Whole Loan until transferred (after payment of certain amounts under the COMM 2016-GCT Trust and Servicing Agreement) on a monthly basis prior to the related P&I advance date to the collection account by the COMM 2016-GCT Master Servicer for distribution in accordance with the Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement.

•	Although the matters to which notice or rating agency confirmation with respect to the rating agencies under the COMM 2016-GCT Trust and Servicing Agreement are similar in all material respects to, but not identical to, the matters with respect to the Rating Agencies under the PSA, the matters as to which notice or rating agency confirmation is required (and whether it is notice and/or rating agency confirmation that is required) will differ.

•	The provisions of the COMM 2016-GCT Trust and Servicing Agreement also vary from the PSA with respect to timing, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, servicer and special servicer termination events, rating requirements for accounts, permitted investments and insurance, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

•	The conditions under the COMM 2016-GCT Trust and Servicing Agreement that would require an appraisal are similar to, but differ in some respects from, the conditions that would result in an Appraisal Reduction Event under the PSA.

•	The COMM 2016-GCT Special Servicer will be required to take actions with respect to the Gas Company Tower & World Trade Center Parking Garage Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	The COMM 2016-GCT Trust and Servicing Agreement does not provide for any asset representations review procedures or dispute resolution procedures. There is no asset representations reviewer (or equivalent party) with respect to the COMM 2016-GCT Trust.

•	The COMM 2016-GCT Trust and Servicing Agreement does not require the COMM 2016-GCT Master Servicer to make the equivalent of compensating interest payments in respect of the Gas Company Tower & World Trade Center Parking Garage Whole Loan.

•	Penalty charges with respect to the Gas Company Tower & World Trade Center Parking Garage will be allocated in accordance with the related Intercreditor Agreement as described under “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—the Gas Company Tower & World Trade Center Parking Garage Whole Loan” in this prospectus.

•	If the Gas Company Tower & World Trade Center Parking Garage Whole Loan becomes the equivalent of a defaulted loan under the COMM 2016-GCT Trust and Servicing Agreement, the COMM 2016-GCT will be required to sell the Gas Company Tower & World Trade Center Parking Garage Whole loan in accordance with the procedures and requirements described “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Gas Company Tower & World Trade Center Parking Garage Whole Loan” in this prospectus.

The COMM 2016-GCT Depositor, the COMM 2016-GCT Master Servicer, the COMM 2016-GCT Special Servicer, the COMM 2016-GCT Certificate Administrator, the COMM 2016-GCT Trustee and various related persons and entities will be entitled to be indemnified by the Trust (as and to the same extent the COMM 2016-GCT Trust is required to indemnify such parties pursuant to the terms of the COMM 2016-GCT Trust and Servicing Agreement) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the related Intercreditor Agreement and the COMM 2016-GCT Trust and Servicing Agreement. To the extent funds on collections from the Gas Company Tower & World Trade Center Parking Garage Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the collection accounts. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Gas Company Tower & World Trade Center Parking Garage Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again

(which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the applicable master servicer or the applicable special servicer, as the case may be, may then take such action if such master servicer or such special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of either master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) either (a) it has the master servicer or special servicer, as applicable, rating of at least “MOR CS3” by Morningstar (if ranked by Morningstar) or (b) if not ranked by Morningstar, the applicable replacement master servicer or special servicer is currently acting as the master servicer or special servicer, as applicable, on a deal or transaction-level basis for all or a significant portion of the related mortgage loans in other CMBS transactions rated by any NRSRO and a responsible officer of the trustee does not have actual knowledge that Morningstar has, with respect to any such other CMBS transaction, qualified, downgraded or withdrawn its rating or ratings on one or more classes of certificates of such CMBS transaction publicly citing servicing concerns of the applicable replacement servicer as the sole or material factor in such rating action, if Morningstar is the non-responding Rating Agency. Promptly following the applicable master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, such master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the applicable master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Morningstar Credit Ratings, LLC (“Morningstar”).

Any Rating Agency Confirmation requests made by any master servicer, any special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The applicable master servicer, the applicable special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each master servicer, each special servicer (regardless of whether such special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires a master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each master servicer, each special servicer (regardless of whether such special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires a master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to either special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any Class evidencing not less than 25% of the aggregate Percentage Interests constituting the Class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master servicers consent to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, either special servicer, either master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other special servicer, the master servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other master servicer, and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the applicable special servicer and approved by the applicable master servicer and the Controlling Class (prior to a Control Termination Event, if any such Class is outstanding), (3) the reasonable out-of-pocket expenses of the applicable master servicer and the applicable special servicer related to such purchase, unless such master servicer or such special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the applicable master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to such master servicer (which items will be deemed to have been paid or reimbursed to such master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, either special servicer, either master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

If any party above, other than National Cooperative Bank, N.A. as the master servicer of the National Cooperative Bank, N.A. Mortgage Loans, exercises such purchase option, National Cooperative Bank, N.A., so long as National Cooperative Bank, N.A. is a master servicer or a special servicer under the PSA, will be entitled to purchase the remaining National Cooperative Bank, N.A. Mortgage Loans and any related REO Property, and if National Cooperative Bank, N.A. elects to purchase such Mortgage Loans and REO

Properties that other party will then purchase only the remaining Mortgage Loans and REO Property that are not being purchased by National Cooperative Bank, N.A.

With respect to the foregoing options to purchase the Mortgage Loans and REO Properties, if both of the master servicers or special servicers wish to elect to exercise such rights, then the master servicer or special servicer servicing the greater principal balance of Mortgage Loans will be entitled to exercise such right, subject to National Cooperative Bank, N.A.’s prior right to acquire the National Cooperative Bank, N.A. Mortgage Loans.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, either special servicer, either master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Accounts and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a) to correct any defect or ambiguity in the PSA;

(b) to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c) to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d) to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e) to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f) to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g) to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h) to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicers, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i) to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

(j) to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicers, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicers, the special servicers, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of either master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, either master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s and “A-” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) each master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s and “A+” by Fitch; provided that nothing in this proviso will impose on either master servicer any obligation to maintain such rating, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicers, the special servicers, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicers and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or either master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicers. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects Of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Illinois. Mortgage loans in Illinois are generally secured by mortgages on the related real estate. Foreclosure of a mortgage in Illinois is accomplished by judicial foreclosure. There is no power of sale in Illinois. After an action for foreclosure is commenced and the lender secures a judgment, the judgment of foreclosure will provide that the property be sold at a sale in accordance with the Illinois Mortgage Foreclosure Law (Article 15 of the Illinois Code of Civil Procedure) on such terms and conditions as specified by the court on the judgment of foreclosure if the full amount of the judgment is not paid prior to the scheduled sale. A sale may be conducted by any judge, sheriff or private third-party. The notice of sale shall set forth, among other things, the time and location of such sale.

Generally, the foreclosure sale must occur after the expiration of the applicable reinstatement and redemption periods or waiver thereof. During this period, a notice of sale must be published once a week for 3 consecutive weeks in the county in which the property is located, the first such notice to be published not more than 45 days prior to the sale and the last such notice to be published not less than 7 days prior to the sale. Illinois does recognize a right of redemption, but such right may be waived by a borrower in the mortgage. Illinois does not have a “one action rule” or “anti-deficiency legislation.” Subsequent to a foreclosure sale, the court conducts a hearing to confirm the sale and enters an order confirming the sale. In the order confirming the sale pursuant to the judgment of foreclosure, the court shall enter a personal judgment for deficiency against any party (i) if otherwise authorized and (ii) to the extent requested in the complaint and proven upon presentation of a report of sale and to the extent personally served. In certain circumstances, the lender may have a receiver appointed.

Ohio. Commercial mortgage loans in Ohio are generally secured by mortgages on the related real estate, and such mortgages are foreclosed judicially. A suit to foreclose a mortgage is initiated with the filing, in the county in which the real estate is located, of a complaint against, and the service of a summons and complaint upon, the owner of the real estate and all parties with a recorded interest in the real estate. Not later than 14 days after the complaint is filed, the filing plaintiff must include a preliminary judicial lien report or a commitment of an owner’s fee policy of title insurance (practice varies from county to county) that is prepared by a title company and includes, among other things, a complete legal description of each parcel of real estate to be sold at the judicial sale as well as the home and addresses of all record owners and lienholders; that title work cannot be over 30 days old when filed. After service of the complaint on the fee owner and before the sale, the “preliminary judicial report” must be updated by the filing of a final judicial report which confirms that no party obtained an interest in the mortgaged property before lis pendens attached by service on the fee owner. If a judicial title commitment was used, best practice requires that it likewise be updated for the same reason In many counties, the plaintiff must also file proof of ownership of the original note. If no answers to the complaint are filed, a judgment by default foreclosing the mortgage may be filed. If an answer is filed, any disputes raised by the answer must be determined judicially by summary disposition, if appropriate, or by trial. Once a judgment foreclosing the mortgage has been filed, the plaintiff files a praecipe with the clerk of courts requesting that an order and notice of sale of the real estate be issued by the clerk of the courts to the sheriff of the county in which the foreclosure judgment was entered. Upon receipt of the sale request from the clerk of court, the sheriff appoints three disinterested feeholders who must agree on the value of the related property. An advertisement of the foreclosure sale is published once a week for three to five consecutive weeks (practice varies from county to county) beginning at least 30 days prior to the sale in a newspaper of general circulation in the county in which the judgment was entered and in which the real estate is located. The notice of the sale, with a copy of the advertisement of sale that is to be published, is normally sent by restricted and regular mail to the owner of the real estate and all parties claiming an interest in the real estate. In addition, plaintiff serves the sale information on the plaintiff and files proof of that event with the court. The sale is conducted by the sheriff’s office at the courthouse in the county in which the judgment was rendered, on the property or elsewhere as ordered by the court. The property must sell for at least two-thirds of the appraised value; and if the minimum bid is not received, the property must be reappraised and auctioned again. A party may petition the court for relief from the minimum bid requirement after an unsuccessful sale and for a private sale instead of another sheriff’s sale. Any delinquent real estate taxes and taxes through the sale confirmation date on the real estate must be paid out of the proceeds of the sheriff’s sale. If the mortgagee credit bids its judgment, the mortgagee is not required to pay the purchase price, but is required to pay off prior liens, taxes and sheriff’s costs. After the sale, a return is filed by the sheriff conducting the sale. A motion to confirm the sale must be filed with the court issuing the order of sale. If the court finds that the sale was performed in conformity with law and equity, the court will issue an order confirming the sale, which cuts off the equity of redemption. Upon the entry of an order confirming the sale, the sheriff conducting the sale will issue a sheriff’s deed to the real estate to the successful purchaser at the sale.

Virginia. Foreclosure of the lien of a deed of trust in Virginia typically and most efficiently is accomplished by a non-judicial trustee’s sale under a power of sale provision in the deed of trust. Judicial foreclosure also can be, but seldom is, used. In a non-judicial foreclosure, written notice to the borrower and other lienholders of record and newspaper advertisement of the trustee’s sale, containing certain information, must be given for the time period prescribed in the deed of trust, but subject to statutory minimums. After such notice, the trustee may sell the real estate at public auction. Although rarely used in Virginia, in a judicial foreclosure, after notice to all interested parties, a full hearing and judgment in favor of the lienholder, the court orders a foreclosure sale to be conducted by a court-appointed commissioner in chancery or other officer. In either type of foreclosure sale, upon consummation of the foreclosure, the borrower has no right to redeem the property. A deficiency judgment for a recourse loan may be obtained. Further, under Virginia law, under certain circumstances and for certain time periods, a lienholder may petition the court for the appointment of a receiver to collect, protect and disburse the real property’s rents and revenues, and otherwise to maintain and preserve the real property, pursuant to the court’s instructions. The decision to appoint a receiver is solely within the court’s discretion, regardless of what the deed of trust provides.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution

Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, originator and mortgage loan seller, is also a master servicer, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association is (1) the servicer, the certificate administrator and the custodian under the BBCMS 2016-ETC Trust and Servicing Agreement, which governs the servicing and administration of the Easton Town Center Whole Loan, (2) the trustee, the certificate administrator and the custodian under the COMM 2016-GCT Trust and Servicing Agreement, which governs the servicing and administration of the Gas Company Tower & World Trade Center Parking Garage Whole Loan, (3) the master servicer, the certificate administrator, the custodian, the certificate registrar, the REMIC administrator and the swap counterparty under the WFCM 2016-C35 Pooling and Servicing Agreement, which governs the servicing and administration of the Mall at Turtle Creek Whole Loan and (4) the master servicer, the certificate administrator, the custodian, the certificate registrar and the REMIC administrator under the WFCM 2016-LC24 Pooling and Servicing Agreement, which governs the servicing and administration of the One & Two Corporate Plaza Whole Loan and the Central Park Retail Whole Loan. In addition, Wells Fargo Bank, is the holder of the 101 Hudson Street Controlling Companion Loan and one Gurnee Mills Companion Loan and the Conrad Indianapolis Companion Loan.

In addition, Wells Fargo Bank is the purchaser under repurchase agreements with each of Rialto Mortgage, C-III CM, National Cooperative Bank, N.A. and Basis Real Estate Capital, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each of Rialto Mortgage, C-III CM, National Cooperative Bank, N.A. and Basis Real Estate Capital, respectively, or in any such case by its respective affiliates.

In the case of the repurchase facility provided to Rialto Mortgage, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage on a revolving basis. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $97,829,277. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Rialto Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to National Cooperative Bank, N.A., for which National Cooperative Bank, N.A.’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis and to serve as interim custodian of the loan files for the mortgage loans subject to such repurchase agreement. National Cooperative Bank, N.A. guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. None of the National Cooperative Bank, N.A. Mortgage Loans are subject to such repurchase facility or interim custodian arrangement.

In the case of the repurchase facility provided to C-III CM, for which C-III CM’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. As of October 12, 2016, the aggregate Cut-off Date Balance of the C-III Mortgage Loans that are subject to that repurchase facility is equal to approximately $82,473,934. Proceeds received by C-III CM in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, each of the C-III Mortgage Loans subject to such repurchase facility that are to be sold by C-III CM to the depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the depositor free and clear of any liens. In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III CM, which is a sponsor and mortgage loan seller.

In the case of the repurchase facility provided to Basis Real Estate Capital, Wells Fargo Bank has agreed to purchase Mortgage Loans from Basis Real Estate Capital on a revolving basis. The aggregate Cut-off Date Balance of the Basis Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $30,497,124. Proceeds received by Basis Real Estate Capital in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the Mortgage Loans subject to that repurchase facility that are to be sold by Basis Real Estate Capital to the depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

Additionally, C-III CM, National Cooperative Bank, N.A. and Basis Real Estate Capital or a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the Mortgage Loans that C-III CM, National Cooperative Bank, N.A. and Basis Real Estate Capital will transfer to the depositor. This hedging arrangement will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by Rialto Mortgage, C-III CM, National Cooperative Bank, N.A. and Basis Real Estate Capital, respectively, to the depositor.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for all of the C-III Mortgage Loans, the Rialto Mortgage Loans, the Bancorp Mortgage Loans and the Basis Real Estate Capital Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts (from time to time) as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the trust fund, some or all of the Rialto Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including prior to their inclusion in the trust fund, some or all of the Barclays Mortgage Loans.

Pursuant to an interim servicing agreement between Wells Fargo Bank and Basis Real Estate Capital, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Basis Real Estate Capital (subject to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the Basis Mortgage Loans.

Pursuant to an interim servicing agreement between C-III Asset Management LLC, a special servicer, and C-III CM, a sponsor, an originator and a mortgage loan seller, C-III Asset Management LLC acts as primary servicer with respect to certain mortgage loans owned from time to time by C-III CM and its affiliates (subject to the repurchase facility described above), including, prior to their inclusion in the trust fund, all of the C-III Mortgage Loans.

Pursuant to an interim servicing agreement between Wells Fargo Bank and Bancorp, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bancorp from time to time, including, prior to their inclusion in the trust fund, some or all of the Bancorp Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans to be transferred to this securitization transaction by Wells Fargo Bank.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors (other than National Cooperative Bank, N.A.) to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Barclays Bank PLC, a sponsor, originator and mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters.

National Cooperative Bank, N.A., a sponsor, is one of the mortgage loan sellers, one of the master servicers and one of the special servicers. National Cooperative Bank, N.A. is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to certain of the National Cooperative Bank, N.A. Mortgage Loans, which have an aggregate Cut-off Date Balance of $59,773,374, representing approximately 7.0% of the Initial Pool Balance and such hedging arrangements will terminate with respect to such Mortgage Loans that National Cooperative Bank, N.A. will transfer to the depositor in connection with the transfer of those Mortgage Loans pursuant to this securitization transaction.

With respect to certain mortgage loans secured by residential cooperative properties, National Cooperative Bank, N.A. or an affiliate thereof may, now or in the future, hold one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or

(3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower.

C-III Commercial Mortgage LLC, a sponsor, a mortgage loan seller and an originator, is an affiliate of C-III Asset Management LLC, the special servicer and the entity that has acted as primary servicer for the C-III Mortgage Loans prior to their inclusion in the trust fund, and the entity that either itself or an affiliate and/or a fund or account managed by it or an affiliate, (a) is anticipated to purchase the Class E-1, Class E-2, Class E, Class F-1, Class F-2, Class F Class EF, Class G-1, Class G-2, Class G, Class EFG, Class H-1, Class H-2 and Class H Certificates on the Closing Date, and (b) is expected to be appointed as the initial directing certificateholder.

Barclays Bank, PLC or an affiliate thereof holds one of the Easton Town Center Companion Loans with a principal balance as of the Cut-off Date of approximately $22,500,000 and one of the 101 Hudson Street Companion Loans with a principal balance as of the Cut-off Date of approximately $56,250,000 (subject to any financing arrangements with respect thereto), which Companion Loan may, but is not required to, be included in a future securitization or otherwise sold at any time.

Wells Fargo Bank holds (i) one of the Gurnee Mills Companion Loans with an original principal balance of approximately $25,000,000, (ii) one of the 101 Hudson Street Companion Loans with an original principal balance of approximately $70,000,000 and (iii) the Conrad Indianapolis Companion Loan with an original principal balance of approximately $23,700,000.  Such Companion Loans may, but are not required to be, included in one or more future securitizations or otherwise sold at any time. Wells Fargo provides no assurances that any non-securitized note will not be split further.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

C-III Asset Management LLC or an affiliate of C-III Asset Management LLC assisted C-III Investment Management LLC or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Wilmington Trust, National Association, the trustee, is also the trustee under the WFCM 2016-LC24 Pooling and Servicing Agreement, which governs the servicing of the One & Two Corporate Plaza Whole Loan and Central Park Retail Whole Loan, the trustee under the WFCM 2016-C35 Pooling and Servicing Agreement, which governs the servicing of the Mall at Turtle Creek Whole Loan and the trustee under the BBCMS 2016-ETC Trust and Servicing Agreement, which governs the servicing of the Easton Town Center Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicers and the Special Servicers”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use Of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield And Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the applicable master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the

Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates and the Trust Components. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the applicable master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 600,724,000	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	$ 120,145,000	Class A-S and Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 600,724,000	Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates
Class X-B	$ 120,145,000	Class A-S and Class B certificates

Any optional termination by the holders of the Controlling Class, either special servicer, either master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

•	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this prospectus and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

•	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

•	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

•	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

•	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1 to this prospectus;

•	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

•	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

•	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the applicable master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

•	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

•	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

•	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

•	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

•	no Yield Maintenance Charges or Prepayment Premiums are collected;

•	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

•	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R Certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

•	distributions on the Offered Certificates are made on the 15th day of each month, commencing in December 2016; and

•	the Offered Certificates are settled with investors on November 3, 2016.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	81%	81%	81%	81%	81%
November 2018	60%	60%	60%	60%	60%
November 2019	37%	37%	37%	37%	37%
November 2020	11%	11%	11%	11%	11%
November 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.44	2.44	2.44	2.44	2.44

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.79	4.78	4.76	4.74	4.57

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	98%	98%	98%	97%	95%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.70	9.65	9.59	9.51	9.30

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.90	9.87	9.82	9.54

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	98%	98%	98%	98%	98%
November 2022	75%	75%	75%	75%	75%
November 2023	50%	50%	50%	50%	50%
November 2024	25%	25%	25%	25%	25%
November 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.05	7.05	7.05	7.05	7.05

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.95	9.95	9.95	9.95	9.66

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.95	9.95	9.95	9.95	9.70

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
November 2017	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.95	9.95	9.95	9.95	9.70

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from November 1, 2016 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates and the Class E-1 Trust Component, Class E-2 Trust Component, Class F-1 Trust Component, Class F-2 Trust Component, Class G-1 Trust Component, Class G-2 Trust Component, Class H-1 Trust Component and Class H-2 Trust Component (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (i) the portions of the trust consisting of (a) the Class E-1 and Class E-2 Trust Components (and the related amounts in the Class E Distribution Account), (b) the Class F-1 and Class F-2 Trust Components (and the related amounts in the Class F Distribution

Account), (c) the Class G-1 and Class G-2 Trust Components (and the related amounts in the Class G Distribution Account) and (d) the Class H-1 and Class H-2 Trust Components (and the related amounts in the Class H Distribution Account) will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, (ii) the Class E-1, Class E-2, Class E, Class EF and Class EFG certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(a) above, (iii) the Class F-1, Class F-2, Class F, Class EF and Class EFG certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(b) above, (iv) the Class G-1, Class G-2, Class G and Class EFG certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(c) above, and (v) the Class H-1, Class H-2 and Class H certificates will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(d) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, fifteen (15) of the Mortgaged Properties securing fifteen (15) Mortgage Loans representing 12.9% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly through (i) the Class E-1, Class E-2, Class E, Class EF or Class EFG certificates, (ii) the Class F-1, Class F-2, Class F, Class EF or Class EFG certificates, (iii) the Class G-1, Class G-2, Class G or Class EFG

certificates or (iv) the Class H-1, Class H-2 or Class H certificates, as applicable) represents one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular

Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) ”interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The applicable special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State And Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method Of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1		Class A-2		Class A-3		Class A-4
Wells Fargo Securities, LLC	$		$		$		$
Barclays Capital Inc.
Academy Securities, Inc.
Citigroup Global Markets Inc.
Total		$41,947,000		$39,657,000		$220,000,000		$250,203,000

Underwriter	Class A-SB		Class A-S		Class X-A		Class X-B
Wells Fargo Securities, LLC	$		$		$		$	]
Barclays Capital Inc.
Academy Securities, Inc.
Citigroup Global Markets Inc.
Total		$48,917,000		$77,236,000		$600,724,000		$120,145,000

Underwriter	Class B		Class C
Wells Fargo Securities, LLC	$		$
Barclays Capital Inc.
Academy Securities, Inc.
Citigroup Global Markets Inc.
Total		$42,909,000		$36,473,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor and mortgage loan seller and is also one of the master servicers, the certificate administrator, the custodian and the certificate registrar under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Bank PLC, which is a sponsor and mortgage loan seller.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering, affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering and a co-lead manager for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)	the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank;

(2)	the payment by the depositor to Barclays Bank PLC, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Barclays Bank PLC;

(3)	the payment by Rialto Mortgage or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with Rialto Mortgage or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Rialto Mortgage or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Rialto Mortgage in connection with the sale of those Mortgage Loans to the depositor by Rialto Mortgage;

(4)	the payment by C-III CM or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with C-III CM or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by C-III CM or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to C-III CM in connection with the sale of those Mortgage Loans to the depositor by C-III CM; and

(5)	the payment by Basis Real Estate Capital or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with Basis Real Estate Capital or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Basis Real Estate Capital or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Basis Real Estate Capital in connection with the sale of those Mortgage Loans to the depositor by Basis Real Estate Capital.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Wells Fargo Securities, LLC and Barclays Capital Inc, have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation Of Certain Information By Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28288-0166, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206677) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,091 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, either master servicer, either special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicers, the special servicers and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, either master servicer, either special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after

December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2059. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address:

(a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on final feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Index of Defined Terms

1
101 Hudson Street Companion Loans	287
101 Hudson Street Control Note Securitization Date	287
101 Hudson Street Controlling Companion Loan	287
101 Hudson Street Controlling Noteholder	290
101 Hudson Street Directing Certificateholder	290
101 Hudson Street Intercreditor Agreement	287
101 Hudson Street Non-Controlling Companion Loans	287
101 Hudson Street PSA	287
101 Hudson Street Whole Loan	287
17g-5 Information Provider	419
1986 Act	602
1996 Act	576
2
2007-C5 Trust	371
2015 Budget Act	610
3
30/360 Basis	456
4
401(c) Regulations	621
A
AB Modified Loan	470
Accelerated Mezzanine Loan Lender	412
Acceptable Insurance Default	474
Acting General Counsel’s Letter	160
Actual/360 Basis	211
Actual/360 Loans	445
ADA	579
Additional Exclusions	474
Administrative Cost Rate	393
ADR	165
Advances	440
Affirmative Asset Review Vote	514
Allocable Share	382
Annual Debt Service	165

Appraisal Institute	304
Appraisal Reduction Amount	465
Appraisal Reduction Amounts	34
Appraisal Reduction Event	464
Appraised Value	165
Appraised-Out Class	471
Assessment of Compliance	554
Asset Representations Reviewer Asset Review Fee	463
Asset Representations Reviewer Fee	463
Asset Representations Reviewer Fee Rate	463
Asset Representations Reviewer Termination Event	519
Asset Representations Reviewer Upfront Fee	463
Asset Review	516
Asset Review Notice	514
Asset Review Quorum	514
Asset Review Report	517
Asset Review Report Summary	517
Asset Review Standard	516
Asset Review Trigger	513
Asset Review Vote Election	514
Asset Status Report	485
Assumed Final Distribution Date	401
Assumed Scheduled Payment	395
Attestation Report	554
Available Funds	384
B
Balloon Balance	166
Balloon LTV Ratio	169
Balloon Payment	170
Bancorp	339
Bancorp Data Tape	344
Bancorp Mortgage Loans	339
Bancorp Securitization Team	344
Bancorp, Inc.	339
Banking Act	160
Bankruptcy Code	569
Barclays	294
Barclays Data Tape	296
Barclays Mortgage Loans	295
Barclays Review Team	295
Barclays’ Qualification Criteria	297
Base Interest Fraction	400
Basis	347
Basis Data Tape	353

Basis Deal Team	353
Basis Investment	347
Basis Mortgage Loans	347
Basis Real Estate Capital	347
BBCMS 2016-ETC Directing Holder	249
BBCMS 2016-ETC Mortgage Trust	244
BBCMS 2016-ETC Trust and Servicing Agreement	230
Beds	176
Borrower Party	411
Borrower Party Affiliate	411
Breach Notice	430
C
C(WUMP)O	23
Cash Flow Analysis	166
Central Park Retail Companion Loan	258
Central Park Retail Controlling Noteholder	261
Central Park Retail Intercreditor Agreement	259
Central Park Retail Mortgage Loan	258
Central Park Retail Noteholders	259
Central Park Retail Whole Loan	258
CERCLA	576
Certificate Administrator/Trustee Fee	462
Certificate Administrator/Trustee Fee Rate	462
Certificate Balance	378
Certificate Owners	422
Certificateholder	413
Certificateholder Quorum	522
Certificateholder Repurchase Request	533
Certifying Certificateholder	424
C-III AM	369
C-III Capital Group	312
C-III CM	312
C-III MF	313
C-III Mortgage Loans	312
C-III Parent	312
Class	376
Class A Certificates	376
Class A-SB Planned Principal Balance	395
Class E Distribution Account	445
Class E Exchangeable Certificates	376
Class E Trust Component	379
Class E trust components	4
Class E Trust Components	377
Class E-1 Trust Component	379
Class E-2 Trust Component	379
Class EF Exchangeable Certificates	376
Class EFG Exchangeable Certificates	376
Class F Distribution Account	445
Class F Exchangeable Certificates	376
Class F Trust Component	379
Class F trust components	4
Class F Trust Components	377
Class F-1 Trust Component	379
Class F-2 Trust Component	379
Class G Distribution Account	445
Class G Exchangeable Certificates	376
Class G Trust Component	379
Class G trust components	5
Class G Trust Components	378
Class G-1 Trust Component	379
Class G-2 Trust Component	379
Class H Distribution Account	445
Class H Exchangeable Certificates	376
Class H Trust Component	379
Class H trust components	6
Class H Trust Components	378
Class H-1 Trust Component	379
Class H-2 Trust Component	379
Class X Certificates	376
Clearstream	420
Clearstream Participants	423
Closing Date	164, 294
CMBS	65
Code	599
Collateral Deficiency Amount	470
Collection Account	444
Collection Period	385
COMM 2016-GCT Certificate Administrator	265
COMM 2016-GCT Controlling Class	272
COMM 2016-GCT Controlling Class Certificateholder	273
COMM 2016-GCT Controlling Class Representative	273
COMM 2016-GCT Depositor	265
COMM 2016-GCT Directing Certificateholder	271
COMM 2016-GCT Master Servicer	265
COMM 2016-GCT Mortgage Trust	265
COMM 2016-GCT Special Servicer	265
COMM 2016-GCT Subordinate Consultation Period	272
COMM 2016-GCT Subordinate Control Period	272

COMM 2016-GCT Trust and Servicing Agreement	230
COMM 2016-GCT Trustee	265
Communication Request	425
Companion Distribution Account	444
Companion Holder	230
Companion Holders	230
Companion Loan Rating Agency	231
Companion Loans	163
Compensating Interest Payment	403
Complaint	359
Conrad Indianapolis Companion Loan	239
Conrad Indianapolis Companion Loans	239
Conrad Indianapolis Controlling Noteholder	241
Conrad Indianapolis Intercreditor Agreement	239
Conrad Indianapolis Mortgage Loan	239
Conrad Indianapolis Mortgaged Property	239
Conrad Indianapolis Non-Controlling Noteholder	242
Conrad Indianapolis Noteholders	239
Conrad Indianapolis Whole Loan	239
Constant Prepayment Rate	589
Consultation Termination Event	501
Control Eligible Certificates	495
Control Termination Event	500
Controlling Class	495
Controlling Class Certificateholder	495
Controlling Companion Loan	231
Controlling Trust Component	494
Corrected Loan	485
CPP	589
CPR	589
CPY	589
CRE Loans	309
CREFC®	409
CREFC® Intellectual Property Royalty License Fee	464
CREFC® Intellectual Property Royalty License Fee Rate	464
CREFC® Reports	408
Cross-Over Date	390
CRR	141
Cumulative Appraisal Reduction Amount	470
Cure Event	274
Cure Payment	273
Cure/Contest Period	517
Custodian	358
Cut-off Date	163
Cut-off Date Balance	167
Cut-off Date Loan-to-Value Ratio	168
Cut-off Date LTV Ratio	168
Dc
D or @%(#)	171
D or GRTR of @% or YM(#)	171
D or YM(#)	171
D(#)	171
Debt Service Coverage Ratio	168
Defaulted Loan	491
Defeasance Deposit	216
Defeasance Loans	216
Defeasance Lock-Out Period	216
Defeasance Option	216
Definitive Certificate	420
Delinquent Loan	514
Depositaries	421
Determination Date	383
Diligence File	427
Directing Certificateholder	494
Disclosable Special Servicer Fees	461
Discount Rate	401
Dispute Resolution Consultation	535
Dispute Resolution Cut-off Date	534
Distribution Accounts	445
Distribution Date	383
Distribution Date Statement	408
District Court	359
Dodd-Frank Act	142
DOL	619
DSCR	168
DTC	420
DTC Participants	421
DTC Rules	422
Due Date	211, 385
Due Diligence Requirement	141
E
Easton Town Center Companion Loans	244
Easton Town Center Controlling Note	244
Easton Town Center Intercreditor Agreement	244
Easton Town Center Major Decision	249
Easton Town Center Mortgaged Property	244

Easton Town Center Non-Standalone Pari Passu Companion Loans	244
Easton Town Center Noteholders	244
Easton Town Center Notes	244
Easton Town Center Park Pari Passu Companion Loans	244
Easton Town Center Senior Notes	244
Easton Town Center Standalone Companion Loans	244
Easton Town Center Standalone Pari Passu Companion Loans	244
Easton Town Center Subordinate Companion Loan Holders	246
Easton Town Center Subordinate Companion Loans	244
Easton Town Center Whole Loan	244
EDGAR	617
EEA	141
Effective Gross Income	166
Eligible Asset Representations Reviewer	518
Eligible Operating Advisor	508
Enforcing Party	533
Enforcing Servicer	533
ESA	195
Escrow/Reserve Mitigating Circumstances	300
ETC II Borrower	212
Euroclear	420
Euroclear Operator	423
Euroclear Participants	423
Excess Modification Fee Amount	457
Excess Modification Fees	455
Excess Prepayment Interest Shortfall	404
Exchange Act	293
Exchangeable Certificates	376
Exchangeable Combined Certificates	376
Excluded Controlling Class Holder	411
Excluded Controlling Class Loan	412
Excluded Information	412
Excluded Loan	412
Excluded Plan	621
Excluded Special Servicer	522
Excluded Special Servicer Loan	522
Exemption	619
Exemption Rating Agency	619
F
FATCA	612
FDIA	159
FDIC	160
FETL	24
FIEL	25
Final Asset Status Report	505
Final Dispute Resolution Election Notice	535
Financial Promotion Order	21
FINRA	616
FIRREA	161
Fitch	363, 553
FPO Persons	21
FSCMA	24
FSMA	22
G
Gain-on-Sale Entitlement Amount	385
Gain-on-Sale Remittance Amount	385
Gain-on-Sale Reserve Account	446
Garn Act	578
Gas Company Tower & World Trade Center Parking Garage Companion Loans	265
Gas Company Tower & World Trade Center Parking Garage Intercreditor Agreement	265
Gas Company Tower & World Trade Center Parking Garage Mortgaged Property	264
Gas Company Tower & World Trade Center Parking Garage Non-Standalone Pari Passu Companion Loans	264
Gas Company Tower & World Trade Center Parking Garage Noteholders	265
Gas Company Tower & World Trade Center Parking Garage Notes	265
Gas Company Tower & World Trade Center Parking Garage Pari Passu Companion Loans	265
Gas Company Tower & World Trade Center Parking Garage Senior Notes	265
Gas Company Tower & World Trade Center Parking Garage Standalone Companion Loans	265
Gas Company Tower & World Trade Center Parking Garage Standalone Pari Passu Companion Loans	264

Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loan Holder	266
Gas Company Tower & World Trade Center Parking Garage Subordinate Companion Loans	265
Gas Company Tower & World Trade Center Parking Garage Whole Loan	265
GLA	169
Government Securities	213
Grantor Trust	380, 600
GRTR of @% or YM(#)	172
Gurnee Mills Companion Loans	281
Gurnee Mills Control Note Securitization Date	281
Gurnee Mills Controlling Companion Loan	281
Gurnee Mills Controlling Noteholder	284
Gurnee Mills Directing Certificateholder	284
Gurnee Mills Intercreditor Agreement	281
Gurnee Mills Non-Controlling Companion Loan	281
Gurnee Mills PSA	281
Gurnee Mills Whole Loan	281
H
High Net Worth Companies, Unincorporated Associations, etc.	21
Home2 Suites ROFR	205
HUD	186
I
IEPA	196
Indirect Participants	421
Initial Pool Balance	163
Initial Requesting Certificateholder	533
In-Place Cash Management	169
Insolvency Act	160
Insurance and Condemnation Proceeds	444
Intercreditor Agreement	230
Interest Accrual Amount	393
Interest Accrual Period	393
Interest Distribution Amount	393
Interest Reserve Account	445
Interest Shortfall	393
Interested Person	492
Investor Certification	412
L
L(#)	171
LIBOR	116
Lifetime Fitness	183
Lifetime Fitness Fee Owner	183
Lifetime Fitness Fee Parcel	183
Liquidation Fee	458
Liquidation Proceeds	444
Loan Per Unit	169
Loan-Specific Directing Certificateholder	494
Lock-out Period	213
Loss of Value Payment	432
Lower-Tier Regular Interests	599
Lower-Tier REMIC	380, 599
LTV Ratio	167
LTV Ratio at Maturity	169
M
MAI	433
Major Decision	496
Mall at Turtle Creek Companion Loan	253
Mall at Turtle Creek Intercreditor Agreement	253
Mall at Turtle Creek Mortgage Loan	253
Mall at Turtle Creek Non-Directing Holders	255, 256
Mall at Turtle Creek Noteholders	253
Mall at Turtle Creek Whole Loan	253
MAS	23
Master Servicer Decision	477
Material Defect	430
Maturity Date Balloon Payment	170
MLPA	425
Modification Fees	456
Moody’s	363, 553
Morningstar	363, 553
Mortgage	164
Mortgage File	426
Mortgage Loans	163
Mortgage Note	164
Mortgage Pool	163
Mortgage Rate	393
Mortgaged Property	164
N
National Cooperative Bank, N.A. Data Tape	337

National Cooperative Bank, N.A. Deal Team	337
National Cooperative Bank, N.A. Mortgage Loans	332
NCDENR	195
Net Mortgage Rate	392
Net Operating Income	170
NFA	196, 616
NI 33-105	25
NOI Date	170
Nonrecoverable Advance	441
Non-Serviced Certificate Administrator	231
Non-Serviced Companion Loan	52, 231
Non-Serviced Companion Loans	52
Non-Serviced Directing Certificateholder	231
Non-Serviced Master Servicer	231
Non-Serviced Mortgage Loan	52, 232
Non-Serviced PSA	232
Non-Serviced Special Servicer	232
Non-Serviced Subordinate Companion Loan	232
Non-Serviced Trustee	232
Non-Serviced Whole Loan	52, 232
Non-U.S. Person	612
Note A	271
Note A-1	271
Note A-2	271
Note B	271
Note Principal Balance	248
Notice of Foreclosure/DIL	274
Notional Amount	380
NRA	170
NRSRO	410
NRSRO Certification	413
O
O(#)	171
OCC	301
Occupancy As Of Date	170
Occupancy Rate	170
Offered Certificates	376
OID Regulations	603
OLA	160
One & Two Corporate Plaza Companion Loan	275
One & Two Corporate Plaza Directing Holder	277
One & Two Corporate Plaza Intercreditor Agreement	276
One & Two Corporate Plaza Mortgage Loan	275
One & Two Corporate Plaza Non-Directing Holder	278
One & Two Corporate Plaza Noteholders	276
One & Two Corporate Plaza Whole Loan	276
Operating Advisor Consulting Fee	462
Operating Advisor Expenses	463
Operating Advisor Fee	462
Operating Advisor Fee Rate	462
Operating Advisor Standard	506
Operating Advisor Termination Event	510
Other Master Servicer	232
Other PSA	233
P
P&I Advance	439
P&I Advance Date	439
Pads	176
Par Purchase Price	490
Pari Passu Companion Loans	163
Pari Passu Mortgage Loan	233
Park Bridge Financial	374
Park Bridge Lender Services	374
Participants	420
Parties in Interest	618
Pass-Through Rate	390
Patriot Act	580
PCIS Persons	22
PCR	341
Percentage Interest	383
Periodic Payments	384
Permitted Investments	383, 446
Permitted Special Servicer/Affiliate Fees	461
PIPs	197
PL	305
Plans	618
Plaza America I & II Companion Loan	234
Plaza America I & II Directing Holder	237
Plaza America I & II Intercreditor Agreement	234
Plaza America I & II Mortgage Loan	234
Plaza America I & II Non-Directing Holder	237
Plaza America I & II Noteholders	234
Plaza America I & II Whole Loan	234

PML	305, 318
PRC	22
Preliminary Dispute Resolution Election Notice	534
Prepayment Assumption	604
Prepayment Interest Excess	402
Prepayment Interest Shortfall	402
Prepayment Premium	401
Prepayment Provisions	171
Prime Rate	444
Principal Balance Certificates	376
Principal Distribution Amount	394
Principal Shortfall	395
Privileged Information	509
Privileged Information Exception	509
Privileged Person	410
Pro Rata and Pari Passu Basis	247
Pro Rata Share	247
Professional Investors	23
Prohibited Prepayment	403
Promotion of Collective Investment Schemes Exemptions Order	21
Proposed Course of Action	534
Proposed Course of Action Notice	534
Prospectus	23
Prospectus Directive	20
PSA	375
PSA Party Repurchase Request	533
PTCE	621
Purchase Price	432
Q
Qualification Criteria	309, 330
Qualified Investor	21
Qualified Investors	21
Qualified Replacement Special Servicer	523
Qualified Substitute Mortgage Loan	433
R
RAC No-Response Scenario	552
Rated Final Distribution Date	402
Rating Agencies	553
Rating Agency Confirmation	553
REA	74
Realized Loss	406
REC	195
Record Date	383
Registration Statement	617
Regular Certificates	376
Regular Interestholder	603
Regular Interests	599
Regulation AB	555
Reimbursement Rate	444
Related Proceeds	442
Related Trust Component	382
Release Date	216
Relevant Member State	20
Relevant Persons	22
Relief Act	579
Remaining Term to Maturity	172
REMIC	599
REMIC Regulations	599
REO Account	446
REO Loan	397
REO Property	484
Repurchase Election Notice	274
Repurchase Option Notice	274
Repurchase Request	533
Requesting Certificateholder	535
Requesting Holders	472
Requesting Investor	425
Requesting Party	551
Requirements	580
Residual Certificates	376
Resolution Failure	534
Resolved	534
Restricted Group	619
Restricted Party	509
Retention Requirement	141
Review Materials	515
RevPAR	172
Rialto Mortgage	323
Rialto Mortgage Data Tape	329
Rialto Mortgage Loans	323
Rialto Mortgage Review Team	328
RMBS	359
ROFO	205
Rooms	176
Rule 15Ga-1	345
Rule 15Ga-1 Reporting Period	309
Rule 17g-5	413
S
S&P	363
Scheduled Principal Distribution Amount	394
SEC	293
Securities Act	554
Securitization Accounts	376, 446
SEL	305
Senior Certificates	376
Serviced Companion Loan	233

Serviced Mortgage Loan	233
Serviced Pari Passu Companion Loan	233
Serviced Pari Passu Companion Loan Securities	526
Serviced Pari Passu Mortgage Loan	233
Serviced Whole Loan	233
Servicer Termination Event	525
Servicing Advances	440
Servicing Fee	454
Servicing Fee Rate	454
Servicing Shift Master Servicer	52
Servicing Shift Mortgage Loan	52, 233
Servicing Shift Pooling and Servicing Agreement	52
Servicing Shift PSA	233
Servicing Shift Securitization Date	52, 233
Servicing Shift Special Servicer	52
Servicing Shift Whole Loan	52, 233
Servicing Standard	438
SF	172
SFA	23
SFO	23
Similar Law	618
Similar Requirements	141
SIPC	616
SMMEA	622
Special Servicer	369
Special Servicing Fee	457
Special Servicing Fee Rate	457
Specially Serviced Loans	482
Sq. Ft.	172
Square Feet	172
Startup Day	600
Stated Principal Balance	396
Structured Product	23
Structuring Assumptions	589
Subject Loan	463
Subordinate Certificates	376
Subordinate Companion Loan	163, 233
Subordinate LOC	178
Sub-Servicing Agreement	438
T
T-12	172
tax matters persons	610
Term to Maturity	172
Terms and Conditions	423
Tests	516
Title V	578
TMPs	610
Total Operating Expenses	166
Triggering Event of Default	267
TRIPRA	101
Trust	356
Trust Component	379
Trust REMICs	380, 599
TTM	172
U
U.S. Person	612
U/W DSCR	168
U/W Expenses	172
U/W NCF	172
U/W NCF Debt Yield	175
U/W NCF DSCR	168, 175
U/W NOI	175
U/W NOI Debt Yield	176
U/W NOI DSCR	175
U/W Revenues	176
UCC	363, 564
Uncovered Amount	448
Underwriter Entities	128
Underwriting Agreement	614
Underwritten Debt Service Coverage Ratio	168
Underwritten Expenses	172
Underwritten NCF	172
Underwritten NCF Debt Yield	175
Underwritten Net Cash Flow	172
Underwritten Net Cash Flow Debt Service Coverage Ratio	175
Underwritten Net Operating Income	175
Underwritten Net Operating Income Debt Service Coverage Ratio	175
Underwritten NOI	175
Underwritten NOI Debt Yield	176
Underwritten Revenues	176
Units	176
Unscheduled Principal Distribution Amount	395
Unsolicited Information	516
Upper-Tier REMIC	380, 599
V
Value Co-op Basis	229
Volcker Rule	143
Voting Rights	419
W
WAC Rate	392

Wachovia Bank	301
Weighted Average Mortgage Rate	176
Weighted Averages	176
Wells Fargo Bank	301
Wells Fargo Bank Data Tape	308
Wells Fargo Bank Deal Team	307
WFCM 2016-C35 Certificate Administrator	253
WFCM 2016-C35 Directing Certificateholder	255
WFCM 2016-C35 Master Servicer	253
WFCM 2016-C35 Pooling and Servicing Agreement	230
WFCM 2016-C35 Special Servicer	253
WFCM 2016-C35 Trustee	253
WFCM 2016-LC24 Asset Representations Reviewer	276
WFCM 2016-LC24 Certificate Administrator	276
WFCM 2016-LC24 Depositor	276
WFCM 2016-LC24 Directing Certificateholder	261, 277
WFCM 2016-LC24 Master Servicer	276
WFCM 2016-LC24 Operating Advisor	276
WFCM 2016-LC24 Pooling and Servicing Agreement	230
WFCM 2016-LC24 Special Servicer	276
WFCM 2016-LC24 Trustee	276
Whole Loan	163
Withheld Amounts	445
Workout Fee	457
Workout Fee Rate	457
Workout-Delayed Reimbursement Amount	444
WTNA	356
Y
Yield Maintenance Charge	401
YM(#)	171

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address(2)	City	State	Zip Code	General Property Type	Specific Property Type
1	Gurnee Mills	WFB		6170 West Grand Avenue	Gurnee	IL	60031	Retail	Super Regional Mall
2	101 Hudson Street	WFB		101 Hudson Street	Jersey City	NJ	07302	Office	CBD
3	Plaza America I & II	Barclays		11700 and 11710 Plaza America Drive	Reston	VA	20190	Office	Suburban
4	North Isle Village, Inc.	NCB		50 Gibbs Road	Coram	NY	11727	Multifamily	Cooperative
5	Easton Town Center	Barclays		160 Easton Town Center	Columbus	OH	43219	Retail	Urban
6	Conrad Indianapolis	WFB		50 West Washington Street	Indianapolis	IN	46204	Hospitality	Full Service
7	Mall at Turtle Creek	Barclays		3000 East Highland Drive	Jonesboro	AR	72401	Retail	Regional Mall
8	Home2 Suites - Long Island City	Basis		39-06 30th Street	Long Island City	NY	11101	Hospitality	Extended Stay
9	ExchangeRight Net Leased Portfolio 13	Barclays		Various	Various	Various	Various	Retail	Single Tenant
9.01	Walgreens - Fairfield	Barclays		4610 Pleasant Avenue	Fairfield	OH	45014	Retail	Single Tenant
9.02	Walgreens - Panama City	Barclays		301 North Tyndall Parkway	Panama City	FL	32404	Retail	Single Tenant
9.03	Hobby Lobby - Franklin	Barclays		6801 South 27th Street	Franklin	WI	53132	Retail	Single Tenant
9.04	CVS Pharmacy - Gadsden	Barclays		2608 West Meighan Boulevard	Gadsden	AL	35904	Retail	Single Tenant
9.05	Tractor Supply - Chillicothe	Barclays		1850 North Bridge Street	Chillicothe	OH	45601	Retail	Single Tenant
9.06	Advance Auto Parts - Houston	Barclays		3003 South Richey Street	Houston	TX	77017	Retail	Single Tenant
9.07	Family Dollar - Plainville	Barclays		32 East Street	Plainville	CT	06062	Retail	Single Tenant
9.08	Napa Auto Parts - Madison	Barclays		2802 Index Road	Madison	WI	53713	Retail	Single Tenant
9.09	Dollar General - Knoxville (Circle Oak)	Barclays		3131 Circle Oak Drive	Knoxville	TN	37920	Retail	Single Tenant
9.10	Family Dollar - Lafayette (Pinhook)	Barclays		501 East Pinhook Road	Lafayette	LA	70501	Retail	Single Tenant
9.11	Dollar General - Dothan	Barclays		2630 Westgate Parkway	Dothan	AL	36303	Retail	Single Tenant
9.12	Family Dollar - Lafayette (Congress)	Barclays		3841 West Congress Street	Lafayette	LA	70506	Retail	Single Tenant
9.13	Dollar General - Superior	Barclays		216 Belknap Street	Superior	WI	54880	Retail	Single Tenant
9.14	Dollar General - Knoxville (Elm)	Barclays		1612 Elm Street	Knoxville	TN	37921	Retail	Single Tenant
9.15	Family Dollar - Scott	Barclays		1061 Renaud Drive	Scott	LA	70583	Retail	Single Tenant
9.16	Sherwin Williams - Arlington	Barclays		5865 South Cooper Street	Arlington	TX	76017	Retail	Single Tenant
9.17	Sherwin Williams - Shreveport	Barclays		305 West Bert Kouns Industrial Loop	Shreveport	LA	71106	Retail	Single Tenant
9.18	Sherwin Williams - Sherman	Barclays		711 East Taylor Street	Sherman	TX	75090	Retail	Single Tenant
9.19	Dollar General - Walbridge	Barclays		30500 Drouillard Road	Walbridge	OH	43465	Retail	Single Tenant
9.20	Sherwin Williams - Naples	Barclays		12025 Collier Boulevard	Naples	FL	34116	Retail	Single Tenant
10	Sheraton Towson Baltimore North	Barclays		903 Dulaney Valley Road	Towson	MD	21204	Hospitality	Full Service
11	Houston Industrial Portfolio	Barclays		Various	Houston	TX	Various	Industrial	Flex
11.01	Emmott Business Center	Barclays		8807-8815 Emmott Road	Houston	TX	77040	Industrial	Flex
11.02	Eldridge Business Center	Barclays		6830 North Eldridge Parkway	Houston	TX	77041	Industrial	Flex
11.03	West Belt Business Center	Barclays		6125 West Sam Houston Parkway	Houston	TX	77041	Industrial	Flex
11.04	Winkler Berrybrook	Barclays		5900-6000 Berrybrook Drive	Houston	TX	77017	Industrial	Flex
11.05	Aldine Westfield	Barclays		16623 Aldine Westfield	Houston	TX	77032	Industrial	Flex
11.06	Keough Business Center	Barclays		9230 Keough Road	Houston	TX	77040	Industrial	Flex
12	Central Park Retail	WFB		See footnote (2)	Fredericksburg	VA	22401	Retail	Anchored
13	Archdale Marketplace	Barclays		5801-6025 South Boulevard	Charlotte	NC	28217	Retail	Anchored
14	DoubleTree Dallas Near the Galleria	CIIICM		4099 Valley View Lane	Dallas	TX	75244	Hospitality	Full Service
15	Tully Business Center	WFB		1310-1460 Tully Road	San Jose	CA	95122	Industrial	Flex
16	Spanish Fort Town Center Apartments	CIIICM		30000 Town Center Avenue	Spanish Fort	AL	36527	Multifamily	Garden
17	Alliance International	The Bancorp Bank		7001-7131 Grand National Drive	Orlando	FL	32819	Office	Suburban
18	Gas Company Tower & World Trade Center Parking Garage	Barclays		555 West Fifth Street; 350 South Figueroa Street	Los Angeles	CA	90013	Office	CBD
19	2375 Anselmo Drive	Barclays		2375 Anselmo Drive	Corona	CA	92879	Office	Suburban
20	Consumer Square West	RMF		3530 Soldano Boulevard	Columbus	OH	43228	Retail	Anchored
21	Northtowne Meadows	RMF		6255 Telegraph Road	Erie	MI	48133	Manufactured Housing Community	Manufactured Housing Community
22	Central Self Storage - Daly City, CA	WFB		307, 321 and 333 87th Street	Daly City	CA	94015	Self Storage	Self Storage
23	Shoppes at Kendall	RMF		15400-15600 North Kendall Drive	Miami	FL	33196	Retail	Unanchored
24	Firelands and Midtown Manor MHP	CIIICM		Various	Various	OH	Various	Manufactured Housing Community	Manufactured Housing Community
24.01	Midtown Manor MHP	CIIICM		520 Milan Avenue	Norwalk	OH	44857	Manufactured Housing Community	Manufactured Housing Community
24.02	Firelands Manor MHP	CIIICM		5810 US-20 East	Wakeman	OH	44889	Manufactured Housing Community	Manufactured Housing Community
25	Holiday Inn Express & Suites Cooperstown	RMF		4758 State Highway 28	Cooperstown	NY	13326	Hospitality	Limited Service
26	61 Inverness	The Bancorp Bank		61 Inverness Drive East	Englewood	CO	80112	Office	Suburban
27	Shoreview Apartments	WFB		400 Kellogg Street	Ann Arbor	MI	48105	Multifamily	Garden
28	One & Two Corporate Plaza	RMF		2525 & 2625 Bay Area Boulevard	Houston	TX	77058	Office	Suburban
29	New Albany Office Building	RMF		5150 East Dublin-Granville Road	Columbus	OH	43081	Office	Suburban
30	Paradise Ranch MHP	The Bancorp Bank		36200 North Paradise Ranch Road	Castaic	CA	91384	Manufactured Housing Community	Manufactured Housing Community
31	Pacific Rancho Business Park	Barclays		2701, 2705, 2709 Via Orange Way	Spring Valley	CA	91978	Industrial	Light Industrial
32	Comfort Suites Waco	CIIICM		810 Interstate 35 North	Waco	TX	76705	Hospitality	Limited Service
33	Century Theater - NextGen	The Bancorp Bank		46800 Washington Street	La Quinta	CA	92253	Retail	Single Tenant
34	Chicago Northside Storage	CIIICM		3510 Wilmette Avenue	Wilmette	IL	60091	Self Storage	Self Storage
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	NCB		5302-24 Fillmore Avenue; 5405-09 Avenue S; 5607-27 Avenue T; 5610-16 Avenue T; 2001 Pearson Street; 5710 Avenue T; 5810-18 Avenue T	Brooklyn	NY	11234	Multifamily	Cooperative
36	Village at Fairplain	CIIICM		777 East Napier Avenue	Benton Harbor	MI	49022	Multifamily	Garden
37	Hampton Inn Richmond Hill	RMF		4679 Highway 17	Richmond Hill	GA	31324	Hospitality	Limited Service
38	4119 Syracuse Holding (Camillus Plaza)	Basis		4107-4131 West Genesee Street	Camillus	NY	13031	Retail	Unanchored
39	Holiday Inn Express & Suites Marysville	RMF		411 Allenby Drive	Marysville	OH	43040	Hospitality	Limited Service
40	Lock Ur Own Self Storage	CIIICM		9591 East 22nd Avenue	Aurora	CO	80010	Self Storage	Self Storage
41	Bella Vista Pointe Apartments	RMF		2900 Dilido Road	Dallas	TX	75228	Multifamily	Garden
42	Country Aire MHP	CIIICM		2465 Highway 397	Lake Charles	LA	70615	Manufactured Housing Community	Manufactured Housing Community
43	CVS Duluth	Barclays		1215 East Superior Street	Duluth	MN	55805	Retail	Single Tenant
44	Comfort Inn & Suites Market Center Dallas	RMF		7138 North Stemmons Freeway	Dallas	TX	75247	Hospitality	Limited Service
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.	NCB		290 West 232nd Street	Bronx	NY	10463	Multifamily	Cooperative
46	Sun Lake Estates MHP	CIIICM		3300 Voight Boulevard	San Angelo	TX	76905	Manufactured Housing Community	Manufactured Housing Community
47	Moore Self Storage	RMF		3935 Westpoint Boulevard	Winston-Salem	NC	27103	Self Storage	Self Storage
48	Best Western - Westgate	The Bancorp Bank		1415 Kenneth Road	York	PA	17408	Hospitality	Limited Service
49	Courthouse Square	RMF		2124, 2126, and 2128 Jefferson Davis Highway	Stafford	VA	22554	Office	Suburban
50	Pokegama Mobile Home & R.V. Park	The Bancorp Bank		19193 Island Resort Road	Pine City	MN	55063	Manufactured Housing Community	Manufactured Housing Community
51	Compton Owners Corp.	NCB		175-45 88th Avenue	Jamaica	NY	11432	Multifamily	Cooperative
52	Arlington Heights Self Storage	RMF		2500 East Hintz Road	Arlington Heights	IL	60004	Self Storage	Self Storage
53	Western Village MHP	CIIICM		83 Bonanza Road	Palm Springs	CA	92262	Manufactured Housing Community	Manufactured Housing Community
54	7350 S Phillips Avenue	CIIICM		7350 South Phillips Avenue	Chicago	IL	60649	Multifamily	Mid Rise
55	Guardian Self Storage San Antonio	CIIICM		12720 NW Military Highway	San Antonio	TX	78321	Self Storage	Self Storage
56	Northgate III	WFB		12002 Forestgate Drive	Dallas	TX	75243	Industrial	Flex
57	Broadview Heights Self Storage	RMF		2001 Towpath Road	Broadview Heights	OH	44147	Self Storage	Self Storage
58	Pleasant Ridge	CIIICM		4901 Pleasant Ridge Drive	Evansville	IN	47711	Manufactured Housing Community	Manufactured Housing Community
59	Bayview Owners Corp.	NCB		8847-73 Bay 16th Street a/k/a 242-304 Bay 17th Street	Brooklyn	NY	11214	Multifamily	Cooperative
60	Royal Oaks MHC	RMF		11526 C F Hawn Freeway	Dallas	TX	75253	Manufactured Housing Community	Manufactured Housing Community
61	Big Oaks Self Storage & Retail	CIIICM		13300-13450 East Highway 20	Clearlake Oaks	CA	95423	Mixed Use	Self Storage/Retail
62	Mohegan Village Owners, Inc.	NCB		737 Tuckahoe Road	Yonkers	NY	10710	Multifamily	Cooperative
63	Belle Grove MHP	CIIICM		624 301 Street Boulevard East	Bradenton	FL	34203	Manufactured Housing Community	Manufactured Housing Community
64	Fleetwood Hills Apartments, Inc.	NCB		804 Bronx River Road	Yonkers	NY	10708	Multifamily	Cooperative
65	All American Storage DeSoto	CIIICM		1209 East Belt Line Road	DeSoto	TX	75115	Self Storage	Self Storage
66	Southwood Village Retail Center	The Bancorp Bank		1307 2nd Loop Road	Florence	SC	29505	Retail	Anchored
67	Newtown Self Storage	CIIICM		137 South Main Street	Newtown	CT	06740	Self Storage	Self Storage
68	Campus Plaza - MI	WFB		43201 Garfield Road	Clinton Township	MI	48038	Retail	Unanchored
69	80-82 Charles St. Owners Corp.	NCB		80-82 Charles Street	New York	NY	10014	Multifamily	Cooperative
70	Aloha Estates MHP	CIIICM		5310 14th Street West	Bradenton	FL	34207	Manufactured Housing Community	Manufactured Housing Community
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.	NCB		1122 Yonkers Avenue	Yonkers	NY	10704	Multifamily	Cooperative
72	13912 Owners Corp.	NCB		139-12 84th Drive	Briarwood	NY	11435	Multifamily	Cooperative
73	Friendly Village Mobile Estates	CIIICM		715 Center Stree East	Kimberly	ID	83341	Manufactured Housing Community	Manufactured Housing Community

A-1-1

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Year Built	Year Renovated	Number of Units(3)	Unit of Measure	Cut-off Date Balance Per Unit/SF(4)	Original Balance ($)(4)	Cut-off Date Balance ($)(4)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Ongoing Fee Rate	Certificate Administrator Fee Rate
1	Gurnee Mills	1991	2014	1,683,915	Sq. Ft.	163	80,000,000	79,893,396	9.3%	63,520,451	N	9/27/2016	11/1/2016		11/1/2016	10/1/2026		3.990000%	0.000000%	0.007000%
2	101 Hudson Street	1992	2015	1,341,649	Sq. Ft.	186	67,500,000	67,500,000	7.9%	67,500,000	N	9/30/2016	11/11/2016	10/11/2026		10/11/2026		3.117000%	0.000000%	0.007000%
3	Plaza America I & II	1999		514,615	Sq. Ft.	243	65,000,000	65,000,000	7.6%	65,000,000	N	7/20/2016	9/6/2016	8/6/2026		8/6/2026		4.190120%	0.003900%	0.007000%
4	North Isle Village, Inc.	1973	1996	763	Units	60,202	46,000,000	45,933,875	5.4%	36,043,413	N	9/29/2016	11/1/2016		11/1/2016	10/1/2026		3.630000%	0.002360%	0.007000%
5	Easton Town Center	1999	2015	1,303,073	Sq. Ft.	259	45,000,000	45,000,000	5.2%	45,000,000	N	7/28/2016	9/5/2016	8/5/2026		8/5/2026		3.615900%	0.000000%	0.007000%
6	Conrad Indianapolis	2006	2015	247	Rooms	225,239	32,000,000	31,962,031	3.7%	25,886,890	N	9/13/2016	11/11/2016		11/11/2016	10/11/2026		4.520000%	0.005500%	0.007000%
7	Mall at Turtle Creek	2006		329,398	Sq. Ft.	217	29,860,000	29,683,636	3.5%	24,370,006	N	6/2/2016	7/6/2016		7/6/2016	6/6/2026		4.780000%	0.000000%	0.007000%
8	Home2 Suites - Long Island City	2014		115	Rooms	217,163	25,000,000	24,973,745	2.9%	20,585,071	N	9/29/2016	11/1/2016		11/1/2016	10/1/2026		5.050000%	0.002360%	0.007000%
9	ExchangeRight Net Leased Portfolio 13	Various		233,055	Sq. Ft.	105	24,485,000	24,485,000	2.9%	24,485,000	N	8/31/2016	10/6/2016	9/6/2026		9/6/2026		3.821000%	0.002360%	0.007000%
9.01	Walgreens - Fairfield	2002		14,490	Sq. Ft.		3,395,000	3,395,000	0.4%
9.02	Walgreens - Panama City	2006		14,820	Sq. Ft.		3,165,000	3,165,000	0.4%
9.03	Hobby Lobby - Franklin	2003		53,000	Sq. Ft.		2,825,000	2,825,000	0.3%
9.04	CVS Pharmacy - Gadsden	2008		11,945	Sq. Ft.		2,420,000	2,420,000	0.3%
9.05	Tractor Supply - Chillicothe	1996		18,946	Sq. Ft.		1,645,000	1,645,000	0.2%
9.06	Advance Auto Parts - Houston	2015		6,889	Sq. Ft.		1,075,000	1,075,000	0.1%
9.07	Family Dollar - Plainville	2015		9,219	Sq. Ft.		1,040,000	1,040,000	0.1%
9.08	Napa Auto Parts - Madison	1990		7,800	Sq. Ft.		960,000	960,000	0.1%
9.09	Dollar General - Knoxville (Circle Oak)	2016		9,100	Sq. Ft.		825,000	825,000	0.1%
9.10	Family Dollar - Lafayette (Pinhook)	2016		8,481	Sq. Ft.		755,000	755,000	0.1%
9.11	Dollar General - Dothan	2016		9,026	Sq. Ft.		745,000	745,000	0.1%
9.12	Family Dollar - Lafayette (Congress)	2016		8,320	Sq. Ft.		745,000	745,000	0.1%
9.13	Dollar General - Superior	2013		9,493	Sq. Ft.		735,000	735,000	0.1%
9.14	Dollar General - Knoxville (Elm)	2016		9,100	Sq. Ft.		695,000	695,000	0.1%
9.15	Family Dollar - Scott	2016		8,532	Sq. Ft.		670,000	670,000	0.1%
9.16	Sherwin Williams - Arlington	1999		6,000	Sq. Ft.		655,000	655,000	0.1%
9.17	Sherwin Williams - Shreveport	2003		6,000	Sq. Ft.		595,000	595,000	0.1%
9.18	Sherwin Williams - Sherman	2001		7,080	Sq. Ft.		585,000	585,000	0.1%
9.19	Dollar General - Walbridge	2008		9,014	Sq. Ft.		485,000	485,000	0.1%
9.20	Sherwin Williams - Naples	1986		5,800	Sq. Ft.		470,000	470,000	0.1%
10	Sheraton Towson Baltimore North	1987	2015	283	Rooms	77,561	22,000,000	21,949,866	2.6%	18,072,484	N	8/10/2016	10/6/2016		10/6/2016	9/6/2026		4.980000%	0.002360%	0.007000%
11	Houston Industrial Portfolio	Various		459,485	Sq. Ft.	43	20,000,000	19,967,885	2.3%	14,824,994	N	9/30/2016	11/6/2016		11/6/2016	10/6/2026		4.768000%	0.002360%	0.007000%
11.01	Emmott Business Center	1993		167,040	Sq. Ft.		7,200,000	7,188,439	0.8%
11.02	Eldridge Business Center	1998		99,500	Sq. Ft.		4,550,000	4,542,694	0.5%
11.03	West Belt Business Center	1997		97,030	Sq. Ft.		3,800,000	3,793,898	0.4%
11.04	Winkler Berrybrook	1984		43,100	Sq. Ft.		2,000,000	1,996,789	0.2%
11.05	Aldine Westfield	1991		33,185	Sq. Ft.		1,500,000	1,497,591	0.2%
11.06	Keough Business Center	1983		19,630	Sq. Ft.		950,000	948,475	0.1%
12	Central Park Retail	1966	2014	441,907	Sq. Ft.	203	20,000,000	19,948,500	2.3%	16,100,491	N	8/5/2016	10/1/2016		10/1/2016	9/1/2026		4.380000%	0.000000%	0.007000%
13	Archdale Marketplace	1961	2005	179,811	Sq. Ft.	107	19,275,000	19,275,000	2.2%	16,292,398	N	10/3/2016	11/6/2016	10/6/2018	11/6/2018	10/6/2026		4.120000%	0.002360%	0.007000%
14	DoubleTree Dallas Near the Galleria	1980	2016	290	Rooms	65,439	19,000,000	18,977,355	2.2%	15,359,794	N	9/30/2016	11/11/2016		11/11/2016	10/11/2026		4.500000%	0.002360%	0.007000%
15	Tully Business Center	1987		143,913	Sq. Ft.	122	17,500,000	17,500,000	2.0%	15,134,430	N	8/25/2016	10/11/2016	9/11/2019	10/11/2019	9/11/2026		3.990000%	0.002360%	0.007000%
16	Spanish Fort Town Center Apartments	2009		216	Units	72,917	15,750,000	15,750,000	1.8%	13,368,216	N	9/28/2016	11/11/2016	10/11/2018	11/11/2018	10/11/2026		4.270000%	0.002360%	0.007000%
17	Alliance International	1984		238,257	Sq. Ft.	65	15,400,000	15,400,000	1.8%	13,634,565	N	4/14/2016	6/5/2016	5/5/2019	6/5/2019	5/5/2026		5.000000%	0.002360%	0.007000%
18	Gas Company Tower & World Trade Center Parking Garage	1991	2015	1,372,329	Sq. Ft.	105	15,000,000	15,000,000	1.7%	15,000,000	N	7/11/2016	9/6/2016	8/6/2021		8/6/2021		3.472700%	0.000000%	0.007000%
19	2375 Anselmo Drive	2009		74,569	Sq. Ft.	201	15,000,000	14,980,897	1.7%	11,999,923	N	9/30/2016	11/6/2016		11/6/2016	10/6/2026		4.200000%	0.002360%	0.007000%
20	Consumer Square West	1988		218,206	Sq. Ft.	62	13,600,000	13,584,151	1.6%	11,032,025	N	9/30/2016	11/6/2016		11/6/2016	10/6/2026		4.600000%	0.002360%	0.007000%
21	Northtowne Meadows	1987		386	Pads	32,947	12,750,000	12,717,625	1.5%	10,288,978	N	9/8/2016	10/6/2016		10/6/2016	9/6/2026		4.450000%	0.002360%	0.007000%
22	Central Self Storage - Daly City, CA	2003		71,275	Sq. Ft.	166	11,850,000	11,850,000	1.4%	11,850,000	N	9/30/2016	11/11/2016	10/11/2026		10/11/2026		4.060000%	0.002360%	0.007000%
23	Shoppes at Kendall	2014		48,057	Sq. Ft.	223	10,700,000	10,700,000	1.2%	10,700,000	N	9/9/2016	10/1/2016	9/1/2026		9/1/2026		3.700000%	0.002360%	0.007000%
24	Firelands and Midtown Manor MHP	Various		398	Pads	25,069	10,000,000	9,977,306	1.2%	8,220,133	N	8/25/2016	10/11/2016		10/11/2016	9/11/2026		5.000000%	0.002360%	0.007000%
24.01	Midtown Manor MHP	1994		240	Pads		5,850,000	5,836,724	0.7%
24.02	Firelands Manor MHP	1975		158	Pads		4,150,000	4,140,582	0.5%
25	Holiday Inn Express & Suites Cooperstown	2004	2014	74	Rooms	117,281	8,700,000	8,678,812	1.0%	5,381,632	N	9/30/2016	11/6/2016		11/6/2016	10/6/2026		4.550000%	0.002360%	0.007000%
26	61 Inverness	1982	2015	85,975	Sq. Ft.	96	8,225,000	8,225,000	1.0%	7,282,097	N	4/14/2016	6/5/2016	5/5/2019	6/5/2019	5/5/2026		5.000000%	0.002360%	0.007000%
27	Shoreview Apartments	1968		128	Units	62,417	8,000,000	7,989,362	0.9%	6,354,342	N	9/30/2016	11/11/2016		11/11/2016	10/11/2026		4.000000%	0.002360%	0.007000%
28	One & Two Corporate Plaza	1984		276,025	Sq. Ft.	98	7,000,000	6,984,312	0.8%	5,765,333	N	8/18/2016	10/6/2016		10/6/2016	9/6/2026		5.060000%	0.000000%	0.007000%
29	New Albany Office Building	1999	2007	82,853	Sq. Ft.	81	6,680,000	6,680,000	0.8%	5,858,306	N	8/31/2016	10/6/2016	9/6/2019	10/6/2019	9/6/2026		4.580000%	0.002360%	0.007000%
30	Paradise Ranch MHP	1972		94	Pads	69,073	6,500,000	6,492,847	0.8%	5,980,764	N	9/30/2016	11/5/2016		11/5/2016	10/5/2021		4.850000%	0.002360%	0.007000%
31	Pacific Rancho Business Park	1988		83,635	Sq. Ft.	76	6,350,000	6,350,000	0.7%	6,350,000	N	9/23/2016	11/6/2016	10/6/2026		10/6/2026		3.707000%	0.002360%	0.007000%
32	Comfort Suites Waco	2009	2015	94	Rooms	66,868	6,300,000	6,285,613	0.7%	5,173,609	N	8/12/2016	10/11/2016		10/11/2016	9/11/2026		4.970000%	0.002360%	0.007000%
33	Century Theater - NextGen	2015		43,325	Sq. Ft.	143	6,200,000	6,200,000	0.7%	6,200,000	N	12/11/2015	2/5/2016	1/5/2026		1/5/2026		4.690000%	0.002360%	0.007000%
34	Chicago Northside Storage	1961	1982	40,069	Sq. Ft.	150	6,000,000	6,000,000	0.7%	5,043,195	N	10/6/2016	11/11/2016	10/11/2017	11/11/2017	10/11/2026		4.850000%	0.002360%	0.007000%
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	1952	NAV	340	Units	17,621	6,000,000	5,991,303	0.7%	4,694,259	N	9/30/2016	11/1/2016		11/1/2016	10/1/2026		3.590000%	0.002360%	0.007000%
36	Village at Fairplain	1971	2016	178	Units	31,549	5,650,000	5,615,689	0.7%	5,047,960	N	7/8/2016	8/11/2016		8/11/2016	7/11/2021		5.250000%	0.002360%	0.007000%
37	Hampton Inn Richmond Hill	1998	2016	64	Rooms	86,620	5,550,000	5,543,649	0.6%	4,514,255	N	9/30/2016	11/6/2016		11/6/2016	10/6/2026		4.680000%	0.002360%	0.007000%
38	4119 Syracuse Holding (Camillus Plaza)	1958	1970	64,664	Sq. Ft.	85	5,530,000	5,523,379	0.6%	4,467,435	N	9/29/2016	11/1/2016		11/1/2016	10/1/2026		4.480000%	0.002360%	0.007000%
39	Holiday Inn Express & Suites Marysville	2002	2013	72	Rooms	73,529	5,300,000	5,294,086	0.6%	4,326,846	N	9/29/2016	11/6/2016		11/6/2016	10/6/2026		4.790000%	0.002360%	0.007000%
40	Lock Ur Own Self Storage	1977	2007	66,665	Sq. Ft.	79	5,300,000	5,281,080	0.6%	4,312,438	N	7/26/2016	9/11/2016		9/11/2016	8/11/2026		4.690000%	0.002360%	0.007000%
41	Bella Vista Pointe Apartments	1984		188	Units	27,128	5,100,000	5,100,000	0.6%	4,239,476	N	8/3/2016	9/6/2016	8/6/2017	9/6/2017	8/6/2026		4.480000%	0.002360%	0.007000%
42	Country Aire MHP	1973	2015	192	Pads	23,933	4,600,000	4,595,112	0.5%	4,242,238	N	10/4/2016	11/11/2016		11/11/2016	10/11/2021		5.000000%	0.002360%	0.007000%
43	CVS Duluth	2014		13,499	Sq. Ft.	333	4,500,000	4,500,000	0.5%	4,500,000	N	9/28/2016	11/6/2016	10/6/2026		10/6/2026		4.002000%	0.002360%	0.007000%
44	Comfort Inn & Suites Market Center Dallas	1999	2014	62	Rooms	72,504	4,500,000	4,495,229	0.5%	3,700,493	N	9/28/2016	11/6/2016		11/6/2016	10/6/2026		5.010000%	0.002360%	0.007000%
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.	1966	2012	117	Units	38,343	4,500,000	4,486,174	0.5%	3,504,625	N	8/30/2016	10/1/2016		10/1/2016	9/1/2026		3.470000%	0.002360%	0.007000%
46	Sun Lake Estates MHP	1986		229	Pads	18,471	4,240,000	4,229,889	0.5%	3,457,816	N	9/7/2016	10/11/2016		10/11/2016	9/11/2026		4.760000%	0.002360%	0.007000%
47	Moore Self Storage	2006		72,859	Sq. Ft.	57	4,180,000	4,180,000	0.5%	3,654,960	N	9/30/2016	11/6/2016	10/6/2019	11/6/2019	10/6/2026		4.450000%	0.002360%	0.007000%
48	Best Western - Westgate	1983	2014	103	Rooms	39,984	4,200,000	4,118,381	0.5%	3,153,030	N	10/5/2015	12/5/2015		12/5/2015	11/5/2025		5.110000%	0.002360%	0.007000%
49	Courthouse Square	1989		26,783	Sq. Ft.	152	4,080,000	4,075,846	0.5%	3,373,603	N	9/12/2016	11/6/2016		11/6/2016	10/6/2026		5.180000%	0.002360%	0.007000%
50	Pokegama Mobile Home & R.V. Park	1975	2008	337	Pads	11,808	4,000,000	3,979,396	0.5%	3,750,821	N	5/5/2016	6/5/2016		6/5/2016	5/5/2021		6.180000%	0.002360%	0.007000%
51	Compton Owners Corp.	1962	NAV	114	Units	34,211	3,900,000	3,900,000	0.5%	3,900,000	N	9/27/2016	11/1/2016	10/1/2026		10/1/2026		3.390000%	0.002360%	0.007000%
52	Arlington Heights Self Storage	1987		56,792	Sq. Ft.	66	3,750,000	3,750,000	0.4%	3,288,719	N	8/19/2016	10/6/2016	9/6/2019	10/6/2019	9/6/2026		4.580000%	0.002360%	0.007000%
53	Western Village MHP	1965		141	Pads	24,795	3,500,000	3,496,085	0.4%	2,856,398	N	10/3/2016	11/11/2016		11/11/2016	10/11/2026		4.780000%	0.002360%	0.007000%
54	7350 S Phillips Avenue	1929	2009	70	Units	49,943	3,500,000	3,496,031	0.4%	2,850,664	N	9/29/2016	11/11/2016		11/11/2016	10/11/2026		4.720000%	0.002360%	0.007000%
55	Guardian Self Storage San Antonio	1998		58,555	Sq. Ft.	60	3,500,000	3,491,272	0.4%	2,833,171	N	9/7/2016	10/11/2016		10/11/2016	9/11/2026		4.540000%	0.002360%	0.007000%
56	Northgate III	1988		95,204	Sq. Ft.	35	3,345,000	3,340,703	0.4%	2,672,187	N	9/30/2016	11/11/2016		11/11/2016	10/11/2026		4.160000%	0.002360%	0.007000%
57	Broadview Heights Self Storage	2006		59,742	Sq. Ft.	55	3,280,000	3,280,000	0.4%	2,867,917	N	8/24/2016	10/6/2016	9/6/2019	10/6/2019	9/6/2026		4.450000%	0.002360%	0.007000%
58	Pleasant Ridge	1969	2016	200	Pads	16,211	3,250,000	3,242,234	0.4%	2,649,561	N	9/1/2016	10/11/2016		10/11/2016	9/11/2026		4.750000%	0.002360%	0.007000%
59	Bayview Owners Corp.	1949	1996	191	Units	15,693	3,000,000	2,997,388	0.3%	2,601,756	N	9/26/2016	11/1/2016		11/1/2016	10/1/2026		3.460000%	0.002360%	0.007000%
60	Royal Oaks MHC	1975		124	Pads	22,303	2,775,000	2,765,567	0.3%	2,275,294	N	7/22/2016	9/6/2016		9/6/2016	8/6/2026		4.920000%	0.002360%	0.007000%
61	Big Oaks Self Storage & Retail	1976		95,369	Sq. Ft.	29	2,737,500	2,734,215	0.3%	2,210,739	N	9/20/2016	11/11/2016		11/11/2016	10/11/2026		4.470000%	0.002360%	0.007000%
62	Mohegan Village Owners, Inc.	1947	1994	53	Units	50,943	2,700,000	2,700,000	0.3%	2,346,853	N	10/3/2016	12/1/2016		12/1/2016	11/1/2026		3.530000%	0.002360%	0.007000%
63	Belle Grove MHP	1955		88	Pads	30,648	2,700,000	2,697,022	0.3%	2,207,912	N	9/30/2016	11/11/2016		11/11/2016	10/11/2026		4.840000%	0.002360%	0.007000%
64	Fleetwood Hills Apartments, Inc.	1958	NAV	42	Units	59,881	2,515,000	2,515,000	0.3%	2,515,000	N	9/27/2016	11/1/2016	10/1/2026		10/1/2026		3.410000%	0.002360%	0.007000%
65	All American Storage DeSoto	1974		49,585	Sq. Ft.	44	2,200,000	2,197,459	0.3%	1,787,016	N	9/29/2016	11/11/2016		11/11/2016	10/11/2026		4.640000%	0.002360%	0.007000%
66	Southwood Village Retail Center	1979	2016	45,265	Sq. Ft.	48	2,175,000	2,175,000	0.3%	1,883,909	N	3/23/2016	5/5/2016	4/5/2017	5/5/2017	4/5/2026		5.930000%	0.002360%	0.007000%
67	Newtown Self Storage	2001		33,875	Sq. Ft.	62	2,100,000	2,097,452	0.2%	1,692,984	N	9/27/2016	11/11/2016		11/11/2016	10/11/2026		4.420000%	0.002360%	0.007000%
68	Campus Plaza - MI	1986	2013	39,068	Sq. Ft.	51	2,000,000	1,997,514	0.2%	1,606,199	N	9/20/2016	11/11/2016		11/11/2016	10/11/2026		4.310000%	0.002360%	0.007000%
69	80-82 Charles St. Owners Corp.	1895	2011	30	Units	48,294	1,450,000	1,448,805	0.2%	1,264,866	N	9/30/2016	11/1/2016		11/1/2016	10/1/2026		3.640000%	0.002360%	0.007000%
70	Aloha Estates MHP	1957	2015	79	Pads	16,402	1,300,000	1,295,796	0.2%	1,073,910	N	7/19/2016	9/11/2016		9/11/2016	8/11/2026		5.150000%	0.002360%	0.007000%
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.	1962	2007	54	Units	23,115	1,250,000	1,248,196	0.1%	978,707	N	9/29/2016	11/1/2016		11/1/2016	10/1/2026		3.610000%	0.002360%	0.007000%
72	13912 Owners Corp.	1941	2008	30	Units	41,606	1,250,000	1,248,184	0.1%	977,603	N	9/14/2016	11/1/2016		11/1/2016	10/1/2026		3.580000%	0.002360%	0.007000%
73	Friendly Village Mobile Estates	1980		100	Pads	11,586	1,160,000	1,158,605	0.1%	936,466	N	9/30/2016	11/11/2016		11/11/2016	10/11/2026		4.460000%	0.002360%	0.007000%

A-1-2

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions
1	Gurnee Mills	0.005000%	0.000500%	0.000350%	3.977150%	Actual/360	381,471.17	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(88),O(7)
2	101 Hudson Street	0.005000%	0.000500%	0.000350%	3.104150%	Actual/360	177,766.41	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),GRTR 1% or YM(88),O(7)
3	Plaza America I & II	0.005000%	0.000500%	0.000350%	4.173370%	Actual/360	230,117.12	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	L(27),D(86),O(7)
4	North Isle Village, Inc.	0.080000%	0.000500%	0.000350%	3.539790%	Actual/360	209,913.07	Amortizing Balloon		120	119	0	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)
5	Easton Town Center	0.003750%	0.000500%	0.000350%	3.604300%	Actual/360	137,479.53	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	GRTR 1% or YM(27),GRTR 1% or YM or D(86),O(7)
6	Conrad Indianapolis	0.005000%	0.000500%	0.000350%	4.501650%	Actual/360	162,519.80	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(90),O(5)
7	Mall at Turtle Creek	0.005000%	0.000500%	0.000350%	4.767150%	Actual/360	156,304.30	Amortizing Balloon		120	115	0	0	360	355	5	L(29),D(87),O(4)
8	Home2 Suites - Long Island City	0.005000%	0.000500%	0.000350%	5.034790%	Actual/360	134,970.39	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
9	ExchangeRight Net Leased Portfolio 13	0.032500%	0.000500%	0.000350%	3.778290%	Actual/360	79,047.16	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)
9.01	Walgreens - Fairfield
9.02	Walgreens - Panama City
9.03	Hobby Lobby - Franklin
9.04	CVS Pharmacy - Gadsden
9.05	Tractor Supply - Chillicothe
9.06	Advance Auto Parts - Houston
9.07	Family Dollar - Plainville
9.08	Napa Auto Parts - Madison
9.09	Dollar General - Knoxville (Circle Oak)
9.10	Family Dollar - Lafayette (Pinhook)
9.11	Dollar General - Dothan
9.12	Family Dollar - Lafayette (Congress)
9.13	Dollar General - Superior
9.14	Dollar General - Knoxville (Elm)
9.15	Family Dollar - Scott
9.16	Sherwin Williams - Arlington
9.17	Sherwin Williams - Shreveport
9.18	Sherwin Williams - Sherman
9.19	Dollar General - Walbridge
9.20	Sherwin Williams - Naples
10	Sheraton Towson Baltimore North	0.005000%	0.000500%	0.000350%	4.964790%	Actual/360	117,831.99	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
11	Houston Industrial Portfolio	0.005000%	0.000500%	0.000350%	4.752790%	Actual/360	114,230.63	Amortizing Balloon		120	119	0	0	300	299	1	L(25),D(91),O(4)
11.01	Emmott Business Center
11.02	Eldridge Business Center
11.03	West Belt Business Center
11.04	Winkler Berrybrook
11.05	Aldine Westfield
11.06	Keough Business Center
12	Central Park Retail	0.005000%	0.000500%	0.000350%	4.367150%	Actual/360	99,916.04	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
13	Archdale Marketplace	0.005000%	0.000500%	0.000350%	4.104790%	Actual/360	93,360.25	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(90),O(5)
14	DoubleTree Dallas Near the Galleria	0.005000%	0.000500%	0.000350%	4.484790%	Actual/360	96,270.21	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
15	Tully Business Center	0.005000%	0.000500%	0.000350%	3.974790%	Actual/360	83,446.82	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),GRTR 1% or YM or D(87),O(7)
16	Spanish Fort Town Center Apartments	0.005000%	0.000500%	0.000350%	4.254790%	Actual/360	77,665.05	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(92),O(3)
17	Alliance International	0.055000%	0.000500%	0.000350%	4.934790%	Actual/360	82,670.53	Interest-only, Amortizing Balloon	Actual/360	120	114	36	30	360	360	6	L(30),D(86),O(4)
18	Gas Company Tower & World Trade Center Parking Garage	0.003750%	0.000500%	0.000350%	3.461100%	Actual/360	44,011.65	Interest-only, Balloon	Actual/360	60	57	60	57	0	0	3	L(12),GRTR 1% or YM(43),O(5)
19	2375 Anselmo Drive	0.045000%	0.000500%	0.000350%	4.144790%	Actual/360	73,352.58	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
20	Consumer Square West	0.055000%	0.000500%	0.000350%	4.534790%	Actual/360	69,719.63	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(90),O(5)
21	Northtowne Meadows	0.005000%	0.000500%	0.000350%	4.434790%	Actual/360	64,224.14	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
22	Central Self Storage - Daly City, CA	0.005000%	0.000500%	0.000350%	4.044790%	Actual/360	40,649.34	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
23	Shoppes at Kendall	0.005000%	0.000500%	0.000350%	3.684790%	Actual/360	33,449.88	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(87),O(7)
24	Firelands and Midtown Manor MHP	0.005000%	0.000500%	0.000350%	4.984790%	Actual/360	53,682.16	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(91),O(3)
24.01	Midtown Manor MHP
24.02	Firelands Manor MHP
25	Holiday Inn Express & Suites Cooperstown	0.005000%	0.000500%	0.000350%	4.534790%	Actual/360	55,275.58	Amortizing Balloon		120	119	0	0	240	239	1	L(25),D(90),O(5)
26	61 Inverness	0.005000%	0.000500%	0.000350%	4.984790%	Actual/360	44,153.58	Interest-only, Amortizing Balloon	Actual/360	120	114	36	30	360	360	6	L(30),D(86),O(4)
27	Shoreview Apartments	0.005000%	0.000500%	0.000350%	3.984790%	Actual/360	38,193.22	Amortizing Balloon		120	119	0	0	360	359	1	L(25),GRTR 1% or YM(90),O(5)
28	One & Two Corporate Plaza	0.005000%	0.000500%	0.000350%	5.047150%	Actual/360	37,834.62	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
29	New Albany Office Building	0.052500%	0.000500%	0.000350%	4.517290%	Actual/360	34,164.85	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)
30	Paradise Ranch MHP	0.005000%	0.000500%	0.000350%	4.834790%	Actual/360	34,299.97	Amortizing Balloon		60	59	0	0	360	359	1	L(25),D(31),O(4)
31	Pacific Rancho Business Park	0.035000%	0.000500%	0.000350%	3.661790%	Actual/360	19,888.66	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
32	Comfort Suites Waco	0.005000%	0.000500%	0.000350%	4.954790%	Actual/360	33,704.35	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(91),O(3)
33	Century Theater - NextGen	0.005000%	0.000500%	0.000350%	4.674790%	Actual/360	24,568.22	Interest-only, Balloon	Actual/360	120	110	120	110	0	0	10	L(34),D(82),O(4)
34	Chicago Northside Storage	0.005000%	0.000500%	0.000350%	4.834790%	Actual/360	31,661.51	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(25),D(92),O(3)
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	0.080000%	0.000500%	0.000350%	3.499790%	Actual/360	27,245.02	Amortizing Balloon		120	119	0	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)
36	Village at Fairplain	0.005000%	0.000500%	0.000350%	5.234790%	Actual/360	33,857.50	Amortizing Balloon		60	56	0	0	300	296	4	L(28),D(29),O(3)
37	Hampton Inn Richmond Hill	0.005000%	0.000500%	0.000350%	4.664790%	Actual/360	28,717.72	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
38	4119 Syracuse Holding (Camillus Plaza)	0.005000%	0.000500%	0.000350%	4.464790%	Actual/360	27,954.02	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(93),O(2)
39	Holiday Inn Express & Suites Marysville	0.005000%	0.000500%	0.000350%	4.774790%	Actual/360	27,775.24	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
40	Lock Ur Own Self Storage	0.005000%	0.000500%	0.000350%	4.674790%	Actual/360	27,455.96	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(90),O(3)
41	Bella Vista Pointe Apartments	0.005000%	0.000500%	0.000350%	4.464790%	Actual/360	25,780.38	Interest-only, Amortizing Balloon	Actual/360	120	117	12	9	360	360	3	L(27),D(89),O(4)
42	Country Aire MHP	0.005000%	0.000500%	0.000350%	4.984790%	Actual/360	24,693.79	Amortizing Balloon		60	59	0	0	360	359	1	L(25),D(32),O(3)
43	CVS Duluth	0.055000%	0.000500%	0.000350%	3.936790%	Actual/360	15,215.94	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
44	Comfort Inn & Suites Market Center Dallas	0.005000%	0.000500%	0.000350%	4.994790%	Actual/360	24,184.48	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.	0.080000%	0.000500%	0.000350%	3.379790%	Actual/360	20,131.73	Amortizing Balloon		120	118	0	0	360	358	2	GRTR 1% or YM(113),1%(3),O(4)
46	Sun Lake Estates MHP	0.005000%	0.000500%	0.000350%	4.744790%	Actual/360	22,143.41	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
47	Moore Self Storage	0.005000%	0.000500%	0.000350%	4.434790%	Actual/360	21,055.44	Interest-only, Amortizing Balloon	Actual/360	120	119	36	35	360	360	1	L(25),D(91),O(4)
48	Best Western - Westgate	0.005000%	0.000500%	0.000350%	5.094790%	Actual/360	24,822.71	Amortizing Balloon		120	108	0	0	300	288	12	L(36),D(80),O(4)
49	Courthouse Square	0.005000%	0.000500%	0.000350%	5.164790%	Actual/360	22,353.34	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
50	Pokegama Mobile Home & R.V. Park	0.005000%	0.000500%	0.000350%	6.164790%	Actual/360	24,446.87	Amortizing Balloon		60	54	0	0	360	354	6	L(30),D(26),O(4)
51	Compton Owners Corp.	0.080000%	0.000500%	0.000350%	3.299790%	Actual/360	11,170.52	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	GRTR 1% or YM(113),1%(3),O(4)
52	Arlington Heights Self Storage	0.005000%	0.000500%	0.000350%	4.564790%	Actual/360	19,179.37	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)
53	Western Village MHP	0.005000%	0.000500%	0.000350%	4.764790%	Actual/360	18,321.00	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
54	7350 S Phillips Avenue	0.005000%	0.000500%	0.000350%	4.704790%	Actual/360	18,194.42	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
55	Guardian Self Storage San Antonio	0.005000%	0.000500%	0.000350%	4.524790%	Actual/360	17,817.27	Amortizing Balloon		120	118	0	0	360	358	2	L(26),GRTR 1% or YM(91),O(3)
56	Northgate III	0.005000%	0.000500%	0.000350%	4.144790%	Actual/360	16,279.63	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
57	Broadview Heights Self Storage	0.005000%	0.000500%	0.000350%	4.434790%	Actual/360	16,521.98	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)
58	Pleasant Ridge	0.005000%	0.000500%	0.000350%	4.734790%	Actual/360	16,953.54	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(91),O(3)
59	Bayview Owners Corp.	0.080000%	0.000500%	0.000350%	3.369790%	Actual/360	11,549.87	Amortizing Balloon		120	119	0	0	480	479	1	GRTR 1% or YM(113),1%(3),O(4)
60	Royal Oaks MHC	0.005000%	0.000500%	0.000350%	4.904790%	Actual/360	14,761.42	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)
61	Big Oaks Self Storage & Retail	0.005000%	0.000500%	0.000350%	4.454790%	Actual/360	13,821.76	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
62	Mohegan Village Owners, Inc.	0.080000%	0.000500%	0.000350%	3.439790%	Actual/360	10,508.19	Amortizing Balloon		120	120	0	0	480	480	0	GRTR 1% or YM(113),1%(3),O(4)
63	Belle Grove MHP	0.005000%	0.000500%	0.000350%	4.824790%	Actual/360	14,231.32	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
64	Fleetwood Hills Apartments, Inc.	0.080000%	0.000500%	0.000350%	3.319790%	Actual/360	7,246.05	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	GRTR 1% or YM(113),1%(3),O(4)
65	All American Storage DeSoto	0.005000%	0.000500%	0.000350%	4.624790%	Actual/360	11,330.83	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
66	Southwood Village Retail Center	0.055000%	0.000500%	0.000350%	5.864790%	Actual/360	12,942.50	Interest-only, Amortizing Balloon	Actual/360	120	113	12	5	360	360	7	L(31),D(85),O(4)
67	Newtown Self Storage	0.005000%	0.000500%	0.000350%	4.404790%	Actual/360	10,540.80	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
68	Campus Plaza - MI	0.005000%	0.000500%	0.000350%	4.294790%	Actual/360	9,909.18	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
69	80-82 Charles St. Owners Corp.	0.080000%	0.000500%	0.000350%	3.549790%	Actual/360	5,739.56	Amortizing Balloon		120	119	0	0	480	479	1	GRTR 1% or YM(107),1%(6),O(7)
70	Aloha Estates MHP	0.005000%	0.000500%	0.000350%	5.134790%	Actual/360	7,098.34	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(90),O(3)
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.	0.080000%	0.000500%	0.000350%	3.519790%	Actual/360	5,690.09	Amortizing Balloon		120	119	0	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)
72	13912 Owners Corp.	0.080000%	0.000500%	0.000350%	3.489790%	Actual/360	5,669.03	Amortizing Balloon		120	119	0	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)
73	Friendly Village Mobile Estates	0.005000%	0.000500%	0.000350%	4.444790%	Actual/360	5,850.01	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)

A-1-3

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Grace Period Default (Days)	Grace Period Late (Days)	Appraised Value ($)(5)	Appraisal Date(5)	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/Investor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(4)	U/W NCF DSCR (x)(4)	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(4)(5)	Cut-off Date U/W NOI Debt Yield(4)	Cut-off Date U/W NCF Debt Yield(4)	U/W Revenues ($)(6)(8)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)
1	Gurnee Mills	0	0	417,000,000	8/23/2016									1.70	1.60	65.9%	52.4%	9.7%	9.1%	40,778,955	14,098,029	26,680,926	420,979
2	101 Hudson Street	0	0	482,500,000	9/6/2016									4.07	3.68	51.8%	51.8%	12.9%	11.6%	50,810,573	18,681,652	32,128,921	281,746
3	Plaza America I & II	0	0	195,000,000	6/9/2016									2.18	1.96	64.1%	64.1%	9.3%	8.3%	17,034,804	5,460,995	11,573,809	102,923
4	North Isle Village, Inc.	10	10	86,920,000	6/9/2016	121,000,000	38.0%	19.3%	81	66	0	896,559		2.69	2.65	52.8%	41.5%	14.8%	14.5%	11,507,236	4,719,467	6,787,769	122,300
5	Easton Town Center	3	5	1,186,000,000	7/12/2016									4.21	4.02	28.5%	28.5%	15.4%	14.7%	78,773,625	26,733,883	52,039,742	325,768
6	Conrad Indianapolis	0	0	85,900,000	8/9/2016									2.06	1.71	64.8%	52.5%	12.6%	10.5%	23,499,703	16,504,584	6,995,119	1,174,985
7	Mall at Turtle Creek	0	0	130,000,000	4/5/2016									1.69	1.57	55.0%	45.1%	10.7%	9.9%	9,992,279	2,364,573	7,627,706	49,410
8	Home2 Suites - Long Island City	0	5	40,800,000	8/23/2016									1.70	1.53	61.2%	50.5%	11.0%	10.0%	6,576,973	3,828,493	2,748,480	263,079
9	ExchangeRight Net Leased Portfolio 13	0	0	45,293,000	Various									2.86	2.74	54.1%	54.1%	11.1%	10.6%	3,035,101	324,274	2,710,827	22,229
9.01	Walgreens - Fairfield			6,200,000	7/19/2016															386,000	7,720	378,280	0
9.02	Walgreens - Panama City			5,763,000	8/5/2016															340,000	6,800	333,200	0
9.03	Hobby Lobby - Franklin			5,300,000	8/3/2016															442,030	129,635	312,395	7,950
9.04	CVS Pharmacy - Gadsden			4,500,000	7/26/2016															302,686	39,977	262,709	0
9.05	Tractor Supply - Chillicothe			3,000,000	7/19/2016															177,680	3,554	174,127	2,842
9.06	Advance Auto Parts - Houston			2,050,000	8/1/2016															126,739	7,143	119,596	0
9.07	Family Dollar - Plainville			1,980,000	8/19/2016															117,358	2,347	115,011	1,383
9.08	Napa Auto Parts - Madison			1,800,000	7/23/2016															108,300	2,166	106,134	1,170
9.09	Dollar General - Knoxville (Circle Oak)			1,475,000	7/13/2016															105,694	12,032	93,662	0
9.10	Family Dollar - Lafayette (Pinhook)			1,400,000	4/10/2016															88,108	1,762	86,346	1,272
9.11	Dollar General - Dothan			1,400,000	7/28/2016															94,510	5,500	89,010	0
9.12	Family Dollar - Lafayette (Congress)			1,370,000	7/11/2016															84,550	1,691	82,859	1,248
9.13	Dollar General - Superior			1,380,000	8/16/2016															117,822	23,968	93,854	0
9.14	Dollar General - Knoxville (Elm)			1,275,000	8/1/2016															104,058	22,667	81,391	0
9.15	Family Dollar - Scott			1,230,000	4/10/2016															79,162	1,583	77,578	1,280
9.16	Sherwin Williams - Arlington			1,210,000	7/26/2016															80,552	13,802	66,749	900
9.17	Sherwin Williams - Shreveport			1,110,000	7/26/2016															74,716	13,572	61,143	900
9.18	Sherwin Williams - Sherman			1,100,000	7/27/2016															68,068	6,849	61,219	1,062
9.19	Dollar General - Walbridge			890,000	7/30/2016															82,902	15,541	67,361	1,352
9.20	Sherwin Williams - Naples			860,000	7/24/2016															54,167	5,964	48,203	870
10	Sheraton Towson Baltimore North	0	0	35,000,000	7/5/2016									1.93	1.57	62.7%	51.6%	12.4%	10.1%	12,727,882	10,002,061	2,725,820	509,115
11	Houston Industrial Portfolio	0	0	28,200,000	8/19/2016									1.63	1.45	70.8%	52.6%	11.2%	10.0%	3,410,082	1,172,854	2,237,228	51,552
11.01	Emmott Business Center			9,450,000	8/19/2016															1,209,712	407,066	802,646	16,704
11.02	Eldridge Business Center			6,500,000	8/19/2016															857,001	254,526	602,475	9,950
11.03	West Belt Business Center			6,000,000	8/19/2016															622,229	299,961	322,269	9,703
11.04	Winkler Berrybrook			2,750,000	8/19/2016															346,059	112,112	233,947	9,913
11.05	Aldine Westfield			2,200,000	8/19/2016															235,215	60,496	174,719	3,319
11.06	Keough Business Center			1,300,000	8/19/2016															139,866	38,695	101,172	1,963
12	Central Park Retail	5	5	121,000,000	6/1/2016									1.44	1.32	74.2%	59.9%	8.6%	7.9%	9,474,343	1,715,283	7,759,060	141,221
13	Archdale Marketplace	0	0	25,700,000	8/19/2016									1.52	1.43	75.0%	63.4%	8.8%	8.3%	2,218,870	518,834	1,700,036	26,972
14	DoubleTree Dallas Near the Galleria	0	0	30,800,000	8/5/2016									2.01	1.65	61.6%	49.9%	12.2%	10.0%	10,438,632	8,120,550	2,318,081	417,545
15	Tully Business Center	0	5	25,800,000	8/11/2016									1.63	1.48	67.8%	58.7%	9.4%	8.5%	2,409,189	772,757	1,636,431	21,587
16	Spanish Fort Town Center Apartments	0	0	21,670,000	8/12/2016									1.38	1.32	72.7%	61.7%	8.2%	7.8%	2,220,785	935,979	1,284,805	54,000
17	Alliance International	0	0	22,000,000	3/3/2016									1.95	1.71	70.0%	62.0%	12.6%	11.0%	3,215,533	1,281,789	1,933,744	61,947
18	Gas Company Tower & World Trade Center Parking Garage	0	0	611,000,000	6/21/2016									5.66	5.23	23.6%	23.6%	19.9%	18.4%	51,405,707	22,733,822	28,671,885	430,466
19	2375 Anselmo Drive	0	0	21,000,000	7/11/2016									1.70	1.66	71.3%	57.1%	10.0%	9.8%	1,959,098	459,517	1,499,581	14,914
20	Consumer Square West	0	0	22,000,000	7/22/2016									1.81	1.64	61.7%	50.1%	11.1%	10.1%	2,148,016	637,888	1,510,128	32,731
21	Northtowne Meadows	0	0	17,220,000	7/26/2016									1.35	1.33	73.9%	59.8%	8.2%	8.0%	1,826,409	785,033	1,041,376	19,300
22	Central Self Storage - Daly City, CA	0	0	21,380,000	4/13/2016									2.48	2.42	55.4%	55.4%	10.2%	10.0%	1,843,478	635,945	1,207,534	10,703
23	Shoppes at Kendall	5	5	19,800,000	6/13/2016									2.95	2.82	54.0%	54.0%	11.1%	10.6%	1,650,023	465,094	1,184,929	7,209
24	Firelands and Midtown Manor MHP	0	0	13,660,000	7/2/2016									1.45	1.42	73.0%	60.2%	9.3%	9.1%	1,637,919	706,180	931,739	19,900
24.01	Midtown Manor MHP			7,830,000	7/2/2016															976,534	429,433	547,101	12,000
24.02	Firelands Manor MHP			5,830,000	7/2/2016															661,385	276,747	384,638	7,900
25	Holiday Inn Express & Suites Cooperstown	0	0	13,900,000	8/18/2016									1.94	1.76	62.4%	38.7%	14.8%	13.4%	2,921,363	1,637,695	1,283,668	116,855
26	61 Inverness	0	0	11,500,000	3/11/2016									1.63	1.47	71.5%	63.3%	10.5%	9.4%	1,500,912	639,172	861,740	20,056
27	Shoreview Apartments	0	5	13,600,000	8/26/2016									2.09	2.02	58.7%	46.7%	12.0%	11.6%	1,567,295	608,374	958,921	34,048
28	One & Two Corporate Plaza	0	0	43,000,000	7/13/2016									1.57	1.31	62.6%	51.7%	10.2%	8.5%	5,425,040	2,683,300	2,741,740	55,205
29	New Albany Office Building	0	0	9,150,000	7/5/2016									1.87	1.62	73.0%	64.0%	11.5%	10.0%	1,470,202	705,187	765,015	16,571
30	Paradise Ranch MHP	0	0	11,280,000	7/15/2016									1.55	1.53	57.6%	53.0%	9.8%	9.7%	1,139,094	500,401	638,693	7,050
31	Pacific Rancho Business Park	0	0	11,400,000	8/17/2016									3.03	2.79	55.7%	55.7%	11.4%	10.5%	904,599	181,670	722,929	11,709
32	Comfort Suites Waco	0	0	10,200,000	6/20/2016									2.11	1.87	61.6%	50.7%	13.6%	12.0%	2,462,674	1,608,149	854,525	98,507
33	Century Theater - NextGen	0	5	16,500,000	10/3/2016									3.46	3.29	37.6%	37.6%	16.4%	15.7%	1,050,194	31,506	1,018,688	4,333
34	Chicago Northside Storage	0	0	8,480,000	6/7/2016									1.36	1.34	70.8%	59.5%	8.6%	8.5%	871,145	355,361	515,784	6,114
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	10	10	59,450,000	8/22/2016	55,400,000	10.8%	0.3%	0	0	1		1,000,000	10.80	10.59	10.1%	7.9%	58.9%	57.8%	6,830,698	3,300,601	3,530,097	68,000
36	Village at Fairplain	0	0	9,400,000	4/28/2016									1.54	1.41	59.7%	53.7%	11.1%	10.2%	1,136,072	510,583	625,488	53,400
37	Hampton Inn Richmond Hill	0	0	8,600,000	8/2/2016									2.26	2.04	64.5%	52.5%	14.1%	12.7%	1,904,798	1,125,141	779,657	76,192
38	4119 Syracuse Holding (Camillus Plaza)	5	5	7,400,000	8/16/2016									1.58	1.45	74.6%	60.4%	9.6%	8.8%	803,637	273,749	529,888	9,700
39	Holiday Inn Express & Suites Marysville	0	0	8,300,000	8/8/2016									2.46	2.21	63.8%	52.1%	15.5%	13.9%	2,122,258	1,302,073	820,184	84,890
40	Lock Ur Own Self Storage	0	0	8,470,000	6/15/2016									1.51	1.47	62.4%	50.9%	9.4%	9.1%	831,591	335,210	496,381	13,333
41	Bella Vista Pointe Apartments	0	0	8,120,000	6/14/2016									1.86	1.67	62.8%	52.2%	11.3%	10.2%	1,266,016	691,571	574,445	56,400
42	Country Aire MHP	0	0	6,190,000	8/22/2016									1.57	1.54	74.2%	68.5%	10.2%	9.9%	613,987	147,341	466,646	9,650
43	CVS Duluth	0	0	9,100,000	8/14/2016									2.36	2.36	49.5%	49.5%	9.6%	9.6%	442,041	11,426	430,615	0
44	Comfort Inn & Suites Market Center Dallas	0	0	6,600,000	8/24/2016									2.09	1.88	68.1%	56.1%	13.5%	12.1%	1,525,399	919,784	605,615	61,016
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.	10	10	29,830,000	4/7/2016	22,700,000	19.8%	5.1%	0	0	6			6.00	5.87	15.0%	11.7%	32.3%	31.6%	2,721,066	1,272,437	1,448,629	29,500
46	Sun Lake Estates MHP	0	0	6,910,000	5/23/2016									1.73	1.68	61.2%	50.0%	10.8%	10.6%	661,053	202,644	458,409	11,450
47	Moore Self Storage	0	0	6,100,000	6/29/2016									1.67	1.63	68.5%	59.9%	10.1%	9.9%	593,884	172,526	421,358	7,588
48	Best Western - Westgate	0	0	6,600,000	9/1/2016									2.47	2.27	62.4%	47.8%	17.9%	16.4%	1,531,690	795,415	736,275	61,268
49	Courthouse Square	0	0	5,980,000	7/18/2016									1.55	1.41	68.2%	56.4%	10.2%	9.3%	532,723	118,110	414,613	5,357
50	Pokegama Mobile Home & R.V. Park	0	0	7,460,000	3/29/2016									1.72	1.66	53.3%	50.3%	12.7%	12.2%	1,118,418	614,520	503,898	16,850
51	Compton Owners Corp.	10	10	18,050,000	7/12/2016	12,000,000	32.5%	8.8%	10	0	0	36,538	500,000	6.08	5.82	21.6%	21.6%	20.9%	20.0%	1,965,706	1,150,591	815,115	34,500
52	Arlington Heights Self Storage	0	0	5,620,000	7/6/2016									1.46	1.44	66.7%	58.5%	9.0%	8.8%	802,005	465,342	336,663	5,679
53	Western Village MHP	0	0	4,980,000	9/6/2016									1.44	1.39	70.2%	57.4%	9.1%	8.7%	603,598	286,524	317,074	11,421
54	7350 S Phillips Avenue	0	0	4,800,000	7/27/2016									1.59	1.51	72.8%	59.4%	9.9%	9.4%	602,082	255,666	346,416	17,500
55	Guardian Self Storage San Antonio	0	0	6,610,000	6/24/2016									1.59	1.55	52.8%	42.9%	9.8%	9.5%	740,248	399,395	340,853	8,783
56	Northgate III	0	0	5,000,000	7/12/2016									1.83	1.55	66.8%	53.4%	10.7%	9.1%	576,453	219,277	357,177	14,281
57	Broadview Heights Self Storage	0	0	4,530,000	8/2/2016									1.81	1.78	72.4%	63.3%	10.9%	10.8%	585,608	226,728	358,880	5,974
58	Pleasant Ridge	0	0	4,530,000	7/6/2016									1.52	1.47	71.6%	58.5%	9.6%	9.3%	601,669	291,682	309,987	9,950
59	Bayview Owners Corp.	10	10	44,400,000	7/22/2016	27,400,000	10.9%	19.4%	37	0	0	142,754	300,000	12.62	12.34	6.8%	5.9%	58.3%	57.1%	3,121,890	1,373,226	1,748,664	38,400
60	Royal Oaks MHC	0	0	3,840,000	5/13/2016									1.62	1.59	72.0%	59.3%	10.4%	10.2%	439,242	152,989	286,253	5,084
61	Big Oaks Self Storage & Retail	0	0	4,550,000	8/17/2016									1.98	1.80	60.1%	48.6%	12.0%	10.9%	575,568	247,466	328,102	10,679
62	Mohegan Village Owners, Inc.	10	10	10,170,000	7/8/2016	15,400,000	17.5%	3.8%	1	0	1	3,428		6.79	6.70	26.5%	23.1%	31.7%	31.3%	1,268,504	411,906	856,598	11,200
63	Belle Grove MHP	0	0	3,600,000	8/8/2016									1.38	1.36	74.9%	61.3%	8.8%	8.6%	442,644	206,622	236,023	4,400
64	Fleetwood Hills Apartments, Inc.	10	10	7,630,000	8/26/2016	5,000,000	50.3%	7.1%	3	0	0	(7,329)		3.88	3.73	33.0%	33.0%	13.4%	12.9%	806,987	469,554	337,433	12,900
65	All American Storage DeSoto	0	0	3,060,000	8/26/2016									1.46	1.40	71.8%	58.4%	9.0%	8.7%	377,196	179,160	198,036	7,934
66	Southwood Village Retail Center	0	0	2,900,000	2/12/2016									1.48	1.31	75.0%	65.0%	10.6%	9.3%	335,780	105,722	230,058	4,527
67	Newtown Self Storage	0	0	3,340,000	8/19/2016									1.82	1.78	62.8%	50.7%	11.0%	10.7%	407,224	176,867	230,358	5,081
68	Campus Plaza - MI	0	0	4,200,000	8/16/2016									2.91	2.72	47.6%	38.2%	17.3%	16.2%	493,289	147,006	346,283	7,814
69	80-82 Charles St. Owners Corp.	10	10	21,280,000	8/19/2016	10,200,000	14.2%	26.7%	8	0	0	(46,358)	200,000	9.37	9.23	6.8%	5.9%	44.5%	43.9%	1,040,167	395,152	645,015	9,000
70	Aloha Estates MHP	0	0	2,750,000	5/16/2016									2.24	2.19	47.1%	39.1%	14.7%	14.4%	365,207	174,443	190,763	3,950
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.	10	10	5,317,000	8/24/2016	7,200,000	17.3%	3.7%	2	0	0	112		7.54	7.38	23.5%	18.4%	41.3%	40.4%	872,618	357,662	514,956	11,000
72	13912 Owners Corp.	10	10	5,300,000	6/2/2016	5,900,000	21.2%	3.3%	1	0	0	(2,016)	250,000	4.86	4.74	23.6%	18.4%	26.5%	25.8%	523,508	192,873	330,635	8,000
73	Friendly Village Mobile Estates	0	0	1,550,000	9/1/2016									1.56	1.49	74.7%	60.4%	9.4%	9.0%	285,860	176,504	109,356	5,000

A-1-4

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(3)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)
1	Gurnee Mills	1,160,681	25,099,266	91.1%	9/22/2016			TTM 7/31/2016	41,767,037	13,716,322	28,050,715	0	28,050,715			Actual 2015	41,761,447	13,959,485	27,801,962
2	101 Hudson Street	2,771,771	29,075,403	98.3%	9/21/2016			TTM 7/31/2016	39,960,773	16,855,969	23,104,804	0	23,104,804			Actual 2015	38,571,011	17,274,342	21,296,669
3	Plaza America I & II	1,088,862	10,382,024	88.4%	7/1/2016			TTM 7/31/2016	15,973,840	5,248,417	10,725,423	0	10,725,423			Actual 2015	15,267,515	5,262,539	10,004,976
4	North Isle Village, Inc.	0	6,665,469	95.0%	6/9/2016
5	Easton Town Center	1,954,610	49,759,364	96.6%	6/24/2016			TTM 4/30/2016	77,042,098	27,974,389	49,067,709	0	49,067,709			Actual 2015	76,321,753	28,187,578	48,134,175
6	Conrad Indianapolis	0	5,820,134	73.0%	8/31/2016	227	166	TTM 8/31/2016	23,499,703	16,652,099	6,847,604	0	6,847,604	227	166	Actual 2015	22,708,579	16,506,344	6,202,235
7	Mall at Turtle Creek	494,097	7,084,199	90.8%	4/1/2016			TTM 3/31/2016	9,304,506	2,044,191	7,260,314	0	7,260,314			Actual 2015	9,203,647	2,056,405	7,147,241
8	Home2 Suites - Long Island City	0	2,485,401	85.9%	7/31/2016	185	151	TTM 7/31/2016	6,894,959	3,699,880	3,195,079	275,798	2,919,281	185	159	Actual 2015	6,790,495	3,626,839	3,163,656
9	ExchangeRight Net Leased Portfolio 13	87,851	2,600,747	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.01	Walgreens - Fairfield	0	378,280	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.02	Walgreens - Panama City	0	333,200	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.03	Hobby Lobby - Franklin	31,810	272,634	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.04	CVS Pharmacy - Gadsden	0	262,709	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.05	Tractor Supply - Chillicothe	10,420	160,865	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.06	Advance Auto Parts - Houston	0	119,596	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.07	Family Dollar - Plainville	5,914	107,714	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.08	Napa Auto Parts - Madison	5,203	99,761	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.09	Dollar General - Knoxville (Circle Oak)	0	93,662	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.10	Family Dollar - Lafayette (Pinhook)	4,885	80,188	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.11	Dollar General - Dothan	0	89,010	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.12	Family Dollar - Lafayette (Congress)	4,738	76,873	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.13	Dollar General - Superior	0	93,854	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.14	Dollar General - Knoxville (Elm)	0	81,391	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.15	Family Dollar - Scott	4,693	71,606	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.16	Sherwin Williams - Arlington	3,612	62,237	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.17	Sherwin Williams - Shreveport	3,612	56,631	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.18	Sherwin Williams - Sherman	3,894	56,263	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.19	Dollar General - Walbridge	4,372	61,638	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
9.20	Sherwin Williams - Naples	4,698	42,635	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
10	Sheraton Towson Baltimore North	0	2,216,705	67.1%	7/31/2016	125	84	TTM 7/31/2016	12,740,387	10,201,535	2,538,852	0	2,538,852	125	84	Actual 2015	12,303,150	10,348,094	1,955,056
11	Houston Industrial Portfolio	192,400	1,993,276	87.1%	9/23/2016			TTM 8/31/2016	3,297,324	1,142,117	2,155,206	0	2,155,206			Actual 2015	3,362,813	1,086,292	2,276,521
11.01	Emmott Business Center	69,520	716,423	85.8%	9/23/2016			TTM 8/31/2016	1,099,116	387,494	711,622	0	711,622			Actual 2015	1,196,721	369,699	827,022
11.02	Eldridge Business Center	46,924	545,601	97.2%	9/23/2016			TTM 8/31/2016	682,337	244,617	437,719	0	437,719			Actual 2015	768,074	240,549	527,525
11.03	West Belt Business Center	32,403	280,163	68.9%	9/23/2016			TTM 8/31/2016	851,682	311,304	540,378	0	540,378			Actual 2015	780,873	290,327	490,546
11.04	Winkler Berrybrook	20,904	203,131	100.0%	9/23/2016			TTM 8/31/2016	301,877	102,211	199,666	0	199,666			Actual 2015	288,799	90,564	198,235
11.05	Aldine Westfield	14,485	156,915	100.0%	9/23/2016			TTM 8/31/2016	234,708	57,814	176,894	0	176,894			Actual 2015	192,316	53,437	138,879
11.06	Keough Business Center	8,165	91,044	85.8%	9/23/2016			TTM 8/31/2016	127,604	38,676	88,927	0	88,927			Actual 2015	136,029	41,715	94,314
12	Central Park Retail	501,167	7,116,672	95.7%	7/22/2016			TTM 8/1/2016	8,901,201	1,593,420	7,307,782	0	7,307,782			Actual 2015	8,893,401	1,589,495	7,303,906
13	Archdale Marketplace	67,601	1,605,463	94.7%	9/30/2016			TTM 6/30/2016	2,220,440	546,904	1,673,536	0	1,673,536			Actual 2015	2,159,270	539,399	1,619,871
14	DoubleTree Dallas Near the Galleria	0	1,900,536	77.9%	7/31/2016	92	69	TTM 7/31/2016	10,711,220	8,116,732	2,594,488	0	2,594,488	92	72	Actual 2015	10,756,047	8,264,042	2,492,005
15	Tully Business Center	133,268	1,481,876	97.3%	8/22/2016			Annualized 5 7/31/2016	2,303,383	623,145	1,680,239	0	1,680,239			Actual 2015	2,187,264	863,193	1,324,071
16	Spanish Fort Town Center Apartments	0	1,230,805	94.9%	7/11/2016			Annualized 8 8/31/2016	2,220,785	870,280	1,350,504	0	1,350,504			Actual 2015	2,124,335	877,192	1,247,143
17	Alliance International	178,693	1,693,104	83.9%	7/31/2016			TTM 6/30/2016	2,902,643	1,289,198	1,613,445	0	1,613,445			Actual 2015	2,800,218	1,225,803	1,574,415
18	Gas Company Tower & World Trade Center Parking Garage	1,720,268	26,521,151	83.0%	6/1/2016			TTM 5/31/2016	44,148,529	22,301,374	21,847,155	0	21,847,155			Actual 2015	42,670,504	21,835,684	20,834,820
19	2375 Anselmo Drive	21,174	1,463,493	100.0%	9/27/2016			Actual 2015	745,905	143,207	602,698	7,768	594,930			NAV	NAV	NAV	NAV
20	Consumer Square West	109,104	1,368,294	91.2%	8/1/2016			TTM 8/31/2016	2,067,665	606,504	1,461,160	0	1,461,160			Actual 2015	2,181,837	696,516	1,485,321
21	Northtowne Meadows	0	1,022,076	86.0%	8/31/2016			TTM 8/31/2016	1,854,337	786,152	1,068,185	0	1,068,185			Actual 2015	1,837,667	759,570	1,078,097
22	Central Self Storage - Daly City, CA	15,961	1,180,870	97.1%	7/15/2016			TTM 6/30/2016	1,890,981	660,356	1,230,625	0	1,230,625			Actual 2015	1,804,167	653,637	1,150,530
23	Shoppes at Kendall	47,679	1,130,042	100.0%	9/1/2016			Annualized 6 6/30/2016	1,593,893	367,184	1,226,710	0	1,226,710			Actual 2015	1,429,202	355,819	1,073,383
24	Firelands and Midtown Manor MHP	0	911,839	85.7%	7/22/2016			TTM 6/30/2016	1,637,919	729,492	908,427	0	908,427			Actual 2015	1,594,734	681,171	913,564
24.01	Midtown Manor MHP	0	535,101	82.5%	7/22/2016			TTM 6/30/2016	976,534	444,794	531,740	0	531,740			Actual 2015	918,025	400,496	517,529
24.02	Firelands Manor MHP	0	376,738	90.5%	7/22/2016			TTM 6/30/2016	661,385	284,698	376,687	0	376,687			Actual 2015	676,709	280,675	396,034
25	Holiday Inn Express & Suites Cooperstown	0	1,166,814	59.6%	7/31/2016	173	103	TTM 7/31/2016	2,921,363	1,567,660	1,353,704	0	1,353,704	173	103	Actual 2015	2,769,715	1,561,040	1,208,675
26	61 Inverness	65,399	776,285	100.0%	7/31/2016			Annualized 3 7/31/2016	1,574,991	579,636	995,355	0	995,355			Actual 2015	1,207,113	688,229	518,884
27	Shoreview Apartments	0	924,873	92.2%	8/24/2016			TTM 7/31/2016	1,574,603	585,384	989,219	0	989,219			Actual 2015	1,493,923	594,692	899,231
28	One & Two Corporate Plaza	394,716	2,291,820	83.0%	8/4/2016			TTM 6/30/2016	5,892,057	2,283,535	3,608,521	0	3,608,521			Actual 2015	5,859,607	2,045,731	3,813,875
29	New Albany Office Building	82,854	665,591	100.0%	6/7/2016			TTM 7/31/2016	1,339,548	644,874	694,674	0	694,674			Actual 2015	1,287,171	669,831	617,340
30	Paradise Ranch MHP	0	631,643	98.9%	8/1/2016			TTM 8/31/2016	1,145,631	474,398	671,233	0	671,233			Actual 2015	1,052,210	414,353	637,857
31	Pacific Rancho Business Park	44,254	666,966	100.0%	9/1/2016			TTM 8/31/2016	803,584	180,017	623,567	0	623,567			Actual 2015	842,438	170,473	671,965
32	Comfort Suites Waco	0	756,018	67.3%	6/30/2016	103	70	TTM 6/30/2016	2,462,101	1,478,029	984,072	0	984,072	103	70	Actual 2015	2,203,274	1,370,711	832,563
33	Century Theater - NextGen	43,325	971,030	100.0%	11/1/2016			Annualized 6 6/30/2016	1,105,467	0	1,105,467	0	1,105,467			NAV	NAV	NAV	NAV
34	Chicago Northside Storage	0	509,670	88.0%	9/28/2016			TTM 8/31/2016	871,145	285,406	585,739	0	585,739			NAV	NAV	NAV	NAV
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	0	3,462,097	95.0%	8/22/2016
36	Village at Fairplain	0	572,088	95.5%	5/31/2016			TTM 6/30/2016	1,136,072	471,744	664,327	6,500	657,827			Actual 2015	1,133,585	479,612	653,973
37	Hampton Inn Richmond Hill	0	703,465	78.1%	7/31/2016	107	81	TTM 7/31/2016	1,957,430	1,174,739	782,692	0	782,692	107	83	Actual 2015	1,954,480	1,127,095	827,385
38	4119 Syracuse Holding (Camillus Plaza)	34,909	485,279	94.7%	8/29/2016			TTM 7/31/2016	847,999	306,286	541,713	0	541,713			Actual 2015	831,930	292,620	539,310
39	Holiday Inn Express & Suites Marysville	0	735,294	77.3%	8/31/2016	106	79	TTM 8/31/2016	2,222,973	1,310,179	912,793	88,979	823,814	106	82	Actual 2015	1,933,035	1,289,414	643,622
40	Lock Ur Own Self Storage	0	483,048	94.4%	7/7/2016			TTM 5/31/2016	833,972	334,889	499,083	0	499,083			Actual 2015	816,130	328,939	487,191
41	Bella Vista Pointe Apartments	0	518,045	96.8%	7/20/2016			TTM 6/30/2016	1,226,252	655,221	571,031	0	571,031			Actual 2015	1,171,650	622,277	549,373
42	Country Aire MHP	0	456,996	89.6%	7/17/2016			TTM 8/31/2016	622,093	130,035	492,058	9,500	482,558			Actual 2015	566,005	137,607	428,398
43	CVS Duluth	0	430,615	100.0%	11/1/2016			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV
44	Comfort Inn & Suites Market Center Dallas	0	544,599	79.4%	7/31/2016	82	65	TTM 7/31/2016	1,529,458	919,041	610,417	61,185	549,231	82	65	Actual 2015	1,436,015	926,985	509,030
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.	0	1,419,129	95.0%	4/7/2016
46	Sun Lake Estates MHP	0	446,959	86.9%	6/15/2016			TTM 5/31/2016	688,614	129,918	558,696	0	558,696			Actual 2015	698,134	128,759	569,375
47	Moore Self Storage	1,512	412,257	80.7%	9/23/2016			TTM 8/31/2016	541,051	133,859	407,192	0	407,192			Actual 2015	462,155	130,839	331,316
48	Best Western - Westgate	0	675,007	53.8%	6/30/2016	75	40	TTM 6/30/2016	1,531,690	780,286	751,404	0	751,404	75	41	Actual 2015	1,615,063	847,211	767,853
49	Courthouse Square	30,406	378,852	94.0%	8/31/2016			TTM 7/31/2016	547,005	104,434	442,571	0	442,571			Actual 2015	488,090	115,604	372,486
50	Pokegama Mobile Home & R.V. Park	0	487,048	95.8%	4/8/2016			TTM 6/30/2016	1,026,827	604,405	422,422	0	422,422			Actual 2015	1,063,859	567,838	496,021
51	Compton Owners Corp.	0	780,615	96.0%	7/12/2016
52	Arlington Heights Self Storage	0	330,984	97.5%	7/28/2016			TTM 7/31/2016	816,870	399,185	417,685	0	417,685			Actual 2015	803,917	393,102	410,814
53	Western Village MHP	0	305,653	68.8%	9/1/2016			TTM 8/31/2016	597,244	275,747	321,497	0	321,497			Actual 2015	534,010	253,954	280,056
54	7350 S Phillips Avenue	0	328,916	94.3%	7/19/2016			TTM 6/30/2016	608,545	267,373	341,172	0	341,172			Actual 2015	582,832	260,247	322,585
55	Guardian Self Storage San Antonio	0	332,070	92.3%	6/30/2016			TTM 6/30/2016	740,249	336,676	403,573	0	403,573			Actual 2015	734,120	290,587	443,533
56	Northgate III	40,081	302,815	100.0%	9/1/2016			TTM 7/31/2016	573,983	215,796	358,187	0	358,187			Actual 2015	559,615	223,425	336,190
57	Broadview Heights Self Storage	0	352,906	89.5%	10/1/2016			TTM 9/30/2016	548,832	174,516	374,316	0	374,316			Actual 2015	503,863	183,422	320,441
58	Pleasant Ridge	0	300,037	89.5%	7/8/2016			TTM 5/31/2016	607,221	287,856	319,365	0	319,365			Actual 2015	581,590	285,978	295,612
59	Bayview Owners Corp.	0	1,710,264	95.0%	7/22/2016
60	Royal Oaks MHC	0	281,169	98.4%	7/1/2016			Actual 2015	423,226	131,492	291,734	0	291,734			Actual 2014	416,452	128,685	287,767
61	Big Oaks Self Storage & Retail	19,199	298,225	92.6%	7/13/2016			TTM 6/30/2016	588,939	227,819	361,120	0	361,120			Actual 2015	551,916	216,454	335,462
62	Mohegan Village Owners, Inc.	0	845,398	95.0%	7/8/2016
63	Belle Grove MHP	0	231,623	93.2%	9/28/2016			TTM 8/31/2016	442,644	198,253	244,392	0	244,392			Actual 2015	410,631	181,750	228,881
64	Fleetwood Hills Apartments, Inc.	0	324,533	96.0%	8/26/2016
65	All American Storage DeSoto	0	190,103	92.4%	7/31/2016			TTM 8/31/2016	377,246	139,320	237,926	83,725	154,201			Annualized 7 12/31/2015	351,403	105,402	246,000
66	Southwood Village Retail Center	22,633	202,898	100.0%	6/30/2016			TTM 6/30/2016	353,862	95,134	258,728	0	258,728			Actual 2015	332,374	103,684	228,690
67	Newtown Self Storage	0	225,276	78.4%	8/20/2016			TTM 8/31/2016	401,350	159,205	242,145	0	242,145			Actual 2015	423,292	163,488	259,804
68	Campus Plaza - MI	15,568	322,902	92.8%	8/31/2016			TTM 6/30/2016	480,427	117,289	363,138	0	363,138			Actual 2015	473,404	107,047	366,357
69	80-82 Charles St. Owners Corp.	0	636,015	95.0%	8/19/2016
70	Aloha Estates MHP	0	186,813	98.7%	5/31/2016			Annualized 4 4/30/2016	387,407	162,094	225,313	0	225,313			Actual 2015	312,083	162,146	149,938
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.	0	503,956	95.8%	8/24/2016
72	13912 Owners Corp.	0	322,635	95.8%	6/2/2016
73	Friendly Village Mobile Estates	0	104,356	86.0%	7/1/2016			TTM 8/31/2016	267,905	174,292	93,612	0	93,612			Actual 2015	258,866	163,475	95,391

A-1-5

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(7)(8)(9)	Largest Tenant Sq. Ft.
1	Gurnee Mills	0	27,801,962			Actual 2014	41,464,805	13,989,033	27,475,772	0	27,475,772			N	Sears Grand	201,439
2	101 Hudson Street	0	21,296,669			Actual 2014	38,228,378	17,641,097	20,587,281	0	20,587,281			N	Bank of America	388,207
3	Plaza America I & II	0	10,004,976			Actual 2014	14,889,043	5,455,551	9,433,492	0	9,433,492			N	Software AG	73,235
4	North Isle Village, Inc.
5	Easton Town Center	0	48,134,175			Actual 2014	74,937,618	27,593,401	47,344,217	0	47,344,217			N	AMC 30	134,000
6	Conrad Indianapolis	0	6,202,235	223	159	Actual 2014	21,137,908	14,616,902	6,521,006	0	6,521,006	208	156	N
7	Mall at Turtle Creek	0	7,147,241			Actual 2014	9,277,093	2,231,971	7,045,122	0	7,045,122			N	Barnes & Noble	26,080
8	Home2 Suites - Long Island City	0	3,163,656	182	157	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
9	ExchangeRight Net Leased Portfolio 13	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Various	Various
9.01	Walgreens - Fairfield	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,490
9.02	Walgreens - Panama City	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,820
9.03	Hobby Lobby - Franklin	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Hobby Lobby	53,000
9.04	CVS Pharmacy - Gadsden	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	CVS Pharmacy	11,945
9.05	Tractor Supply - Chillicothe	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Tractor Supply	18,946
9.06	Advance Auto Parts - Houston	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Advance Auto Parts	6,889
9.07	Family Dollar - Plainville	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Family Dollar	9,219
9.08	Napa Auto Parts - Madison	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Napa Auto Parts	7,800
9.09	Dollar General - Knoxville (Circle Oak)	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Dollar General	9,100
9.10	Family Dollar - Lafayette (Pinhook)	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Family Dollar	8,481
9.11	Dollar General - Dothan	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Dollar General	9,026
9.12	Family Dollar - Lafayette (Congress)	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Family Dollar	8,320
9.13	Dollar General - Superior	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Dollar General	9,493
9.14	Dollar General - Knoxville (Elm)	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Dollar General	9,100
9.15	Family Dollar - Scott	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Family Dollar	8,532
9.16	Sherwin Williams - Arlington	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Sherwin Williams	6,000
9.17	Sherwin Williams - Shreveport	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Sherwin Williams	6,000
9.18	Sherwin Williams - Sherman	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Sherwin Williams	7,080
9.19	Dollar General - Walbridge	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Dollar General	9,014
9.20	Sherwin Williams - Naples	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Sherwin Williams	5,800
10	Sheraton Towson Baltimore North	0	1,955,056	127	83	Actual 2014	12,573,201	10,747,822	1,825,379	0	1,825,379	121	84	N
11	Houston Industrial Portfolio	0	2,276,521			Actual 2014	2,959,123	973,628	1,985,494	0	1,985,494			N	Various	Various
11.01	Emmott Business Center	0	827,022			Actual 2014	998,168	344,727	653,442	0	653,442			N	Pyramid Graphics	12,000
11.02	Eldridge Business Center	0	527,525			Actual 2014	743,778	249,720	494,058	0	494,058			N	Texas Stud Weld Inc.	8,750
11.03	West Belt Business Center	0	490,546			Actual 2014	668,994	226,825	442,169	0	442,169			N	Frontier Services Group, LLC	6,780
11.04	Winkler Berrybrook	0	198,235			Actual 2014	241,071	84,026	157,045	0	157,045			N	West Texas Cooling Tower Fabrication and Supplies, Inc.	13,300
11.05	Aldine Westfield	0	138,879			Actual 2014	183,944	31,582	152,362	0	152,362			N	Amega West Services, LLC	33,185
11.06	Keough Business Center	0	94,314			Actual 2014	123,166	36,748	86,418	0	86,418			N	Fire Water Services	5,590
12	Central Park Retail	0	7,303,906			Actual 2014	8,922,373	1,526,796	7,395,577	0	7,395,577			N	Hobby Lobby Stores	53,459
13	Archdale Marketplace	0	1,619,871			Actual 2014	1,791,647	452,963	1,338,684	0	1,338,684			N	Food Lion	35,600
14	DoubleTree Dallas Near the Galleria	0	2,492,005	88	69	Actual 2014	9,952,268	7,956,351	1,995,917	0	1,995,917	83	61	N
15	Tully Business Center	0	1,324,071			Actual 2014	2,125,593	913,098	1,212,495	0	1,212,495			N	Asian American Recovery Services, Inc	7,872
16	Spanish Fort Town Center Apartments	0	1,247,143			Actual 2014	1,987,808	821,008	1,166,800	0	1,166,800			N
17	Alliance International	0	1,574,415			Actual 2014	2,581,514	1,200,190	1,381,324	0	1,381,324			N	Lincare, Inc.	13,096
18	Gas Company Tower & World Trade Center Parking Garage	0	20,834,820			Actual 2014	37,477,863	19,964,921	17,512,942	0	17,512,942			N	Southern California Gas Co.	469,078
19	2375 Anselmo Drive	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Alvord Unified School District	67,712
20	Consumer Square West	0	1,485,321			Actual 2014	1,903,126	764,222	1,138,904	0	1,138,904			N	Kroger	64,587
21	Northtowne Meadows	0	1,078,097			Actual 2014	1,802,703	736,610	1,066,094	0	1,066,094			N
22	Central Self Storage - Daly City, CA	0	1,150,530			Actual 2014	1,655,070	626,596	1,028,474	0	1,028,474			N
23	Shoppes at Kendall	0	1,073,383			Actual 2014	394,931	213,951	180,980	0	180,980			N	CAC-Florida Medical	15,185
24	Firelands and Midtown Manor MHP	0	913,564			Actual 2014	1,325,970	696,871	629,099	0	629,099			Y
24.01	Midtown Manor MHP	0	517,529			Actual 2014	776,565	422,633	353,932	0	353,932			Y
24.02	Firelands Manor MHP	0	396,034			Actual 2014	549,406	274,238	275,167	0	275,167			Y
25	Holiday Inn Express & Suites Cooperstown	0	1,208,675	173	98	Actual 2014	2,561,637	1,562,533	999,104	0	999,104	154	93	N
26	61 Inverness	0	518,884			Actual 2014	1,036,480	652,090	384,390	0	384,390			N	Jeppesen Sanderson, Inc.	40,043
27	Shoreview Apartments	0	899,231			Actual 2014	1,401,925	579,453	822,472	0	822,472			N
28	One & Two Corporate Plaza	0	3,813,875			Actual 2014	5,176,778	2,725,911	2,450,867	0	2,450,867			N	Lockheed Martin	40,742
29	New Albany Office Building	0	617,340			Actual 2014	1,379,926	693,771	686,154	0	686,154			N	HealthSCOPE Benefits	53,491
30	Paradise Ranch MHP	0	637,857			Actual 2014	967,202	392,322	574,880	0	574,880			N
31	Pacific Rancho Business Park	0	671,965			Actual 2014	754,927	188,431	566,496	0	566,496			N	Grace Church	18,589
32	Comfort Suites Waco	0	832,563	97	62	Actual 2014	1,920,405	1,146,815	773,590	76,816	696,774	88	55	N
33	Century Theater - NextGen	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	Cinemark USA, Inc.	43,325
34	Chicago Northside Storage	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.
36	Village at Fairplain	0	653,973			Actual 2014	984,050	293,734	690,317	0	690,317			N
37	Hampton Inn Richmond Hill	0	827,385	105	83	Actual 2014	1,799,206	1,067,686	731,520	0	731,520	99	76	N
38	4119 Syracuse Holding (Camillus Plaza)	0	539,310			Actual 2014	808,655	303,084	505,572	0	505,572			N	Rite Aid Store #10765	15,789
39	Holiday Inn Express & Suites Marysville	77,703	565,919	103	73	Actual 2014	1,650,233	1,228,140	422,094	66,020	356,074	100	63	N
40	Lock Ur Own Self Storage	0	487,191			Actual 2014	753,262	306,790	446,472	0	446,472			N
41	Bella Vista Pointe Apartments	0	549,373			Actual 2014	908,979	612,107	296,872	0	296,872			N
42	Country Aire MHP	16,000	412,398			Actual 2014	396,321	117,541	278,780	0	278,780			Y
43	CVS Duluth	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N	CVS Pharmacy	13,499
44	Comfort Inn & Suites Market Center Dallas	57,441	451,590	79	62	Actual 2014	1,235,351	828,440	406,911	49,414	357,496	73	54	N
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.
46	Sun Lake Estates MHP	0	569,375			Actual 2014	662,224	132,814	529,410	0	529,410			N
47	Moore Self Storage	0	331,316			Actual 2014	370,548	116,674	253,874	0	253,874			N
48	Best Western - Westgate	0	767,853	74	41	Actual 2014	1,568,288	901,443	666,846	0	666,846	74	41	N
49	Courthouse Square	0	372,486			Actual 2014	522,075	117,810	404,265	0	404,265			N	Stafford County Utilities	6,750
50	Pokegama Mobile Home & R.V. Park	0	496,021			Actual 2014	1,029,168	479,875	549,293	0	549,293			N
51	Compton Owners Corp.
52	Arlington Heights Self Storage	0	410,814			Actual 2014	765,831	371,406	394,425	0	394,425			N
53	Western Village MHP	0	280,056			8 Months Annualized 12/31/2014	443,382	237,117	206,265	0	206,265			N
54	7350 S Phillips Avenue	0	322,585			Actual 2014	572,536	237,893	334,643	22,500	312,143			N
55	Guardian Self Storage San Antonio	0	443,533			Actual 2014	714,780	252,604	462,177	0	462,177			N
56	Northgate III	0	336,190			Actual 2014	501,543	214,262	287,281	0	287,281			N	Superclean Service Company	14,781
57	Broadview Heights Self Storage	0	320,441			Actual 2014	435,501	176,130	259,371	0	259,371			N
58	Pleasant Ridge	0	295,612			Actual 2014	562,457	288,585	273,872	0	273,872			N
59	Bayview Owners Corp.
60	Royal Oaks MHC	0	287,767			NAV	NAV	NAV	NAV	NAV	NAV			N
61	Big Oaks Self Storage & Retail	6,127	329,335			Actual 2014	523,782	211,623	312,159	0	312,159			N	United States Post Office	2,880
62	Mohegan Village Owners, Inc.
63	Belle Grove MHP	0	228,881			Actual 2014	405,071	165,927	239,144	0	239,144			N
64	Fleetwood Hills Apartments, Inc.
65	All American Storage DeSoto	54,390	191,610			NAV	NAV	NAV	NAV	NAV	NAV			N
66	Southwood Village Retail Center	0	228,690			Actual 2014	289,110	101,457	187,653	0	187,653			N	Food Lion	29,000
67	Newtown Self Storage	0	259,804			Actual 2014	414,338	146,621	267,717	0	267,717			N
68	Campus Plaza - MI	0	366,357			Actual 2014	473,309	123,904	349,405	0	349,405			N	Olga’s Kitchen	4,964
69	80-82 Charles St. Owners Corp.
70	Aloha Estates MHP	0	149,938			NAV	NAV	NAV	NAV	NAV	NAV			N
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.
72	13912 Owners Corp.
73	Friendly Village Mobile Estates	0	95,391			Actual 2014	229,279	150,007	79,272	0	79,272			N

A-1-6

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(7)(8)(9)(10)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(7)(8)(9)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(3)(7)(8)(10)(11)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date
1	Gurnee Mills	12.0%	4/30/2019	Bass Pro Shops Outdoor	137,201	8.1%	8/31/2018	Macy’s	130,000	7.7%	1/31/2039	Kohl’s	111,675	6.6%	9/2/2024
2	101 Hudson Street	28.9%	3/31/2027	National Union Fire Insurance	271,533	20.2%	4/30/2018	Tullett Prebon Holdings Corp.	100,909	7.5%	11/30/2023	Jeffries LLC	62,763	4.7%	6/30/2023
3	Plaza America I & II	14.2%	2/28/2024	NVR, Inc.	61,113	11.9%	4/30/2026	Federal Network Systems	22,631	4.4%	8/31/2024	Veris Consulting	22,303	4.3%	5/31/2020
4	North Isle Village, Inc.
5	Easton Town Center	10.3%	12/31/2029	HH Gregg	37,413	2.9%	1/31/2021	Barnes & Noble	34,991	2.7%	8/31/2019	Fahlgren	34,644	2.7%	6/30/2018
6	Conrad Indianapolis
7	Mall at Turtle Creek	7.9%	1/31/2021	Bed, Bath & Beyond	25,000	7.6%	1/31/2022	Best Buy	21,500	6.5%	1/31/2020	H&M	20,000	6.1%	10/31/2026
8	Home2 Suites - Long Island City
9	ExchangeRight Net Leased Portfolio 13	Various	Various
9.01	Walgreens - Fairfield	100.0%	12/31/2027
9.02	Walgreens - Panama City	100.0%	5/31/2031
9.03	Hobby Lobby - Franklin	100.0%	3/31/2026
9.04	CVS Pharmacy - Gadsden	100.0%	1/31/2034
9.05	Tractor Supply - Chillicothe	100.0%	12/31/2026
9.06	Advance Auto Parts - Houston	100.0%	12/31/2030
9.07	Family Dollar - Plainville	100.0%	6/30/2030
9.08	Napa Auto Parts - Madison	100.0%	7/31/2036
9.09	Dollar General - Knoxville (Circle Oak)	100.0%	4/30/2031
9.10	Family Dollar - Lafayette (Pinhook)	100.0%	3/31/2031
9.11	Dollar General - Dothan	100.0%	7/31/2031
9.12	Family Dollar - Lafayette (Congress)	100.0%	6/30/2031
9.13	Dollar General - Superior	100.0%	10/31/2028
9.14	Dollar General - Knoxville (Elm)	100.0%	7/31/2031
9.15	Family Dollar - Scott	100.0%	6/30/2031
9.16	Sherwin Williams - Arlington	100.0%	10/31/2026
9.17	Sherwin Williams - Shreveport	100.0%	7/31/2026
9.18	Sherwin Williams - Sherman	100.0%	5/31/2026
9.19	Dollar General - Walbridge	100.0%	7/31/2025
9.20	Sherwin Williams - Naples	100.0%	3/31/2026
10	Sheraton Towson Baltimore North
11	Houston Industrial Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
11.01	Emmott Business Center	7.2%	3/31/2017	Metal Oxide Technologies, Inc.	11,400	6.8%	6/30/2017	Ranco Aire, Inc.	9,000	5.4%	2/28/2018	Lincare Inc.	8,220	4.9%	2/28/2018
11.02	Eldridge Business Center	8.8%	6/30/2019	First Class Machine Services	5,500	5.5%	1/31/2018	Royal Insulated Glass Inc.	5,500	5.5%	5/31/2019	1 Priority Environmental Services, Inc.	3,000	3.0%	3/31/2017
11.03	West Belt Business Center	7.0%	10/31/2018	Tool & Fastener Supply, L.P.	6,000	6.2%	7/31/2017	Ultimate Hydroponic Garden Supply, LLC	3,780	3.9%	10/31/2018	Champions Power Products INC	3,250	3.3%	7/31/2017
11.04	Winkler Berrybrook	30.9%	MTM	Lion Apparel Inc.	12,000	27.8%	6/30/2017	Everyday Country Co.	5,400	12.5%	7/31/2021	Reliable Energy Solutions	4,200	9.7%	10/31/2017
11.05	Aldine Westfield	100.0%	12/31/2018
11.06	Keough Business Center	28.5%	1/30/2020	Econocuts	2,795	14.2%	1/31/2017	Steady Rolling Automotive	2,795	14.2%	7/31/2019	Texas Journey Construction	1,885	9.6%	4/30/2019
12	Central Park Retail	12.1%	10/31/2021	Office Depot	29,887	6.8%	12/31/2017	Sports & Health	29,000	6.6%	12/31/2020	Skyzone	20,930	4.7%	11/30/2026
13	Archdale Marketplace	19.8%	12/7/2018	Fallas	24,945	13.9%	4/30/2020	Badcock Home Furniture & More	20,116	11.2%	2/28/2025	Planet Fitness	18,811	10.5%	11/30/2024
14	DoubleTree Dallas Near the Galleria
15	Tully Business Center	5.5%	9/30/2019	Zinwave	5,184	3.6%	9/30/2018	Phu Nguyen	4,578	3.2%	10/31/2022	Design Heating & Air	4,526	3.1%	4/30/2018
16	Spanish Fort Town Center Apartments
17	Alliance International	5.5%	7/31/2020	Medusind Solutions of Florida, Inc.	11,936	5.0%	1/31/2023	Collins Catering & Events, LLC	8,898	3.7%	1/31/2019	Riegl USA, Inc.	8,160	3.4%	4/30/2018
18	Gas Company Tower & World Trade Center Parking Garage	34.2%	10/31/2026	Sidley Austin	164,674	12.0%	12/31/2023	Deloitte	112,028	8.2%	1/31/2031	Latham & Watkins	97,218	7.1%	12/31/2020
19	2375 Anselmo Drive	90.8%	9/30/2030	KPC Global Management, LLC	6,857	9.2%	12/31/2028
20	Consumer Square West	29.6%	4/30/2021	Bargain Hunt	23,253	10.7%	9/30/2023	Planet Fitness	20,582	9.4%	2/28/2026	Rainbow	13,000	6.0%	1/31/2021
21	Northtowne Meadows
22	Central Self Storage - Daly City, CA
23	Shoppes at Kendall	31.6%	9/30/2024	JVL Alvardo, LLC	11,013	22.9%	10/31/2029	Vitafoods Enterprise	5,980	12.4%	6/30/2024	Hatem Brothers, Inc.	4,391	9.1%	12/31/2024
24	Firelands and Midtown Manor MHP
24.01	Midtown Manor MHP
24.02	Firelands Manor MHP
25	Holiday Inn Express & Suites Cooperstown
26	61 Inverness	46.6%	4/30/2021	JAB Wireless Inc.	13,568	15.8%	12/31/2020	Computer & Comm Tech.	12,136	14.1%	1/31/2018	Centura Health Corporation	8,141	9.5%	6/30/2017
27	Shoreview Apartments
28	One & Two Corporate Plaza	14.8%	4/30/2020	Kuraray, Inc.	27,676	10.0%	1/31/2022	Flow-Cal, Inc.	20,127	7.3%	4/30/2021	USA - Federal Aviation Admin.	17,958	6.5%	12/31/2017
29	New Albany Office Building	64.6%	10/31/2023	White Oak Partners	16,107	19.4%	3/31/2022	Mount Vernon Nazarene University	13,255	16.0%	6/30/2020
30	Paradise Ranch MHP
31	Pacific Rancho Business Park	22.2%	4/1/2025	TV Ears	10,975	13.1%	2/28/2018	Super-Krete	10,574	12.6%	12/31/2017	Eastern Penn	10,470	12.5%	12/31/2018
32	Comfort Suites Waco
33	Century Theater - NextGen	100.0%	1/31/2031
34	Chicago Northside Storage
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.
36	Village at Fairplain
37	Hampton Inn Richmond Hill
38	4119 Syracuse Holding (Camillus Plaza)	24.4%	8/31/2021	The Fun Warehouse	10,568	16.3%	8/31/2018	Champions Martial Arts I	7,032	10.9%	5/31/2026	Solvay Bank	4,700	7.3%	11/30/2016
39	Holiday Inn Express & Suites Marysville
40	Lock Ur Own Self Storage
41	Bella Vista Pointe Apartments
42	Country Aire MHP
43	CVS Duluth	100.0%	1/31/2041
44	Comfort Inn & Suites Market Center Dallas
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.
46	Sun Lake Estates MHP
47	Moore Self Storage
48	Best Western - Westgate
49	Courthouse Square	25.2%	4/30/2017	Stafford County Code Compliance	4,500	16.8%	6/30/2021	Insight Psychological Services, PLLC	3,258	12.2%	3/31/2019	Furlong & Drewniak PLLC	2,250	8.4%	12/31/2020
50	Pokegama Mobile Home & R.V. Park
51	Compton Owners Corp.
52	Arlington Heights Self Storage
53	Western Village MHP
54	7350 S Phillips Avenue
55	Guardian Self Storage San Antonio
56	Northgate III	15.5%	7/31/2019	Telecom Technicians	14,680	15.4%	10/31/2020	Shalem Medical Supplies, Inc (dba Texas Star HMES)	11,646	12.2%	7/7/2018	Collins Indoor Air Solutions	7,811	8.2%	12/31/2017
57	Broadview Heights Self Storage
58	Pleasant Ridge
59	Bayview Owners Corp.
60	Royal Oaks MHC
61	Big Oaks Self Storage & Retail	3.0%	11/1/2020	Country Kitchen	2,250	2.4%	MTM	Smoke on the Water	2,000	2.1%	MTM	Laundromat	1,350	1.4%	9/14/2021
62	Mohegan Village Owners, Inc.
63	Belle Grove MHP
64	Fleetwood Hills Apartments, Inc.
65	All American Storage DeSoto
66	Southwood Village Retail Center	64.1%	3/31/2026	Musical Depot	8,450	18.7%	4/30/2020	Freeman’s Bakery	3,200	7.1%	5/31/2020	Little China Restaurant	1,600	3.5%	2/28/2025
67	Newtown Self Storage
68	Campus Plaza - MI	12.7%	4/30/2025	American Starz Pizza Buffet	4,200	10.8%	7/31/2021	Parrotzville	3,600	9.2%	3/31/2018	Bookmark Inc. of Warren	3,370	8.6%	7/31/2018
69	80-82 Charles St. Owners Corp.
70	Aloha Estates MHP
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.
72	13912 Owners Corp.
73	Friendly Village Mobile Estates

A-1-7

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Name(7)(8)(11)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty
1	Gurnee Mills	Floor and Décor	105,248	6.3%	9/30/2026	8/26/2016	8/26/2016				N	Y	Refinance	0	0	Springing
2	101 Hudson Street	First Data Corporation	54,669	4.1%	5/31/2026	8/26/2016	8/30/2016				N	Y	Refinance	104,000	0	Springing
3	Plaza America I & II	Metro Offices	22,303	4.3%	2/28/2021	6/15/2016	6/15/2016				N	Y	Refinance	0	166,997	166,997	Cash
4	North Isle Village, Inc.					6/17/2016	6/15/2016				N	Y	Refinance	0	936,413	133,773	Cash
5	Easton Town Center	KDB	34,457	2.6%	7/31/2024	7/12/2016	7/14/2016				N	Y	Refinance	0	0	Springing
6	Conrad Indianapolis					8/10/2016	8/10/2016				N	Y	Refinance	0	0	97,100	Cash
7	Mall at Turtle Creek	Shoe Dept Encore	13,319	4.0%	10/31/2023	4/12/2016	4/12/2016		4/12/2016	8.0%	N	Y	Refinance	0	443,810	49,312	Cash
8	Home2 Suites - Long Island City					11/5/2015	10/30/2015				N	Y	Refinance	34,375	69,269	13,854	Cash
9	ExchangeRight Net Leased Portfolio 13					Various	Various				N	Various	Acquisition	95,243	78,724	21,553	Cash
9.01	Walgreens - Fairfield					8/5/2016	8/1/2016				N	Y
9.02	Walgreens - Panama City					8/12/2016	8/12/2016				N	Y
9.03	Hobby Lobby - Franklin					8/4/2016	8/4/2016				N	Y
9.04	CVS Pharmacy - Gadsden					8/5/2016	8/5/2016				N	Y
9.05	Tractor Supply - Chillicothe					6/30/2016	6/30/2016				N	Y
9.06	Advance Auto Parts - Houston					8/11/2016	8/12/2016				N	N
9.07	Family Dollar - Plainville					8/29/2016	8/30/2016				N	Y
9.08	Napa Auto Parts - Madison					8/12/2016	6/7/2016				N	Y
9.09	Dollar General - Knoxville (Circle Oak)					7/6/2016	7/8/2016				N	Y
9.10	Family Dollar - Lafayette (Pinhook)					4/29/2016	3/28/2016				N	Y
9.11	Dollar General - Dothan					7/22/2016	7/22/2016				N	Y
9.12	Family Dollar - Lafayette (Congress)					4/29/2016	3/21/2016				N	Y
9.13	Dollar General - Superior					2/8/2016	2/11/2016				N	Y
9.14	Dollar General - Knoxville (Elm)					8/11/2016	7/8/2016				N	Y
9.15	Family Dollar - Scott					4/29/2016	3/28/2016				N	Y
9.16	Sherwin Williams - Arlington					8/3/2016	8/3/2016				N	Y
9.17	Sherwin Williams - Shreveport					8/5/2016	8/5/2016				N	Y
9.18	Sherwin Williams - Sherman					8/4/2016	8/4/2016				N	Y
9.19	Dollar General - Walbridge					8/1/2016	8/2/2016				N	Y
9.20	Sherwin Williams - Naples					8/5/2016	8/5/2016				N	Y
10	Sheraton Towson Baltimore North					7/8/2016	7/13/2016				N	Y	Refinance	25,375	0	29,117	Cash
11	Houston Industrial Portfolio	Various	Various	Various	Various	Various	Various				N	Various	Refinance	47,813	392,591	48,621	Cash
11.01	Emmott Business Center	Punum Roofing of Houston, Inc.	7,200	4.3%	1/31/2019	7/26/2016	7/26/2016				N	Y
11.02	Eldridge Business Center	A + Transmissions, Inc.	3,000	3.0%	7/31/2017	7/22/2016	7/26/2016				N	Y
11.03	West Belt Business Center	Reality of God Church Inc.	3,250	3.3%	7/31/2017	7/26/2016	7/26/2016				N	Y
11.04	Winkler Berrybrook	Rolling High	4,100	9.5%	6/30/2017	7/27/2016	7/27/2016				N	Y
11.05	Aldine Westfield					7/26/2016	7/26/2016				N	Y
11.06	Keough Business Center	Everitt Nunez Enterprises LLC	1,885	9.6%	11/30/2019	7/26/2016	7/26/2016				N	Y
12	Central Park Retail	Furniture Gallery	18,700	4.2%	2/28/2026	6/8/2016	6/8/2016				N	Y	Refinance	0	278,383	55,677	Cash
13	Archdale Marketplace	Citi Trends	16,425	9.1%	4/30/2020	8/25/2016	8/26/2016				N	Y	Refinance	0	0	16,099	Cash
14	DoubleTree Dallas Near the Galleria					8/17/2016	8/17/2016				N	Y	Refinance	0	324,611	32,461	Cash
15	Tully Business Center	Thermo Cool	4,320	3.0%	5/31/2019	1/29/2016	2/5/2016		2/1/2016	20.0%	N	Y	Refinance	0	161,340	26,204	Cash
16	Spanish Fort Town Center Apartments					8/15/2016	8/15/2016				N	Y	Refinance	2,250	123,948	11,268	Cash
17	Alliance International	Destination Church of Orlando, Inc.	5,788	2.4%	MTM	3/10/2016	3/9/2016				N	Y	Refinance	563	163,393	27,232	Cash
18	Gas Company Tower & World Trade Center Parking Garage	WeWork	92,493	6.7%	7/31/2033	6/27/2016	6/28/2016		6/27/2016	16.0%	N	Y	Refinance	0	2,822,545	564,509	Cash
19	2375 Anselmo Drive					7/14/2016	7/14/2016		7/14/2016	13.0%	N	Y	Recapitalization	0	0	11,566	Cash
20	Consumer Square West	Shoe Show Inc	11,877	5.4%	7/31/2020	9/28/2016	9/28/2016				N	Y	Refinance	234,600	93,823	17,871	Cash
21	Northtowne Meadows					7/26/2016	7/26/2016				N	Y	Refinance	0	30,183	4,791	Cash
22	Central Self Storage - Daly City, CA					4/22/2016	4/19/2016		4/19/2016	14.0%	N	Y	Refinance	0	178,980	17,898	Cash
23	Shoppes at Kendall	Senses of West Kenda	2,228	4.6%	8/31/2019	7/6/2016	7/6/2016				N	Y	Acquisition	0	81,834	13,639	Cash
24	Firelands and Midtown Manor MHP					7/7/2016	7/7/2016				N	Y	Refinance	192,226	24,304	6,076	Cash
24.01	Midtown Manor MHP					7/7/2016	7/7/2016				N	Y
24.02	Firelands Manor MHP					7/7/2016	7/7/2016				N	Y
25	Holiday Inn Express & Suites Cooperstown					8/15/2016	8/15/2016				N	Y	Refinance	0	0	7,681	Cash
26	61 Inverness	TST Infrastructure, LLC	4,500	5.2%	9/30/2019	4/11/2016	3/21/2016				N	Y	Refinance	8,375	26,661	13,331	Cash
27	Shoreview Apartments					9/2/2016	9/2/2016				N	Y	Refinance	0	64,865	12,973	Cash
28	One & Two Corporate Plaza	Tetra Tech (sublease to BL Harbert Intl)	9,273	3.4%	9/30/2017	7/21/2016	7/25/2016				N	Y	Refinance	12,813	789,921	83,590	Cash
29	New Albany Office Building					7/18/2016	7/18/2016				N	Y	Acquisition	29,688	66,811	15,907	Cash
30	Paradise Ranch MHP					7/27/2016	7/27/2016		9/29/2016	16.0%	N	Y	Refinance	21,700	5,750	1,917	Cash
31	Pacific Rancho Business Park	J&M Keystone	9,100	10.9%	2/28/2018	8/25/2016	8/24/2016		8/24/2016	7.0%	N	Y	Refinance	0	0	8,299	Cash
32	Comfort Suites Waco					8/4/2016	8/4/2016				N	Y	Refinance	6,875	142,873	14,287	Cash
33	Century Theater - NextGen					11/12/2015	11/12/2015		11/12/2015	11.0%	N	Y	Acquisition	0	0	Springing
34	Chicago Northside Storage					8/18/2016	8/18/2016				N	Y	Refinance	11,625	43,618	14,539	Cash
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.					8/30/2016	8/30/2016				N	Y	Refinance	0	56,250	56,250	Cash
36	Village at Fairplain					4/29/2016	4/29/2016				N	Y	Refinance	94,726	6,250	6,250	Cash
37	Hampton Inn Richmond Hill					8/12/2016	8/12/2016				N	Y	Refinance	0	0	2,613	Cash
38	4119 Syracuse Holding (Camillus Plaza)	Empire Vision Center, Inc.	4,200	6.5%	8/31/2019	8/18/2016	8/18/2016				N	Y	Refinance	297,225	48,248	16,083	Cash
39	Holiday Inn Express & Suites Marysville					8/19/2016	8/19/2016				N	Y	Refinance	0	27,676	6,589	Cash
40	Lock Ur Own Self Storage					6/17/2016	6/17/2016				N	Y	Refinance	0	12,399	6,200	Cash
41	Bella Vista Pointe Apartments					6/23/2016	6/24/2016				N	Y	Refinance	10,224	63,816	7,597	Cash
42	Country Aire MHP					9/2/2016	9/30/2016				N	Y	Refinance	75,250	4,500	450	Cash
43	CVS Duluth					8/24/2016	8/25/2016				N	Y	Acquisition	0	0	Springing
44	Comfort Inn & Suites Market Center Dallas					9/15/2016	4/29/2016				N	Y	Refinance	0	66,500	6,333	Cash
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.					4/14/2016	4/7/2016				N	Y	Refinance	0	200,808	25,101	Cash
46	Sun Lake Estates MHP					6/15/2016	6/15/2016				N	Y	Refinance	103,900	11,588	1,159	Cash
47	Moore Self Storage					7/7/2016	7/14/2016				N	Y	Acquisition	0	42,738	4,070	Cash
48	Best Western - Westgate					9/21/2016	7/15/2015				N	Y	Refinance	13,875	20,035	6,925	Cash
49	Courthouse Square	Pediatric Partners for Attention and Learning	2,250	8.4%	4/30/2018	8/16/2016	8/18/2016				N	Y	Refinance	0	17,000	3,238	Cash
50	Pokegama Mobile Home & R.V. Park					2/8/2016	2/9/2016	4/22/2016			N	Y	Refinance	23,625	42,015	3,501	Cash
51	Compton Owners Corp.					7/27/2016	7/26/2016				N	Y	Refinance	0	0	Springing
52	Arlington Heights Self Storage					7/20/2016	7/20/2016				N	Y	Acquisition	8,063	71,303	22,636	Cash
53	Western Village MHP					9/5/2016	9/6/2016		9/6/2016	9.0%	N	Y	Refinance	3,063	39,126	4,347	Cash
54	7350 S Phillips Avenue					8/4/2016	8/3/2016				N	Y	Refinance	11,688	16,565	5,522	Cash
55	Guardian Self Storage San Antonio					7/12/2016	7/12/2016				N	Y	Refinance	4,350	176,232	17,623	Cash
56	Northgate III	RIE RIE, Inc. (Unrefined Bakery)	7,656	8.0%	7/31/2021	8/30/2016	7/18/2016				N	Y	Acquisition	0	86,620	8,662	Cash
57	Broadview Heights Self Storage					8/15/2016	8/15/2016				N	Y	Acquisition	0	22,582	7,169	Cash
58	Pleasant Ridge					7/22/2016	7/22/2016				N	Y	Refinance	0	3,046	3,046	Cash
59	Bayview Owners Corp.					7/28/2016	7/28/2016				N	Y	Refinance	0	41,122	20,561	Cash
60	Royal Oaks MHC					6/1/2016	6/1/2016				N	Y	Acquisition	28,594	18,094	2,154	Cash
61	Big Oaks Self Storage & Retail	Gold Circle Realty	1,250	1.3%	10/1/2016	8/18/2016	7/26/2016		8/22/2016	13.0%	N	Y	Acquisition	14,525	45,818	3,818	Cash
62	Mohegan Village Owners, Inc.					7/15/2016	7/14/2016				N	Y	Refinance	0	0	Springing
63	Belle Grove MHP					8/15/2016	8/15/2016				N	Y	Refinance	0	36,570	3,325	Cash
64	Fleetwood Hills Apartments, Inc.					9/8/2016	9/7/2016				N	Y	Refinance	0	0	Springing
65	All American Storage DeSoto					9/6/2016	9/6/2016				N	Y	Refinance	64,750	37,864	4,207	Cash
66	Southwood Village Retail Center	Shaun Smith ABC	1,600	3.5%	1/31/2021	2/22/2016	2/22/2016				N	Y	Refinance	0	11,250	3,750	Cash
67	Newtown Self Storage					8/29/2016	8/29/2016				N	Y	Refinance	6,188	13,712	3,428	Cash
68	Campus Plaza - MI	Kabob Lebanese Restaurant	2,570	6.6%	6/30/2021	8/8/2016	8/8/2016				N	Y	Refinance	0	16,779	5,593	Cash
69	80-82 Charles St. Owners Corp.					9/2/2016	9/6/2016				N	Y	Refinance	0	0	Springing
70	Aloha Estates MHP					5/24/2016	5/24/2016				N	Y	Refinance	7,875	18,442	2,305	Cash
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.					9/1/2016	9/1/2016				N	Y	Refinance	0	0	Springing
72	13912 Owners Corp.					6/14/2016	6/14/2016				N	Y	Refinance	0	0	Springing
73	Friendly Village Mobile Estates					9/13/2016	9/13/2016				N	Y	Refinance	0	7,151	1,430	Cash

A-1-8

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(12)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)
1	Gurnee Mills	0	Springing			0	Springing	0			0	Springing	0			0	0
2	101 Hudson Street	0	Springing			0	Springing	0			0	Springing	0			0	0
3	Plaza America I & II	0	Springing			0	8,660	311,769	Cash		4,118,237	64,327	2,315,770	Cash		0	0
4	North Isle Village, Inc.	0	Springing			0	0	0			0	0	0			0	0
5	Easton Town Center	0	Springing			0	Springing	512,472			0	Springing	3,843,537			0	0
6	Conrad Indianapolis	0	Springing			0	Springing	0			0	0	0			0	0
7	Mall at Turtle Creek	0	Springing			0	6,862	82,350	Cash		0	41,175	988,194	Cash		0	0
8	Home2 Suites - Long Island City	54,649	6,072	Cash		0	21,923	789,237	Cash		0	0	0			0	0
9	ExchangeRight Net Leased Portfolio 13	0	Springing			0	1,440	0	Cash		0	Springing	0			0	0
9.01	Walgreens - Fairfield
9.02	Walgreens - Panama City
9.03	Hobby Lobby - Franklin
9.04	CVS Pharmacy - Gadsden
9.05	Tractor Supply - Chillicothe
9.06	Advance Auto Parts - Houston
9.07	Family Dollar - Plainville
9.08	Napa Auto Parts - Madison
9.09	Dollar General - Knoxville (Circle Oak)
9.10	Family Dollar - Lafayette (Pinhook)
9.11	Dollar General - Dothan
9.12	Family Dollar - Lafayette (Congress)
9.13	Dollar General - Superior
9.14	Dollar General - Knoxville (Elm)
9.15	Family Dollar - Scott
9.16	Sherwin Williams - Arlington
9.17	Sherwin Williams - Shreveport
9.18	Sherwin Williams - Sherman
9.19	Dollar General - Walbridge
9.20	Sherwin Williams - Naples
10	Sheraton Towson Baltimore North	0	Springing			0	42,426	0	Cash		0	0	0			0	0
11	Houston Industrial Portfolio	0	Springing			0	4,293	0	Cash		800,000	13,402	1,200,000	Cash		0	0
11.01	Emmott Business Center
11.02	Eldridge Business Center
11.03	West Belt Business Center
11.04	Winkler Berrybrook
11.05	Aldine Westfield
11.06	Keough Business Center
12	Central Park Retail	0	Springing			0	11,807	0	Cash		0	36,898; Springing	1,328,340	Cash		0	0
13	Archdale Marketplace	0	Springing			340,000	2,248	0	Cash		500,000	7,492; Springing	359,622	Cash		0	0
14	DoubleTree Dallas Near the Galleria	70,521	11,753	Cash		0	See footnote (12)	1,450,000	Cash		0	0	0			0	0
15	Tully Business Center	0	Springing			0	1,799; Springing	43,176	Cash		0	11,153	260,000	Cash		0	0
16	Spanish Fort Town Center Apartments	18,901	9,450	Cash		4,500	4,500	0	Cash		0	0	0			0	0
17	Alliance International	118,011	10,728	Cash		0	5,162	0	Cash		1,055,860	14,891	893,464	Cash		0	0
18	Gas Company Tower & World Trade Center Parking Garage	0	Springing			71,744	35,872	0	Cash		21,033,588	171,541	0	Cash		0	0
19	2375 Anselmo Drive	0	3,056	Cash		0	1,243	0	Cash		0	Springing	0			0	0
20	Consumer Square West	14,969	1,782	Cash		0	2,728	98,193	Cash		857,410	9,092	0	Cash		0	0
21	Northtowne Meadows	4,744	1,506	Cash		0	1,608	0	Cash		0	0	0			0	0
22	Central Self Storage - Daly City, CA	21,460	2,146	Cash		0	892; Springing	21,408	Cash		0	0	0			0	0
23	Shoppes at Kendall	3,402	3,402	Cash		0	Springing	0			0	Springing	0			0	0
24	Firelands and Midtown Manor MHP	29,973	2,498	Cash		1,658	1,658	0	Cash		0	0	0			0	0
24.01	Midtown Manor MHP
24.02	Firelands Manor MHP
25	Holiday Inn Express & Suites Cooperstown	20,597	1,783	Cash		0	9,738	0	Cash		0	0	0			0	0
26	61 Inverness	1,222	1,222	Cash		2,107	2,107	0	Cash		5,450	5,450	261,597	Cash		0	0
27	Shoreview Apartments	0	Springing			0	Springing	0			0	0	0			0	0
28	One & Two Corporate Plaza	143,095	19,469	Cash		0	4,600	0	Cash		1,500,047	32,904	1,579,392	Cash		0	0
29	New Albany Office Building	1,656	789	Cash		0	1,381	0	Cash		0	$15,237.75 for the first 36 months; $6,904.42 thereafter	0	Cash		0	0
30	Paradise Ranch MHP	10,417	2,083	Cash		400,000	588	0	Cash		0	0	0			0	0
31	Pacific Rancho Business Park	0	Springing			0	976	0	Cash		0	5,227	250,911	Cash		0	0
32	Comfort Suites Waco	19,243	1,749	Cash		8,209	8,209	0	Cash		0	0	0			0	0
33	Century Theater - NextGen	0	Springing			100,000	Springing	0	Cash		92,122	Springing	0	Cash		0	0
34	Chicago Northside Storage	5,525	1,105	Cash		510	510	0	Cash		0	0	0			0	0
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	0	Springing			0	0	0			0	0	0			0	0
36	Village at Fairplain	60,860	5,072	Cash		4,450	4,450	0	Cash		0	0	0			0	0
37	Hampton Inn Richmond Hill	13,677	1,861	Cash		0	6,349	0	Cash		0	0	0			0	0
38	4119 Syracuse Holding (Camillus Plaza)	13,136	2,627	Cash		0	808	0	Cash		0	4,250	225,000	Cash		0	0
39	Holiday Inn Express & Suites Marysville	0	1,734	Cash		0	7,074	0	Cash		0	0	0			0	0
40	Lock Ur Own Self Storage	3,140	1,047	Cash		1,111	1,111	40,000	Cash		0	0	0			0	0
41	Bella Vista Pointe Apartments	9,973	4,749	Cash		0	4,700	0	Cash		0	0	0			0	0
42	Country Aire MHP	9,523	1,587	Cash		804	804	0	Cash		0	0	0			0	0
43	CVS Duluth	0	215	Cash		0	0	0			0	0	0			0	0
44	Comfort Inn & Suites Market Center Dallas	9,901	1,572	Cash		0	5,085	0	Cash		0	0	0			0	0
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.	0	Springing			0	0	0			0	0	0			0	0
46	Sun Lake Estates MHP	11,890	1,189	Cash		954	954	0	Cash		0	0	0			0	0
47	Moore Self Storage	4,605	366	Cash		0	632	0	Cash		0	126	4,536	Cash		0	0
48	Best Western - Westgate	22,239	2,471	Cash		0	5,199	0	Cash		0	0	0			0	0
49	Courthouse Square	7,781	926	Cash		0	446	0	Cash		80,000	2,534	0	Cash		0	0
50	Pokegama Mobile Home & R.V. Park	31,403	2,617	Cash		1,404	1,404	0	Cash		0	0	0			0	0
51	Compton Owners Corp.	0	Springing			0	0	0			0	0	0			0	0
52	Arlington Heights Self Storage	5,725	496	Cash		0	473	0	Cash		0	0	0			0	0
53	Western Village MHP	6,734	1,122	Cash		952	952	0	Cash		0	0	0			0	0
54	7350 S Phillips Avenue	2,382	2,382	Cash		1,458	1,458	0	Cash		0	0	0			0	0
55	Guardian Self Storage San Antonio	2,613	871	Cash		732	732	26,349	Cash		0	0	0			0	0
56	Northgate III	0	Springing			42,842	1,190	42,842	Cash		50,000	3,659; Springing	50,000	Cash		0	0
57	Broadview Heights Self Storage	4,577	396	Cash		0	498	0	Cash		0	0	0			0	0
58	Pleasant Ridge	691	691	Cash		829	829	0	Cash		0	0	0			0	0
59	Bayview Owners Corp.	0	Springing			0	0	0			0	0	0			0	0
60	Royal Oaks MHC	0	Springing			0	424	0	Cash		0	0	0			0	0
61	Big Oaks Self Storage & Retail	1,771	1,771	Cash		1,238	1,238	0	Cash		1,600	1,600	50,000	Cash		0	0
62	Mohegan Village Owners, Inc.	0	Springing			0	0	0			0	0	0			0	0
63	Belle Grove MHP	2,646	1,323	Cash		367	367	0	Cash		0	0	0			0	0
64	Fleetwood Hills Apartments, Inc.	0	Springing			0	0	0			0	0	0			0	0
65	All American Storage DeSoto	3,800	633	Cash		661	661	0	Cash		0	0	0			0	0
66	Southwood Village Retail Center	767	767	Cash		377	377	0	Cash		400,000	1,886	67,898	Cash		0	0
67	Newtown Self Storage	5,862	733	Cash		423	423	0	Cash		0	0	0			0	0
68	Campus Plaza - MI	0	Springing			0	Springing	0			0	2,642	100,000	Cash		0	0
69	80-82 Charles St. Owners Corp.	0	Springing			0	0	0			0	0	0			0	0
70	Aloha Estates MHP	6,150	879	Cash		329	329	0	Cash		0	0	0			0	0
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.	0	Springing			0	0	0			0	0	0			0	0
72	13912 Owners Corp.	0	Springing			0	0	0			0	0	0			0	0
73	Friendly Village Mobile Estates	2,728	303	Cash		417	417	0	Cash		0	0	0			0	0

A-1-9

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(5)(8)(13)	Other Escrow I (Monthly) ($)(13)	Other Escrow I Cap ($)(13)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty
1	Gurnee Mills				0	0	0
2	101 Hudson Street			Rent Concession Reserve	2,779,153	0	0	Cash
3	Plaza America I & II			Captech/BB&T Reserve	Captech ($2,000,000); BB&T ($1,600,000)	0	0	Cash
4	North Isle Village, Inc.			Collateral Security Agreement for Capital Improvements	6,750,000	0	0	Cash
5	Easton Town Center			Existing Leasing Obligation Funds	7,161,275	0	0	Cash
6	Conrad Indianapolis				0	0	0
7	Mall at Turtle Creek			BB&B Lease Reserve	2,900,000	0	0	Cash
8	Home2 Suites - Long Island City			Seasonality Reserve	175,000	0	175,000	Cash
9	ExchangeRight Net Leased Portfolio 13			Condominium Assessments Reserve	25,857	Springing	0	Cash
9.01	Walgreens - Fairfield
9.02	Walgreens - Panama City
9.03	Hobby Lobby - Franklin
9.04	CVS Pharmacy - Gadsden
9.05	Tractor Supply - Chillicothe
9.06	Advance Auto Parts - Houston
9.07	Family Dollar - Plainville
9.08	Napa Auto Parts - Madison
9.09	Dollar General - Knoxville (Circle Oak)
9.10	Family Dollar - Lafayette (Pinhook)
9.11	Dollar General - Dothan
9.12	Family Dollar - Lafayette (Congress)
9.13	Dollar General - Superior
9.14	Dollar General - Knoxville (Elm)
9.15	Family Dollar - Scott
9.16	Sherwin Williams - Arlington
9.17	Sherwin Williams - Shreveport
9.18	Sherwin Williams - Sherman
9.19	Dollar General - Walbridge
9.20	Sherwin Williams - Naples
10	Sheraton Towson Baltimore North				0	0	0
11	Houston Industrial Portfolio			Free Rent Reserve	20,821	0	0	Cash
11.01	Emmott Business Center
11.02	Eldridge Business Center
11.03	West Belt Business Center
11.04	Winkler Berrybrook
11.05	Aldine Westfield
11.06	Keough Business Center
12	Central Park Retail			Rent Concession Reserve	138,076	0	0	Cash
13	Archdale Marketplace				0	0	0
14	DoubleTree Dallas Near the Galleria			PIP Reserve	8,118,137	0	0	Cash
15	Tully Business Center				0	0	0
16	Spanish Fort Town Center Apartments				0	0	0
17	Alliance International			Medusind Free Rent & Occupancy Deposit	394,495	0	0	Cash
18	Gas Company Tower & World Trade Center Parking Garage			Outstanding Free Rent Reserve/WeWork Reserve/SCGC Prop 13 Reserve	Outstanding Free Rent Reserve ($4,478,325); WeWork Reserve ($1,000,000); SCGC Prop 13 Reserve ($220,760)	0	0	Cash
19	2375 Anselmo Drive			Affiliate Reserve	1,900,000	0	0	Cash
20	Consumer Square West				0	0	0
21	Northtowne Meadows				0	0	0
22	Central Self Storage - Daly City, CA				0	0	0
23	Shoppes at Kendall				0	0	0
24	Firelands and Midtown Manor MHP			Performance Reserve	1,000,000	0	0	Cash
24.01	Midtown Manor MHP
24.02	Firelands Manor MHP
25	Holiday Inn Express & Suites Cooperstown			Seasonality Fund	500,000	Springing	500,000	Cash
26	61 Inverness			Jeppesen Tenant Improvement Allowance	332,622	0	0	Cash
27	Shoreview Apartments				0	0	0
28	One & Two Corporate Plaza			Performance Funds	1,000,000	0	0	Cash
29	New Albany Office Building				0	0	0
30	Paradise Ranch MHP				0	0	0
31	Pacific Rancho Business Park				0	0	0
32	Comfort Suites Waco			PIP Reserve	148,875	0	0	Cash
33	Century Theater - NextGen				0	0	0
34	Chicago Northside Storage				0	0	0
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.			Collateral Security Agreement for Capital Improvements	2,500,000	0	0	Cash
36	Village at Fairplain			Down-Unit Repair Reserve	150,000	0	0	Cash
37	Hampton Inn Richmond Hill				0	0	0
38	4119 Syracuse Holding (Camillus Plaza)			Rite Aid Rollover Reserve and Rite Aid Door Reserve	104,531	0	290,000	Cash
39	Holiday Inn Express & Suites Marysville				0	0	0
40	Lock Ur Own Self Storage				0	0	0
41	Bella Vista Pointe Apartments				0	0	0
42	Country Aire MHP				0	0	0
43	CVS Duluth				0	0	0
44	Comfort Inn & Suites Market Center Dallas				0	0	0
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.			Collateral Security Agreement for Capital Improvements	350,000	0	0	Cash
46	Sun Lake Estates MHP				0	0	0
47	Moore Self Storage				0	0	0
48	Best Western - Westgate			PIP Reserve	463,960	0	0	Cash
49	Courthouse Square				0	0	0
50	Pokegama Mobile Home & R.V. Park			Seasonality; Storm Shelter; Past Assessment Reserve	470,684	0	0	Cash
51	Compton Owners Corp.				0	0	0
52	Arlington Heights Self Storage				0	0	0
53	Western Village MHP			Short Term Repair Reserve	284,405	0	0	Cash
54	7350 S Phillips Avenue				0	0	0
55	Guardian Self Storage San Antonio				0	0	0
56	Northgate III				0	0	0
57	Broadview Heights Self Storage				0	0	0
58	Pleasant Ridge			New Owned Home Reserve	88,735	0	0	Cash
59	Bayview Owners Corp.				0	0	0
60	Royal Oaks MHC				0	0	0
61	Big Oaks Self Storage & Retail			Down Unit Reserve	3,500	0	0	Cash
62	Mohegan Village Owners, Inc.				0	0	0
63	Belle Grove MHP				0	0	0
64	Fleetwood Hills Apartments, Inc.			Collateral Security Agreement for Capital Improvements	550,000	0	0	Cash
65	All American Storage DeSoto				0	0	0
66	Southwood Village Retail Center				0	0	0
67	Newtown Self Storage				0	0	0
68	Campus Plaza - MI				0	0	0
69	80-82 Charles St. Owners Corp.				0	0	0
70	Aloha Estates MHP			Pavement Reserve	20,000	0	0	Cash
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.				0	0	0
72	13912 Owners Corp.				0	0	0
73	Friendly Village Mobile Estates				0	0	0

A-1-10

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(8)(13)	Other Escrow II (Monthly) ($)(13)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment
1	Gurnee Mills		0	0	0				Fee
2	101 Hudson Street	Tenant Specific TILC Reserve	16,270,684	0	0	Cash			Fee
3	Plaza America I & II	Free Rent/Gap Rent Reserve	2,464,798	0	0	Cash			Fee
4	North Isle Village, Inc.		0	0	0				Fee
5	Easton Town Center		0	0	0				Fee
6	Conrad Indianapolis		0	0	0				Fee
7	Mall at Turtle Creek	Free Rent Reserve/Initial Rollover Reserve	Free Rent Reserve ($151,667); Initial Rollover Reserve ($2,907,450)	0	0	Cash			Fee
8	Home2 Suites - Long Island City		0	0	0				Fee
9	ExchangeRight Net Leased Portfolio 13		0	0	0				Fee
9.01	Walgreens - Fairfield								Fee
9.02	Walgreens - Panama City								Fee
9.03	Hobby Lobby - Franklin								Fee
9.04	CVS Pharmacy - Gadsden								Fee
9.05	Tractor Supply - Chillicothe								Fee
9.06	Advance Auto Parts - Houston								Fee
9.07	Family Dollar - Plainville								Fee
9.08	Napa Auto Parts - Madison								Fee
9.09	Dollar General - Knoxville (Circle Oak)								Fee
9.10	Family Dollar - Lafayette (Pinhook)								Fee
9.11	Dollar General - Dothan								Fee
9.12	Family Dollar - Lafayette (Congress)								Fee
9.13	Dollar General - Superior								Fee
9.14	Dollar General - Knoxville (Elm)								Fee
9.15	Family Dollar - Scott								Fee
9.16	Sherwin Williams - Arlington								Fee
9.17	Sherwin Williams - Shreveport								Fee
9.18	Sherwin Williams - Sherman								Fee
9.19	Dollar General - Walbridge								Fee
9.20	Sherwin Williams - Naples								Fee
10	Sheraton Towson Baltimore North		0	0	0				Fee
11	Houston Industrial Portfolio		0	0	0				Fee
11.01	Emmott Business Center								Fee
11.02	Eldridge Business Center								Fee
11.03	West Belt Business Center								Fee
11.04	Winkler Berrybrook								Fee
11.05	Aldine Westfield								Fee
11.06	Keough Business Center								Fee
12	Central Park Retail	Tenant Specific TILC Reserve	526,940	0	0	Cash			Fee
13	Archdale Marketplace		0	0	0				Fee
14	DoubleTree Dallas Near the Galleria	Seasonality Reserve	170,000	$35,000 commencing in February of each year	170,000	Cash			Fee
15	Tully Business Center		0	0	0				Fee
16	Spanish Fort Town Center Apartments		0	0	0				Fee
17	Alliance International	Lincare Free Rent & Occupancy Deposit	379,784	0	0	Cash			Fee
18	Gas Company Tower & World Trade Center Parking Garage	Jams and Latham Lease Funds	0	14,150	816,452	Cash			Fee
19	2375 Anselmo Drive	Condominium Reserve	160,000	0	0	Cash			Fee
20	Consumer Square West		0	0	0				Fee
21	Northtowne Meadows		0	0	0				Fee
22	Central Self Storage - Daly City, CA		0	0	0				Fee
23	Shoppes at Kendall		0	0	0				Fee
24	Firelands and Midtown Manor MHP	New Home Setup Reserve/Home Repair Reserve	New Home Setup Reserve (160,000); Home Repair Reserve (52,000)	0	0	Cash			Fee
24.01	Midtown Manor MHP								Fee
24.02	Firelands Manor MHP								Fee
25	Holiday Inn Express & Suites Cooperstown		0	0	0				Fee
26	61 Inverness	Lease Sweep Reserve	0	Springing	0				Fee
27	Shoreview Apartments		0	0	0				Fee
28	One & Two Corporate Plaza	Rent Concession Funds	54,816	0	0	Cash			Fee
29	New Albany Office Building		0	0	0				Fee
30	Paradise Ranch MHP		0	0	0				Fee
31	Pacific Rancho Business Park		0	0	0				Fee
32	Comfort Suites Waco		0	0	0				Fee
33	Century Theater - NextGen		0	0	0				Fee
34	Chicago Northside Storage		0	0	0				Fee
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	Collateral Security Agreement for Maintenance Arrears	161,000	0	0	Cash			Fee
36	Village at Fairplain		0	0	0				Fee
37	Hampton Inn Richmond Hill		0	0	0				Fee
38	4119 Syracuse Holding (Camillus Plaza)	Fit Body Rent Reserve	7,840	0	0	Cash			Fee
39	Holiday Inn Express & Suites Marysville		0	0	0				Fee
40	Lock Ur Own Self Storage		0	0	0				Fee
41	Bella Vista Pointe Apartments		0	0	0				Fee
42	Country Aire MHP		0	0	0				Fee
43	CVS Duluth		0	0	0				Fee
44	Comfort Inn & Suites Market Center Dallas		0	0	0				Fee
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.	Collateral Security Agreement for Litigation	600,000	0	0	Cash			Fee
46	Sun Lake Estates MHP		0	0	0				Fee
47	Moore Self Storage		0	0	0				Fee
48	Best Western - Westgate	Seasonality Reserve	25,326	See footnote (13)	0				Fee
49	Courthouse Square		0	0	0				Fee
50	Pokegama Mobile Home & R.V. Park	Sewer Fee Reserve Subaccount	102,122	8,510	0				Fee
51	Compton Owners Corp.		0	0	0				Fee
52	Arlington Heights Self Storage		0	0	0				Fee
53	Western Village MHP	New Home Reserve	50,000	0	0	Cash			Fee
54	7350 S Phillips Avenue		0	0	0				Fee
55	Guardian Self Storage San Antonio		0	0	0				Fee
56	Northgate III		0	0	0				Fee
57	Broadview Heights Self Storage		0	0	0				Fee
58	Pleasant Ridge	Capital Improvement Reserve	21,864	0	0	Cash			Fee
59	Bayview Owners Corp.		0	0	0				Fee
60	Royal Oaks MHC		0	0	0				Fee
61	Big Oaks Self Storage & Retail		0	0	0				Fee
62	Mohegan Village Owners, Inc.		0	0	0				Fee
63	Belle Grove MHP		0	0	0				Fee
64	Fleetwood Hills Apartments, Inc.		0	0	0				Fee
65	All American Storage DeSoto		0	0	0				Fee
66	Southwood Village Retail Center		0	0	0				Fee
67	Newtown Self Storage		0	0	0				Fee
68	Campus Plaza - MI		0	0	0				Fee
69	80-82 Charles St. Owners Corp.		0	0	0				Fee
70	Aloha Estates MHP		0	0	0				Fee
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.		0	0	0				Fee
72	13912 Owners Corp.		0	0	0				Fee
73	Friendly Village Mobile Estates		0	0	0				Fee

A-1-11

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)(4)	Subordinate Secured Debt Cut-off Date Balance ($)(4)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio
1	Gurnee Mills		Hard/Springing Cash Management
2	101 Hudson Street		Hard/Springing Cash Management
3	Plaza America I & II		Hard/Upfront Cash Management
4	North Isle Village, Inc.		None
5	Easton Town Center		Hard/Springing Cash Management	700,000,000	2,138,570	362,500,000	362,500,000	2.03	1.94	59.0%
6	Conrad Indianapolis		Springing
7	Mall at Turtle Creek		Hard/Springing Cash Management
8	Home2 Suites - Long Island City		Springing
9	ExchangeRight Net Leased Portfolio 13		Hard/Springing Cash Management
9.01	Walgreens - Fairfield
9.02	Walgreens - Panama City
9.03	Hobby Lobby - Franklin
9.04	CVS Pharmacy - Gadsden
9.05	Tractor Supply - Chillicothe
9.06	Advance Auto Parts - Houston
9.07	Family Dollar - Plainville
9.08	Napa Auto Parts - Madison
9.09	Dollar General - Knoxville (Circle Oak)
9.10	Family Dollar - Lafayette (Pinhook)
9.11	Dollar General - Dothan
9.12	Family Dollar - Lafayette (Congress)
9.13	Dollar General - Superior
9.14	Dollar General - Knoxville (Elm)
9.15	Family Dollar - Scott
9.16	Sherwin Williams - Arlington
9.17	Sherwin Williams - Shreveport
9.18	Sherwin Williams - Sherman
9.19	Dollar General - Walbridge
9.20	Sherwin Williams - Naples
10	Sheraton Towson Baltimore North		Hard/Springing Cash Management
11	Houston Industrial Portfolio		Hard/Springing Cash Management
11.01	Emmott Business Center
11.02	Eldridge Business Center
11.03	West Belt Business Center
11.04	Winkler Berrybrook
11.05	Aldine Westfield
11.06	Keough Business Center
12	Central Park Retail		Hard/Upfront Cash Management
13	Archdale Marketplace		Springing
14	DoubleTree Dallas Near the Galleria		Springing
15	Tully Business Center		Springing
16	Spanish Fort Town Center Apartments		Springing
17	Alliance International		Springing
18	Gas Company Tower & World Trade Center Parking Garage		Hard/Springing Cash Management	319,000,000	935,981	175,000,000	175,000,000	2.55	2.36	52.2%
19	2375 Anselmo Drive		Soft/Springing Cash Management
20	Consumer Square West		Hard/Springing Cash Management
21	Northtowne Meadows		Springing
22	Central Self Storage - Daly City, CA		Springing
23	Shoppes at Kendall		Springing
24	Firelands and Midtown Manor MHP		Springing
24.01	Midtown Manor MHP
24.02	Firelands Manor MHP
25	Holiday Inn Express & Suites Cooperstown		Springing
26	61 Inverness		Springing
27	Shoreview Apartments		None
28	One & Two Corporate Plaza		Springing
29	New Albany Office Building		Hard/Springing Cash Management
30	Paradise Ranch MHP		Springing
31	Pacific Rancho Business Park		Soft/Springing Cash Management
32	Comfort Suites Waco		Springing
33	Century Theater - NextGen		Springing
34	Chicago Northside Storage		Springing
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.		None	6,991,303	30,960	1,000,000	0	9.50	9.32	11.8%
36	Village at Fairplain		Springing
37	Hampton Inn Richmond Hill		Hard/Springing Cash Management
38	4119 Syracuse Holding (Camillus Plaza)		Hard/Springing Cash Management
39	Holiday Inn Express & Suites Marysville		Springing
40	Lock Ur Own Self Storage		Springing
41	Bella Vista Pointe Apartments		Springing
42	Country Aire MHP		Springing
43	CVS Duluth		Springing
44	Comfort Inn & Suites Market Center Dallas		Springing
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.		None
46	Sun Lake Estates MHP		Springing
47	Moore Self Storage		Springing
48	Best Western - Westgate		Springing
49	Courthouse Square		Springing
50	Pokegama Mobile Home & R.V. Park		Springing
51	Compton Owners Corp.		None	4,400,000	13,078	500,000	0	5.19	4.97	24.4%
52	Arlington Heights Self Storage		Springing
53	Western Village MHP		Springing
54	7350 S Phillips Avenue		Springing
55	Guardian Self Storage San Antonio		Springing
56	Northgate III		Springing
57	Broadview Heights Self Storage		Springing
58	Pleasant Ridge		Springing
59	Bayview Owners Corp.		None	3,297,388	12,734	300,000	0	11.44	11.19	7.4%
60	Royal Oaks MHC		Springing
61	Big Oaks Self Storage & Retail		Springing
62	Mohegan Village Owners, Inc.		None
63	Belle Grove MHP		Springing
64	Fleetwood Hills Apartments, Inc.		None
65	All American Storage DeSoto		Springing
66	Southwood Village Retail Center		Springing
67	Newtown Self Storage		Springing
68	Campus Plaza - MI		None
69	80-82 Charles St. Owners Corp.		None	1,648,805	6,463	200,000	0	8.32	8.20	7.7%
70	Aloha Estates MHP		Springing
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.		None
72	13912 Owners Corp.		None	1,498,184	6,673	250,000	0	4.13	4.03	28.3%
73	Friendly Village Mobile Estates		Springing

A-1-12

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor(10)(14)	Affiliated Sponsors	Mortgage Loan Number
1	Gurnee Mills				Simon Property Group, L.P.		1
2	101 Hudson Street				Mack-Cali Realty, L.P.		2
3	Plaza America I & II			20,000,000	Tamares Real Estate Holdings, Inc.; Atlantic Realty Companies		3
4	North Isle Village, Inc.						4
5	Easton Town Center	7.4%	7.1%		L Brands, Inc.; Georgetown Sponsor		5
6	Conrad Indianapolis				Alvin E. Kite; John Kite; Thomas McGowan		6
7	Mall at Turtle Creek				Rouse Properties, LP		7
8	Home2 Suites - Long Island City				Jacob Rad; Samuel Klein		8
9	ExchangeRight Net Leased Portfolio 13				David Fisher, Joshua Ungerecht, Warren Thomas		9
9.01	Walgreens - Fairfield						9.01
9.02	Walgreens - Panama City						9.02
9.03	Hobby Lobby - Franklin						9.03
9.04	CVS Pharmacy - Gadsden						9.04
9.05	Tractor Supply - Chillicothe						9.05
9.06	Advance Auto Parts - Houston						9.06
9.07	Family Dollar - Plainville						9.07
9.08	Napa Auto Parts - Madison						9.08
9.09	Dollar General - Knoxville (Circle Oak)						9.09
9.10	Family Dollar - Lafayette (Pinhook)						9.10
9.11	Dollar General - Dothan						9.11
9.12	Family Dollar - Lafayette (Congress)						9.12
9.13	Dollar General - Superior						9.13
9.14	Dollar General - Knoxville (Elm)						9.14
9.15	Family Dollar - Scott						9.15
9.16	Sherwin Williams - Arlington						9.16
9.17	Sherwin Williams - Shreveport						9.17
9.18	Sherwin Williams - Sherman						9.18
9.19	Dollar General - Walbridge						9.19
9.20	Sherwin Williams - Naples						9.20
10	Sheraton Towson Baltimore North				Kenneth Kochenour; Ira Lubert		10
11	Houston Industrial Portfolio				Nathan Herzog; Robert Herzog		11
11.01	Emmott Business Center						11.01
11.02	Eldridge Business Center						11.02
11.03	West Belt Business Center						11.03
11.04	Winkler Berrybrook						11.04
11.05	Aldine Westfield						11.05
11.06	Keough Business Center						11.06
12	Central Park Retail				Gary D. Rappaport		12
13	Archdale Marketplace				Stanley Werb; Jonathan Gaines		13
14	DoubleTree Dallas Near the Galleria				Ki Yong Choi		14
15	Tully Business Center				David B. Dollinger		15
16	Spanish Fort Town Center Apartments				Marc Weil		16
17	Alliance International				Bel-Cal Properties, Inc.; Bel-Alta Properties, Inc.		17
18	Gas Company Tower & World Trade Center Parking Garage	9.0%	8.3%	131,000,000	Brookfield DTLA Holdings LLC		18
19	2375 Anselmo Drive				Kali Chaudhuri		19
20	Consumer Square West				Bon Aviv Holdings LLC		20
21	Northtowne Meadows				Kamal H. Shouhayib		21
22	Central Self Storage - Daly City, CA				Please see footnote (14)		22
23	Shoppes at Kendall				Adam Lamnin		23
24	Firelands and Midtown Manor MHP				Richard Placido		24
24.01	Midtown Manor MHP						24.01
24.02	Firelands Manor MHP						24.02
25	Holiday Inn Express & Suites Cooperstown				Bilal Ahmad; Zahid Chaudhri		25
26	61 Inverness				KDI Investments, Inc.		26
27	Shoreview Apartments				Sills Enterprises LLC		27
28	One & Two Corporate Plaza				Nathaniel E. Williams; Rodney C. Freeman		28
29	New Albany Office Building				David A. Kornbluth; Bradford L. Kitchen		29
30	Paradise Ranch MHP				Bo Zarnegin		30
31	Pacific Rancho Business Park				Richard Dentt		31
32	Comfort Suites Waco				Tejasbhai Patel		32
33	Century Theater - NextGen				Frederick M. Nicholas		33
34	Chicago Northside Storage				Alex Turik; Nikita Turik; Fred R. Jung; Edward J. Stern; Claus Niemann		34
35	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc.	50.5%	49.5%				35
36	Village at Fairplain				Barry Chernawsky		36
37	Hampton Inn Richmond Hill				Kiran B. Swami; Hemlata Patel		37
38	4119 Syracuse Holding (Camillus Plaza)				Reuven Y. Rivlin		38
39	Holiday Inn Express & Suites Marysville				Larry-Bharat Patel; Rekha Larry-Bharat Patel		39
40	Lock Ur Own Self Storage				Joy Rasmussen		40
41	Bella Vista Pointe Apartments				Madeleine Ficaccio		41
42	Country Aire MHP				Eric D. Wooten; Cynthia Rodwell; Robert Hutson		42
43	CVS Duluth				Gloria M. Alvarez; Sarah Ramos; Michael M. Sanchez		43
44	Comfort Inn & Suites Market Center Dallas				Bharatkumar Patel; Nitin Tiwani; Raman Patel		44
45	Corlear Gardens Housing Corp. f/k/a Corlear Gardens Housing Co., Inc.						45
46	Sun Lake Estates MHP				Brandon A. Schwartz; Yanina V. Schwartz		46
47	Moore Self Storage				Robert Moser; Robert Morgan	Y- Group 1	47
48	Best Western - Westgate				Pradip Acharya & Jayesh Khatiwala		48
49	Courthouse Square				Michael P. Amann		49
50	Pokegama Mobile Home & R.V. Park				William Woischke		50
51	Compton Owners Corp.	18.5%	17.7%				51
52	Arlington Heights Self Storage				Robert Moser; Robert Morgan	Y- Group 1	52
53	Western Village MHP				Chad Haggar; Anna Volkoff		53
54	7350 S Phillips Avenue				Nadeya Khalil		54
55	Guardian Self Storage San Antonio				Henry G. Lewis		55
56	Northgate III				Michael J. Ladue		56
57	Broadview Heights Self Storage				Robert Moser; Robert Morgan	Y- Group 1	57
58	Pleasant Ridge				James W. Soboleski; Benjamin L. Kadish		58
59	Bayview Owners Corp.	53.0%	51.9%				59
60	Royal Oaks MHC				David H. Reynolds; Mark H. Robertson		60
61	Big Oaks Self Storage & Retail				Matthew Ricciardella		61
62	Mohegan Village Owners, Inc.						62
63	Belle Grove MHP				Stephen J. Garchik		63
64	Fleetwood Hills Apartments, Inc.						64
65	All American Storage DeSoto				Scott and Renee LaBar		65
66	Southwood Village Retail Center				Jacobo Camhi		66
67	Newtown Self Storage				Thomas Christiano; William Paquet		67
68	Campus Plaza - MI				Jeffrey L. Curtis; Anthony J. Curtis		68
69	80-82 Charles St. Owners Corp.	39.1%	38.6%				69
70	Aloha Estates MHP				Douglas A. Datillo; Roland Hauber		70
71	1122 Yonkers Avenue Ltd. a/k/a 1122 Yonkers Avenue, Ltd.						71
72	13912 Owners Corp.	22.1%	21.5%				72
73	Friendly Village Mobile Estates				Mark Kelly; Peter Whitehead		73

A-1-13

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Preliminary Prospectus for additional information on the 15 largest mortgage loans.

(1)	“Barclays” denotes Barclays Bank PLC, “WFB” denotes Wells Fargo Bank, National Association, “CIIICM” denotes C-III Commercial Mortgage LLC, “RMF” denotes Rialto Mortgage Finance, LLC, “NCB" denotes National Cooperative Bank, N.A. and “Basis” denotes Basis Real Estate Capital II, LLC.

(2)	For mortgage loan #12 (Central Park Retail), the mortgaged property is located at 1150, 1210-1212, 1242, 1260-1280, 1281-1291, 1340-1360, 1370, 1380-1386, 1390, 1410-1440, 1471-1481, 1591, 1602-1618, 1618-1638, 1640, 1650-1668, 1661-1669 Carl D. Silver Parkway; 2871, 3031, 3071, 3540, 3544 Plank Road; 1191, 1301-1325, 1410, 1460, 1580 Central Park Boulevard; 12101, 12131 Amos Lane; 3536 Shalaby Way.

(3)	For mortgage loan #1 (Gurnee Mills), Number of Units and Occupancy Rate includes the fourth largest tenant (111,675 square feet), representing 6.6% of net rentable square feet, which leases the collateral pad site and owns its improvements.

For mortgage loan #18 (Gas Company Tower & World Trade Center Parking Garage), the Number of Units includes 1,317,849 square feet of office space, 44,044 square feet of storage space, 10,436 square feet of retail space and 2,165 parking stalls.

For mortgage loan #50 (Pokegama Mobile Home & R.V. Park) Number of Units includes 148 recreational vehicle parking spaces, 128 pads, 57 storage units and four single family residences.

For mortgage loan #53 (Western Village MHP), the Number of Units includes 11 apartment units and 3 single-family residences.

For mortgage loan #61 (Big Oaks Self Storage & Retail), the Number of Units includes 72,520 square feet of self-storage space and 22,849 square feet of retail space. The Occupancy Rate reflects 70,780 square feet of self-storage space occupied and 16,049 square feet of retail space occupied.

(4)	For mortgage loan #1 (Gurnee Mills), the mortgage loan represents Note A-2A of six pari passu notes, which have a combined Cut-off Date principal balance of $274,633,547. Notes A-1A, A-1B, A-2B, A-3 and A-4 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1A, A-1B, A-2A, A-2B, A-3 and A-4 in the aggregate (the "Gurnee Mills Whole Loan"). Note A-2A represents a non-controlling interest in the Gurnee Mills Whole Loan.

For mortgage loan #2 (101 Hudson Street), the mortgage loan represents Note A-2 of five pari passu notes, which have a combined Cut-off Date principal balance of $250,000,000. Notes A-1, A-3, A-4 and A-5 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3, A-4 and A-5 in the aggregate (the "101 Hudson Street Whole Loan"). Note A-2 represents a non-controlling interest in the 101 Hudson Street Whole Loan.

A-1-14

For mortgage loan #3 (Plaza America I & II), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date Balance of $125,000,000. Note A-2 will not be included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Plaza America I & II Whole Loan”). Note A-1 represents the controlling interest in the Plaza America I & II Whole Loan

For mortgage loan #5 (Easton Town Center), the mortgage loan represents Note A-1-B-2 of six senior pari passu notes, which have a combined Cut-off Date Balance of $337,500,000 (Note A-1-A, Note A-2-A, Note A-1-B-1, Note A-1-B-2, Note A-1-B-3 and Note A-2-B) and two subordinate notes with a combined Cut-off Date Balance of $362,500,000 (Note B-1 and Note B-2). Together they have a combined Cut-Off Date Balance of $700,000,000 (“Easton Town Center Whole Loan”). All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on the balance of Note A-1-A, Note A-2-A, Note A-1-B-1, Note A-1-B-2, Note A-1-B-3 and Note A-2-B in the aggregate. Note A-1-B-2 represents a non-controlling interest in the Easton Town Center Whole Loan.

For mortgage loan #6 (Conrad Indianapolis), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date principal balance of $55,633,911. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (the "Conrad Indianapolis Whole Loan"). Note A-1 represents the controlling interest in the Conrad Indianapolis Whole Loan.

For mortgage loan #7 (Mall at Turtle Creek), the mortgage loan represents Note A-2 of two pari passu notes, which have a combined Cut-off Date Balance of $71,435,569. Note A-1 will not be included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Mall at Turtle Creek Whole Loan”). Note A-2 represents a non-controlling interest in the Mall at Turtle Creek Whole Loan.

For mortgage loan #12 (Central Park Retail), the mortgage loan represents Note A-2 of two pari passu notes, which have a combined Cut-off Date Balance of $89,768,249. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (the "Central Park Retail Whole Loan"). Note A-2 represents the non-controlling interest in the Central Park Retail Whole Loan.

For mortgage loan #18 (Gas Company Tower & World Trade Center Parking Garage), the mortgage loan represents Note A-2-C of six senior pari passu notes, which have a combined Cut-off Date Balance of $144,000,000 (Note A-1-S1, Note A-1-S2, Note A-1-S3, Note A-2-S, Note A-1-C and Note A-2-C) and two subordinate notes with a combined Cut-off Date Balance of $175,000,000 (Note B-1 and Note B-2). Together they have a combined Cut-Off Date Balance of $319,000,000 (the “Gas Company Tower & World Trade Center Parking Garage Whole Loan”). All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on the balance of Note A-1-S1, Note A-1-S2, Note A-1-S3, Note A-2-S, Note A-1-C and Note A-2-C in the aggregate. Note A-2-C represents a non-controlling interest in Gas Company Tower & World Trade Center Parking Garage Whole Loan.

A-1-15

For mortgage loan #28 (One & Two Corporate Plaza), the mortgage loan represents Note A-2 of two pari passu notes, which have a combined Cut-off Date Balance of $26,939,488. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (the "One & Two Corporate Plaza Whole Loan"). Note A-2 represents the non-controlling interest in the One & Two Corporate Plaza Whole Loan.

(5)	For mortgage loan #14 (DoubleTree Dallas Near the Galleria), the Appraised Value assumes that the property improvement plan (“PIP”), which is expected to be completed within 12 to 18 months, has been completed. At origination, the lender escrowed $8,118,137, which is the estimated remaining cost of such PIP. The appraised value assuming the PIP has not been completed is $21,000,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity assuming an appraised value of $21,000,000 are 90.4% and 73.1%, respectively.

(6)	For mortgage loan #22 (Central Self Storage – Daly City, CA), U/W Revenues includes office, retail, cell tower and other income.

For mortgage loan #50 (Pokegama Mobile Home & R.V. Park), approximately 30.1% of the U/W Revenues is generated by the 148 recreational vehicle parking spaces.

(7)	The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #2 (101 Hudson Street), the fifth largest tenant (54,669 square feet), representing 4.1% of net rentable square feet, may terminate 48,400 square feet of its space as of December 31, 2023 upon providing notice by June 30, 2022 and payment of a termination fee equal to $2,107,496.

For mortgage loan #3 (Plaza America I & II), the largest tenant (73,235 square feet), representing 14.2% of net rentable square feet, may reduce its space by up to 20.0% on February 28, 2020 with nine months’ written notice and the payment of a reduction fee equal to the product of (i) $20.00 and (ii) the number of square feet to be reduced. The third largest tenant (22,631 square feet), representing 4.4% of net rentable square feet, may terminate its lease on August 31, 2022 with ten months’ written notice and the payment of a termination fee equal to all unamortized tenant improvements and leasing commissions.

For mortgage loan #7 (Mall at Turtle Creek), the fourth largest tenant (20,000 square feet), representing 6.1% of net rentable square feet, may terminate its lease at any time within 180 days after December 31, 2020 if the tenant’s gross sales do not equal or exceed $3,000,000 during the period from January 1, 2020 through December 31, 2020. The fifth largest tenant (13,319 square feet), representing 4.0% of net rentable square feet, may terminate its lease between December 1, 2018 and January 31, 2019 if the tenant’s net sales do not exceed $1,650,000 during the period of December 1, 2017 through November 30, 2018.

For mortgage loan #9 (ExchangeRight Net Leased Portfolio 13), the sole tenant at the Walgreens – Panama City mortgaged property (14,820 square feet), representing 6.4%

A-1-16

of net rentable square feet of the entire portfolio may terminate its lease upon six months’ written notice, effective as of January 31, 2032 and every five years thereafter until the lease expires on January 31, 2081. The sole tenant at the Walgreens – Fairfield mortgaged property (14,490 square feet), representing 6.2% of net rentable square feet of the entire portfolio may terminate its lease upon six months’ written notice, effective as of December 31, 2027 and every five years thereafter until the lease expires on December 31, 2077.

For mortgage loan #11 (Houston Industrial Portfolio), the largest tenant at the Keough Business Center mortgaged property (5,590 square feet), representing 1.2% of net rentable square feet of the portfolio, may terminate its lease on January 31, 2019 upon providing written notice by October 1, 2018 and payment of a termination fee equal to three months’ base rent and all unamortized leasing commissions. The fifth largest tenant at the Emmott Business Center mortgaged property (7,200 square feet), representing 1.6% of net rentable square feet of the portfolio, may terminate its lease on February 1, 2017 upon providing written notice by November 1, 2016 and payment of a termination fee equal to three months’ base rent.

For mortgage loan #12 (Central Park Retail), the third largest tenant (29,000 square feet), representing 6.6% of net rentable square feet, may terminate its lease at any time on or after January 1, 2019 upon providing six months’ written notice.

For mortgage loan #18 (Gas Company Tower & World Trade Center Parking Garage), the largest tenant (469,078 square feet), representing 34.2% of net rentable square feet, may terminate its lease as of November 9, 2021 upon providing written notice by May 9, 2020, and payment of a termination fee equal to all unamortized tenant improvements and free rent. The largest tenant also has the following contraction options: (i) the ongoing right to terminate 21,852 square feet upon three months written notice; (ii) the one-time right to contract one full uppermost or lowest floor (up to 28,007 square feet), on November 9, 2019 upon providing written notice on August 9, 2018; (iii) provided that the tenant does not exercise option (ii), the right to contract up to two full uppermost or lowest floors (up to 56,014 square feet) with payment of a termination fee equal to the sum of all unamortized tenant improvements, leasing commissions and free rent. Notice of election to contract space must be given on or before: (A) August 9, 2019 if only terminating one floor; and (B) May 9, 2019 if the tenant is terminating two floors; (iv) a one-time right to terminate up to 12,805 square feet on December 31, 2016 upon three months’ written notice; (v) the right to terminate 28,007 square feet effective March 24, 2017 or March 24, 2018 upon providing six months’ written notice; (vi) a one-time right to contract 14,500 square feet effective July 31, 2017 upon providing written notice on April 30, 2017; and (vii) an ongoing right to terminate 10,655 square feet of storage space upon 30 days’ written notice. The second largest tenant (164,674 square feet), representing 12.0% of net rentable square feet, has a contraction right effective as of December 31, 2018 with notice by December 31, 2017. Contraction space can be one full floor or all of the tenant’s continuous space on any floor where the tenant leases a portion of the floor and will either be the uppermost or lowermost floor of the tenant’s contiguous floors or any noncontiguous floor subject to a contraction fee equal to the sum of all unamortized tenant improvements, leasing commissions, free rent and refurbishment allowance plus three months of base and additional rent/pass through. The third largest tenant (112,028 square feet), representing 8.2% of net rentable area, has a one-time right to contract up to one full floor of either the highest or lowest floor of the tenant’s space as of February 28, 2023 upon providing written notice on or before

A-1-17

November 30, 2021. The contraction fee is equal to a sum of all unamortized tenant improvements, leasing commissions and free rent. The fourth largest tenant (97,218 square feet), representing 7.1% of net rentable square feet, has the right to contract its space by approximately 5,000 square feet by relocating from the fourth floor to the seventh floor between May 1, 2016 and April 30, 2018.

For mortgage loan #20 (Consumer Square West), the second largest tenant (23,253 square feet), representing 10.7% of net rentable square feet, has a one-time right to terminate its lease if its gross sales do not exceed $2,000,000 during the 6th full lease year, starting on August 1, 2022 with at least 30 days’ prior written notice provided no later than 30 days after the end of the 6th full lease year on July 31, 2023.

For mortgage loan #26 (61 Inverness), the fifth largest tenant (4,500 square feet), representing 5.2% of net rentable square feet, may terminate its lease on February 28, 2018 with at least six months’ written notice.

For mortgage loan #28 (One & Two Corporate Plaza), the largest tenant (40,742 square feet), representing 14.8% of net rentable square feet, has a one-time right to terminate its lease after May 1, 2018 with at least 120 days’ prior written notice. The termination fee is equal to the unamortized portion of the brokerage commission, allowance costs, and leasing commissions. The third largest tenant (20,127 square feet), representing 7.3% of net rentable square feet, may terminate its lease after April 10, 2019, provided that no part of the lease is sublet for a term extending past April 10, 2019 or the lease has not been assigned, except to a permitted assignee, with at least six months’ prior notice. The termination fee is equal to the unamortized portion of the leasing commissions and the tenant improvements allowance. The fourth largest tenant (17,958 square feet), representing 6.5% of net rentable square feet, is subject to federal government appropriations funding and may terminate its lease if there is a loss of federal funding or appropriations are insufficient to pay the lease, with at least 120 days’ prior written notice. The termination fee is equal to the unamortized portion of the tenant improvement allowance and brokerage fees.

With respect to mortgage loan #31 (Pacific Rancho Business Park), the fifth largest tenant (9,100 square feet), representing 10.9% of net rentable square feet, may terminate its lease at any time upon providing 12 months’ written notice and prepayment of three months’ rent.

For mortgage loan #61 (Big Oaks Self Storage & Retail), the largest retail tenant (2,880 square feet), representing 3.0% of net rentable square feet, may terminate its lease at any time on or after December 1, 2017 with 180 days’ written notice.

(8)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises that were included in the underwriting.

For mortgage loan #1 (Gurnee Mills), the fifth largest tenant (105,248 square feet), representing 6.3% of net rentable square feet has executed a lease and is paying rent, but is not in occupancy of its space. They are anticipated to open for business in January 2017.

A-1-18

For mortgage loan #2 (101 Hudson Street), the largest tenant (388,207 square feet), representing 28.9% of net rentable square feet, has abated rent through June 2017. The second largest tenant (271,533 square feet), representing 20.2% of net rentable square feet, is not in occupancy of 139,536 square feet. The third largest tenant (100,909 square feet), representing 7.5% of net rentable square feet, is not in occupancy of 37,387 square feet of its space. The fifth largest tenant (54,669 square feet), representing 4.1% of net rentable square feet has eight months of abated rent through January 2026. A reserve was collected at closing for all outstanding rent abatements.

For mortgage loan #3 (Plaza America I & II), the largest tenant (73,235 square feet), representing 14.2% of net rentable square feet, recently expanded and renewed its lease and is paying abated rent. $310,851 was escrowed at origination to cover the rent abatement period. The second largest tenant (61,113 square feet), representing 11.9% of net rentable square feet is paying a reduced rent. $986,948 was escrowed at origination to cover the rent abatement period.

For mortgage loan #7 (Mall at Turtle Creek), the fourth largest tenant (20,000 square feet), representing 6.1% of net rentable square feet, has executed its lease, but is not currently in occupancy as it builds out its space. The tenant is expected to open for business on October 20, 2016. A reserve of $151,667 was escrowed at origination for the projected gap rent period.

For mortgage loan #11 (Houston Industrial Portfolio), the fifth largest tenant at the Keough Business Center mortgaged property (1,885 square feet), representing 0.4% of net rentable square feet of the portfolio, will commence paying full, unabated rent in December 2016. A reserve of $20,821 was escrowed at origination to cover the free rent period for the entire portfolio.

For mortgage loan #12 (Central Park Retail), the fourth largest tenant (20,930 square feet), representing 4.7% of net rentable square feet, has executed a lease but has not taken occupancy or commenced paying rent. The tenant is anticipated to be in occupancy in November 2016 and commences paying rent on September 28, 2016. A reserve of $38,372 was taken at closing representing gap rent.

For mortgage loan #15 (Tully Business Center), the third largest tenant (4,578 square feet), representing 3.2% of net rentable square feet, has executed a lease but is not anticipated to be in occupancy until March 2017.

For mortgage loan #17 (Alliance International), the second largest tenant (11,936 square feet), representing 5.0% of net rentable square feet, is in occupancy but has abated rent in August of 2016, 2017, 2018, 2019, 2020, and 2021. $16,909 was reserved at closing representing the first month of outstanding free rent.

For mortgage loan #18 (Gas Company Tower & World Trade Center Parking Garage), the largest tenant (469,078 square feet), representing 34.2% of net rentable square feet, has free rent through October 2016. The fourth largest tenant (97,218 square feet), representing 7.1% of net rentable square feet, has free rent through January 2020. At origination, the borrower deposited $4,478,325 into a free rent reserve account of which $4,160,630 relates to a free rent period for the largest tenant and $317,695 relates to the fourth largest tenant.

A-1-19

For mortgage loan #19 (2375 Anselmo Drive), the second largest tenant (6,857 square feet), representing 9.2% of net rentable area, has executed a lease and is in the process of building out improvements. The tenant is anticipated to be in occupancy by December 2016 and the rent commencement date is January 1, 2017. At origination, $1,900,000 was escrowed and will be released once the tenant has completed their build-out and has taken occupancy.

For mortgage loan #26 (61 Inverness), the third largest tenant (12,136 square feet), representing 14.1% of net rentable square feet, is only occupying 6,704 square feet of its space. The tenant is paying full rent for the entire 12,136 square feet of leased premises but the unoccupied portion was underwritten as vacant.

For mortgage loan #29 (New Albany Office Building), the second largest tenant (16,107 square feet), representing 19.4% of net rentable square feet, has free rent on 1,901 square feet until March 31, 2017. Additionally, the second largest tenant executed a lease on 5,825 square feet and is anticipated to be in occupancy and paying rent by December 2016.

For mortgage loan #68 (Campus Plaza – MI), the second largest tenant (4,200 square feet), representing 10.8% of net rentable square feet, has abated rent from August 2020 through July 2021.

(9)	For mortgage loan #18 (Gas Company Tower & World Trade Center Parking Garage), the largest tenant (469,078 square feet), representing 34.2% of net rentable area, has multiple leases that expire as follows: 385,057 square feet expire October 31, 2026; 56,014 square feet expire March 31, 2019 and 28,007 square feet expire December 31, 2017.

For mortgage loan #28 (One & Two Corporate Plaza), the largest tenant (40,742 square feet), representing 14.8% of net rentable area, has multiple leases that expire as follows: 18,584 square feet expire on December 31, 2017 and 22,158 square feet expire on April 30, 2020. The second largest tenant (27,676 square feet), representing 10.0% of net rentable area, has multiple leases that expire as follows: 1,884 square feet on December 31, 2017 and 25,792 on January 31, 2022.

For mortgage loan #49 (Courthouse Square), the third largest tenant (3,258 square feet) representing 12.2% of net rentable area, has multiple leases that expire as follows: 1,008 square feet on August 31, 2017 and 2,250 square feet on March 31, 2019.

(10)	For mortgage loan #19 (2375 Anselmo Drive), the second largest tenant (6,857 square feet), representing 9.2% of net rentable area, is an affiliate of the sponsor.

For mortgage loan #61 (Big Oaks Self Storage & Retail), the fourth largest retail tenant (1,350 square feet), representing 1.4% of net rentable square feet, is affiliated with the sponsor.

(11)	For mortgage loan #3 (Plaza America I & II), the fourth largest tenant (22,303 square feet), representing 4.3% of net rentable square feet, subleases 7,200 square feet of its space for an annual base rent of $237,600 ($33.00 per square foot, expiring December 31, 2017).

A-1-20

For mortgage loan #28 (One & Two Corporate Plaza), the fifth largest tenant (9,273 square feet), representing 3.4% of net rentable square feet, currently subleases its space for an annual base rent of $234,143 ($25.25 per square foot, expiring on September 30, 2017).

(12)	For mortgage loan #8 (Home2 Suites - Long Island City), the Monthly Replacement Reserve will be adjusted on each payment date in January to the greater of 1/12th of 4.0% of annual gross revenues for the property and amount required to be collected by the franchisor, but in no case may the Monthly Replacement Reserve be less than the initial Monthly Replacement Reserve.

For mortgage loan #10 (Sheraton Towson Baltimore North), Monthly Replacement Reserve will be adjusted to an amount equal to 1/12 of 4% of the projected annual gross income from operation of the property as set forth in the approved annual budget for FF&E expenditures, but in no case may the Monthly Replacement Reserve be less than the initial Monthly Replacement Reserve.

For mortgage loan #14 (DoubleTree Dallas Near the Galleria), the Monthly Replacement Reserve, to be adjusted each January, will be 1/12 of 2.0% of the prior year’s actual annual gross income for the period beginning October 11, 2017 to October 10, 2018, 1/12 of 3.0% of the prior year’s actual annual gross income from October 11, 2018 to October 10, 2019, and 1/12 of 4.0% of the prior year’s actual annual gross income for each year thereafter beginning on October 11, 2019.

For mortgage loan #25 (Holiday Inn Express & Suites Cooperstown), the Monthly Replacement Reserve will be: (i) for the period until September 29, 2017, the greater of an amount equal to: (a) 1/12 of 2% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs; and (b) the aggregate amount required under the management agreement and the franchise agreement; (ii) for the period starting on September 30, 2017 and ending September 29, 2019, the greater of an amount equal to: (a) 1/12 of 3% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs; and (b) the aggregate amount required under the management agreement and the franchise agreement; and (iii) thereafter, the greater of an amount equal to: (a) 1/12 of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs; and (b) the aggregate amount required under the management agreement and the franchise agreement.

For mortgage loan #48 (Best Western - Westgate), the Monthly FF&E Reserve will be equal to 1/12th of 4% of gross revenue for the immediately preceding 12-month period.

(13)	For mortgage loan #2 (101 Hudson Street), the Other Escrow I (Initial) and Other Escrow II (Initial) are expected to be replaced by a letter of credit.

For mortgage loan #25 (Holiday Inn Express & Suites Cooperstown), on each payment date during the months of May, June, July, August, September, and October of each year, the borrower will deposit an additional $83,300 if the reserve balance is less than $500,000.

A-1-21

For mortgage loan #48 (Best Western - Westgate), on each payment date occurring during June of any year, the borrower will be required to pay an amount equal to $11,590, and, on each payment date thereafter occurring during October of any year, an amount equal to $13,737.

(14)	For mortgage loan #22 (Central Self Storage - Daly City, CA), the sponsors are: Robert J. Dailey; Thomas A. Dailey; Ruth Dailey; James H. Price; Terrence D. Ranahan; Sharon W. Ranahan; Ann Franks Boren; Clair L. Hotten; Mary J. Hotten; Phil Jones; Sabrina Jones; Dailey Walwark Family Trust; The Dailey Living Trust; The Price GST Exempt Trust; James H. Price Survivor’s Trust; Ranahan Family Declaration of Trust; Ann Franks Boren Living Trust; Hotten Family Trust.

A-1-22

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Barclays Bank PLC	11	$266,192,284	31.0%	4.174%	114	347	2.42	x	11.7%	10.8%	55.0%	50.0%
Wells Fargo Bank, National Association	9	241,981,505	28.2	3.857	119	359	2.23		11.0	10.0	61.8	53.2
C-III Commercial Mortgage LLC	19	102,618,218	12.0	4.690	112	355	1.52		10.3	9.5	66.6	55.5
Rialto Mortgage Finance, LLC	15	97,829,277	11.4	4.558	118	347	1.77		11.4	10.4	65.4	54.2
National Cooperative Bank, N.A.	10	72,468,927	8.4	3.584	119	372	4.51		23.5	23.0	39.8	31.8
The Bancorp Bank	7	46,590,624	5.4	5.092	100	352	1.88		12.7	11.7	62.4	55.6
Basis Real Estate Capital II, LLC	2	30,497,124	3.6	4.947	119	359	1.52		10.7	9.8	63.6	52.3
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-1

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Retail	32	$262,965,576	30.6%	4.104%	118	358	2.19	x	11.1%	10.5%	56.9%	48.7%
Super Regional Mall	1	79,893,396	9.3	3.990	119	359	1.60		9.7	9.1	65.9	52.4
Anchored	4	54,982,651	6.4	4.405	118	359	1.44		9.4	8.6	71.4	58.9
Urban	1	45,000,000	5.2	3.616	117	0	4.02		15.4	14.7	28.5	28.5
Single Tenant	22	35,185,000	4.1	3.997	117	0	2.79		11.8	11.4	50.6	50.6
Regional Mall	1	29,683,636	3.5	4.780	115	355	1.57		10.7	9.9	55.0	45.1
Unanchored	3	18,220,893	2.1	4.003	118	359	2.39		11.3	10.7	59.5	54.2
Office	9	203,846,055	23.8	3.939	113	359	2.67		11.7	10.6	58.6	55.8
Suburban	7	121,346,055	14.1	4.454	117	359	1.78		10.1	9.0	66.8	61.9
CBD	2	82,500,000	9.6	3.182	108	0	3.96		14.2	12.8	46.7	46.7
Hospitality	10	132,278,767	15.4	4.769	118	349	1.71		12.8	11.0	63.0	50.6
Full Service	3	72,889,252	8.5	4.653	119	359	1.65		12.4	10.2	63.3	51.6
Limited Service	6	34,415,770	4.0	4.812	118	320	1.97		14.8	13.3	63.6	48.5
Extended Stay	1	24,973,745	2.9	5.050	119	359	1.53		11.0	10.0	61.2	50.5
Multifamily	15	110,420,009	12.9	3.874	116	364	3.49		18.9	18.3	48.9	40.1
Cooperative	10	72,468,927	8.4	3.584	119	372	4.51		23.5	23.0	39.8	31.8
Garden	4	34,455,052	4.0	4.398	108	349	1.55		10.0	9.4	65.9	55.5
Mid Rise	1	3,496,031	0.4	4.720	119	359	1.51		9.9	9.4	72.8	59.4
Manufactured Housing Community	13	56,647,485	6.6	4.877	102	358	1.48		9.7	9.5	68.5	57.8
Manufactured Housing Community	13	56,647,485	6.6	4.877	102	358	1.48		9.7	9.5	68.5	57.8
Industrial	9	47,158,588	5.5	4.293	119	330	1.65		10.5	9.4	67.4	55.3
Flex	8	40,808,588	4.8	4.385	119	330	1.47		10.4	9.3	69.2	55.3
Light Industrial	1	6,350,000	0.7	3.707	119	0	2.79		11.4	10.5	55.7	55.7
Self Storage	9	42,127,264	4.9	4.455	118	359	1.77		9.8	9.5	63.1	55.6
Self Storage	9	42,127,264	4.9	4.455	118	359	1.77		9.8	9.5	63.1	55.6
Mixed Use	1	2,734,215	0.3	4.470	119	359	1.80		12.0	10.9	60.1	48.6
Self Storage/Retail	1	2,734,215	0.3	4.470	119	359	1.80		12.0	10.9	60.1	48.6
Total/Weighted Average:	98	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

 A-2-2

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
New York	13	$111,644,862	13.0%	4.032%	119	357	3.48	x	19.3%	18.6%	48.0%	38.0%
Illinois	4	93,139,427	10.9	4.097	119	359	1.57		9.6	9.1	66.5	53.4
Ohio	10	89,340,543	10.4	4.105	118	359	2.92		13.3	12.6	47.1	42.2
Virginia	3	89,024,345	10.4	4.278	117	358	1.79		9.2	8.3	66.6	62.8
California	9	84,604,045	9.9	4.089	103	359	2.55		12.2	11.6	54.8	49.1
Southern	6	52,519,829	6.1	4.109	93	359	2.97		13.7	13.0	50.0	44.6
Northern	3	32,084,215	3.7	4.057	118	360	1.85		9.9	9.3	62.6	56.6
Texas	19	80,150,285	9.3	4.680	119	343	1.62		11.5	10.1	64.7	51.8
New Jersey	1	67,500,000	7.9	3.117	119	0	3.68		12.9	11.6	51.8	51.8
Indiana	2	35,204,265	4.1	4.541	119	359	1.69		12.3	10.4	65.4	53.1
Florida	6	33,727,818	3.9	4.453	116	360	2.16		11.7	10.8	62.7	57.7
Arkansas	1	29,683,636	3.5	4.780	115	355	1.57		10.7	9.9	55.0	45.1
Michigan	4	28,320,191	3.3	4.472	106	346	1.64		10.5	10.0	64.9	53.4
North Carolina	2	23,455,000	2.7	4.179	119	360	1.47		9.0	8.6	73.8	62.8
Maryland	1	21,949,866	2.6	4.980	118	358	1.57		12.4	10.1	62.7	51.6
Alabama	3	18,915,000	2.2	4.195	119	360	1.56		8.7	8.3	69.6	60.4
Colorado	2	13,506,080	1.6	4.879	115	359	1.47		10.1	9.3	67.9	58.5
Minnesota	2	8,479,396	1.0	5.024	88	354	2.03		11.1	10.8	51.3	49.9
Louisiana	5	7,360,112	0.9	4.557	81	359	1.99		10.5	10.2	66.6	63.1
Georgia	1	5,543,649	0.6	4.680	119	359	2.04		14.1	12.7	64.5	52.5
Wisconsin	3	4,520,000	0.5	3.821	118	0	2.74		11.1	10.6	54.1	54.1
Pennsylvania	1	4,118,381	0.5	5.110	108	288	2.27		17.9	16.4	62.4	47.8
Connecticut	2	3,137,452	0.4	4.221	119	359	2.10		11.0	10.7	59.9	51.8
South Carolina	1	2,175,000	0.3	5.930	113	360	1.31		10.6	9.3	75.0	65.0
Tennessee	2	1,520,000	0.2	3.821	118	0	2.74		11.1	10.6	54.1	54.1
Idaho	1	1,158,605	0.1	4.460	119	359	1.49		9.4	9.0	74.7	60.4
Total/Weighted Average:	98	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

 A-2-3

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
Range of Cut-off Date Balances ($)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1,158,605 - 2,000,000	6	$8,397,100	1.0%	4.132%	119	379	4.58	x	25.4%	24.7%	37.1%	29.9%
2,000,001 - 3,000,000	9	22,879,104	2.7	4.359	118	393	3.81		19.5	18.8	52.1	43.8
3,000,001 - 4,000,000	9	31,975,722	3.7	4.627	110	358	2.07		11.5	11.0	60.2	51.2
4,000,001 - 5,000,000	8	34,680,632	4.0	4.613	109	349	2.35		14.4	13.7	58.2	49.9
5,000,001 - 6,000,000	8	44,349,187	5.2	4.594	111	351	2.86		17.8	16.8	58.1	48.3
6,000,001 - 7,000,000	6	38,992,772	4.5	4.649	107	359	2.05		12.1	11.0	58.3	52.3
7,000,001 - 8,000,000	1	7,989,362	0.9	4.000	119	359	2.02		12.0	11.6	58.7	46.7
8,000,001 - 9,000,000	2	16,903,812	2.0	4.769	117	298	1.62		12.7	11.5	66.8	50.7
9,000,001 - 10,000,000	1	9,977,306	1.2	5.000	118	358	1.42		9.3	9.1	73.0	60.2
10,000,001 - 15,000,000	6	78,832,674	9.2	4.082	107	359	2.55		12.0	11.3	56.3	49.3
15,000,001 - 20,000,000	7	126,818,739	14.8	4.427	118	350	1.48		10.1	9.1	70.3	58.1
20,000,001 - 30,000,000	4	101,092,246	11.8	4.658	117	357	1.84		11.2	10.1	58.0	50.0
30,000,001 - 50,000,000	3	122,895,907	14.3	3.856	118	359	2.91		14.4	13.5	47.0	39.6
50,000,001 - 70,000,000	2	132,500,000	15.4	3.643	118	0	2.84		11.1	10.0	57.8	57.8
70,000,001 - 79,893,396	1	79,893,396	9.3	3.990	119	359	1.60		9.7	9.1	65.9	52.4
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-4

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Range of Underwritten NCF DSCRs (x)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)	U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1.31 - 1.40	9	$71,966,003	8.4%	4.565%	118	359	1.33x	8.7%	8.1%	72.2%	59.5%
1.41 - 1.50	12	103,592,025	12.1	4.569	115	344	1.45	9.8	9.1	70.3	58.2
1.51 - 1.60	10	180,682,174	21.1	4.485	114	358	1.57	10.4	9.5	63.0	51.3
1.61 - 1.70	8	71,711,689	8.4	4.568	115	359	1.65	11.2	10.1	64.7	53.5
1.71 - 1.80	6	64,152,510	7.5	4.630	118	343	1.73	12.7	11.1	65.8	53.2
1.81 - 1.90	2	10,780,843	1.3	4.987	118	358	1.87	13.6	12.0	64.3	53.0
1.91 - 2.00	1	65,000,000	7.6	4.190	117	0	1.96	9.3	8.3	64.1	64.1
2.01 - 2.25	4	20,122,893	2.3	4.469	119	359	2.09	13.7	12.7	60.9	49.2
2.26 - 2.50	3	20,468,381	2.4	4.259	117	288	2.38	11.6	11.2	55.5	52.6
2.51 - 2.75	3	72,416,389	8.4	3.713	119	359	2.68	13.6	13.2	53.1	45.7
2.76 - 3.00	2	17,050,000	2.0	3.703	118	0	2.81	11.2	10.6	54.6	54.6
3.01 - 3.50	1	6,200,000	0.7	4.690	110	0	3.29	16.4	15.7	37.6	37.6
3.51 - 4.00	2	70,015,000	8.2	3.128	119	0	3.68	12.9	11.6	51.1	51.1
4.01 - 12.34	10	84,020,051	9.8	3.562	107	402	5.42	23.6	22.7	23.9	23.3
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30x	12.3%	11.4%	58.9%	50.9%

 A-2-5

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
Range of Underwritten NOI Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
8.2 - 9.0	8	$82,335,606	9.6%	4.374%	119	359	1.36	x	8.5%	8.1%	73.4%	61.0%
9.1 - 10.0	14	224,033,133	26.1	4.207	116	359	1.69		9.5	8.9	65.9	57.2
10.1 - 11.0	14	112,456,262	13.1	4.799	115	358	1.63		10.6	9.8	61.9	52.8
11.1 - 12.0	10	103,206,303	12.0	4.278	115	334	2.08		11.3	10.4	60.9	53.2
12.1 - 13.0	6	159,768,648	18.6	4.076	117	359	2.51		12.7	10.9	58.9	52.6
13.1 - 14.0	3	13,295,843	1.5	4.688	119	358	2.23		13.5	12.2	58.4	49.2
14.1 - 15.0	4	61,452,132	7.2	3.887	119	342	2.46		14.7	14.2	55.1	42.0
15.1 - 16.0	2	50,294,086	5.9	3.739	117	359	3.83		15.4	14.6	32.2	31.0
16.1 - 17.0	1	6,200,000	0.7	4.690	110	0	3.29		16.4	15.7	37.6	37.6
17.1 - 18.0	2	6,115,895	0.7	4.849	112	311	2.42		17.7	16.3	57.6	44.7
19.1 - 20.0	1	15,000,000	1.7	3.473	57	0	5.23		19.9	18.4	23.6	23.6
20.1 - 58.9	8	24,020,051	2.8	3.516	119	402	8.16		41.2	40.3	15.5	13.3
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-6

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
Range of Underwritten NCF Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
7.8 - 8.0	3	$48,416,125	5.6%	4.363%	118	359	1.32	x	8.4%	7.9%	73.6%	60.5%
8.1 - 9.0	11	133,581,863	15.6	4.290	118	360	1.68		9.2	8.4	67.5	61.8
9.1 - 10.0	21	270,079,344	31.5	4.486	116	354	1.61		10.3	9.6	64.5	53.1
10.1 - 11.0	14	150,253,862	17.5	4.473	116	356	1.96		11.8	10.5	61.7	53.9
11.1 - 12.0	3	81,774,976	9.5	3.346	119	359	3.38		12.9	11.6	53.2	51.2
12.1 - 13.0	4	16,533,274	1.9	4.938	103	358	2.16		13.5	12.4	58.0	50.0
13.1 - 14.0	2	13,972,897	1.6	4.641	119	284	1.93		15.1	13.6	62.9	43.8
14.1 - 15.0	3	92,229,671	10.7	3.644	118	359	3.31		15.1	14.6	40.9	35.1
15.1 - 16.0	1	6,200,000	0.7	4.690	110	0	3.29		16.4	15.7	37.6	37.6
16.1 - 17.0	2	6,115,895	0.7	4.849	112	311	2.42		17.7	16.3	57.6	44.7
18.1 - 19.0	1	15,000,000	1.7	3.473	57	0	5.23		19.9	18.4	23.6	23.6
19.1 - 20.0	1	3,900,000	0.5	3.390	119	0	5.82		20.9	20.0	21.6	21.6
20.1 - 57.8	7	20,120,051	2.3	3.540	119	402	8.62		45.1	44.2	14.3	11.6
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-7

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
6.8 - 20.0	4	$14,923,671	1.7%	3.533%	119	394	9.39	x	49.4%	48.4%	10.6%	8.4%
20.1 - 25.0	4	21,396,380	2.5	3.472	76	359	5.43		21.7	20.4	23.2	22.6
25.1 - 30.0	2	47,700,000	5.6	3.611	117	480	4.17		16.3	15.6	28.4	28.2
30.1 - 35.0	1	2,515,000	0.3	3.410	119	0	3.73		13.4	12.9	33.0	33.0
35.1 - 40.0	1	6,200,000	0.7	4.690	110	0	3.29		16.4	15.7	37.6	37.6
45.1 - 50.0	3	7,793,310	0.9	4.272	119	358	2.42		12.4	12.1	48.6	44.9
50.1 - 55.0	7	185,773,179	21.6	3.728	117	357	2.83		12.6	11.8	53.0	48.4
55.1 - 60.0	5	38,297,898	4.5	4.297	100	341	2.10		10.8	10.4	57.1	53.0
60.1 - 65.0	17	232,794,638	27.1	4.587	118	351	1.76		11.4	10.0	63.0	54.3
65.1 - 70.0	8	132,635,173	15.5	4.214	118	359	1.60		10.2	9.4	66.9	55.0
70.1 - 75.0	21	168,148,709	19.6	4.551	117	352	1.44		9.5	8.9	72.9	60.0
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-8

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Balloon or ARD LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
5.9 - 20.0	6	$17,420,051	2.0%	3.542%	119	389	8.91	x	47.2%	46.2%	12.4%	9.9%
20.1 - 25.0	3	21,600,000	2.5	3.465	76	480	5.52		21.6	20.3	23.6	23.2
25.1 - 30.0	1	45,000,000	5.2	3.616	117	0	4.02		15.4	14.7	28.5	28.5
30.1 - 35.0	1	2,515,000	0.3	3.410	119	0	3.73		13.4	12.9	33.0	33.0
35.1 - 40.0	4	18,172,121	2.1	4.614	116	272	2.42		15.6	14.6	51.2	38.3
40.1 - 45.0	2	49,425,148	5.8	3.694	119	359	2.57		14.4	14.1	52.8	41.6
45.1 - 50.0	7	72,232,839	8.4	4.578	117	353	1.75		11.6	10.5	57.8	47.4
50.1 - 55.0	20	351,030,900	40.9	4.199	116	353	2.12		11.5	10.3	60.8	52.1
55.1 - 60.0	16	121,045,475	14.1	4.373	118	359	1.63		9.6	9.1	68.7	58.2
60.1 - 65.0	12	155,141,312	18.1	4.435	117	360	1.68		9.7	8.8	69.2	63.1
65.1 - 68.5	1	4,595,112	0.5	5.000	59	359	1.54		10.2	9.9	74.2	68.5
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-9

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Mortgage Rates

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Mortgage Rates (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
3.117 - 3.250	1	$67,500,000	7.9%	3.117%	119	0	3.68	x	12.9%	11.6%	51.8%	51.8%
3.251 - 3.500	5	28,898,562	3.4	3.454	87	406	6.02		25.4	24.2	21.1	20.5
3.501 - 3.750	9	120,620,364	14.1	3.630	118	368	3.82		17.8	17.3	40.1	35.5
3.751 - 4.000	4	129,867,758	15.1	3.959	119	359	1.82		10.1	9.5	63.5	53.2
4.001 - 4.250	6	118,946,600	13.9	4.159	118	360	1.89		9.4	8.7	65.4	61.4
4.251 - 4.500	12	93,464,645	10.9	4.415	119	359	1.50		9.9	9.0	69.2	56.9
4.501 - 4.750	12	94,106,720	11.0	4.590	118	347	1.77		12.1	10.8	63.1	51.1
4.751 - 5.000	15	147,059,914	17.1	4.883	113	350	1.57		11.2	10.1	65.2	54.1
5.001 - 5.250	7	51,558,999	6.0	5.087	111	346	1.58		11.7	10.6	62.1	51.5
5.751 - 6.000	1	2,175,000	0.3	5.930	113	360	1.31		10.6	9.3	75.0	65.0
6.001 - 6.180	1	3,979,396	0.5	6.180	54	354	1.66		12.7	12.2	53.3	50.3
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-10

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Original Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
60	5	$35,683,044	4.2%	4.502%	57	341	3.08	x	14.6%	13.7%	45.3%	42.4%
120	68	822,494,915	95.8	4.205	118	356	2.27		12.2	11.3	59.5	51.2
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-11

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
54 - 60	5	$35,683,044	4.2%	4.502%	57	341	3.08	x	14.6%	13.7%	45.3%	42.4%
85 - 120	68	822,494,915	95.8	4.205	118	356	2.27		12.2	11.3	59.5	51.2
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-12

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgage Loans by Original Amortization Term

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Original Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	12	$263,000,000	30.6%	3.693%	114	0	3.20	x	12.6%	11.7%	48.8%	48.8%
240	1	8,678,812	1.0	4.550	119	239	1.76		14.8	13.4	62.4	38.7
300	3	29,701,956	3.5	4.907	106	297	1.56		12.1	10.9	67.5	52.1
360	54	549,650,997	64.0	4.435	117	359	1.82		11.7	10.9	63.8	52.5
480	3	7,146,194	0.8	3.523	119	479	9.58		45.5	44.7	14.2	12.4
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-13

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	12	$263,000,000	30.6%	3.693%	114	0	3.20	x	12.6%	11.7%	48.8%	48.8%
239 - 240	1	8,678,812	1.0	4.550	119	239	1.76		14.8	13.4	62.4	38.7
241 - 300	3	29,701,956	3.5	4.907	106	297	1.56		12.1	10.9	67.5	52.1
301 - 360	54	549,650,997	64.0	4.435	117	359	1.82		11.7	10.9	63.8	52.5
421 - 480	3	7,146,194	0.8	3.523	119	479	9.58		45.5	44.7	14.2	12.4
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

 A-2-14

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Amortization Type	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Amortizing Balloon	49	$487,862,959	56.8%	4.443%	116	354	1.99	x	12.7%	11.8%	61.7%	49.7%
Interest-only, Balloon	12	263,000,000	30.6	3.693	114	0	3.20		12.6	11.7	48.8	48.8
Interest-only, Amortizing Balloon	12	107,315,000	12.5	4.477	117	360	1.50		9.9	9.1	70.9	61.2
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-15

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgage Loans by Loan Purpose

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Loan Purpose	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Refinance	61	$770,581,576	89.8%	4.225%	115	355	2.31	x	12.5%	11.5%	58.7%	50.4%
Acquisition	11	72,615,486	8.5	4.144	117	359	2.36		11.3	10.7	57.9	54.2
Recapitalization	1	14,980,897	1.7	4.200	119	359	1.66		10.0	9.8	71.3	57.1
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-16

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgage Loans by Lockbox Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining			U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF		Debt	Debt	Cut-off Date	Balloon or ARD
Type of Lockbox	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)		Yield (%)	Yield (%)	LTV (%)	LTV (%)
Hard/Springing Cash Management	12	$334,810,962	39.0%	3.966%	115	352	2.58	x	12.2%	11.2%	54.5%	47.5%
Springing	45	334,631,797	39.0	4.618	114	353	1.68		11.0	10.0	65.1	55.1
Hard/Upfront Cash Management	2	84,948,500	9.9	4.235	117	358	1.81		9.1	8.2	66.5	63.1
None	12	82,455,802	9.6	3.642	119	370	4.23		22.2	21.7	41.8	33.4
Soft/Springing Cash Management	2	21,330,897	2.5	4.053	119	359	2.00		10.4	10.0	66.7	56.7
Total/Weighted Average:	73	$858,177,959	100.0%	4.218%	116	355	2.30	x	12.3%	11.4%	58.9%	50.9%

 A-2-17

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
			Percent by			Percent by			Percent by
	Number of		Aggregate	Number of		Aggregate	Number of		Aggregate
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date
Type of Escrow	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)
Tax Escrow	55	$533,284,123	62.1%	62	$642,024,378	74.8%	11	$216,153,581	25.2%
Insurance Escrow	41	$275,125,590	32.1%	44	$299,900,573	34.9%	29	$558,277,386	65.1%
Replacement Reserve	26	$148,328,808	17.3%	54	$529,966,729	61.8%	10	$280,592,303	32.7%
TI/LC Reserve(1)	13	$181,962,112	35.2%	19	$263,445,141	51.0%	10	$291,323,496	56.4%

(1) The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

 A-2-18

Wells Fargo Commercial Mortgage Trust 2016-C36

Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	November	November	November	November	November	November	November	November	November	November	November
Prepayment Restriction	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Locked Out	86.3%	84.6%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Defeasance	0.00	0.00	73.12	72.99	72.85	73.44	73.30	73.15	72.98	71.82	0.00
Yield Maintenance	13.69	15.44	26.88	27.01	27.15	26.56	26.70	26.85	27.02	27.15	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.18	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.86	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance Outstanding (in millions)	$858.18	$850.15	$841.55	$831.78	$820.98	$775.68	$764.20	$752.19	$739.70	$723.42	$0.00

Percent of Aggregate Cut-off Date Pool Balance	100.00%	99.06%	98.06%	96.92%	95.67%	90.39%	89.05%	87.65%	86.19%	84.30%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

 A-2-19

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

GURNEE MILLS

macy's

GURNEE MILLS

Hunt Club Road
Gurnee Mills Boulevard East
Tri State Tollway I-94

café
LOFT

Outdoor World

A-3-2

GURNEE MILLS

A-3-3

GURNEE MILLS

Gurnee Mills
6170 West Grand Avenue
Gurnee, IL 60031
Milwaukee 40 miles
Chicago 34 miles
MILWAUKEE
Brookfield
Waukesha
New Berlin
Franklin
Oak Creek
Racine
Kenosha
Janesville
Beloit
WISCONSIN
ILLINOIS
Lake Michigan
Rockford
Gurnee
Waukegan
North Chicago
Mundelein
Crystal Lake
Palatine
Arlington Hts.
Northbrook
Evanston
Elgin
DeKalb
St. Charles
Addison
Oak Park
CHICAGO
Wheaton
Aurora
Van Patten Woods Forest Preserve
W. 9th St
Winthrop Harbor
WINTHROP HARBOR
Illinois Beach State Park
Rosecrans Rd
21st St
Beulah Park
Zion
Shiloh Park
ZION
29th St
33rd St
Sterling Lake Forest Preserve
Thunderhawk Golf Course
Wadsworth Rd
Waukegan National Airport
Waukegan Sports Park
County Forest Preserve
Beach Park
York House Rd
Illinois Beach Nature Preserve
METRA UNION PACIFIC NORTH LINE
Midlane Country Club
Waukegan Savanna Forest Preserve
Lindenhurst
Sand Lake Rd
Stearns School Rd
Grandwood Park
Grand Ave
W. Rollins Rd
Millmore Lake
Fourth Lake
Gurnee Town Center
Grand Hunt Shopping Center
KeyLime Cove Indoor Waterpark and Resort
Gurnee
Waukegan Plaza
Bittersweet Golf Club
Six Flags Great America
Grand Ave.
Waukegan
Rollins Savanna Forest Preserve
Third Lake
Druce Lake
Washington St
Washington St.
Lake County Courthouse
WAUKEGAN
College of Lake County
Gages Lake
Grayslake
Heather Ridge Golf Course
Tri-State Tollway
Park City
Belvidere St
10th St
Belvidere Rd
Merit Club
Almond Marsh Forest Preserve
METRA NORTH CENTRAL LINE
GRAYSLAKE
Foss Park Golf Course
North Chicago
NORTH CHICAGO
Argonne Dr
Casey Rd
PRAIRIE CROSSING
LAKE COUNTY
Riverhill Forest Preserve
Lake County Fairgrounds
Buckley Rd
Abbott
Naval Station Great Lakes
GREAT LAKES
Lake Michigan
METRA MILWAUKEE NORTH LINE
Winchester Rd
Green Oaks
LIBERTYVILLE
Pine Meadow Golf Course
Butler Lake
W. Park Ave
Lake Bluff
LAKE BLUFF
Rockland Rd
Mundelein
Saint Marys Lake
Libertyville
Condell Memorial Hospital
Old School Forest Preserve
METRA
MUNDELEIN
Countryside Golf Course
Countryside Lake
Diamond Lake
Vernon Hills
MacArthur Woods Preserve
Chicago Bears Headquarters
Lake Forest Hospital
Lake Forest
LAKE FOREST
Lake Forest College
Milwaukee Ave
N. River Rd
O'Plaine Rd
St. Marys Rd
Midlothian Rd
Skokie Hwy
Kilbourne Rd
N. Delany Rd
N. Green Bay Rd
Green Bay Rd
Kenosha Rd
Galilee Ave
Sheridan Rd
N. Sheridan Rd
N. Lewis Ave

A-3-4

No. 1 - Gurnee Mills

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$80,000,000			Specific Property Type:	Super Regional Mall
Cut-off Date Balance(1):	$79,893,396			Location:	Gurnee, IL
% of Initial Pool Balance:	9.3%			Size(3):	1,683,915 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$163.09
Borrower Name:	Mall at Gurnee Mills, LLC			Year Built/Renovated:	1991/2014
Sponsor:	Simon Property Group, L.P.			Title Vesting:	Fee
Mortgage Rate:	3.990%			Property Manager:	Self-managed
Note Date:	September 27, 2016			4th Most Recent Occupancy (As of)(3):	94.0% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	95.2% (12/31/2013)
Maturity Date:	October 1, 2026			2nd Most Recent Occupancy (As of):	95.8% (12/31/2014)
IO Period:	0 months			Most Recent Occupancy (As of):	95.1% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(4):	91.1% (9/22/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$25,964,013 (12/31/2013)
Call Protection:	L(25),D(88),O(7)			3rd Most Recent NOI (As of):	$27,475,772 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$27,801,962 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of):	$28,050,715 (TTM 7/31/2016)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$40,778,955
				U/W Expenses:	$14,098,029
				U/W NOI:	$26,680,926
				U/W NCF:	$25,099,266
				U/W NOI DSCR(1):	1.70x
Escrows and Reserves(2):				U/W NCF DSCR(1):	1.60x
				U/W NOI Debt Yield(1):	9.7%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	9.1%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$417,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	August 23, 2016
Replacement Reserves	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	65.9%
TI/LC Reserve	$0	Springing	NAP	LTV Ratio at Maturity or ARD(1):	52.4%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of the Gurnee Mills Whole Loan (as defined below) as of the Cut-off Date.

(2)	See “Escrows” section.

(3)	See “Historical Occupancy” section.

(4)	See “Cash Flow Analysis” section. As of September 22, 2016, the Gurnee Mills Mortgaged Property (as defined below) was 91.1% leased and 81.9% occupied. The leased percentage includes the Simon Master Lease (as defined below) (2.8% of net rentable area), Floor & Décor and three other tenants who have not yet taken occupancy, all totaling 9.2% of net rentable area combined. Current occupancy and leased percentages do not include any temporary tenants or non-collateral tenants. Including temporary tenants, occupancy in 2013, 2014, 2015 and as of September 22, 2016 was 98.2%, 98.9%, 97.6% and 94.8%, respectively.

The Mortgage Loan. The mortgage loan (the “Gurnee Mills Mortgage Loan”) is part of a whole loan (the “Gurnee Mills Whole Loan”) that is evidenced by six pari passu promissory notes (Notes A-1A, A-1B, A-2A, A-2B, A-3 and A-4) secured by a first mortgage encumbering a super-regional mall located in Gurnee, Illinois (the “Gurnee Mills Property”). The Gurnee Mills Whole Loan was co-originated on September 27, 2016 by Wells Fargo Bank, National Association, Column Financial, Inc. and Regions Bank. The Gurnee Mills Whole Loan had an original principal balance of $275,000,000, has an outstanding principal balance as of the Cut-off Date of $274,633,547 and accrues interest at an interest rate of 3.990% per annum. The Gurnee Mills Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule through the term of the Gurnee Mills Whole Loan. The Gurnee Mills Whole Loan matures on October 1, 2026.

Note A-2A, which will be contributed to the WFCM 2016-C36 Trust, had an original principal balance of $80,000,000, has an outstanding principal balance as of the Cut-off Date of $79,893,396 and represents a non-controlling interest in the Gurnee Mills Whole Loan. The controlling Note A-1A, which had an original principal balance of $75,000,000, is expected to be contributed to a future trust. The remaining non-controlling notes, which had an aggregate original principal balance of $120,000,000, are expected to be contributed to future securitization trusts (referred to herein collectively as the “Gurnee Mills Companion Loans”). The lender provides no assurances that any non-securitized pari passu note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Gurnee Mills Whole Loan” in the Preliminary Prospectus.

A-3-5

GURNEE MILLS

Note Summary(1)

Notes	Original Balance	Note Holder	Controlling Interest
A-1A	$75,000,000	Column Financial, Inc.	Yes
A-1B	$35,000,000	Column Financial, Inc.	No
A-2A	$80,000,000	WFCM 2016-C36	No
A-2B	$25,000,000	Wells Fargo Bank, National Association	No
A-3	$30,000,000	Regions Bank	No
A-4	$30,000,000	Regions Bank	No
Total	$275,000,000

(1)	The lender provides no assurances that any non-securitized pari passu note will not be split further.

Following the lockout period, the borrower has the right to defease the Gurnee Mills Mortgage Loan in whole, but not in part, on any date before April 1, 2026. In addition, the Gurnee Mills Mortgage Loan is prepayable without penalty on or after April 1, 2026. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 1, 2019.

Sources and Uses

Sources			Uses
Original whole loan amount	$275,000,000	85.1%	Loan payoff(1)	$322,543,428	99.8%
Sponsor’s new cash contribution	48,328,282	14.9	Closing costs	784,854	0.2
Total Sources	$323,328,282	100.0%	Total Uses	$323,328,282	100.0%

(1)	The Gurnee Mills Property was previously securitized in the JPMCC 2007-CB20 and JPMCC 2007-C1 transactions.

The Property. The Gurnee Mills Property is a single-story, super-regional mall located at the intersection of Grand Avenue and Interstate-94 in Gurnee, Illinois, approximately 42.5 miles northwest of Chicago, Illinois. According to the appraisal, together with the adjacent Six Flag Great America (“Six Flags”) amusement park (located just across Interstate-94 approximately 2.8 miles southeast), the Gurnee Mills Property draws over 26 million visitors annually to the area. The Gurnee Mills Property contains 1,934,721 square feet of retail space, of which 1,683,915 square feet (the “Gurnee Mills Mortgaged Property”) serves as collateral for the Gurnee Mills Whole Loan. The Gurnee Mills Mortgaged Property is situated on a 233.5-acre parcel of land. Developed in 1991 by the Mills Corporation, the Gurnee Mills Property is anchored by Marcus Cinema (not part of the collateral), Burlington Coat Factory (not part of the collateral) and Value City Furniture (not part of the collateral), Bass Pro Shops Outdoor, Sears Grand, Floor & Décor, Kohl’s and Macy’s. Major tenants at the Gurnee Mills Mortgaged Property include Forever 21, Marshalls Homegoods, Rink Side, Last Call Neiman Marcus, Bed Bath & Beyond / Buy Buy Baby, Off Broadway Shoes, Rainforest Café and Saks Fifth Avenue Off 5th, among others. In 2013, the Macy’s anchor space was constructed at a reported cost to the tenant of $20.0 million and the borrower simultaneously invested $2.7 million in renovations to the Macy’s wing of the Gurnee Mills Mortgaged Property. Further, the borrower negotiated a buyout of a prior tenant and executed a lease with Floor & Décor in 2016 for 105,248 square feet (6.3% of net rentable area). Floor & Décor, which specializes in the hard surface flooring market, offering a broad in-stock selection of tile, wood, stone and flooring accessories straight from the manufacturers, began paying rent October 2016 and is expected to open in January 2017. Sports Authority previously occupied 46,892 square feet (2.8% of net rentable area) but declared bankruptcy and vacated the Gurnee Mills Mortgaged Property in 2016. Simon Property Group, Inc. (“SPG”) (rated A2/A by Moody’s and S&P) has executed a 10-year master lease for this space at a rent of $700,000 ($14.93 per square foot), which will burn off once they have a signed lease or leases and a tenant (or tenants) is in occupancy and paying full, unabated rent (the “Simon Master Lease”).

As of July 31, 2016, tenants occupying 10,000 square feet or less had trailing 12-month in-line sales of $347 per square foot, which is up 3.0% from 2014, with an average occupancy cost of 15.2%. 2015 total sales (for all tenants who reported) at the Gurnee Mills Property were $304.6 million. Further, according to servicer-reported information, the Gurnee Mills Mortgaged Property has exhibited increasing cash flow, with net operating income increasing 27.6% from approximately $22.0 million in 2007 to $28.1 million as of the trailing-twelve months July 2016 operating statement. As of September 22, 2016, the Gurnee Mills Mortgaged Property was 91.1% leased and 81.9% occupied by 159 tenants. The leased percentage includes the Simon Master Lease (2.8% of net rentable area), Floor & Décor and three other tenants who have not yet taken occupancy, all totaling 9.2% of net rentable area combined.

A-3-6

GURNEE MILLS

The following table presents certain information relating to the tenancy at the Gurnee Mills Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date

Anchor Tenant – Not Part of Collateral
Marcus Cinema	NR/NR/NR	88,707	ANCHOR OWNED – NOT PART OF THE COLLATERAL
Burlington Coat Factory	NR/NR/BB-	82,320	ANCHOR OWNED – NOT PART OF THE COLLATERAL
Value City Furniture	NR/NR/NR	79,779	ANCHOR OWNED – NOT PART OF THE COLLATERAL

Anchor Tenants
Bass Pro Shops Outdoor	NR/Ba3/BB-	137,201	8.1%	$10.15	$1,392,590	6.3%	$189	5.4%	8/31/2018
Sears Grand	CC/Caa1/CCC+	201,439	12.0%	$5.00	$1,007,195	4.6%	$71	8.6%	4/30/2019(4)
Floor & Décor(5)	NR/NR/NR	105,248	6.3%	$9.25	$974,000	4.4%	NAP	NAP	9/30/2026(6)
Kohl’s(7)	BBB/Baa2/BBB	111,675	6.6%	$5.95(7)	$664,466	3.0%	$176(8)	4.3%(8)	9/2/2024(9)
Macy’s	BBB/Baa2/BBB	130,000	7.7%	$0(10)	$0(10)	0.0%	$134(8)	0.4%(8)	1/31/2039(11)
Total Anchor Tenants		685,563	40.7%	$7.27(12)	$4,038,251	18.3%

Major Tenants
Forever 21	NR/NR/NR	24,107	1.4%	$28.82	$694,764	3.1%	$183	16.8%	1/31/2024
Marshalls Homegoods	NR/A2/A+	60,000	3.6%	$9.75	$585,000	2.7%	$212	5.2%	1/31/2022
Rink Side	NR/NR/NR	55,970	3.3%	$8.58	$480,000	2.2%	NAP	NAP	12/31/2016(13)
Last Call Neiman Marcus	NR/NR/NR	30,462	1.8%	$15.00	$456,930	2.1%	$166	9.1%	1/31/2020
Bed Bath & Beyond / Buy Buy Baby	NR/Baa1/BBB+	60,317	3.6%	$7.50	$452,378	2.1%	$143	8.9%	1/31/2023
Off Broadway Shoes	NR/NR/NR	21,000	1.2%	$17.00	$357,000	1.6%	$110	20.8%	4/30/2021
Rainforest Cafe	NR/NR/NR	20,003	1.2%	$14.90	$298,000	1.4%	$174	11.6%	12/31/2018(14)
Saks Fifth Avenue Off 5	NR/B1/B+	28,108	1.7%	$9.10	$255,783	1.2%	$105	11.0%	6/30/2019
Total Major Tenants		299,967	17.8%	$11.93	$3,579,854	16.2%

Non-Major Tenants(15)		548,621	32.6%	$26.32	$14,438,249	65.5%

Occupied Collateral Total		1,534,151	91.1%(16)	$14.38	$22,056,354	100.0%

Vacant Space		149,764	8.9%

Collateral Total		1,683,915	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through August 2017 totaling $315,690.

(3)	Sales PSF and Occupancy Costs are for the trailing 12-month period ending July 31, 2016.

(4)	Sears Grand has six, five-year lease extension options.

(5)	Floor & Décor is still completing its buildout and is not yet in occupancy but began paying rent on October 1, 2016. They are scheduled to open for business in January 2017.

(6)	Floor & Decor has three, five-year lease extension options.

(7)	Kohl’s owns their own improvements; Annual U/W Base Rent is reflective of ground rent.

(8)	Sales PSF and Occupancy cost are for the trailing 12-month period ending December 31, 2015.

(9)	Kohl’s has four, five-year lease extension options.

(10)	Macy’s pays solely reimbursements currently. They are also required to pay percentage rent, which is calculated based on a percentage of sales above $26.0 million.

(11)	Macy’s has ten, five-year lease extension options.

(12)	The Total Anchor Tenants Annual U/W Base Rent PSF excludes Macy’s square footage. Including Macy’s, the Annual U/W Base Rent PSF is $5.89.

(13)	Rink Side recently exercised their automatic five-year lease renewal option, extending their lease to December 2021.

(14)	Rainforest Café has the right to terminate its lease at any time with twelve months prior written notice and payment of a termination fee equal to the greater of one year of then current rent or $500,000.

(15)	Non-Major Tenants includes $700,000 attributed to the Simon Master Lease and $4,563 attributed to Marcus Cinema’s common area maintenance reimbursements. Marcus Cinema’s square footage is excluded from the calculation.

(16)	As of September 22, 2016, the Gurnee Mills Mortgaged Property was 81.9% occupied and 91.1% leased. The leased percentage includes the Simon Master Lease (2.8% of net rentable area), Floor & Décor and three other tenants who have not yet taken occupancy, all totaling 9.2% of net rentable area combined.

A-3-7

GURNEE MILLS

The following table presents certain information relating to the historical sales and occupancy costs at the Gurnee Mills Mortgaged Property:

Historical Sales (PSF) and Occupancy Costs(1)

Tenant Name	2014	2015	TTM 7/31/2016	Current Occupancy Cost(2)
Bass Pro Shops Outdoor	$188	$187	$189	5.4%
Sears Grand	$86	$76	$71	8.6%
Kohl’s	$174	$176	NAV	4.3%
Macy’s	$141	$134	NAV	0.4%(3)
Forever 21	$195	$172	$183	16.8%
Marshalls Homegoods	$192	$211	$212	5.2%
Last Call Neiman Marcus	$195	$182	$166	9.1%
Bed Bath & Beyond / Buy Buy Baby	$159	$150	$143	8.9%
Off Broadway Shoes	$115	$114	$110	20.8%
Rainforest Cafe	$175	$186	$174	11.6%
Saks Fifth Avenue Off 5	NAV	$106	$105	11.0%

Total Comparable In-line Sales (< 10,000 square feet)	$337	$353	$347
Occupancy Costs	15.0%	14.5%	15.2%

(1)	Historical Sales (PSF) and Occupancy Costs were provided by the borrower. Current Occupancy Cost is based on the most recent available Historical Sales.

(2)	Current Occupancy Costs are based on the Annual U/W Base Rent and reimbursements and historical sales.

(3)	Macy’s pays solely reimbursements currently. They are also required to pay percentage rent, which is calculated based on a percentage of sales above $26.0 million.

The following table presents certain information relating to the lease rollover schedule at the Gurnee Mills Mortgaged Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	3	11,475	0.7%	11,475	0.7%	$311,601	1.4%	$27.15
2016	3	79,477	4.7%	90,952	5.4%	$516,766	2.3%	$6.50
2017	26	69,784	4.1%	160,736	9.5%	$2,515,793	11.4%	$36.05
2018	23	199,595	11.9%	360,331	21.4%	$3,392,943	15.4%	$17.00
2019	16	278,979	16.6%	639,310	38.0%	$2,716,434	12.3%	$9.74
2020	14	77,358	4.6%	716,668	42.6%	$1,645,599	7.5%	$21.27
2021	15	73,185	4.3%	789,853	46.9%	$1,957,735	8.9%	$26.75
2022	4	72,578	4.3%	862,431	51.2%	$939,095	4.3%	$12.94
2023	15	107,168	6.4%	969,599	57.6%	$1,853,045	8.4%	$17.29
2024	23	223,371	13.3%	1,192,970	70.8%	$3,667,843	16.6%	$16.42
2025	8	20,126	1.2%	1,213,096	72.0%	$522,412	2.4%	$25.96
2026	6	181,193	10.8%	1,394,289	82.8%	$1,912,525	8.7%	$10.56
Thereafter	3	139,862	8.3%	1,534,151	91.1%	$104,563	0.5%	$0.75
Vacant	0	149,764	8.9%	1,683,915	100.0%	$0	0.0%	$0.00
Total/Weighted Average	159	1,683,915	100.0%			$22,056,354	100.0%	$14.38

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Gurnee Mills Mortgaged Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(2)	12/31/2014(2)	12/31/2015(2)	9/22/2016(3)(4)
94.0%	95.2%	95.8%	95.1%	91.1%

(1)	Information obtained from the servicer.

(2)	Information obtained from the borrower.

(3)	Information obtained from the underwritten rent roll.

(4)	As of September 22, 2016, the Gurnee Mills Property was 81.9% occupied and 91.1% leased. The leased percentage includes the Simon Master Lease, Floor & Décor and three other tenants who have not yet taken occupancy, all totaling 9.2% of net rentable area combined.

A-3-8

GURNEE MILLS

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Gurnee Mills Mortgaged Property:

Cash Flow Analysis

	2013	2014	2015	TTM 7/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$20,520,014	$22,641,489	$22,716,688	$22,207,409	$22,056,354(1)	54.1%	$13.10(1)
Grossed Up Vacant Space	0	0	0	0	6,159,895(2)	15.1	3.66
Percentage Rent	542,881	339,800	599,424	989,722	979,159	2.4	0.58
Total Reimbursables	12,522,737	13,642,927	13,955,041	14,065,465	13,088,291	32.1	7.77
Specialty Leasing Income(3)	4,339,492	3,638,788	3,421,783	3,392,678	3,523,393	8.6	2.09
Other Income	1,200,144	1,201,801	1,068,511	1,111,763	1,131,757	2.8	0.67
Less Vacancy & Credit Loss	0	0	0	0	(6,159,895)(4)	(15.1)	(3.66)
Effective Gross Income	$39,125,268	$41,464,805	$41,761,447	$41,767,037	$40,778,955	100.0%	$24.22

Total Operating Expenses	$13,161,255	$13,989,033	$13,959,485	$13,716,322	$14,098,029	34.6%	$8.37

Net Operating Income	$25,964,013	$27,475,772	$27,801,962	$28,050,715	$26,680,926	65.4%	$15.84
TI/LC	0	0	0	0	1,160,681	2.8	0.69
Capital Expenditures	0	0	0	0	420,979	1.0	0.25
Net Cash Flow	$25,964,013	$27,475,772	$27,801,962	$28,050,715	$25,099,266	61.5%	$14.91

NOI DSCR(5)	1.65x	1.75x	1.77x	1.78x	1.70x
NCF DSCR(5)	1.65x	1.75x	1.77x	1.78x	1.60x
NOI DY(5)	9.5%	10.0%	10.1%	10.2%	9.7%
NCF DY(5)	9.5%	10.0%	10.1%	10.2%	9.1%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through August 2017 totaling $315,690.

(2)	Grossed up vacant space includes gross-up rent and recoveries.

(3)	Specialty leasing income includes income from temporary tenants, kiosks and signage at the Gurnee Mills Mortgaged Property.

(4)	The underwritten economic vacancy is 13.4%. The Gurnee Mills Property was 81.9% occupied and 91.1% leased as of September 22, 2016. The leased percentage includes the Simon Master Lease (2.8% of net rentable area), Floor & Décor and three other tenants who have not yet taken occupancy, all totaling 9.2% of net rentable area combined. Excluding the $700,000 in Simon Master Lease income results in a net cash flow debt service coverage ratio and debt yield of 1.53x and 8.7%, respectively.

(5)	The debt service coverage ratios and debt yields are based on the Gurnee Mills Whole Loan.

Appraisal. As of the appraisal valuation date of August 23, 2016, the Gurnee Mills Property had an “as-is” appraised value of $417,000,000. The appraiser also concluded to an “as-stabilized” value of $430,000,000 as of September 1, 2017, which equates to an “as-stabilized” loan-to-value-ratio of 63.9%.

Environmental Matters. According to a Phase I environmental site assessment dated August 26, 2016, there was no evidence of any recognized environmental conditions at the Gurnee Mills Property.

Market Overview and Competition. The Gurnee Mills Property is located in Gurnee, Illinois, located at the intersection of Grand Avenue and Interstate-94 in Gurnee, Illinois, approximately 42.5 miles northwest of Chicago, Illinois and 48.2 miles south of Milwaukee. Located in Lake County, the Gurnee Mills Property has excellent visibility and direct access off of Interstate-94, the major north/south thoroughfare connecting Chicago and Milwaukee. Additional demand drivers in the area include Six Flags and KeyLime Cove Indoor Waterpark and Resort (“KeyLime Cove”), which are located directly southeast of the Gurnee Mills Property on the opposite side of Interestate-94. Six Flags is one of the Midwest’s largest theme and amusement/outdoor water parks, with over 100 rides and attractions that generate approximately 3.0 million visitors per year. KeyLime Cove includes a 65,000 square foot waterpark, seven restaurants, two spas and 414 resort style guestrooms and suites. KeyLime Cove was recently named among the top 10 water parks in the United States by two major news publications. The average daily traffic along Interestate-94 is 86,600 and 39,600 along Grand Avenue, which runs eight miles east to Lake Michigan and is the main access point for the Gurnee Mills Property. The area also benefits from the Naval Station Great Lakes, located eight miles southeast of the Gurnee Mills Property. The campus is home to the United States Navy’s only recruit training base, which graduates nearly 40,000 recruits annually.

According to the appraisal, the Gurnee Mills Property is located in the Lake/McHenry County submarket and has a primary trade area that encompasses a ten-mile radius. The 2015 population within a five- and 10-mile radius were reported at approximately 122,401 and 454,466, respectively, and average household income within the same radii were reported at approximately $102,298 and $94,579, respectively. The population is expected to grow 0.8% and 0.9% within the same five- and ten-mile radius from 2015 to 2020.

The appraiser estimated market rent for Gurnee Mills Property to be $15.95 per square foot on a triple net basis, compared to the Annual U/W Base Rent PSF of $14.38 per square foot at the Gurnee Mills Mortgaged Property. The appraiser concluded to a vacancy rate of 5.0% and a third party market research report indicated a second quarter 2016 retail vacancy rate within a 3-mile radius of the Gurnee Mills Mortgaged Property of 1.7% and a competitive set vacancy of 5.4%.

A-3-9

GURNEE MILLS

The following table presents certain information relating to comparable properties to the Gurnee Mills Property:

Competitive Set(1)

	Gurnee Mills (Subject)	Fashion Outlets of Chicago	Chicago Premium Outlets	Pleasant Prairie Premium Outlets	Huntley Outlet Center	Hawthorn Center	Woodfield Mall	Old Orchard
Location	Gurnee, IL	Rosemont, IL	Aurora, IL	Pleasant Prairie, WI	Huntley, IL	Vernon Hills, IL	Schaumburg, IL	Skokie, IL
Distance from Subject	--	29.0 miles	44.0 miles	8.7 miles	30.3 miles	10.0 miles	24.0 miles	25.0 miles
Property Type	Super-Regional Center/Outlet Mall	Super-Regional Center/Outlet Mall	Outlet Center	Outlet Center	Outlet Center	Super-Regional Center/Mall	Enclosed Regional Mall	Enclosed Regional Mall
Year Built/Renovated	1991/2014	2013/NAP	2004/2015	1988/2006	1994/2005	1973/2015	1999/2016	1956/1995
Anchors	Sears Grand, Bass Pro Shops, Macy’s, Kohl’s, Floor & Décor	Bloomingdale’s Outlet, Forever 21, Last Call Neiman Marcus, Nike, Saks Fifth Avenue Off 5th	Nike, Polo, Ann Taylor, Adidas, Timberland, Eddie Bauer, Gap, Saks Fifth Avenue – Off 5th, J.Crew, Coach, Old Navy, Under Armour	Nike, Gap, Hilfiger, Under Armour, Coach Adidas, Timberland, Jockey, Bass, Polo, J. Crew, Banana	Eddie Bauer, Reebok, Carters, Gap, Bose, Banana, Aeropostale	Sears, Macy’s, JCPenney, Carson Pirie Scott	Nordstrom, Lord & Taylor, JCPenney, Sears, Macy’s	Nordstrom, Lord & Taylor, Macy’s, Bloomingdale’s, Cinema, Barnes & Noble
Total GLA	1,683,915 SF	528,112 SF	690,000 SF	776,000 SF	279,387 SF	1,329,555 SF	2,208,000 SF	1,740,000 SF
Total Occupancy	91%(2)	98%	97%	98%	80%	93%	95%	94%

(1)	Information obtained from the appraisal.

(2)	As of September 22, 2016, the Gurnee Mills Mortgaged Property was 81.9% occupied and 91.1% leased. See “Cash Flow Analysis” section.

The Borrower. The borrower is Mall at Gurnee Mills, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Gurnee Mills Whole Loan. Simon Property Group, L.P. is the guarantor of certain nonrecourse carveouts under the Gurnee Mills Whole Loan. The liability of the guarantor under the non-recourse carveout and environmental indemnification provisions in the loan documents is capped at $55.0 million plus reasonable collection costs. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Non-Recourse Obligations” in the Preliminary Prospectus.

The Sponsor. The sponsor is Simon Property Group, L.P. Simon Property Group, L.P. is an affiliate of SPG. SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A2/A by Moody’s and S&P) is an S&P 100 company and the largest public real estate company in the world. SPG currently owns or has an interest in 231 retail real estate properties in North America, Europe and Asia comprising 191 million square feet. SPG has sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. No upfront escrows were collected at origination.

Ongoing reserves for taxes are not required as long as (i) no Cash Trap Event Period (as defined below) exists; and (ii) the borrower (a) pays all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent and (b) upon request, provides the lender with satisfactory evidence of such payment of taxes. Ongoing reserves for insurance are only required during a Cash Trap Event Period if the borrower does not provide satisfactory evidence that the Gurnee Mills Mortgaged Property is insured under an acceptable blanket policy.

Ongoing replacement reserves are not required as long as no Cash Trap Event Period exists. Following the occurrence and during the continuance of a Cash Trap Event Period, the borrower is required to deposit $29,926 per month for replacement reserves.

Ongoing reserves for tenant improvements and leasing commissions (“TI/LC”) are not required as long as no Cash Trap Event Period exists. Following the occurrence and during the continuance of a Cash Trap Event Period, the borrower is required to deposit $94,204 per month for TI/LC reserves.

Lockbox and Cash Management. The Gurnee Mills Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct tenants to pay their rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Trap Event Period, all cash flow is distributed to the borrower. During a Cash Trap Event Period, all cash flow is swept to a lender-controlled cash management account.

A “Cash Trap Event Period” means the occurrence of (i) an event of default; (ii) any bankruptcy or insolvency action of the borrower; (iii) any bankruptcy or insolvency action of the property manager if the property manager is affiliated with the borrower (provided that the property manager is not replaced within 60 days with a qualified manager); or (iv) a DSCR Reserve Trigger Event (as defined below).

A “DSCR Reserve Trigger Event” means the debt service coverage ratio for the Gurnee Mills Whole Loan based on the trailing four calendar quarter period immediately preceding the date of determination is less than 1.20x for two consecutive calendar quarters.

A-3-10

GURNEE MILLS

A Cash Trap Event Period may be cured (a) if the Cash Trap Event Period is caused solely by the occurrence of a DSCR Reserve Trigger Event, the achievement of a debt service coverage ratio of 1.20x or greater for two consecutive calendar quarters based upon the trailing four calendar quarter period immediately preceding the date of determination; (b) if the Cash Trap Event Period is caused solely by clause (i) above, by the acceptance of the lender of a cure of such event of default, provided that the lender has not accelerated the loan, moved for a receiver or commenced foreclosure proceedings; or (c) if the Cash Trap Event Period is caused solely by clause (iii) above, if the borrower replaces the property manager or such bankruptcy or insolvency action is discharged or dismissed without any adverse consequences to the property or the loan. The cures in this paragraph are also subject to the following conditions: (i) no other Cash Trap Event Period has occurred and is continuing; (ii) the borrower pays all of the lender’s reasonable out-of-pocket expenses incurred in connection with curing such Cash Trap Event Period including reasonable attorney’s fees and expenses; and (iii) the borrower may not cure a Cash Trap Event Period (x) more than a total of five times in the aggregate during the term of the loan or (y) triggered by a bankruptcy or insolvency action of the borrower.

Property Management. The Gurnee Mills Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Gurnee Mills Mortgaged Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) in the event that in connection with such transfer, the manager will not thereafter continue to manage the Gurnee Mills Mortgaged Property, then a replacement management agreement with a qualified manager must be executed acceptable to lender; (iii) the transferee must not have been a party to any bankruptcy action within the previous seven years and there is no material litigation or regulatory action pending against the transferee unreasonable to lender; and (iv) the transferee is a qualified transferee meeting the requirements set forth in the loan documents or the lender receives rating agency confirmation that the sale and assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 certificates and similar confirmations from each rating agency rating any securities backed by any of the Gurnee Mills Companion Loans with respect to the ratings of such securities.

Partial Release. Not permitted.

Additional Indebtedness. SPG and certain affiliates are permitted to pledge their indirect ownership of the borrower subject to certain conditions, including: (i) the credit facility must be secured by a substantial portion of SPG’s or such affiliate’s assets; (ii) no such corporate loan will be secured by a pledge from a party whose sole asset is its ownership interest in the borrower or Gurnee Mills Mortgage Property; and (iii) no event of default has occurred or is continuing. See “Description of the Mortgage Pool—Subordinate and/or Other Financing” in the Preliminary Prospectus.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of Gurnee Mills Mortgaged Property. The loan documents also require business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 365-day extended period of indemnity. Should the policy contain an exclusion for acts of terrorism, the loan documents require the borrower to obtain to the extent available a stand-alone policy providing the same coverage as previously in place prior to the exclusion, with a premium cap of two times the then current annual insurance premiums for the policy insuring the Gurnee Mills Mortgaged Property only (excluding the wind, flood and earthquake components of the premiums) on a stand-alone basis, with a deductible no greater than $5,000,000.

A-3-11

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-12

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-13

101 HUDSON STREET

A-3-14

101 HUDSON STREET

101 HUDSON STREET

Floor	Tenants
40	First Data Corporation 24,179 SF 5/2026
39	First Data Corporation 24,221 SF 5/2026
38	Lehman Brothers Holdings Inc. 30,542 SF 6/2017
37	First Data Corporation 6,269 SF 5/2026; Mainline Information Systems 1,745 SF 2/2017; QH Acquisition Sub LLC 16,478 SF 4/2018; Start Management LLC 2,846 SF 10/2022; Stratacent Inc. 4,010 SF 12/2022
36	ANV Services US 1,829 SF 6/2017; Aspen Insurance U.S. Services 8,563 SF 11/2021; Hughes Hubbard & Reed LLP 4,284 SF 2/2019; Interactive Brokers Corp. 5,869 SF 9/2018; Optimer Pharmaceuticals LLC 10,141 SF 7/2018; United States of America-GSA 1,826 SF 3/2020
35	GBT US LLC 14,523 SF 11/2026; Federal Farm Credit Bank 19,225 SF 4/2026
34	GBT US LLC 35,040 SF 11/2026
33	World Business Lenders LLC 35,040 SF 1/2027
32	United States Fire Insurance 35,040 SF 7/2032
31	National Union Fire Insurance* 34,939 SF 4/2018
30	National Union Fire Insurance* 34,785 SF 4/2018
29	National Union Fire Insurance* 34,169 SF 4/2018
28	National Union Fire Insurance 34,169 SF 4/2018
27	Eltman Eltman & Cooper PC 16,902 SF 12/2025; First Insurance Funding Corp. 8,421 SF 9/2019; Insight Catastrophe Group LLC 8,626 SF 3/2025
26	Pricewaterhousecoopers LLP 33,320 SF 12/2017
25	Berkley Insurance Company 23,553 SF 2/2027; RMTS LLC 12,191 SF 12/2019
24	Tullett Prebon Holdings Corp. 31,686 SF 11/2023
23	Tullett Prebon Holdings Corp. 31,686 SF 11/2023
22	Trend Micro Incorporated 6,694 SF 6/2021; MCI Communications Services 20,698 SF 7/2023; Pinnacle Derivatives Group 4,168 SF 2/2026
21	HQ Global Workplaces LLC 25,557 SF 10/2024; Robert Half International Inc. 4,950 SF 3/2019; Thorogood Associates Inc. 2,344 SF 5/2020
20	National Union Fire Insurance 35,643 SF 4/2018
19	National Union Fire Insurance* 35,643 SF 4/2018
18	National Union Fire Insurance 38,507 SF 4/2018
17	Vacant 14,829 SF; National Union Fire Insurance 23,678 SF 4/2018
16	Bank of America 3,163 SF 3/2027; Vacant Storage 326 SF; Mechanical
15	Bank of America 2,706 SF 3/2027; Tullett Prebon 150 SF 11/2023; Mechanical
14	Bank of America 53,372 SF 3/2027
12	Argo Group US Inc. 12,573 SF 8/2022; Lehman Brothers Holdings Inc. 1,561 SF 6/2017; National Stock Exchange Inc. 13,588 SF 3/2018; Tullett Prebon Holdings Corp.* 37,387 SF 11/2023
11	Jeffries LLC 62,763 SF 6/2023
10	Bank of America 65,918 SF 3/2027
9	Bank of America 65,918 SF 3/2027
8	Bank of America 65,918 SF 3/2027
7	Bank of America 65,606 SF 3/2027
6	Bank of America 65,606 SF 3/2027
2 – 5	Parking Garage
1	Vacant 6,130 SF; Zaynah Restaurant Group Inc. 2,592 SF 4/2017; Wells Fargo Bank N.A. 3,726 SF 3/2018; Salsaritas 4,033 SF 1/2027; Martin's News Shops of NJ Inc. 843 SF 10/2016; ABP Corporation 3,440 SF 7/2022; Management Office 2,778 SF

* See "The Property" section.

Vacant | Building | 2016 – 2017 | 2018 – 2019 | 2020 – 2021 | 2022+

A-3-15

101 HUDSON STREET

101 Hudson Street
101 Hudson Street
Jersey City, NJ 07302
JERSEY CITY
Hoboken
Hudson River
Upper New York Bay
MANHATTAN
NEW JERSEY
NEW YORK
Liberty State Park
Downtown
Historic Downtown
Paulus Hook
Newport
Hudson Exchange
Journal Square
The Village
HUDSON COUNTY
Holland Tunnel
PATH
HBLR
NJ TRANSIT
Newark Intl. Airport 9 miles
Ellis Island
Ellis Island Immigration Museum
Central Railroad of New Jersey Terminal
Empty Sky Memorial
Liberty Science Center
Battery Park City
1 World Trade Center
9/11 Memorial
NY Stock Exchange
Stevens Institute of Technology
Hoboken Univ. Medical Center
Jersey City Medical Center
Mary Benson Park
Museum of Russian Art
Merrill Lynch Building
77 Hudson Street
30 Hudson Street
70 Greene Street
Hyatt Regency Jersey City
Harborside Plaza
Harborside Towers
Trump Plaza
10 Exchange Place
The Westin Jersey City Newport
480 Washington Blvd.
Newport Centre
Newport Tower
Newport Plaza
Portside Towers
Liberty Towers
Korean War Veterans Mem.
Borough of Manhattan Comm. College
Brooklyn Battery Tunnel
NEW YORK CITY
NEWARK
BROOKLYN
QUEENS
BRONX
STATEN ISLAND
MANHATTAN
JERSEY CITY
Bayonne
Elizabeth
Atlantic Ocean

A-3-16

No. 2 – 101 Hudson Street

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$67,500,000			Specific Property Type:	CBD
Cut-off Date Balance(1):	$67,500,000			Location:	Jersey City, NJ
% of Initial Pool Balance:	7.9%			Size:	1,341,649 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$186.34
Borrower Name:	101 Hudson Realty L.L.C.			Year Built/Renovated:	1992/2015
Sponsor:	Mack-Cali Realty, L.P.			Title Vesting:	Fee
Mortgage Rate:	3.117%			Property Manager:	Self-managed
Note Date:	September 30, 2016			4th Most Recent Occupancy (As of):	89.0% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	83.4% (12/31/2013)
Maturity Date:	October 11, 2026			2nd Most Recent Occupancy (As of):	87.0% (12/31/2014)
IO Period:	120 months			Most Recent Occupancy (As of):	90.2% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	98.3% (9/21/2016)
Seasoning:	1 month
Amortization Term (Original):	None			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(4):	$16,510,717 (12/31/2013)
Call Protection:	L(25),GRTR 1% or YM(88),O(7)			3rd Most Recent NOI (As of)(4):	$20,587,281 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of)(4):	$21,296,669 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(4):	$23,104,804 (TTM 7/31/2016)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$50,810,573
				U/W Expenses:	$18,681,652
Escrows and Reserves(2):				U/W NOI:	$32,128,921
				U/W NCF:	$29,075,403
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	4.07x
Taxes	$0	Springing	NAP	U/W NCF DSCR(1):	3.68x
Insurance	$0	Springing	NAP	U/W NOI Debt Yield(1):	12.9%
Replacement Reserves	$0	Springing	NAP	U/W NCF Debt Yield(1):	11.6%
TI/LC Reserve	$0	Springing	NAP	As-Is Appraised Value:	$482,500,000
Deferred Maintenance	$104,000	$0	NAP	As-Is Appraisal Valuation Date:	September 6, 2016
Outstanding TI/LC Reserve	$16,270,684	$0	NAP	Cut-off Date LTV Ratio(1):	51.8%
Rent Concession Reserve	$2,779,153	$0	NAP	LTV Ratio at Maturity or ARD(1):	51.8%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the 101 Hudson Street Whole Loan (as defined below).

(2)	See “Escrows” section.

(3)	Two tenants are dark and not currently in occupancy of 176,923 square feet (13.2% of net rentable area). Current occupancy excluding this space is 85.1%. See “The Property” and “Cash Flow Analysis” sections.

(4)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “101 Hudson Street Mortgage Loan”) is part of a whole loan (the “101 Hudson Street Whole Loan”) that is evidenced by five pari passu promissory notes (Notes A-1, A-2, A-3, A-4 and A-5) secured by a first mortgage encumbering an office building located in Jersey City, New Jersey (the “101 Hudson Street Property”). The 101 Hudson Street Whole Loan was co-originated on September 30, 2016 by Wells Fargo Bank, National Association, Bank of America, N.A. and Barclays Bank PLC. The 101 Hudson Street Whole Loan had an original principal balance of $250,000,000, has an outstanding principal balance as of the Cut-off Date of $250,000,000 and accrues interest at an interest rate of 3.117% per annum. The 101 Hudson Street Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest only through the term of the 101 Hudson Street Mortgage Loan. The 101 Hudson Street Whole Loan matures on October 11, 2026.

The 101 Hudson Street Mortgage Loan, evidenced by the non-controlling Note A-2, which will be contributed to the WFCM 2016-C36 Trust, had an original principal balance of $67,500,000 and has an outstanding principal balance as of the Cut-off Date of $67,500,000. The controlling Note A-1, with an original principal balance of $70,000,000, is currently held by Wells Fargo Bank, National Association and is expected to be contributed to a future trust or trusts. The non-controlling Note A-3 and Note A-4, with an aggregate original principal balance of $56,250,000, are currently held by Bank of America, N.A. and are expected to be contributed to a future trust or trusts. The non-controlling Note A-5, with an original principal balance of $56,250,000, is currently held by Barclays Bank PLC and is expected to be contributed to a future trust or trusts. The lender provides no assurances that any non-

A-3-17

101 HUDSON STREET

securitized pari passu note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift Whole Loans—The 101 Hudson Street Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$70,000,000	Wells Fargo Bank, National Association	Yes
A-2	$67,500,000	WFCM 2016-C36	No
A-3	$30,000,000	Bank of America, N.A.	No
A-4	$26,250,000	Bank of America, N.A.	No
A-5	$56,250,000	Barclays Bank PLC	No
Total	$250,000,000

Following the lockout period, the borrower has the right to prepay the 101 Hudson Street Mortgage Loan in whole, but not in part, on any date before April 11, 2026, provided that the borrower pay the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the 101 Hudson Street Mortgage Loan is prepayable without penalty on or after April 11, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$250,000,000	100.0%	Loan payoff(1)	$0	0.0%
			Reserves	19,153,837	7.7
			Closing costs	1,733,229	0.7
			Return of equity	229,112,934	91.6
Total Sources	$250,000,000	100.0%	Total Uses	$250,000,000	100.0%

(1)	The 101 Hudson Street Property was previously unencumbered by debt.

The Property. The 101 Hudson Street Property is a 42-story, class A office tower totaling approximately 1,341,649 square feet located in Jersey City, New Jersey within the center of Jersey City’s Waterfront district. The 101 Hudson Street Property is the second tallest office building in Jersey City and features views of the New York City Harbor and Manhattan skyline, 17-foot ceiling heights, ground floor retail, a landscaped courtyard area and an attached 900-space parking garage resulting in a parking ratio of 0.7 spaces per 1,000 feet of rentable area. Additionally, the 101 Hudson Street Property is Wired Certified Platinum, a certification awarded to buildings with the fastest, most reliable internet connections and telecom infrastructures. Built in 1992 and renovated in 2015, the 101 Hudson Street Property features investment-grade tenancy that accounts for approximately 58.1% of net rentable area and approximately 53.0% of in-place underwritten base rent. The 101 Hudson Street Property features a diverse tenant roster comprising 39 tenants with the largest tenant, Bank of America (rated A/Baa1/BBB+ by Fitch, Moody’s and S&P), representing 28.9% of the net rentable area and 21.8% of the underwritten base rent. Bank of America executed a 10-year lease renewal in March 2016, extending their lease through March 2027. In addition to the lease extension, Bank of America expanded into an additional 53,372 square feet (4.0% of net rentable area). The 101 Hudson Street Property has benefited from recent leasing activity with approximately 359,225 square feet (26.8% of net rentable area) having signed a new lease or renewal since 2015. Over the past eleven years, the 101 Hudson Street Property has averaged 92.9% occupancy and as of September 21, 2016, the 101 Hudson Street Property was 98.3% occupied by 39 tenants subject to 57 leases. National Union Fire Insurance is not currently in occupancy of 139,536 square feet (10.4% of net rentable area) and Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 square feet (2.8% of net rentable area). Current occupancy excluding these spaces is 85.1%.

A-3-18

101 HUDSON STREET

The following table presents certain information relating to the tenancies at the 101 Hudson Street Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Bank of America	A/Baa1/BBB+	388,207	28.9%	$22.26(3)	$8,641,488	21.8%	3/31/2027(4)
National Union Fire Insurance	NR/A2/A+	271,533(5)	20.2%	$30.00	$8,145,990	20.5%	4/30/2018(6)
Tullett Prebon Holdings Corp.	BBB-/Ba1/NR	100,909(7)	7.5%	$31.05(3)	$3,132,809	7.9%	11/30/2023(8)
Jeffries LLC	BBB-/Baa3/BBB-	62,763	4.7%	$34.00	$2,133,942	5.4%	6/30/2023(9)
First Data Corporation	CCC+/B3/B+	54,669	4.1%	$35.14	$1,921,135	4.8%	5/31/2026(10)(11)
GBT US LLC	NR/NR/NR	49,563	3.7%	$38.75	$1,920,566	4.8%	11/30/2026(12)
United States Fire Insurance	NR/Baa1/A-	35,040	2.6%	$38.00	$1,331,520	3.4%	7/31/2032
World Business Lenders LLC	NR/NR/NR	35,040	2.6%	$37.00	$1,296,480	3.3%	1/31/2027(13)
Total Major Tenants		997,724	74.4%	$28.59	$28,523,930	71.8%

Non-Major Tenants		321,566(14)	24.0%	$34.82(14)	$11,197,678	28.2%

Occupied Collateral Total		1,319,290(14)	98.3%	$30.11(14)	$39,721,608	100.0%

Vacant Space		22,359	1.7%

Collateral Total		1,341,649	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through October 2017 totalling $1,648,952.
(3)	Annual U/W Base Rent is a triple-net rent.
(4)	Bank of America has two, five-year lease extension options for 53,372 square feet.
(5)	National Union Fire Insurance is not currently in occupancy of 139,536 square feet (10.4% of net rentable area). See “Cash Flow Analysis” section.
(6)	National Union Fire Insurance has two, five-year lease extension options for 133,471 square feet.
(7)	Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 square feet (2.8% of net rentable area). See “Cash Flow Analysis” section.
(8)	Tullett Prebon Holdings Corp. has one, five-year lease extension option.
(9)	Jeffries LLC has two, five-year lease extension options.
(10)	First Data Corporation has the option to terminate its lease effective December 31, 2023 with required notice by June 30, 2022 and a termination fee of approximately $2,107,496.
(11)	First Data Corporation has one, five-year lease extension option.
(12)	GBT US LLC has one, five-year lease extension option.
(13)	World Business Lenders LLC has one, five-year lease extension option.
(14)	Includes two units occupied as a management office (2,778 square feet) and management storage (1,650 square feet), each with no attributed underwritten base rent. The Non-Major Tenants Annual U/W Base Rent PSF and Occupied Collateral Total Annual U/W Base Rent PSF excluding these spaces are $35.31 per square foot and $30.21 per square foot, respectively.

A-3-19

101 HUDSON STREET

The following table presents certain information relating to the lease rollover schedule at the 101 Hudson Street Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	3	5,271	0.4%	5,271	0.4%	$38,778	0.1%	$7.36
2016	0	0	0.0%	5,271	0.4%	$0	0.0%	$0.00
2017	6	71,589	5.3%	76,860	5.7%	$2,649,476	6.7%	$37.01
2018	14	321,335	24.0%	398,195	29.7%	$10,127,523	25.5%	$31.52
2019	4	29,846	2.2%	428,041	31.9%	$1,074,568	2.7%	$36.00
2020	2	4,170	0.3%	432,211	32.2%	$158,719	0.4%	$38.06
2021	2	15,257	1.1%	447,468	33.4%	$551,665	1.4%	$36.16
2022	5	22,869	1.7%	470,337	35.1%	$873,064	2.2%	$38.18
2023	6	184,370	13.7%	654,707	48.8%	$5,997,183	15.1%	$32.53
2024	2	25,557	1.9%	680,264	50.7%	$513,696	1.3%	$20.10
2025	2	25,528	1.9%	705,792	52.6%	$867,952	2.2%	$34.00
2026	7	127,625	9.5%	833,417	62.1%	$4,639,147	11.7%	$36.35
Thereafter	6	485,873	36.2%	1,319,290	98.3%	$12,229,837	30.8%	$25.17
Vacant	0	22,359	1.7%	1,341,649	100.0%	$0	0.0%	$0.00
Total/Weighted Average	59(5)	1,341,649	100.0%			$39,721,608	100.0%	$30.11(4)

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(4)	Includes two units occupied as a management office (2,778 square feet) and management storage (1,650 square feet), each with no attributed underwritten base rent. The Total Annual U/W Base Rent PSF excluding these spaces is $30.21 per square foot.

(5)	The 101 Hudson Street Property is occupied by 39 tenants subject to 57 leases.

The following table presents historical occupancy percentages at the 101 Hudson Street Property:

Historical Occupancy

12/31/2012(1)(2)	12/31/2013(1)(2)	12/31/2014(1)(2)	12/31/2015(1)(2)	9/21/2016(3)
89.0%	83.4%	87.0%	90.2%	98.3%

(1)	Information obtained from the borrower.
(2)	See “Cash Flow Analysis” section.
(3)	Information obtained from the underwritten rent roll.

A-3-20

101 HUDSON STREET

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the 101 Hudson Street Property:

Cash Flow Analysis

	2013(1)	2014(1)	2015(1)	TTM 7/31/2016(1)	U/W(1)(2)	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$28,311,298	$29,284,205	$30,453,201	$31,975,694	$38,568,810(3)	75.9%	$28.75
Grossed Up Vacant Space	0	0	0	0	2,098,929	4.1	1.56
Straight Line Average Rent	0	0	0	0	1,106,341(4)	2.2	0.82
Percentage Rent	381,069	154,426	209,962	139,808	204,500	0.4	0.15
Free Rent Adjustment	(4,153,515)	(319,825)	(822,438)	(1,383,837)	0	0.0	0.00
Total Reimbursables	7,856,996	8,407,351	7,696,085	7,964,296	9,584,061	18.9	7.14
Other Income	805,904	702,221	1,034,201	1,264,812	1,346,861	2.7	1.00
Less Vacancy & Credit Loss	0	0	0	0	(2,098,929)(5)	(4.1)	(1.56)
Effective Gross Income	$33,201,752	$38,228,378	$38,571,011	$39,960,773	$50,810,573	100.0%	$37.87

Total Operating Expenses	$16,691,035	$17,641,097	$17,274,342	$16,855,969	$18,681,652	36.8%	$13.92

Net Operating Income	$16,510,717	$20,587,281	$21,296,669	$23,104,804	$32,128,921	63.2%	$23.95
TI/LC	0	0	0	0	2,771,771	5.5	2.07
Capital Expenditures	0	0	0	0	281,746	0.6	0.21
Net Cash Flow	$16,510,717	$20,587,281	$21,296,669	$23,104,804	$29,075,403	57.2%	$21.67

NOI DSCR(6)	2.09x	2.61x	2.70x	2.92x	4.07x
NCF DSCR(6)	2.09x	2.61x	2.70x	2.92x	3.68x
NOI DY(6)	6.6%	8.2%	8.5%	9.2%	12.9%
NCF DY(6)	6.6%	8.2%	8.5%	9.2%	11.6%

(1)	The increase in Base Rent and Effective Gross Income from 2013 through U/W was due to continued increases in occupancy from 83.4% as of December 31, 2013 to 98.3% as of September 21, 2016, along with free rent burn-off and the Bank of America expansion, among others.
(2)	National Union Fire Insurance is not currently in occupancy of 139,536 square feet (10.4% of net rentable area). Additionally, Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 square feet (2.8% of net rentable area). Current occupancy excluding these spaces is 85.1%, and the U/W NOI DSCR and U/W NCF DSCR are 3.52x and 3.17x, respectively, and the U/W NOI DY and U/W NCF DY are 11.1% and 10.0%, respectively.
(3)	U/W Base Rent includes contractual rent steps through October 2017 totaling $1,648,952.
(4)	U/W Straight Line Average Rent represents the average rent over the lease term in excess of the U/W Base Rent for the following tenants, all of which are rated investment grade by Fitch, Moody’s and/or S&P: Federal Farm Credit Banks, United States Fire Insurance, Berkley Insurance Company, MCI Communications Services, Jeffries LLC and Bank of America.
(5)	The underwritten economic vacancy is 5.0%. The 101 Hudson Street Property was 98.3% physically occupied as of September 21, 2016.
(6)	The debt service coverage ratios and debt yields are based on the 101 Hudson Street Whole Loan.

Appraisal. As of the appraisal valuation date of September 6, 2016, the 101 Hudson Street Property had an “as-is” appraised value of $482,500,000.

Environmental Matters. According to the Phase I environmental site assessment dated August 30, 2016, there was evidence of one recognized environmental condition at the 101 Hudson Street Property.

The Phase I environmental consultant identified two 10,000-gallon underground storage tanks (“USTs”) at the 101 Hudson Street Property, containing heating oil that is used to fuel the dual boilers for heating the building. The USTs are double-walled tanks constructed of fiberglass reinforced plastic and were installed at the 101 Hudson Street Property in 1991. Although there was no evidence of leaks or spills, the Phase I environmental consultant considered the USTs a recognized environmental condition due to their age. The USTs are registered and compliant through June 30, 2017. The Sponsor (as defined below) has obtained a $1.0 million Storage Tank Third-Party Liability, Corrective Action and Clean-Up Costs Insurance Policy from AIG. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

Market Overview and Competition. The 101 Hudson Street Property is located in Jersey City’s Waterfront District, situated on the west side of the Hudson River across from Manhattan. The Waterfront District is comprised of a number of high-rise office buildings as well as new residential developments. There are currently 18 major residential developments under construction in the Waterfront District that, if completed, is expected to bring more than 5,900 units to market by the end of 2018. The 101 Hudson Street Property is located in the ongoing development known as the Colgate Center, a 42-acre, mixed-use development. Currently, there are 3.5 million square feet of office space in the Colgate Center in four office towers, plus 1,733 residential units within four properties. The 2016 population and average household income within a one-mile radius of the 101 Hudson Street Property was 48,701 and $153,350, respectively.

The Port Authority Trans-Hudson (“PATH”) system provides subway and train lines to New York City, and maintains three of its seven New Jersey train stations within the Waterfront District including the Exchange Place Station, which is located one block from the 101 Hudson Street Property. The PATH encompasses a total of 13.9 miles of rail lines and currently serves over 200,000 passengers daily. Additionally, the Hudson-Bergen Light Rail Transit System, Hudson County’s 34.1-mile light rail system, has a station directly adjacent to the 101 Hudson Street Property.

According to the appraisal, the 101 Hudson Street Property is located in the Waterfront submarket of the New Jersey office market, which is defined as the area along the Hudson River that extends from Jersey City to the George Washington Bridge. As of the second quarter of 2016, the Waterfront submarket contained approximately 19.3 million square feet (12.3% of the New Jersey office market) and reported a vacancy rate of 8.7%. For that same period, the Waterfront submarket reported positive net absorption of 121,013 square feet and an average asking rent of $35.33 per square foot, gross.

A-3-21

101 HUDSON STREET

The following table presents certain information relating to comparable office leases for the 101 Hudson Street Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	14	507,781	100%	2.0 miles	Jet.com	March 2016/ 12.0 Yrs	39,900	$51.50	MG
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	14	507,781	100%	2.0 miles	Newell Rubbermaid	March 2016 / 10.5 Yrs	99,960	$51.00	MG
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	14	507,781	100%	2.0 miles	NICE Systems	October 2015 / 11.0 Yrs	59,990	$44.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	30	748,005	86%	0.1 miles	Confidential	May 2017 / 10.0 Yrs	17,840	$39.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	30	748,005	86%	0.1 miles	Confidential	May 2017 / 10.0 Yrs	12,960	$39.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	30	748,005	86%	0.1 miles	Confidential	April 2017 / 10.8 Yrs	20,221	$37.50	MG
Harborside Financial Center 5 Jersey City, NJ	2002/NAP	34	977,225	94%	0.2 miles	Ishi Systems, Inc.	March 2013 / 10.6 Yrs	12,365	$37.00	MG
Harborside Plaza Two Jersey City, NJ	1930/1990	10	900,000	63%	0.4 miles	Zurich Insurance	August 2016 / 15.0 Yrs	64,414	$41.00	MG
Harborside Plaza Two Jersey City, NJ	1930/1990	10	900,000	63%	0.4 miles	Cardinia Real Estate	July 2016 / 15.0 Yrs	79,771	$37.50	MG
Newport Office Tower Jersey City, NJ	1990/NAP	36	1,099,768	77%	0.8 miles	FX Direct Dealer LLC	March 2016 / 10.7 Yrs	15,912	$35.00	MG
Newport Office Tower Jersey City, NJ	1990/NAP	36	1,099,768	77%	0.8 miles	Golden Pear Funding	April 2016 / 6.3 Yrs	3,842	$38.00	MG

(1)	Information obtained from the appraisal and a third party market report.

The Borrower. The borrower is 101 Hudson Realty L.L.C., a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 101 Hudson Street Whole Loan. Mack-Cali Realty, L.P., is the guarantor of certain nonrecourse carveouts under the 101 Hudson Street Whole Loan.

The Sponsor. The sponsor is Mack-Cali Realty, L.P. (“Mack-Cali”). As of June 30, 2016, Mack-Cali (NYSE: CLI, rated BB+/Ba1/BB+ by Fitch, Moody’s and S&P) owned or had interests in 269 properties, including 142 office and 109 flex properties, totaling approximately 29.1 million square feet, leased to approximately 1,700 commercial tenants, and 18 multifamily rental properties containing 5,434 residential units. Mack-Cali has sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $104,000 for deferred maintenance, $16,270,684 for tenant improvements and leasing commissions (“TI/LCs”) associated with eleven tenants, and $2,779,153 for rent concessions related to six tenants. The loan documents provide for the borrower to post a $19,049,837 upfront letter of credit, which encompasses the combined amount of the aforementioned reserves in lieu of any cash deposits. The loan documents do not require monthly deposits for real estate taxes, TI/LCs and replacement reserves as long as (i) no event of default has occurred or is continuing and (ii) the debt service coverage ratio is at least 1.25x. The loan documents do not require monthly deposits for insurance premiums as long as (i) no event of default has occurred or is continuing; (ii) the debt service coverage ratio is at least 1.25x; (iii) the 101 Hudson Street Property is insured via an acceptable blanket insurance policy; and (iv) the borrower provides the lender with timely proof of payment of insurance premiums and renewals.

Lockbox and Cash Management. The 101 Hudson Street Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs all tenants to pay their rents directly to such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business days of receipt. Prior to the occurrence of Cash Trap Event Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Trap Event Period, all excess cash flow is required to be swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio being less than 1.25x. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; or, with respect to clause (ii), upon the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters.

Property Management. The 101 Hudson Street Property is managed by an affiliate of the borrower.

A-3-22

101 HUDSON STREET

Assumption. The borrower has the right to transfer the 101 Hudson Street Property, provided that certain other conditions are satisfied, including, but not limited to: (i) no event of default has occurred and is continuing; (ii) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates and similar confirmations from each rating agency rating any securities backed by the 101 Hudson Street companion loans with respect to the ratings of such securities.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 101 Hudson Street Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity and subject to a cap equal to two times the premium for the casualty coverage on a stand-alone basis.

A-3-23

 (THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-24

PLAZA AMERICA I & II

A-3-25

PLAZA AMERICA I & II

A-3-26

PLAZA AMERICA I & II

Plaza America II

12
Lockheed Martin
20,910 SF
Exp. 1/31/2019
11
Stanley Martin Communities
20,914 SF
Exp. 10/31/2026
10
Blackboard
10,865 SF
Exp. 4/30/2026
MTX Wealth Management
3,200 SF
Exp. 4/30/2023
CapTech Ventures
8,566 SF
Exp. 11/30/2023
9
Dun & Bradstreet
9,672 SF
Exp. 5/31/2022
Capitol Securities
7,418 SF
Exp. 12/31/2022
Vacant
5,541 SF
8
Chess Consulting
8,180 SF
Exp. 6/30/2018
6K Systems
11,364 SF
Exp. 5/31/2024
HCL America
3,087 SF
Exp. 10/31/2019
7
Informatica
12,887 SF
Exp. 3/31/2023
World Wide Technology
7,339 SF
Exp. 5/31/2020
World Wide Technology
2,405 SF
Exp. 5/31/2020
6
Federal Network Systems
22,631 SF
Exp. 8/31/2024
5
Anakam
6,912 SF
Exp. 5/31/2022
Macedon Consulting
7,659 SF
Exp. 10/31/2019
Highpoint Global
5,865 SF
Exp. 10/31/2019
Apple One
2,195 SF
Exp. 11/30/2016
4
Dominion Business Solutions
7,803 SF
Exp. 2/28/2022
BB&T
3,371 SF
Exp. 3/31/2024
Vacant
4,706 SF
Vacant
6,735 SF
3
Veris Consulting
22,303 SF
Exp. 5/31/2020
2
Metro Offices
22,303 SF
Exp. 2/28/2021
1
Red Team Consulting
2,633 SF
Exp. 4/30/2023
Movement Mortgage
3,867 SF
Exp. 7/31/2018
AEEC
3,506 SF
Exp. 5/31/2020
Vacant
6,151 SF
Sentinal Wealth Management
1,921 SF
Exp. 7/31/2020
Greater Washington Endodontics
2,596 SF
Exp. 9/30/2018
Leeds Novamark
1,833 SF
Exp. 7/31/2019
LL
Vacant
5,225 SF
SecureAuth Corporation
3,032 SF
Exp. 8/31/2021
Bright Horizons
2,466 SF
Exp. 2/28/2023
VACANT
2016 – 2017
2018 – 2019
2020 – 2021
2022+

A-3-27

PLAZA AMERICA I & II

Plaza America I & II
11700 and 11710 Plaza America Drive
Reston, VA 20190
MARYLAND
VIRGINIA
Potomac River
Seneca Creek State Park
Bretton Woods Golf Course
Howard Hughes Medical Institute-Janelia Farm Research Campus
George Washington Univ. Virginia Campus
Algonkian Golf Course
Lowes Island Club
Algonkian Regional Park
Northern Virginia Regional Park
Countryside
Cascades Pkwy
Cascades Marketplace
Sugarland Run
Northern VA Comm. College Loudoun Campus
Ashburn
Gloucester Pkwy
Redskins Park
Dulles Town Center
Nokes Blvd
Leesburg Pike
Potomac Run Plaza
Town Center at Sterling
Claude Moore Park
Farmwell Rd
Dulles 28 Centre
Loudoun Co. Pkwy
Beach Mill Rd
Utterback Store Rd
LOUDOUN COUNTY
Sterling
Sterling Blvd
Sugarland Run Stream Valley Park
Georgetown Pike
Great Falls
Walker Rd
River Bend Rd
Chesapeake & Ohio Canal Natl. Historic Park
ROUTE 606
Dulles Toll Road
(Under Construction)
Herndon Centennial Golf Course
Herndon Pkwy
Sterling Rd
Herndon Centre
Fairfax Co. Pkwy
Wiehle Ave
RESTON
Lake Fairfax Park
Old Dominion Dr
METRO
ROUTE 28
SILVER LINE
Herndon
Worldgate Centre
Reston Hospital Center
Reston Town Center
HERNDON-MONROE
RESTON PARKWAY
WIEHLE AVENUE
METRO SILVER LINE
Leesburg Pike
DULLES
Washington Dulles International Airport
Village Center at Dulles
Juniper Networks
Alcatel-Lucent
US Geological Survey
Reston National Golf Course
Lakes Dr
Difficult Run Stream Valley Park
Wolf Trap Natl. Park for the Performing Arts
McLean
Washington, DC 12 miles
McLearen Rd
Fairfax County Pkwy
Reston Pkwy
Lawyers Rd
Clarks Crossing Park
Wolf Trap
Beulah Rd
Tysons Corner
SPRING HILL
Tysons Galleria
TYSONS CORNER
GREENSBORO
Westwood Country Club
Pike 7 Plaza
Tysons Corner Center
Natl. Air and Space Museum/ Steven F. Udvar-Hazy Center
Sully Place
Franklin Farm
Fox Mill Rd
FAIRFAX COUNTY
Hunter Mill Rd
Vienna
Maple Ave
Gallows Rd
Cub Run Stream Valley Park
Willard Rd
Dulles Expo and Conference Center
International Country Club
Oakton
Cedar Ln
Pleasant Valley Golf Course
Inova Fair Oaks Hospital
Nottoway Park
DUNN LORING-MERRIFIELD
Chantilly
Fairfax Co. Pkwy
Lee Jackson Hwy
Penderbrook Golf Club
Tattersall Park
Blake Ln
VIENNA-FAIRFAX-GMU
METRO ORANGE LINE
Lee Hwy
Merrifield
Stringfellow Rd
Arlington Blvd
Capital Beltway
Ellanor C. Lawrence Park
Fair Oaks Mall
Army Navy Country Club-Fairfax
Fair Oaks
Fairfax
Old Lee Hwy
Inova Fairfax Hospital
Centreville
Cub Run Park
Stone Rd
Lee Hwy
OLD TOWN FAIRFAX
Little River Tpke
Braddock Rd
George Mason University
Annandale
Damascus
Clarksburg
Columbia
Germantown
Montgomery Village
Olney
Gaithersburg
Poolesville
Darnestown
North Potomac
Rockville
Aspen Hill
Laurel
Lansdowne
Wheaton
North Bethesda
Beltsville
Silver Spring
Bethesda
Takoma Park
Hyattsville
Seabrook
Landover
Dulles International Airport
Tysons Corner
Falls Church
WASHINGTON D.C.
ARLINGTON
Largo
Suitland
Hillcrest Heights
Chantilly
Centreville
Annandale
ALEXANDRIA
Burke
Springfield
Camp Springs
Clinton
Manassas
Franconia
National Harbor
Mount Vernon

A-3-28

No. 3 – Plaza America I & II

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$65,000,000			Specific Property Type:	Suburban
Cut-off Date Balance(1):	$65,000,000			Location:	Reston, VA
% of Initial Pool Balance:	7.6%			Size:	514,615 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$242.90
Borrower Name:	Plaza Office Realty I, LLC			Year Built/Renovated:	1999/NAP
Sponsors:	Tamares Real Estate Holdings, Inc.; Atlantic Realty Companies			Title Vesting:	Fee
Mortgage Rate:	4.19012%			Property Manager:	Self-managed
Note Date:	July 20, 2016			4th Most Recent Occupancy (As of)(4):	75.1% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(4):	82.2% (12/31/2013)
Maturity Date:	August 6, 2026			2nd Most Recent Occupancy (As of)(4):	83.7% (12/31/2014)
IO Period:	120 months			Most Recent Occupancy (As of)(4):	91.9% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(4):	88.4% (7/1/2016)
Seasoning:	3 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI: (As of)(5):	$8,380,359 (12/31/2013)
Call Protection:	L(27),D(86),O(7)			3rd Most Recent NOI (As of)(5):	$9,433,492 (12/31/2014)
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of)(5):	$10,004,976 (12/31/2015)
Additional Debt(1)(2):	Yes			Most Recent NOI (As of)(5):	$10,725,423 (TTM 7/31/2016)
Additional Debt Type(1)(2):	Pari Passu; Mezzanine
				U/W Revenues:	$17,034,804
				U/W Expenses:	$5,460,995
				U/W NOI:	$11,573,809
Escrows and Reserves(3):				U/W NCF:	$10,382,024
				U/W NOI DSCR(1):	2.18x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.96x
Taxes	$166,997	$166,997	NAP	U/W NOI Debt Yield(1):	9.3%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	8.3%
Replacement Reserves	$0	$8,660	$311,769	As-Is Appraised Value:	$195,000,000
TI/LC Reserve	$4,118,237	$64,327	$2,315,770	As-Is Appraisal Valuation Date:	June 9, 2016
CapTech/BB&T Reserve	$3,600,000	$0	NAP	Cut-off Date LTV Ratio(1):	64.1%
Free Rent/Gap Rent Reserve	$2,464,798	$0	NAP	LTV Ratio at Maturity or ARD(1):	64.1%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Plaza America I & II Whole Loan (as defined below).

(2)	See “Subordinate and Mezzanine Indebtedness” section. The equity interest in the borrower has been pledged to secure mezzanine indebtedness with an original principal balance of $20,000,000. All statistical information related to the balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based solely on the Plaza America I & II Whole Loan. As of the Cut-off Date, the Cut-off Date Balance per SF, U/W NCF DSCR, U/W NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the Plaza America I & II Whole Loan and the Plaza America I & II Mezzanine Loan (as defined below) were $281.76, 1.55x, 7.2%, 74.4% and 74.4%, respectively.

(3)	See “Escrows” section.

(4)	See “Historical Occupancy” section.

(5)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Plaza America I & II Mortgage Loan”) is part of a whole loan (the “Plaza America I & II Whole Loan”) that is evidenced by two pari passu promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering the fee interest in two adjacent class A office buildings located in Reston, Virginia (the “Plaza America I & II Property”). The Plaza America I & II Whole Loan was originated on July 20, 2016 by Barclays Bank PLC. The Plaza America I & II Whole Loan had an original principal balance of $125,000,000, has an outstanding principal balance as of the Cut-off Date of $125,000,000 and accrues interest at an interest rate of 4.19012% per annum. The Plaza America I & II Whole Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires payments of interest only through the term of the Plaza America I & II Whole Loan. The Plaza America I & II Whole Loan matures on August 6, 2026. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—the Plaza America I & II Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-29

PLAZA AMERICA I & II

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$65,000,000	WFCM 2016-C36	Yes
A-2	$60,000,000	CGCMT 2016-P5	No
Total	$125,000,000

Following the lockout period, the borrower has the right to defease the Plaza America I & II Whole Loan in whole, but not in part, on any date before February 6, 2026. In addition, the Plaza America I & II Whole Loan is prepayable without penalty on or after February 6, 2026. The lockout period will expire two years after the closing date of the securitization that includes the last note to be securitized.

Sources and Uses

Sources			Uses
Original whole loan amount	$125,000,000	80.7%	Loan payoff	$142,633,123	92.1%
Mezzanine loan	20,000,000	12.9	Reserves	10,350,032	6.7
Sponsor’s new cash contribution	9,932,681	6.4	Closing costs	1,949,526	1.3
Total Sources	$154,932,681	100.0%	Total Uses	$154,932,681	100.0%

The Property. The Plaza America I & II Property consists of two class A office towers totaling 514,615 square feet and a 1,689-space parking garage located in Reston, Virginia, approximately 15 miles northwest of Washington D.C. central business district. The Plaza America I & II Property was constructed in 1999 and is part of the larger 27-acre Plaza America development which also includes two additional class A office buildings with a separate parking garage (Plaza America III & IV) and a 164,400 square foot Whole Foods-anchored shopping center.

From 2005 through 2015, occupancy at the Plaza America I & II Property averaged approximately 90.1%. As of July 1, 2016, the Plaza America I & II Property was 88.4% leased to 48 tenants. With the exception of Software AG and NVR, Inc., no tenant represents more than 4.4% of the net rentable area or 5.2% of the underwritten base rent at the Plaza America I & II Property.

The largest tenant, Software AG, leases 14.2% of the net rentable area through February 2024 with two, five-year extension options remaining and has been a tenant at the Plaza America I & II Property since 2005. Software AG is a global infrastructure software company founded in 1969 and headquartered in Darmstadt, Germany. Software AG products help companies combine existing systems on-premises and in the cloud into a single platform to optimize and digitize their businesses. Software AG’s customers include nine of the 10 largest banks in the United States, numerous governments and governmental entities, and leading companies in the chemicals, education, energy, insurance, manufacturing, retail, telecom and transportation/logistics sectors. Software AG has more than 4,300 employees across 70 countries and generated revenues of €873.1 million in 2015.

The second largest tenant, NVR, Inc. (NYSE: NVR), leases 11.9% of the net rentable area through April 2026. NVR, Inc. is headquartered at the Plaza America I & II Property and has been a tenant since 2005. NVR, Inc. operates in two business segments, homebuilding and mortgage banking. The homebuilding unit sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names and operates in 28 metropolitan areas in 14 states and Washington D.C. NVR, Inc. is rated BBB+, Baa2 and BBB+ by Fitch, Moody’s and S&P, respectively, and generated revenues in excess of $5.1 billion in 2015.

A-3-30

PLAZA AMERICA I & II

The following table presents certain information relating to the tenancy at the Plaza America I & II Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Software AG(3)(4)	NR/NR/NR	73,235	14.2%	$34.99	$2,562,615	15.4%	2/28/2024(5)
NVR, Inc.(6)	BBB+/Baa2/BBB+	61,113	11.9%	$32.66	$1,996,205	12.0%	4/30/2026
Veris Consulting(7)	NR/NR/NR	22,303	4.3%	$39.23	$874,872	5.2%	5/31/2020(8)
Metro Offices	NR/NR/NR	22,303	4.3%	$38.04	$848,360	5.1%	2/28/2021(9)
Federal Network Systems(10)	NR/NR/NR	22,631	4.4%	$35.25	$797,743	4.8%	8/31/2024(11)
Lockheed Martin	BBB+/Baa1/BBB+	20,910	4.1%	$37.69	$788,123	4.7%	1/31/2019(12)
SMC(13)(14)(15)	NR/NR/NR	21,173	4.1%	$36.62	$775,353	4.7%	10/31/2026(16)
Keller Williams Realty	NR/NR/NR	18,502	3.6%	$39.06	$722,686	4.3%	7/31/2024(17)
Informatica(18)	NR/NR/NR	12,887	2.5%	$40.13	$517,108	3.1%	3/31/2023(19)
Softeon	NR/NR/NR	12,557	2.4%	$36.69	$460,685	2.8%	6/30/2018(20)
Total Major Tenants		287,614	55.9%	$35.96	$10,343,749	62.0%

Non-Major Tenants		167,336	32.5%	$37.82	$6,327,953	38.0%

Occupied Collateral Total		454,950	88.4%	$36.65	$16,671,702	100.0%

Vacant Space		59,665	11.6%

Collateral Total		514,615	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through September 2017 totaling $444,269.

(3)	Software AG leases (i) 72,347 square feet of office space at an underwritten annual rent of $35.23 per square foot, inclusive of a July 2017 contractual rent step, and (ii) 888 square feet of storage space at an underwritten annual rent of $15.36 per square foot.

(4)	Software AG has the one-time right to reduce its office space by up to 20.0% on February 28, 2020 with nine months’ notice and the payment of a reduction fee equal to the product of (i) $20.00 and (ii) the number of square feet to be reduced.

(5)	Software AG has two, five-year lease extension options.

(6)	NVR, Inc. leases (i) 57,731 square feet of office space at an underwritten annual rent of $33.09 per square foot, inclusive of a May 2017 contractual rent step, (ii) 2,842 square feet of office space at an underwritten annual rent of $27.61 per square foot, inclusive of a May 2017 contractual rent step, and (iii) 540 square feet of storage space at an underwritten annual rent of $13.25 per square foot, inclusive of a July 2017 contractual rent step.

(7)	Veris Consulting subleases 7,200 square feet of its space to Vault Consulting, a corporate spin-off, through the remainder of its lease term at an annual rent of $33.00 per square foot pursuant to a sublease agreement dated January 1, 2016. The annual rent under the Veris Consulting lease of $39.23 per square foot was underwritten for the sublease space, inclusive of a June 2017 contractual rent step. Both Veris Consulting and Vault Consulting have the right to terminate the sublease on December 31, 2017 or December 31, 2018 with six months’ notice.

(8)	Veris Consulting has one, five-year lease extension option.

(9)	Metro Offices has one, ten-year lease extension option.

(10)	Federal Network Systems has the one-time right to terminate its lease on August 31, 2022 with ten months’ notice and the payment of a termination fee.

(11)	Federal Network Systems has one, five-year lease extension option.

(12)	Lockheed Martin has one, five-year lease extension option.

(13)	Stanley Martin Communities (“SMC”) leases (i) 20,914 square feet of office space at an underwritten annual rent of $36.90 per square foot, inclusive of a February 2017 contractual rent step, and (ii) 259 square feet of storage space at an underwritten annual rent of $14.00 per square foot.

(14)	SMC has the one-time right to terminate its lease on August 31, 2023 with 12 months’ notice and the payment of a termination fee.

(15)	SMC subleases 4,160 square feet of its office space to Digital Insurance, Inc. through June 30, 2021 at an annual rent of $34.00 per square foot pursuant to a sublease agreement dated January 5, 2016. The annual office rent under the SMC lease of $36.90 per square foot was underwritten for the sublease space, inclusive of a February 2017 contractual rent step. Digital Insurance, Inc. has the right to terminate the sublease on June 30, 2019 with 12 months’ notice and the payment of a termination fee.

(16)	SMC has one, five-year lease extension option.

(17)	Keller Williams Realty has one, five-year lease extension option.

(18)	Informatica subleases its space to Acuity, Inc. for the remainder of its lease term at an annual rent of $24.00 per square foot pursuant to a sublease agreement dated June 30, 2016. The annual rent under the Informatica lease of $40.13 per square foot was underwritten for the sublease space, inclusive of a December 2016 contractual rent step.

(19)	Informatica has one, five-year lease extension option, however, the subtenant Acuity, Inc. is not entitled to the lease extension option provided for in the Informatica lease.

(20)	Softeon has one, five-year lease extension option.

A-3-31

PLAZA AMERICA I & II

The following table presents certain information relating to the lease rollover schedule at the Plaza America I & II Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	1	300	0.1%	300	0.1%	$0	0.0%	$0.00
2016	2	2,195	0.4%	2,495	0.5%	$105,477	0.6%	$48.05
2017	3	4,694	0.9%	7,189	1.4%	$222,940	1.3%	$47.49
2018	7	34,923	6.8%	42,112	8.2%	$1,427,781	8.6%	$40.88
2019	5	39,354	7.6%	81,466	15.8%	$1,456,160	8.7%	$37.00
2020	5	48,434	9.4%	129,900	25.2%	$1,865,299	11.2%	$38.51
2021	5	35,774	7.0%	165,674	32.2%	$1,340,017	8.0%	$37.46
2022	4	31,805	6.2%	197,479	38.4%	$1,139,385	6.8%	$35.82
2023	6	32,699	6.4%	230,178	44.7%	$1,241,764	7.4%	$37.98
2024	7	131,621	25.6%	361,799	70.3%	$4,701,795	28.2%	$35.72
2025	0	0	0.0%	361,799	70.3%	$0	0.0%	$0.00
2026	3	93,151	18.1%	454,950	88.4%	$3,171,084	19.0%	$34.04
Thereafter	0	0	0.0%	454,950	88.4%	$0	0.0%	$0.00
Vacant	0	59,665	11.6%	514,615	100.0%	$0	0.0%	$0.00
Total/Weighted Average	48	514,615	100.0%			$16,671,702	100.0%	$36.65

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(4)	Comprised of the building engineer’s office.

The following table presents historical occupancy percentages at the Plaza America I & II Property:

Historical Occupancy

12/31/2012(1)(2)	12/31/2013(1)(2)	12/31/2014(1)(2)	12/31/2015(1)(2)(3)	7/1/2016(3)(4)(5)
75.1%	82.2%	83.7%	91.9%	88.4%

(1)	Information obtained from the borrower.

(2)	Occupancy increased from 2012 to 2015 due to the re-leasing of floors six through 12 in the Plaza America II building (154,979 square feet, 30.1% of the net rentable area) that were previously leased to DynCorp who vacated the space upon lease expiration on December 31, 2011. Since 2012, the sponsor has leased up 96.4% of the previous DynCorp space to 13 unique tenants at a weighted average rental rate equal to $36.74 per square foot. DynCorp’s rental rate prior to expiration was $27.35 per square foot.

(3)	Occupancy decreased from 2015 to July 1, 2016 as a result of the December 31, 2015 expiration of a Software AG lease for 18,173 square feet located on the second floor of the Plaza America I building, however, in 2014, Software AG executed an early lease renewal for eight years and two months that commenced January 1, 2016 for 72,347 square feet comprising the entire sixth, seventh and eight floors in the Plaza America I building.

(4)	Information obtained from the underwritten rent roll.

(5)	Current Occupancy includes the tenants CapTech Ventures (8,566 square feet) and BB&T (3,371 square feet), each of which executed a lease but has not taken occupancy or commenced paying rent. On the origination date, a $3,600,000 escrow was collected for CapTech Ventures ($2,000,000) and BB&T ($1,600,000), and all gap rent, outstanding free rent, and outstanding tenant improvements and leasing commissions related to the two tenants were deposited into escrow. See “Escrows” section.

A-3-32

PLAZA AMERICA I & II

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Plaza America I & II Property:

Cash Flow Analysis

	2013(1)	2014(1)	2015(1)	TTM 7/31/2016	U/W		% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$12,625,062	$14,443,912	$14,655,962	$15,472,736	$16,671,702	(2)	97.9%	$32.40
Grossed Up Vacant Space	0	0	0	0	2,184,853		12.8	4.25
Total Reimbursables	421,836	371,544	520,735	387,256	295,838		1.7	0.57
Other Income	37,387	73,587	90,818	113,848	67,264		0.4	0.13
Less Vacancy & Credit Loss	0	0	0	0	(2,184,853)	(3)	(12.8)	(4.25)
Effective Gross Income	$13,084,285	$14,889,043	$15,267,515	$15,973,840	$17,034,804		100.0%	$33.10

Total Operating Expenses	$4,703,926	$5,455,551	$5,262,539	$5,248,417	$5,460,995		32.1%	$10.61

Net Operating Income	$8,380,359	$9,433,492	$10,004,976	$10,725,423	$11,573,809		67.9%	$22.49
TI/LC	0	0	0	0	1,088,862		6.4	2.12
Capital Expenditures	0	0	0	0	102,923		0.6	0.20
Net Cash Flow	$8,380,359	$9,433,492	$10,004,976	$10,725,423	$10,382,024		60.9%	$20.17

NOI DSCR(4)	1.58x	1.78x	1.88x	2.02x	2.18x
NCF DSCR(4)	1.58x	1.78x	1.88x	2.02x	1.96x
NOI DY(4)	6.7%	7.5%	8.0%	8.6%	9.3%
NCF DY(4)	6.7%	7.5%	8.0%	8.6%	8.3%

(1)	Net Operating Income increased from 2013 to 2015 due to the re-leasing of floors six through 12 in the Plaza America II building (154,979 square feet, 30.1% of the net rentable area) that were previously leased to DynCorp who vacated the space upon lease expiration on December 31, 2011. Since 2012, the sponsor has leased up 96.4% of the previous DynCorp space to 13 unique tenants at a weighted average rental rate equal to $36.74 per square foot. DynCorp’s rental rate prior to expiration was $27.35 per square foot.

(2)	U/W Base Rent includes contractual rent steps through September 2017 totaling $446,269. U/W Base Rent also includes the tenants CapTech Ventures (8,566 square feet) and BB&T (3,371 square feet), each of which executed a lease but has not taken occupancy or commenced paying rent. On the origination date a $3,600,000 escrow was collected for CapTech Ventures ($2,000,000) and BB&T ($1,600,000), and all gap rent, outstanding free rent, and outstanding tenant improvements and leasing commissions related to the two tenants were deposited into escrow. See “Escrows” section.
(3)	The underwritten economic vacancy is 11.4%. Current occupancy at the Plaza America I & II Property was 88.4%, as of July 1, 2016. See “Historical Occupancy” section.

(4)	The debt service coverage ratios and debt yields are based on the Plaza America I & II Whole Loan.

Appraisal. As of the appraisal valuation date of June 9, 2016, the Plaza America I & II Property had an “as-is” appraised value of $195,000,000. In addition, the appraiser concluded to an “as-stabilized” appraised value of $204,000,000 as of June 9, 2018.

Environmental Matters. According to the Phase I environmental site assessment dated June 15, 2016, there are no recognized environmental conditions at the Plaza America I & II Property.

Market Overview and Competition. The Plaza America I & II Property is located in Reston, Virginia—approximately six miles west of Tyson’s Corner and 15 miles northwest of the Washington D.C. central business district. The Plaza America I & II Property is located on Plaza America Drive with frontage along Route 267 (Dulles Airport Access Road/Dulles Toll Road), a major thoroughfare connecting the Dulles International Airport (and points west) to Washington D.C. According to the appraisal, 2016 median household income within a one, three and five mile radius of the Plaza America I & II Property is $106,835, $116,464 and $123,205, respectively.

According to a third party provider, the Reston class A office submarket comprised approximately 8.6 million square feet with a 9.3% vacancy rate and average asking rents of $34.62 per square foot on a gross basis, as of the first quarter of 2016. Additionally, the Reston submarket has not received new deliveries of office space since 2008 and has continued to absorb existing market inventory during the same period.

The appraisal identified seven class A office buildings totaling approximately 1.2 million square feet that are considered to be directly competitive with the Plaza America I & II Property. The competitive set properties are located within two miles of the Plaza America I & II Property and range in size from 134,615 square feet to 244,568 square feet with a weighted average occupancy rate of 89.3%.

A-3-33

PLAZA AMERICA I & II

The following table presents certain information relating to comparable office leases for the Plaza America I & II Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Number of Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Reston International Center, Reston, VA	1974/NAV	15	185,822	77%	1.4 miles	Virginia Spine Institute	Apr 2017 / 13.2 Yrs	32,779	$33.50	Base Year Stop
1881 at Wiehle Metro, Reston, VA	1999/NAV	5	244,568	100%	1.5 miles	Seimens Government; Maersk Line; SOS International	Apr 2016 / 11.0 Yrs; Jul 2015 / 5.0 Yrs; July 2015 / 11.0 Yrs	21,000; 7,525; 20,769	$32.00 $31.50 $32.00	Base Year Stop
Reston Town Center West II, Reston, VA	1989/NAV	6	139,176	94%	0.9 miles	Palo Alto Networks, Inc.; UberOffices	Dec 2015 / 5.3 Yrs; Apr 2015 / 10.7 Yrs	19,618; 20,759	$36.00 $38.00	Base Year Stop
Reston Crossing West, Reston, VA	1998/NAV	5	152,124	79%	1.2 miles	Visionary Integration Pro	Oct 2015 / 9.0 Yrs	32,481	$33.00	Base Year Stop
RTC West III, Reston, VA	1989/NAV	6	139,453	91%	1.1 miles	Perfect Sense Digital	Apr 2015 / 10.7 Yrs	20,772	$35.00	Base Year Stop
RTC West I, Reston, VA	1988/NAV	NAV	210,533	84%	0.9 miles	Clear Path	Feb 2015 / 6.5 Yrs	11,327	$35.00	Base Year Stop
Two Reston Overlook, Reston, VA	1999/NAV	NAV	134,615	100%	0.7 miles	Bechtel	Feb 2015 / 7.4 Yrs	16,811	$38.00	Base Year Stop

(1)	Information obtained from the appraisal.

The Borrower. The borrower is Plaza Office Realty I, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Plaza America I & II Whole Loan. Tamares Real Estate Holdings, Inc. is the guarantor of certain nonrecourse carveouts under the Plaza America I & II Whole Loan.

The Sponsors. The sponsors are Tamares Real Estate Holdings, Inc. (“Tamares”) and Atlantic Realty Companies (“ARC”). Tamares is a private investment group focused on real estate, technology, leisure and entertainment and the Finnish mining industry with teams in London, New York, Las Vegas, Silicon Valley, Liechtenstein and Israel. Tamares owns properties and land across the United States valued at approximately $1.3 billion. Tamares reported that it was involved in a discounted payoff and loan workout on one of its other properties located in Las Vegas in May 2011. Tamares also reported that it is under examination by the US Internal Revenue Service for 2009 through 2011 tax year returns. See “Risk Factors—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “Description of the Mortgage Pool—Litigation and Other Considerations” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus. ARC is a full-service commercial real estate firm based in Northern Virginia. ARC currently owns and manages more than four million square feet of office and retail properties and is one of the largest commercial real estate developers in the Washington D.C. metropolitan area.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $166,997 for real estate taxes, $4,118,237 for outstanding tenant improvements and leasing commissions (“TI/LCs”) associated with eight tenants, $2,357,469 for rent concessions related to ten tenants, $107,328 for gap rent associated with four tenants and $3,600,000 for a reserve related to two tenants (BB&T and CapTech Ventures) who have executed leases but have not taken occupancy of their respective spaces or commenced paying rent. The release of the upfront escrow collected for CapTech Ventures ($2,000,000) is conditioned upon, among other things, the receipt of an officer’s certificate stating that the tenant is in possession and occupancy of the space, and is open for business. The release of the upfront escrow collected for BB&T ($1,600,000) is conditioned upon the receipt of an executed lease, which, as of the origination date, was out to the tenant for signature. BB&T delivered an executed lease dated August 31, 2016 and the conditions for the release of the upfront escrow collected for BB&T have been satisfied. Additionally, on the origination date, all outstanding TI/LCs, rent concessions and gap rent related to BB&T and CapTech Ventures were deposited into escrow and are included in each of the respective figures detailed in the first sentence of this “Escrows” section.

The loan documents provide for ongoing monthly escrows of $166,997 for real estate taxes, $64,327 for TI/LCs (capped at $2,315,770) and $8,660 for replacement reserves (capped at $311,769). The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing and (ii) borrower provides the lender with evidence that the Plaza America I & II Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect.

Lockbox and Cash Management. The Plaza America I & II Whole Loan requires a lender-controlled lockbox account, which is already in place and that the borrower directs all tenants to pay their rents directly to such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds are distributed to the borrower. During a Cash Trap Event Period, all excess cash flow is required to be swept to a lender-controlled cash management account.

A-3-34

PLAZA AMERICA I & II

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio (inclusive of debt service on the Plaza America I & II Mezzanine Loan (see “Subordinate and Mezzanine Indebtedness” section)) falling below 1.10x for two consecutive calendar quarters, (iii) any bankruptcy action of the borrower, (iv) any bankruptcy action of the guarantor or sponsor, (v) any bankruptcy action of the property manager or (vi) occurrence and continuance of an event of default under the Plaza America I & II Mezzanine Loan documents. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the debt service coverage ratio (inclusive of debt service on the Plaza America I & II Mezzanine Loan) being equal to or greater than 1.15x for two consecutive calendar quarters or the borrower deposits into escrow in the form of cash or letter of credit, an amount that, if applied to the then outstanding principal balance of the Plaza America I & II Whole Loan, would result in a debt service coverage ratio (inclusive of debt service on the Plaza America I & II Mezzanine Loan) being equal to or greater than 1.15x; with respect to clause (iii), upon such bankruptcy petition being discharged, stayed or dismissed within 30 days of such filing, provided that (a) the lender believes such filing does not materially increase the borrower’s monetary obligations and (b) the borrower is not in default under the loan documents; with respect to clause (iv), upon such bankruptcy petition being discharged, stayed or dismissed within 30 days of such filing, provided that (a) the lender believes such filing does not materially increase the guarantor’s or sponsor’s monetary obligations or (b) the mezzanine lender has delivered a written notice to the lender that the mezzanine lender has determined that such filing does not materially and adversely affect the guarantor’s and sponsor’s ability to perform its obligations under the Plaza America I & II Mezzanine Loan documents; with respect to clause (v), upon such bankruptcy petition being discharged, stayed or dismissed within 120 days of such filing, provided that the lender believes such filing does not (a) materially increase the property manager’s monetary obligations or (b) materially and adversely affect the property manager’s ability to perform its obligations under the property management agreement; and with respect to clause (vi), upon the cure of such event of default under the Plaza America I & II Mezzanine Loan documents, provided that the mezzanine lender has not exercised any of its rights under the Plaza America I & II Mezzanine Loan documents to accelerate the Plaza America I & II Mezzanine Loan or commence a foreclosure action.

Property Management. The Plaza America I & II Property is managed by an affiliate of the borrower.

Assumption. The borrower has a one-time right to transfer the Plaza America I & II Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from Moody’s, Fitch, Morningstar and KBRA that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 and Series 2016-P5 Certificates.

Partial Release. None permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Concurrently with the origination of the Plaza America I & II Whole Loan, Barclays Bank PLC funded a $20,000,000 mezzanine loan (the “Plaza America I & II Mezzanine Loan”) to Plaza Office Realty I Mezz, LLC, a Delaware limited liability company (the “Plaza America I & II Mezzanine Borrower”), which is currently held by the third-party investor. The Plaza America I & II Mezzanine Loan is secured by a pledge of the Plaza America I & II Mezzanine Borrower’s interest in the borrower under the Plaza America I & II Whole Loan. The Plaza America I & II Mezzanine Loan is subject to an intercreditor agreement between the lender under the Plaza America Whole Loan and the holder of the Plaza America I & II Mezzanine Loan. The Plaza America I & II Mezzanine Loan had an initial term of 120 months and has a remaining term as of the Cut-off Date of 117 months. The Plaza America I & II Mezzanine Loan accrues interest at an interest rate of 6.85000% per annum and requires interest-only payments through the term of the Plaza America I & II Mezzanine Loan.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Plaza America I & II Property, as well as loss of rents and/or business interruption insurance for a period beginning on the date of casualty and continuing until the restoration of the Plaza America I & II Property is completed or the expiration of 18 months, whichever first occurs as well as an extended period of indemnity covering the 365 days following restoration.

A-3-35

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-36

NORTH ISLE VILLAGE, INC.

North
Isle
Village
WELCOME

Osage
Pueblo
Kiowa
Juniper

A-3-37

NORTH ISLE VILLAGE, INC.

Long Island Sound
BRIDGEPORT - PORT JEFFERSON FERRY
McAllister County Park
Belle Terre
Port Jefferson Country Club
Cedar Town Beach
Port Jefferson Village
St. Charles Hospital
Main St.
Port Jefferson
Setauket
LIRR - PORT JEFFERSON BRANCH
PORT JEFFERSON
25A
Port Jefferson Station
Mount Sinai
Miller Place
N. Country Rd.
East Shoreham
Point Plaza
Rocky Pt. State Pine Barrens Preserve
Rocky Point Yaphank Rd.
Wading River Hollow Rd.
Miller Place-Yaphank Rd.
Mt. Sinai-Coram Rd.
Patchogue-Mt. Sinai Rd.
83
Canal Rd.
Nesconset Shopping Ctr.
Port Plaza
347
Terryville
STONY BROOK
SUNY at Stony Brook
Laurel Ridge Setauket Woods Nature Preserve
Pond Path
97
Nicolls Rd.
Smithtown Bypass
Heatherwood Golf Club
112
Old Town Rd.
North Isle Village, Inc.
50 Gibbs Road
Coram, NY 11727
Pine Ridge Golf Club
Middle Island
Stony Brook
Nicolls Plaza
Hawkins Rd.
SUFFOLK COUNTY
Coram
Middle Country Rd.
25
Ridge
Smith Rd.
Centereach
Selden Plaza
College Plaza
Coram Plaza
Spring Lake Golf Club
Cathedral Pines County Park
Longwood Rd.
Smith Haven Mall
Centereach Mall
Mill Rd.
Middle Island Country Club
Middle Country Rd.
Selden
Lake Grove
Hawkins Ave.
College Rd.
Suffolk Community College
Granny Rd.
Yaphank
Main St.
Mill Farm Rd. Golf Course
Farmingville
Smith Rd.
Lake Ronkonkoma
Portion Rd.
Holbrook Rd.
Horseblock Rd.
495
Long Island Expwy.
YAPHANK
South Haven County Park
NY City 50 miles
LIRR - RONKONKOMA BRANCH
MEDFORD
Medford
RONKONKOMA
Horseblock Rd.
Shirley
Ronkonkoma
Holbrook
Holtsville
Sills Rd.
North Bellport
Long Island MacArthur Airport
Lincoln Ave.
Broadway Ave.
Patchogue-Holbrook Rd.
Nicolls Rd.
E. Woodside Ave.
Bellport Outlets
East Patchogue
27
Veterans Memorial Hwy.
454
Sunrise Hwy
Brookhaven Hospital
LIRR MONTAUK BRANCH
Bohemia
Danbury
CONNECTICUT
NEW YORK
BRIDGEPORT
NEW HAVEN
Essex
New London
Mystic
Fishers Island
Old Saybrook
Block Island Sound
Norwalk
White Plains
STAMFORD
Greenwich
Long Island Sound
Gardiners Bay
Montauk
Mattituck
Port Jefferson
Long Island
Huntington
Commack
Coram
Southampton
Hampton Bays
Brentwood
Mastic Beach
N.Y. CITY
Hempstead
Freeport
Fire Island
Jones Beach Island
Atlantic Ocean
John F. Kennedy Intl. Airport

A-3-38

No. 4 – North Isle Village, Inc.

Loan Information				Property Information
Mortgage Loan Seller:	National Cooperative Bank, N.A.			Single Asset/Portfolio:	Single Asset
				Property Type:	Multifamily
Original Principal Balance:	$46,000,000			Specific Property Type:	Cooperative
Cut-off Date Balance:	$45,933,875			Location:	Coram, NY
% of Initial Pool Balance:	5.4%			Size:	763 Units
Loan Purpose:	Refinance			Cut-off Date Balance Per Unit:	$60,202
Borrower Name:	North Isle Village, Inc.			Year Built/Renovated:	1973/1996
Sponsor(1):	NAP			Title Vesting:	Fee
Mortgage Rate:	3.630%			Property Manager:	Alexander Wolf & Co., Inc.
Note Date:	September 29, 2016			4th Most Recent Occupancy(4):	NAP
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(4):	NAP
Maturity Date:	October 1, 2026			2nd Most Recent Occupancy(4):	NAP
IO Period:	None			Most Recent Occupancy(4):	NAP
Loan Term (Original):	120 months			Current Occupancy (As of)(4):	95.0% (6/9/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon			4th Most Recent NOI(5):	NAP
Interest Accrual Method:	Actual/360			3rd Most Recent NOI(5):	NAP
Call Protection:	GRTR 1% or YM(113),1%(3),O(4)			2nd Most Recent NOI(5):	NAP
Lockbox Type:	None			Most Recent NOI(5):	NAP
Additional Debt(2):	None
Additional Debt Type(2):	NAP			U/W Revenues(5):	$11,507,236
				U/W Expenses(5):	$4,719,467
				U/W NOI(5):	$6,787,769
				U/W NCF(5):	$6,665,469
				U/W NOI DSCR(5):	2.69x
				U/W NCF DSCR(5):	2.65x
				U/W NOI Debt Yield(5):	14.8%
Escrows and Reserves(3):				U/W NCF Debt Yield(5):	14.5%
				As-Is Appraised Value(6):	$86,920,000
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraisal Valuation Date:	June 9, 2016
Taxes	$936,413	$133,773	NAP	Cut-off Date LTV Ratio(6):	52.8%
Insurance	$0	Springing	NAP	LTV Ratio at Maturity or ARD(6):	41.5%
Replacement Reserves	$0	$0	NAP	Coop-Rental Value(7):	$121,000,000
Capital Improvements	$6,750,000	$0	NAP	Coop-LTV as Rental(7):	38.0%

(1)	See “The Sponsor” section.

(2)	See “Subordinate and Mezzanine Indebtedness” section.

(3)	See “Escrows” section.

(4)	See “Historical Occupancy” section.

(5)	See “Cash Flow Analysis” section.

(6)	For purposes of determining the As-Is Appraised Value, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity or ARD, see “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in the Preliminary Prospectus.

(7)	The Coop-Rental Value and the Coop-LTV as Rental assumes the North Isle Village, Inc. Property (as defined below) is operated as a multifamily rental property.

The Mortgage Loan. The mortgage loan (the “North Isle Village, Inc. Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering a multifamily residential cooperative building located in Coram, New York (the “North Isle Village, Inc. Property”). The North Isle Village, Inc. Mortgage Loan was originated on September 29, 2016 by National Cooperative Bank, N.A. The North Isle Village, Inc. Mortgage Loan had an original principal balance of $46,000,000, has an outstanding principal balance as of the Cut-off Date of $45,933,875, and accrues interest at a rate of 3.630% per annum. The North Isle Village, Inc. Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule through the term of the North Isle Village, Inc. Mortgage Loan. The North Isle Village, Inc. Mortgage Loan matures on October 1, 2026.

The North Isle Village, Inc. Mortgage Loan is prepayable at any time in whole, but not in part, provided that such prepayment is accompanied by a prepayment premium in an amount equal to (i) if the prepayment occurs prior to March 31, 2026, the greater of (A) 1.0% of the outstanding principal balance of the note at the time of the prepayment or (B) a yield maintenance charge and (ii) if the prepayment occurs on or after March 31, 2026 and prior to June 30, 2026, 1.0% of the outstanding principal balance of the note at the time of the prepayment. The North Isle Village, Inc. Mortgage Loan is prepayable without penalty on or after June 30, 2026.

A-3-39

NORTH ISLE VILLAGE, INC.

Sources and Uses

Sources			Uses
Original loan amount	$46,000,000	100.0%	Loan payoff	$37,724,139	82.0%
			Reserves	7,686,413	16.7
			Closing costs	429,786	0.9
			Proceeds to borrower	159,661	0.3
Total Sources	$46,000,000	100.0%	Total Uses	$46,000,000	100.0%

The Property. The North Isle Village, Inc. Property consists of 763 units in 53 two-story walk-up garden style residential cooperative apartment buildings located in Coram, New York, approximately 62.2 miles east of New York City. The North Isle Village, Inc. Property was constructed between 1973 and 1985 and converted to cooperative ownership in 1987. The North Isle Village, Inc. Property is located on two non-contiguous lots, one of which is situated on the east side of Gibbs Road and one of which is situated on the west side of Gibbs Road. The apartment buildings situated on the east side of Gibbs Road were constructed in 1985 and are identified as “East Pointe.” The apartment buildings situated on the west of Gibbs Road were constructed in 1973 and are identified as “North Isle.” East Pointe consists of 21 two-story buildings and 244 apartments and North Isle consists of 32 two-story buildings and 518 apartments. One additional residential unit is located within the clubhouse. The North Isle Village, Inc. Property is 80.7% (616 units) shareholder-owned and 19.3% (147 units) sponsor and/or investor owned (see “Ownership Structure” section).

The North Isle Village, Inc. Property features an outdoor in-ground pool, three tennis courts, basketball court, playground, outdoor sitting areas, paved jogging trail, picnic/barbecue area and clubhouse which contains a recreation room, indoor swimming pool, fitness center, management office, leasing office and one apartment unit. A sewage treatment plant was recently replaced in 2016, located on the south-western section of the North Isle Village, Inc. Property. Parking is provided via 1,700 on-site striped-surface parking spaces, resulting in a parking ratio of approximately 2.2 spaces per unit.

Ownership Structure. At the time of the cooperative conversion, certain residential units were not purchased by eligible existing residents. Those unsold units, and their appurtenant cooperative shares and proprietary leases, were acquired by the cooperative sponsor, Coram Associates, pursuant to the cooperative offering documents. Subsequent to the cooperative conversion, the unsold units have been conveyed to certain transferees of Coram Associates and to certain investors. As of the Cut-off Date, 81 unsold units are owned by Coram Isle, LLC (known as the cooperative sponsor) and 66 unsold units are owned by five different investment entities for investment purposes (known as investors).

The following table presents certain information relating to the residential unit mix of the North Isle Village, Inc. Property:

Unit Mix Summary(1)

Unit Type	No. of Units	% of Total Units	Unit Size (SF)(2)	Total Net SF
Studio	96	12.6	515	49,440
1 Bedroom - 3.0 Rooms	384	50.3	715	274,560
1 Bedroom - 3.5 Rooms	33	4.3	825	27,225
1 Bedroom w/Den- 4.0 Rooms	196	25.7	910	178,360
2 Bedroom - 4.5 Rooms	48	6.3	970	46,560
2 Bedroom – 6.0 Rooms	6	0.8	1,430	8,580
Total/Weighted Average	763	100.0	766	584,725

(1)	Information obtained from the appraisal.

(2)	Unit sizes are reflective of average sizes for each of the respective unit types.

The following table presents historical occupancy percentages at the North Isle Village, Inc. Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	6/9/2016(2)
NAP	NAP	NAP	NAP	95.0%

(1)	Historical occupancy is not reported as all units are owned either by tenant-shareholders, the cooperative sponsor or investors. See “Ownership Structure” section.

(2)	Occupancy reported as of June 9, 2016 reflects the vacancy assumption in the related appraisal for purposes of determining the appraised value of the North Isle Village, Inc. Property as a multifamily rental property (i.e., the Coop - Rental Value) as of the appraisal valuation date.

A-3-40

NORTH ISLE VILLAGE, INC.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to underwritten net cash flow at the North Isle Village, Inc. Property:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per Unit
Gross Rental Income	$12,105,876	105.2%	$15,866
Laundry Income	7,000	0.1	9
Less Vacancy & Credit Loss(2)	(605,640)	(5.3)	(794)
Effective Gross Income	$11,507,236	100.0%	$15,082

Total Operating Expenses	$4,719,467	41.0%	$6,185

Net Operating Income	$6,787,769	59.0%	$8,896
Reserves	122,300	1.1	160
Net Cash Flow	$6,665,469	57.9%	$8,736

NOI DSCR	2.69x
NCF DSCR	2.65x
NOI DY	14.8%
NCF DY	14.5%

(1)	Residential cooperatives are generally organized and operated as not-for-profit entities that set maintenance fees to cover current expenses and plan for future capital needs. The U/W Net Operating Income and the U/W Net Cash Flow for the North Isle Village, Inc. Property are the projected net operating income and the projected net cash flow, respectively, reflected in the appraisal. The projected net operating income, in general, equals projected effective gross income at the property assuming such property is operated as a rental property with rents and other income set at the prevailing market rates, reduced by underwritten property operating expenses and a market-rate vacancy assumption – in each case as determined by the appraiser. The projected net cash flow equals the projected net operating income reduced by the projected replacement reserves – as determined by the appraiser. The projected rental income used in such determinations differs materially from the scheduled monthly maintenance payments from the tenant-shareholders at such property.

(2)	The vacancy reported reflects the vacancy assumption in the related appraisal for purposes of determining the appraised value of the North Isle Village, Inc. Property as a multifamily rental property.

Appraisal. As of the appraisal valuation date of June 9, 2016, the North Isle Village, Inc. Property had an “as-is” appraised value of $86,920,000. The “as-is” appraised value is the value estimate reflected in the appraisal of the North Isle Village, Inc. Property determined as if the North Isle Village, Inc. Property is operated as a residential cooperative, inclusive of the amount of the underlying debt encumbering such residential cooperative property. See “Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” in the Preliminary Prospectus.

Environmental Matters. According to a Phase I environmental assessment dated June 15, 2016, there was no evidence of any recognized environmental conditions at the North Isle Village, Inc. Property.

Market Overview and Competition. The North Isle Village, Inc. Property is located in the hamlet of Coram in the Town of Brookhaven, New York, and is within the Long Island metropolitan statistical area. Coram is located approximately 62.2 miles east of New York City.

The Town of Brookhaven has access to the Long Island Expressway (Interstate-495), Middle Country Road and Sunrise Highway, which are the primary east/west arteries, and Route 112 and Nicholls Road, which are the primary north/south arteries. The area immediately surrounding the North Isle Village, Inc. Property is primarily a residential community with supporting retail and industry. The area consists primarily of single-family homes and low-rise, garden-style apartment building complexes. Middle Country Road and Route 112 are the primary commercial thoroughfares. Approximately 2.8 miles south of the North Isle Village, Inc. Property is the Coram Plaza Shopping Center, which is a neighborhood retail center that includes a Home Depot. Approximately 8.9 miles west of the North Isle Village, Inc. Property is the Smith Haven Mall, which is a regional mall with retailers such as Macy’s, Sear’s, H&M, Abercrombie & Fitch, The Apple Store, Banana Republic, Dick’s Sporting Goods, Forever 21, Victoria’s Secret and Zales.

According to the appraisal, the North Isle Village, Inc. Property is located in the Brookhaven/East Suffolk multifamily submarket within the Long Island metropolitan statistical area. According to a third-party market research report, the Brookhaven/East Suffolk multifamily submarket reported a 4.1% vacancy rate as of the second quarter of 2016.

A-3-41

NORTH ISLE VILLAGE, INC.

The following table presents certain information relating to comparable multifamily properties for the North Isle Village, Inc. Property:

Competitive Set(1)

					Average Rent (per unit)(2)
	Location	Distance to Subject	Property Type	Number of Units	Studio	1 BR	2 BR	Overall Average Rent Per Unit	Total Occupancy
North Isle Village, Inc. (Subject)	Coram, NY	--	Garden	763	$1,083	$1,270	$1,466	$1,273	95% (3)
Rocky Point Owners Corp.	Rocky Point, NY	7.3 miles	Garden	183	NAP	$1,075	$1,350	$1,213	NAP
Fairfield Gardens at Port Jefferson	Port Jefferson Station, NY	4.5 miles	Garden	50	NAP	$1,375	$1,675	$1,525	96%
Lake Point Circle	Middle Island, NY	6.7 miles	Garden	180	NAP	$1,425	$1,575	$1,500	97%
Sylvan Gardens	Miller Place, NY	4.9 miles	Garden	54	$1,100	$1,250	$1,550	$1,300	NAP

(1)	Information obtained from the appraisal and a third party research report.

(2)	The average rents for the North Isle Village, Inc. Property are derived from rents collected from the units owned and rented out by the cooperative sponsor and investors at the North Isle Village, Inc. Property.

(3)	See “Historical Occupancy” section.

The Borrower. The borrower is North Isle Village, Inc., a cooperative housing corporation organized under the laws of the State of New York.

The Sponsor. The North Isle Village, Inc. Property is owned in fee simple by the borrower. No individual or entity (other than the borrower) has recourse obligations with respect to the North Isle Village, Inc. Mortgage Loan, including pursuant to any guaranty or environmental indemnity.

Escrows. An upfront escrow in the amount of $936,413 was collected for real estate taxes. The loan documents also provide for ongoing monthly reserves for real estate taxes. The loan documents do not require initial or ongoing monthly reserves for insurance so long as there is no event of default.

The loan documents also provide for a collateral security agreement for capital improvements (“CSA”), which established a collateral security account in the total amount of $6,750,000 at closing. Pursuant to the terms of the CSA, funds on account in the collateral security account are available for disbursement to the borrower in connection with the performance of certain specified capital improvement work at the North Isle Village, Inc. Property. Upon completion of the specified capital improvement work, any funds remaining in the collateral security account are disbursed to the borrower for deposit into the borrower’s general operating reserve account, which is not controlled by the lender.

Lockbox and Cash Management. None.

Property Management. The North Isle Village, Inc. Property is managed by Alexander Wolf & Co., Inc.

Assumption. Not permitted.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The North Isle Village, Inc. Property does not, as of the Cut-off Date, have any additional secured indebtedness. However, National Cooperative Bank, N.A., the applicable master servicer of the North Isle Village, Inc. Mortgage Loan, will be permitted to waive the enforcement of the “due-on-encumbrance” clause in the related mortgage instrument to permit subordinate debt secured by the North Isle Village, Inc. Property, subject to the satisfaction of various conditions and certain parameters set forth in the Series 2016-C36 Pooling and Servicing Agreement. See “Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” in the Preliminary Prospectus.

Ground Lease. None.

Terrorism Insurance. The loan documents require an “all risk” insurance policy to be maintained by the borrower to provide coverage for terrorism in an amount equal to the full replacement cost of the North Isle Village, Inc. Property, as well as business income insurance covering no less than the 12-month period following the occurrence of a casualty event.

Windstorm Insurance. The loan documents require an “all risk” insurance policy to be maintained by the borrower which provides coverage for windstorm damage in an amount equal to the full replacement cost of the North Isle Village, Inc. Property.

A-3-42

EASTON TOWN CENTER

A-3-43

EASTON TOWN CENTER

A-3-44

EASTON TOWN CENTER

A-3-45

EASTON TOWN CENTER

Easton Town Center
160 Easton Town Center
Columbus, OH 43219
Polaris Fashion Place
Germain Amphitheater
Polaris Towne Center
Orange Township
DELAWARE COUNTY
County Line Rd
Paul S. Metzger Park
Otterbein College
College Ave
Westerville
Old State Rd
Park Rd
Worthington Galena Rd
Sharon Woods Metro Park
Mt. Carmel St Ann's Hospital
Westerville Square
Spring Rd
Anheuser-Busch
Westerville Park Plaza
Inniswood Metro Gardens
Worthington
Busch Boulevard Center
Columbus Square Shopping Center
Glengary Shopping Center
Dublin Granville Rd
Little Turtle Country Club
New Albany
Sinclair Rd
Karl Rd
Minerva Lake Golf Course
Cherry Bottom Rd
Blendon Woods Metro Park
New Albany Country Club
State School for the Blind
State School for the Deaf
Cleveland Ave
Sunbury Rd
Cherry Bottom Park
Johnstown Rd
Morse Rd
Easton Market
Easton Way
Ferris Rd
Cooke Rd
Westerville Pike
Champions Golf Course
Academy Park
Stone Ridge Shopping Center
Innis Park
Summit St
Maize Rd
COLUMBUS
Gahanna
McCutcheon Rd
Broadway St
Bridgeview Golf Course
Stelzer Rd
Stygler Rd
Hamilton Rd
Clark State Rd
E. Weber Rd
FRANKLIN COUNTY
Agler Rd
Havens Corners Rd
E. Hudson St
University District
Mock Park
Gahanna Woods Park
N. High St
MAPFRE Stadium
Cassady Ave
John Glenn International Airport
Taylor Rd
E. 17th Ave
Intl. Gateway
The Ohio State University
Ohio State Fairgrounds
Joyce Ave
Woodland Ave
Ohio Dominican College
Airport Golf Course
E. 5th Ave
Short North
Nelson Rd
Whitehall Community Park
E. Broad St
Mt. Carmel East
Columbus Conv. Ctr.
Columbus St. Comm. College
Nationwide Arena
One Nationwide Plaza
Columbus Museum of Art
Bexley
James Rd
Robinwood Ave
Whitehall
Yearling Rd
Columbus Country Club
McNaughten Rd
State Capitol
Bryden Rd
E. Main St
Downtown
Children's Hospital
Capital University
Main St
Reynoldsburg
Powell
Dublin
Upper Arlington
Hilliard
Lincoln Village
Lake Darby
Grandview Heights
Grove City
Groveport
Blacklick Estates
Pickerington
Canal Winchester
Pataskala
UNION COUNTY
MADISON COUNTY
LICKING COUNTY
FAIRFIELD COUNTY
PICKAWAY COUNTY

A-3-46

No. 5 – Easton Town Center

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$45,000,000			Specific Property Type:	Urban
Cut-off Date Balance(1):	$45,000,000			Location:	Columbus, OH
% of Initial Pool Balance:	5.2%			Size(5):	1,303,073 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1)(5):	$259.00
Borrower Names(2):	Various			Year Built/Renovated:	1999/2015
Sponsors:	L Brands, Inc.; Georgetown Sponsor			Title Vesting:	Fee
Mortgage Rate:	3.6159%			Property Manager:	Steiner Real Estate Services, LLC
Note Date:	July 28, 2016			4th Most Recent Occupancy (As of)(6):	96.2% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(6):	98.5% (12/31/2013)
Maturity Date:	August 5, 2026			2nd Most Recent Occupancy (As of)(6):	98.3% (12/31/2014)
IO Period:	120 months			Most Recent Occupancy (As of)(6):	98.0% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(6):	96.6% (6/24/2016)
Seasoning:	3 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$43,168,705 (12/31/2013)
Call Protection:	GRTR 1%or YM(27), GRTR 1% or YM or D(86), O(7)			3rd Most Recent NOI (As of):	$47,344,217 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$48,134,175 (12/31/2015)
Additional Debt(1)(3):	Yes			Most Recent NOI (As of):	$49,067,709 (TTM 4/30/2016)
Additional Debt Type(1)(3):	Pari Passu, Subordinate Debt and Future Mezzanine
				U/W Revenues:	$78,773,625
				U/W Expenses:	$26,733,883
				U/W NOI:	$52,039,742
				U/W NCF:	$49,759,364
				U/W NOI DSCR(1):	4.21x
Escrows and Reserves(4):				U/W NCF DSCR(1):	4.02x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	15.4%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield(1):	14.7%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$1,186,000,000
Replacement Reserves	$0	Springing	$512,472	As-Is Appraisal Valuation Date:	July 12, 2016
TI/LC Reserve	$0	Springing	$3,843,537	Cut-off Date LTV Ratio(1):	28.5%
Existing Leasing Obligation Reserve	$7,161,275	$0	NAP	LTV Ratio at Maturity or ARD(1):	28.5%

(1)	See “The Mortgage Loan” section. All statistical information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the companion pari passu notes. The Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NOI Debt Yield based on the Easton Town Center Whole Loan are 59.0%, 1.94x and 7.4%, respectively.

(2)	See “The Borrowers” section.

(3)	See “Subordinate and Mezzanine Indebtedness” section.

(4)	See “Escrows” section.

(5)	Size represents the square footage of collateral for Easton Town Center Whole Loan. Total square footage of the Easton Town Center Property (as defined below) including non-collateral retail space is 1,797,744 square feet. See “The Property” and “Major Tenants” sections.

(6)	See “Historical Occupancy” section.

The Mortgage Loan. The mortgage loan (“Easton Town Center Mortgage Loan”) is part of a whole loan (“Easton Town Center Whole Loan”) evidenced by six pari passu and two subordinate promissory notes (Note A-1-A, Note A-2-A, Note A-1-B-1, Note A-1-B-2, Note A-1-B-3, Note A-2-B, Note B-1 and Note B-2) that are secured by a first lien deed of trust on the borrower’s fee simple interest in an urban streetscape retail center located in Columbus, Ohio (“Easton Town Center Mortgaged Property”). The Easton Town Center Whole Loan was co-originated on July 28, 2016 by Barclays Bank PLC and Morgan Stanley Bank, N.A. The Easton Town Center Whole Loan had an original principal balance of $700,000,000, has an outstanding principal balance as of the Cut-off Date of $700,000,000 and accrues interest at an interest rate of 3.6159% per annum. The Easton Town Center Whole Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires interest-only payments through the term of the Easton Town Center Whole Loan. The Easton Town Center Whole Loan matures on August 5, 2026.

A-3-47

EASTON TOWN CENTER

The Easton Town Center Mortgage Loan, evidenced by the non-controlling Note A-1-B-2, had an original principal balance of $45,000,000 and has an outstanding principal balance as of the Cut-off Date of $45,000,000. Two pari passu notes (Note A-1-A and Note A-2-A) and two subordinate notes (Note B-1 and Note B-2), with an aggregate original principal balance of $512,500,000 were contributed to the BBCMS 2016-ETC Trust. Note A-1-A represents the controlling interest in the Easton Town Center Whole Loan. Each of the mortgage loans evidenced by Note B-1 and Note B-2 are collectively referred to as the “Easton Town Center Subordinate Companion Loans”. The non-controlling Note A-1-B-1, which had an original principal balance of $45,000,000, is expected to be contributed to the CGCMT 2016-P5 Trust. The non-controlling Note A-2-B, which had an original principal balance of $75,000,000, is held by Morgan Stanley, and is expected to be contributed to the MSBAM 2016-C30 Trust. The non-controlling Note A-1-B-3, which had an original principal balance of $22,500,000, is held by Barclays Bank PLC, and is expected to be contributed to one or more future securitization trusts. The lender provides no assurances that any non-securitized notes will not be split further. Each of the mortgage loans evidenced by Note A-1-A, Note A-2-A, Note A-1-B-1, Note A-1-B-3 and Note A-2-B are collectively referred to as the “Easton Town Center Pari Passu Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Easton Town Center Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Easton Town Center Whole Loan ($700,000,000)

Easton Town Center Pari Passu Companion Notes ($337,500,000)
Companion A Notes	Companion A Note	Companion A Note	Companion A Note	Companion A Note
BBCMS 2016-ETC	CGCMT 2016-P5	WFCM 2016-C36	MSBAM 2016-C30	Future Conduit Securitizations
$150,000,000	$45,000,000	$45,000,000	$75,000,000	$22,500,000
Notes A-1-A, A-2-A	Note A-1-B-1	Note A-1-B-2	Note A-2-B	Note A-1-B-3

Easton Town Center Subordinate Companion Loans ($362,500,000)
Subordinate Companion B Notes
BBCMS 2016-ETC
$362,500,000
Notes B-1, B-2

Following the lockout period, on any date before February 5, 2026, the borrower has the right to defease the Easton Town Center Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 28, 2019. In addition, at any time prior to February 5, 2026, the borrower has the right to prepay the Easton Town Center Whole Loan in whole or in part in increments of not less than $5,000,000, as long as such prepayment is accompanied with the payment of the greater of a yield maintenance premium or 1.0% of the amount being prepaid. The Easton Town Center Whole Loan may be prepaid with the payment of the greater of a yield maintenance premium or 1.0% of the amount being prepaid in order to maintain a debt service coverage ratio of at least 1.20x or in order to achieve a debt service coverage ratio of at least 1.25x if a Reserve Trigger Event (as defined below) is occurring. The Easton Town Center Whole Loan is prepayable without penalty on or after February 5, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$700,000,000	100.0%	Loan payoff(1)	$425,364,813	60.8%
			Upfront reserves	7,161,275	1.0
			Closing costs	4,564,309	0.7
			Return of equity	262,909,603	37.6
Total Sources	$700,000,000	100.0%	Total Uses	$700,000,000	100.0%

(1)	The Easton Town Center Mortgaged Property was previously securitized in the MSC 2007-IQ16 and BSCMS 2007-T28 transactions.

The Property. The Easton Town Center Mortgaged Property is an urban streetscape retail center located in Columbus, Ohio approximately 9.1 miles northwest of downtown Columbus and five miles north of the John Glenn Columbus International Airport. Built in 1999 by the sponsors, the Easton Town Center which consists of the Easton Town Center Mortgaged Property and space occupied by Macy’s, Nordstrom and Lifetime Fitness that is not collateral for the Easton Town Center Whole Loan (collectively, the “Easton Town Center Property”) contains approximately 1,797,744 square feet of retail, office and storage space, of which 1,303,073 square feet serves as collateral for the Easton Town Center Whole Loan. The Easton Town Center Mortgaged Property is located on approximately 83.2 acres of land as part of a larger master-planned development. The Easton Town Center Mortgaged Property features 7,926 parking spaces, resulting in a parking ratio of approximately 6.1 spaces per 1,000 feet of rentable area.

According to the sponsors, the Easton Town Center Property draws more than 22.5 million visitors annually and according to a third party report, the Easton Town Center Property is listed as the #1 attraction of “Top 10 Attractions in Columbus.” A third party research report honored the Easton Town Center Property with the “Award for Innovative Design” shortly after opening.

A-3-48

EASTON TOWN CENTER

The Easton Town Center Property is anchored by Macy’s, Nordstrom, Lifetime Fitness and AMC 30; however, only AMC 30 is a collateral anchor for the Easton Town Center Mortgaged Property. Based on 2015 year-end sponsor-estimated sales, Macy’s generated sales of $58.2 million and has generated approximately $50.0 million to $60.0 million in sales in each of the past few years. In June 2016, Macy’s introduced their new store-within-a-store prototype at the Easton Town Center Property. As of the trailing 12-month period ending April 2016 (“TTM April 2016”), Nordstrom generated approximately $48.7 million in sales. Lifetime Fitness does not report sales, but according to sponsors’ estimates, there are approximately 7,000 members at the Easton Town Center Property location. AMC 30 achieved sales of approximately $15.0 million as of TTM April 2016, or approximately $501,200 per screen. The AMC 30 includes 30 screens at the Easton Town Center Mortgaged Property, of which 13 have been upgraded to a dine-in style. The remaining 17 screens are in process of being upgraded, with the tenant reportedly spending approximately $4.0 million, per the sponsors, with an additional $5.5 million of landlord funded tenant improvements. The remaining upgrades to AMC 30 are expected to be completed by March 2017.

The Easton Town Center Property, features approximately 215 tenants, including retailers such as American Girl ($939 sales per square foot), Apple ($4,686 sales per square foot), Footlocker ($756 sales per square foot), Lego ($1,885 sales per square foot), Louis Vuitton ($2,374 sales per square foot), Lululemon ($1,877 sales per square foot), Lush Cosmetics ($3,441 sales per square foot), Michael Kors ($1,058 sales per square foot), Pandora ($2,568 sales per square foot), PINK ($1,255 sales per square foot), Sephora ($1,363 sales per square foot), Sunglass Hut ($835 sales per square foot), Teavana ($1,057 sales per square foot) and Tesla ($7,731 sales per square foot). Sales per square foot information is as of TTM April 2016.

As of TTM April 2016, total reported Easton Town Center Property sales were approximately $640.3 million, which includes 2015 year-end sponsors-estimated sales for Macy’s. Comparable inline sales per square foot were $742, with an occupancy cost of 11.1%. Excluding Apple and Tesla, the Easton Town Center Mortgaged Property generated comparable inline sales per square foot of $629, with occupancy costs of 13.0%. From 2013 to TTM April 2016, total inline sales excluding Apple and Tesla have increased from $246.9 million to $305.0 million, representing an increase of 23.5%. As of TTM April 2016, Apple and Tesla reported total sales of approximately $40.0 million and $23.1 million, respectively.

As of June 24, 2016, the Easton Town Center Property was approximately 97.6% leased including tenants with executed leases that are not yet open and operating. Excluding tenants that are not yet open and operating, the Easton Town Center Property was 96.9% occupied. The Easton Town Center Mortgaged Property was approximately 96.6% leased including all owned collateral anchors and tenants with executed leases that are not yet open and operating. Excluding tenants that are not yet open and operating, the Easton Town Center Mortgaged Property was 95.7% occupied. Since 2008, the Easton Town Center Mortgaged Property has maintained an average occupancy of approximately 97.3%, with no year-end occupancy rate reported below 96.2%. Since January 2016, the Easton Town Center Mortgaged Property has added 10 new tenants totaling 23,372 square feet.

From 2010 to 2015, the sponsors have indicated that they have spent approximately $80.0 million renovating, expanding, maintaining, upgrading and improving the Easton Town Center Mortgaged Property. In 2011, the sponsors constructed the building that houses Jimmy John’s, Ideal Image, Sears Home Appliance, Exquisite Threading, T-Mobile and Cucinova, totaling approximately 18,105 square feet. Between 2012 and 2013, the sponsors purchased the building that houses Hallmark, Mattress Firm, Edamame Sushi, Pearle Vision, Oberer’s Flowers, AT&T Wireless and Starbucks, totaling approximately 24,948 square feet. In 2013, the sponsors built the building that houses Build-A-Bear, Avalon Nails, Moochie & Co., Evereve, Gymboree, The Children’s Place, Stride Rite, Free People, Stitch Wow and Paper Source, totaling approximately 21,439 square feet. From 2008 to 2013, the Easton Town Center Mortgaged Property was expanded by approximately 160,899 square feet.

The Easton Town Center Property is part of a larger master-planned development comprised of an office component, a residential component, a hospitality component and a complementary retail component. There is more than 4.2 million of class A office space, which is approximately 97.7% occupied. The three hotels offer over 590 rooms and 40,000 square feet of conference facilities. There are 750 residential units that range from garden-style apartments to townhomes, which are approximately 95.0% leased.

Condominium. One of the buildings at the Easton Town Center Mortgaged Property, representing approximately 1.6% of the net rentable area and approximately 1.9% of the underwritten base rent, consists of a retail unit of a two-unit condominium. The two-unit condominium is comprised of a retail unit, which is part of the Easton Town Center Mortgaged Property, and a parking garage unit, which is not collateral for the Easton Town Center Whole Loan. The condominium is controlled by the owner of the parking garage unit. The tenants located within the condominium are Build-A-Bear, Avalon Nails, Moochie & Co., Evereve, Gymboree, The Children’s Place, Stride Rite, Free People, Stitch Wow and Paper Source.

A-3-49

EASTON TOWN CENTER

The following table presents certain information relating to the tenancy at the Easton Town Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF(2)	Annual U/W Base Rent PSF(3)	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Sales PSF(4)	Occupancy Cost(4)	Lease Expiration Date

Anchor Tenants — Non-Collateral
Macy’s	BBB/Baa2/BBB	240,000	ANCHOR OWNED – NON-COLLATERAL				$243	NAP	NAP
Nordstrom	BBB+/Baa1/BBB+	167,000					$291	NAP	NAP
Lifetime Fitness	NR/NR/NR	87,671					NAP(5)	NAP	NAP
Total Anchor Tenants – Non — Collateral		494,671

Anchor Tenant — Collateral
AMC 30	NR/NR/NR	134,000	10.3%	$30.99	$4,152,660	8.1%	$501,200(6)	35.3%(6)	12/31/2029(7)
Total Anchor Tenants — Collateral		134,000	10.3%	$30.99	$4,152,660	8.1%

Major Tenants — Collateral
Forever 21	NR/NR/NR	28,111	2.2%	$46.67	$1,311,916	2.6%	$300	15.6%	1/31/2021
Express	NR/NR/NR	12,635	1.0%	$77.19	$975,302	1.9%	$545	19.2%	1/31/2023
H&M	NR/NR/NR	20,177	1.5%	$46.84	$945,150	1.9%	$395	11.9%	1/31/2021
Victoria’s Secret(8)	NR/NR/NR	16,191	1.2%	$51.96	$841,360	1.7%	$523	14.5%	1/31/2023
Total Major Tenants – Collateral		77,114	5.9%	$52.83	$4,073,728	8.0%

Non-Major Tenants – Collateral		1,026,217	78.8%	$41.65	$42,744,041	83.9%

Occupied Collateral Total		1,237,331	95.0%	$41.19	$50,970,430	100.0%

Storage Space		21,894	1.7%

Vacant Space(9)		43,848	3.4%

Collateral Total		1,303,073	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	% of NRSF is based on the Easton Town Center Mortgaged Property collateral square footage of 1,303,073, which excludes all non-collateral anchor tenants.

(3)	Annual U/W Base Rent includes base rent and contractual rent steps through June 2017 equal to $1,413,048.

(4)	All Sales PSF and Occupancy Cost information presented herein are based upon TTM April 2016 information provided by the Borrower unless otherwise noted. Sales PSF figures include 2015 year-end sponsors’ estimates for Macy’s. The rest of the tenancy Sales PSF figures are as of TTM April 2016.

(5)	Lifetime Fitness does not report sales; however, per sponsors’ estimates, Lifetime Fitness has 7,000 members at the Easton Town Center Property.

(6)	AMC 30 Sales PSF on a per screen basis, based on 30 screens. AMC 30’s TTM April 2016 Occupancy Cost is based on the underlying rent on a PSF basis.

(7)	AMC 30 has three, five-year extension options remaining.

(8)	Victoria’s Secret also occupies 7,666 square feet of office space at the Easton Town Center Mortgaged Property.
(9)	Vacant Space also includes 6,917 square feet attributable to Aeropostale and PacSun, who have filed for bankruptcy. Both tenants were underwritten as vacant, although, they are in occupancy, paying rent and as of October 3, 2016 are not included on any closure lists.

A-3-50

EASTON TOWN CENTER

The following table presents certain information relating to the historical sales and occupancy costs at the Easton Town Center Property:

Historical Sales (PSF) and Occupancy Costs(1)(2)

Tenant	2013	2014	2015	TTM April 2016	TTM April 2016 Occupancy Cost

Non-Collateral Anchors
Macy’s(3)	NAP	NAP	$243	NAP	NAP
Nordstrom	$323	$302	$296	$291	NAP
Lifetime Fitness(4)	NAP	NAP	NAP	NAP	NAP

Collateral Anchor
AMC 30(5)	$595,767	$496,300	$508,167	$501,200	35.3%

Major Retail Tenants
HH Gregg	$482	$504	$491	$501	3.9%
Barnes & Noble	$219	$216	$220	$218	14.8%
KDB(6)	$70	$65	$49	$66	34.6%

Comparable Inline Sales PSF	$660	$686	$742	$742
Occupancy Costs	10.8%	11.1%	10.7%	11.1%

Comparable Inline Sales (excluding Apple and Tesla) PSF	$583	$600	$626	$629
Occupancy Costs (excluding Apple and Tesla)	12.1%	12.7%	12.6%	13.0%

Comparable Inline Sales (excluding restaurant tenants) PSF	$703	$737	$818	$810
Occupancy Costs (excluding restaurant tenants)	10.8%	11.2%	10.6%	11.0%

(1)	All Historical Sales PSF and Occupancy Costs presented herein are based upon information provided by the borrower.

(2)	Historical Sales (PSF) are based on leased square footage during each given period as some tenants listed may have expanded or contracted their leased square footage during such given time period.

(3)	Macy’s does not report sales. According to the sponsors’ estimates, Macy’s has generated approximately $55.0 million to $60.0 million of sales in each of the past few years. As of year-end 2015, Macy’s had sponsors-estimated sales of approximately $58.2 million.

(4)	Lifetime Fitness does not report sales; however, according to the sponsors, they have approximately 7,000 members at the Easton Town Center Property.

(5)	Sales PSF for AMC 30 is calculated on a per screen basis, based on 30 screens.

(6)	KDB is a restaurant with an arcade component featuring more than 25,000 square feet of arcade space. KDB was renovated in 2015 and was closed during their renovation period.

The following table presents certain information relating to the lease rollover schedule at the Easton Town Center Mortgaged Property:

Lease Expiration Schedule(1)(2)(3)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(5)
MTM	4	24,617	1.9%	24,617	1.9%	$342,000	$13.89
2016	2	7,430	0.6%	32,047	2.5%	$198,170	$26.67
2017	15	79,488	6.2%	111,535	8.7%	$3,173,010	$39.92
2018	18	112,979	8.8%	224,514	17.5%	$3,485,551	$30.85
2019	25	113,655	8.9%	338,169	26.4%	$4,519,293	$39.76
2020	25	130,657	10.2%	468,826	36.6%	$4,662,797	$35.69
2021	28	219,130	17.1%	687,956	53.7%	$8,719,061	$39.79
2022	13	57,801	4.5%	745,757	58.2%	$3,168,037	$54.81
2023	24	116,767	9.1%	862,524	67.3%	$6,995,401	$59.91
2024	31	118,194	9.2%	980,718	76.5%	$5,132,920	$43.43
2025	13	71,644	5.6%	1,052,362	82.1%	$3,280,005	$45.78
2026	10	45,680	3.6%	1,098,042	85.7%	$2,722,180	$59.59
Thereafter	4	139,289	10.9%	1,237,331	96.6%	$4,572,003	$32.82
Vacant(4)	0	43,848	3.4%	1,281,179	100.0%	$0	$0.00
Total/Weighted Average	212	1,281,179(6)	100.0%			$50,970,430	$41.19

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Includes two executed leases that have not yet commenced as of June 24, 2016, totaling 11,854 square feet and $734,550 of Annual U/W Base Rent.

(4)	Vacant and Expiring NRSF includes 6,917 square feet attributable to Aeropostale and PacSun, who have filed for bankruptcy. Both tenants have been underwritten as vacant although they are in occupancy, paying rent and as of October 3, 2016 are not included on any closure lists.

(5)	Total/Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(6)	Total Expiring NRSF excludes 21,894 square feet of storage space for which no lease expiration date is attributed.

A-3-51

EASTON TOWN CENTER

The following table presents historical occupancy percentages at the Easton Town Center Mortgaged Property:

Historical Occupancy(1)

12/31/2012(2)	12/31/2013(2)	12/31/2014(2)	12/31/2015(2)	6/24/2016(3)(4)
96.2%	98.5%	98.3%	98.0%	96.6%

(1)	Including the non-collateral anchor tenants, Easton Town Center Property had a historical occupancy of 97.1%, 98.9%, 98.7% and 98.5% in 2012, 2013, 2014 and 2015, respectively. The current occupancy of Easton Town Center Property as of June 24, 2016, inclusive of tenants with executed leases that are not yet open and operating, is 97.6%.

(2)	Information obtained from the borrower.

(3)	Information obtained from the underwritten rent roll. Occupancy as of June 24, 2016 excludes two tenants who have filed for bankruptcy, Aeropostale and PacSun, occupying 6,917 square feet. Including these two tenants, the Easton Town Center Property occupancy would be 97.9% and the Easton Town Center Mortgaged Property occupancy would be 97.2%. See “Cash Flow Analysis” section.

(4)	Occupancy as of June 24, 2016 includes tenants with executed leases that are not yet open and operating. Excluding tenants that are not yet open and operating, the Easton Town Center Mortgaged Property was 95.7% occupied.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Easton Town Center Mortgaged Property:

Cash Flow Analysis

	2013	2014	2015	TTM 4/30/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)	$43,961,285	$47,139,823	$48,613,606	$49,309,396	$50,970,430(4)	64.7%	$39.12
Grossed up Vacant Space	0	0	0	0	3,987,780	5.1	3.06
Percentage Rent(2)	1,284,571	2,214,903	2,121,003	2,200,630	2,010,379	2.6	1.54
Storage Rent	270,476	353,398	438,050	407,348	387,534	0.5	0.30
Total Reimbursables	22,229,501	22,561,634	22,513,614	22,444,784	22,702,356	28.8	17.42
Other Income(3)	2,859,082	2,667,860	2,635,480	2,679,940	2,702,926	3.4	2.07
Less Vacancy & Credit Loss	0	0	0	0	(3,987,780)	(5.1)	(3.06)
Effective Gross Income	$70,604,915	$74,937,618	$76,321,753	$77,042,098	$78,773,625	100.0%	$60.45

Total Operating Expenses	$27,436,210	$27,593,401	$28,187,578	$27,974,389	$26,733,883	33.9%	$20.52

Net Operating Income	$43,168,705	$47,344,217	$48,134,175	$49,067,709	$52,039,742	66.1%	$39.94
TI/LC	0	0	0	0	1,954,610	2.5	1.50
Capital Expenditures	0	0	0	0	325,768	0.4	0.25
Net Cash Flow	$43,168,705	$47,344,217	$48,134,175	$49,067,709	$49,759,364	63.2%	$38.19

NOI DSCR(5)	3.49x	3.83x	3.89x	3.97x	4.21x
NCF DSCR(5)	3.49x	3.83x	3.89x	3.97x	4.02x
NOI DY(5)	12.8%	14.0%	14.3%	14.5%	15.4%
NCF DY(5)	12.8%	14.0%	14.3%	14.5%	14.7%

(1)	Historical Base Rent is inclusive of any rent abatements that were provided to tenants.

(2)	Percentage Rent was underwritten to in-place breakpoints as of June 30, 2017 and percentage rents based on TTM April 2016 sales.

(3)	Historical and TTM 4/30/2016 Other Income includes income from temporary tenants, marketing, parking and other non-rental activities.

(4)	U/W Base Rent includes rent steps through June 2017 totaling $1,413,048.

(5)	The debt service coverage ratios and debt yields are calculated based on the total pari passu companion notes.

Appraisal. As of the appraisal valuation date of July 12, 2016, the Easton Town Center Mortgaged Property had an “as-is” appraised value of $1,186,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated July 14, 2016, there was no evidence of any recognized environmental conditions at the Easton Town Center Mortgaged Property.

Market Overview and Competition. The Easton Town Center Property is located in Franklin County, within the northeast portion of the Columbus core-based statistical area. With a current population of more than 2.0 million, the Columbus core-based statistical area grew at a compound annual rate of 1.2% from 2000 through 2015, compared to the compound annual rate of 0.9% for the United States. The Easton Town Center Property has a primary trade area consisting of a 15-mile radius that contains a population of 1,412,912 people with an average household income of $77,992 as of 2015. The Easton Town Center Property is located in close proximity to suburbs located primarily to the north of Columbus, such as New Albany, Dublin, Westerville and Upper Arlington. The closest suburb, New Albany has an average reported income of $138,636. According to the appraisal, some of the largest employers in the area are the State of Ohio, The Ohio State University, JPMorgan Chase & Co., Nationwide and OhioHealth. Columbus is headquarters to multiple Fortune 1000 companies such as L Brands, Inc., Cardinal Health, Huntington Bank, Nationwide, Alliance Data and Big Lots. The Easton Town Center Property is approximately 9.0 miles northeast of downtown Columbus; 117.0 miles northeast of Cincinnati; 140.0 miles southwest of Cleveland; and 180.0 miles from Pittsburgh, Pennsylvania. According to the sponsors, there are also consumers who visit the Easton Town Center Property from Canada.

The Easton Town Center Property is located along the western portion of Interstate 270, off of Exit 33, linking directly to Easton Way, the main thoroughfare for the master-planned development. The Easton Town Center Property can also be accessed via Morse Road, off of Exit 32, an arterial road running east/west through northern Columbus, providing access to New Albany in the east and Dublin in the west. Interstate 270 is a beltway encircling the Columbus metro area. Interstate 270 intersects Interstate 71

A-3-52

EASTON TOWN CENTER

approximately five miles northwest of the Easton Town Center Property and intersects Interstate 70 approximately six miles southwest of the Easton Town Center Property. According to a state governmental agency, Interstate 270’s Exit 33 has an annual traffic count that averages approximately 57.3 million vehicles per year (approximately 157,070 vehicles per day). Morse Road, located to the north of the Easton Town Center Property has an annual traffic count that averages approximately 56.2 million vehicles per year (approximately 154,010 vehicles per day). The city of Columbus is also serviced by two airports and three regional railroad companies.

According to the appraisal, the Easton Town Center Property’s primary competitors include Polaris Fashion Place, Mall at Tuttle Crossing and Eastland Mall. Polaris Fashion Place is anchored by Field & Stream, JCPenney, Macy’s, Saks Fifth Avenue, Sears and Von Maur. Polaris Fashion Place originally had seven anchor tenants, but in 2008, Kauffman vacated its box. In lieu of replacing the box with another tenant, a 155,000 square foot open-air lifestyle component was built. Polaris Fashion Place is located north of the Interstate 270. The Mall at Tuttle Crossing is located 11.0 miles west of the Easton Town Center Property. The Mall at Tuttle Crossing is an approximately 1.1 million square foot enclosed mall anchored by two Macy’s, JCPenney and Sears. The Mall at Tuttle Crossing exhibits in-line sales of approximately $450 per square foot as of year-end 2015, approximately $292 less than the Easton Town Center Property. Eastland Mall was developed in 1968 as one of the four directional malls to serve the Columbus core-based statistical area. The mall, which is located in the southeast portion of the Columbus core-based statistical area is anchored by Macy’s and Sears. Eastland Mall was acquired by Glimcher Realty Trust in 2003 and in 2012, Glimcher Realty Trust defaulted on the mall’s mortgage and turned the property over via a deed-in-lieu foreclosure to LNR Partners, the special servicer on the LBUBS 2007-C1 Trust.

The remaining secondary competition, Easton Gateway, Easton Market and Easton Square are various neighborhood and community centers located near the Easton Town Center Property, which are considered complementary retail centers.

According to the appraisal, in June 2016, Tanger Outlets and Simon Property Group broke ground on a new 56-acre outlet center. The outlet center is located to the north on Interstate 71 in Berkshire Township, Ohio, approximately 20 miles north of the Easton Town Center Property. The outlet center is anticipated to include approximately 350,000 square foot center and 80 outlet retailers. Given Polaris Fashion Place’s mid-point between the Tanger Outlets and Easton Town Center Property, it is expected that Polaris Fashion Place will likely be most impacted by the new project. Additionally, the Easton Town Center Property has seen consistent in-line sales growth despite its proximity to Polaris Fashion Place. According to the appraisal, there is another mixed-use development, Hamilton Quarter being developed approximately five miles northeast of Easton Town Center Property. A group of developers, Casto Communities, Daimler Group Inc. and New Albany Co. have plans to develop 330 acres of land and is expected to commence construction in 2017. The proposed project is expected to include multifamily, retail, office, and senior housing components and an entertainment space. The project has not identified any retail tenants.

The following table presents certain information relating to comparable retail properties for the Easton Town Center Property:

Competitive Set(1)

	Easton Town Center (Subject)	Polaris Fashion Place	Mall at Tuttle Crossing	Eastland Mall
Location	Columbus, OH	Columbus, OH	Columbus, OH	Columbus, OH
Distance from Subject	--	7.0 miles	11.0 miles	9.0 miles
Property Type	Urban Streetscape Retail Center	Regional Mall	Regional Mall	Regional Mall
Year Built/Renovated	1999/2015	2001/NA	1997/NA	1968/2005
Anchors	Macy’s, Nordstrom, AMC 30, Lifetime Fitness	Field & Stream, JCPenney, Macy’s, Sak’s Fifth Avenue, Sears, Von Maur	JCPenney, Sears, Macy’s(5)	Macy’s, Sears(6)
Total GLA	1,797,744 SF(2)	1,571,256 SF	1,121,351 SF	999,189 SF
Inline Sales PSF	$742(3)	$570	$450	$240
Total Occupancy	97.6%(4)	98.0%	96.0%	47.0%

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	Total GLA includes non-collateral anchor tenants comprising 494,671 square feet.

(3)	Inline Sales PSF includes Apple and Tesla sales. Excluding Apple and Tesla, In-line Sales PSF for TTM April 2016 at the Easton Town Center Mortgaged Property was $629.

(4)	The Easton Town Center Property Total Occupancy of 97.6% is as of June 24, 2016.

(5)	The Mall at Tuttle Crossing has two Macy’s stores.

(6)	Eastland Mall’s other two anchor boxes are currently vacant.

The Borrowers. The borrowing entities are Easton Town Center II, LLC, ETCBW, LLC, ETC Dime, LLC and ETC Fenlon, LLC, each with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination. There is no non-recourse carve-out guarantor on the Easton Town Center Whole Loan. Easton Town Center II, LLC owns the equity interest in Easton Town Center III, LLC (the“Lifetime Fitness Fee Owner”), which in turn owns the fee interest in the Lifetime Fitness parcel that is ground leased to LTF Real Estate Company, Inc. The equity interest in the Lifetime Fitness Fee Owner is pledged as collateral for the Easton Town Center Whole Loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” in the Preliminary Prospectus. The ground leasehold interest held by Lifetime Fitness is subject to a leasehold mortgage in favor of another lender. Additionally, the ground lease prohibits the Lifetime Fitness Fee Owner from mortgaging its fee interest and requires the Lifetime Fitness Fee Owner to subject its fee interest to the leasehold mortgage in certain circumstances.

A-3-53

EASTON TOWN CENTER

The Sponsors. The sponsors of the Easton Town Center Mortgage Loan are L Brands, Inc. (“LBI”) and certain principals of the Georgetown Sponsor (“The Georgetown Company”).

L Brands, Inc. (“LBI”; NYSE: LB) was founded in 1963 by Leslie H. Wexner, in Columbus, Ohio where it remains headquartered. Leslie H. Wexner, the chairman and chief executive officer, founded LBI as one store and has subsequently expanded the company to operate more than 3,000 company-owned retail stores globally as of January 30, 2016. As of January 30, 2016, LBI’s products are sold in 738 franchised locations in over 80 countries. LBI owns Victoria’s Secret, PINK, Bath & Body Works, La Senza and Henri Bendel. All of the brands are focused on women’s intimate apparel, general apparel and personal care and beauty categories. For the fiscal year ended January 30, 2016, LBI reported net sales of approximately $12.2 billion, operating income of approximately $2.2 billion and net operating income of approximately $1.3 billion, an increase of approximately 6.1%, 12.2% and 20.2%, respectively, from the fiscal year ended January 31, 2015.

Founded in 1978, The Georgetown Company is a privately-held real estate company that owns, develops and manages commercial real estate, in addition to actively developing, acquiring and disposing of commercial real estate. The Georgetown Company and its principals have overseen, developed and managed over 20 million square feet of office, residential, retail and recreational properties. The Georgetown Company has over $3.0 billion in assets under management.

Escrows. The loan documents provide for upfront reserves in the amount of $7,161,275 for existing leasing obligations. Pursuant to the Easton Town Center Whole Loan documents, monthly escrows for real estate taxes, insurance premiums (unless insurance is being maintained under a blanket policy), replacement reserves, and tenant improvements and leasing commissions are only required during an event of default or during a Reserve Trigger Event (as defined below).

Following the occurrence and during the continuance of a Reserve Trigger Event or an event of default under the Easton Town Center Whole Loan documents, the borrower is required to escrow on each payment date: (i) real estate taxes; (ii) insurance premiums (unless insurance is maintained under a blanket policy); (iii) $21,353 (approximately $0.20 per square foot annually) for replacement reserves and such reserve is capped at 24 monthly payments ($512,472); and (iv) $160,147 (approximately $1.50 per square foot annually) for tenant improvements and leasing commissions and such reserve is capped at 24 monthly payments ($3,843,537).

A “Reserve Trigger Event” will commence upon (i) an event of default or (ii) the debt service coverage ratio being less than 1.20x for two consecutive quarters. A Reserve Trigger Event will end upon the cure of an event of default or when (i) the debt service coverage ratio is at least 1.25x for two consecutive quarters or (ii) cash is deposited in a reserve in an amount that would be necessary to prepay the Easton Town Center Whole Loan in order to achieve a debt service coverage ratio equal to 1.25x.

Lockbox and Cash Management. The Easton Town Center Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct tenants to pay all rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within three business days of receipt. So long as no Lockbox Event (as defined below) has occurred and is continuing, the funds in the lockbox account will be swept on a periodic basis to the borrower’s operating account. Upon the occurrence and during the continuance of a Lockbox Event, all cash flow is swept into a lender-controlled cash management account.

A “Lockbox Event” will commence upon, (i) an event of default under the Easton Town Center Whole Loan documents or (ii) the debt service coverage ratio is less than 1.20x for two consecutive quarters. A Lockbox Event will end upon the occurrence of the applicable Lockbox Termination Event (as defined below).

A “Lockbox Termination Event” will mean, with respect to clause (i) above, the lender accepting the cure of such event of default or with respect to clause (ii) above, the debt service coverage ratio is greater than or equal to 1.25x for two consecutive quarters or cash is deposited in a reserve in an amount that would be necessary to prepay the Easton Town Center Whole Loan in order to achieve a debt service coverage ratio equal to 1.25x.

Property Management. The Easton Town Center Property is managed by, Steiner Real Estate Services, LLC, who own an interest in the borrowing entity.

Assumption. The borrower has the right to transfer the Easton Town Center Mortgaged Property or more than 25.1% of the aggregate interests in the borrower, provided that no event of default exists under the Easton Town Center Whole Loan documents and certain other conditions are satisfied, including, but not limited to: either (a) that the transfer is not a prohibited transfer under the loan documents or (b) the proposed transferee is a qualified transferee as provided in the loan documents, which may be conditioned upon rating agency confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates or similar ratings confirmations from each rating agency rating any securities backed by any the Easton Town Center Companion Loans with respect to the ratings of such securities.

Partial Release. Provided no event of default has occurred and is continuing under the Easton Town Center Whole Loan, the borrower has the right to (i) obtain the release of up to 25,000 square feet of income-producing parcels at the Easton Town Center Mortgaged Property and (ii) transfer such income-producing parcels to third parties for the purpose of the transferee erecting and operating additional structures consistent with a retail or mixed use project; provided that (A) the borrower provides at least 30 days’ notice specifying and describing the proposed usage of the release parcel(s) and said parcel(s) will not materially affect utility and operation of the Easton Town Center Property; (B) the borrower provides a rating agency confirmation from Fitch, Morningstar and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates or similar ratings confirmations from each rating agency rating any securities backed by any of the Easton Town Center Companion Loans with respect to the ratings of such securities; (C) the borrower provides a REMIC opinion; (D) the borrower prepays the Easton Town Center Whole Loan in an amount that will result in a debt yield of at least 7.47%; however, if

A-3-54

EASTON TOWN CENTER

the debt yield immediately prior to such release is greater than or equal to 7.47%, the borrower will not be required to make a prepayment in connection with such release; (E) the loan-to-value ratio immediately after the release will be less than or equal to 125%, provided that the borrower prepays the loan with the greater of yield maintenance premium or 1% of an amount as defined in the REMIC code; (F) the borrower provides evidence that the remaining property continues to conform and comply with any requirements as set forth in the Easton Town Center Whole Loan documents; (G) not less than 25.1% of the direct or indirect interest in the borrower is owned by the sponsors; and (H) the satisfaction of any other conditions set forth in the loan documents.

In addition, provided no event of default has occurred and is continuing under the Easton Town Center Whole Loan documents, the borrower has the right to (1) obtain the release of non-income producing parcel(s) as defined in the Easton Town Center Whole Loan documents and (2) transfer such non-income producing parcels to third parties for the purpose of the transferee erecting and operating additional structures consistent with a retail or mixed use project, provided that (a) the borrower provides at least 30 days’ notice specifying and describing the proposed usage of the release parcel(s) and said parcel(s) will not materially affect utility and operation of the Easton Town Center Property, (b) the loan-to-value ratio immediately after the release will be less than or equal to 125%, provided that the borrower prepays the loan with the greater of a yield maintenance premium or 1% of an amount as defined in the REMIC code and (c) evidence is provided that the remaining property continues to conform and comply with any requirements as set forth in the Easton Town Center Loan documents.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The Easton Town Center Whole Loan includes six pari passu and two subordinate promissory notes (Note A-1-A, Note A-2-A, Note A-1-B-1, Note A-1-B-2, Note A-1-B-3, Note A-2-B, Note B-1 and Note B-2) with an aggregate original principal balance of $700,000,000, and an outstanding aggregate principal balance as of the Cut-off Date of $700,000,000. The two subordinate notes (Note B-1 and Note B-2) have an aggregate original principal balance of $362,500,000 and an aggregate outstanding principal balance as of the Cut-off Date of $362,500,000.

In addition, provided no event of default has occurred and is continuing and upon written notice provided to the lender, the borrower is permitted to incur future mezzanine indebtedness, provided that (a) mezzanine lender enters into an intercreditor agreement acceptable to the rating agencies and reasonably acceptable to the lender; (b) the mezzanine loan will have a term that is at least co-terminus with the Easton Town Center Whole Loan; (c) the combined loan-to-value ratio will not be greater than 56.5%; (d) the debt service coverage ratio of the Easton Town Center Whole Loan and mezzanine indebtedness will not be less than 2.14x; (d) a rating agency confirmation from Fitch, Moody’s and Morningstar that the future mezzanine indebtedness will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates or similar ratings confirmations from each rating agency rating any securities backed by any of the Easton Town Center Companion Loans with respect to the ratings of such securities; and (e) any other requirements as stated under the loan documents are met.

Ground Lease. None.

Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Easton Town Center Property. If the Terrorism Risk Insurance Program Reauthorization Act is not in effect, the borrower is not required to pay annual premiums in excess of 200.0% of the then-current annual insurance premiums payable by the borrower for the policies insuring only the Easton Town Center Mortgaged Property on a stand-alone basis in order to obtain the terrorism coverage and, if the cost of terrorism insurance exceeds such cap, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap. The loan documents also require business interruption insurance for a period of 18-months, plus an additional 12-months extended period of indemnity.

A-3-55

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-56

CONRAD INDIANAPOLIS

A-3-57

CONRAD INDIANAPOLIS

INDIANAPOLIS
Conrad Indianapolis
50 West Washington Street
Indianapolis, IN 46204
Mile Square
Wholesale District
Upper Canal
Ransom Place
Mass. Avenue
Lockerbie Square
Fountain Square
Babe Denny
Fall Creek and 16th St. Park
Fall Creek
Indiana University Health Methodist Hospital
IPS Crispus Attucks Museum
IU School of Medicine
Stutz Business Center
Indiana University Medical Center
Indiana University Health University Hospital
Indiana University-Purdue University Indianapolis
IU Robert H. McKinney School of Law
Michael A. Carroll Track and Soccer Stadium
Natl. Institute for Fitness and Sports
NCAA Hall of Champions
IMAX Theater
Indiana State Museum
Eiteljorg Museum
Military Park
Indiana Historical Society
JW Marriott Indianapolis
White River State Park
White R.
White River
Victory Field
Indiana Convention Center
Lucas Oil Stadium
Indiana State Library
Indiana State House
Central Library
Emil A. Blackmore Museum
American Legion Mall
Veteran's Mem. Plaza
Indiana War Memorial
Depew Memorial Fountain
300 North Meridian
One America Tower
101 West Ohio
Market Tower
Chase Tower
Soldiers and Sailors Monument
One Indiana Square
BMO Plaza
Indianapolis Superior Courts
Indiana Repertory Theatre
Circle Centre Mall
Hyatt Regency
Bankers Life Fieldhouse
Indianapolis Amtrak
AMTRAK
Old Natl. Centre
The Alkis Keramidas Museum of Art
James Whitcomb Riley Museum
Chef's Academy
Lilly Research Laboratories
Eli Lilly and Company
Indianapolis Intl. Airport 11 miles
E. 16th St.
11th St.
10th St.
Indiana Ave.
Dr. Martin Luther King Jr. St.
Dr. MLK Jr. St.
CANAL WALK
N. Capitol Ave.
N. Illinois St.
N. Meridian St.
N. Delaware St.
Fort Wayne Ave.
Massachusetts Ave.
W. Michigan St.
E. Michigan St.
N. West St.
W. New York St.
E. New York St.
W. Ohio St.
E. Ohio St.
E. Market St.
W. Washington St.
E. Washington St.
W. Maryland St.
W. South St.
E. South St.
Virginia Ave.
S. East St.
S. College Ave.
Fletcher Ave.
Kentucky Ave.
Oliver Ave.
S. West St.
S. Missouri St.
S. Capitol Ave.
S. Illinois St.
S. Meridian St.
Pennsylvania St.
S. Delaware St.
Madison Ave.
W. McCarty St.
Calvary St.
Shelby St.
Prospect St.
W. Morris St.
E. Morris St.
65
70
40
Lebanon
Westfield
Noblesville
Carmel
Fishers
Zionsville
Whitestown
Fortville
Lawrence
Pittsboro
Brownsburg
INDIANAPOLIS
Speedway
Greenfield
Avon
Danville
Warren Park
Plainfield
Beech Grove
Mooresville
Greenwood
Whiteland
Fairland
Franklin
Shelbyville
Meridian Hills
Rocky Ripple
BOONE COUNTY
HAMILTON COUNTY
MADISON COUNTY
MARION COUNTY
HANCOCK COUNTY
HENDRICKS COUNTY
SHELBY COUNTY
MORGAN COUNTY
JOHNSON COUNTY
Lapel

A-3-58

No. 6 – Conrad Indianapolis

Loan Information	Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association	Single Asset/Portfolio:	Single Asset
Property Type:	Hospitality
Original Principal Balance(1):	$32,000,000	Specific Property Type:	Full Service
Cut-off Date Balance(1):	$31,962,031	Location:	Indianapolis, IN
% of Initial Pool Balance:	3.7%	Size:	247 Rooms
Loan Purpose:	Refinance	Cut-off Date Balance Per Room(1):	$225,239
Borrower Names(2):	Circle Block Hotel, LLC; Circle Block Operators, LLC	Year Built/Renovated:	2006/2015
Sponsors:	Alvin E. Kite; John Kite; Thomas McGowan	Title Vesting:	Fee
Mortgage Rate:	4.520%	Property Manager:	HLT Conrad Domestic LLC
Note Date:	September 13, 2016	4th Most Recent Occupancy(As of)(4):	70.9% (12/31/2012)
Anticipated Repayment Date:	NAP	3rd Most Recent Occupancy (As of)(4):	72.9% (12/31/2013)
Maturity Date:	October 11, 2026	2nd Most Recent Occupancy (As of)(4):	75.0% (12/31/2014)
IO Period:	None	Most Recent Occupancy (As of)(4):	71.5% (12/31/2015)
Loan Term (Original):	120 months	Current Occupancy (As of):	73.0% (8/31/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months	Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360	4th Most Recent NOI (As of)(4):	$6,184,748 (12/31/2013)
Call Protection:	L(25),D(90),O(5)	3rd Most Recent NOI (As of)(4):	$6,521,006 (12/31/2014)
Lockbox Type:	Springing	2nd Most Recent NOI (As of)(4)(5):	$6,202,235 (12/31/2015)
Additional Debt(1):	Yes	Most Recent NOI (As of)(5):	$6,847,604 (TTM 8/31/2016)
Additional Debt Type(1):	Pari Passu
U/W Revenues:	$23,499,703
U/W Expenses:	$16,504,584
U/W NOI:	$6,995,119
U/W NCF:	$5,820,134
U/W NOI DSCR(1):	2.06x
U/W NCF DSCR(1):	1.71x
Escrows and Reserves(3):	U/W NOI Debt Yield(1):	12.6%
U/W NCF Debt Yield(1):	10.5%
Type:	Initial	Monthly	Cap (If Any)	As-Is Appraised Value:	$85,900,000
Taxes	$0	$97,100	NAP	As-Is Appraisal Valuation Date:	August 9, 2016
Insurance	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	64.8%
FF&E Reserve	$0	Springing	NAP	LTV Ratio at Maturity or ARD(1):	52.5%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per room, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of the Conrad Indianapolis Whole Loan (as defined below) as of the Cut-off Date.
(2)	See “Operating Lease” section.
(3)	See “Escrows” section.
(4)	2012, 2013, 2014 and part of 2015 historical operations are based on 243 rooms, prior to the addition of the four “The Collection” suites. See “The Property” section.
(5)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Conrad Indianapolis Mortgage Loan”) is part of a whole loan (the “Conrad Indianapolis Whole Loan”) that is evidenced by two pari passu promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering the fee interest in a full service hotel located in Indianapolis, Indiana (the “Conrad Indianapolis Property”). The Conrad Indianapolis Whole Loan was originated on September 13, 2016 by Wells Fargo Bank, National Association. The Conrad Indianapolis Whole Loan had an original principal balance of $55,700,000, has an outstanding principal balance as of the Cut-off Date of $55,633,911 and accrues interest at an interest rate of 4.520% per annum. The Conrad Indianapolis Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule through the term of the Conrad Indianapolis Whole Loan. The Conrad Indianapolis Whole Loan matures on October 11, 2026.

Note A-1, which will be contributed to the WFCM 2016-C36 Trust, had an original principal balance of $32,000,000, has an outstanding principal balance as of the Cut-off Date of $31,962,031 and represents the controlling interest in the Conrad Indianapolis Whole Loan. The non-controlling Note A-2, which had an original principal balance of $23,700,000, referred to herein as the “Conrad Indianapolis Companion Loan”, is expected to be contributed to a future securitization trust. The lender provides no assurances that any non-securitized pari passu note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Conrad Indianapolis Whole Loan” in the Preliminary Prospectus.

A-3-59

CONRAD INDIANAPOLIS

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$32,000,000	WFCM 2016-C36	Yes
A-2	$23,700,000	Wells Fargo Bank, National Association	No
Total	$55,700,000

Following the lockout period, the borrower has the right to defease the Conrad Indianapolis Whole Loan in whole, but not in part, on any date before June 11, 2026. In addition, the Conrad Indianapolis Whole Loan is prepayable without penalty on or after June 11, 2026. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 11, 2019.

Sources and Uses

Sources			Uses
Original whole loan amount	$55,700,000	100.0%	Loan payoff(1)	$51,856,757	93.1%
			Closing costs	1,302,527	2.3
			Return of equity	2,540,716	4.6
Total Sources	$55,700,000	100.0%	Total Uses	$55,700,000	100.0%

(1)	The Conrad Indianapolis Property was previously securitized in the CSMC 2007-C1 transaction.

The Property. The Conrad Indianapolis Property consists of two condominium units, each of which is part of separate mixed-use condominiums consisting of (i) floors one through 18 of a 23-story, full-service hotel comprising 247 guestrooms (“Unit One”) and (ii) restaurant and conference room space in the adjacent building (“Unit Two”), located in the central business district (“CBD”) of Indianapolis, Indiana. Situated on a 1.1-acre parcel, the Conrad Indianapolis Property was originally constructed in 2006 and renovated in 2015 with the addition of four “The Collection” luxury suites, each of which is approximately 800 square feet, with a focus on famous names in modern and contemporary art and which attain a significant premium compared to typical room rates. A total of approximately $6.4 million ($25,911 per room) was spent on capital projects since the Conrad Indianapolis Property opened, including $1.8 million for the creation of “The Collection” suites in 2015. Part of Hilton’s luxury grouping of hotels, The Conrad Hotels & Resorts brand consists of 26 properties across five continents, including five in the United States (including the Conrad Chicago, which is now accepting reservations for arrival on November 17, 2016).

The Conrad Indianapolis Property contains 160 king guestrooms, 41 double double guestrooms, 20 corner suites, 17 handicap accessible guestrooms, four “other” suites, four “The Collection” suites and one presidential suite. The king bedded guestrooms feature two nightstands, a bench, a desk with a chair, a sofa, a coffee table, a chair and a dresser. The double double bedded guestrooms feature a nightstand, a desk with a chair and a dresser. All of the guestrooms are equipped with a two-line with voicemail, a data port, high-speed wireless internet access, an LCD television and a coffeemaker. Amenities at the Conrad Indianapolis Property include 15,068 square feet of meeting space, an indoor swimming pool, a fitness center, a business center, a concierge lounge, an art gallery, a spa/salon and two high-end restaurants (Capital Grille and Tastings – A Wine Experience).

The Conrad Indianapolis Property contains a total of 110 dedicated parking spaces in the parking garage situated on the third and fourth floors, accounting for a parking ratio of 0.4 spaces per room. According to the appraisal, the demand segmentation for the Conrad Indianapolis Property is 43.0% corporate, 40.0% group and 17.0% leisure. The management agreement with HLT Conrad Domestic LLC expires in April 2031.

Condominium. The Conrad Indianapolis Property is comprised of two separate condominium units (as outlined in “The Property” section) in two separate condominium regimes. The Conrad Indianapolis Whole Loan borrower has a combined 75.3% voting interest in the Unit One master association and the power to appoint two of the three directors. The Conrad Indianapolis Whole Loan borrower has a combined 16.9% voting interest in the Unit Two master association and has the power to appoint one of the three directors. Further, certain material actions require consent of a supramajority (90.0%) of the board, including any increase in allocated costs or liabilities, the imposition of rules or limitations that would impose restrictions on the Conrad Indianapolis Whole Loan borrower and unanimous consent of the board is required for any amendment to the condominium documents. The loan documents provide for personal liability to the borrower and guarantors for losses related to amendment or termination of the condominium regime without the lender’s consent.

A-3-60

CONRAD INDIANAPOLIS

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Conrad Indianapolis Property:

Cash Flow Analysis

	2013(1)	2014(1)	2015(1)	TTM 8/31/2016	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	72.9%	75.0%	71.5%	73.0%	73.0%
ADR	$203.22	$207.64	$222.92	$227.39	$227.39
RevPAR	$148.12	$155.64	$159.40	$165.93	$165.93

Room Revenue	$13,137,251	$13,804,235	$14,370,449	$14,959,786	$14,959,786	63.7%	$60,566
F&B Revenue	5,112,368	5,167,468	6,078,837	6,327,595	6,327,595	26.9	25,618
Other Revenue(2)	2,171,405	2,166,205	2,259,293	2,212,322	2,212,322	9.4	8,957
Total Revenue	$20,421,024	$21,137,908	$22,708,579	$23,499,703	$23,499,703	100.0%	$95,140

Total Department Expenses	7,380,275	7,246,403	8,121,312	7,825,423	7,825,423	33.3	31,682
Gross Operating Profit	$13,040,749	$13,891,505	$14,587,267	$15,674,280	$15,674,280	66.7%	$63,459

Total Undistributed Expenses	5,939,813	6,396,528	7,108,840	7,390,656	7,192,356	30.6	29,119
Profit Before Fixed Charges	$7,100,936	$7,494,977	$7,478,427	$8,283,624	$8,481,924	36.1%	$34,340

Total Fixed Charges	916,188	973,971	1,276,192	1,436,020	1,486,805	6.3	6,019

Net Operating Income	$6,184,748	$6,521,006	$6,202,235(3)	$6,847,604(3)	$6,995,119	29.8%	$28,320
FF&E	0	0	0	0	1,174,985	5.0	4,757
Net Cash Flow	$6,184,748	$6,521,006	$6,202,235	$6,847,604	$5,820,134	24.8%	$23,563

NOI DSCR(4)	1.82x	1.92x	1.83x	2.02x	2.06x
NCF DSCR(4)	1.82x	1.92x	1.83x	2.02x	1.71x
NOI DY(4)	11.1%	11.7%	11.1%	12.3%	12.6%
NCF DY(4)	11.1%	11.7%	11.1%	12.3%	10.5%

(1)	2013, 2014 and part of 2015 historical operating statements reflect performance for 243 rooms as the four “The Collection” suites did not come online until May 2015.

(2)	Other Revenue is comprised of leased space income (approximately $800,000), parking income, telephone charges, spa memberships and laundry (approximately $1.3 million in aggregate) and other miscellaneous revenue.

(3)	The increase in net operating income from 2015 to TTM 8/31/2016 was due to twelve full months of stabilized performance of the four “The Collection” suites, which contributed approximately $493,000 of revenue.

(4)	The debt service coverage ratios and debt yields are based on the Conrad Indianapolis Whole Loan.

The Appraisal. As of the appraisal valuation date of August 9, 2016, the Conrad Indianapolis Property had an “as-is” appraised value of $85,900,000. The appraiser also concluded to an “as-stabilized” value of $96,700,000, which equates to an “as-stabilized” loan-to-value-ratio of 57.6% as of August 9, 2019, and assumes a stabilized RevPAR of $190.92.

Environmental Matters. According to a Phase I environmental assessment dated August 10, 2016, there was no evidence of any recognized environmental conditions at the Conrad Indianapolis Property.

Market Overview and Competition. The Conrad Indianapolis Property is located in the Indianapolis CBD, Indiana, in the heart of “Circle City”, the drive encircling the Soldiers’ and Sailors’ Monument at the center of Indianapolis. According to a third party research firm, approximately 27.4 million visitors to Indianapolis in 2015 generated $4.5 billion in total economic impact. The Conrad Indianapolis Property is located along the sky bridge, which provides direct interior access to the Indiana Convention Center, Circle Centre Mall and other local attractions. The Indiana Convention Center (four blocks west of the Conrad Indianapolis Property) underwent a major expansion in 2011 and now possesses over 1.2 million square feet of space for convention/meeting uses. The Simon Property Group-managed Circle Centre Mall (directly across the street), with three levels and 825,000 square feet of retail space, attracts more than one million visitors per month. Circle Centre Mall features over 100 retailers and according to a local newspaper, recorded its most profitable year ever in 2015. Other nearby attractions include Bankers Life Fieldhouse (0.4 miles southeast), home of the NBA’s Indianapolis Pacers, Lucas Oil Stadium (0.7 miles south), home of the NFL’s Indianapolis Colts, Indiana State Museum (0.6 miles west) and Indiana University – Purdue University Indianapolis (“IUPUI”) (1.0 mile northwest), a public research university with an enrollment of more than 30,000 students and the third largest university in Indiana. Indianapolis is also home to the Indianapolis Motor Speedway, which annually hosts the Indianapolis 500. Other recent major attractions have been the 2015 NCAA Men’s Final Four, the 2015 Big Ten Football Championship Game and the 2012 Super Bowl, among many others. Other nearby demand generators include Eli Lilly’s global headquarters (1.0 mile south), Simon Property Group’s global headquarters (directly adjacent) and the planned $30.0 million global distribution headquarters for Cummins Inc. in the Indianapolis CBD. Cummins Inc. is a Fortune 500 company that designs, manufactures, and distributes engines, filtration, and power generation products. The Indiana Pacers are collaborating with St. Vincent’s Health to develop a state-of-the-art training facility called the St. Vincent Center. The development is expected to cost $50.0 million and is anticipated to be completed in February 2017. The new 5-story, 130,000 square foot training facility is expected to be located adjacent to Bankers Life Fieldhouse.

According to a local business journal, since the Indiana Convention Center expansion opened in 2011, the number of hotel rooms in Indianapolis has declined 4.5% (approximately 1,060 rooms), mostly due to redevelopment opportunities. According to the appraisal, the estimated 2016 population within a three- and five-mile radius of the Conrad Indianapolis Property was 96,539 and 240,141, respectively; the estimated 2016 average household income within the same radii was $42,779 and $43,416, respectively.

A-3-61

CONRAD INDIANAPOLIS

The following table presents certain information relating to the Conrad Indianapolis Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Conrad Indianapolis			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
8/31/2016 TTM	74.1%	$167.32	$124.01	72.4%	$228.54	$165.48	97.7%	136.6%	133.4%
8/31/2015 TTM	72.0%	$163.09	$117.42	72.0%	$219.15	$157.85	100.0%	134.4%	134.4%
8/31/2014 TTM	72.7%	$155.21	$112.79	75.4%	$206.46	$155.70	103.8%	133.0%	138.0%

(1)	Information obtained from a third party hospitality research report dated September 19, 2016. The competitive set includes: Hyatt Regency Indianapolis, Le Meridien Indianapolis, Westin Indianapolis, Omni Severin Hotel, JW Marriott Indianapolis and Dolce The Alexander.

The Borrowers. The borrowers are Circle Block Hotel, LLC (the fee owner) and Circle Block Operators, LLC (the leasehold owner), both Delaware limited liability companies and single purpose entities each with two independent directors. See “Operating Lessee” section. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Conrad Indianapolis Whole Loan. Alvin E. Kite, John Kite and Thomas McGowan are the guarantors of certain nonrecourse carveouts under the Conrad Indianapolis Whole Loan.

Operating Lessee. The fee owner (Circle Block Hotel, LLC) leases the Conrad Indianapolis Property to Circle Block Operators, LLC pursuant to an operating lease (the “Conrad Indianapolis Operating Lease”). The Conrad Indianapolis Operating Lease will be collapsed and terminated shortly after origination of the Conrad Indianapolis Whole Loan.

The Sponsors. The sponsors are Alvin E. Kite, John Kite and Thomas McGowan, all executives of Kite Realty Group Trust (“Kite”). Alvin E. Kite is the founder and chairman of Kite’s predecessor company and other affiliated companies, and previously served as chairman of the board of trustees from Kite’s initial public offering in August 2004 to December 2008. John Kite is the chairman and chief executive officer and Thomas McGowan is the president and chief operating officer of Kite. Kite is a full-service real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in the United States. As of June 30, 2016, Kite owned interests in a portfolio of 121 operating, development and redevelopment properties totaling approximately 24.0 million square feet across 20 states. While none of the individual guarantors were involved in prior defaults, Kite defaulted on a loan in 2013 due to a decrease in occupancy. See “Description of the Mortgage Pool – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents provide for ongoing monthly reserves in the amount of $97,100 for real estate taxes. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the Conrad Indianapolis Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of insurance premiums. The loan documents do not require ongoing monthly escrows for FF&E as long as monthly reserves of 4.0% of total revenues (5.0% beginning January 2022) are being held with the property manager (an affiliate of Hilton) in accordance with the management agreement.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Cash Trap Event Period (as defined below), the Conrad Indianapolis Whole Loan requires that the borrowers establish a lockbox account and the borrowers or property manager shall deposit all rents into such lockbox account and such funds will be swept to the cash management account. During a Cash Trap Event Period, all excess cash flow after payment of all sums due and payable under the loan documents and all operating expenses will be retained by the lender as additional collateral.

A “Cash Trap Event Period” will commence upon any of the following: (i) the occurrence and continuance of an event of default or (ii) the trailing-twelve month net cash flow debt yield falling below 7.5% (tested quarterly). A Cash Trap Event Period will be cured, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the net cash flow debt yield being equal to or greater than 8.0% for two consecutive calendar quarters.

Property Management. The Conrad Indianapolis Property is managed by HLT Conrad Domestic LLC.

Assumption. The borrower has a two-time right to transfer the Conrad Indianapolis Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) if required by the lender, the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates and similar confirmations from each rating agency rating any securities backed by the Conrad Indianapolis Companion Loan with respect to the ratings of such securities.

Right of First Offer. The property manager, HLT Conrad Domestic LLC, has right of first offer (“ROFO”) if the borrower decides to market the Conrad Indianapolis Property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

A-3-62

CONRAD INDIANAPOLIS

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Conrad Indianapolis Property. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-63

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-64

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-65

MALL AT TURTLE CREEK

A-3-66

MALL AT TURTLE CREEK

A-3-67

MALL AT TURTLE CREEK

JONESBORO
Mall at Turtle Creek
3000 East Highland Drive
Jonesboro, AR 72401
Brookland
Beverly Hills Golf Course
Sage Meadows Golf Course
NEA Baptist Memorial Hospital
Downtown
Arkansas State University
Jonesboro Municipal Airport
Craighead Forest Park
Links at Jonesboro
Craighills Golf Course
CRAIGHEAD COUNTY
Bay
Memphis 58 miles

A-3-68

No. 7 – Mall at Turtle Creek

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$29,860,000			Specific Property Type:	Regional Mall
Cut-off Date Balance(1):	$29,683,636			Location:	Jonesboro, AR
% of Initial Pool Balance:	3.5%			Size:	329,398 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$216.87
Borrower Name:	RPI Turtle Creek Mall, LLC			Year Built/Renovated:	2006/NAP
Sponsor:	Rouse Properties, LP			Title Vesting:	Fee
Mortgage Rate:	4.780%			Property Manager:	Self-managed
Note Date:	June 2, 2016			4th Most Recent Occupancy (As of)(3):	91.6% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(3):	91.9% (12/31/2013)
Maturity Date:	June 6, 2026			2nd Most Recent Occupancy (As of)(3):	89.3% (12/31/2014)
IO Period:	None			Most Recent Occupancy (As of)(3):	91.2% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	90.8% (4/1/2016)
Seasoning:	5 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$7,101,050 (12/31/2013)
Call Protection:	L(29),D(87),O(4)			3rd Most Recent NOI (As of):	$7,045,122 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$7,147,241 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(4):	$7,260,314 (TTM 3/31/2016)
Additional Debt Type(1):	Pari Passu
				U/W Revenues(4):	$9,992,279
				U/W Expenses:	$2,364,573
Escrows and Reserves(2):				U/W NOI(4):	$7,627,706
				U/W NCF:	$7,084,199
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	1.69x
Taxes	$443,810	$49,312	NAP	U/W NCF DSCR(1):	1.57x
Insurance	$0	Springing	NAP	U/W NOI Debt Yield(1):	10.7%
Replacement Reserves	$0	$6,862	$82,350	U/W NCF Debt Yield(1):	9.9%
TI/LC Reserve	$0	$41,175	$988,194	As-Is Appraised Value:	$130,000,000
Outstanding TI/LC Reserve	$2,907,450	$0	NAP	As-Is Appraisal Valuation Date:	April 5, 2016
Free Rent Reserve	$151,667	$0	NAP	Cut-off Date LTV Ratio(1):	55.0%
Bed, Bath & Beyond Reserve	$2,900,000	$0	NAP	LTV Ratio at Maturity or ARD(1):	45.1%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Mall at Turtle Creek Whole Loan.
(2)	See “Escrows” section.
(3)	See “Historical Occupancy” section.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Mall at Turtle Creek Mortgage Loan”) is part of a whole loan (the “Mall at Turtle Creek Whole Loan”) that is evidenced by two promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering a regional mall located in Jonesboro, Arkansas (the “Mall at Turtle Creek Property”). The Mall at Turtle Creek Whole Loan was originated on June 2, 2016 by Barclays Bank PLC. The Mall at Turtle Creek Whole Loan had an original principal balance of $71,860,000, has an outstanding principal balance as of the Cut-off Date of $71,435,569 and accrues interest at an interest rate of 4.780% per annum. The Mall at Turtle Creek Whole Loan had an initial term of 120 months, has a remaining term of 115 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule through the term of the Mall at Turtle Creek Whole Loan. The Mall at Turtle Creek Whole Loan matures on June 6, 2026.

The Mall at Turtle Creek Mortgage Loan, evidenced by the non-controlling Note A-2, will be contributed to the WFCM 2016-C36 Trust, had an original principal balance of $29,860,000 and has an outstanding principal balance as of the Cut-off Date of $29,683,636. The controlling Note A-1 had an original principal balance of $42,000,000 and was contributed to the WFCM 2016-C35 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Mall at Turtle Creek Whole Loan” in the Prospectus.

A-3-69

MALL AT TURTLE CREEK

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$42,000,000	WFCM 2016-C35 Trust	Yes
A-2	$29,860,000	WFCM 2016-C36 Trust	No
Total	$71,860,000

Following the lockout period, the borrower has the right to defease the Mall at Turtle Creek Whole Loan in whole, but not in part, on any date before March 6, 2026. In addition, the Mall at Turtle Creek Whole Loan is prepayable without penalty on or after March 6, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$71,860,000	89.1%	Loan payoff(1)	$73,699,346	91.4%
Sponsor’s new cash contribution(2)	8,784,412	10.9	Reserves(2)	6,402,927	7.9
			Closing costs	542,139	0.7
Total Sources	$80,644,412	100.0%	Total Uses	$80,644,412	100.0%

(1)	The Mall at Turtle Creek Mortgaged Property was previously securitized in the GCCFC 2006-GG7 transaction.

(2)	Subsequent to the Mall at Turtle Creek Whole Loan funding, $2.9 million initially held in escrow was released to the borrower after Bed, Bath & Beyond exercised its renewal option.

The Property. The Mall at Turtle Creek Property is a single-story regional mall totaling 693,597 square feet, of which 329,398 square feet serves as collateral (the “Mall at Turtle Creek Mortgaged Property”) for the Mall at Turtle Creek Whole Loan, located in Jonesboro, Arkansas. Constructed in 2006, the Mall at Turtle Creek Property is anchored by Dillard’s, JCPenney and Target, all of which are not collateral for the Mall at Turtle Creek Whole Loan. Major tenants at the property include Bed, Bath & Beyond, Best Buy, Barnes & Noble, Shoe Department Encore and H&M which executed a new lease September 2015. Some other notable inline tenants at the Mall at Turtle Creek Property include Forever 21, Express, Victoria’s Secret and Charlotte Russe. There are also three tenants, Chuck E. Cheese’s, Chili’s Grill & Bar and Chick-Fil-A, that are located on outparcels which pay ground rent.

In 2012, an affiliate of the sponsor purchased the Mall at Turtle Creek Mortgaged Property and an adjacent strip center for a total purchase price of approximately $96.3 million. The estimated allocated purchase price to the Mall at Turtle Creek Mortgaged Property is approximately $89.9 million. Since acquisition, the sponsor has invested approximately $2.3 million in tenant improvements at the Mall at Turtle Creek Mortgaged Property. The sponsor will invest an additional $2.9 million at the Mall at Turtle Creek Mortgaged Property for outstanding tenant improvements and leasing commissions, which have been reserved. In addition to the approximately $8.8 million of fresh equity contributed by the sponsor to refinance the prior loan, the sponsor had an estimated all-in equity contribution of approximately $26.8 million at the time of funding the Mall at Turtle Creek Whole Loan. Subsequent to the Mall at Turtle Creek Whole Loan funding, $2.9 million initially held in escrow was released to the borrower after the tenant, Bed, Bath & Beyond, exercised its renewal option. According to the appraisal, the Mall at Turtle Creek Property is the only enclosed mall within a 75.0 mile radius. The closest mall to the north is located in Cape Girardeau, Missouri, approximately 150.0 miles away. The next closest Dillard’s and Target are located approximately 75.0 miles from the property and the next closest JCPenney is located 44.0 miles from the property. Additionally, the Mall at Turtle Creek Property is located near local and regional arteries as a result of being located on East Highland Drive, a main thorough-fare in Jonesboro and Route 49. According to the appraisal, within the immediate vicinity of the Mall at Turtle Creek Property, there is an average annual daily traffic count of approximately 43,000 cars.

Including non-collateral anchors, total occupancy at the Mall at Turtle Creek Mortgaged Property has averaged 95.7% since 2012 and has not fallen below 94.9% during that same time period. Since 2015, approximately 89,000 square feet of new leases, relocations and expansions have been signed, in addition to approximately 69,000 square feet of renewals. New tenants include H&M, Forever 21, Torrid and Foot Locker. The Mall at Turtle Creek Property is home to the first and only H&M in the state of Arkansas. Of the 27 tenants who have lease expirations in 2016, 20 have signed renewals and management is in renewal negotiations with six remaining tenants.

As of the trailing 12-month period ending March 2016 (“TTM March 2016”), the Mall at Turtle Creek Property reported total sales of approximately $160.8 million, which encompasses the tenants who report sales and sponsor estimated sales figures for non-collateral anchor tenants and junior anchors. TTM March 2016 comparable inline sales per square foot at the Mall at Turtle Creek Property were $349, up from $328 per square foot in 2013. According to the appraisal, the Mall at Turtle Creek Property comparable inline sales per square foot figure is in line with the southeast mall average of $347 per square foot. Simultaneously, the occupancy cost has decreased from 15.2% in 2013 to 11.7% as of TTM March 2016. Sponsor estimated 2015 anchor tenant sales were $22.0 million ($268 per square foot), $27.0 million ($173 per square foot) and $35.0 million ($277 per square foot) for JCPenney, Dillard’s and Target, respectively. According to the appraisal, JCPenney and Dillard’s are outperforming chain-wide sales PSF averages by approximately 223.4% and 132.4%, respectively. According to the appraisal, Target is considered to be in line with its chain-wide sales per square foot average of $303. As of April 1, 2016, the Mall at Turtle Creek Property was 95.6% leased by 64 tenants. Excluding temporary tenants, the occupancy is 95.3%.

A-3-70

MALL AT TURTLE CREEK

The following table presents certain information relating to the tenancy at the Mall at Turtle Creek Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date
Anchor Tenants – Not Part of Collateral
Dillard’s	BBB-/Baa3/BBB-	155,648
Target	A-/A2/A	126,483	ANCHOR OWNED – NOT PART OF THE COLLATERAL
JCPenney	B+/B1/B	82,068

Major Tenants – Collateral
Barnes & Noble	NR/NR/NR	26,080	7.9%	$13.42	$350,000	5.5%	$211	6.4%	1/31/2021(4)
Bed, Bath & Beyond	NR/Baa1/BBB+	25,000	7.6%	$12.00	$300,000	4.7%	$200	6.0%	1/31/2022(5)
H&M	NR/NR/NR	20,000	6.1%	$13.00	$260,000	4.1%	NAV(6)	NAV(6)	10/31/2026(7)
Shoe Department Encore	NR/NR/NR	13,319	4.0%	$14.45	$192,459	3.0%	$141	13.3%	10/31/2023(8)
Best Buy	BBB-/Baa1/BBB-	21,500	6.5%	$4.75	$102,125	1.6%	$837	1.0%	1/31/2020(9)
Total Major Tenants – Collateral		105,899	32.1%	$11.37	$1,204,584	18.9%

Non-Major Tenants – Collateral		193,188	58.6%	$26.69	$5,155,414	81.1%

Occupied Collateral Total		299,087	90.8%	$21.26	$6,359,998	100.0%

Vacant Space		30,311	9.2%

Collateral Total		329,398	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through May 2017, totaling $123,839.

(3)	Sales PSF and Occupancy Cost are for the trailing 12-month period ending March 31, 2016 except for Barnes & Noble, Bed, Bath & Beyond and Best Buy which are based on year end 2015 sponsor sales estimates.

(4)	Barnes & Noble has two, 5-year lease renewal options remaining after exercising its first 5-year lease renewal option for a renewal term that commenced May 2016.

(5)	Bed, Bath & Beyond has five, 5-year lease renewal options remaining after exercising its first 5-year lease renewal option for a renewal term that commences February 2017. The renewal rental rate of $12.50 per square foot is greater than the current underwritten rent of $12.00 per square foot.

(6)	H&M Sales PSF and Occupancy Cost are not available as H&M’s lease is expected to commence October 2016.

(7)	H&M has executed its lease, but is not currently in occupancy as it builds out its space. According to the mall website, H&M is expected to open for business October 20, 2016. $151,667 has been reserved at origination for the projected gap rent period. H&M has three, 5-year lease renewal options. In addition, H&M may terminate the lease if its gross sales do not equal or exceed $3,000,000 in the fourth full year of the lease term (2020) by providing 180 days’ written notice and payment of 50% of the unamortized amount of the construction allowance actually paid to the tenant as of the termination date, amortized on a straight line basis without interest over 10 years from the lease commencement date.

(8)	Shoe Department Encore may terminate its lease if sales are less than $1,650,000 in the fifth lease year (2018) upon 60 days’ written notice and payment of 65% of the construction allowance which remains unamortized as of the effective date of such termination.

(9)	Best Buy has five, 5-year lease renewal options.

The following table presents certain information relating to the historical sales and occupancy costs at the Mall at Turtle Creek Mortgaged Property:

Historical Sales (PSF) and Occupancy Costs

Tenant Name	2013	2014	2015	TTM March 2016	Current Occupancy Cost(1)
Barnes & Noble(2)	$211	$211	$211	$211	6.4%
Bed, Bath & Beyond(2)	$200	$200	$200	$200	6.0%
Shoe Department Encore	$29(3)	$139	$143	$141	13.3%
Best Buy(2)	$837	$837	$837	$837	1.0%

Comparable Inline Sales PSF	$328	$320	$351	$349	11.7%

(1)	Current Occupancy Cost is based on TTM March 2016 sales.

(2)	Historical Sales (PSF) and Occupancy Costs are based on sponsor sales estimates.

(3)	Shoe Department Encore’s lease commenced November 2013.

A-3-71

MALL AT TURTLE CREEK

The following table presents certain information relating to the lease rollover schedule at the Mall at Turtle Creek Mortgaged Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	6	13,553	4.1%	13,553	4.1%	$431,636	6.8%	$31.85
2016	0	0	0.0%	13,553	4.1%	$0	0.0%	$0.00
2017	9	33,593	10.2%	47,146	14.3%	$857,449	13.5%	$25.52
2018	3	13,721	4.2%	60,867	18.5%	$296,611	4.7%	$21.62
2019	5	7,702	2.3%	68,569	20.8%	$298,718	4.7%	$38.78
2020	2	23,604	7.2%	92,173	28.0%	$141,008	2.2%	$5.97
2021	9	51,461	15.6%	143,634	43.6%	$943,790	14.8%	$18.34
2022(4)	5	41,911	12.7%	185,545	56.3%	$798,460	12.6%	$19.05
2023	2	19,583	5.9%	205,128	62.3%	$295,940	4.7%	$15.11
2024	1	500	0.2%	205,628	62.4%	$63,654	1.0%	$127.31
2025	5	33,073	10.0%	238,701	72.5%	$678,821	10.7%	$20.52
2026	14	60,386	18.3%	299,087	90.8%	$1,553,910	24.4%	$25.73
Thereafter	0	0	0.0%	299,087	90.8%	$0	0.0%	$0.00
Vacant	0	30,311	9.2%	329,398	100.0%	$0	0.0%	$0.00
Total/Weighted Average	61	329,398	100.0%			$6,359,998	100.0%	$21.26

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(4)	Subsequent to the Mall at Turtle Creek Whole Loan funding, Bed, Bath & Beyond exercised its first 5-year lease renewal option for a renewal term that commences February 2017 and expires January 2022. The underwriting is based on the original lease that was scheduled to expire January 2017, however the Lease Expiration Schedule reflects a January 2022 lease expiration.

The following table presents historical occupancy percentages at the Mall at Turtle Creek Mortgaged Property:

Historical Occupancy(1)

12/31/2012(2)	12/31/2013(2)	12/31/2014(2)	12/31/2015(2)	4/1/2016(3)
91.6%	91.9%	89.3%	91.2%	90.8%

(1)	Historical Occupancy figures represent collateral square footage only and include temporary tenants. Excluding temporary tenants, Historical Occupancy is 91.6%, 90.1%, 87.8%, 89.0% and 90.0% for the trailing 12-month periods ending 12/31/2012, 12/31/2013, 12/31/2014, 12/31/2015 and 4/1/2016, respectively.

(2)	Information obtained from the borrower.

(3)	Information obtained from the underwritten rent roll. Current occupancy includes H&M (20,000 square feet) and Charley’s Grilled Subs (576 square feet) each of which has an executed lease but is not currently in occupancy as the tenants are building out their respective spaces. H&M is expected to open for business October 20, 2016. $151,667 had been reserved at origination which reflects 7 months of gap rent for H&M. Excluding H&M and Charley’s Grilled Subs, current occupancy is 84.6%.

A-3-72

MALL AT TURTLE CREEK

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Mall at Turtle Creek Mortgaged Property:

Cash Flow Analysis

	2013	2014	2015	TTM 3/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$5,414,435	$5,403,670	$5,289,753	$5,367,043(1)	$6,297,765(1)(2)	63.0%	$19.12
Grossed Up Vacant Space	0	0	0	0	1,286,999	12.9	3.91
Percentage Rent	100,027	213,161	226,567	264,566	91,514	0.9	0.28
Total Reimbursables	2,301,778	2,411,823	2,406,467	2,417,574	2,448,120	24.5	7.43
% in Lieu	591,541	341,378	238,864	186,422	62,233	0.6	0.19
Specialty Leasing	494,795	589,504	670,928	692,439	692,439	6.9	2.10
Other Income	322,590	413,418	367,370	400,208	400,208	4.0	1.21
Less Vacancy & Credit Loss	(66,964)	(95,861)	3,698	(23,746)	(1,286,999)(3)	(12.9)	(3.91)
Effective Gross Income	$9,158,203	$9,277,093	$9,203,647	$9,304,506	$9,992,279	100.0%	$30.33

Total Operating Expenses	$2,057,152	$2,231,971	$2,056,405	$2,044,191	$2,364,573	23.7%	$7.18

Net Operating Income	$7,101,050	$7,045,122	$7,147,241	$7,260,314	$7,627,706	76.3%	$23.16
TI/LC	0	0	0	0	494,097	4.9	1.50
Capital Expenditures	0	0	0	0	49,410	0.5	0.15
Net Cash Flow	$7,101,050	$7,045,122	$7,147,241	$7,260,314	$7,084,199	70.9%	$21.51

NOI DSCR	1.57x	1.56x	1.58x	1.61x	1.69x
NCF DSCR	1.57x	1.56x	1.58x	1.61x	1.57x
NOI DY	9.9%	9.9%	10.0%	10.2%	10.7%
NCF DY	9.9%	9.9%	10.0%	10.2%	9.9%

(1)	The majority of the increase in Base Rent from TTM 3/31/2016 to U/W is due to recently executed leases with new tenants. Since July 2015 the sponsor executed seven leases with new tenants totaling 46,557 square feet and $938,935 of UW Base Rent.

(2)	U/W Base Rent includes contractual rent increases through May 2017, totaling $123,839.

(3)	The underwritten economic vacancy is 11.4%. The Mall at Turtle Creek Mortgaged Property was 90.8% physically occupied as of April 1, 2016.

Appraisal. As of the appraisal valuation date of April 5, 2016, the Mall at Turtle Creek Mortgaged Property had an “as-is” appraised value of $130,000,000.

Environmental Matters. According to the Phase I environmental assessment dated April 12, 2016, there was no evidence of any recognized environmental conditions at the Mall at Turtle Creek Mortgaged Property.

Market Overview and Competition. The Mall at Turtle Creek Property is located at the corner of East Highland Drive and Route 49. Both thoroughfares provide local access, but Route 49 provides north/south access, running from northern Arkansas all the way down to Gulfport, Mississippi. Route 49 provides access to Interstate 555 and Interstate 55. The Mall at Turtle Creek Property is located approximately 125.0 miles northeast of the Little Rock central business district and approximately 70.0 miles northwest of the Memphis central business district. The Mall at Turtle Creek Property is located proximate to the intersection of Route 49 and Route 18, and according to the appraisal, has an approximate average annual daily traffic count of 43,000 cars. Further, the Mall at Turtle Creek Property is located approximately two miles away from the Jonesboro Municipal Airport. The area around the Mall at Turtle Creek Property is also served by the Jonesboro Economic Transit System.

Jonesboro is the fifth largest city in Arkansas, and according to the appraisal, is one of the fastest growing cities within the state. The three largest economic drivers in Jonesboro are agriculture, manufacturing and medical facilities. Arkansas State University (“ASU”) is located approximately two miles from the Mall at Turtle Creek Property and has an enrollment of over 13,000 undergraduates and approximately 160 fields of study. There are two medical systems, NEA Baptist Memorial Hospital (“NEA”) and St. Bernard’s Regional Medical Center, located proximate to the Mall at Turtle Creek Property. NEA recently moved to a new 770,000 square foot facility approximately four miles away from the Mall at Turtle Creek Property. St. Bernard’s is the largest employer in Jonesboro. Other top employers in the area are ASU, Wal-Mart Stores Inc., Nestle USA, Frito-Lay Inc., Unilever and Riceland Foods. Additionally, five hotels are either in the planning stage or are being developed within four miles of the Mall at Turtle Creek Property. According to the appraisal, youth sports create a large draw to Jonesboro and hotels are almost always fully occupied during tournaments.

According to the appraisal, the 2015 population within a forty- (the Mall at Turtle Creek Property’s primary trade area) and fifty-mile radius of the Mall at Turtle Creek Property was 254,575 and 356,025, respectively. According to the appraisal, the average household income within the same forty- and fifty-mile radii was $51,324 and $50,977, respectively. According to the appraisal, population has increased at a compound annual rate of approximately 0.5% between 2000 and 2015 for the forty-mile radius.

According to the appraisal, primary competitors include Oak Court Mall and Wolfchase Galleria, the closest of which is approximately 75.0 miles from the Mall at Turtle Creek Property. Highland Square Shopping Center (Kmart anchored), Caraway Mall (Sears Auto Center anchored), Benard Court (Hobby Lobby and Ashley Furniture anchored) and Caraway Shopping Plaza (Hastings, Old Navy, Save-A-Lot and Petco anchored) are considered to be local competitors with typical community center tenancy. There is no anchor overlap among the Mall at Turtle Creek Property and the local competition. According to the appraisal, there are no significant retail development projects underway in Jonesboro. The Mall at Turtle Creek Property is the only enclosed mall within a 75.0 mile radius.

A-3-73

MALL AT TURTLE CREEK

The following table presents certain information relating to some comparable retail properties for the Mall at Turtle Creek Property:

Competitive Set(1)

	Mall at Turtle Creek (Subject)	Oak Court Mall	Wolfchase Galleria	Highland Square Shopping Center	Caraway Mall(2)	Bernard Court	Caraway Shopping Plaza
Location	Jonesboro, AR	Memphis, TN	Memphis, TN	Jonesboro, AR	Jonesboro, AR	Jonesboro, AR	Jonesboro, AR
Distance from Subject	--	75.0 miles	86.0 miles	1.0 miles	1.0 miles	1.3 miles	1.3 miles
Property Type	Regional Mall	Regional Mall	Super Regional Mall	Community Center	Community Center	Community Center	Community Center
Year Built/Renovated	2006/NAP	1988/1995	1996/NAP	1980/NAP	1967/1989	1993/NAP	1969/2002
Anchors	Dillard’s, Target, JCPenney	Dillard’s, Macy’s	Dillard’s, Macy’s, JCPenney, Sears	Kmart	Sears Appliance Center	Hobby Lobby, Ashley Furniture	Hastings, Old Navy, Save-A-Lot, Petco
Total GLA	693,597 SF(3)	723,010 SF	1,152,196 SF	219,344 SF	371,325 SF	128,134 SF	161,486 SF
Inline Sales PSF	$349(4)	$300	$400	NAV	NAV	NAV	NAV
Total Occupancy	95.6%(5)	99.0%	95.0%	96.0%	100.0%	61.0%	86.0%

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	Caraway Mall is an anchored retail center whose tenancy includes a small Sears Appliance Center, Buckle, Dollar Tree and Hallmark Gold Crown.

(3)	Total GLA includes non-collateral anchor tenants.

(4)	Represents comparable inline sales per square foot as of trailing 12-month period ending March 2016.

(5)	Total occupancy includes the three non-collateral anchor tenants. Excluding the three non-collateral anchor tenants, occupancy at the Mall at Turtle Creek Property is 90.8% as of April 1, 2016.

The Borrower. The borrower is RPI Turtle Creek Mall, LLC, a Delaware limited liability company, a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Mall at Turtle Creek Whole Loan. Rouse Properties, LP is the guarantor of certain nonrecourse carveouts under the Mall at Turtle Creek Whole Loan.

The Sponsor. The sponsor is Rouse Properties, LP (“Rouse”). Rouse is a publicly traded real estate investment trust headquartered in New York, New York. Rouse has a portfolio of properties, which includes 35 malls in 21 states encompassing approximately 24 million square feet of retail space. As of December 31, 2015, Rouse had total assets of approximately $2.5 billion and total equity of $534.5 million. Rouse was acquired by an affiliate of Brookfield Asset Management Inc. (“Brookfield”) on July 6, 2016. The indirect owner of the borrower and the sponsor (which is the carve-out guarantor) is a publically traded REIT into which certain properties (not including the mortgaged property) were spun off in connection with the April 2009 bankruptcy filing of General Growth Properties, Inc., which emerged from bankruptcy in November 2010. See also “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Escrows. The loan documents provide for upfront reserves of (i) $443,810 for taxes, (ii) $2,907,450 for outstanding tenant improvement and leasing commission obligations, including those related to H&M ($1,790,000), Victoria’s Secret ($407,450), Bath & Body Works ($225,000), Gearhead Outfitters ($200,000), Torrid ($145,000) and Spencer’s Gifts ($140,000) and (iii) $151,667 for gap rent related to H&M.

Additionally, a $2,900,000 Bed, Bath & Beyond reserve fund has been escrowed, which will be disbursed to the borrower, provided no event of default under the loan documents has occurred and is continuing and upon a Bed, Bath & Beyond Renewal Event (defined herein). Among other conditions, a “Bed, Bath & Beyond Renewal Event” will have occurred when the following requirements have been satisfied: (i) Bed, Bath & Beyond has renewed or extended its lease upon terms that are provided under its lease (including a five-year renewal at an annual base rent equal to $312,500); or (ii) the borrower re-leased all or a portion of the Bed, Bath & Beyond lease space (i.e., the space demised pursuant to the Bed, Bath and Beyond lease) with an acceptable replacement lease pursuant to the terms and provisions of the loan documents. Subsequent to the Mall at Turtle Creek Whole Loan funding, the $2,900,000 initially held in escrow was released to the borrower after Bed, Bath & Beyond exercised its renewal option at terms consistent with the loan documents.

Ongoing monthly reserves are required in an amount equal to (i) $49,312 for taxes, (ii) $6,862 (subject to a cap of $82,350) for replacement reserves and (iii) $41,175 (subject to a cap of $988,194) for tenant improvements and leasing commissions. The loan documents do not require monthly escrows for insurance provided that (x) no event of default under the loan documents has occurred and is continuing, (y) the Mall at Turtle Creek Mortgaged Property is insured via an acceptable blanket or umbrella insurance policy that meets the requirements set forth in the loan documents and (z) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of the insurance premiums when due.

Lockbox and Cash Management. The Mall at Turtle Creek Whole Loan requires a lender-controlled hard lockbox account, which is already in place, and into which the borrower and property manager direct all tenants to directly pay rents. The loan documents also require that the borrower or property manager, if any, to, deposit into the lockbox account no later than three business days after receipt (i) prior to a Trigger Event (as defined below), all rents from permanent leases and all forfeited security deposits received by the borrower and property manager, if any, and (ii) following a Trigger Event, all gross income from operations, all forfeited security deposits and all other revenue of any kind from the Mall at Turtle Creek Mortgaged Property received by the borrower or the property manager, if any. Prior to the occurrence of a Trigger Event, all funds on deposit in the lockbox account are to be disbursed to the

A-3-74

MALL AT TURTLE CREEK

borrower. During a Trigger Event, all cash flow is to be swept to a lender-controlled cash management account. During a Low DSCR Period (as defined below), all excess funds in the cash management account are to be swept to a lender controlled sub-account.

However, upon the occurrence and continuance of a Trigger Event caused solely by the debt service coverage ratio being less than 1.30x at the end of any trailing 12-month period, the borrower may (but will not be obligated to), in borrower’s sole discretion, cure such Trigger Event by posting (x) cash and/or (y) an evergreen letter of credit in form and substance reasonably acceptable to the lender, in an aggregate amount equal to the amount by which the Mall at Turtle Creek Whole Loan would have to be partially prepaid in order for the debt service coverage ratio to equal 1.30x, and such deposit of cash or provision of a letter of credit will cure such Trigger Event caused by the existence and continuance of the debt service coverage ratio being less than 1.30x, provided that when the debt service coverage ratio continues to be tested as of the end of each calendar quarter and with respect to such calculations, the borrower will be given credit against the outstanding balance of the Mall at Turtle Creek Whole Loan for any such cash deposited or the face amount of any such letter of credit.

A “Trigger Event” will commence upon the earlier of (i) the occurrence of an event of default; or (ii) the debt service coverage ratio being less than 1.30x at the end of any trailing 12-month period. A Trigger Event will expire, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), the debt service coverage ratio being equal to or greater than 1.30x for two consecutive calendar quarters.

A “Low DSCR Period” will commence on the last day of the second consecutive calendar quarter for which the debt service coverage ratio is less than 1.20x and ends on the last day of any two consecutive calendar quarters thereafter for each of which the debt service coverage ratio is greater than or equal to 1.20x.

Property Management. The Mall at Turtle Creek Mortgaged Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Mall at Turtle Creek Mortgaged Property, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the identity, experience (demonstrated expertise in owning and operating properties in size, class and operation to the Mall at Turtle Creek Mortgaged Property), financial condition and credit worthiness of transferee and guarantor, as evidenced by financial statements and other information is satisfactory to lender, and (iii) rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates or similar ratings confirmations from each rating agency rating any securities backed by any Mall at Turtle Creek companion loan with respect to the ratings of such securities.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. See “Other Indebtedness” below.

Other Indebtedness. The loan documents permit certain sponsor affiliates to pledge direct or indirect ownership interests to a qualified pledgee (an institution having in excess of $250.0 million in total assets and $60.0 million in capital/statutory surplus, and regularly engaged in business of owning or making commercial real estate loans or commercial loans secured by a pledge of interests in a mortgage borrower or owning and operating commercial properties, or otherwise is party for whom rating agency confirmation has been obtained) subject to certain conditions, including: (i) a pledge is given in connection with an operating debt facility, a corporate facility, a line of credit or other similar financing transaction credit facility secured by multiple properties for which repayment is not primarily dependent upon property cash flow; and (ii) the exercise of any remedies available under the pledge will not result in a change of manager unless the replacement manager is a qualified manager as defined in the loan documents.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” or “special form” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Mall at Turtle Creek Mortgaged Property, as well as business interruption insurance for a period covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. If TRIPRA is no longer in effect, the borrower will be obligated to maintain coverage for such insurance against foreign and domestic acts of terrorism or similar acts of sabotage; however the cost of such coverage may not exceed an amount equal to two times the annual premium for a separate “special form” or “all risks” policy basis.

A-3-75

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-76

HOME2 SUITES – LONG ISLAND CITY

A-3-77

HOME2 SUITES – LONG ISLAND CITY

Home2 Suites - Long Island City
39-06 30th Street
Long Island City, NY 11101
QUEENS
Astoria
Woodside
Dutch Kills
Long Island City
Queensbridge
Sunnyside
Hunters Point
BROOKLYN
Greenpoint
Roosevelt Island
East River
Newtown Creek
La Guardia Airport 4 miles
Socrates Sculpture Garden
The Noguchi Museum
Rainey Park
Ravenswood Playground
Dutch Kills Playground
Kaufman Astoria Studios
Museum of the Moving Image
Ravenswood Generating Station
Fisher Landau Center for Art
Queens Bridge Park
JetBlue Corporate Headquarters
Queensboro Bridge
Silvercup Studios
Gotham Center
U.S. Citizenship & Immigration Services
Elevator Historical Society Mus.
The Secret Theatre
CUNY School of Law
Queens Library at Court Square
1 Court Square
Long Island City Courthouse
The International High School at LaGuardia Comm. College
LaGuardia Performing Arts Center
Gantry Plaza State Park
Long Island Expwy
Long Island Railroad
NEW YORK CITY
MANHATTAN
BRONX
QUEENS
BROOKLYN
NEW JERSEY
JERSEY CITY
Atlantic Ocean
Jamaica Bay

A-3-78

No. 8 - Home2 Suites - Long Island City

Loan Information				Property Information
Mortgage Loan Seller:	Basis Real Estate Capital II, LLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Hospitality
Original Principal Balance:	$25,000,000			Specific Property Type:	Extended Stay
Cut-off Date Balance:	$24,973,745			Location:	Long Island City, NY
% of Initial Pool Balance:	2.9%			Size:	115 Rooms
Loan Purpose:	Refinance			Cut-off Date Balance Per Room:	$217,163
Borrower Name:	LIC Hotel Property LLC			Year Built/Renovated:	2014/NAP
Sponsors:	Jacob Rad; Samuel Klein			Title Vesting:	Fee
Mortgage Rate:	5.050%			Property Manager:	Real Hospitality Group, LLC
Note Date:	September 29, 2016			4th Most Recent Occupancy(3):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(3):	NAV
Maturity Date:	October 1, 2026			2nd Most Recent Occupancy:	88.1% (12/31/2014)
IO Period:	None			Most Recent Occupancy (As of):	86.4% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	85.9% (7/31/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon			4th Most Recent NOI(3):	NAV
Interest Accrual Method:	Actual/360			3rd Most Recent NOI(3):	NAV
Call Protection:	L(25),D(91),O(4)			2nd Most Recent NOI (As of):	$3,163,656 (12/31/2015)
Lockbox Type:	Springing			Most Recent NOI (As of):	$3,195,079 (TTM 7/31/2016)
Additional Debt(1):	Yes
Additional Debt Type(1):	Unsecured Debt
				U/W Revenues:	$6,576,973
				U/W Expenses:	$3,828,493
				U/W NOI:	$2,748,480
				U/W NCF:	$2,485,401
Escrows and Reserves(2):				U/W NOI DSCR:	1.70x
				U/W NCF DSCR:	1.53x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	11.0%
Taxes	$69,269	$13,854	NAP	U/W NCF Debt Yield:	10.0%
Insurance	$54,649	$6,072	NAP	As-Is Appraised Value:	$40,800,000
FF&E Reserve	$0	$21,923	$789,237	As-Is Appraisal Valuation Date:	August 23, 2016
Deferred Maintenance	$34,375	$0	NAP	Cut-off Date LTV Ratio:	61.2%
Seasonality Reserve	$175,000	$0	$175,000	LTV Ratio at Maturity or ARD:	50.5%

(1)	See “Subordinate and Mezzanine Indebtedness” section.

(2)	See “Escrows” section.

(3)	The Home2 Suites Property (as defined below) opened in May 2014; therefore, historical operating information prior to 2015 is not available.

The Mortgage Loan. The mortgage loan (the “Home2 Suites Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in an extended stay hotel located in Long Island City, NY (the “Home2 Suites Property”). The Home2 Suites Mortgage Loan was originated on September 29, 2016 by Basis Real Estate Capital II, LLC. The Home2 Suites Mortgage Loan had an original principal balance of $25,000,000, has an outstanding principal balance as of the Cut-off Date of $24,973,745 and accrues interest at an interest rate of 5.050% per annum. The Home2 Suites Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule through the term of the Home2 Suites Mortgage Loan. The Home2 Suites Mortgage Loan matures on October 1, 2026.

Following the lockout period, the borrower has the right to defease the Home2 Suites Mortgage Loan in whole, but not in part, on any date before July 1, 2026. In addition, the Home2 Suites Mortgage Loan is prepayable without penalty on or after July 1, 2026.

A-3-79

HOME2 SUITES – LONG ISLAND CITY

Sources and Uses

Sources			Uses
Original loan amount	$25,000,000	100.0%	Loan payoff	$13,401,643	53.6%
			Reserves	333,293	1.3
			Closing costs	468,630	1.9
			Return of equity(1)	10,796,435	43.2
Total Sources	$25,000,000	100.0%	Total Uses	$25,000,000	100.0%

(1)	All of the $10,796,435 returned to the borrower was used to pay down partnership debt.

The Property. The Home2 Suites Property is a 115-room, 10-story, extended stay hotel located on 0.3 acres in Long Island City, New York, directly across the East River from Manhattan. The borrower acquired the land in 2007 and 2008 and constructed the Home2 Suites Property, which opened in May of 2014.

Amenities at the Home2 Suites Property include a market pantry, fitness center, lobby workstation, game room, guest laundry room, and 880 square feet of meeting space. Guestrooms are located on floors two through 10 and the guestroom mix includes 82 single queen-bed studio suites, 17 double queen-bed studio suites, 7 handicapped-accessible studio suites, 5 king one-bedroom suites, and 4 king studio suites. All of the guestrooms contain living, cooking and sleeping areas and the one-bedroom suites have a wall that separates the bedroom from the kitchen and living areas. Guestroom features include an industry-unique “working wall” that incorporates the kitchen and a flexible media/working zone. The kitchens include a refrigerator, microwave, dishwasher, and other typical kitchen amenities. The media/working zone includes a queen-size sofa sleeper, 42-inch flat-screen television, roll-around ottoman, ambient task lighting, an alarm clock with iPod port and MP3 jack, and various pieces of furniture that can be moved around to create customized living spaces and adjustable storage options.

Since opening in May 2014, the Home2 Suites Property has been awarded the TripAdvisor Certificate of Excellence and is currently ranked number one out of 29 Long Island City hotels, with 91.9% positive guest feedback. The franchise agreement with Hilton Franchise Holding LLC expires on August 31, 2034.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Home2 Suites Property:

Cash Flow Analysis

	2015(1)	TTM 7/31/2016	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	86.4%	85.9%	82.0%
ADR	$182.12	$184.58	$184.58
RevPar	$157.26	$158.50	$151.36

Total Revenue	$6,790,495	$6,894,959	$6,576,973	100.0%	$57,191
Total Department Expenses	1,765,486	1,854,609	1,770,136	26.9	15,392
Gross Operating Profit	$5,025,009	$5,040,350	$4,806,838	73.1%	$41,799

Total Undistributed Expenses	1,592,895	1,691,338	1,863,659	28.3	16,206
Profit Before Fixed Charges	$3,432,114	$3,349,012	$2,943,179	44.7%	$25,593

Total Fixed Charges(2)	268,458	153,933	194,699	3.0	1,693

Net Operating Income	$3,163,656	$3,195,079	$2,748,480	41.8%	$23,900
FF&E	0	275,798	263,079	4.0	2,288
Net Cash Flow	$3,163,656	$2,919,281	$2,485,401	37.8%	$21,612

NOI DSCR	1.95x	1.97x	1.70x
NCF DSCR	1.95x	1.80x	1.53x
NOI DY	12.7%	12.8%	11.0%
NCF DY	12.7%	11.7%	10.0%

(1)	The Home2 Suites Property opened for business in May 2014. Full year financial statements are therefore not available prior to 2015.

(2)	The Home2 Suites Property is located in a “Special Area” of New York City and benefits from a property tax abatement under the Industrial and Commercial Abatement Program (ICAP). This program provides partial abatement of property taxes for varying periods for eligible industrial and commercial buildings that are built, modernized, rehabilitated, expanded, or otherwise physically improved within the ICAP geographical boundaries. Accordingly, the Home2 Suites Property is exempt from any increases in assessed value resulting from construction of the hotel for a period of twenty-five years starting July 1, 2015. The Home2 Suites Property is expected to benefit from the full exemption for 16 years; thereafter, the improvement assessment abatement will be phased-out by 10% per annum from years 17 through 25. The property tax burden will encompass the full tax assessment in Year 26 of operation. Because the Home2 Suites Property is expected to receive the full abatement throughout the 10-year loan term, the abated tax amount, which reflects the projected 2016/2017 Real Estate Taxes, has been underwritten. Underwritten Total Fixed Charges are lower than 2015 Total Fixed Charges due to decrease in real estate tax rate and a small correction to the ICAP assessment that is being considered by the City of New York.

Appraisal. As of the appraisal valuation date of August 23, 2016, the Home2 Suites Property had an “as-is” appraised value of $40,800,000.

Environmental Matters. According to a Phase I environmental assessment dated October 30, 2015, there was no evidence of any recognized environmental conditions at the Home2 Suites Property.

A-3-80

HOME2 SUITES – LONG ISLAND CITY

Market Overview and Competition. The Home2 Suites Property is located at 39-06 30th Street in Long Island City, New York. Long Island City is the westernmost neighborhood of the New York borough of Queens, one of New York City’s five boroughs. Long Island City sits across the East River between Midtown Manhattan and the Upper East Side. Primary access to the Home2 Suites Property neighborhood is provided by the Queens Midtown Tunnel, Queensboro Bridge, the Long Island Expressway (Interstate-495), the Brooklyn Queens Expressway (Interstate-278), Queens Blvd (Route 25), and Northern Boulevard (Route 25A). LaGuardia Airport is located 4.0 miles northeast and John F. Kennedy International Airport is located approximately 10.0 miles southeast of the Home2 Suites Property. In addition, the East River Ferry provides service to Midtown Manhattan (34th Street), Wall Street, Governors Island, Brooklyn Bridge Park, South & North Williamsburg, Long Island City and Greenpoint. The Home2 Suites Property is 2.4 miles northwest of the Brooklyn Queens Expressway, which provides access to the neighborhood area.

Per the appraiser, Long Island City has the largest commercial district in Queens and is also characterized by its waterfront parks and arts community. Long Island City’s proximity to Midtown and the Upper East Side of Manhattan, as well as its ample transportation options, has made it an increasingly attractive location for all types of businesses, particularly back-office companies attempting to reduce occupancy costs. Long Island City benefits from its accessibility attributes, as it is located approximately ten minutes from Midtown Manhattan via subway. Two primary districts – Queens Plaza and Court Square – make up the 37-block Long Island City Core, with Jackson Avenue serving as the main thoroughfare connecting the two. Major companies that now have offices in Long Island City include: Citigroup, Fresh Direct, JetBlue AirwayS, Kaufman Astoria Studios, MetLife, NYC Department of Health and Mental Hygiene, RCN Corporation, Silvercup Studios, Steve Madden, Uber and United Nations Federal Credit Union. Overall, Long Island City houses over 6,300 businesses with over 93,000 employees, as well as 48,000 students at two higher education institutions. Planned and ongoing public improvements at Queens Plaza and along Jackson Avenue are expected to complement private sector development. According to a third-party market research report, the 2015 estimated New York County, NY-NJ-PA metropolitan statistical area and NY-NJ-CT-PA combined statistical area populations are approximately 1,613,000, 20,116,000, and 23,715,000, respectively.

According to the appraisal, demand segmentation at the Home2 Suites Property is 55.0% commercial, 40.0% leisure/tourism and 5.0% meeting and group. A third party hospitality research report identified seven competitive hospitality properties, containing 860 rooms, which exhibited average occupancy, ADR, and RevPAR of 81.8%, $147.56, and $120.72, respectively, for the trailing 12-month period ending August 31, 2016.

The following table presents certain information relating to some comparable multifamily properties for the Home2 Suites Property:

Subject and Market Historical Occupancy, ADR and RevPAR(1)
	Competitive Set			Home2 Suites - Long Island City			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
8/31/2016 TTM	81.8%	$147.56	$120.72	85.7%	$184.99	$158.52	104.7%	125.4%	131.3%
8/31/2015 TTM	79.5%	$148.98	$118.44	87.3%	$173.41	$151.36	109.8%	116.4%	127.8%
8/31/2014 TTM(2)	81.5%	$151.18	$123.20	91.1%	$151.09	$137.66	111.8%	99.9%	111.7%

(1)	Information obtained from a third party hospitality research report dated September 19, 2016. The current competitive set includes: Holiday Inn Long Island City Manhattan, Best Western Plaza Hotel, Ramada Long Island City, Fairfield Inn & Suites New York Queens Queensboro Bridge, Z Hotel, Four Points by Sheraton Long Island City Queens Queensboro Bridge, and Hilton Garden Inn New York Long Island City Manhattan View.

(2)	The Home2 Suites Property opened in May 2014, therefore, the occupancy, ADR, RevPAR and Penetration Factors are based on less than a full year of results.

The Borrower. The borrower is LIC Hotel Property LLC, a New York limited liability company and a single purpose entity with one independent director. Jacob Rad and Samuel Klein are the guarantors of certain nonrecourse carveouts under the Home2 Suites Mortgage Loan on a joint and several basis.

The Sponsors. The sponsors, Jacob Rad and Samuel Klein, are New York City based real estate developers. Mr. Rad co-founded Radson Development in 2012. Jacob Rad’s real estate development experience spans nearly four decades. In 2012, he co-founded Radson Development and prior to that he held several positions in real estate development, engineering and construction management. He spent 11 years as a developer in New York City, where he oversaw the design and construction of thousands of units of affordable and market-rate rental units. His background also includes the design and supervision of mixed-use, office and hotel development in Chicago and Los Angeles. Mr. Klein has developed numerous projects in New York City, including brand-name hotels, multifamily residences, commercial buildings, recreational facilities, renovations, and high-end custom homes. With respect to the Home2 Suites Mortgage Loan secured by the Home2 Suites Property, the related borrower and sponsors were named as defendants in a lawsuit for a breach of contract. The lawsuit was settled and as part of the settlement, an affiliate of the plaintiff holds a right of first refusal (“ROFR” - see “Right of First Refusal” section), which expires on October 7, 2018, to purchase the Home2 Suites Property or membership interests in the related borrower. The Home2 Suites ROFR does not apply to a foreclosure or deed in lieu thereof. For additional information regarding the sponsor, see “Description of the Mortgage Pool-Litigation and Other Considerations” and “Description of the Mortgage Pool-Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents provided for upfront escrows in the amount of $69,269 for real estate taxes, $54,649 for insurance premiums, $34,375 for deferred maintenance and $175,000 for a seasonality reserve, which is capped at $175,000 (the “Seasonality Reserve Cap”). The loan documents also provide for monthly escrows in the amount of $13,854 for real estate taxes, $6,072 for insurance premiums, and $21,923 for FF&E reserves. The borrower’s obligation to make monthly deposits into the FF&E reserve is capped at an amount equal to three years of the annual FF&E amount (the “FF&E Reserve Cap”), not to be less than three times the initial annual amount of $263,079, adjusted every payment date in January in an amount equal to the greater of 4.0% of the gross income from operations and the amount required to be collected by the franchisor. The seasonality reserve can be utilized to cover

A-3-81

HOME2 SUITES – LONG ISLAND CITY

debt service shortfalls each January and February and will be replenished from excess cash flow if the balance in the seasonality reserve drops below the Seasonality Reserve Cap.

If, at any time during the term of the Home2 Suites Mortgage Loan, a Property Improvement Plan (a “PIP”) is required by the franchisor, the borrower is required to deposit an amount equal to 125% of the cost of the work outlined in the PIP, which amount will be held in a separate PIP Reserve.

Lockbox and Cash Management. Upon the occurrence and continuance of a Cash Management Trigger Event (as defined below) the borrower is required to establish a lender-controlled lockbox account. The loan documents also require that all revenues received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Prior to a Cash Sweep Event (as defined below) all excess funds on deposit are distributed to the borrower. During a Cash Sweep Event period all excess funds will be applied to the lender-controlled excess cash flow reserve account.

A “Cash Management Trigger Event” will occur if the debt service coverage ratio is less than 1.25x for one calendar quarter. A “Cash Sweep Event” period will commence if, among other things (i) an event of default occurs; (ii) the debt service coverage ratio falls below 1.20x for two consecutive calendar quarters based on the trailing twelve month period; or (iii) the borrower has received written notice of franchisor’s intent to terminate the franchise agreement, or the franchise agreement has been terminated for any reason (the “Franchise Agreement Trigger Event”). A Cash Sweep Event period will end with respect to clause (i), the event of default ceases to exist; with respect to clause (ii), once the debt service coverage ratio is greater than 1.30x for two consecutive calendar quarters; and with respect to clause (iii), the franchise agreement is reaffirmed by the borrower and franchisor in writing or borrower enters into a new franchise agreement with a franchisor similar or better than Home2 Suites by Hilton no less than 3 years past the Home2 Suites Mortgage Loan maturity date, and delivered a “comfort letter” from the franchisor.

Property Management. The Home2 Suites Property is managed by Real Hospitality Group, LLC.

Assumption. The borrower has the right to transfer the Home2 Suites Property at any time commencing one year following the origination date, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) the execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, a rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates.

Right of First Refusal. A third party holds a right of first refusal (“ROFR”) to purchase the Home2 Suites Property if the borrower decides to sell or transfer the Home2 Suites Property or all or any portion of the ownership interests in the borrower. Upon the exercise of the ROFR during the defeasance lockout period, the full amount of the Home2 Suites Mortgage Loan will be immediately due and payable and the borrower will be required to prepay the Home2 Suites Mortgage Loan in full, together with any yield maintenance premium. The ROFR expires on October 7, 2018.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Existing unsecured debt in the amount of $4,500,000 in the form of shareholder loans (the “Shareholder Loans”) made to the borrower by Samuel Klein, one of the loan’s guarantors and one of two shareholders in the borrower. The Shareholder Loans were made to the borrower to provide working capital. The guarantors have fully subordinated the Shareholder Loans to the Home2 Suites Mortgage Loan and executed a standstill agreement.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Home2 Suites Property. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-82

EXCHANGERIGHT NET LEASED PORTFOLIO 13

Advance Auto Parts
Advance Auto Parts

HOBBY LOBBY

PHARMACY
Walgreens
PHOTO

SHERWIN-WILLIAMS
SHERWIN WILLIAMS PAINTS

DOLLAR GENERAL

FAMILY DOLLAR
FAMILY DOLLAR

CVS/pharmacy

TRACTOR SUPPLY Co

A-3-83

EXCHANGERIGHT NET LEASED PORTFOLIO 13

Lake Superior
Duluth
Superior
Marquette
MICHIGAN
MINNEAPOLIS
ST. PAUL
Eau Claire
WISCONSIN
Wausau
Stevens Point
Green Bay
Appleton
Oshkosh
Manitowoc
Rochester
Winona
MINNESOTA
La Crosse
Fond du Lac
Sheboygan
Lake Michigan
Albert Lea
Portage
Madison
MILWAUKEE
Muskegon
Bridgeport
Franklin
Racine
Kenosha
IOWA
Waterloo
Dubuque
Janesville
Rockford
Waukegan
Cedar Rapids
ILLINOIS
Elgin
CHICAGO

Ann Arbor
DETROIT
WINDSOR
ONTARIO
Erie
MICHIGAN
Lake Erie
Ashtabula
TOLEDO
Euclid
PENN.
Walbridge
Lorain
CLEVELAND
Elyria
Warren
FORT WAYNE
Findlay
Medina
AKRON
Youngstown
Canton
Lima
Mansfield
Massillon
PITTSBURGH
OHIO
INDIANA
Marysville
Steubenville
Newark
Cambridge
Dublin
Heath
Wheeling
DAYTON
COLUMBUS
Zanesville
Beavercreek
Lancaster
Morgantown
Middletown
Marietta
Fairfield
Hamilton
Chillicothe
Parkersburg
CINCINNATI
Athens
APPALACHIAN MOUNTAINS
Covington
WEST VIRGINIA
Portsmouth
Frankfort
KENTUCKY
Huntington
Charleston
MONONGAHELA NATIONAL FOREST

ExchangeRight Net Leased Portfolio 13	
1 Walgreens - Fairfield	Fairfield, OH
2 Walgreens - Panama City	Panama City, FL
3 Hobby Lobby - Franklin	Franklin, WI
4 CVS Pharmacy - Gadsden	Gadsden, AL
5 Tractor Supply - Chillicothe	Chillicothe, OH
6 Advance Auto Parts - Houston	Houston, TX
7 Family Dollar - Plainville	Plainville, CT
8 Napa Auto Parts - Madison	Madison, WI
9 Dollar General - Knoxville (Circle Oak)	Knoxville, TN
10 Family Dollar - Lafayette (Pinhook)	Lafayette, LA
11 Dollar General - Dothan	Dothan, AL
12 Family Dollar - Lafayette (Congress)	Lafayette, LA
13 Dollar General - Superior	Superior, WI
14 Dollar General - Knoxville (Elm)	Knoxville, TN
15 Family Dollar - Scott	Scott, LA
16 Sherwin Williams - Arlington	Arlington, TX
17 Sherwin Williams - Shreveport	Shreveport, LA
18 Sherwin Williams - Sherman	Sherman, TX
19 Dollar General - Walbridge	Walbridge, OH
20 Sherwin Williams - Naples	Naples, FL

Hudson
Northampton
MASSACHUSETTS
WORCESTER
Chicopee
Westfield
SPRINGFIELD
Bradley Intl. Airport
NEW YORK
Torrington
Manchester
HARTFORD
RI
Plainville
New Britain
CONNECTICUT
Waterbury
Meriden
Norwich
Danbury
New London
NEW HAVEN
Block Island Sound
BRIDGEPORT
White Plains
Norwalk
Long Island Sound
Stamford
East Hampton
New Rochelle
Huntington
Riverhead
Atlantic Ocean

Topeka
KANSAS CITY
ST. LOUIS
Frankfort
Charleston
Jefferson City
Louisville
Wichita
NASHVILLE
Knoxville
Raleigh
Tulsa
OKLAHOMA CITY
Little Rock
MEMPHIS
CHARLOTTE
Columbia
Gadsden
ATLANTA
Sherman
Birmingham
Charleston
DALLAS
Shreveport
Jackson
Montgomery
Savannah
Arlington
Dothan
Atlantic Ocean
Baton Rouge
JACKSONVILLE
Lafayette
Panama City
Tallahassee
Scott
NEW ORLEANS
HOUSTON
Orlando
TAMPA
Gulf of Mexico
Naples
MIAMI

A-3-84

No. 9 – ExchangeRight Net Leased Portfolio 13

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Retail
Original Principal Balance:	$24,485,000			Specific Property Type:	Single Tenant
Cut-off Date Balance:	$24,485,000			Location(3):	Various
% of Initial Pool Balance:	2.9%			Size:	233,055 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF:	$105.06
Borrower Name(1):	ExchangeRight Net Leased Portfolio 13 DST			Year Built/Renovated(3):	Various
Sponsors:	David Fisher; Joshua Ungerecht; Warren Thomas			Title Vesting:	Fee
Mortgage Rate:	3.821%			Property Manager:	Self-managed
Note Date:	August 31, 2016			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(4):	NAV
Maturity Date:	September 6, 2026			2nd Most Recent Occupancy(4):	NAV
IO Period:	120 months			Most Recent Occupancy(4):	NAV
Loan Term (Original):	120 months			Current Occupancy (As of):	100.0% (11/1/2016)
Seasoning:	2 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(5):	NAV
Call Protection:	L(26),D(90),O(4)			3rd Most Recent NOI(5):	NAV
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI(5):	NAV
Additional Debt:	None			Most Recent NOI(5):	NAV
Additional Debt Type:	NAP
				U/W Revenues:	$3,035,101
				U/W Expenses:	$324,274
				U/W NOI:	$2,710,827
Escrows and Reserves(2):				U/W NCF:	$2,600,747
				U/W NOI DSCR:	2.86x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	2.74x
Taxes	$78,724	$21,553	NAP	U/W NOI Debt Yield:	11.1%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield:	10.6%
Replacement Reserves	$0	$1,440	NAP	As-Is Appraised Value(6):	$45,293,000
TI/LC Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date(6):	Various
Deferred Maintenance	$95,243	$0	NAP	Cut-off Date LTV Ratio:	54.1%
Condominium Assessments Reserve	$25,857	Springing	NAP	LTV Ratio at Maturity or ARD:	54.1%

(1)	See “The Borrower” section.

(2)	See “Escrows” section.

(3)	See “The Properties” section.

(4)	See “Historical Occupancy” section.

(5)	See “Cash Flow Analysis” section. Historical cash flows are unavailable as the ExchangeRight Properties were acquired by the sponsors between May 2015 and August 2016. The sellers of the ExchangeRight Properties did not provide historical operating statements to the borrower (the buyer).

(6)	See “Appraisal” section. Each of the ExchangeRight Properties was valued individually. The appraisals are dated from April 10, 2016 to August 19, 2016.

The Mortgage Loan. The mortgage loan (the “ExchangeRight Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering 20 cross-collateralized, triple-net leased, single tenant properties located in Alabama, Connecticut, Florida, Louisiana, Ohio, Tennessee, Texas, and Wisconsin (the “ExchangeRight Properties”). The ExchangeRight Mortgage Loan was originated on August 31, 2016 by Barclays Bank PLC. The ExchangeRight Mortgage Loan had an original principal balance of $24,485,000, has an outstanding principal balance as of the Cut-off Date of $24,485,000 and accrues interest at an interest rate of 3.821% per annum. The ExchangeRight Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments through the term of the ExchangeRight Mortgage Loan. The ExchangeRight Mortgage Loan matures on September 6, 2026.

Following the lockout period, the borrower has the right to defease the ExchangeRight Mortgage Loan in whole, but not in part, on any date before June 6, 2026. In addition, the ExchangeRight Mortgage Loan is prepayable without penalty on or after June 6, 2026.

A-3-85

EXCHANGERIGHT NET LEASED PORTFOLIO 13

Sources and Uses

Sources			Uses
Original loan amount	$24,485,000	53.7%	Purchase price(1)	$44,718,238	98.1%
Sponsor’s new cash contribution	21,102,544	46.3	Reserves	199,824	0.4
			Closing costs	669,482	1.5
Total Sources	$45,587,544	100.0%	Total Uses	$45,587,544	100.0%

(1)	A portion of the ExchangeRight Mortgage Loan proceeds were used to unencumber 11 of the 20 properties that served as collateral under the sponsors’ line of credit facilities that were purchased between May 2015 and August 2016.

The Properties. The ExchangeRight Properties comprise 20 single-tenant retail properties totaling 233,055 square feet located in Alabama (two properties), Connecticut (one property), Florida (two properties), Louisiana (four properties), Ohio (three properties), Tennessee (two properties), Texas (three properties) and Wisconsin (three properties). Built between 1986 and 2016, the ExchangeRight Properties range in size from 5,800 square feet to 53,000 square feet. The sponsor acquired the ExchangeRight Properties between May 2015 and August 2016 for a combined purchase price of approximately $44.7 million. As of November 1, 2016, the ExchangeRight Properties were 100.0% occupied.

The ExchangeRight Properties include nationally recognized credit-tenants, such as Walgreens (rated BBB/Baa2/BBB by Fitch/Moody’s/S&P), CVS Pharmacy (rated Baa1/BBB+ by Moody’s/S&P), Sherwin Williams (rated A-/A3/A by Fitch/Moody’s/S&P), Dollar General (rated Baa2/BBB by Moody’s/S&P), Family Dollar (rated Ba2/BB+ by Moody’s/S&P) and Advance Auto Parts (rated Baa2/BBB- by Moody’s/S&P). Credit rated tenants occupy 17 of the 20 properties representing 77.3% of underwritten base rent (leases are directly with rated entities or are guaranteed by such entities). Investment grade-rated tenants occupy 13 of the 20 properties representing 63.6% of underwritten base rent. The ExchangeRight Properties have a weighted average remaining initial lease term of approximately 12.9 years and if utilizing the fully extended lease maturity dates, the weighted average remaining lease term is approximately 40.5 years. Leases representing approximately 65.3% of the net rentable area and 79.0% of the underwritten base rent expire after the ExchangeRight Mortgage Loan maturity date. No individual property within the ExchangeRight Properties accounts for more than 13.6% of the underwritten base rent. The largest property, Hobby Lobby – Franklin comprises approximately 53,000 square feet (22.7% of the total net rentable area) and $344,500 of the underwritten base rent (12.1% of underwritten base rent). Excluding Hobby Lobby – Franklin, no individual property accounts for more than 8.1% of the net rentable area.

Condominium Structure. The Hobby Lobby – Franklin property comprises unit 1 of a two-unit commercial condominium. Unit 1 is a retail unit, and unit 2 is an industrial warehouse. Unit 2 is not part of the collateral for the ExchangeRight Mortgage Loan. Each unit has a 50% interest in the general common elements and equal voting rights. The borrower has 50% of the voting control, which gives the borrower the ability to block actions by the condominium board and association.

The following table presents certain information relating to the ExchangeRight Properties:

Tenant Name	City, State	Specific Property Type	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value(1)
Walgreens	Fairfield, Ohio	Single Tenant	$3,395,000	13.9%	100.0%	2002/NAP	14,490	$6,200,000
Walgreens	Panama City, Florida	Single Tenant	$3,165,000	12.9%	100.0%	2006/NAP	14,820	$5,763,000
Hobby Lobby	Franklin, Wisconsin	Single Tenant	$2,825,000	11.5%	100.0%	2003/NAP	53,000	$5,300,000
CVS Pharmacy	Gadsden, Alabama	Single Tenant	$2,420,000	9.9%	100.0%	2008/NAP	11,945	$4,500,000
Tractor Supply	Chillicothe, Ohio	Single Tenant	$1,645,000	6.7%	100.0%	1996/NAP	18,946	$3,000,000
Advance Auto Parts	Houston, Texas	Single Tenant	$1,075,000	4.4%	100.0%	2015/NAP	6,889	$2,050,000
Family Dollar	Plainville, Connecticut	Single Tenant	$1,040,000	4.2%	100.0%	2015/NAP	9,219	$1,980,000
Napa Auto Parts	Madison, Wisconsin	Single Tenant	$960,000	3.9%	100.0%	1990/NAP	7,800	$1,800,000
Dollar General	Knoxville, Tennessee	Single Tenant	$825,000	3.4%	100.0%	2016/NAP	9,100	$1,475,000
Dollar General	Dothan, Alabama	Single Tenant	$745,000	3.0%	100.0%	2016/NAP	9,026	$1,400,000
Family Dollar	Lafayette, Louisiana	Single Tenant	$755,000	3.1%	100.0%	2016/NAP	8,481	$1,400,000
Dollar General	Superior, Wisconsin	Single Tenant	$735,000	3.0%	100.0%	2013/NAP	9,493	$1,380,000
Family Dollar	Lafayette, Louisiana	Single Tenant	$745,000	3.0%	100.0%	2016/NAP	8,320	$1,370,000
Dollar General	Knoxville, Tennessee	Single Tenant	$695,000	2.8%	100.0%	2016/NAP	9,100	$1,275,000
Family Dollar	Scott, Louisiana	Single Tenant	$670,000	2.7%	100.0%	2016/NAP	8,532	$1,230,000
Sherwin Williams	Arlington, Texas	Single Tenant	$655,000	2.7%	100.0%	1999/NAP	6,000	$1,210,000
Sherwin Williams	Shreveport, Louisiana	Single Tenant	$595,000	2.4%	100.0%	2003/NAP	6,000	$1,110,000
Sherwin Williams	Sherman, Texas	Single Tenant	$585,000	2.4%	100.0%	2001/NAP	7,080	$1,100,000
Dollar General	Walbridge, Ohio	Single Tenant	$485,000	2.0%	100.0%	2008/NAP	9,014	$890,000
Sherwin Williams	Naples, Florida	Single Tenant	$470,000	1.9%	100.0%	1986/NAP	5,800	$860,000
Total/Weighted Average			$24,485,000	100.0%	100.0%		233,055	$45,293,000

(1)	In addition, each appraisal provides a “go dark” value for the related property. The ExchangeRight Properties have an aggregate “go dark” value of $23,830,000.

A-3-86

EXCHANGERIGHT NET LEASED PORTFOLIO 13

The following table presents certain information relating to the tenancies at the ExchangeRight Properties:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Walgreens	BBB/Baa2/BBB	29,310	12.6%	$24.77	$726,000	25.5%	Various(3)
Dollar General	NR/Baa2/BBB	45,733	19.6%	$9.49	$433,882	15.3%	Various(4)
Family Dollar	NR/Ba2/BB+	34,552	14.8%	$11.25	$388,608	13.7%	Various(5)
Hobby Lobby	NR/NR/NR	53,000	22.7%	$6.50	$344,500	12.1%	3/31/2026(6)
CVS Pharmacy	NR/Baa1/BBB+	11,945	5.1%	$22.50	$268,763	9.5%	1/31/2034(7)
Sherwin Williams	A-/A3/A	24,880	10.7%	$10.35	$257,470	9.1%	Various(8)
Total Major Tenants		199,420	85.6%	$12.13	$2,419,222	85.1%

Non-Major Tenants		33,635	14.4%	$12.58	$423,163	14.9%

Occupied Collateral Total		233,055	100.0%	$12.20	$2,842,385	100.0%

Vacant Space		0	0.0%

Collateral Total		233,055	100.0%

(1)	Tenants are not required to report sales information.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Walgreens is a tenant at two properties and leases 14,820 square feet at the Walgreens - Panama City property under a lease that expires on May 31, 2031 and has 10 five-year renewal options and 14,490 square feet at the Walgreens - Fairfield property under a lease that expires on December 31, 2027 and has 10 five-year renewal options.

(4)	Dollar General is a tenant at five properties and leases 9,493 square feet at the Dollar General - Superior property under a lease that expires on October 31, 2028 and has five five-year renewal options; 9,100 square feet at the Dollar General - Knoxville (Elm) property under a lease that expires on July 31, 2031 and has five five-year renewal options; 9,100 square feet at the Dollar General - Knoxville (Circle Oak) property under a lease that expires on April 30, 2031 and has five five-year renewal options; 9,014 square feet at the Dollar General - Walbridge property under a lease that expires on July 31, 2025 and has four five-year renewal options; and 9,026 square feet at the Dollar General - Dothan property under a lease that expires on July 31, 2031 and has five five-year renewal options.

(5)	Family Dollar is a tenant at four properties and leases 9,219 square feet at the Family Dollar – Plainville property under a lease that expires on June 30, 2030; 8,532 square feet at the Family Dollar – Scott property under a lease that expires on June 30, 2031; 8,481 square feet at the Family Dollar - Lafayette (Pinhook) property under a lease that expires on March 31, 2031; and 8,320 square feet at the Family Dollar - Lafayette (Congress) property under a lease that expires on June 30, 2031. Each Family Dollar tenant has six five-year renewal options.

(6)	Hobby Lobby has three five-year renewal options.

(7)	CVS Pharmacy has four five-year renewal options.

(8)	Sherwin Williams is a tenant at four properties and leases 7,080 square feet at the Sherwin Williams – Sherman property under a lease that expires on May 31, 2026 and has three five-year renewal options; 6,000 square feet at the Sherwin Williams - Arlington property under a lease that expires on October 31, 2026 and has four five-year renewal options; 6,000 square feet at the Sherwin Williams – Shreveport property under a lease that expires on July 31, 2026 and has three five-year renewal options; and 5,800 square feet at the Sherwin Williams - Naples property under a lease that expires on March 31, 2026 and has one five-year renewal option.

A-3-87

EXCHANGERIGHT NET LEASED PORTFOLIO 13

The following table presents certain information relating to the lease rollover schedule at the ExchangeRight Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	1	9,014	3.9%	9,014	3.9%	$67,524	2.4%	$7.49
2026	6	96,826	41.5%	105,840	45.4%	$789,002	27.8%	$8.15
Thereafter	13	127,215	54.6%	233,055	100.0%	$1,985,859	69.9%	$15.61
Vacant	0	0	0.0%	233,055	100.0%	$0	0.0%	$0.00
Total/Weighted Average	20	233,055	100.0%			$2,842,385	100.0%	$12.20

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the ExchangeRight Properties:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	11/1/2016(2)
NAV	NAV	NAV	NAV	100.0%

(1)	The ExchangeRight Properties were acquired by the sponsors between May 2015 and August 2016. The sellers of the ExchangeRight Properties did not provide historical occupancy information to the borrower (the buyer).
(2)	Information obtained from the underwritten rent roll.

A-3-88

EXCHANGERIGHT NET LEASED PORTFOLIO 13

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the ExchangeRight Properties:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $/SF
Base Rent	$2,842,385(2)	93.7%	$12.20
Grossed Up Vacant Space	0	0.0	0.00
Total Reimbursables	263,572(3)	8.7	1.13
Other Income	5,859	0.2	0.03
Less Vacancy & Free Rent	(76,715)(4)	(2.5)	(0.33)
Effective Gross Income	$3,035,101	100.0%	$13.02

Total Operating Expenses	$324,274	10.7%	$1.39

Net Operating Income	$ 2,710,827	89.3%	$11.63
TI/LC	87,851	2.9	0.38
Replacement Reserves	22,229	0.7	0.10
Net Cash Flow	$ 2,600,747	85.7%	$11.16

NOI DSCR	2.86x
NCF DSCR	2.74x
NOI DY	11.1%
NCF DY	10.6%

(1)	Historical cash flows are unavailable as the ExchangeRight Properties were acquired by the sponsors between May 2015 and August 2016. The sellers of the ExchangeRight Properties did not provide historical operating statements to the borrower (the buyer).

(2)	U/W Base Rent is based on in-place rent per leases.

(3)	Total Reimbursables are underwritten based on tenant leases and discussions with the borrower. There are no reimbursements at eight of the properties as the tenants pay for the respective property expenses directly. The remaining twelve tenants reimburse either property taxes, insurance or operating expenses or some combination of the three.

(4)	The underwritten economic vacancy is 5.0% at the property level except for eight properties (Advance Auto Parts – Houston, CVS Pharmacy - Gadsden, Dollar General - Dothan, Dollar General - Knoxville (Elm), Dollar General - Knoxville (Circle Oak), Dollar General - Superior, Walgreens - Fairfield, and Walgreens - Panama City), which are underwritten to a 0.0% economic vacancy. The eight properties are 100.0% occupied by investment grade tenants with at least 11 years remaining on the initial lease term. The overall blended economic vacancy is 2.5%. The ExchangeRight Properties are 100.0% physically occupied as of November 1, 2016.

Appraisal. The ExchangeRight Properties were valued individually, with the individual values reflecting a cumulative “as-is” appraised value of $45,293,000. The appraisals are dated from April 10, 2016 to August 19, 2016. Additionally, each appraisal provided a corresponding “go dark” value which equates to a cumulative “go dark” appraised value of $23,830,000 for the ExchangeRight Properties.

Environmental Matters. According to the Phase I environmental site assessment dated August 12, 2016, the Advance Auto Parts – Houston property has been impacted by the migration of contaminated groundwater from the adjacent, upgradient industrial property. The Advance Auto Parts - Houston property owner has enrolled in the Innocent Owner/Operator Program (“IOP”). The IOP provides a certificate to an innocent owner or operator if the property is contaminated as a result of a release or migration of contaminants from a source or sources not located on the owners/operator’s property and the owner/operator did not cause or contribute to the source or sources of contamination. The Advance Auto Parts – Houston property owner was awarded an IOP certificate on December 21, 2015. According to the IOP certificate, the owner of the Advance Auto Parts – Houston property is not liable under the Texas Health and Safety Code or Texas Water Code for investigation, monitoring, remediation or corrective measures. No further action is recommended. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Environmental Considerations” in the Preliminary Prospectus.

The Borrower. The borrower is ExchangeRight Net Leased Portfolio 13 DST, a Delaware Statutory Trust. At loan origination, the ExchangeRight Properties were conveyed and assumed from ExchangeRight Net Leased Portfolio 13, LLC to and by ExchangeRight Net Leased Portfolio 13 DST. ExchangeRight Net Leased Portfolio 13 DST has master leased the ExchangeRight Properties to a master lessee affiliated with the sponsors. The master lessee is structured as a special purpose entity. The master lessee’s interest in the master lease and all rents are assigned to the lender. The sponsors have a 100% ownership interest in the master lessee. The master lease is subordinate to the ExchangeRight Mortgage Loan. There is one independent director for the borrowing entity and one independent director for the master lessee. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the ExchangeRight Mortgage Loan. David Fisher, Joshua Ungerecht and Warren Thomas are the guarantors of certain nonrecourse carveouts under the ExchangeRight Mortgage Loan. See “Description of the Mortgage Pool—Delaware Statutory Trusts” in the Preliminary Prospectus.

The Sponsors. The sponsors are David Fisher, Joshua Ungerecht and Warren Thomas, all of whom are managing members of ExchangeRight Real Estate, LLC (“ExchangeRight”). ExchangeRight has more than $550.0 million of assets and more than 3.2 million square feet under management. ExchangeRight has more than 195 investment-grade retail and class B/B+ multifamily properties

A-3-89

EXCHANGERIGHT NET LEASED PORTFOLIO 13

located across 27 states. Mr. Thomas was involved in a foreclosure in 2013. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Escrows. The loan documents provide for upfront reserves in the amount of $78,724 for real estate taxes, $95,243 for deferred maintenance, and $25,857 for a condominium assessments reserve. The loan documents require monthly deposits of (i) $21,553 for real estate taxes; (ii) $1,440 for replacement reserves; and (iii) on each payment date an amount such that the balance in the condominium assessments reserve account will at all times equal at least the aggregate amount of the condominium assessments due from the borrower to the condominium association with respect to unit 1 at the Hobby Lobby – Franklin property for the next ensuing three month period. The loan documents do not require monthly escrows for insurance provided that the insurance required is maintained under an acceptable blanket insurance policy. If an event of default has occurred and is continuing, the borrower is required to deposit $13,594 on a monthly basis into the TI/LC reserve and any sum or termination fee payable to the borrower.

Lockbox and Cash Management. The ExchangeRight Mortgage Loan requires a lender-controlled lockbox account, which is already in place. The borrower and property manager are required to direct all tenants to pay rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within one business day of receipt. During a Cash Sweep Period (as defined below), funds deposited into the lockbox account are required to be swept on a daily basis into a cash management account controlled by the lender.

A “Cash Sweep Period” will commence upon the occurrence of a Cash Sweep Event (as defined below) and will continue until the earlier of (i) the next occurring payment date following the related Cash Sweep Event Cure (as defined below) or (ii) payment in full of all principal and interest on the ExchangeRight Mortgage Loan and all other amounts due and payable under the loan documents or defeasance of the ExchangeRight Mortgage Loan.

A “Cash Sweep Event” will commence upon the occurrence of: (i) an event of default; (ii) a debt service coverage ratio less than 1.45x as of the date of determination; or (iii) a Qualified Transfer Trigger Event (as defined below).

A “Cash Sweep Event Cure” will occur: with respect to clause (i) of the definition of “Cash Sweep Event” above, upon the acceptance by the lender of a cure of such event of default; with respect to clause (ii) of the definition of “Cash Sweep Event” above, upon the achievement of a debt service coverage ratio greater than or equal to 1.45x for two consecutive calendar quarters; and with respect to clause (iii) of the definition of “Cash Sweep Event” above, upon the occurrence of a Qualified Transfer Trigger Event Cure (as defined below); provided, however, that any such cure is subject to the absence of a continuing event of default.

A “Qualified Transfer Trigger Event” will commence upon the date that is 36 months prior to the maturity date.

A “Qualified Transfer Trigger Event Cure” will occur upon a Qualified Transfer (as defined below), provided that the Approved Transferee (as defined below): (i) maintains a minimum net worth of at least $200.0 million and total assets of at least $400.0 million; (ii) executes and delivers to lender a full recourse guaranty guaranteeing payment of the entire amount of the ExchangeRight Mortgage Loan; (iii) owns no less than 100.0% of the legal and beneficial ownership interests in the borrower and master lessee; (iv) is not a Delaware Statutory Trust; and (v) causes the borrower to convert to a limited liability company.

A “Qualified Transfer” will mean, at any time following the date six months from the origination date, the transfer of all outstanding ownership interests in the borrower in one or a series of transactions to an Approved Transferee and the replacement of the guarantor as the person who controls the borrower, provided the terms and conditions set forth in the loan documents are satisfied.

An “Approved Transferee” will mean (i) an eligible financial institution or (ii) any person who meets the requirements as set in the loan documents, is regularly engaged in the business of owning or operating commercial properties, owns interests in or operates at least five properties with a minimum of 750,000 square feet and has total assets of at least $100.0 million.

Property Management. The ExchangeRight Properties are managed by an affiliate of the borrower.

Assumption. The borrower is permitted to transfer the ExchangeRight Properties in whole, but not in part, provided that certain conditions are satisfied, including: (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) the delivery of a REMIC opinion, an insolvency opinion and other opinions required by the lender; and (iv) the lender has received confirmation from Fitch, Moody’s and Morningstar that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates. If such transfer is a permitted transfer as set forth in the loan documents, the borrower is not required to receive lender consent and fulfill the aforementioned provisions.

Right of First Refusal. The sole tenants at the Walgreens – Panama City and the Walgreens – Fairfield properties each have a right of first refusal (“ROFR”) with respect to offers to purchase their respective properties. Walgreens, the tenant at both properties, agreed in a subordination, nondisturbance and attornment agreement that such ROFR is waived in the event of foreclosure or deed in lieu. The sole tenants at the Family Dollar – Plainville, Family Dollar - Lafayette (Pinhook), Family Dollar - Lafayette (Congress) and the Family Dollar - Scott properties, each have a ROFR with respect to offers to purchase their respective properties. However, the ROFR does not apply to a foreclosure sale, deed in lieu of foreclosure or similar conveyance resulting from the lender exercising its remedies under the ExchangeRight Mortgage Loan.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

A-3-90

EXCHANGERIGHT NET LEASED PORTFOLIO 13

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to 100% of the full replacement cost of the ExchangeRight Properties. The loan documents also require business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a three-month extended period of indemnity.

Windstorm Insurance. The loan documents require windstorm insurance covering the full replacement cost of the ExchangeRight Properties during the loan term. At the time of closing, the ExchangeRight Properties have windstorm insurance coverage.

A-3-91

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-92

SHERATON TOWSON BALTIMORE NORTH

A-3-93

SHERATON TOWSON BALTIMORE NORTH

Sheraton Towson Baltimore North
903 Dulaney Valley Road
Towson, MD 21204
TOWSON
Lutherville-Timonium
Timonium Business Park
Timonium Business Park
Lutherville
BALTIMORE LIGHT RAIL
Ridgely Rd.
Seminary Ave.
York Road
Dulaney Valley Rd.
Bellona Ave.
Orchard Hills Park
Baltimore Beltway
695
45
146
131
139
134
542
41
The Shops at Kenilworth
Ruhl Armory
Kenilworth Dr.
Carver Ctr. for Arts & Technology
Fairmount Ave.
Peabody Institute-Johns Hopkins
Kraushaar Auditorium
Goucher College
Meyerhoff Arts Center
Dorsey College Ctr.
The Athenaeum
W. Joppa Rd.
N. Charles St.
Chestnut Ave.
Bosley Ave.
Dulaney Plaza Shopping Center
Towson Town Center
Goucher Blvd.
Social Security Administration
Hampton Plaza
Providence Rd.
Cromwell Bridge Rd.
Baltimore County Circuit Court
Baltimore Co. Offices
Towson Branch of the Baltimore Co. Public Library
District Court of Maryland
Hillen Rd.
Stanley Black & Decker
E. Joppa Rd.
Towsontown Blvd.
Burke Ave.
Towson University
Albert S. Cook Library
Aigburth Rd.
Putty Hill Ave.
Calvert Hall College High School
Loch Raven Technical Academy
Sheppard Pratt Health System
Greater Baltimore Medical Center
Cross Campus Dr.
Osler Dr.
Center for the Arts
Towson High School
Laboratory Corporation of America
Knollwood Rd.
Stevenson Ln.
The Conference Center at Sheppard Pratt
Johnny Unitas Stadium
SECU Arena
St. Joseph Medical Center
Hillendale Shopping Center
Loch Raven Blvd.
Country Club of Maryland
Parkville
Glendale Park
Stevenson Ln.
Dumbarton Middle School
BALTIMORE COUNTY
Dumbarton Rd.
Regester Ave.
Sherwood Rd.
Mount Pleasant Golf Club
Downtown Baltimore 7 miles
BALTIMORE
Cockeysville
Reisterstown
Owings Mills
Pikesville
Towson
Parkville
Carney
Perry Hall
White Marsh
Randallstown
BALTIMORE
Woodlawn
Ellicott City
Catonsville
Downtown
Essex
Dundalk
Columbia
Chesapeake Bay
Severn

A-3-94

No. 10 – Sheraton Towson Baltimore North

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Hospitality
Original Principal Balance:	$22,000,000			Specific Property Type:	Full Service
Cut-off Date Principal Balance:	$21,949,866			Location:	Towson, MD
% of Initial Pool Balance:	2.6%			Size:	283 Rooms
Loan Purpose:	Refinance			Cut-off Date Balance Per Room:	$77,561
Borrower Name:	SBN Partners, L.P.			Year Built/Renovated:	1987/2015
Sponsors:	Kenneth Kochenour; Ira Lubert			Title Vesting:	Fee
Mortgage Rate:	4.980%			Property Manager:	Self-managed
Note Date:	August 10, 2016			4th Most Recent Occupancy (As of)(2):	70.4% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(2):	65.7% (12/31/2013)
Maturity Date:	September 6, 2026			2nd Most Recent Occupancy (As of)(2):	69.2% (12/31/2014)
IO Period:	None			Most Recent Occupancy (As of)(2):	65.7% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	67.1% (7/31/2016)
Seasoning:	2 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,893,837 (12/31/2013)
Call Protection:	L(26),D(90),O(4)			3rd Most Recent NOI (As of):	$1,825,379 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of)(3):	$1,955,056 (12/31/2015)
Additional Debt:	None			Most Recent NOI (As of)(3):	$2,538,852 (TTM 7/31/2016)
Additional Debt Type:	NAP
				U/W Revenues:	$12,727,882
				U/W Expenses:	$10,002,061
				U/W NOI:	$2,725,820
				U/W NCF:	$2,216,705
				U/W NOI DSCR:	1.93x
Escrows and Reserves(1):				U/W NCF DSCR:	1.57x
				U/W NOI Debt Yield:	12.4%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	10.1%
Taxes	$0	$29,117	NAP	Appraised Value:	$35,000,000
Insurance	$0	Springing	NAP	Appraisal Valuation Date:	July 5, 2016
FF&E Reserve	$0	$42,426	NAP	Cut-Off Date LTV Ratio:	62.7%
Deferred Maintenance	$25,375	$0	NAP	LTV Ratio at Maturity or ARD:	51.6%

(1)	See “Escrows” section.

(2)	The occupancy decrease from 2012 to 2013 is attributable to three competitive hotels that came back online after being de-flagged by their respective brands; however, the Sheraton Towson Baltimore North Property was able to recapture some market share in 2014. The occupancy decrease from 2014 to 2015 is attributable to guest room renovations, which took some guest rooms offline.

(3)	See “Cash Flows” section.

The Mortgage Loan. The mortgage loan (the “Sheraton Towson Baltimore North Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the borrower’s fee interest in a full service hotel property located in Towson, Maryland (the “Sheraton Towson Baltimore North Property”). The Sheraton Towson Baltimore North Mortgage Loan was originated on August 10, 2016 by Barclays Bank, PLC. The Sheraton Towson Baltimore North Mortgage Loan had an original principal balance of $22,000,000, has an outstanding principal balance as of the Cut-off Date of $21,949,866 and accrues interest at an interest rate of 4.980% per annum. The Sheraton Towson Baltimore North Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The Sheraton Towson Baltimore North Mortgage Loan matures on September 6, 2026.

Following the lockout period, the borrower has the right to defease the Sheraton Towson Baltimore North Mortgage Loan in whole, but not in part, on any date before June 6, 2026. In addition, the Sheraton Towson Baltimore North Mortgage Loan is prepayable without penalty on or after June 6, 2026.

A-3-95

SHERATON TOWSON BALTIMORE NORTH

Sources and Uses

Sources			Uses
Original loan amount	$22,000,000	100.0%	Loan payoff(1)	$17,794,599	80.9%
			Reserves	25,375	0.1
			Closing costs	299,197	1.4
			Return of equity	3,880,829	17.6
Total Sources	$22,000,000	100.0%	Total Uses	$22,000,000	100.0%

(1)	The Sheraton Towson Baltimore North Property was previously securitized in the WBCMT 2006-C27 transaction.

The Property. The Sheraton Towson Baltimore North Property is a 283-room, 12-story, full service hotel located in Towson, Maryland, north of downtown Towson and approximately 14 miles north of downtown Baltimore. Additionally, the hotel is located near Goucher College and one mile away from Towson University. The Sheraton Towson Baltimore North Property is directly connected to the Towson Town Center, via a skywalk. The Sheraton Towson Baltimore North Property is situated on a 2.04-acre site and was originally built in 1987, with the most recent renovations completed in 2015.

Amenities at the Sheraton Towson Baltimore North Property include a restaurant (Rain 903), indoor heated pool, fitness center, Club Lounge for preferred Starwood guests, complimentary shuttle service and 18,574 square feet of meeting and event space. The meeting space at the Sheraton Towson Baltimore North Property is accessible through a separate entrance bypassing the hotel lobby. The Sheraton Towson Baltimore North Property is located within the Delaney Center, a mixed-use development comprised of the Sheraton Towson Baltimore North Property, two office buildings and a five-story parking garage. The Sheraton Towson Baltimore North Property has access to 400 parking spaces in the five-story parking garage through a declaration of easements, covenants and restrictions agreement. The parking garage is not owned by the sponsors; however, the Sheraton Towson Baltimore North Property is required to reimburse the parking garage owner for 25.0% of the operating expenses incurred by the parking operator. The Sheraton Towson Baltimore North Property is entitled to the parking income associated with the 400 parking spaces (both income and expenses associated with parking garage were underwritten).

The guestroom mix at the Sheraton Towson Baltimore North Property includes 158 king rooms, 124 double queen rooms and one presidential suite. Guestrooms at the hotel are located on the 3rd floor through the 12th floor. Each guestroom features a flat screen television, workspace with ergonomic desk chair, mini-refrigerator, coffee maker and a Sheraton Signature Sleep Experience bed. According to the appraisal, the demand segmentation for the Sheraton Towson Baltimore North Property is 50.0% corporate, 30.0% group and 20.0% leisure.

The sponsors have owned the Sheraton Towson Baltimore North Property since 1992 and have informed the lender that they have invested approximately $7.5 million ($26,349 per room) since 2011 in various renovations to common areas, guest rooms and guest amenities. In conjunction with renewing the franchise agreement, the sponsors completed a Property Improvement Plan (“PIP”) from 2013 to 2015, spending approximately $5.7 million ($20,067 per room), of which the sponsors estimated $4.7 million was related to the Starwood PIP requirements. The recent PIP involved renovations to the lobby, pre-function areas, meeting and banquet space, the restaurant/bar area and a complete soft-good and case-good upgrade of the guestrooms and corridors. The franchise agreement with Starwood Hotels & Resorts expires in November 2032.

A-3-96

SHERATON TOWSON BALTIMORE NORTH

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Sheraton Towson Baltimore North Property:

Cash Flow Analysis

	2013	2014	2015	TTM 7/31/2016	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	65.7%	69.2%(1)	65.7%(1)	67.1%	67.1%
ADR	$119.49	$121.07	$126.94	$125.45	$125.45
RevPAR	$80.53	$83.77	$83.38	$84.20	$84.20

Room Revenue	$8,118,559	$8,660,074	$8,589,548	$8,673,129	$8,673,129	68.1%	$30,647
F&B Revenue	3,360,991	3,586,993	3,335,681	3,656,571	3,656,571	28.7	12,921
Other Revenue	334,735	326,134	377,921	410,687	398,182	3.1	1,407
Total Revenue	$11,814,285	$12,573,201	$12,303,150	$12,740,387	$12,727,882	100.0%	$44,975

Total Department Expenses	4,327,674	4,758,708	4,591,537	4,684,753	4,684,514	36.8	16,553
Gross Operating Profit	$7,486,611	$7,814,493	$7,711,613	$8,055,634	$8,043,368	63.2%	$28,422

Total Undistributed Expenses	4,840,058	5,201,097	4,979,157	4,764,716	4,531,109	35.6	16,011
Profit Before Fixed Charges	$2,646,553	$2,613,396	$2,732,456	$3,290,918	$3,512,259	27.6%	$12,411

Total Fixed Charges	752,716	788,017	777,400	752,066	786,438	6.2	2,779
Net Operating Income	$1,893,837	$1,825,379	$1,955,056(2)	$2,538,852(2)(3)	$2,725,820(3)	21.4%	$9,632
FF&E	0	0	0	0	509,115	4.0	1,799
Net Cash Flow	$1,893,837	$1,825,379	$1,955,056	$2,538,852	$2,216,705	17.4%	$7,833

NOI DSCR	1.34x	1.29x	1.38x	1.80x	1.93x
NCF DSCR	1.34x	1.29x	1.38x	1.80x	1.57x
NOI DY	8.6%	8.3%	8.9%	11.6%	12.4%
NCF DY	8.6%	8.3%	8.9%	11.6%	10.1%

(1)	The occupancy decrease from 2014 to 2015 is attributable to guest room renovations, which took some guest rooms offline.

(2)	The increase in TTM 7/31/2016 Net Operating Income from 2015 Net Operating Income is due to the completion of the hotel renovations.

(3)	The increase in U/W Net Operating Income from TTM 7/31/2016 Net Operating Income is primarily due to a negotiated decrease in the management fee from 5.0% to 3.0%.

Appraisal. As of the appraisal valuation date of July 5, 2016, the Sheraton Towson Baltimore North Property had an “as-is” appraised value of $35,000,000.

Environmental Matters. According to the Phase I environmental assessment dated July 13, 2016, there was no evidence of any recognized environmental conditions at the Sheraton Towson Baltimore North Property.

Market Overview and Competition. The Sheraton Towson Baltimore North Property is located in Towson, Maryland, approximately 14 miles north of downtown Baltimore, which is Maryland’s largest metropolitan area. Towson, along with Parkville, Overlea and Riverwood make up the “Baltimore Beltway” communities along Interstate 695, a major beltway looping around the greater Baltimore area. Interstate 695 provides access to Interstate 95, which connects the Sheraton Towson Baltimore North Property to Baltimore and Washington, D.C. in the south and Philadelphia to the north. The Sheraton Towson Baltimore North Property is also serviced by the Baltimore/Washington International Thurgood Marshall Airport.

The Sheraton Towson Baltimore North Property is located within a market with employers in the government, healthcare and education sectors. Major employers in the market include the Social Security Administration, T. Rowe Price, the Greater Baltimore Medical Center, Towson University and Franklin Square Hospital. The Towson/Timonium office submarket within which the Sheraton Towson Baltimore North Property is located has 10.4 million square feet of office space generating commercial demand. The Sheraton Towson Baltimore North Property is connected to the Towson Town Center, a GGP-operated mall anchored by Macy’s, Nordstrom and Crate & Barrel, via a skywalk. The Sheraton Towson Baltimore North Property is located proximate to Goucher College, with an enrollment of 2,680 undergraduate and graduate students and one mile north of Towson University, with an enrollment of 22,284 undergraduate and graduate students.

A-3-97

SHERATON TOWSON BALTIMORE NORTH

The following table presents certain information relating to the Sheraton Towson Baltimore North Property’s competitive set.

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Sheraton Towson BaltimoreNorth			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 7/31/2016	59.2%	$121.36	$71.88	67.1%	$125.44	$84.18	113.3%	103.4%	117.1%
TTM 7/31/2015	57.3%	$118.71	$68.06	66.6%	$125.91	$83.81	116.1%	106.1%	123.1%
TTM 7/31/2014	54.6%	$115.24	$62.89	67.3%	$118.69	$79.91	123.4%	103.0%	127.1%

(1)	Information obtained from third party hospitality report dated August 18, 2016. The competitive set includes the following hotels: Wyndham Baltimore Hunt Valley Inn, Embassy Suites Baltimore North Hunt Valley, DoubleTree Baltimore North Pikesville, Radisson Hotel @ Cross Keys Baltimore and Marriott Conference Center Towson University Hotel.

The Borrower. The borrower is SBN Partners, L.P., a Pennsylvania limited partnership and a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sheraton Towson Baltimore North Mortgage Loan. Kenneth K. Kochenour is the guarantor of certain nonrecourse carveouts under the Sheraton Towson Baltimore North Mortgage Loan.

The Sponsor. The sponsors are Kenneth K. Kochenour, founder and CEO of GF Management, a hospitality ownership and management company based in Philadelphia, Pennsylvania and Ira Lubert, co-founder of Independence Capital Partners. GF Management specializes in owning and managing hotels, resorts, golf resorts and other related hospitality assets. Since GF Management was founded in 1988, the company has have managed more than 500 hotels across 45 states. Independence Capital Partners is comprised of seven fund families across various asset classes.

Escrows. The loan documents provided for upfront escrows in the amount of $25,375 for immediate repairs in order to bring the Sheraton Towson Baltimore North Property into ADA compliance.

The loan documents also provide for monthly escrows in an amount equal to (i) $29,117 for real estate taxes and (ii) $42,426 for FF&E reserves. The Sheraton Towson Baltimore North Mortgage Loan documents do not require monthly escrows for insurance provided (a) a Trigger Period (as defined below) has not occurred and is continuing; (b) the Sheraton Towson Baltimore North Property is insured via an acceptable blanket insurance policy that meets the requirements as set forth in the loan documents; and (c) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of the insurance premiums when due.

Lockbox and Cash Management. The Sheraton Towson Baltimore North Mortgage Loan requires the borrower to establish a lender-controlled lockbox account, which is already in place, and to direct all tenants to pay their rents and all credit card companies under merchant agreements to pay receipts directly into such lockbox account. Prior to a Trigger Period (as defined below), all funds on deposit in the lockbox account are disbursed to the borrower. During the occurrence and continuance of a Trigger Period, funds in the lockbox account are transferred daily into the cash management account, where they are applied in accordance with the loan documents.

A “Trigger Period” will commence upon the earlier of (i) the occurrence of an event of default; or (ii) the debt service coverage ratio being less than 1.30x on the last day of the calendar quarter. A Trigger Period will expire, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), the debt service coverage ratio being equal to or greater than 1.35x for a calendar quarter.

Property Management. The Sheraton Towson Baltimore North Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Sheraton Towson Baltimore North Property, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the identity, experience, financial condition and credit worthiness of transferee and guarantor, as evidenced by financial statement(s) and other information, is satisfactory to the lender; and (iii) rating agency confirmation from Fitch, Moody’s and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C36 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Sheraton Towson Baltimore North Mortgage Loan documents require that an “all risk” insurance policy be maintained by the borrower to provide coverage for terrorism equal to the full replacement cost of the Sheraton Towson Baltimore North Property, as well as business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

A-3-98

No. 11 – Houston Industrial Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Industrial
Original Principal Balance:	$20,000,000			Specific Property Type:	Flex
Cut-off Date Balance:	$19,967,885			Location:	Houston, TX
% of Initial Pool Balance:	2.3%			Size:	459,485 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$43.46
Borrower Name:	JHV-1, LLC			Year Built/Renovated:	Various–See Table
Sponsors:	Nathan Herzog; Robert Herzog			Title Vesting:	Fee
Mortgage Rate:	4.768%			Property Manager:	Interra Management Company
Note Date:	September 30, 2016			4th Most Recent Occupancy(As of)(3):	82.7% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(3):	85.4% (12/31/2013)
Maturity Date:	October 6, 2026			2nd Most Recent Occupancy (As of)(3):	94.4% (12/31/2014)
IO Period:	None			Most Recent Occupancy (As of)(3):	94.6% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	87.1% (9/23/2016)
Seasoning:	1 month
Amortization Term (Original):	300 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,905,279 (12/31/2013)
Call Protection:	L(25),D(91),O(4)			3rd Most Recent NOI (As of):	$1,985,494 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of):	$2,276,521 (12/31/2015)
Additional Debt:	None			Most Recent NOI (As of):	$2,155,206 (TTM 8/31/2016)
Additional Debt Type:	NAP
				U/W Revenues:	$3,410,082
				U/W Expenses:	$1,172,854
				U/W NOI:	$2,237,228
Escrows and Reserves:				U/W NCF:	$1,993,276
				U/W NOI DSCR:	1.63x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR:	1.45x
Taxes	$392,591	$48,621	NAP	U/W NOI Debt Yield:	11.2%
Insurance(1)	$0	Springing	NAP	U/W NCF Debt Yield:	10.0%
Replacement Reserves	$0	$4,293	NAP	As-Is Appraised Value:	$28,200,000
TI/LC Reserve	$800,000	$13,402	$1,200,000	As-Is Appraisal Valuation Date:	August 19, 2016
Deferred Maintenance(2)	$47,813	$0	NAP	Cut-off Date LTV Ratio:	70.8%
Free Rent Reserve	$20,821	$0	NAP	LTV Ratio at Maturity or ARD:	52.6%

(1)	Ongoing monthly reserves for insurance premiums are not required as long as the Houston Industrial Portfolio Properties (as defined below) are insured via an acceptable blanket insurance policy.
(2)	Deferred Maintenance is comprised of $36,875 of parking lot and sidewalk repairs and $10,938 of other deferred maintenance.
(3)	See “Historical Occupancy” section.

The Houston Industrial Portfolio mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering six industrial properties consisting of 19 buildings totaling 459,485 square feet located in Houston, Texas (the “Houston Industrial Portfolio Properties”). The sponsors acquired the Houston Industrial Portfolio Properties as well as two other industrial buildings in 2008 for approximately $29.4 million. Based on an allocated cost basis of approximately $27.7 million, the sponsor has approximately $9.7 million of equity remaining in the Houston Industrial Portfolio Properties. Built between 1983 and 1998, the Houston Industrial Portfolio Properties range in size from 19,630 square feet to 167,040 square feet and feature clear heights ranging from 12 feet to 28 feet, with an average of 20 feet. Each property is in close proximity to the Sam Houston Tollway, a beltway around the city of Houston, Texas which connects to major junctions such as I-45, I-69 and I-10. No individual property releases are permitted for the Houston Industrial Portfolio mortgage loan.

The Aldine Westfield property (7.2% of net rentable area) is 100.0% occupied by Amega West Services, LLC, while the five remaining properties (92.8% of net rentable area) are multi-tenanted and feature seven to 32 tenant spaces. The Houston Industrial Portfolio Properties are located across three Houston submarkets with submarket vacancy rates of 5.0%, 4.8% and 7.9%. The properties have seen strong leasing momentum with 78,700 square feet of space (17.1% of net rentable area) leased or renewed in 2016 by 21 tenants. The Houston Industrial Portfolio Properties are 87.1% leased as of September 23, 2016 by 91 tenants with an average occupancy of 90.6% since August 2013.

A-3-99

HOUSTON INDUSTRIAL PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$20,000,000	81.2%	Loan payoff(1)	$22,720,230	92.3%
Sponsor’s new cash contribution	4,624,398	18.8	Reserves	1,261,224	5.1
			Closing costs	642,944	2.6
Total Sources	$24,624,398	100.0%	Total Uses	$24,624,398	100.0%

(1)	Loan payoff represents a previous loan collateralized by the Houston Industrial Portfolio Properties as well as two non-collateral industrial buildings.

The following table presents certain information relating to the Houston Industrial Portfolio Properties:

Property Name	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Number of Tenants(1)	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value
Emmott Business Center	$7,188,439	36.0%	28	85.8%	1993-1996/NAP	167,040	$9,450,000
Eldridge Business Center	$4,542,694	22.8%	30	97.2%	1998/NAP	99,500	$6,500,000
West Belt Business Center	$3,793,898	19.0%	19	68.9%	1997/NAP	97,030	$6,000,000
Winkler Berrybrook	$1,996,788	10.0%	7	100.0%	1984/NAP	43,100	$2,750,000
Aldine Westfield	$1,497,591	7.5%	1	100.0%	1991/NAP	33,185	$2,200,000
Keough Business Center	$948,475	4.7%	6	85.8%	1983/NAP	19,630	$1,300,000
Total/Weighted Average	$19,967,885	100.0%	91	87.1%		459,485	$28,200,000

(1)	Number of Tenants includes West Texas Cooling Tower Fabrication and Supplies, Inc. at Winkler Berrybrook which is currently occupying on a MTM basis after lease expiration on June 30, 2016 and does not include PT USA at West Belt Business Center, which has informed the sponsors that it will be vacating the property after lease expiration on December 31, 2017.

A-3-100

HOUSTON INDUSTRIAL PORTFOLIO

The following table presents certain information relating to the tenancy at the Houston Industrial Portfolio Properties:

Major Tenants

Tenant Name	Property Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Amega West Services, LLC	Aldine Westfield	NR/Ba2/BBB	33,185	7.2%	$6.02	$199,774	8.3%	12/31/2018(3)
Lincare Inc.	Emmott Business Center	NR/A2/A+	8,220	1.8%	$11.37	$93,480	3.9%	02/28/2018(4)
Lion Apparel Inc.	Winkler Berrybrook	NR/NR/NR	12,000	2.6%	$6.54	$78,448	3.2%	06/30/2017(5)
West Texas Cooling Inc.	Winkler Berrybrook	NR/NR/NR	13,300	2.9%	$4.85	$64,500	2.7%	MTM(6)
Metal Oxide Technologies, Inc.	Emmott Business Center	NR/NR/NR	11,400	2.5%	$5.57	$63,525	2.6%	06/30/2017
Pyramid Graphics	Emmott Business Center	NR/NR/NR	12,000	2.6%	$4.60	$55,200	2.3%	03/31/2017(7)
Texas Stud Weld Inc.	Eldridge Business Center	NR/NR/NR	8,750	1.9%	$5.14	$44,975	1.9%	06/30/2019
Ranco Aire, Inc.	Emmott Business Center	NR/NR/NR	9,000	2.0%	$4.72	$42,480	1.8%	02/28/2018(8)
Punum Roofing of Houston, Inc.	Emmott Business Center	NR/NR/NR	7,200	1.6%	$5.88	$42,336	1.8%	01/31/2019(9)
Frontier Services Group, LLC	West Belt Business Center	NR/NR/NR	6,780	1.5%	$6.03	$40,883	1.7%	10/31/2018
Total Major Tenants			121,835	26.5%	$5.96	$725,601	30.1%

Non-Major Tenants			278,185	60.5%	$6.07	$1,688,903	69.9%

Occupied Collateral Total			400,020	87.1%	$6.04	$2,414,504	100.0%

Vacant Space			59,465	12.9%

Collateral Total			459,485	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through October 2017.
(3)	Amega West Services, LLC has one, five-year lease renewal option.
(4)	Lincare Inc. has two, one-year lease renewal options.
(5)	Lion Apparel Inc. has one, five-year lease renewal option.
(6)	West Texas Cooling Tower Fabrication and Supplies, Inc. (“West Texas Cooling Inc.”) lease expired on June 30, 2016 and is currently occupying the property on a MTM basis.
(7)	Pyramid Graphics has one two-year lease renewal option.
(8)	Ranco Aire, Inc. has one, one-year lease renewal option.
(9)	Punum Roofing of Houston, Inc. may terminate its lease on February 1, 2017 provided it has delivered notice on or before November 1, 2016. Upon such termination, the tenant is required to pay to the landlord a termination fee equal to three-months rent.

The following table presents certain information relating to the lease rollover schedule at the Houston Industrial Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	13,300	2.9%	13,300	2.9%	64,500	2.7%	$4.85
2016	2	6,000	1.3%	19,300	4.2%	32,250	1.3%	$5.38
2017	30	135,845	29.6%	155,145	33.8%	804,757	33.3%	$5.92
2018	22	115,485	25.1%	270,630	58.9%	756,011	31.3%	$6.55
2019	27	96,665	21.0%	367,295	79.9%	569,475	23.6%	$5.89
2020	4	13,725	3.0%	381,020	82.9%	84,417	3.5%	$6.15
2021	5	19,000	4.1%	400,020	87.1%	103,094	4.3%	$5.43
2022	0	0	0.0%	400,020	87.1%	0	0.0%	$0.00
2023	0	0	0.0%	400,020	87.1%	0	0.0%	$0.00
2024	0	0	0.0%	400,020	87.1%	0	0.0%	$0.00
2025	0	0	0.0%	400,020	87.1%	0	0.0%	$0.00
2026	0	0	0.0%	400,020	87.1%	0	0.0%	$0.00
Thereafter	0	0	0.0%	400,020	87.1%	0	0.0%	$0.00
Vacant	0	59,465	12.9%	459,485	100.0%	0	0.0%	$0.00
Total/Weighted Average	91	459,485	100.0%			$2,414,504	100.0%	$6.04

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-101

HOUSTON INDUSTRIAL PORTFOLIO

The following table presents historical occupancy percentages at the Houston Industrial Portfolio Properties:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	9/23/2016(2)(3)
82.7%	85.4%	94.4%	94.6%	87.1%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.
(3)	The Houston Industrial Portfolio Properties were 90.5% occupied as of September 23, 2016 including PT USA (3.4% of the net rentable area), which gave notice of its intent to vacate once its lease expires on December 31, 2017 and was therefore considered vacant for underwriting purposes.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Houston Industrial Portfolio Properties:

Cash Flow Analysis

	2013	2014	2015	TTM 8/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,119,353	$2,182,447	$2,348,914	$2,310,790	$2,414,504(1)	70.8%	$5.25
Grossed Up Vacant Space	0	0	0	0	352,890	10.3	0.77
Total Reimbursables	704,908	753,195	979,513	1,009,312	1,145,501	33.6	2.49
Other Income	22,312	23,481	34,386	39,911	39,911	1.2	0.09
Less Vacancy & Free Rent	(13,935)	0	0	(62,690)	(542,725)(2)	(15.9)	(1.18)
Effective Gross Income	$2,832,639	$2,959,123	$3,362,813	$3,297,324	$3,410,082	100.0%	$7.42

Total Operating Expenses	$927,360	$973,628	$1,086,292	$1,142,117	$1,172,854	34.4%	$2.55

Net Operating Income	$1,905,279	$1,985,494	$2,276,521	$2,155,206	$2,237,228	65.6%	$4.87
TI/LC	0	0	0	0	192,400	5.6	0.42
Capital Expenditures	0	0	0	0	51,552	1.5	0.11
Net Cash Flow	$1,905,279	$1,985,494	$2,276,521	$2,155,206	$1,993,276	58.5%	$4.34

NOI DSCR	1.39x	1.45x	1.66x	1.57x	1.63x
NCF DSCR	1.39x	1.45x	1.66x	1.57x	1.45x
NOI DY	9.5%	9.9%	11.4%	10.8%	11.2%
NCF DY	9.5%	9.9%	11.4%	10.8%	10.0%

(1)	U/W Base Rent includes contractual rent steps through October 2017 totaling $63,679.

(2)	The underwritten economic vacancy is 13.7%. The Houston Industrial Portfolio Properties were 87.1% leased as of September 23, 2016.

A-3-102

No. 12 - Central Park Retail

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$20,000,000			Specific Property Type:	Anchored
Cut-off Date Balance(1):	$19,948,500			Location:	Fredericksburg, VA
% of Initial Pool Balance:	2.3%			Size:	441,907 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$203.14
Borrower Name:	Central Park Retail, LLC			Year Built/Renovated:	1966/2014
Sponsor:	Gary D. Rappaport			Title Vesting:	Fee
Mortgage Rate:	4.380%			Property Manager:	Self-managed
Note Date:	August 5, 2016			4th Most Recent Occupancy (As of):	95.2% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	94.0% (12/31/2013)
Maturity Date:	September 1, 2026			2nd Most Recent Occupancy (As of):	92.8% (12/31/2014)
IO Period:	0 months			Most Recent Occupancy (As of):	90.4% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(5):	95.7% (7/22/2016)
Seasoning:	2 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$7,397,218 (12/31/2013)
Call Protection:	L(26),D(90),O(4)			3rd Most Recent NOI (As of):	$7,395,577 (12/31/2014)
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of):	$7,303,906 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of):	$7,307,782 (TTM 8/1/2016)
Additional Debt Type(1):	Pari Passu

				U/W Revenues:	$9,474,343
				U/W Expenses:	$1,715,283
				U/W NOI:	$7,759,060
Escrows and Reserves:				U/W NCF:	$7,116,672
				U/W NOI DSCR(1):	1.44x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.32x
Taxes	$278,383	$55,677	NAP	U/W NOI Debt Yield(1):	8.6%
Insurance(2)	$0	Springing	NAP	U/W NCF Debt Yield(1):	7.9%
Replacement Reserves	$0	$11,807	NAP	As-Is Appraised Value:	$121,000,000
TI/LC Reserve	$0	$36,898	$1,328,340	As-Is Appraisal Valuation Date:	June 1, 2016
Rent Concession Reserve(3)	$138,076	$0	NAP	Cut-off Date LTV Ratio(1):	74.2%
Outstanding TI/LC Reserve(4)	$526,940	$0	NAP	LTV Ratio at Maturity or ARD(1):	59.9%

(1)	The Central Park Retail Whole Loan with an original principal balance of $90,000,000 and an outstanding principal balance as of the Cut-off Date of $89,768,249, is comprised of two pari passu notes (Notes A-1 and A-2). The non-controlling Note A-2 had an original principal balance of $20,000,000, has an outstanding principal balance of $19,948,500 as of the Cut-Off Date and will be contributed to the WFCM 2016-C36 Trust. The controlling Note A-1 was contributed to the WFCM 2016-LC24 Trust with an original principal balance of $70,000,000. All statistical financial information related to the Cut-off Date balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Central Park Retail Whole Loan.
(2)	The loan documents do not require monthly escrows for insurance provided (i) no event of default has occurred and is continuing; (ii) the insurance required to be maintained by the borrower is maintained pursuant to one or more blanket insurance policies approved by the lender; (iii) the borrower provides the lender with timely proof of payment of insurance premiums; and (iv) the borrower provides evidence of renewal of insurance policies.
(3)	Upfront reserves in the amount of $138,076 are required for outstanding rent concessions for Skyzone ($62,720), Occasions by M&K ($29,878), Veterinary Emergency Center ($15,254), Comcast ($12,856), Potbelly ($6,602), iCare Optometry ($6,512) and Ancient Kabob House ($4,255).
(4)	Upfront reserves in the amount of $526,940 for outstanding TI/LC costs are required for Skyzone ($284,962), Comcast ($178,980), The Cellular Connection ($38,998) and Ancient Kabob House ($24,000).
(5)	As of July 22, 2016, the Central Park Retail Property was 91.0% occupied and 95.7% leased by 62 tenants.

The Central Park Retail mortgage loan is part of a whole loan evidenced by two pari passu promissory notes secured by a first mortgage encumbering the fee interest in an anchored retail center located in Fredericksburg, Virginia (the “Central Park Retail Property”). The Central Park Shopping Center is a regional power center located in Fredericksburg, Virginia, approximately 53.7 miles southwest of Washington, D.C. that contains 2.5 million square feet of retail and office space (the “Central Park Shopping Center”), of which the 441,907 square feet of retail space serves as collateral for the Central Park Retail Whole Loan. The Central Park Retail Property is situated on a 48.4-acre parcel of land and anchored by Office Depot and Hobby Lobby Stores. According to a third party geographic information provider, the Central Park Shopping Center is one of the largest power centers on the East Coast. The shadow anchors include Wal-Mart, Lowe’s, Target, Kohl’s, Regal Cinemas and Best Buy (all of which are not part of the collateral for the Central Park Retail Whole Loan). The Central Park Retail Property consists of a 29 single-story buildings and contains 2,837 parking spaces, resulting in a parking ratio of 6.4 spaces per 1,000 square feet of rentable area. The majority of the Central Park Retail Property is located along Carl D Silver Parkway, which serves as the backbone for the Central Park Shopping Center. This portion of the collateral is located in the heart of the Central Park Shopping Center and benefits from visibility and accessibility, being completely surrounded by roadways and shadow anchor tenancies on all four sides. Five buildings, representing 45,300 square feet

A-3-103

CENTRAL PARK RETAIL

(10.3% of net rentable area) are located in a retail area known as Waverly Village, which is located 0.3 miles southwest, across Plank Road (Route 3), from the Central Park Shopping Center and adjacent to the Spotsylvania Towne Center, an approximate 1.6 million square foot super-regional mall anchored by Macy’s, JCPenney, Sears, Dick’s Sporting Goods, Costco and Belk.

The Central Park Retail Property has benefited from positive leasing momentum, with a total of 117,247 square feet (26.5% of net rentable area) having either signed or renewed occupancy in 2015 and 2016. Tenants representing 51.1% of the underwritten base rent have been in occupancy at the Central Park Retail Property for over 10 years. Over the past eight years, the Central Park Retail Property has averaged 92.1% occupancy, with an average annual occupancy of at least 86.4%. As of July 22, 2016, the Central Park Retail Property was 91.0% occupied and 95.7% leased by 62 tenants subject to 63 leases. Skyzone has a fully executed lease for 20,930 square feet (4.7% of net rentable area) at the Central Park Retail Property but is still undergoing build-out of their space and is expected to take occupancy in November 2016.

As of April 2016, 15 tenants, representing approximately 77,728 square feet (17.6% of net rentable area) reported at least two full prior years of comparable sales (along with a trailing 12-month period ending in 2016). These tenants, along with the two anchor tenants, exhibited average trailing 12-month sales of $229 PSF with an average occupancy cost of 14.2%. Comparable year-over-year sales increased 1.8% from 2014 to 2015, and 1.4% from 2015 to the trailing 12-month period ending in 2016.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$70,000,000	WFCM 2016-LC24	Yes
A-2	$20,000,000	WFCM 2016-C36	No
Total	$90,000,000

Sources and Uses

Sources			Uses
Original whole loan amount	$90,000,000	97.5%	Loan payoff(1)	$90,451,700	98.0%
Sponsor’s new cash contribution	2,340,661	2.5	Reserves	943,399	1.0
			Closing costs	945,562	1.0
Total Sources	$92,340,661	100.0%	Total Uses	$92,340,661	100.0%

(1)	The Central Park Retail Property was previously securitized in the MLCFC 2006-4 transaction. The Central Park Retail Whole Loan was used to pay off a portion of the previous $125,000,000 mortgage loan, which also included debt secured by a 229,611 square foot office complex, which was refinanced separately. Approximately $90,451,770 of the previous $125,000,000 loan is allocated to the Central Park Retail Property.

A-3-104

CENTRAL PARK RETAIL

The following table presents certain information relating to the tenancy at the Central Park Retail Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF	Occupancy Cost	Lease Expiration Date

Anchor Tenant – Not Part of Collateral
Wal-Mart	AA/Aa2/AA	230,000	SHADOW ANCHOR – NOT PART OF THE COLLATERAL
Lowe’s	NR/A3/A-	185,000	SHADOW ANCHOR – NOT PART OF THE COLLATERAL
Target	A-/A2/A	117,000	SHADOW ANCHOR – NOT PART OF THE COLLATERAL
Kohl’s	BBB/Baa2/BBB	86,000	SHADOW ANCHOR – NOT PART OF THE COLLATERAL
Regal Cinemas	B+/B1/B+	51,000	SHADOW ANCHOR – NOT PART OF THE COLLATERAL
Best Buy	BBB-/Baa1/BBB-	46,000	SHADOW ANCHOR – NOT PART OF THE COLLATERAL

Anchor Tenants
Office Depot	NR/B1/B-	29,887	6.8%	$16.40	$490,200	5.9%	$143(3)	12.4%(3)	12/31/2017(4)
Hobby Lobby Stores	NR/NR/NR	53,459	12.1%	$8.50	$454,402	5.5%	$115(5)	8.5%(5)	10/31/2021(6)
Total Anchor Tenants		83,346	18.9%	$11.33	$944,602	11.4%

Major Tenants
Sports & Health	NR/NR/NR	29,000	6.6%	$13.50	$391,500	4.7%	NAV	NAV	12/31/2020(7)
Mattress Discounters	NR/NR/NR	15,700(8)	3.6%	$23.00(8)	$361,040(8)	4.4%	NAV	NAV	Various(8)
Party City	NR/NR/NR	12,000	2.7%	$22.48	$269,746	3.3%	NAV	NAV	7/31/2019
Old Navy	BB+/Baa2/BB+	15,002	3.4%	$17.60	$264,035	3.2%	$322(9)	6.3%(9)	9/30/2018(10)
Pier 1 Imports	NR/NR/B+	9,013	2.0%	$29.01	$261,464	3.2%	NAV	NAV	2/28/2019
Verizon Wireless	A-/Baa1/BBB+	11,000	2.5%	$22.00	$242,004	2.9%	NAV	NAV	3/31/2020(11)
Patient First	NR/NR/NR	7,502	1.7%	$32.26	$242,000	2.9%	NAV	NAV	3/31/2020(12)
Total Major Tenants		99,217	22.5%	$20.48	$2,031,789	24.5%

Non-Major Tenants		240,489	54.4%	$22.06	$5,305,118	64.1%

Occupied Collateral Total		423,052	95.7%(13)	$19.58	$8,281,509	100.0%

Vacant Space		18,855	4.3%

Collateral Total		441,907	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through December 2017 totaling $37,261.
(3)	Office Depot sales PSF and occupancy costs are based on the trailing 12-month period ending December 31, 2015.
(4)	Office Depot has three, five-year lease extension options.
(5)	Hobby Lobby Stores sales PSF and occupancy costs are based on the trailing 12-month period ending October 31, 2015.
(6)	Hobby Lobby Stores has two, five-year lease extension options.
(7)	Sports & Health has the right to terminate its lease at any time after January 1, 2019 with a minimum of 6 months’ notice.
(8)	Mattress Discounters leases multiple suites under multiple leases with 11,700 square feet (2.6% of the net rentable area) within the Central Park Shopping Center expiring January 31, 2018 and 4,000 square feet (0.9% of the net rentable area) within Waverly Village expiring on February 28, 2021.
(9)	Old Navy sales PSF and occupancy costs are based on the trailing 12-month period ending April 30, 2016.
(10)	Old Navy has two, five-year lease extension options.
(11)	Verizon Wireless has two, five-year lease extension options.
(12)	Patient First has six, five-year lease extension options.
(13)	As of July 22, 2016, the Central Park Retail Property was 91.0% occupied and 95.7% leased. Skyzone has a fully executed lease for 20,930 square feet (4.7% of net rentable area) at the Central Park Retail Property but is still undergoing build-out of its space and is expected to take occupancy in November 2016.

A-3-105

CENTRAL PARK RETAIL

The following table presents certain information relating to the historical sales and occupancy costs at the Central Park Retail Property:

Historical Sales (PSF) and Occupancy Costs(1)

Tenant Name	2014	2015	TTM 4/30/2016	Current Occupancy Cost
Office Depot	$139	$143(2)	$143(2)	12.4%(2)
Hobby Lobby Stores	$108	$115(3)	$115(3)	8.5%(3)
Old Navy	$335	$328	$322	6.3%
Ann Taylor Loft	$306	$308	$304	11.9%
Dress Barn Inc.	$160	$156	$159	15.5%
Noodles & Company	$427	$452	$467	11.4%
The Melting Pot	$216	$228	$228	10.0%
Lane Byrant	$252	$257	$258	10.9%
Kirkland’s	$237	$249	$250	9.7%
Shane’s Rib Shack	$389	$362	$347(4)	8.0%(4)
Sleepys	$104	$139	$150	22.6%
Catherines Inc.	$146	$146	$150	16.0%

Total Comparable Sales(5)	$222	$226	$229
Occupancy Costs(5)(6)	14.9%	14.6%	14.2%

(1)	Historical Sales (PSF) and Occupancy Costs were provided by the borrower. Current Occupancy Cost is based on the most recent available Historical Sales.
(2)	Office Depot sales and occupancy costs are based on the trailing 12-month period ending December 31, 2015.
(3)	Hobby Lobby Stores sales and occupancy costs are based on the trailing 12-month period ending October 31, 2015.
(4)	Shane’s Rib Shack sales and occupancy costs are based on the trailing 12-month period ending February 28, 2016.
(5)	Represents the 15 tenants, comprising approximately 77,728 square feet (17.6% of net rentable area), that reported at least two full prior years of comparable sales and a trailing 12-month period ending in 2016, along with the two anchor tenants at the Central Park Retail Property.
(6)	Occupancy Costs are based on the Annual U/W Base Rent and reimbursements and historical sales.

The following table presents certain information relating to the lease rollover schedule at the Central Park Retail Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	1	2,000	0.5%	2,000	0.5%	$14,000	0.2%	$7.00
2016	0	0	0.0%	2,000	0.5%	$0	0.0%	$0.00
2017	6	47,250	10.7%	49,250	11.1%	$1,026,585	12.4%	$21.73
2018	7	53,488	12.1%	102,738	23.2%	$1,105,948	13.4%	$20.68
2019	14	59,577	13.5%	162,315	36.7%	$1,559,914	18.8%	$26.18
2020	9	71,486	16.2%	233,801	52.9%	$1,476,613	17.8%	$20.66
2021	7	78,159	17.7%	311,960	70.6%	$1,048,094	12.7%	$13.41
2022	4	18,483	4.2%	330,443	74.8%	$469,011	5.7%	$25.38
2023	7	29,979	6.8%	360,422	81.6%	$686,354	8.3%	$22.89
2024	3	10,800	2.4%	371,222	84.0%	$254,110	3.1%	$23.53
2025	2	9,200	2.1%	380,422	86.1%	$177,300	2.1%	$19.27
2026	3	42,630	9.6%	423,052	95.7%	$463,579	5.6%	$10.87
Thereafter	0	0	0.0%	423,052	95.7%	$0	0.0%	$0.00
Vacant	0	18,855	4.3%	441,907	100.0%	$0	0.0%	$0.00
Total/Weighted Average	63(4)	441,907	100.0%			$8,281,509	100.0%	$19.58

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	There are 62 tenants subject to 63 leases at the Central Park Retail Property.

A-3-106

CENTRAL PARK RETAIL

The following table presents historical occupancy percentages at the Central Park Retail Property:

Historical Occupancy

12/31/2010(1)	12/31/2011(1)	12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	7/22/2016(2)(3)
93.4%	91.2%	95.2%	94.0%	92.8%	90.4%	95.7%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.
(3)	As of July 22, 2016, the Central Park Retail Property was 91.0% occupied and 95.7% leased by 62 tenants.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Central Park Retail Property:

Cash Flow Analysis

	2013	2014	2015	TTM 8/1/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$7,807,330	$7,955,152	$7,753,235	$7,759,387	$8,281,509(1)	87.4%	$18.74
Grossed Up Vacant Space	0	0	0	0	454,684	4.8	1.03
Percentage Rent	70,970	13,821	0	0	0	0.0	0.00
Total Reimbursables	932,000	930,523	1,101,723	1,119,845	1,164,834	12.3	2.64
Other Income	24,240	22,877	38,443	21,969	28,000	0.3	0.06
Less Vacancy & Credit Loss	0	0	0	0	(454,684)(2)	(4.8)	(1.03)
Effective Gross Income	$8,834,540	$8,922,373	$8,893,401	$8,901,201	$9,474,343	100.0%	$21.44

Total Operating Expenses	$1,437,322	$1,526,796	$1,589,495	$1,593,420	$1,715,283	18.1%	$3.88

Net Operating Income	$7,397,218	$7,395,577	$7,303,906	$7,307,782	$7,759,060	81.9%	$17.56
TI/LC	0	0	0	0	501,167	5.3	1.13
Capital Expenditures	0	0	0	0	141,221	1.5	0.32
Net Cash Flow	$7,397,218	$7,395,577	$7,303,906	$7,307,782	$7,116,672	75.1%	$16.10

NOI DSCR(3)	1.37x	1.37x	1.35x	1.35x	1.44x
NCF DSCR(3)	1.37x	1.37x	1.35x	1.35x	1.32x
NOI DY(3)	8.2%	8.2%	8.1%	8.1%	8.6%
NCF DY(3)	8.2%	8.2%	8.1%	8.1%	7.9%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through December 2017 totaling $37,261.
(2)	The underwritten economic vacancy is 5.2%. The Central Park Retail Property was 95.7% leased and 91.0% physically occupied as of July 22, 2016.
(3)	The debt service coverage ratios and debt yields are based on the Central Park Retail Whole Loan.

A-3-107

CENTRAL PARK RETAIL

The following table presents certain information relating to comparable retail leases to the Central Park Retail Property:

Comparable Leases(1)

Property Name/ Location	Year Built/ Renovated	Anchor Tenants	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date / Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Dulles Landing Chantilly, VA	2015/NAP	TJ Maxx, Home Goods, Ross Dress for Less, Dick’s Sporting Goods, Michaels	429,415	85%	58.3 miles	Michaels	March 2016 / 10 Yrs	21,080	$16.00	NNN
Dulles Landing Chantilly, VA	2015/ NAP	TJ Maxx, Home Goods, Ross Dress for Less, Dick’s Sporting Goods, Michaels	429,415	85%	58.3 miles	TJ Maxx	March 2016 / 10 Yrs	25,000	$13.25	NNN
Dulles Landing Chantilly, VA	2015/ NAP	TJ Maxx, Home Goods, Ross Dress for Less, Dick’s Sporting Goods, Michaels	429,415	85%	58.3 miles	Dicks Sporting Goods	March 2016 / 10 Yrs	45,000	$11.50	NNN
The Shops at Waldorf Waldorf, MD	1987/NAP	hhgregg, Michaels, LA Fitness	496,071	90%	56.3 miles	LA Fitness	June 2015 / 12 Yrs	30,253	$19.00	NNN
Plaza America Reston, VA	1995/NAP	Whole, Michael’s CVS	165,000	92%	55.8 miles	Whole Foods	March 2014 / 15 Yrs	25,000	$29.00	NNN

(1)	Information obtained from the appraisal, a third party market report and underwritten rent roll.

A-3-108

No. 13 – Archdale Marketplace

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance:	$19,275,000			Specific Property Type:	Anchored
Cut-off Date Balance:	$19,275,000			Location:	Charlotte, NC
% of Initial Pool Balance:	2.2%			Size:	179,811 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$107.20
Borrower Name:	Charlotte (Archdale) UY, LLC			Year Built/Renovated:	1961/2005
Sponsors:	Stanley Werb; Jonathan Gaines			Title Vesting:	Fee
Mortgage Rate:	4.120%			Property Manager:	Self-managed
Note Date:	October 3, 2016			4th Most Recent Occupancy (As of):	97.8% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	97.8% (12/31/2013)
Maturity Date:	October 6, 2026			2nd Most Recent Occupancy (As of):	92.2% (12/31/2014)
IO Period:	24 months			Most Recent Occupancy (As of):	97.8% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	94.7% (9/30/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,596,853 (12/31/2013)
Call Protection:	L(25),D(90),O(5)			3rd Most Recent NOI (As of):	$1,338,684 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$1,619,871 (12/31/2015)
Additional Debt:	None			Most Recent NOI (As of):	$1,673,536 (TTM 6/30/2016)
Additional Debt Type:	NAP
				U/W Revenues:	$2,218,870
				U/W Expenses:	$518,834
				U/W NOI:	$1,700,036
				U/W NCF:	$1,605,463
				U/W NOI DSCR:	1.52x
Escrows and Reserves:				U/W NCF DSCR:	1.43x
				U/W NOI Debt Yield:	8.8%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	8.3%
Taxes	$0	$16,099	NAP	As-Is Appraised Value:	$25,700,000
Insurance(1)	$0	Springing	NAP	As-Is Appraisal Valuation Date:	August 19, 2016
Replacement Reserves	$340,000	$2,248	NAP	Cut-off Date LTV Ratio:	75.0%
TI/LC Reserve(2)	$500,000	$7,492	$359,622	LTV Ratio at Maturity or ARD:	63.4%

(1)	Ongoing reserves for insurance premiums are not required as long as (i) no event of default has occurred and is continuing; (ii) the amortizing debt service coverage ratio is greater than 1.15x; (iii) the Archdale Marketplace Property (as defined below) is insured via an acceptable blanket insurance policy; (iv) the borrower provides the lender with evidence of renewal of insurance premiums; and (v) the commencement of the period that is six months prior to Food Lion’s lease expiration.

(2)	Upon the commencement of the period that is six months prior to Food Lion’s lease expiration (and provided no other trigger period has then occurred and is continuing), the borrower is required to deposit on each payment date the excess cash flow generated by the Archdale Marketplace Property into the TI/LC reserve, in addition to the monthly payment amount of $7,492. The deposit amount is capped at $359,622.

The Archdale Marketplace mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a 179,811 square foot anchored retail center (the “Archdale Marketplace Property”) located in Charlotte, North Carolina, approximately 4.8 miles south of Charlotte’s central business district. The Archdale Marketplace Property was built in 1961 and 1963 and renovated in 2005. The sponsors stated that they have invested approximately $2.1 million in capital expenditures at the Archdale Marketplace Property, since 2013. The Archdale Marketplace Property is anchored by Food Lion and is comprised of two one-story buildings located on a 13.9-acre site. Major tenants at the Archdale Marketplace Property include Fallas, Badcock Home Furniture & More, Planet Fitness and Citi Trends. The Archdale Marketplace Property includes 702 surface parking spaces resulting in a parking ratio of 3.9 spaces per 1,000 square feet of rentable area. As of September 30, 2016, the Archdale Marketplace Property was 94.7% occupied by 21 tenants.

The Archdale Marketplace Property is situated on South Boulevard between Emerywood Drive and Archdale Drive, in addition to being located near the LYNX Blue Line corridor, which connects the Archdale Marketplace Property with Interstate 485. The estimated 2015 population within a three- and five-mile radius of the Archdale Marketplace Property was 86,728 and 191,297, respectively, while the estimated 2015 average household income within the same radii was $82,236 and $97,519, respectively. According to a third party market research report, the Archdale Marketplace Property is located within the Inner Southeast submarket of the Charlotte retail market. As of the second quarter of 2016, the Inner Southeast submarket reported total inventory of 885 properties totaling approximately 11.1 million square feet. During the same period, the Inner Southeast submarket exhibited a 4.3% vacancy rate and average asking rate $16.64 per square foot on a triple net basis.

A-3-109

ARCHDALE MARKETPLACE

Sources and Uses

Sources			Uses
Original loan amount	$19,275,000	100.0%	Loan payoff	$13,229,868	68.6%
			Reserves	840,000	4.4
			Closing costs	115,143	0.6
			Return of equity	5,089,989	26.4
Total Sources	$19,275,000	100.0%	Total Uses	$19,275,000	100.0%

The following table presents certain information relating to the tenancies at the Archdale Marketplace Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(2)	Occupancy Cost(2)	Lease Expiration Date

Anchor Tenant
Food Lion	BBB/Baa2/BBB	35,600	19.8%	$12.50	$445,000	24.6%	$363	4.0%	12/7/2018(3)
Total Anchor Tenant		35,600	19.8%	$12.50	$445,000	24.6%

Major Tenants
Citi Trends	NR/NR/NR	16,425	9.1%	$9.50	$156,038	8.6%	$98	9.7%	4/30/2020
Fallas	NR/NR/NR	24,945	13.9%	$5.73	$142,853	7.9%	NAV	NAV	4/30/2020
Octapharma Plasma	NR/NR/NR	10,151	5.6%	$13.00	$131,963	7.3%	NAV	NAV	8/31/2026(4)
Planet Fitness	NR/NR/NR	18,811	10.5%	$6.75	$126,974	7.0%	NAV	NAV	11/30/2024(5)
Bank of America	A-/Baa1/BBB+	2,715	1.5%	$43.19	$117,260	6.5%	NAV	NAV	11/30/2020(6)(7)
Total Major Tenants		73,047	40.6%	$9.24	$675,088	37.4%

Non-Major Tenants		61,589	34.3%	$11.15	$686,790	38.0%

Occupied Collateral Total		170,236	94.7%	$10.61	$1,806,878	100.0%

Vacant Space		9,575	5.3%

Collateral Total		179,811	100.0%

(1)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.
(2)	Sales PSF and Occupancy Cost are for the year ending December 31, 2015.

(3)	Food Lion has two, 5-year lease renewal options.

(4)	Octapharma Plasma has two, 5-year lease renewal options.

(5)	Planet Fitness has two, 5-year lease renewal options.

(6)	Bank of America has three, 5-year lease renewal options.

(7)	Bank of America, which occupies an outparcel at the Archdale Marketplace Property, holds a right of first refusal under its lease to purchase its leased premises in the event the borrower elects to sell the leased premises at any time during the term of the lease.

A-3-110

ARCHDALE MARKETPLACE

The following table presents certain information relating to the lease rollover schedule at the Archdale Marketplace Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	2	2,142	1.2%	2,142	1.2%	$42,268	2.3%	$19.73
2017	2	4,982	2.8%	7,124	4.0%	$67,385	3.7%	$13.53
2018	4	41,997	23.4%	49,121	27.3%	$571,829	31.6%	$13.62
2019	3	16,753	9.3%	65,874	36.6%	$185,889	10.3%	$11.10
2020	4	45,265	25.2%	111,139	61.8%	$441,639	24.4%	$9.76
2021	1	4,000	2.2%	115,139	64.0%	$78,000	4.3%	$19.50
2022	1	3,043	1.7%	118,182	65.7%	$45,645	2.5%	$15.00
2023	0	0	0.0%	118,182	65.7%	$0	0.0%	$0.00
2024	2	21,787	12.1%	139,969	77.8%	$176,078	9.7%	$8.08
2025	1	20,116	11.2%	160,085	89.0%	$66,182	3.7%	$3.29
2026	1	10,151	5.6%	170,236	94.7%	$131,963	7.3%	$13.00
Thereafter	0	0	0.0%	170,236	94.7%	$0	0.0%	$0.00
Vacant	0	9,575	5.3%	179,811	100.0%	$0	0.0%	$0.00
Total/Weighted Average	21	179,811	100.0%			$1,806,878	100.0%	$10.61

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Archdale Marketplace Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	9/30/2016(2)
97.8%	97.8%	92.2%	97.8%	94.7%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Archdale Marketplace Property:

Cash Flow Analysis

	2013	2014	2015	TTM 6/30/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,783,113	$1,547,256	$1,758,862	$1,788,040	$1,806,878(1)	81.4%	$10.05
Grossed Up Vacant Space	0	0	0	0	148,877	6.7	0.83
Percentage Rent	19,316	15,195	10,011	10,011	10,011	0.5	0.06
Total Reimbursables	310,289	223,695	392,509	420,290	399,882	18.0	2.22
Other Income	5,634	5,501	(2,112)	2,099	2,099	0.1	0.01
Less Vacancy and Credit Loss	0	0	0	0	(148,877)(2)	(6.7)	(0.83)
Effective Gross Income	$2,118,352	$1,791,647	$2,159,270	$2,220,440	$2,218,870	100.0%	$12.34

Total Operating Expenses	$521,499	$452,963	$539,399	$546,904	$518,834	23.4%	$2.89

Net Operating Income	$1,596,853	$1,338,684	$1,619,871	$1,673,536	$1,700,036	76.6%	$9.45
TI/LC	0	0	0	0	67,601	3.0	0.38
Capital Expenditures	0	0	0	0	26,972	1.2	0.15
Net Cash Flow	$1,596,853	$1,338,684	$1,619,871	$1,673,536	$1,605,463	72.4%	$8.93

NOI DSCR	1.43x	1.19x	1.45x	1.49x	1.52x
NCF DSCR	1.43x	1.19x	1.45x	1.49x	1.43x
NOI DY	8.3%	6.9%	8.4%	8.7%	8.8%
NCF DY	8.3%	6.9%	8.4%	8.7%	8.3%

(1)	U/W Base Rent includes contractual rent steps through June 2017 totaling $3,750.
(2)	The underwritten economic occupancy is 93.3%. As of September, 30, 2016, the Archdale Marketplace Property was 94.7% physically occupied.

A-3-111

ARCHDALE MARKETPLACE

The following table presents certain information relating to some comparable anchor retail leases for the Archdale Marketplace Property:

Comparable Leases(1)

Property Name/ Location	Year Built/ Renovated	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date / Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Martin Farms – Publix Shopping Center Simpsonville, SC	2017/NAP	67,274	NAV	NAV	Publix	March 2017 / 20 Yrs	54,674	$12.75	NNN
4130 Dawson Forest Road Dawsonville, GA	2016/NAP	98,139	58%	223.0 miles	Publix	August 2016 / 20 Yrs	45,600	$13.25	NNN
9719 Sam Furr Road Huntersville, NC	1987/2014	60,000	100%	22.4 miles	Whole Foods	September 2014 / 20 Yrs	40,000	$13.00	NNN
760 US Highway 378 Lexington, SC	1999/NAP	39,218	NAV	102.0 miles	BI-LO	November 2013 / 6 Yrs	33,216	$8.00	NNN
885 Walnut Street Cary, NC	1975/2014	222,030	100%	146.0 miles	Harris Teeter	August 2013 / 20 Yrs	53,000	$7.75	NNN
1 North Forest Beach Drive Hilton Head Island, SC	1962/2004	123,908	100%	250.0 miles	Piggly Wiggly	January 2013 / 5 Yrs	20,000	$7.50	NNN
Mooresville Town Square Mooresville, NC	2007/NAP	89,641	100%	32.8 miles	Lowe’s Food	January 2010 / 20 Yrs	50,127	$13.87	NNN
2226 Park Road Charlotte, NC	1982/2010	NAV	100%	4.2 miles	Food Lion	July 2011 / 1 8 Yrs	44,549	$14.00	NNN

(1)	Information obtained from third party reports.

A-3-112

No. 14 – DoubleTree Dallas Near The Galleria

Loan Information				Property Information
Mortgage Loan Seller:	C-III Commercial Mortgage LLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Hospitality
Original Principal Balance:	$19,000,000			Specific Property Type:	Full Service
Cut-off Date Balance:	$18,977,355			Location:	Dallas, TX
% of Initial Pool Balance:	2.2%			Size:	290 Rooms
Loan Purpose:	Refinance			Cut-off Date Balance Per Room:	$65,439
Borrower Name:	CHA Galleria LP			Year Built/Renovated:	1980/2016
Sponsor:	Ki Yong Choi			Title Vesting:	Fee
Mortgage Rate:	4.500%			Property Manager:	Self-managed
Note Date:	September 30, 2016			4th Most Recent Occupancy (As of):	66.3% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	71.2% (12/31/2013)
Maturity Date:	October 11, 2026			2nd Most Recent Occupancy (As of):	73.6% (12/31/2014)
IO Period:	None			Most Recent Occupancy (As of):	78.7% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	77.9% (7/31/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,559,292 (12/31/2013)
Call Protection:	L(25),D(92),O(3)			3rd Most Recent NOI (As of)(3):	$1,995,917 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of)(3):	$2,492,005 (12/31/2015)
Additional Debt:	None			Most Recent NOI (As of):	$2,594,488 (TTM 7/31/2016)
Additional Debt Type:	NAP

				U/W Revenues:	$10,438,632
				U/W Expenses:	$8,120,550
				U/W NOI:	$2,318,081
				U/W NCF:	$1,900,536
Escrows and Reserves:				U/W NOI DSCR:	2.01x
				U/W NCF DSCR:	1.65x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	12.2%
Taxes	$324,611	$32,461	NAP	U/W NCF Debt Yield:	10.0%
Insurance	$70,521	$11,753	NAP	As-Complete Appraised Value(4):	$30,800,000
FF&E Reserve	$0	$0(1)	$1,450,000	As-Complete Appraisal Valuation Date:	August 5, 2016
PIP Reserve	$8,118,137	$0	NAP	Cut-off Date LTV Ratio(4):	61.6%
Seasonality Reserve	$170,000	$35,000(2)	$170,000	LTV Ratio at Maturity(4):	49.9%

(1)	The Monthly FF&E Reserve is 1/12 of a specified percentage of the annual gross income for the prior year: (i) 0.0% prior to 10/11/2017, (ii) 2.0% from 10/11/2017 to 10/10/2018, (iii) 3.0% from 10/11/2018 to 10/10/2019, and (iv) 4.0% thereafter.

(2)	The Seasonality Reserve commences in February of each year, until the cap is reached, and can be altered at lender discretion.

(3)	See “Cash Flow Analysis” section.

(4)	Reflects an “as-complete” appraised value that assumes completion of a currently on-going PIP (as defined below). The “as-is” appraised value is $21,000,000. The Cut-off Date LTV Ratio and the LTV Ratio at Maturity (based on the “as-is” appraised value) are 90.4% and 73.1%, respectively.

The DoubleTree Dallas Near The Galleria mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a single hotel located in Dallas, Texas (the “DoubleTree Dallas Near The Galleria Property”).

The DoubleTree Dallas Near The Galleria Property is an eleven-story, 290-room full-service hotel located in northern Dallas, Texas, approximately two miles west of the Galleria Dallas shopping complex, in the northwestern quadrant of the intersection formed by Interstate 635 and Midway Road. The DoubleTree Dallas Near The Galleria Property features standard and suite-style guestroom configurations. The hotel contains 290 guestrooms, which consist of 120 king rooms, 6 king accessible rooms, 102 queen/queen rooms, 41 king executive level rooms, 1 king executive level accessible room, 13 queen/queen executive level rooms, 2 king junior suites, 4 king superior suites and 1 presidential suite. Amenities at the DoubleTree Dallas Near The Galleria Property include a restaurant (“The Chef’s Table”), a lounge (“Terrace Bar & Grill”), 29,632 square feet of meeting and banquet space across fourteen rooms, an outdoor swimming pool, a fitness room, lobby workstations, a coffee/gift shop and vending areas. The DoubleTree Dallas Near The Galleria Property operates as a DoubleTree by Hilton under a license agreement with Hilton Worldwide, that was signed in April 2016 and runs through January 31, 2031. A property improvement plan (“PIP”) with respect to the DoubleTree Dallas Near The Galleria Property was recently required by Hilton Worldwide with a total estimated cost of $9,643,966 ($33,255 per room). The DoubleTree Dallas Near The Galleria Property’s renovation plan includes updating guest rooms/suites and bathrooms, guest room corridors, public spaces, back of house and property exterior and implementing current brand standards. There are 430 surface

A-3-113

DOUBLETREE DALLAS NEAR THE GALLERIA

parking spaces at the DoubleTree Near The Galleria Property resulting in a parking ratio of 1.48 per room. Galleria Dallas welcomes more than 19 million visitors annually and features nearly 200 specialty retailers.

Sources and Uses

Sources			Uses
Original loan amount	$19,000,000	100.0%	Loan payoff	$7,712,545	40.6%
			Reserves	8,683,268	45.7
			Closing costs	276,547	1.5
			Return of equity	2,327,640	12.3
Total Sources	$19,000,000	100.0%	Total Uses	$19,000,000	100.0%

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			DoubleTree Dallas Near The Galleria			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
8/31/2016 TTM	74.3%	$89.85	$66.77	77.4%	$92.41	$71.56	104.2%	102.9%	107.2%
8/31/2015 TTM	69.2%	$86.21	$59.62	76.7%	$87.06	$66.76	110.9%	101.0%	112.0%
8/31/2014 TTM	62.5%	$82.04	$51.31	72.4%	$82.57	$59.81	115.8%	100.6%	116.6%
(1)	Information obtained from a third party hospitality report dated September 19, 2016. The competitive set includes the following hotels: Sheraton Hotel Dallas By The Galleria, Crowne Plaza Dallas Near Galleria Addison, Wyndham Garden Hotel Dallas North, Wyndham Dallas Park Central, and Courtyard Dallas Addison Quorum Drive.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the DoubleTree Dallas Near The Galleria Property:

Cash Flow Analysis

	2013	2014	2015	TTM 7/31/2016	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	71.2%	73.6%	78.7%	77.9%	75.0%
ADR	$77.80	$82.91	$87.72	$91.81	$92.00
RevPAR	$55.37	$61.01	$69.05	$71.57	$69.00

Room Revenue	$5,860,614	$6,457,473	$7,308,764	$7,596,248	$7,323,660	70.2%	$25,254
F&B Revenue	3,653,614	3,343,708	3,284,401	2,967,542	2,967,542	28.4	10,233
Other Revenue	139,547	151,087	162,882	147,430	147,430	1.4	508
Total Revenue	$9,653,775	$9,952,268	$10,756,047	$10,711,220	$10,438,632	100.0%	$35,995

Total Department Expenses	4,082,760	3,894,752	3,912,527	3,811,675	3,745,556	35.9	12,916
Gross Operating Profit	$5,571,015	$6,057,516	$6,843,520	$6,899,544	$6,693,076	64.1%	$23,080

Total Undistributed Expenses	3,582,958	3,621,661	3,801,186	3,796,254	3,801,564	36.4	13,109
Profit Before Fixed Charges	$1,988,057	$2,435,855	$3,042,334	$3,103,290	$2,891,512	27.7%	$9,971

Total Fixed Charges	428,765	439,938	550,329	508,802	573,431	5.5	1,977

Net Operating Income	$1,559,292	$1,995,917(1)	$2,492,005(1)	$2,594,488	$2,318,081	22.2%	$7,993
FF&E	0	0	0	0	417,545	4.0	1,440
Net Cash Flow	$1,559,292	$1,995,917	$2,492,005	$2,594,488	$1,900,536	18.2%	$6,554

NOI DSCR	1.35x	1.73x	2.16x	2.25x	2.01x
NCF DSCR	1.35x	1.73x	2.16x	2.25x	1.65x
NOI DY	8.2%	10.5%	13.1%	13.7%	12.2%
NCF DY	8.2%	10.5%	13.1%	13.7%	10.0%

(1)	The increase in Net Operating Income from 2014 to 2015 was largely market driven as the entire competitive set saw occupancy rates increase from 64.8% to 70.5%, ADR increase from $83.12 to $88.03 and RevPAR increase from $53.87 to $62.06.

A-3-114

No. 15 – Tully Business Center

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Industrial
Original Principal Balance:	$17,500,000			Specific Property Type:	Flex
Cut-off Date Balance:	$17,500,000			Location:	San Jose, CA
% of Initial Pool Balance:	2.0%			Size:	143,913 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$121.60
Borrower Names:	Tully Business Park, LLC			Year Built/Renovated:	1987/NAP
Sponsor:	David B. Dollinger			Title Vesting:	Fee
Mortgage Rate(2):	3.990%			Property Manager:	Self-managed
Note Date:	August 25, 2016			4th Most Recent Occupancy (As of):	90.2% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	93.1% (12/31/2013)
Maturity Date:	September 11, 2026			2nd Most Recent Occupancy (As of):	94.6% (12/31/2014)
IO Period:	36 months			Most Recent Occupancy (As of):	91.7% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(3)::	97.3% (8/22/2016)
Seasoning:	2 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$1,128,391 (12/31/2013)
Call Protection:	L(26),GRTR 1% or YM or D(87),O(7)			3rd Most Recent NOI (As of):	$1,212,495 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$1,324,071 (12/31/2015)
Additional Debt:	Yes			Most Recent NOI (As of)(4):	$1,680,239 (Annualized 5 7/31/2016)
Additional Debt Type(1):	Future Mezzanine; Future Unsecured
				U/W Revenues:	$2,409,189
				U/W Expenses:	$772,757
				U/W NOI:	$1,636,431
				U/W NCF:	$1,481,876
				U/W NOI DSCR:	1.63x
Escrows and Reserves:				U/W NCF DSCR:	1.48x
				U/W NOI Debt Yield:	9.4%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield:	8.5%
Taxes	$161,340	$26,204	NAP	As-Is Appraised Value:	$25,800,000
Insurance	$0	Springing(2)	NAP	As-Is Appraisal Valuation Date:	August 11, 2016
Replacement Reserves	$0	$1,799	$43,176	Cut-off Date LTV Ratio:	67.8%
TI/LC Reserve	$0	$11,153	$260,000	LTV Ratio at Maturity or ARD:	58.7%

(1)	The borrower may incur mezzanine debt provided certain provisions are satisfied, including, but not limited to: (i) the combined amortizing net cash flow debt service coverage ratio is not less than 1.15x, (ii) the combined net cash flow debt yield is not less than 8.0%; (iii) the combined loan-to-value ratio is not greater than 70.0%; (iv) the execution of an intercreditor agreement and (v) if requested by the lender, rating agency confirmation from Fitch, Moody’s and Morningstar. Future unsecured subordinate debt is permitted in an amount up to $175,000 so long as (i) no event of default has occurred and is continuing and (ii) evidenced by a promissory note stating that lender is third party beneficiary.

(2)	Ongoing monthly reserves for insurance are not required so long as (i) no event of default has occurred and is continuing; (ii) Tully Business Center Property is insured via an acceptable blanket insurance policy; and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

(3)	As of August 22, 2016, the Tully Business Center Property (as defined below) was 97.3% leased and 94.1% occupied. One tenant (Phu Nguyen; 3.2% net rentable area) is completing its buildout, but began paying rent on May 1, 2015. They are scheduled to open for business in March 2017.

(4)	See “Cash Flow Analysis” section.

The Tully Business Center mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering a 143,913 square foot industrial flex center located in San Jose, California (the “Tully Business Center Property”). Built in 1987, the Tully Business Center Property consists of six buildings located on an 11.0-acre site. The Tully Business Center Property includes 487 surface parking spaces, resulting in a parking ratio of 3.38 spaces per 1,000 square feet of rentable area. As of August 22, 2016, the Tully Business Center Property was 97.3% occupied by 62 tenants subject to 68 leases, and has averaged 91.8% occupancy since 2011.

The Tully Business Center Property is located at the intersection of Tully Road and Highway 101 approximately 5.1 miles southeast of the San Jose central business district. The tenant spaces are generally improved for light industrial or flex use, but several tenants have commercial related uses and improvements. Units at the Tully Business Center Property generally include an office area at the unit front, accounting for approximately 10% to 50% of the unit’s net rentable area, but some include 100% office buildout. The rear of the units is designed for warehouse use with most units including at least one grade level truck door. According to the appraisal, the 2015 population within a one-, three- and five-mile radius of the Tully Business Center Property was 43,021, 292,735 and 625,899, respectively, while the median household income within the same radii was $61,510, $65,743 and $78,045, respectively.

A-3-115

TULLY BUSINESS CENTER

According to a third party research report, the Tully Business Center Property is located within the San Jose East light industrial submarket. As of the second quarter of 2016, the San Jose East light industrial submarket reported a total inventory of approximately 4.7 million square feet and a vacancy of 1.2%. For the same period, San Jose East light industrial submarket was the largest San Jose submarket and reported a positive net absorption of 193,000 for the trailing twelve month period.

Sources and Uses

Sources			Uses
Original loan amount	$17,500,000	76.6%	Loan payoff	$22,151,864	96.9%
Sponsor’s new cash contribution	5,359,120	23.4	Closing costs	$545,916	2.4
			Reserves	161,340	0.7
Total Sources	$22,859,120	100.0%	Total Uses	$22,859,120	100.0%

The following table presents certain information relating to the tenancy at the Tully Business Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Asian American Recovery Services, Inc	NR/NR/NR	7,872	5.5%	$13.01	$102,410	5.7%	9/30/2019
Zinwave	NR/NR/NR	5,184	3.6%	$13.20	$68,429	3.8%	9/30/2018
Phu Nguyen(2)	NR/NR/NR	4,578	3.2%	$14.28	$65,365	3.6%	10/31/2022(3)
Thermo Cool	NR/NR/NR	4,320	3.0%	$12.96	$55,987	3.1%	5/31/2019
Bravo Meat Company	NR/NR/NR	3,840	2.7%	$14.40	$55,296	3.1%	4/30/2019
Total Major Tenants		25,794	17.9%	$13.47	$347,487	19.2%

Non-Major Tenants		114,279	79.4%	$12.78	$1,460,095	80.8%

Occupied Collateral Total		140,073	97.3%	$12.90	$1,807,582	100.0%

Vacant Space		3,840	2.7%

Collateral Total		143,913	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Phu Nguyen is completing its buildout and is not yet in occupancy, but began paying rent on May 1, 2015. They are scheduled to open for business in March 2017.

(3)	Phu Nguyen has one, seven-year renewal option.

The following table presents certain information relating to the lease rollover schedule at the Tully Business Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	2	5,448	3.8%	5,448	3.8%	$67,562	3.7%	$12.40
2016	2	2,808	2.0%	8,256	5.7%	$32,659	1.8%	$11.63
2017	15	28,551	19.8%	36,807	25.6%	$370,826	20.5%	$12.99
2018	20	39,524	27.5%	76,331	53.0%	$501,660	27.8%	$12.69
2019	18	38,328	26.6%	114,659	79.7%	$507,407	28.1%	$13.24
2020	0	0	0.0%	114,659	79.7%	$0	0.0%	$0.00
2021	9	20,836	14.5%	135,495	94.2%	$262,102	14.5%	$12.58
2022	2	4,578	3.2%	140,073	97.3%	$65,365	3.6%	$14.28
2023	0	0	0.0%	140,073	97.3%	$0	0.0%	$0.00
2024	0	0	0.0%	140,073	97.3%	$0	0.0%	$0.00
2025	0	0	0.0%	140,073	97.3%	$0	0.0%	$0.00
2026	0	0	0.0%	140,073	97.3%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	140,073	97.3%	$0	0.0%	$0.00
Vacant	0	3,840	2.7%	143,913	100.0%	$0	0.0%	$0.00
Total/Weighted Average	68(4)	143,913	100.0%			$1,807,582	100.0%	$12.90

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(4)	There are 62 tenants subject to 68 leases at the Tully Business Center Property.

A-3-116

TULLY BUSINESS CENTER

The following table presents historical occupancy percentages at the Tully Business Center Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	8/22/2016(2)
90.2%	93.1%	94.6%	91.7%	97.3%
(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll. See “Cash Flow Analysis” section.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Tully Business Center Property:

Cash Flow Analysis

	2013	2014	2015(1)	Annualized 5 7/31/2016(1)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$1,427,962	$1,460,845	$1,536,864	$1,744,253	$1,704,286	70.7%	$11.84
Grossed Up Vacant Space	0	0	0	0	156,288	6.5	1.09
Total Reimbursables	642,973	639,861	637,974	557,355	692,476	28.7	4.81
Other Income	9,457	24,887	12,427	1,776	12,427	0.5	0.09
Less Vacancy & Credit Loss	0	0	0	0	(156,288)(2)	(6.5)	(1.09)
Effective Gross Income	$2,080,392	$2,125,593	$2,187,264	$2,303,383	$2,409,189	100.0%	$16.74

Total Operating Expenses	$952,002	$913,098	$863,193	$623,145	$772,757	32.1%	$5.37

Net Operating Income	$1,128,391	$1,212,495	$1,324,071	$1,680,239	$1,636,431	67.9%	$11.37
TI/LC	0	0	0	0	132,968	5.5	0.92
Capital Expenditures	0	0	0	0	21,587	0.9	0.15
Net Cash Flow	$1,128,391	$1,212,495	$1,324,071	$1,680,239	$1,481,876	61.5%	$10.30

NOI DSCR(2)	1.13x	1.21x	1.32x	1.68x	1.63x
NCF DSCR(2)	1.13x	1.21x	1.32x	1.68x	1.48x
NOI DY	6.4%	6.9%	7.6%	9.6%	9.4%
NCF DY	6.4%	6.9%	7.6%	9.6%	8.5%
(1)	The increase in base rent and net operating income from 2015 to Annualized March – July 2016 was a result of an increase in occupancy at the Tully Business Center Property. Annualized March – July statements were only available as the borrower acquired the Tully Business Center Property in March 2016.

(2)	The underwritten economic vacancy is 8.4%. As of August 22, 2016, the Tully Business Center Property was 97.3% leased and 94.1% physically occupied. Phu Nguyen is still completing its buildout and is not yet in occupancy, but began paying rent on May 1, 2015. They are scheduled to open for business in March 2017.

The following table presents certain information relating to some comparable industrial leases for the Tully Business Center Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
780 Montague San Jose, CA	1986/NAV	NAV	95,317	NAV	9.0 miles	America’s Security	Dec 2015 / 61 Months	1,680	$16.20	NNN
1425 Koll Circle San Jose, CA	1975/NAV	NAV	178,317	NAV	7.1 miles	GLR Fasteners	Nov 2015 / 60 months	4,000	$14.40	Industrial Gross
6280 San Ignacio Avenue San Jose, CA	1989/NAV	NAV	83,588	NAV	8.8 miles	Andrew Cook Lynn	Nov 2015 / 36 Months	1,185	$15.00	Industrial Gross
1721-1729 Little Orchard San Jose, CA	1970/NAP	NAV	20,000	NAV	4.1 miles	New Heart Industries	Oct 2015 / 36 Months	1,995	$12.00	Industrial Gross
138 Martinvale Lane San Jose, CA	1979/NAV	NAV	19,488	NAV	8.6 miles	Zamar Media	May 2016 / 24 Months	2,400	$12.96	Industrial Gross
(1)	Information obtained from the appraisal.

A-3-117

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

[THIS PAGE INTENTIONALLY LEFT BLANK]

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Class Detail	4
Reconciliation Detail	5
Other Required Information	6
Cash Reconciliation Detail	7
Current Mortgage Loan and Property Stratification Tables	8-10
Mortgage Loan Detail	11
NOI Detail	12
Principal Prepayment Detail	13
Historical Detail	14
Delinquency Loan Detail	15
Specially Serviced Loan Detail	16-17
Advance Summary	18
Modified Loan Detail	19
Historical Liquidated Loan Detail	20
Historical Bond / Collateral Loss Reconciliation Detail	21
Interest Shortfall Reconciliation Detail	22-23
Defeased Loan Detail	24
Supplemental Reporting	25

Depositor	Master Servicer	Co-op Master Servicer and Co-op Special Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer
Wells Fargo Commercial Mortgage Securities, Inc. 375 Park Avenue 2nd Floor, J0127-23 New York, NY 10152 Contact: Anthony.Sfarra@wellsfargo.com Phone Number: (212) 214-5613	Wells Fargo Commercial Mortgage Securities, Inc. 550 S. Tryon Street, 14th Floor Charlotte, NC 28202 Contact: REAM_InvestorRelations@wellsfargo.com Phone Number: (866) 898-1615	National Cooperative Bank, N.A. 2011 Crystal Drive Suite 800 Arlington, VA 22202 Contact: Kathleen Luzik Phone Number: (703) 302-1902	C-III Asset Management LLC 5221 N. O’Connor Blvd., Suite 600 Irving, TX 75039 Contact: CMBS SS Group Phone Number: (972) 868-5300	Park Bridge Lender Services LLC 600 Third Avenue 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Exchangeable Class Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance
Exchangeable Class Regular Interest Breakdown
E-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Exchangeable Class Detail

Class\ Component	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss / Additional Trust Fund Expenses	Total Distribution	Ending Balance
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EF		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
EFG		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A. and	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		National Cooperative Bank, N.A.
Interest Adjustments	0.00		Trustee Fee - Wilmington Trust National Association	0.00
Deferred Interest	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Net Prepayment Interest Shortfall	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Net Prepayment Interest Excess	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:

Principal:			Reimbursement for Interest on Advances	0.00
Scheduled Principal	0.00		ASER Amount	0.00
Unscheduled Principal	0.00		Special Servicing Fee	0.00
Principal Prepayments	0.00		Rating Agency Expenses	0.00
Collection of Principal after Maturity Date	0.00		Attorney Fees & Expenses	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Bankruptcy Expense	0.00
Excess of Prior Principal Amounts paid	0.00		Taxes Imposed on Trust Fund	0.00
Curtailments	0.00		Non-Recoverable Advances	0.00
Negative Amortization	0.00		Other Expenses	0.00
Principal Adjustments	0.00		Total Additional Trust Fund Expenses		0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C36 Commercial Mortgage Pass-Through Certificates Series 2016-C36	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	12/16/16
8480 Stagecoach Circle		Record Date:	11/30/16
Frederick, MD 21701-4747		Determination Date:	12/12/16

Supplemental Reporting

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2016 (the “Pooling and Servicing Agreement”).
Transaction: Wells Fargo Commercial Mortgage Trust 2016-C36,
Commercial Mortgage Pass-Through Certificates
Series 2016-C36
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: [C-III Asset Management LLC][National Cooperative Bank, N.A.]
Directing Certificateholder: [______]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Cumulative Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

related net present value calculations and Cumulative Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Cumulative Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Cumulative Appraisal Reduction Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Cumulative Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.    Intentionally Omitted.

2.    Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no mortgage note or mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.    Loan Document Status. Each related mortgage note, mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan

D-1-1

documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related mortgage notes, mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the mortgage note, mortgage or other Mortgage Loan documents.

4.    Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.    Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

6.    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related mortgage file or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such mortgage, mortgage note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related mortgage in any manner which materially interferes with the security intended to be provided by such mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the borrower nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the mortgage file, there have been no modifications, amendments or waivers, that could be reasonably expected to have a

D-1-2

material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.    Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances, and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.    Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the mortgage, the first priority lien of the mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any

D-1-3

such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.    Junior Liens. It being understood that B notes secured by the same mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

10.  Assignment of Leases and Rents. There exists as part of the related mortgage file an Assignment of Leases (either as a separate instrument or incorporated into the related mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11.  Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement

D-1-4

was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12.  Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was (a) free and clear of any material damage, (b) in good repair and condition and (c) free of patent and observable structural defects, except, as to all statements in clauses (a) – (c) above, (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance that would affect materially and adversely the use or value of such Mortgaged Property or the security intended to be provided by such Mortgage.

13.  Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15.  Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the current marketability of the Mortgaged Property, (f) principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service

D-1-5

such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

16.  Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer.

17.  No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance (except where an applicable tenant lease does not permit the tenant to abate rent under any circumstances), which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months), or a specified dollar amount which, in the reasonable judgment of the Mortgage Loan Seller, will cover no less than 12-months (18 months for Mortgage Loans with a principal balance of $35 million or more) of rental income; (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during the time period, or up to the specified dollar amount, set forth in clause (i) above.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (A) the maximum amount available under the National Flood Insurance Program, (B) the outstanding principal amount of the Mortgage Loan or (C) the insurable value of the Mortgaged Property.

D-1-6

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

D-1-7

19.  Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20.  No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21.  No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22.  REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or

D-1-8

other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23.  Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the mortgage note, each holder of the mortgage note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25.  Trustee under Deed of Trust. With respect to each mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the mortgage and applicable law or may be substituted in accordance with the mortgage and applicable law by the related mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by Mortgagor in accordance with the Mortgage Loan Documents.

26.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the

D-1-9

casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27.  Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and requires the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28.  Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

29.  Mortgage Releases. The terms of the related mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage

D-1-10

Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30.  Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31.  Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is

D-1-11

excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt, in any event as set forth on the applicable tables under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on an exhibit to the related MLPA or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33.  Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding

D-1-12

non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34.  Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the mortgage note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35.  Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of situations where default interest is imposed.

36.  Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

D-1-13

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related mortgage file;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related mortgage file (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that the lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the mortgagee on the lessor’s fee interest is subject;

(e)   Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

D-1-14

(g)   The Ground Lease and Related Documents require the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)    Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39.  Intentionally Omitted.

40.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been

D-1-15

originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.  Organization of Mortgagor. The Mortgage Loan Seller performed or caused to be performed searches of the public records or services such as Lexis/Nexis or NCO, or a similar service designed to elicit information about each beneficial controlling owner of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions, in accordance with the standards utilized by the Mortgage Loan Seller in connection with the origination of similar commercial and multifamily loans intended for securitization. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only

D-1-16

Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44.  Intentionally Omitted.

45.  Appraisal. The mortgage file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.  Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47.  Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48.  Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

D-1-17

49.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

D-1-18

ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(2) Whole Loan; Ownership of Mortgage Loans	Plaza America I & II (Loan No. 3)	The Mortgage Loan is part of a split loan structure consisting of two pari passu notes. The Mortgage Loan is evidenced by one of such notes, with a principal balance of $65,000,000. The other of such notes, with a principal balance of $60,000,000, is expected to be contributed to one or more future securitization transactions. The Mortgage Loan is expected to be serviced pursuant to the Pooling and Servicing Agreement.
(2) Whole Loan; Ownership of Mortgage Loans	Easton Town Center (Loan No. 5)	The Mortgage Loan is part of a split loan structure consisting of eight promissory notes with an aggregate principal amount of $700,000,000. The Mortgage Loan is evidenced by one of such notes, with a principal balance of $45,000,000. Four of the other such notes, with an aggregate principal balance of $512,500,000, were contributed to the BBCMS 2016-ETC transaction. One note with a principal balance of $75,000,000 was contributed to the MSBAM 2016-C30 transaction. Two of the other such notes are expected to be contributed to future securitization transactions. The Mortgage Loan will be serviced pursuant to the BBCMS 2016-ETC trust and servicing agreement.
(2) Whole Loan; Ownership of Mortgage Loans	Mall at Turtle Creek (Loan No. 7)	The Mortgage Loan is part of a split loan structure consisting of two pari passu notes. The Mortgage Loan is evidenced by one of such notes, with an original principal balance of $29,860,000. The other of such notes, with an original principal balance of $42,000,000, was contributed to the WFCM 2016-C35 transaction. The Mortgage Loan will be serviced pursuant to the WFCM 2016-C35 pooling and servicing agreement.
(2) Whole Loan; Ownership of Mortgage Loans	Gas Company Tower & World Trade Center Parking Garage (Loan No. 18)	The Mortgage Loan is part of a split loan structure consisting of eight promissory notes with an aggregate principal amount of $319,000,000. The Mortgage Loan is evidenced by one of such notes, with a principal balance of $15,000,000. Six of the other such notes, with an aggregate principal

 D-2-1

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
balance of $264,000,000, were contributed to the COMM 2016-GCT transaction. One other of such notes was contributed to the CD 2016-CD1 transaction. The Mortgage Loan will be serviced pursuant to the COMM 2016-GCT trust and servicing agreement.
(8) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio 13 – Walgreens - Fairfield, ExchangeRight Net Leased Portfolio 13 – Walgreens - Panama City (Loan No. 9)	The sole tenant holds a right of first refusal to purchase the Mortgaged Property if during the term of its lease or any extension thereof the Mortgagor receives a bona fide offer to purchase the Mortgaged Property. The right of first refusal is not extinguished by foreclosure; however, the tenant has agreed that the right of first refusal will not apply to the Mortgagee or other party acquiring title or right of possession of the Mortgaged Property through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage.
(8) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio 13 – Family Dollar - Plainville, ExchangeRight Net Leased Portfolio 13 – Family Dollar - Lafayette (Pinhook), ExchangeRight Net Leased Portfolio 13 – Family Dollar - Lafayette (Congress), ExchangeRight Net Leased Portfolio 13 – Family Dollar - Scott (Loan No. 9)	The sole tenant holds a right of first refusal under its lease to purchase the Mortgaged Property if the Mortgagor receives a bona fide offer to purchase the Mortgaged Property during the term of the lease. The right of first refusal is not extinguished by foreclosure; however, the lease provides that such right does not apply to a foreclosure sale, deed in lieu of foreclosure or similar conveyance resulting from a lender exercising its remedies under a mortgage encumbering the Mortgaged Property.
(8) Permitted Liens; Title Insurance	Archdale Marketplace (Loan No. 13)	Bank of America, a tenant occupying 1.5% of the net rentable square footage at the Mortgaged Property, holds a right of first refusal to purchase its leased premises in the event the Mortgagor elects to sell the leased premises at any time during the term of its lease. The right of first refusal does not apply in the event of a foreclosure of the Mortgaged Property.
(8) Permitted Liens; Title Insurance	2375 Anselmo Drive (Loan No. 19)	The largest tenant at the Mortgaged Property holds a right to purchase the Mortgaged Property at any time after November 1, 2024

 D-2-2

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

and up to and including the close of business on February 1, 2025 upon payment of an option consideration in the amount of $1,000,000, which will be applied towards the purchase price of the Mortgaged Property. The purchase price of the Mortgaged Property will be the fair market value of the Mortgaged Property as determined by the tenant and the Mortgagor in accordance with the lease and will include up to $325,240.00 for any prepayment premium, yield maintenance or any other charge, cost or fee arising from the early repayment of the Mortgage Loan. Such purchase option is not extinguished by foreclosure. The Mortgage Loan documents include a recourse event if the amount actually received by the Mortgagee from the exercise of such purchase option is less than the outstanding principal amount of the Mortgage Loan then due. The sponsor has a net worth and liquidity in multiples of the original principal amount of the Mortgage Loan.

In addition, in the event the Mortgagor decides to sell the Mortgaged Property, such tenant holds a right to purchase the Mortgaged Property at any time after October 1, 2025 but prior to the expiration date of the lease (including any renewal terms). Such purchase option is not extinguished by foreclosure.

(8) Permitted Liens; Title Insurance	CVS Duluth (Loan No. 43)	The sole tenant holds a right of first refusal to purchase the Mortgaged Property during any extension period of its lease provided the Mortgagor receives a bona fide, written offer to purchase the Mortgaged Property from an unaffiliated third-party. The right of first refusal will not apply to any sale or conveyance of the Mortgaged Property through foreclosure (or similar proceeding) or any conveyance in lieu of foreclosure of a bona fide mortgage or deed of trust. The right of first refusal will also not apply during the initial term of the lease, which expires on January 31, 2041.
(18) Insurance	Easton Town Center (Loan No. 5)	The Mortgage Loan permits insurance to be provided under multilayered insurance policies, as to which, (i) if four or fewer insurance companies issue the insurance policies, 75% or

 D-2-3

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
more of the required coverage is required to be provided by insurance companies with a rating of “A” or better by S&P Global Ratings (“S&P”) and “A2” or better by Moody’s Investors Services, Inc. (“Moody’s”), to the extent Moody’s rates any securitization of such Mortgage Loan and rates the insurance companies, and the remaining 25% or less must be provided by insurance companies rated at least “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates any securitization of such Mortgage Loan and rates the insurance companies, and (ii) if five or more insurance companies issue the insurance policies, 60% or more of the required coverage is required to be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates any securitization of such Mortgage Loan and rates the insurance companies, and the remaining 40% or less is required to be provided by insurance companies rated “BBB” or better by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates any securitization of such Mortgage Loan and rates the insurance companies.
(18) Insurance	Mall at Turtle Creek (Loan No. 7)

The Mortgage Loan documents require the Mortgaged Property to be insured by a property insurance policy providing for no deductible in excess of $150,000. The property insurance policy covering the Mortgaged Property provides for a deductible in the amount of $100,000.

Pursuant to the Mortgaged Loan documents, the related insurance policies are required to be issued by insurance companies having a rating of at least “A-” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A-:III” by A.M. Best), or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (except that the first layers of coverage

 D-2-4

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
must be from insurers rated at least “A-” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A-:III” by A.M. Best) and all such insurers must have ratings of not less than “BBB+” by S&P and “Baaa2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A-:III” by A.M. Best). Each of the insurance companies currently providing the related insurance policies has a rating of at least “A:VIII” from A.M. Best.

Business interruption insurance is required for a period continuing until the restoration of the Mortgaged Property is completed or 18 months, whichever occurs first.
(18) Insurance	ExchangeRight Net Leased Portfolio 13 (Loan No. 9)	The Mortgage Loan documents provide that a tenant may provide all or a portion of the property damage coverages required by the Mortgage Loan documents provided such coverages are acceptable to the Mortgagee in its sole and absolute discretion. With regards to the coverage provided on the CVS Pharmacy – Gadsen (Meighan), AL, Walgreens – Fairfield (Pleasant), PH, Walgreens – Panama City, FL, and Advance Auto – Houston, TX Mortgaged Properties, the tenant or guarantor under the lease must remain fully liable for the obligations and liabilities under the respective lease and maintain a credit rating from S&P of at least “BBB-” in order to provide all or a portion of the property damage coverages required in the Mortgage Loan documents.
(18) Insurance	ExchangeRight Net Leased Portfolio 13 – Walgreens - Fairfield, ExchangeRight Net Leased Portfolio 13 – Walgreens - Panama City, ExchangeRight Net Leased Portfolio 13 – Advance Auto Parts – Houston (Loan No. 9)	The Mortgagor relies on insurance maintained by the sole tenant, through a program of self-insurance or otherwise, at each Mortgaged Property. The Mortgage Loan documents permit such insurance coverage so long as, among other things, the tenant or guarantor under the related lease maintains a credit rating of at least “BBB-” from S&P.
(18) Insurance	ExchangeRight Net Leased Portfolio 13 – Advance Auto Parts – Houston (Loan No. 9)	The Mortgaged Property is insured on a blanket basis by a property insurance policy maintained by the sole tenant that includes a deductible in the amount of $1,500,000 per occurrence, for which the tenant is liable under

 D-2-5

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the related lease. Coverage under such policy is provided in part, up to 8% of such policy’s limit, by The People’s Insurance Company of China (Hong Kong), Limited, which is rated “A-VII” by A.M. Best Company. The Mortgage Loan documents permit such insurance coverage so long as, among other things, the tenant or guarantor under the related lease maintains a credit rating of at least “BBB-” from S&P.
(18) Insurance	ExchangeRight Net Leased Portfolio 13 – Tractor Supply – Chillicothe (Loan No. 9)	The property insurance policy includes a deductible in the amount of $500,000. The Mortgage Loan documents provide for recourse to the Mortgagor and the guarantor for losses due to the amount of such deductible.
(18) Insurance	Houston Industrial Portfolio (Loan No. 11)	Flood insurance for the Mortgaged Property is provided by Wright National Insurance Company, which is rated “A-:V” by A.M. Best Company. The insurance provider was assigned to provide federally mandated flood coverage through the National Flood Insurance Program (“NFIP”) and the Mortgagor was not permitted to select a carrier according to its rating.
(18) Insurance	Archdale Marketplace (Loan No. 13)	The Mortgage Loan documents provide that the Mortgagor may maintain insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit ratings set forth in the Mortgage Loan documents provided that, prior to obtaining such non-conforming policy, the Mortgagor has (1) received the Mortgagee’s prior written consent, which may not be unreasonably delayed or conditioned, and (2) confirmed that the Mortgagee has received a satisfactory rating pursuant to the Mortgage Loan documents with respect to any such non-conforming policy. The insurance policy that is currently in place satisfies the requirements specified in the Mortgage Loan documents and in Annex D-1 to this prospectus.
(18) Insurance	Gas Company Tower & World Trade Center Parking Garage (Loan No. 18)	Pursuant to the Mortgaged Loan documents, the related insurance policies are required to be issued by insurance companies having a rating of (i) at least “A” by S&P and “A2” by

 D-2-6

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Moody’s, to the extent Moody’s is rating the Securities and rates the applicable insurance company, provided, however, for multi-layered policies, by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (except that the first layers of coverage must be from insurers rated at least “A” by S&P and “A2” by, to the extent Moody’s is rating the Securities and rates the applicable insurance company, and all such insurers must have ratings of not less than “BBB” by S&P and “Baaa2” by Moody’s, to the extent Moody’s is rating the Securities and rates the applicable insurance company, and (ii) “A-VIII” or better by A.M. Best.

In addition, the Mortgage Loan documents provide that insurance proceeds may be disbursed to the Mortgagor where the proceeds are less than $10,000,000, which is more than 5% of the outstanding principal amount of the related Mortgage Loan but less than 5% of the outstanding principal amount of the related Whole Loan.

(18) Insurance	CVS Duluth (Loan No. 43)	The Mortgage Loan documents permit the sole tenant to maintain the insurance coverages required under the Mortgage Loan documents either through third-party insurance or self-insurance provided that: (i) the related lease is in full force and effect, (ii) the sole tenant is in actual, physical possession of the entire leased premises and is open to the public for business during customary hours, (iii) the sole tenant has satisfied all insurance requirements of the related lease and the Mortgage Loan documents, and (iv) the Mortgagee has received written notice of such election.
(26) Local Law Compliance	Pacific Rancho Business Park (Loan No. 31)	The Mortgaged Property is subject to a major use permit (the “Major Use Permit”) with the County of San Diego, which allows a church to operate as a tenant at the Mortgaged Property. That Major Use Permit requires a certain number of parking spaces be made available for such use. The Mortgaged Property is

 D-2-7

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
currently short by 32 spaces, rendering the Mortgaged Property nonconforming. However, according to a licensed surveyor, the Mortgaged Property has room for all required spaces to be striped, even though they are not currently so striped. The Mortgage Loan Documents contain a covenant of the Mortgagor to (a) comply with any written request, demand, or other notice from a Governmental Authority to stripe additional parking spaces at the Mortgaged Property or otherwise bring the Mortgaged Property into compliance with any zoning requirements or permits applicable to the Mortgaged Property, and (b) stripe additional parking spaces at the Mortgaged Property or otherwise bring the Mortgaged Property into compliance with any zoning requirements or permits applicable to the Mortgaged Property as may be necessary in order to continue operation of the Mortgaged Property after any casualty. In addition, the Mortgage Loan is full recourse to the Mortgagor and the guarantor for the Mortgagor’s failure to comply with such covenant.
(28) Recourse Obligations	Easton Town Center (Loan No. 5)	There is no non-recourse carve-out guarantor for the Mortgage Loan.
(28) Recourse Obligations	Houston Industrial Portfolio (Loan No. 11)	The Mortgage Loan documents include a recourse event for any act of physical waste or arson by the Mortgagor provided there is liability only to the extent there is sufficient net operating income to pay such amounts.
(29) Mortgage Releases	Easton Town Center (Loan No. 5)

The Mortgagor is permitted to obtain the release of both income producing and non-income producing parcels.

With respect to income producing parcels, the Mortgagor has the right to obtain the release of up to 25,000 square feet of gross leasable square footage, provided that, among other conditions, (i) the Mortgagor prepays a portion of the Mortgage Loan which would result in the debt yield (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release equaling or exceeding 7.47% (provided, that if the debt yield immediately prior to and immediately after such release is greater than

 D-2-8

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

and or equal to 7.47%, the Mortgagor is not required to make a prepayment in connection with such release), which prepayment does not require a prepayment premium or yield maintenance premium, unless there is an event of default under the Mortgage Loan; (ii) delivery of an officer’s certificate from the Mortgagor stating that, after giving effect to the release, the Mortgaged Property complies with all federal, state and other governmental laws and regulations affecting the Mortgaged Property; (iii) if the Mortgage Loan is included in a securitization, the loan to value ratio (as determined in accordance with the Mortgage Loan documents) for the Mortgage Loan immediately after such release is less than or equal to 125%; provided that the Mortgagor may prepay the “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (with payment of a yield maintenance premium, calculated as provided in the Mortgage Loan documents, based upon the amount prepaid), in order to meet the loan-to-value ratio of 125%; and (iv) the borrower obtains a rating agency confirmation and either a REMIC opinion or an appraisal indicating that the remaining Mortgaged Property will have a value at least equal to the outstanding principal balance of the Mortgage Loan.

With respect to non-income producing parcels, the Mortgagor has the right to obtain release of both (x) non-income producing parcels identified on a schedule attached to the loan agreement and (y) any other non-income producing parcels that the Mortgagor may elect, provided that certain conditions are satisfied, including the conditions specified in clauses (ii) and (iii) of the preceding paragraph.

(32) Due on Sale or Encumbrance	Easton Town Center (Loan No. 5)	The related Mortgage Loan documents permit transfers of indirect interests in the Mortgagor in connection with (a) a merger, consolidation, reorganization or recapitalization of L Brands, Inc. (“LBI”), a publicly traded company, with or

 D-2-9

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
into any other entity, (b) the sale of all or substantially all of the assets of LBI to a successor entity, or (c) transfers of all outstanding, issued and voting stock of LBI to a successor entity, so long as conditions set forth in the related Mortgage Loan documents are satisfied, including (i) the resulting entity has never been and is not affiliated with any person which has been indicted or convicted under any prescribed law and (ii) the resulting entity is not on any anti-terrorism list.
(33) Single Purpose Entity	Easton Town Center (Loan No. 5)	The Mortgagor is a recycled SPE. There are no exceptions to the standard “backward” representations except that one of the Mortgagors, Easton Town Center II, LLC, previously owned real property which was later conveyed to an affiliate of such Mortgagor, which real property was later subjected to a condominium regime and partially conveyed to another Mortgagor, ETC Fenlon, LLC. The remainder of such real property is not owned by a Mortgagor and does not secure the Mortgage Loan. In addition, Easton Town Center II, LLC owns a membership interest in an entity that owns a parcel adjacent to the Mortgaged Property that is not part of the collateral and that is subject to a ground lease.

 D-2-10

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(2) Whole Loan; Ownership of Mortgage Loans	Gurnee Mills (Loan No. 1)	The Mortgaged Property is security for five pari passu senior loans aggregating $275,000,000. The senior loan to borrower is secured on a pari passu basis by various notes: (i) Note A-1 in the amount of $110,000,000 payable to Column Financial, Inc.; (ii) Note A-2-A in the amount of $80,000,000 and Note A-2-B in the amount of $25,000,000 payable to Wells Fargo Bank, N.A.; and; (iii) Note A-3 in the amount of $30,000,000 and Note A-4 in the amount of $30,000,000 payable to Regions Bank. Wells Fargo is contributing Note A-2-A to the WFCM 2016-C36 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2015-C36 Trust until such time as the Note A-1 is securitized, at which time it will be serviced pursuant to the Pooling and Servicing Agreement for the Note A-1 trust (expected to be CSAIL 2016-C7). Note A-2-B is expected to be included in a future securitization; however, the lender makes no assurances that any non-securitized Note will not be further split or otherwise re-combined.
(2) Whole Loan; Ownership of Mortgage Loans	101 Hudson Street (Loan No. 2)	The Mortgaged Property is security for five pari passu senior loans aggregating $250,000,000. The senior loan to borrower is secured on a pari passu basis by various notes: (i) Note A-1 in the amount of $70,000,000 and Note A-2 in the amount of $67,500,000 payable to Wells Fargo Bank; (ii) Note A-3 in the amount of $30,000,000 and Note A-4 in the amount of $26,250,000 payable to Bank of America, N.A.; and (iii) Note A-5 in the amount of $56,250,000 payable to Barclays Bank PLC. Wells Fargo

 D-2-11

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
is contributing Note A-2 to the WFCM 2016-C36 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2015-C36 Trust until such time as the Note A-1 is securitized, at which time it will be serviced pursuant to the Pooling and Servicing Agreement for the Note A-1 trust (expected to be MSC 2016-BNK2). Note A-1 is expected to be included in a future securitization; however, the lender makes no assurances that any non-securitized Note will not be further split or otherwise re-combined.
(2) Whole Loan; Ownership of Mortgage Loans	Conrad Indianapolis (Loan No. 6)	$55,700,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $32,000,000 and Note A-2 in the amount of $23,700,000). Wells Fargo is contributing Note A-1 to the WFCM 2016-C36 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2016-C36 Trust. Note A-2 is expected to be included in a future securitization; however, the lender makes no assurances that any non-securitized Note will not be further split or otherwise re-combined.
(2) Whole Loan; Ownership of Mortgage Loans	Central Park Retail (Loan No. 12)	$90,000,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $70,000,000 and Note A-2 in the amount of $20,000,000). Wells Fargo is contributing Note A-2 to the WFCM 2016-C36 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2016-LC24 Trust.
(8) Permitted Liens; Title Insurance	Conrad Indianapolis (Loan No. 6)	(i) Manager Right of First Offer. Manager (HLT Conrad Domestic LLC) has Right of First Offer (ROFO) to purchase its building if borrower decides to market the property for

 D-2-12

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof. (ii) Fractional Condominium Regimes. Borrower has condominium interests in separate condominium regimes, as follows: (i) lower 17 floors of a 23 story building, comprising 73.2776% of the related hotel building condominium regime (residential units on upper floors comprise remaining condominium interests) (“Circle Block Regime”); and (ii) restaurant and conference room space on floors 1 and 2 for the use of the hotel of adjacent 26 Washington Building, comprising 16.88% of the related office building condominium regime (office space on upper floors comprise remaining condominium interests) (“26 Washington Regime”). With respect to the Circle Block Regime, the borrower (as owner of the hotel unit) has the power to appoint two of the three directors to the association board. Each of the hotel unit and residential units are principally responsible for maintenance of their respective units. With respect to the 26 Washington Regime, the borrower (as owner of the hotel unit) has the power to appoint one of the three directors to the association board. Each of the hotel and non-hotel units are principally responsible for maintenance of its respective units. Further, certain material actions of the board require consent of a supramajority (90%) of the board, including any action that would increase allocated costs or liabilities other than in proportion to the percentage of ownership; the imposition of rules, regulations, limitations that would

 D-2-13

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
impose limitation on the hotel unit other than as contemplated by the association documents or entering into a contract in excess of $25,000, and the unanimous consent of the board is required for any amendment of the condominium declaration. The loan documents provide for personal liability to borrower and guarantors for losses related to amendment or termination of condominium regime without lender’s consent.
(8) Permitted Liens; Title Insurance	Central Self Storage – Daly City, CA (Loan No. 22)	Borrower has 96% interest in condominium regime comprised of two units: (i) the mortgaged property (59,125 sf of self-storage space, and 12,228 sf ground floor office/ retail); and (ii) an office unit (3,000 sf) currently used as police station. The borrower as majority owner has affirmative control over day-to-day operations of the condominium regime. The loan documents provide for springing recourse liability to borrower and guarantors related to termination of condominium regime.
(18) Insurance	Gurnee Mills (Loan No. 1)	(i) Permitted Property Insurance Deductible up to $500,000. The Mortgaged Property is security for 5 pari passu loans from Column Financial, Wells Fargo and Regions Bank aggregating $275,000,000. The loan documents permit a property insurance deductible up to $500,000. The in-place property insurance deductible is $250,000. (ii) Leased Fee Properties. Kohl’s (#4 tenant, representing 3.0% of the underwritten rent) and various outlot properties (23 total, representing approximately 0.9% of the underwritten rent) are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures.

 D-2-14

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee. (iii) Insurance Syndicate. The loan documents permit required insurance to be provided by a syndicate, subject to certain conditions, including: (A) 60% (if five or more) or 75% (if four or fewer) of aggregate policy limits must be provided by carriers with minimum S & P financial strength rating of “A”, and (B) each carrier in syndicate must have minimum S & P financial strength rating of “BBB”.
(18) Insurance	101 Hudson Street (Loan No. 2)	(i) Permitted Property Insurance Deductible up to $250,000. The Mortgaged Property is security for 5 pari passu loans from Wells Fargo, Bank of America and Barclays Bank aggregating $250,000,000. The loan documents permit a property insurance deductible up to $250,000. The in-place property insurance deductible is $100,000. (ii) Permitted Liability Insurance SIR up to $300,000. The loan documents permit a liability insurance self-insured retention up to $300,000. The in-place liability insurance self-insured retention is $150,000.
(18) Insurance	Conrad Indianapolis (Loan No. 6)	(i) Condominium Association Control as Insurance Trustee for Disbursement Casualty Proceeds. Borrower has condominium interests in separate condominium regimes, as follows: (A) lower 17 floors of a 23 story building, comprising 73.2776% of the related hotel building condominium regime (residential units on upper floors comprise remaining condominium interests) (“Circle Block Regime”); and (B) restaurant and conference room space on floors 1 and 2 of

 D-2-15

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
adjacent 26 Washington Building, comprising 16.88% of the related office building condominium regime (office space on upper floors comprise remaining condominium interests) (“26 Washington Regime”). In the event of casualty, (A) with respect to both Circle Block Regime and 26 Washington Regime, casualty proceeds are payable to association’s board of directors, which acts as insurance trustees and holds proceeds for benefit of owners and mortgagees; and (B) with respect to the 26 Washington Regime, actions of the association board of directors regarding claims negotiations and the disposition of insurance proceeds require unanimous consent. The borrower appoints 2 seats on the 3-member association board of directors for the Circle Block Regime, and 1 seat on the 3 –member association board of directors for the 26 Washington Regime. (ii) $500,000 Self-Insured Retention (SIR) for Liability under Hilton Worldwide International Liability Program. The loan documents permit the borrower to maintain up to $500,000 SIR for liability insurance for so long as the property is included in the Hilton Worldwide International program for general liability and umbrella liability, among other things.
(28) Recourse Obligations	Gurnee Mills (Loan No. 1)	No warm body carve-out guarantor (Simon Property Group, L.P.); Stated net worth/ liquidity of $4.5 billion/ $701 million as of December 31, 2015. Variations: (i) Cap on Guaranteed Amount. The aggregate loan amount from Column Financial, Wells Fargo and Regions Bank to borrower is $275,000. The subject guarantor’s obligations under the Guaranty are

 D-2-16

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
capped at $55,000,000, plus reasonable out-of-pocket costs and expenses related to guaranty enforcement. The liability cap does not apply to a replacement guarantor. The Phase I environmental site assessment performed in connection with loan origination did not identify any recognized environmental conditions. The aggregate LTV at origination was 65.9%. (ii) Recourse Limitations for Prohibited Transfers Violations. The borrower and the guarantors will not have liability under the full recourse carve-out for transfers in violation of the Mortgage Loan documents or any loss carve-out in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (A) insufficient revenue from the Mortgaged Property; (B) the borrower’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (C) the insolvency of the borrower or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (D) the payment of the borrower’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (E) the failure to pay the Mortgage Loan or other obligation or debts of the borrower, as the result of (A) through (C) above; or (F) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the borrower through a judgment of

 D-2-17

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (A) through (C) above.
(43) Environmental Conditions	101 Hudson Street (Loan No. 2)	101 Hudson Street (310935956) (Note A-2)($67,500,000): The Phase I environmental site assessment obtained at loan origination identified a recognized environmental condition associated with two underground storage tanks containing fuel oil that were installed about 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The Phase I ESA recommended a Phase II subsurface assessment. The lender waived a Phase II ESA based on the guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. The policy covers five other locations and eight other storage tanks at affiliate-owned properties. The policy premium for the one year term was pre-paid at closing. American International Group Inc. has an S & P rating of “A-”.

 D-2-18

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(5) Hospitality Provisions	DoubleTree Dallas Near the Galleria (Loan No. 14) Comfort Suites Waco (Loan No. 32)	With respect to each of the subject Mortgage Loans, the related mortgage loan documents contain an executed comfort letter in favor of C-III Commercial Mortgage LLC. The Mortgage Loan Seller or its designee will provide written notice of the transfer and request to the franchisor for the issuance of a replacement comfort letter in favor of the Trust in the form and within the applicable time period as required by such comfort letter. However, there can be no assurances that the franchisor will issue a new comfort letter in favor of the Trust.
(26) Local Law Compliance

Lock Ur Own Self Storage
(Loan No. 40)

Western Village MHP
(Loan No. 53)

7350 S Phillips Avenue
(Loan No. 54)

Pleasant Ridge
(Loan No. 58)

Belle Grove MHP
(Loan No. 63)

All American Storage DeSoto
(Loan No. 65)

Aloha Estates MHP
(Loan No. 70)

For each of the subject Mortgage Loans, the related Mortgaged Property constitutes (or, if applicable, one or more of the related Mortgaged Properties constitute) a legal nonconforming use and/or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of

 D-2-19

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.
(26) Local Law Compliance	7350 S Phillips Avenue (Loan No. 54)	The related Mortgaged Property has over 32 outstanding building code violations. The related loan documents provide a non-recourse carveout for any losses resulting from the outstanding violations and require the related borrower to clear such violations within 180 days after origination of the subject Mortgage Loan.
(28) Recourse Obligations	Country Aire MHP (Loan No. 42)	The subject Mortgage Loan is full recourse at all times.
(34) Defeasance	All C3CM Mortgage Loans that Permit Defeasance	The related loan documents do not require that the defeased note be assumed by, or that the defeasance collateral be transferred to, a Single-Purpose Entity. However, in such cases, the successor borrower must be an entity established or designated by the lender or its designee.
(42) Organization of the Mortgagor	Firelands and Midtown Manor MHP (Loan No. 24) Sun Lake Estates MHP (Loan No. 46)	Each of the subject Mortgage Loans has two affiliated borrowers.
(43) Environmental Conditions	Chicago Northside Storage (Loan No. 34)

The related Mortgaged Property was occupied by an oil company and a truck and bus repair company from 1938 to 1988. In 1990, groundwater and soil contamination was detected in the central portion of the related Mortgaged Property above reportable levels. In 2000, a no further action (“NFA”) letter was

 D-2-20

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception

issued by the Illinois Environmental Protection Agency (the “IEPA”) with land use restrictions: the land can be used solely for industrial and commercial use, no potable wells may be installed, and any excavated land must be handled in accordance with applicable laws.

In addition, between 2004 and 2009, subsurface investigations were conducted with construction of storage units in the northern portion of the related Mortgaged Property. Soil contamination was discovered from historical underground storage tanks and aboveground storage tanks. Four monitoring wells were also installed. In 2012, the IEPA issued an NFA letter with institutional controls: a safety plan must be developed prior to any redevelopment, asphalt pavement and buildings must remain over the northern portion of the related Mortgaged Property, no potable well may be operated on-site, and any excavation must be conducted in accordance with local laws. The foregoing environmental conditions at the related Mortgaged Property were identified as controlled recognized environmental conditions.

 D-2-21

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(5) Hospitality Provisions

Holiday Inn Express & Suites Cooperstown (Loan No. 25)

Hampton Inn Richmond Hill (Loan No. 37)

Holiday Inn Express & Suites Marysville (Loan No. 39)

Comfort Inn & Suites Market Center Dallas. (Loan No. 44)

The Mortgage Loan documents contain an executed comfort letter in favor of Rialto Mortgage Finance, LLC. The comfort letter will be enforceable by the Trust, if, (i) with respect to certain Mortgage Loans, timely notice is provided to the franchisor and (ii) with respect to certain other Mortgage Loans, the franchisor issues a new comfort letter. The comfort letters requiring a new comfort letter in connection with a transfer to the Trust provide that, subject to the satisfaction of certain conditions, the franchisor is required to issue (or, in some cases, will not unreasonably withhold consent to the issuance of) a new comfort letter in connection with the transfer of the Mortgage Loan to a securitization. On or after the Closing Date, the Mortgage Loan Seller or its designee will provide written notice of the transfer to the franchisor, and, if applicable request a new comfort letter.
(15) Actions Concerning Mortgage Loan	Consumer Square West (Loan No. 20)	The Mortgagor is party to a wrongful death lawsuit filed on November 10, 2015 in the U.S. District Court in Ohio, which includes the largest tenant at the Mortgaged Property (Kroger), the property manager and others stemming from an incident occurring on November 15, 2013 in which the plaintiffs allege that one individual was killed and another seriously injured when they were intentionally struck by a car in the Kroger parking lot. Damages have not been specified; however, the complaint states a request for damages in excess of $25,000.

 D-2-22

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(15) Actions Concerning Mortgage Loan	Holiday Inn Express & Suites Cooperstown (Loan No. 25)	The guarantors (Bilal Ahmad and Zahid Chaudhri) are party to a settlement agreement with a former partner pursuant to which the guarantors are required to pay the former partner $3.75 million. A payment of $1.1 million was made to the former partner on the closing date of the Mortgage Loan, and the remaining $2,475,000 payment is required to be paid no later than November 30, 2016.
(18) Insurance	Shoppes at Kendall (Loan No. 23)	The Mortgagor may obtain an all risk insurance policy with a higher than customary deductible (up to $250,000); provided, however, at all times that the Mortgagor maintains an insurance policy with a deductible in excess of $50,000, the Mortgagor is required to deposit with the lender a reserve an amount equal to the actual amount of the deductible, less $50,000. At loan closing, the Mortgagor’s deductible was not in excess of $50,000.
(26) Local Law Compliance	Comfort Inn & Suites Market Center Dallas (Loan No. 44)	The Mortgaged Property is currently non-conforming. According to the zoning report, the Mortgaged Property will be classified as legal nonconforming provided three additional parking spaces, one handicapped and two standard, are restriped. The Mortgage Loan agreement requires that the restriping be completed within 60 days of loan closing.
(26) Local Law Compliance	Arlington Heights Self Storage (Loan No. 52)	The use of the Mortgaged Property as a self-storage facility is a pre-existing legal non-conforming use, as a self-storage facility is not a permitted use under the current zoning laws. In the event of any casualty to a non-conforming

 D-2-23

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
structure located on the Mortgaged Property that damages 50% or less of the assessed valuation of the damaged structure at the time the structure became non-conforming (such value, the “Assessed Value”), the structure may be rebuilt to its current use provided that any permitted reconstruction is completed within two years of the date of the casualty. In the event such casualty damages more than 50% of the Assessed Value of the damaged structure, the Mortgaged Property cannot be rebuilt as a self-storage facility.
(26) Local Law Compliance	Royal Oaks MHC (Loan No. 60)	The use of the Mortgaged Property as a mobile home park is a pre-existing legal non-conforming use, as a mobile home park is not a permitted use under the current zoning laws. In the event of any casualty to the Mortgaged Property, the mobile home park may be rebuilt provided (i) the use as a mobile home park was not discontinued for six months or more (a special exception to this may be granted if the Mortgagor shows that there was a clear intent not to abandon the use even though the use was discontinued for six months or more), (ii) the newly built structure or pad does not enlarge the non-conforming use and (iii) the casualty was not caused by an intentional act of the Mortgagor.
(42) Organization of Mortgagor	Moore Self Storage (Loan No. 47) Arlington Heights Self Storage (Loan No. 52) Broadview Heights Self Storage (Loan No. 57)	The Mortgagors are affiliated with each other.

 D-2-24

National Cooperative Bank, N.A.
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(9) Junior Liens	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc. (Loan No. 35)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $1,000,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(9) Junior Liens	Compton Owners Corp. (Loan No. 51)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(9) Junior Liens	Bayview Owners Corp. (Loan No. 59)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $300,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(9) Junior Liens	80-82 Charles St. Owners Corp. (Loan No. 69)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $200,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(9) Junior Liens	13912 Owners Corp. (Loan No. 72)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(18) Insurance	North Isle Village, Inc. (Loan No. 4)	The property securing the referenced Mortgage Loan (which such Mortgage Loan has a principal balance greater than $35 million) has business rental loss insurance

 D-2-25

National Cooperative Bank, N.A.
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
covering a period of 17.9 months.
(28) Recourse Obligations	All of the Mortgage Loans secured by residential cooperative properties.	All of the Mortgage Loans secured by residential cooperative properties are fully recourse to the related Mortgagors. There are no guarantors for any of the Mortgage Loans secured by residential cooperative properties.
(30) Financial Reporting and Rent Rolls	All of the Mortgage Loans secured by residential cooperative properties.	The Mortgage Loans secured by residential cooperative properties do not require the Mortgagor to provide the owner or holder of such Mortgage Loans with quarterly operating statements.
(31) Acts of Terrorism Exclusion	All of the Mortgage Loans secured by residential cooperatives.	The related Mortgage Loan documents evidencing the Mortgage Loans secured by residential cooperatives do not contain an express requirement indicating that if TRIPRA or a similar or subsequent statute is not in effect, that the Mortgagor under each such Mortgage Loan is required to carry terrorism insurance, but in such event the related Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the related Mortgaged Property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of such Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of

 D-2-26

National Cooperative Bank, N.A.
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
terrorism insurance available with funds equal to such amount.
(32) Due on Sale or Encumbrance	All of the Mortgage Loans secured by residential cooperatives.	All of the Mortgage Loans secured by residential cooperative properties permit, without the prior written consent of the holder of the related Mortgage, transfers of stock of the related Mortgagor in connection with the assignment of a proprietary lease for an apartment unit by a tenant-shareholder of the related Mortgagor to other persons who by virtue of such transfers become tenant-shareholders in the related Mortgagor.
(33) Single-Purpose Entity	All of the Mortgage Loans secured by residential cooperatives.	The Mortgagors under the Mortgage Loans secured by residential cooperative properties are not Single-Purpose Entities.
(42) Organization of Mortgagor	All of the Mortgage Loans secured by residential cooperatives.	For purposes of Representation 42 with respect to Mortgage Loans secured by residential cooperative properties, the term “Controlling Owner” shall mean any single shareholder of a Mortgagor that owns shares appurtenant to 50% or more of the residential cooperative units at the related Mortgage Property and holds a majority of the seats of the cooperative corporation’s board of directors. For purposes of this exception to Representation 42, there are no Mortgage Loans that have a Controlling Owner, as defined above

 D-2-27

National Cooperative Bank, N.A.
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(47) Cross-Collateralization	Fillmore Gardens Co-operative, Inc. a/k/a The Fillmore Gardens Co-operative, Inc. (Loan No. 35)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $1,000,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(47) Cross-Collateralization	Compton Owners Corp. (Loan No. 51)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $500,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(47) Cross-Collateralization	Bayview Owners Corp. (Loan No. 59)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $300,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(47) Cross-Collateralization	80-82 Charles St. Owners Corp. (Loan No. 69)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $200,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
(47) Cross-Collateralization	13912 Owners Corp. (Loan No. 72)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $250,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.

 D-2-28

The Bancorp Bank
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(5) Hospitality Provisions	Best Western – Westgate (Loan No. 48)	The comfort letter provided at the origination of the Mortgage Loan (1) is only signed by the franchisor, (2) is expressly not intended to be a legally binding commitment by Best Western International, Inc. (“Best Western”), and (3) may be terminated by Best Western at any time with no liability to any other party.
(18) Insurance	Century Theater – NextGen (Loan No. 33)	The Mortgagor is not required to maintain property or liability insurance as long as its lease with sole tenant Cinemark USA, Inc. requires the tenant to insure (or to self-insure) the Mortgaged Property. The tenant currently maintains such insurance through self-insurance.

 D-2-29

Basis Real Estate Capital II, LLC
Rep. No. on Annex D-1	Mortgage Loan Name and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Home2 Suites – Long Island City (Loan No. 8)	A third party has a Right of First Refusal (ROFR) to purchase the mortgaged property if the borrower decides to sell or transfer the mortgaged property or any membership interest in the borrower. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.
(18) Insurance	All Basis Mortgage Loans	The insurance companies are required to have claims paying ability/financial strength rating of “A” (or its equivalent) or better by at least two rating agencies (S&P and Moody’s), or if only one rating agency is rating the securities, then only by such rating agency.
(28) Recourse Obligations	All Basis Mortgage Loans	The provisions in the Mortgage Loan documents provide for recourse in connection with material misrepresentation rather than intentional misrepresentation.

 D-2-30

Annex E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

	Class A-SB Planned		Class A-SB Planned
Distribution Date	Principal Balance ($)	Distribution Date	Principal Balance ($)
December 2016	48,917,000.00	July 2021	48,917,000.00
January 2017	48,917,000.00	August 2021	48,917,000.00
February 2017	48,917,000.00	September 2021	48,917,000.00
March 2017	48,917,000.00	October 2021	48,916,575.68
April 2017	48,917,000.00	November 2021	48,020,576.90
May 2017	48,917,000.00	December 2021	47,056,355.19
June 2017	48,917,000.00	January 2022	46,153,304.19
July 2017	48,917,000.00	February 2022	45,246,831.37
August 2017	48,917,000.00	March 2022	44,143,456.69
September 2017	48,917,000.00	April 2022	43,229,355.87
October 2017	48,917,000.00	May 2022	42,247,548.87
November 2017	48,917,000.00	June 2022	41,326,258.99
December 2017	48,917,000.00	July 2022	40,337,468.17
January 2018	48,917,000.00	August 2022	39,408,934.90
February 2018	48,917,000.00	September 2022	38,476,882.10
March 2018	48,917,000.00	October 2022	37,477,635.64
April 2018	48,917,000.00	November 2022	36,538,258.11
May 2018	48,917,000.00	December 2022	35,531,896.02
June 2018	48,917,000.00	January 2023	34,585,138.40
July 2018	48,917,000.00	February 2023	33,634,791.38
August 2018	48,917,000.00	March 2023	32,491,636.44
September 2018	48,917,000.00	April 2023	31,533,340.65
October 2018	48,917,000.00	May 2023	30,508,600.32
November 2018	48,917,000.00	June 2023	29,542,781.36
December 2018	48,917,000.00	July 2023	28,510,732.64
January 2019	48,917,000.00	August 2023	27,537,333.63
February 2019	48,917,000.00	September 2023	26,560,243.02
March 2019	48,917,000.00	October 2023	25,517,244.41
April 2019	48,917,000.00	November 2023	24,532,488.52
May 2019	48,917,000.00	December 2023	23,482,043.45
June 2019	48,917,000.00	January 2024	22,489,564.31
July 2019	48,917,000.00	February 2024	21,493,320.39
August 2019	48,917,000.00	March 2024	20,370,133.19
September 2019	48,917,000.00	April 2024	19,365,841.97
October 2019	48,917,000.00	May 2024	18,296,419.18
November 2019	48,917,000.00	June 2024	17,284,256.93
December 2019	48,917,000.00	July 2024	16,207,187.80
January 2020	48,917,000.00	August 2024	15,187,094.99
February 2020	48,917,000.00	September 2024	14,163,131.42
March 2020	48,917,000.00	October 2024	13,074,597.83
April 2020	48,917,000.00	November 2024	12,042,614.42
May 2020	48,917,000.00	December 2024	10,946,289.92
June 2020	48,917,000.00	January 2025	9,906,225.98
July 2020	48,917,000.00	February 2025	8,862,214.66
August 2020	48,917,000.00	March 2025	7,634,135.10
September 2020	48,917,000.00	April 2025	6,581,489.75
October 2020	48,917,000.00	May 2025	5,465,093.06
November 2020	48,917,000.00	June 2025	4,404,210.80
December 2020	48,917,000.00	July 2025	3,279,812.29
January 2021	48,917,000.00	August 2025	2,210,630.76
February 2021	48,917,000.00	September 2025	1,137,390.05
March 2021	48,917,000.00	October 2025	985.83
April 2021	48,917,000.00	November 2025 and
May 2021	48,917,000.00	thereafter	0.00
June 2021	48,917,000.00

E-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding The Offered Certificates	18
Important Notice About Information Presented In This Prospectus	19
Summary of Terms	27
Risk Factors	65
Description Of The Mortgage Pool	163
Transaction Parties	294
Description Of The Certificates	375
Description Of The Mortgage Loan Purchase Agreements	425
Pooling And Servicing Agreement	435
Certain Legal Aspects Of Mortgage Loans	561
Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties	581
Pending Legal Proceedings Involving Transaction Parties	585
Use Of Proceeds	585
Yield And Maturity Considerations	585
Material Federal Income Tax Considerations	599
Certain State And Local Tax Considerations	613
Method Of Distribution (Underwriter)	614
Incorporation Of Certain Information By Reference	617
Where You Can Find More Information	617
Financial Information	617
Certain ERISA Considerations	618
Legal Investment	622
Legal Matters	623
Ratings	623
Index of Defined Terms	627

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$757,342,000
(Approximate)

Wells Fargo
Commercial Mortgage
Securities, Inc.

Depositor

WELLS FARGO
COMMERCIAL
MORTGAGE
TRUST 2016-C36
Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2016-C36

Class A-1	$41,947,000
Class A-2	$39,657,000
Class A-3	$220,000,000
Class A-4	$250,203,000
Class A-SB	$48,917,000
Class A-S	$77,236,000
Class X-A	$600,724,000
Class X-B	$120,145,000
Class B	$42,909,000
Class C	$36,473,000

PROSPECTUS

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Citigroup
Co-Manager

October     , 2016